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As filed with the Securities and Exchange Commission on August 7, 2003

Registration No. 333-105175

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3

TO

Form F-4

REGISTRATION STATEMENT
UNDER
THE US SECURITIES ACT OF 1933

FIMEP S.A.
(Exact name of Registrant as specified in its charter)

FRANCE
(State or other jurisdiction of incorporation or organization)

3600
(Primary Standard Industrial Classification Code Number)

FIMEP S.A.
89, rue Taibout
75009 Paris
France
Telephone: +33 (1)-42-85-30-00
(Name, Address, including zip code, and telephone number, including area code of registrants'
principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, Address, including zip code, and telephone number, including area code, of agent of service)

With a copy to:
Ryerson Symons
Simpson Thacher & Bartlett LLP
Citypoint, One Ropemaker Street
London EC2Y 9HU, England
(011) 44-20-7275-6500

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

10 1/2% Senior Notes due 2013	$350,000,000	100%	$350,000,000	$28,315

11% Senior Notes due 2013	€277,500,000	100%	€277,500,000	$25,808

(1)
This calculation assumed a conversion rate of €0.86987 = $1.00, the noon buying rate on May 9, 2003.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

FIMEP SA

a société anonyme incorporated under the laws of France
and the indirect parent of Legrand S.A.

OFFER TO EXCHANGE ALL OUTSTANDING 10 1/2% SENIOR DOLLAR NOTES DUE 2013 AND ALL OUTSTANDING 11% SENIOR EURO NOTES DUE 2013 FOR NOTES WHICH HAVE BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933

        We are offering to exchange all outstanding 10 1/2% senior dollar notes due 2013 and all outstanding 11% senior euro notes due 2013 for our 10 1/2% senior dollar notes and 11% senior euro notes, respectively, that are registered under the US Securities Act of 1933.

        We are offering to exchange up to (i) $350 million aggregate principal amount of 10 1/2% senior dollar notes due 2013 and (ii) €277.5 million aggregate principal amount of 11% senior euro notes due 2013.

  •
  The exchange offer expires at 9.00 am, New York City time on September 9, 2003, unless extended. We do not currently intend to extend the expiration date.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes which are registered under the US Securities Act of 1933 and are freely tradeable.

  •
  The exchange offer is not subject to any conditions other than it does not violate applicable law, including the applicable interpretations of the staff of the US Securities and Exchange Commission set out in the Exxon Capital Holdings Corp. (available May 13, 1988), Shearman & Sterling (July 2, 1993) and the Morgan Stanley & Co. Incorporated (June 5, 1991) No-Action Letters.

  •
  You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

  •
  We believe that the exchange of notes will not be a taxable event for US federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the exchange notes are substantially identical to the outstanding notes, except for the transfer restrictions and the registration rights relating to the outstanding notes and the exchange notes will not contain provisions for an increase in the interest rate contained in the outstanding notes related to defaults in respect of our agreement to carry out this exchange offer.

  •
  You may tender outstanding notes only in denominations of $1,000 and €1,000 and multiples of $1,000 and €1,000.

  •
  Our affiliates may not participate in the exchange offer.

  •
  Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the US Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer (as defined herein), we will make this prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The initial notes have been listed on the Luxembourg Stock Exchange. It is expected that upon completion of the exchange offer the exchange notes will be listed on the Luxembourg Stock Exchange. The exchange notes are expected to be designated for trading in the Private Offering, Resales and Trading Automatic Linkages (PORTAL) Market.

        THE EXCHANGE NOTES ARE SUBJECT TO THE SAME BUSINESS AND FINANCIAL RISKS AS THE OUTSTANDING NOTES. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROSPECTUS FOR A DESCRIPTION OF THE RISKS YOU SHOULD CONSIDER WHEN EVALUATING THIS INVESTMENT.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 11, 2003

i

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit an offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

        The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

        In France, the notes may not be directly or indirectly offered or sold to the public, and offers and sales of the notes will only be made in France to qualified investors, in accordance with Article L.411-2 of the French Monetary and Financial Code (code monétaire et financier), and Decree No. 98-880 dated October 1, 1998. This prospectus has not been submitted to the French Securities Exchange Commission (Commission des Opérations de Bourse). Neither this prospectus nor any other offering material may be distributed to the public in France.

        Prior to the expiry of a period of six months from the closing of the exchange offer, the notes may not be offered or sold to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000.

        This prospectus is directed only at persons who (i) are outside the United Kingdom, (ii) fall within Article 19(5) (Investment professionals, being persons having professional experience in matters relating to investments) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 or (iii) fall within Article 49(2) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons being referred to together as the, relevant persons). This prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to the relevant persons and will be engaged in only with relevant persons.

        This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. Such business and financial information is available without charge to holders of the notes upon written or oral request. Holders of the notes may request such business and financial information from François Poisson at 128, avenue Marechal de Lattre de Tassigny, 87000 Limoges, France (telephone number +33 (0)5-55-06-87-87).

        TO OBTAIN TIMELY DELIVERY, HOLDERS OF THE NOTES MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. HOLDERS OF THE NOTES MUST MAKE SUCH A REQUEST NO LATER THAN SEPTEMBER 2, 2003.

ii

MARKET AND INDUSTRY DATA

        This prospectus contains information about our markets and our competitive position therein, including market sizes and market share information. We are not aware of any exhaustive industry or market reports that cover or address the market for products and systems for low-voltage electrical installations and information networks in buildings. Therefore, we assemble information on our markets through our subsidiaries, which in turn compile information on our local markets annually. They derive that information from formal and informal contacts with industry professionals (such as professional associations), trade data from electrical products distributors, building statistics and macroeconomic data (such as gross domestic product or consumption of electricity). We estimate our position in our markets based on the market data referred to above and our actual sales in the relevant market through October of the relevant year and estimated through completion of that year.

        We believe that the market share information contained in this prospectus provides fair and adequate estimates of the size of our markets and fairly reflects our competitive position within these markets. However, our internal company surveys and management estimates have not been verified by an independent expert, and we cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same results. In addition, our competitors may define our markets differently than we do.

PROSPECTUS SUMMARY

        This summary highlights key information contained elsewhere in this prospectus. It may not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety to understand the exchange offer, our business, the risks associated with investing in the exchange notes, the terms of the exchange notes and the tax and other considerations that are important to your decision to invest in the exchange notes.

Issuer

        We are a limited liability company incorporated under the laws of France. We were incorporated on December 22, 1988. We have not engaged in any business since the date of our incorporation. On December 10, 2002, FIMAF, our direct subsidiary, acquired 98.1% of the share capital of Legrand SA from Schneider Electric.

Our Business

        We are one of the world's leading international manufacturers of products and systems for low-voltage electrical installations and information networks used in residential, commercial and industrial buildings. We began operating more than 76 years ago and market our products under widely recognized brand names, including Legrand and BTicino. We are headquartered in Limoges, France with manufacturing and/or distribution subsidiaries and offices in over 55 countries, and we sell our products in more than 160 national markets. Our key markets are France, Italy and the United States, which accounted for more than 65% of our net sales (by customer location) in each of our last three fiscal years.

        We manufacture more than 130,000 catalog items grouped into approximately 80 product families. We serve the following five principal business areas:

          End-user power control.    We believe that we have a leading position in the worldwide market for the manufacture of end-user power control products. End-user power control products include switches, power sockets and other products that enable end users to control the flow of electricity at home or in the workplace.

          Power protection products.    We believe that we are one of the principal manufacturers of power protection products for the European and South American markets. Power protection products include fuses, circuit breakers, distribution boards, electrical cabinets and other products that protect individuals, appliances and electrical systems from power surges.

          Power distribution and wire management.    We believe that we are a leading manufacturer of power distribution and wire management products. Power distribution and wire management products include baseboards, trunking and ducting, cable routing systems and other products that provide safe distribution of electricity and information in buildings.

          VDI, communications and security.    We believe that we are one of the principal manufacturers of several voice, data and image applications (known as VDI), communications and security product families for the European market. The VDI, communications and security product category includes VDI for computer and telephone systems as well as audio and video entry phones, fire and intruder alarm systems, smoke, water, heat and motion detectors and emergency lighting equipment.

          Industrial electrical products.    We believe that we have strong market positions for a number of our industrial electrical products in the French and Italian markets. Industrial electrical products include heavy-duty sockets and electrical cabinets, technical alarms, transformers, signaling and controlling devices and other electrical products designed specifically for industrial applications.

        More than 95% of our net sales in 2002 were made to electrical hardware and equipment distributors. These distributors in turn sell our products principally to electricians and building contractors, as well as to retail hardware stores. As a result, demand for our products is determined principally by demand from electricians and building contractors, with end users and specifiers, such as architects and engineering companies, also influencing demand.

Our Key Strengths

        We believe that we benefit from the following competitive strengths:

Leading global market positions

        We are one of the world's leading international manufacturers of products and systems for low-voltage electrical installations and information networks in buildings, with offices, production facilities and/or distribution subsidiaries in over 55 countries and sales to more than 160 national markets.

High and stable EBITDA margins

        We benefit from high and stable EBITDA margins. Our reported EBITDA margins for 2001 and 2002 (on a combined basis with our predecessor) were 20.3% and 18.9%, respectively. Our EBITDA margin for 2002 was adversely affected by the reversal of a portion of a purchase accounting adjustment to inventory which is non-recurring in nature (€49 million). We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, the information is disclosed in this prospectus permit a more complete and comprehensive analysis of our operating performance relative to other companies and our debt servicing ability. Because all companies do not calculate EBITDA identically, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. For a reconciliation of cash flows from operating activities to EBITDA, see "Summary Historical and Unaudited Pro Forma Consolidated Financial Information."

Barriers to entry

        We believe our market positions benefit from significant barriers to entry. These include: (i) customer loyalty and preference for well-recognized brands, particularly those associated with reliability, quality and ease of installation and use; (ii) customer preference for a comprehensive range of products which can be easily integrated into systems and which helps reduce the cost, delay and risk involved in purchasing from multiple suppliers; (iii) differing local electrical standards, regulations, aesthetic preferences and installation features, which require new entrants to develop local market knowledge and establish relationships with numerous local wholesale distributors, architects, builders, electricians and end users; and (iv) technological expertise required to develop and enhance innovative products and solutions.

Strong brand recognition and product loyalty

        We have two key global brands, Legrand and BTicino, a multitude of leading local brands and numerous products which benefit from strong market positions. We believe that brand and product loyalty are key strengths.

Extensive product range

        Our extensive product range of more than 130,000 catalog items enables us to offer (often in the form of integrated systems and solutions) a significant proportion of all products necessary to install low-voltage electrical installations and information network systems in buildings.

Technological leadership

        We commit significant resources to product research and development and have a proven track record of developing new and enhanced products with improved functionality and reliability. During our last two fiscal years, we have spent approximately 4% to 8% of our net sales on research and development (4.4% for 2001 and 8.0% for 2002 (on a combined basis with our predecessor and including a €95 million non-recurring charge related to purchase accounting adjustments for in-process research and development)) and dedicated close to one-third of our capital expenditure to support new products.

Strong and incentivized management

        The eleven members of Legrand's senior management responsible for day-to-day operations of Legrand have, on average, more than 20 years of experience in the low-voltage products and related industries. They have a proven track record of managing organic growth as well as successfully completing and integrating acquisitions. In addition, together with the other members of the management team, they have a significant equity stake (5.22% of ordinary shares of Lumina Participation, see "Shareholders—Lumina Participation") in our business following the acquisition of Legrand by FIMAF.

Strong sponsorship

        We expect to benefit from the expertise, relationships and investment experience of Kohlberg Kravis Roberts & Co. L.P., KKR, and Wendel Investissement, Wendel.

        KKR is a leading investment firm with significant investment experience in the electrical products and related industries.

        Wendel, a Paris Stock Exchange-listed (Euronext Paris) investment company, was formed pursuant to a merger of Compagnie Générale d'Industrie et de Participations S.A. and Marine-Wendel S.A. Wendel has a market capitalization in excess of €1.36 billion as of May 9, 2003.

        The other equity investors in the acquisition of Legrand by FIMAF included West Luxcon Holdings SA (WestLB AG group), Montagu Private equity funds managed by Montagu Private Equity Ltd., MPE, equity funds managed by affiliates of The Goldman Sachs Group Inc., the Verspieren and Decoster families (the founding families of Legrand) and certain members of the management of Legrand.

Risk Factors

        As a result of the financing incurred in connection with the acquisition of Legrand by our direct wholly owned subsidiary FIMAF, we are highly leveraged. This requires us to dedicate a substantial portion of our cash flows from operations to debt service, which may reduce our funds available for organic growth and limit our ability to undertake acquisitions. See "Risk Factors—Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under the notes."

        In addition, we are subject to many other risks including the risks discussed under the headings, among others "Our Competitors may have more significant financial and marketing resources and therefore may be able to introduce new products and systems quicker and at lower prices than us. This could reduce our market share," "Certain of our products are more price driven than feature driven and in some markets imported lower cost products sold by our competitors may sell better than our products with enhanced qualities. This could significantly affect our revenues generated from sales of such products and we may not be able to recover the costs spent on the development of these products." "The development and success of our products depends on our ability to protect our intellectual property against competitors." For a detailed discussion of risks relating to our business, see "Risk Factors—Risk Factors Relating to our Business."

The Acquisition and Related Transactions

        On July 26, 2002, Lumina Parent Sarl, Lumina Parent, entered into an agreement to purchase approximately 98% of the share capital of Legrand from Schneider Electric SA, Schneider. The acquisition was completed on December 10, 2002. The purchase price was €3.63 billion corresponding to a value of €3.70 billion for 100% of the share capital of Legrand. See "Exchange Rate Information."

        The purchase price for the acquisition, as well as related fees and expenses, were financed by a combination of funds provided by the consortium (comprised of KKR, Wendel, other institutional investors, and the Verspieren and Decoster families (the founding families of Legrand)) and senior managers of Legrand, a vendor payment-in-kind loan from Schneider and external debt financing as described below.

Consortium and Vendor Funding

        The consortium, comprised of KKR, Wendel and the other equity investors in Lumina Parent and its affiliates, invested an aggregate of €1,762 million in our indirect parent and our affiliated companies, with KKR and Wendel each investing €659 million. The other consortium members—West Luxcon Holdings SA (WestLB AG group), MPE, Goldman Sachs and the Verspieren and Decoster families—invested an aggregate of €444 million. Certain senior managers of Legrand invested approximately €3 million. In addition, Schneider provided a €150 million vendor payment-in-kind loan, the vendor PIK loan, to an affiliate of ours.

        Approximately €759 million of the funding referred to above was used to subscribe for our ordinary shares. The remaining €1,006 million of that funding was used to subscribe for preferred equity certificates (which were redeemed in connection with the offering of the initial notes, on February 12, 2003, and replaced with our subordinated payment-in-kind shareholder debt, the subordinated shareholder PIK loan).

        For a description of the vendor PIK loan, and the subordinated shareholder PIK loan see "Description of Other Indebtedness."

External Debt Contribution

        External debt financing for the acquisition of Legrand by FIMAF was comprised of borrowings under a senior credit agreement and a mezzanine credit agreement.

        Senior Credit Facilities.    At the closing of the acquisition, the lenders under a senior credit agreement, the senior credit agreement, made available: (i) €1,335 million to fund the acquisition and related transactions and (ii) €198 million to fund the repayment of existing indebtedness and an account opened with the facility agent under the senior credit agreement to fund or cash-collateralize the subordinated perpetual notes, the TSDIs, and related derivative arrangements. Subsequent to the closing of the acquisition, an additional €300 million was drawn under a borrowing base facility to refinance existing debt of Legrand and its subsidiaries, of which €230 million has been repaid and remains available for further drawing and €70 million remains outstanding. In addition, a €250 million revolving credit facility remains undrawn. See "Description of Other Indebtedness—Senior Credit Facilities."

        Mezzanine Credit Facilities.    At the closing of the acquisition, the lenders under a mezzanine credit agreement, the mezzanine credit agreement, made available a €600 million mezzanine loan to fund a portion of the purchase price of the acquisition and related transactions.

        The net proceeds of the offering of the initial notes on February 12, 2003, together with existing cash resources of FIMAF SAS, FIMAF, were used to repay all amounts outstanding under the mezzanine credit agreement.

Minority Buy-Out Offer

        On December 11, 2002, we initiated a mandatory takeover offer (garantie de cours) to acquire the remaining outstanding share capital of Legrand held by the public. The mandatory takeover offer was closed on February 28, 2003. Following the mandatory takeover offer we initiated a public buy-out offer combined with a squeeze-out procedure for the acquisition of Legrand's outstanding common and preferred non-voting shares not already owned by FIMAF, our direct subsidiary. Following the filing of an action by certain minority shareholders, the closing of the public buy-out offer combined with a squeeze-out has been postponed until after the decision of the Paris Court of Appeal on such action. See "The Acquisition—Minority Buy-Out Offer."

The Issuer

        We are a French limited liability company incorporated under the laws of France. We were incorporated at the Trade and Companies Register (Registre du Commerce et des Sociétés) in Paris on December 22, 1998. We have not engaged in any business since the date of our incorporation. All of our share capital (other than directors' qualifying shares) is owned by Lumina Participation Sarl, Lumina Participation. Our registered office is 89, rue Taitbout, 75009 Paris and our registration number at the Trade and Companies Register (Registre du Commerce et des Sociétés) in Paris is 421 259 615. See "Corporate Governance—Corporate Governance of the Issuer."

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

        On February 12, 2003, we completed the private offering of the initial notes to Credit Suisse First Boston, Lehman Brothers and The Royal Bank of Scotland. We refer to those parties collectively as the initial purchasers. The initial purchasers subsequently resold the initial senior dollar and euro notes outside the US to non-US persons in reliance on Regulation S and within the United States to qualified institutional buyers in reliance upon Rule 144A under the US Securities Act of 1933, as amended, the US Securities Act. References to "notes" are to the initial notes, the outstanding notes and the exchange notes.

        We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and agreed to complete the exchange offer within 210 calendar days after the date of the issuance of the initial notes in the private offering. In the exchange offer you are entitled to exchange your outstanding notes for exchange notes which are identical in all material respects to the initial notes except that:

  •
  the exchange notes have been registered under the US Securities Act;

  •
  the exchange notes are not entitled to registration rights under the registration rights agreement; and

  •
  certain contingent interest rate provisions are no longer applicable.

Registration Rights Agreement	Simultaneously with the initial sale of each of the initial notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our commercially reasonable efforts to file a registration statement with the SEC within 90 days of issuance of the initial notes and to complete the exchange offer within no less than 20 business days of the effectiveness of the registration statement. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer	We are offering to exchange up to:
$350.0 million aggregate principal amount of 10 1/2% senior notes due 2013; and
€277.5 million aggregate principal amount of 11% senior notes due 2013.

If, upon consummation of the exchange offer, any initial purchaser holds outstanding notes acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in an initial distribution, we, simultaneously with the delivery of the exchange notes pursuant to the exchange offer, shall issue and deliver to such initial purchaser upon the written request of such initial purchaser, in exchange for the outstanding notes held by such initial purchaser, a like principal amount of debt securities issued under the indenture and identical in all material respects to the outstanding notes except for the transfer restrictions relating to such outstanding notes and certain contingent interest rate provisions.

Resales
Based on the current interpretations by the staff of the Securities and Exchange Commission, the SEC, of Section 5 of the US Securities Act, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of ours within the meaning of Rule 405 under the US Securities Act) without compliance with the registration and prospectus delivery provisions of the US Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business, you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes and if you are a person in the United Kingdom, that your ordinary activities involve you in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of your business and that you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Exchange Offer—Terms of the Exchange Offer."
Any holder of outstanding notes who
	—	is an affiliate of ours,
	—	does not acquire exchange notes in the ordinary course of its business, or
	—	tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the interpretation of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the US Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tenders
The exchange offer will expire at 9.00 am, New York City time, on September 9, 2003 or such later date and time to which we extend the expiration date. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Certain Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. Please read the section captioned "The Exchange Offer—Certain Conditions to the exchange offer" of this prospectus for more information regarding the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must:
	—	complete, sign and date the accompanying letter of transmittal or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal;
—
mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal;
—
if you hold outstanding notes through Euroclear SA, Euroclear, or Clearstream Banking SA, Clearstream, arrange for Euroclear or Clearstream to transmit required information to the exchange agent in connection with a book-entry transfer; and
—
if you hold outstanding notes through The Depositary Trust Company, DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.
By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
	—	any exchange notes that you receive will be acquired in the ordinary course of your business;
	—	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;
—
if you are a broker-dealer that will receive the exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes;
—
you are not an "affiliate," as defined in Rule 405 of the US Securities Act, of ours or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the US Securities Act; and
—
if you are a person in the United Kingdom, that your ordinary activities involve you in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of your business and that you are not acting on behalf of any person who could not truthfully make the foregoing representations.

Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes which are not registered in your name, and you wish to tender such outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.
Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under the DTC's Automated Tender Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Effect on Holders of Outstanding Notes
As a result of the making and consummation of the exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you are a holder of outstanding notes and you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except as noted above.
To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the US Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the US Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the US Securities Act.

US Federal Income Tax Considerations	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for US federal income tax purposes. See "United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "Exchange Offer—Exchange Agent" of this prospectus.
The Exchange Notes
Issuer	FIMEP SA.
Maturity Date	February 15, 2013.
Interest Payment Dates	Semi-annually on February 15 and August 15 of each year, commencing on August 15, 2003. Interest will accrue from the issue date of the initial notes.
Ranking
The notes are our senior obligations. The notes rank senior in right of payment to the subordinated shareholder PIK loan, and equal in right of payment with our future unsubordinated indebtedness. The notes effectively rank junior in right of payment to all existing and future indebtedness of our subsidiaries. As of December 31, 2002, excluding the subordinated intercompany funding loan, our subsidiaries had outstanding €4,728 million of liabilities.

We and the trustee have entered into a deed of assignment and charge, the assignment agreement, pursuant to which we granted as security to the trustee our rights with respect to the subordinated intercompany funding loan by and between us and FIMAF, our direct subsidiary, the subordinated intercompany funding loan.

Our only significant assets are the subordinated intercompany funding loan to FIMAF and the shares of FIMAF, and the only significant assets of FIMAF are the shares of Legrand SA. As a consequence, the notes and the subordinated intercompany funding loan are effectively subordinated to all existing and future liabilities of Legrand SA and its subsidiaries. Furthermore, the subordinated intercompany funding loan is subordinated in right of payment to all senior indebtedness of FIMAF.

We have no outstanding debt other than the notes and the subordinated shareholder payment-in-kind loan. As of December 31, 2002, excluding the subordinated intercompany funding loan, our subsidiaries had outstanding €4,728 million of liabilities, including €3,498 million of indebtedness (a further €507 million was available for additional borrowing under the senior credit facility) and accounts and notes payable of approximately €269 million. All such liabilities (€4,728 million) are contractually or effectively senior to the subordinated intercompany funding loan.

Guarantees	The notes are not guaranteed by any of our subsidiaries.
Optional Redemption
Prior to February 15, 2006, up to 40% of the principal amount of each series of the notes may be redeemed with the net proceeds of certain equity offerings at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest thereon to the date of redemption and a redemption premium (equal to the coupon on the notes); provided that at least $150 million and €100 million in aggregate principal amount of dollar notes and euro notes, respectively, remains outstanding following each such redemption.

Either or both series of notes may also be redeemed at our option, in whole or in part, at any time prior to February 15, 2008 at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium as of, and accrued and unpaid interest to, the date of redemption.

On and after February 15, 2008, either or both series of the notes may be redeemed at our option, in whole or in part, at the redemption prices listed in "Description of the Notes—Optional Redemption."

Either or both series of notes may also be redeemed at our option, in whole, but not in part, at any time, following certain changes in tax laws at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption and certain other amounts. See "Description of the Notes—Redemption for Taxation Reasons."
Mandatory Repurchases of Notes
Upon certain change of control events, each holder of the notes may require us to repurchase all or a portion of the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

We are also required to offer to repurchase the notes out of the excess proceeds, if any, of certain asset sales at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—Asset Sales."

Our failure to purchase any of the notes tendered upon certain change of control events would constitute an event of default under the notes which would also constitute an event of default under the senior credit agreement entered into in connection with the acquisition.

Covenants	The notes were issued under one indenture which limits, among other things, our ability and certain of our subsidiaries to:
	•	pay dividends on, redeem or repurchase share capital or make other distributions;
	•	make payments on the subordinated shareholder PIK loan;
	•	make certain other restricted payments and investments;
	•	incur additional indebtedness and issue certain preference shares;
	•	create certain liens;
	•	merge, consolidate, amalgamate or otherwise combine with other entities;
	•	enter into transactions with affiliates;
	•	create restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us;
	•	transfer or sell assets, including by way of a sale and leaseback transaction; and
	•	guarantee certain our indebtedness or indebtedness of our future finance subsidiaries.
Each of the covenants is subject to significant exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Trustee, Principal Paying Agent and Transfer Agent	The Bank of New York.
Listing Agent, Luxembourg Paying Agent and Luxembourg Transfer Agent	The Bank of New York (Luxembourg) SA.
Governing Law of the Notes	New York law.
Governing Law of the Subordinated Intercompany Funding Loan and Assignment Agreement	English law.

        You should refer to the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offer.

Summary Historical and Unaudited Pro Forma Consolidated Financial Information

        The following table presents selected historical and unaudited pro forma consolidated financial information for us and Legrand, our predecessor, for the three years through December 31, 2002. Selected historical consolidated financial information for us is presented as of December 31, 2002 and for the period from December 10, 2002 through December 31, 2002 and reflects the effects of purchase accounting adjustments recorded in connection with the acquisition of Legrand by FIMAF. Prior to December 10, 2002, we had no operations of our own. Selected historical consolidated financial information for Legrand is presented as of December 31, 2001 and for each of the two years in the period then ended and for the period from January 1, 2002 through December 10, 2002. This data has been derived from the audited consolidated financial statements of Legrand, our predecessor, and our audited consolidated financial statements, which were prepared in accordance with French generally accepted accounting principles, French GAAP, which differ in certain significant respects from US GAAP. See note 28 to our audited consolidated financial statements and note 28 to the audited consolidated financial statements of Legrand, our predecessor, for a description of the principal differences between French GAAP and US GAAP as they relate to us, and a reconciliation of net income and shareholders' equity for the periods and as of the dates therein indicated. The unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

        For more detailed financial information, please read "Operating and Financial Review and Prospects," our audited consolidated financial statements, the audited consolidated financial statements of Legrand, our predecessor, each with the related notes, and "Unaudited Pro Forma Consolidated Financial Information," which are all included elsewhere in this prospectus.

	Predecessor			FIMEP
			Period from January 1, 2002 through December 10, 2002	Period from December 10, 2002 through December 31, 2002
	Year ended December 31,
					Pro forma year ended December 31, 2002
	2000	2001
	(€ in millions)
Consolidated Statement of Income Data
French GAAP
Net sales	2,799	3,096	2,748	222
Cost of goods sold	(1,539)	(1,748)	(1,521)	(179)
Administrative and selling expenses	(677)	(775)	(704)	(64)
Research and development expenses	(123)	(136)	(126)	(113)
Amortization of goodwill	(29)	(47)	(53)	(3)
Operating income (loss)	429	390	342	(131)
Interest income (expense)	(64)	(92)	(50)	(20)
Net income (loss)	235	176	180	(129)
US GAAP
Net sales	2,768	3,057	2,713	219	2,932
Cost of goods sold	(1,537)	(1,749)	(1,519)	(179)	(1,649)
Administrative and selling expenses	(677)	(775)	(704)	(71)	(803)
Research and development expenses	(123)	(136)	(126)	(106)	(232)
Amortization/impairment of goodwill	(29)	(47)	(12)	—	—
Operating income (loss)	406	337	331	(139)	225
Net income (loss)	225	144	208	(129)	(44)
Consolidated Balance Sheet Data (as of end of period)
French GAAP
Working capital(1)	546	440		553
Total assets	4,819	5,270		6,581
Total debt(2)	2,480	2,526		4,654
Total liabilities	3,425	3,483		5,891
Total shareholders' equity	1,385	1,777		626
US GAAP
Working capital(1)	495	657		565
Total assets	5,373	5,952		7,330
Total debt(2)	2,877	2,962		4,639
Total liabilities	3,968	4,165		6,653
Total shareholders' equity	1,396	1,777		626
Other Consolidated Financial Data
French GAAP
EBITDA(3)	623	630	573	(11)
Net cash provided by (used in) operating activities	244	407	458	(83)
US GAAP
EBITDA(3)	600	580	521	(22)	548

(1)
Working capital is calculated as current assets less current liabilities.

(2)
Total debt is calculated as the sum of short-term borrowings, long-term borrowings, subordinated perpetual notes, the TSDIs and the related party loan. The related party loan was funded with the proceeds from the issuance of preferred equity certificates by the related party (which were redeemed in connection with the offering of the initial notes, on February 12, 2003, and replaced with our subordinated payment-in-kind shareholder loan).

(3)
EBITDA means operating income plus depreciation of tangible assets and amortization of intangible assets. EBITDA is not a measurement of performance under GAAP and you should not consider EBITDA as an alternative to (a) operating income or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance, (b) cash flows from operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs or (c) any other measures of performance under GAAP. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information has been disclosed in this prospectus to permit a more complete and comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

          The following table provides a reconciliation of net cash flows from operating activities to EBITDA:

	Predecessor			FIMEP
			Period from January 1, 2002 through December 10, 2002	Period from December 10, 2002 through December 31, 2002
	Year ended December 31,
	2000	2001
	(€ in millions)
Net cash provided from operating activities	244	407	458	(83)
Non-operating expense (income), net	194	214	162	(2)
Changes in operating assets and liabilities	174	(36)	(114)	143
Other	11	45	67	(69)

EBITDA French GAAP	623	630	573	(11)

US GAAP reclassifications from non-operating income to operating income, net	(23)	(50)	(52)	(11)

EBITDA US GAAP	600	580	521	(22)

RISK FACTORS

        BEFORE YOU PARTICIPATE IN THE EXCHANGE OFFER, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL INFORMATION CONTAINED IN THIS PROSPECTUS. ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE NOT AWARE OR THAT WE BELIEVE ARE IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS. IF ANY OF THESE EVENTS OCCUR, OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATION OR PROSPECTS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IF THAT HAPPENS, WE MAY NOT BE ABLE TO PAY INTEREST OR PRINCIPAL ON THE NOTES WHEN DUE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

Risk Factors Relating to our Business

Because we supply our products to building contractors and electricians participating in the building sector, adverse economic conditions affecting the building sector might adversely affect us.

        Demand for our products is determined principally by the extent to which electricians and building contractors request our products from distributors, which in turn is primarily determined by the rate of construction of new residential, commercial and industrial buildings and the levels of activity relating to the renovation and maintenance of existing buildings. Activity levels in the construction, renovation and maintenance sectors are sensitive to changes in general economic conditions. Recent worldwide adverse economic conditions have had a negative impact on the construction industry and consequently on demand for products and systems for low-voltage electrical installations and information networks in buildings. As is customary for our business and our industry, we do not typically have a significant backlog of customer orders which would help us to accurately predict future demand for our products.

        Our profitability is particularly vulnerable to a downturn in sales volume due to our significant fixed cost base. Consequently, generalized or localized downturns in the economies in which we offer our products could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, if worldwide adverse economic conditions continue and the effect of such downturn is more severe or longer in duration than generally expected, our ability to generate cash flows sufficient to reduce our debt, or, in certain circumstances, to service our debt, could be impaired.

Because we have to adapt our products to be in compliance with varying national standards and regulations, changes in existing or future regulations or the introduction of international or national standards could increase our costs.

        Our products, which are sold in more than 160 national markets, are subject to regulation in each of those markets, as well as to various supranational regulations. Those regulations include trade restrictions, tariffs, tax regimes and product safety standards. Changes to any of these regulations or standards and their applicability to our business could lead to lower sales and increased operating costs, which could result in lower profitability and earnings. For example, the application of existing or new trade restrictions or tariffs to our products could lead to a decline in our export sales, which in turn would cause us to record lower net sales.

        In addition, our products are subject to quality and safety controls and regulations, and are governed by both national and supranational standards, such as EU directives, and product norms and standards adopted by international organizations such as the European Committee for Electrotechnical Standardization and the International Electrotechnical Commission. The quality and safety standards to which we are subject may change or may be applied more stringently, and we may be required to ensure that our products comply with any such new, potentially more stringent, product norms and standards. To do so, we may be required to make capital expenditures or implement other measures.

        We cannot estimate reliably the amount and timing of all future expenditures related to complying with any of these regulations or standards, in part because of the difficulty in assessing the nature of regulations in jurisdictions in which we do not yet have material operations and future regulations in jurisdictions in which we presently have material operations. We cannot assure you that we have been or will be at all times in complete compliance with all such regulatory requirements or standards, that we will not incur material costs or liabilities in order to ensure compliance with such regulatory requirements in the future or that we will be able to fund any such future liabilities.

Our competitors may have more significant financial and marketing resources and therefore may be able to introduce new products and systems quicker and at lower prices than us. This could reduce our market share.

        The market for our products is highly competitive in terms of pricing, product and service quality, new product development and introduction time. Our competitors range from highly specialized, local, small or medium-sized companies (see "Our Business—Competition") to divisions of large-scale conglomerates, such as Schneider, ABB Asea Brown Boveri Ltd., Siemens A.G., General Electric Company, Matsushita Group, Hubbell Inc., Thomas & Betts Corp., Eaton Corp., Gewiss SpA., and Cooper Industries, Inc., which may have superior financial and marketing resources compared to us due to their size. Our competitors may be able to launch products with superior capabilities or at lower prices, to integrate products and systems more effectively than we do, to secure long-term agreements with some of our customers or to acquire companies targeted for acquisition by us. We may lose business if we do not match the prices, technologies or quality offered by our competitors or if we do not take advantage of new business opportunities through acquisitions, which could lead to a decline in our sales or profitability. Furthermore, we must commit resources before launching a new or upgraded product line, which, if not as successful as expected, might not generate anticipated sales despite the expenses incurred.

        In particular, large-scale competitors may be better positioned to develop superior product features and technological innovations or to exploit the market trend towards combining traditional lighting equipment with computerized systems that operate applications such as light, ventilation, heating, air conditioning or alarms or other security systems. These competitors may be better able to fund investment in product development in order to offer high technology electrical equipment and we may be required to obtain financing on disadvantageous terms to fund the required investments in order to compete with the new products launched by these competitors. In addition, as the market for our products evolves towards combined packages of traditional lighting equipment and computerized systems, increased competition from new entrants may lead to a decline in our sales, a loss of market share or an increase in our costs, such as sales and marketing expenses and research and development costs.

        Any increase in competition in our markets, or any activities by our competitors, including the activities mentioned above and others, could lead to a decline in our sales and/or an increase in our costs, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our products are more price driven than feature driven and in some markets imported lower cost products sold by our competitors may sell better than our products with enhanced qualities. This could significantly affect our revenues generated from sales of such products and we may not be able to recover the costs spent on the development of these products.

        We typically manufacture products close to or within the market in which they are sold. As a consequence, we realize approximately 85% of our net sales through subsidiaries located in Western European countries and, to a lesser extent, in the United States and Canada. Production costs in those countries are generally higher, in particular labor costs and costs of real estate, compared to production costs in other economies. Consequently, in markets where demand is driven more by price than end-user appeal or product features, imports of lower-cost products manufactured in other countries and sold at lower prices, including counterfeited products, may lead to decreases in our market share, or a decrease in the average selling price of our products, or both.

        For example, in the United Kingdom, where we generated three percent of our net sales in 2001, we believe that the market for products and systems for low-voltage electrical installations and information networks in buildings has become relatively commoditized, with competition based on price rather than product features or end-user appeal. As a result, a significant proportion of the switches and sockets sold in the United Kingdom is now manufactured in China, where producers can manufacture products at significantly lower production costs. If other geographic markets experience similar trends, we would be at a competitive disadvantage.

        To a lesser extent, our profitability in countries where our products benefit from relatively higher gross margins could also be adversely affected by imports from neighboring countries with the same product standards but in which the same or similar products are sold at lower prices.

        These factors may cause our sales to decline, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues may be adversely affected by increases in our cost of production materials.

        On a combined basis with our predecessor, approximately €850 million of our cost of goods sold in 2002 (out of a total of €1,700 million) related to production materials. Production materials are divided into raw materials (including mainly plastics and metals), which accounted for approximately €370 million of purchases in 2002, and other types of production materials, such as parts, components and semi-finished and finished products, which accounted for approximately €480 million of purchases in 2002. Increases in our cost of production materials may not necessarily be passed on to our customers through price increases. Our costs could increase without an equivalent increase in sales, which in turn could affect our profitability and cash flows.

We may incur environmental liability and capital costs in connection with our past, present and future operations.

        Our activities, like those of similar companies, are subject to extensive and increasingly stringent environmental laws and regulations in each jurisdiction where we operate. These laws and regulations impose increasingly stringent environmental obligations regarding, among other things, air emissions, asbestos, noise, the protection of employee health and safety, the use and handling of hazardous waste or materials, waste disposal practices and the remediation of environmental contamination.

        We may be required to pay potentially significant fines or damages as a result of past, present or future violations of applicable environmental laws and regulations even if these violations occurred prior to the acquisition of companies or operations by us. Courts or regulatory authorities may also require, and third parties may seek to require, us to undertake investigations, remedial activities or both regarding either current or historical contamination at current facilities, former facilities or offsite disposal facilities. Courts or regulatory authorities may also require, and third parties may seek to require, us to curtail operations or close facilities temporarily or permanently in connection with applicable environmental laws and regulations. We could also become subject to claims for personal injury, property damage or violations of environmental law. Any of these actions may harm our reputation and adversely affect our financial condition, results of operations and cash flows. We have made and will continue to make capital and other expenditures to comply with applicable environmental laws as they continue to change. If we are unable to recover these expenditures through higher prices, our profitability or cash flows could decline.

        Moreover, regulatory authorities could suspend our operations if we fail to comply with relevant regulations, and may not renew the permits or authorizations we require to operate. They also could mandate upgrades or changes to our manufacturing facilities that could result in significant costs to us. See "Our Business—Environmental matters."

We may incur liability and cost in connection with potential claims relating to asbestos.

        In the second half of 2001, approximately 180 current and former employees of BTicino SpA, (BTicino), our primary Italian subsidiary, commenced two class actions and three individual suits against the Italian social security agency for early retirement payments citing alleged exposure to asbestos during the manufacture of products at our Torre del Greco facility. BTicino, as the employer, is a party to the suit, as is customary under Italian law. Pursuant to Italian law, if the employees prove long-term (at least 10 years) exposure to asbestos, they may be entitled to retire early and, as a result, could receive higher retirement payments over the course of their retirement. Although the early retirement payments would be payable by the Italian social security agency, we cannot assure you that the Italian social security agency will not seek a contribution from us for all or a portion of the payments. Further, regardless of whether the employees are successful in their claim for early retirement payments, they may also commence personal injury claims against us relating to damages they could allege to have suffered. Should any employee proceed with such claims, we could incur significant costs defending against such claims and could be required to pay potentially significant damage awards. Our potential exposure in Italy would depend, among other things, on the type and scope of asbestos damage claims asserted against us (which have not yet been asserted). As a result, we cannot estimate our potential exposure with respect to asbestos claims, and there can be no assurance that such claims will not, individually or in the aggregate, have a material adverse effect on our business, financial condition and cash flows.

Diverse political, legal, economic and other factors affecting the markets where we operate could adversely affect us.

        We have production and/or distribution subsidiaries and offices in over 55 countries. We sell our products in more than 160 national markets. As a consequence, our business is subject to risks related to differing political, legal, regulatory and economic conditions and regulations. These risks generally apply to most of the geographic markets in which we operate and include among others:

  •
  fluctuations in currency exchange rates (including the dollar/euro exchange rate) and currency devaluations;

  •
  restrictions on the repatriation of capital;

  •
  differences and unexpected changes in regulatory environments, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;

  •
  the introduction or application of more stringent product norms and standards and associated costs;

  •
  varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by our subsidiaries and joint ventures;

  •
  exposure to different legal standards and enforcement mechanisms and the associated cost of compliance therewith;

  •
  difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

  •
  tariffs, duties, export controls and other trade barriers;

  •
  longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  •
  limited legal protection and enforcement of intellectual property rights;

  •
  insufficient provisions for retirement obligations;

  •
  recessionary trends, inflation and instability of the financial markets;

  •
  higher interest rates; and

  •
  political instability (in particular, in Latin America) and the possibility of wars.

        We cannot assure you that we will be able to develop and implement systems, policies and practices to effectively insure against or manage these risks or that we will be able to ensure compliance with all the applicable regulations without incurring additional costs. If we are not able to do so, our business, financial condition, results of operations and cash flows could be adversely affected.

Unfavorable currency exchange rate fluctuations (in particular between the dollar and the euro) and interest rate fluctuations could adversely affect us.

Foreign exchange

        We have foreign currency denominated assets, liabilities, revenues and costs. To prepare our consolidated financial statements we must translate those assets, liabilities, revenues and expenses into euro at then-applicable exchange rates. Consequently, increases and decreases in the value of the euro versus these other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period.

        In addition, to the extent that we incur expenses that are not denominated in the same currency as related revenues, exchange rate fluctuations could cause our expenses to increase as a percentage of net sales, affecting our profitability and cash flows. Whenever we believe it appropriate, we seek to achieve natural hedges by matching funding costs to operating revenues in each of the major currencies in which we operate. However, these activities are not always sufficient to protect us against the consequences of a significant fluctuation in exchange rates on our results of operations and cash flows.

        In particular, we are subject to currency exchange rate fluctuations between the dollar and the euro. A 14% decrease in the average exchange rate of the dollar against the euro (which corresponds to the decrease of the exchange rate of the dollar against the euro from its average level for 2002 ($1=€1.0648) to its average level for the first six months of 2003 ($1=€0.910)) would have had the effect of a decrease in our sales in the United States and Canada of approximately €88 million and a decrease in our operating income of approximately €3 million for the year ended December 31, 2002. See "Operating and Financial Review and Prospects—Variations in Exchange Rate" and "Operating and Financial Review and Prospects Financial Risk Management—Foreign Exchange Risk."

Interest rates

        We are exposed to risks associated with the effect of changing interest rates. We manage this risk by using a combination of fixed and variable rate debt and through hedging arrangements. As of December 31, 2002, we had approximately €1,546 million of fixed rate debt and €2,374 million of floating rate debt, excluding our short-term borrowings. As of June 30, 2003, we had approximately €2,139 million of fixed rate debt and €1,726 million of floating rate debt, excluding our short-term borrowings.

        As of December 31, 2002, we had interest rate swap agreements with a nominal amount of €398 million which converted fixed rate debt to floating rate debt and interest rate swap arrangements with a nominal amount of €625 million, which converted floating rate debt to fixed rate debt (including hedging obligations in relation to our subordinated perpetual notes, or TSDIs, our $400 million 8.5% yankee bonds, or yankee bonds, and indebtedness under the senior credit facility).

        At the same date, we had approximately €153 million of liabilities and €205 million of assets related to those interest rate swaps.

        The foregoing does not give effect to the swap and hedging arrangements entered into at the beginning of February 2003. Legrand entered into a cross currency interest rate swap with respect to the yankee bonds pursuant to which the rate payable on $350 million of the yankee bonds will be 4.6% per year. In addition, FIMAF has entered into certain hedging arrangements with respect to the notional amount of €600 million of the amounts outstanding under the senior credit facility pursuant to which the applicable variable interest rate was capped. Changes in interest rates could result in gains and losses related to those derivative arrangements and could significantly affect our future results of operations.

        Additional risks arising out of our use of derivative instruments include the risk that a counterparty to a derivative arrangement could default on its obligations, that a counterparty could terminate the arrangement for cause, that we could be required to post cash-collateral to cover liabilities arising from interest rate movements and that we may have to pay costs, such as transaction fees or breakage costs, if we terminate an arrangement.

        The swap agreements related to the TSDIs and the yankee bonds provide that the swap counterparty may demand that Legrand post collateral into a pledged account equal to Legrand SA's net liability under the relevant swap agreements determined on a mark-to-market basis pursuant to the terms of the relevant collateral arrangements.

        As of December 31, 2002, we had €150 million of restricted cash, of which €76 million is posted as collateral under the TSDIs derivative arrangements and pledged to Credit Suisse First Boston International (the swap counterparty). The remaining €74 million is on deposit in an account pursuant to the terms of the senior credit agreement to fund obligations in relation to the TSDIs and related swap arrangements. It is possible that we may be required to provide additional cash collateral in excess of amounts on deposit. We may not have sufficient funds available from other sources to satisfy those cash collateralization obligations. See "Operating and Financial Review and Prospects—Subordinated Perpetual Notes (TSDIs)" and "Operating and Financial Review and Prospects—$400 million 8.5% Yankee bonds due February 15, 2025."

        Failure to comply with cash collateralization obligations would result in a default under either the TSDI related swap arrangements or the yankee bonds swap arrangements, as applicable, and would cause a cross-default under the senior credit agreement.

Our products could contain defects, fail to operate properly or cause harm to persons and property, which could result in us spending significant resources on product recalls and repairs and payment of damages for any harm caused by our products as well as loss of revenues and harm to our reputation.

        Regardless of testing, our products might not operate properly or might contain errors and defects, particularly when the first products of a new range or enhanced products are introduced. Such errors and defects could cause injury to persons and/or damage to property and equipment. These accidents could result in claims, loss of revenues, warranty costs, costs associated with product recalls, litigation, delay in market acceptance or harm to our reputation for safety and quality. We cannot guarantee that we will not face material product liability claims or product recalls in the future, or that we will be able to successfully dispose of any such claims or effect any such product recalls within acceptable costs. Moreover, a material product liability claim or product recall, even if successfully concluded at nominal cost, could have a material adverse effect on our reputation for safety and quality. Any successful product liability claims or product recalls could have an adverse effect on our business, financial condition, results of operations and cash flows.

The interests of the shareholders of Lumina Parent, our indirect parent company, could conflict with the interest of the holders of the notes.

        We cannot assure you that the interests of the shareholders of Lumina Parent will not conflict with your interests. The investors' agreement among the shareholders of Lumina Parent provides that certain actions on our the part and our subsidiaries, including Legrand SA, will require special shareholder approvals, including the approval of each of KKR and Wendel. These actions include, among other things, any recapitalization, merger, sale, listing or initial public offering, joint venture or payment of dividend to be undertaken by us or any of our subsidiaries (including the payment of dividends which could be necessary to fund payments by FIMAF on the subordinated intercompany funding loan and, in turn, payments by us on the notes). Furthermore, these shareholders and our directors may cause us to incur additional indebtedness or pursue acquisitions, divestitures or other transactions that could enhance the value of their equity investment, even though those transactions may involve risks to the holders of the notes. In addition, our three principal executive officers have agreed pursuant to the Lumina Management Shareholders' Agreement not to take any action which would frustrate the intents and purposes of the investors' agreement. See "Shareholders—Other Equity Arrangements."

The development and success of our products depends on our ability to protect our intellectual property against competitors.

        Our future success depends to an extent on the development and maintenance of our intellectual property rights, particularly our Legrand and BTicino names. Third parties may infringe our intellectual property rights, and we may expend significant resources monitoring, protecting and enforcing our rights. If we fail to protect or enforce our intellectual property rights, our competitive position could suffer, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

        Furthermore, we cannot assure you that our activities will not infringe on the proprietary rights of third parties. If we were to infringe the proprietary rights of third parties, we could be subject to claims for damages and could be prevented from using the contested intellectual property.

We may be adversely affected by our reliance on our two largest distributors.

        We derive a significant portion of our revenues from sales to our two largest distributors—Sonepar and Rexel. Our sales to each of Sonepar and Rexel represented approximately 15%, 15% and 13% of our net sales during the fiscal years 2000, 2001 and 2002, respectively.

        We, like our competitors, enter into short-term agreements with our distributors. As a result, our customers have no long-term contractual obligation to purchase our products. Due to the nature of our relationship with these distributors, we often have significant receivables outstanding from Sonepar and Rexel which we might not be able to recover were either of them to become bankrupt or insolvent. We cannot guarantee that we will continue to maintain our relationship with Sonepar and Rexel or that in the event that these relationships were terminated, contractors and end-users would continue to purchase our products through alternative distribution channels. The loss of our relationship with Sonepar and/or Rexel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our key personnel have been with us on average for 20 years as a result of which they have extensive knowledge of our business and industry generally. Their loss would constitute a loss of valuable industry and company know-how and would have an adverse effect on us.

        Our continued success is dependent on the ongoing services of our executive officers and other key employees and our ability to continue to attract, motivate and retain highly qualified personnel. In particular, our ability to effectively integrate businesses that we acquire will depend on our ability to retain key officers and employees, including those of recently acquired businesses. The loss of key personnel would result in loss of key know-how and would result in our competitors potentially being able to obtain sensitive market information. The loss of the services of these individuals could adversely affect our ability to retain key customers, to continue to develop important product improvements or to implement our strategies. This could have an adverse effect on our business, financial condition, results of operations and cash flows.

We may seek to expand our business partly through acquisitions which involve numerous risks and could have an adverse effect on us.

        Our growth strategy relies in part on the acquisition of local manufacturers that provide new technologies, new product lines, access to new markets and/or synergies with our existing operations. We may not successfully identify appropriate candidates, consummate transactions on terms satisfactory to us, integrate acquired businesses, technologies or products, effectively manage newly acquired operations or realize cost savings anticipated in connection with the transactions. Furthermore, we may be unable to arrange financing for acquired businesses (including acquisition financing) on favorable terms and we may elect to fund acquisitions with cash otherwise allocated for other uses in our existing operations. We also may experience problems in integrating acquired businesses, including possible inconsistencies in systems and procedures (including accounting systems and controls), policies and business cultures, the diversion of management attention from day-to-day business, the departure of key employees and the assumption of liabilities, such as environmental liabilities. Any of the foregoing could have a significant negative impact on our business, financial condition, results of operations and cash flows.

If we do not manage our component and products inventory successfully, we may incur additional costs or lose customers which would have a negative effect on our results of operations.

        In order to simplify management of our increasing number of products, we have implemented a number of inventory management initiatives and have increased the number of standardized components used in our products. Our future efforts to de-leverage will depend, in part, on our continuing ability to implement improvements in management of working capital, including inventory reduction programs. If our inventory management initiatives are unsuccessful, we might face unavailability of products, a deterioration in the quality of our customer service or increases in the cost of maintaining and carrying inventory. Failure to successfully manage our inventory would have an adverse effect on our business, financial condition, results of operation and cash flows.

Some of our main operating facilities are located in jurisdictions which have extensive employment and labor laws which could adversely affect our ability to effect restructurings or to implement other workforce related measures aimed at improving our profitability.

        Labor and employment laws are relatively stringent in certain jurisdictions where we operate and, in some cases, grant significant job protection to certain employees and temporary employees, including rights on termination of employment. In certain countries where we operate our employees are members of unions or are represented by a works' council where required by law. We may be required to consult and seek the consent or advice of the representatives of these unions and/or respective works' councils. These regulations and laws coupled with the need to consult with the relevant unions or works' councils could have a significant impact on our operations.

We may have unfunded liabilities with respect to the pension plans and other post-retirement benefit obligations of our subsidiaries.

        Our subsidiaries have obligations to their employees relating to retirement and other end of contract indemnities in the majority of the countries where we operate. In France, retirement indemnities arise pursuant to labor agreements, internal conventions and applicable local law requirements. Pursuant to the relevant provisions of French law, there is no legal requirement to maintain assets to fund these liabilities. As of December 31, 2002, the amount of pensions to be paid to the French members of our senior management responsible for day-to-day operations pursuant to specific employment agreements which are neither funded nor covered by insurance policies amounted to approximately €29 million. Although we believe that we maintain insurance coverage sufficient and customary for businesses that are similar to ours, there can be no assurances that we will continue to maintain this insurance policy in the future or that the insurance policy will be sufficient to cover our retirement and end of contract obligations and indemnities in the future.

        In the United States and the United Kingdom, liabilities arise pursuant to labor agreements, pension schemes and plans, and other employee benefit plans. As of December 31, 2002, such liabilities, including those related to post-retirement benefits other than pensions, were underfunded by approximately €28 million in the aggregate determined on an ongoing, rather than a termination basis. Although we do not intend at this time to terminate any of these pension plans or schemes, in the event they were to be terminated the liabilities associated therewith would be significantly higher. With respect to the pension plans or schemes which we are not required by applicable law to fund, such liabilities will be satisfied from our general assets and cash flows.

        In Italy, pension plans and post-retirement benefit liabilities arise pursuant to national collective bargaining agreements. We do not fund our retirement and end of contract indemnities in Italy. As of December 31, 2002, these liabilities had an aggregate value of €49 million.

        In countries other than France, the United States, the United Kingdom and Italy, retirement and end of contract indemnities arise pursuant to applicable local law requirements and various pension arrangements, and are in the aggregate equal to €2 million as of December 31, 2002.

        If the amounts under our end of contract indemnities and post-retirement benefits were to become due and payable and the insurance and annuity contracts and other plan assets that we have entered into with respect to these liabilities, to the extent that such contracts or such other plan assets have been entered into, were not sufficient to cover such liabilities, we could be required to make significant payments with respect to such end of contract indemnities and post-retirement benefits to our employees. Any such payments could have an adverse effect on our business, financial condition, results of operations and cash flows.

Certain of our operating and holding companies may be liable for the repayment of the debts of their subsidiaries.

        We operate our business through a series of holding and operating companies world-wide. We seek to organize our subsidiaries in corporate forms that are tax-efficient and otherwise facilitate the efficient management of our operations. Certain of our subsidiaries are organized in such a way that their parent companies and holding companies may be liable for the liabilities of these subsidiaries. In some of these jurisdictions, a court order commencing proceedings against such a subsidiary may extend to the parent or holding company of the subsidiary, in some cases automatically. For example, one of our material French subsidiaries, Legrand SNC, is a wholly-owned subsidiary of Legrand SA and is a managed partnership, a French société en nom collectif, a SNC. A SNC is a legal entity managed by two or more partners (individuals or legal entities) where each partner is personally jointly and severally liable for the liabilities of the entity. In the event that Legrand SNC becomes unable to pay its debts out of its available assets, the court order commencing bankruptcy proceedings against Legrand SNC would extend to Legrand, potentially enabling the creditors of Legrand SNC to be paid out of the assets of Legrand. Similar insolvency laws apply to our primary Italian subsidiary, BTicino.

Changes to tax laws could affect our results of operations and cashflows.

        Changes in the effective tax rate applicable to our subsidiaries resulting either from changes in tax laws applicable to our operations, or future acquisitions and/or restructurings that impact the tax treatment of our group, could have a negative impact on our results of operations or cash flows. The French tax authorities discussed last year potential significant changes to existing tax rules, which would preclude the deduction of all or part of the interest charges incurred under debt to finance the acquisition of shares of other companies. The changes were, however, not enacted in the Finance Act for 2003 published on December 30, 2002, and there has been no further indication as to if and when the French tax authorities may seek to have such changes enacted. It also cannot be ascertained with certainty whether any of these changes would apply to the acquisition of Legrand by FIMAF.

Risks Relating to the Notes

Failure to exchange—If you choose not to exchange your outstanding notes, the present transfer restrictions will remain in force and the market price of your outstanding notes could decline.

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering circular distributed in connection with the offering of the initial notes. In general, the initial notes may not be offered or sold unless they are registered or exempt from registration under the US Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the initial notes under the US Securities Act. You should refer to "Prospectus Summary—Summary of Terms of the exchange offer" and "The Exchange Offer" for information about how to tender your outstanding notes.

        The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

You may not be able to sell your exchange notes.

        The exchange notes are new securities for which there is no established market. Consequently:

  •
  the market that may develop for the exchange notes may not be liquid;

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  your ability to sell your exchange notes may be limited; and

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  the prices at which you may be able to sell your exchange notes may be adversely affected by a limited, illiquid market.

        Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making may be discontinued at any time without notice.

        The liquidity of a trading market for the exchange notes may be adversely affected by a general decline in the market for similar securities and is subject to disruptions that may cause volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruption may have a negative effect on you, as a noteholder regardless of our prospects and financial performance.

Our substantial debt could adversely affect our financial condition or results of operations and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of debt. As of December 31, 2002, we had €4,654 million of gross debt on a consolidated basis (€3,990 million as of June 30, 2003, which includes the subordinated shareholder payment-in-kind loan). See "Description of Other Indebtedness" for further information about our substantial debt.

        Our substantial debt could have important consequences to you as a holder of the notes. For example, it could:

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  make it more difficult for us to satisfy its obligations with respect to the notes and for FIMAF to satisfy its obligations under the subordinated intercompany funding loan;

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  require us to dedicate a substantial portion of our cash flows from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures, research and development and other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in distribution or marketing of our products, customer demands and competitive pressures in the industries we serve;

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  limit our ability to undertake acquisitions;

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  place us at a competitive disadvantage compared to our competitors that have less debt than we do;

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  increase our vulnerability, and reduce our flexibility to respond, to general and industry-specific adverse economic conditions; and

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  limit our ability to borrow additional funds and increase the cost of any such borrowing.

        We may incur substantial additional debt in the future. The terms of our senior credit facility and the indenture restrict but do not prohibit us from incurring additional debt.

We require a significant amount of cash to service our debt. Our ability to generate sufficient cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our debt, and to fund working capital, research and development and capital expenditures, will depend on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors, many of which are beyond our control, as well as the other factors discussed in these "Risk Factors."

        Historically, we met our debt service and other cash requirements with cash flows from operations, commercial paper programs, bank overdrafts and long-term borrowings (primarily in the form of the $400 million 8.5% yankee bonds and the subordinated perpetual notes, or TSDIs). As a result of the acquisition of Legrand by FIMAF and related financing transactions, however, our debt service requirements have increased significantly and we no longer benefit from access to the commercial paper market to fund our short-term liquidity needs. Although we believe that our expected cash flows from operations, together with available borrowings, will be adequate to meet our anticipated liquidity and debt service needs, we cannot assure you that our business will generate sufficient cash flows from operations or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due, including the notes, or to fund our other liquidity needs. See "Operating and Financial Review and Prospects."

        If our future cash flows from operations and other capital resources (including borrowings under the revolving credit facility under the senior credit agreement) are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

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  reduce or delay our business activities, capital expenditures and/or research and development;

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  sell assets;

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  obtain additional debt or equity capital; or

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  restructure or refinance all or a portion of our debt, including the notes, on or before maturity.

        We cannot assure you that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing debt, including the notes and the senior credit agreement, limit, and any future debt may limit, our ability to pursue any of these alternatives.

We and FIMAF must rely on payments from FIMAF and its subsidiaries to fund payments on the notes, and FIMAF and its subsidiaries might not be able to make payments to us in some circumstances. The notes are structurally subordinated to indebtedness of our subsidiary FIMAF, including the senior funding bonds.

        We are a holding company that conducts no business operations, and has no significant assets other than the shares we hold in FIMAF and the subordinated intercompany funding loan. The payments on the notes are funded with payments received by us pursuant to the subordinated intercompany loan made by us to FIMAF. If FIMAF fails to make scheduled payments on the subordinated intercompany funding loan, we do not expect to have any other sources of funds that would allow us to make payments to you.

        FIMAF is a holding company and does not directly conduct any business operations. FIMAF's only significant assets are the shares it holds in Legrand. We do not expect FIMAF to have any sources of funds that would allow FIMAF to make payments to us on the subordinated intercompany funding loan or to otherwise make distributions to us, other than funds lawfully distributed by subsidiaries of FIMAF.

        You do not have any direct claim on the cash flows of FIMAF's operating subsidiaries. No operating subsidiaries have guaranteed the payment of principal and interest on the notes and, therefore, such subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to us or FIMAF for these payments.

        At each payment date in relation to our and FIMAF's indebtedness, we will need to evaluate the most cost-effective method available for upstreaming funds from Legrand SA and its subsidiaries. Such funds could be made available by way of intercompany loan, advance, dividend, payment of interest, returns on investments or any other type of distribution permitted by law and the intercreditor deed. However, the ability of our subsidiaries to make certain distributions may be limited by financial assistance rules, corporate benefit laws and other legal restrictions which, if violated, might require the recipient to refund unlawful payments. In particular, under company law (including the French Civil Code (code civil) and the French Commercial Code (code de commerce) and similar laws in other jurisdictions) our subsidiaries are generally prohibited from paying dividends except out of profits legally available for distribution. Furthermore, in the event that dividends are distributed from Legrand at a time when it is less than wholly owned, a portion of the dividend would be payable to minority shareholders. These dividends, if significant, could also eliminate the historical reserves of Legrand and, in such a case, Legrand would be dependent on future earnings to generate sufficient distributable reserves to pay future dividends.

        Dividends and other distributions (including payment of interest, repayments of loans and other returns on investment or other payments) from FIMAF and its subsidiaries are also restricted under certain agreements, including as a result of restrictions under our senior credit facility and the related intercreditor deed which prohibit our subsidiaries from making distributions, loans or other payments to us, except to pay interest on the notes when no default has occurred and is continuing under the senior credit agreement and in certain other limited circumstances.

        Although the indenture limits the ability of our subsidiaries to enter into future consensual restrictions on their ability to pay dividends and make other payments to us, there are significant qualifications and exceptions to these limitations.

The subordinated intercompany funding loan is subordinated in right of payment to FIMAF's obligations under the senior credit agreement and is subject to standstill provisions.

        In accordance with the provisions of the intercreditor deed, so long as any borrowings or commitments remain outstanding under the senior credit facility, FIMAF may not make any payments on the subordinated intercompany funding loan other than:

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  interest in an amount not exceeding the aggregate amount of the interest payable by us under the notes on the next succeeding interest payment date;

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  additional amounts sufficient to fund payments with respect to the notes (whether by way of additional interest or otherwise (but not principal)); and

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  on or after the tenth anniversary of the issue of the notes, principal, interest and any other amounts due on the loan.

        The right to make such payments will be suspended if there is a payment default under the senior credit agreement in an aggregate amount exceeding €500,000 from the date such default occurs until the default has been waived or remedied or if there is a non-payment default under the senior credit agreement, from the date the facility agent thereunder has served a notice on us and FIMAF suspending payments on the subordinated intercompany funding loan until the earliest of:

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  179 days after the date such notice is served on us and FIMAF by the facility agent under the senior credit agreement;

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  the date on which such non-payment default has been cured or waived or ceased to exist; or

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  all amounts owing under the senior credit agreement have been repaid in full and the commitments of the lenders under the senior credit agreement have been canceled or terminated.

        Finally, our right to take certain enforcement actions under the subordinated intercompany funding loan is also restricted by the intercreditor deed. Specifically, we are prohibited from taking such enforcement actions against FIMAF until all indebtedness under the senior credit agreement is repaid except in respect of payments which are due but unpaid under the subordinated intercompany funding loan if:

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  certain insolvency events have occurred in relation to FIMAF and for so long as they are continuing; or

  •
  a default has occurred in relation to the notes, and: we or the trustee have notified the facility agent under the senior credit agreement in writing of such default; and a period of not less than 179 days has elapsed from the date of receipt by the facility agent under the senior credit agreement of that notice of default, a standstill period; and at the end of the standstill period the relevant event of default is continuing and has not been waived.

        The indenture permits the trustee to accede to similar intercreditor arrangements (without noteholder consent) in favor of future FIMAF senior debt with a principal amount of €50 million or more.

Your rights to receive payments under the notes are effectively junior to all the liabilities of our subsidiaries.

        Generally, claims of creditors of a subsidiary, including trade creditors and claims of preferred shareholders, if any, of such subsidiary will have priority with respect to the assets and earnings of such subsidiary over the claims of the creditors of its parent company as a shareholder, except to the extent the parent is a creditor of such subsidiary or to the extent security has been provided to the creditors of the parent by such subsidiary. Consequently, although we are a creditor of FIMAF pursuant to the subordinated intercompany funding loan, the notes are effectively junior and structurally subordinated to all debt and other liabilities of FIMAF and subsidiaries of FIMAF, including liabilities under the senior credit facility, the subordinated perpetual notes, or TSDIs, and the $400 million 8.5% yankee bonds. Consequently, in the event of a liquidation, winding up, reorganization or similar proceeding relating to Legrand SA or any of its subsidiaries, the assets of Legrand and the relevant subsidiary will be available to satisfy claims of creditors and preference shareholders of Legrand or the subsidiary before they are distributed to FIMAF. Similarly, in the event of a liquidation, winding up, reorganization or similar proceeding relating to FIMAF, the assets of FIMAF will be available to satisfy claims of FIMAF's creditors (including us in relation to the subordinated intercompany funding loan) and preference shareholders before they are distributed to us as a shareholder. Although we are a creditor of FIMAF as a consequence of the subordinated intercompany funding loan, the subordinated intercompany funding loan are contractually subordinated in right of payment to all FIMAF senior debt, including the claims of the lenders under the senior credit agreement. As a result, amounts distributed to us (whether as a creditor or as a shareholder) by FIMAF may be insufficient to pay principal, interest and other amounts on the notes.

        We have no outstanding debt other than the notes and the subordinated shareholder payment-in-kind loan. As of December 31, 2002, excluding the subordinated intercompany funding loan, our subsidiaries had outstanding €4,728 million of liabilities, including €3,498 million of indebtedness (a further €507 million would have been available for additional borrowing under the senior credit facility) and accounts payable of approximately €269 million.

        Subject to specified limitations, our subsidiaries may incur additional debt from time to time, all of which will be structurally senior to the notes. You should read the discussions in "Description of the Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preference Shares," for further information about our ability to incur additional debt.

Claims of our secured creditors will have priority with respect to our assets and earnings over the claims of the holders of the notes.

        Although the notes have the benefit of security over the euro denominated subordinated intercompany funding loan, the notes do not benefit from any other security. The subordinated intercompany funding loan is also available as equal security for certain of our future senior debt and any of our finance subsidiaries. Furthermore, the lenders under the senior credit facility benefit from security over the shares of FIMAF owned by us and our tax consolidation bank. Claims of our other secured creditors will have priority with respect to the assets securing their claims over the holders of the notes in respect of those assets. Consequently, in the event of a liquidation, winding up, reorganization or similar proceeding relating to us, the assets securing the claims of our secured creditors will be available to satisfy claims of those creditors before they are available to unsecured creditors, including the holders of the notes.

        As a result of the foregoing limitations, holders of our secured indebtedness may recover disproportionately more than the holders of the notes in an insolvency, bankruptcy or similar proceeding. We may not have sufficient assets remaining to pay the notes.

Restrictions in our debt instruments may limit our ability to make payments on the notes or operate our business.

        The senior credit agreement and the indenture contain covenants that limit our ability and the ability of certain of our subsidiaries to, among other things:

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  pay dividends on, redeem or repurchase share capital or make other distributions;

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  make payments on the subordinated shareholder PIK loan;

  •
  make certain other restricted payments and investments;

  •
  incur additional indebtedness and issue certain preference shares;

  •
  create certain liens;

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  merge, consolidate, amalgamate or otherwise combine with other entities;

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  enter into certain transactions with affiliates;

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  create restrictions on the ability of our restricted subsidiaries to pay dividends or other amounts to us;

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  transfer or sell assets, including by way of a sale and leaseback transaction; and

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  guarantee our indebtedness of or indebtedness of our future finance subsidiaries.

        The senior credit agreement contains negative covenants which are more restrictive than those that are contained in the indenture. In addition, the senior credit agreement requires us to maintain certain financial ratio and financial condition tests. Please see "Description of Other Indebtedness—Senior Credit Facilities."

        The covenants in the indenture and the senior credit agreement could materially and adversely affect our ability to engage in business activities that may be in our best interest and/or to finance our future operations or capital needs. Furthermore, events beyond our control could affect our ability to meet the financial ratio and financial condition tests. Our failure to comply with these obligations and other covenants could cause an event of default under the senior credit agreement, the indenture or both. If an event of default under the senior credit facility occurs, our lenders could elect to declare all amounts outstanding under the senior credit facility to be immediately due, and the lenders thereafter could foreclose upon the assets securing the senior credit facility. In that event, we cannot assure you that we would have sufficient assets to repay all of our obligations, including our obligations under the notes. We may incur other debt in the future that contains financial or restrictive covenants.

        You should read "Description of Other Indebtedness—Senior Credit Facilities" and "Description of the Notes—Certain Covenants" for further information about these covenants.

We may not have the ability to finance a change of control offer as required by the indenture.

        If specific kinds of change of control events occur, we will be required to make an offer to purchase all of the outstanding notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest and additional amounts, if any, on the notes. The change of control events which could give rise to our obligation to offer to purchase the notes are different from those included in the existing senior credit facility. Consequently, following certain changes of control, our subsidiaries could be obligated to repay indebtedness outstanding under the senior credit facility, at a time when we are not obligated to offer to repurchase the notes.

        Furthermore, so long as there are any outstanding borrowings or undrawn commitments under the senior credit facility, the intercreditor deed provides that:

  •
  FIMAF will not (and will procure that its subsidiaries do not) make any payment or distribution of any kind, including pursuant to the subordinated intercompany funding loan, which could be used to repurchase notes pursuant to a change of control offer; and

  •
  We and FIMAF will procure that our respective subsidiaries will not make any payment or distribution to us which could be used to fund any purchase of notes upon a change of control.

        Consequently, any provision of funds to us to fund a repurchase of notes in a change of control offer prior to the repayment in full of all amounts due under the senior credit facility would breach the intercreditor deed and would trigger a default under the senior credit agreement. If a change of control event occurs, we cannot assure you that we will have sufficient funds to pay the purchase price for any notes tendered to us upon such change of control event. If a change of control event occurs at a time when we are prohibited from purchasing the notes under our other debt agreements, we could seek the consent of our lenders to purchase the notes or could attempt to refinance or repay the borrowings that prohibit our repurchase of the notes. If we do not obtain such consent or refinance or repay those borrowings, we would remain prohibited from purchasing the notes. In that case, our failure to purchase any of the tendered notes would constitute an event of default under the notes, which would cause a default under the senior credit facility. You should read the discussions in "Description of Other Indebtedness," "Description of the Notes—Ranking of the Notes" and "Description of the Notes—Repurchase at the Option of Holders—Change of Control" for further information about these restrictions.

The notes are held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

        Unless and until definitive notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes.

        Payments of principal, interest and other amounts owing on or in respect of the dollar notes in global form are made to The Bank of New York (Principal Paying Agent), which makes payments to DTC. Thereafter, such payments are credited to DTC participants' accounts (including Euroclear and Clearstream) that hold book-entry interests in the dollar notes in global form and credited by such participants to indirect participants. Payments of principal, interest and other amounts owing on or in respect of the euro notes in global form are made to The Bank of New York, the principal paying agent, which makes payments to the common depository, which in turn distributes payments to Euroclear and Clearstream. Thereafter, payments are made by Euroclear and Clearstream to participants in these systems and then by such participants to indirect participants. After payment to DTC or the common depository, neither we nor any of our subsidiaries, the trustee or any paying agent have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC, Euroclear and/or Clearstream or to owners of book-entry interests.

        Unlike holders of the notes themselves, owners of book-entry interests do not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you are permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and /or Clearstream or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies are sufficient to enable you to vote on any requested actions on a timely basis.

French insolvency laws may not be as favorable to you as US or other insolvency laws.

        We and FIMAF are companies incorporated in France and, consequently, we are subject to French laws and proceedings affecting creditors. In general, French reorganization and liquidation legislation favors the continuation of a business and protection of employment over the payment of creditors.

        French courts may, in any civil proceeding involving the debtor, whether initiated by the debtor or the creditor, taking into account the debtor's financial position and the creditor's financial needs, defer or otherwise reschedule over a maximum period of two years the payment dates of payment obligations. In addition, if a debtor specifically initiates proceedings therefor, French courts may decide that any amounts, the payment date of which is thus deferred or rescheduled, will bear interest at a rate which is lower than the contractual rate (but not lower than the legal rate, which is currently lower than the rate payable on the notes) and/or that payments made shall first be allocated to repayment of the principal. A court may make an order suspending any pending enforcement measures, and any contractual interest or penalty for late payment will not accrue or be due during the period ordered by the court.

        In the context of voluntary judicial amicable settlement of debts proceedings (règlement amiable) initiated by a company with respect to itself, French courts have the power (a) for the duration of the proceedings, to prohibit a company from paying any prior debts and its creditors from pursuing any legal proceedings against it for payment of debts, termination of related agreements or enforcement of security; and (b) to defer or otherwise reschedule the company's payment obligations over a maximum period of two years.

        If insolvency proceedings are commenced against a company in France, the court order commencing the proceedings may order either the liquidation or the reorganization of the company. In the event of reorganization, an administrator appointed by the court investigates the company's business during an initial observation period, which may last up to 20 months, and makes proposals for its reorganization, sale or liquidation. At any time during this observation period, the court can order the liquidation of the company. The outcome of the proceedings is decided by the court without a vote of the creditors.

        In connection with insolvency proceedings in France, certain transactions between the creditors of the company and the company may be declared void. See "Description of the Notes—French Insolvency Laws".

        As a general rule, creditors domiciled in France must file a claim with the creditors' representative within two months of the publication of the court order in the French Bulletin of Civil and Commercial Announcements (Bulletin Officiel des Annonces Civiles et Commerciales); this period is extended to four months for creditors domiciled outside France. Creditors who have not submitted their claims on time are barred from receiving distributions made in connection with the proceedings and their unasserted claims are extinguished. Employees are not subject to such limits and are preferential creditors under French law.

        From the date of the court order commencing the insolvency proceedings, the company is prohibited from paying debts outstanding prior to that date, subject to specified exceptions which essentially concern the set-off of inter-related debts and payments, authorized by the court, made to recover assets for which recovery is justified by the continued operation of the business. During this period, creditors may not pursue any legal action against the company for payment, termination of related contracts, or enforcement of security of the creditor's rights against any assets of the company.

        Contractual provisions such as those contained in the indenture that would accelerate the payment of the registrant's obligations upon the occurrence of (i) the opening of judicial reorganization or insolvency proceedings or (ii) a registrant's inability to pay its debts when due, are not enforceable under French law.

        If the court adopts a judicial reorganization plan, it can set a time period during which the assets that it deems to be essential to the continued business of the debtor may not be sold without its consent and can reschedule the payment of debts owed by the company.

        French insolvency law assigns priority to the payment of certain preferential creditors, including employees, the bankruptcy court, officials appointed by the insolvency court as required by the insolvency proceedings, post-petition creditors, certain secured creditors, essentially in the event of liquidation and the French treasury.

        If we were to become insolvent or initiate a discretionary voluntary judicial settlement of debts, your claims to payment of interest and principal on the notes could be affected by the principles of French insolvency laws which favor continuation of business and protection of other creditors over the claims of creditors such as the holders of the notes. In addition, as a result of these insolvency laws you may not be able to recover the full amounts owing to you if we became insolvent or encounter financial difficulties. For a more detailed discussion of French insolvency laws, see "Description of the Notes—French Insolvency Laws."

The enforcement of the assignment agreement is subject to certain risks under French law.

        Although, under English law, the trustee may enforce the assignment agreement upon notice and without court proceedings, it is possible that (were that enforcement challenged, and the trustee required to enforce the agreement as a pledge (nantissement) in France), enforcement of the assignment agreement would require French court proceedings.

        Furthermore, the enforcement of the security created pursuant to the assignment agreement could be affected by French insolvency laws. See "Description of the Notes—French Insolvency Laws."

        In a circumstance where obligations under the notes are rescheduled, enforcement measures under the assignment agreement would be suspended or prohibited for the duration of the rescheduling (and for up to two years), and any contractual interest or penalty for late payment would not accrue or be due during the period ordered by the court.

        In the context of voluntary judicial amicable settlement of debts proceedings, as discussed under "Description of the Notes—French Insolvency Laws," French courts would have the power (a) for a maximum period of four months, to prohibit us from paying any prior debts and our creditors (including the holders of the notes) from pursuing any legal proceedings against us for payment, termination of related agreements or enforcement of security (including pursuant to the assignment agreement); and (b) to defer or otherwise reschedule our payment obligations over a maximum period of two years.

        In the context of judicial reorganization or liquidation proceedings, from the date of the court order commencing any proceedings with respect to us, we would be prohibited from repaying any debts incurred prior to the commencement of the proceedings, and creditors would be barred from pursuing any legal action against us for payment, termination of related agreements or enforcement of security (including pursuant to the assignment agreement). In addition, provisions relating to termination of related agreements, or the acceleration of payment such as those contained in the indenture for the notes, would not be enforceable during any judicial reorganization proceedings, judicial liquidation proceedings or as soon as a company declares that it is unable to pay its debts when due.

        Finally, should reorganization or liquidation proceedings be opened against us, the security created pursuant to the assignment agreement would be extinguished unless the noteholders' claim against us under the indenture and the notes were filed in a timely manner in the reorganization or liquidation proceedings. See "Description of the Notes—French Insolvency Laws."

You may be unable to recover in civil proceedings for US securities laws violations.

        We are a company organized and existing under the laws of France. A majority of our directors and officers are not residents of the United States and a substantial portion of our assets and assets of our subsidiaries and those of their directors and executive officers are located outside the United States. Although we have appointed CT Corporation as our agent for service of process in connection with any action under the indenture, the notes and US securities laws, you may be unable to effect service of process within the United States on our directors and officers or to enforce judgments against them. Furthermore, we have been advised by our French counsel that the United States is not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, rendered in civil and commercial matters with France. There is, therefore, doubt as to the enforceability in France of civil liabilities based upon US securities laws in an action to enforce a US judgment in France. Furthermore, the enforcement in France of any judgment obtained in a New York court based on civil liabilities, whether or not predicated solely upon US federal securities laws, will be subject to certain conditions. There is also doubt that a French court would have the requisite power or authority to grant remedies sought in an original action brought in France on the basis of US securities laws violations. See "Enforcement of Civil Liabilities."

FORWARD LOOKING STATEMENTS

        This prospectus includes forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual financial condition, actual results of operations and cash flows, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our financial condition, results of operations and cash flows, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause those differences include, but are not limited to:

  •
  adverse economic conditions affecting the building sector;

  •
  existing or future regulations and standards in the markets where we operate;

  •
  intense competition in the markets where we operate;

  •
  pricing pressure in our main markets;

  •
  cost of production materials;

  •
  potential environmental liability and capital costs of compliance with applicable laws and regulations;

  •
  potential claims relating to asbestos;

  •
  diverse political, legal, economic and other conditions affecting the markets where we operate;

  •
  unfavorable currency exchange rate and interest rate fluctuations;

  •
  potential products liability;

  •
  interests of shareholders of our indirect parent company;

  •
  ability to protect intellectual property;

  •
  reliance on our largest distributors;

  •
  ability to attract and retain key personnel;

  •
  ability to successfully integrate business acquisitions;

  •
  ability to effectively manage our inventory;

  •
  ability to comply with labor and employment laws and regulations;

  •
  unfunded liabilities arising from pension plans and other post-retirement benefits;

  •
  material disruptions of our operations due to industrial actions;

  •
  possible liability of certain of our operating and holding companies for the debts of their subsidiaries; and

  •
  changes to tax laws.

        We urge you to read this prospectus, including the sections entitled "Risk Factors," "Operating and Financial Review and Prospects" and "Our Business," for a more complete discussion of the factors that could affect our future performance and the industry in which we operate.

        Except as required by law or the rules and regulations of any stock exchange on which the notes are listed, we undertake no obligation to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

PRESENTATION OF CURRENCY AND FINANCIAL INFORMATION;
EXCHANGE RATES

        Unless otherwise indicated, all financial information in this prospectus has been prepared in accordance with French GAAP. French GAAP differs in certain significant respects from US GAAP. For a discussion of the principal differences between French GAAP and US GAAP as they apply to us, see "Operating and Financial Review and Prospects," note 28 of our audited consolidated financial statements and note 28 to the audited consolidated financial statements of Legrand, our predecessor, in each case, included elsewhere in this prospectus.

        In this prospectus: (1) "Fr" or "French franc" refers to the former lawful currency of France prior to the introduction of the euro; (2) "€" or "euro" refers to the single currency of the participating member states, Member States, in the Third Stage of European Economic and Monetary Union, EMU, of the Treaty Establishing the European Community, as amended from time to time; and (3) "$" or "dollar" refers to the lawful currency of the United States.

        Some financial information in this prospectus has been rounded and, as a result, the totals of the data presented in this prospectus may vary slightly from the actual arithmetic totals of such information.

EXCHANGE RATE INFORMATION

        Since January 1, 2001, we, and Legrand, our predecessor have prepared and published our consolidated financial statements in euro. Our consolidated financial statements for 1998 through 2000 were originally prepared in French francs and later converted into euro. These French franc amounts have been converted into euro at the official conversion rate set on January 1, 1999 of Fr 6.55957 = €1.00. The use of this official conversion rate does not give effect to differences in the relative exchange rates for French franc and euro before January 1, 1999, the date on which the French franc/euro exchange rate was fixed. In addition, percentage changes between items in 1999 and 2000 discussed in this prospectus may not correspond exactly to the percentage changes between such items prior to their conversion into euro, due to rounding adjustments occurring on conversion.

        The table below shows certain noon buying rate information for euro/dollar exchange rates from January 1, 1998 through December 31, 2002. Amounts for 1998 and 1999, which were originally expressed in French francs per $1.00, have been converted into euro using the official conversion rate of Fr6.55957 = €1.00 set on January 1, 1999. This exchange rate information is provided only for your convenience and does not represent the exchange rates used by us in the preparation of our consolidated financial statements.

Period	At end of Period	Average(1) Rate	High	Low
	(€/$)
Year ended December 31, 1998	0.86	0.90	0.94	0.85
Year ended December 31, 1999	0.99	0.94	0.99	0.88
Year ended December 31, 2000	1.06	1.09	1.18	1.03
Year ended December 31, 2001	1.12	1.12	1.18	1.07
Year ended December 31, 2002	0.95	1.06	1.16	0.95
Month ended January 31, 2003	0.93	0.94	0.97	0.92
Month ended February 28, 2003	0.93	0.93	0.93	0.92
Month ended March 31, 2003	0.93	0.93	0.95	0.90
Month ended April 30, 2003	0.89	0.92	0.94	0.89
Month ended May 31, 2003	0.85	0.87	0.90	0.83
Month ended June 30, 2003	0.87	0.86	0.88	0.84
Month ended July 31, 2003	0.89	0.88	0.90	0.86
August 5, 2003	0.88

(1)
The average rate for the euro is calculated as the average of the month-end figures for the relevant year-long period or the average of the noon buying rates on each business day for the relevant month-long period.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization. See "The Acquisition and Related Transactions—External Debt Contribution" for a discussion of the use of proceeds from the sale of the initial notes.

THE ACQUISITION

        The following is a summary of the material provisions of the share purchase agreement between Lumina Parent, our indirect parent company, and Schneider relating to the acquisition of Legrand and the related minority buy-out offer of shares of Legrand.

The Acquisition

The Share Purchase Agreement

        On July 26, 2002, Lumina Parent entered into a share purchase agreement, the share purchase agreement, with Schneider to acquire (i) approximately 98.25% of the ordinary shares of Legrand and (ii) approximately 97.48% of the preferred non-voting shares of Legrand SA from Schneider for an aggregate purchase price of €3,626,971,897.

Warranties

        The share purchase agreement contains limited warranties by Schneider and Lumina Parent in favor of each other. Limited warranties given by Schneider relate, among other things, to the due incorporation of Legrand SA and clear and unencumbered ownership and title of Schneider to the Legrand shares sold in the acquisition. In addition, Schneider and Lumina Parent gave limited customary warranties to each other relating to, among other things, their incorporation and corporate power and authority to execute and deliver the share purchase agreement and to undertake the related transactions.

Indemnification

        Under the share purchase agreement, each party agreed to indemnify the other party from and against all losses, liabilities, damages, demands, claims, actions, judgments or causes of action, assessments, costs and expenses resulting from a breach of any of the obligations, representations and warranties made by it in the share purchase agreement. The obligation of Lumina Parent and Schneider to indemnify each other ends on June 10, 2004 unless the matter has been notified to the indemnifying party prior thereto.

Rights of First Refusal and First Offer

        Pursuant to the share purchase agreement, Schneider has a right of first refusal for a period of twelve months following the closing of the acquisition and a right of first offer for a period of twelve months following the first anniversary of the closing of the acquisition with respect to any sales of material assets owned by Legrand.

Call and Put Option Agreement

        Holders of stock options granted by Legrand SA (other than holders of stock options granted in 2001) have the right to exchange the ordinary and preferred non-voting shares resulting from the exercise of such stock options for Schneider's shares pursuant to an undertaking provided by Schneider to the holders of such stock options during its public tender offer for Legrand.

        On December 10, 2002, FIMAF and Schneider entered into a call and put option agreement whereby Schneider has agreed that it will sell to FIMAF, if FIMAF so wishes, and FIMAF has agreed to purchase, if Schneider so wishes, all ordinary and preferred non-voting shares of Legrand SA held by Schneider as a result of the exercise of such stock options. The call option is exercisable by FIMAF for a period of six months from the date on which Schneider becomes the recorded owner of the relevant Legrand SA shares and the put option may be exercised by Schneider after six months and fifteen days from the date on which Schneider becomes the recorded owner of the relevant Legrand SA shares and in no event later than twelve months after such date.

        Options subject to Schneider's stock option undertaking have exercise periods that continue through and until November 2007. As of December 31, 2002, the total number of options subject to Schneider's undertaking (and thus subject to the put and call option agreement) was 219,672 and 5,000 with respect to Legrand SA's ordinary and preferred non-voting shares, respectively. If all such options were exercised, converted into shares of Schneider and the shares of Legrand SA then held by Schneider were put to or called by FIMAF, the cost to FIMAF would be approximately €30.6 million, which would be more than offset by the aggregate exercise prices received by Legrand.

Minority Buy-Out Offer

        On December 11, 2002, FIMAF filed with the French Financial Markets Counsel, the CMF, and the French Securities Exchange Commission, the Commission des Opérations de Bourse, the COB, the documentation relating to a mandatory takeover offer (garantie de cours) pursuant to the mandatory takeover procedures under French law. Under this offer, all minority shareholders of Legrand SA, including those who own preferred non-voting shares, had the opportunity to sell their shares to FIMAF at the same per share price paid to Schneider pursuant to the share purchase agreement.

        Stock options issued by Legrand SA and held by employees and managers of Legrand which have not been exercised prior to the completion of the minority buy-out offer of shares of Legrand, however, will remain outstanding. Employees and managers of the Legrand group may therefore exercise these options after the minority buy-out offer of shares of Legrand is completed and become shareholders of Legrand SA. Because we intend to delist Legrand SA from the Paris Stock Exchange, Euronext Paris, following the completion of the minority buy-out offer of shares of Legrand, we will not be able to commence any subsequent public buy-out offer or squeeze-out procedure with respect to shares of Legrand SA issued to any person upon exercise of such options after the minority buy-out offer of shares of Legrand is completed. These 403,438 stock options comprised options over 398,438 ordinary shares and 5,000 preferred non-voting shares of Legrand SA representing 1.82% and 0.07%, respectively, of the fully diluted ordinary and preferred non-voting share capital of Legrand. As of March 11, 2003, out of a total number of 403,438 outstanding stock options, there were 384,188 options to purchase ordinary shares of Legrand SA outstanding which will not be exercisable prior to the minority buy-out offer of shares of Legrand.

        The timetable to carry out the mandatory takeover procedure (garantie de cours), the public buy-out offer (offre publique de retrait), and the squeeze-out procedure (retrait obligatoire) (provided that no procedural delays occur), is normally approximately 40 business days. Any public tender offer for a French company quoted on a regulated market in France is subject to prior approval of the CMF. The CMF approved the mandatory takeover procedure (garantie de cours) on December 18, 2002. The CMF approved the purchase price attributed to any shares subject to the public buy-out offer (offre publique de retrait) and the squeeze-out procedure (retrait obligatoire) prior to commencement of the public buy-out offer (offre publique de retrait). For the purpose of approving the purchase price attributed to the shares subject to the squeeze-out procedure (retrait obligatoire), the CMF was provided with a fairness opinion rendered by an independent expert. In any event, such purchase price had to be at least equal to the purchase price offered pursuant to the public buy-out offer (offre publique de retrait).

        ADAM and Tocqueville Finance S.A., two minority shareholders of Legrand SA, filed an action with the Paris Court of Appeal, challenging the decision of the CMF dated December 27, 2002 to open the mandatory takeover offer (garantie de cours) for the shares of Legrand SA and determining its timetable. Among other things, they requested that the mandatory takeover procedure (garantie de cours) be suspended.

        ADAM and Tocqueville Finance S.A. claimed in particular that the publication of the tender offer was not conducted in accordance with applicable French law, including claims that (i) the tender offer prospectus in connection with the mandatory takeover offer should have been immediately displayed on the internet site of the COB and (ii) the financial newspaper in which the mandatory takeover offer prospectus (AGEFI) was published is not circulated widely enough in France as required under French law relating to the mandatory takeover procedure.

        The COB posted the mandatory takeover offer prospectus on its website on January 8, 2003 and the mandatory takeover offer prospectus was published in another financial newspaper (Les Echos) on January 17, 2003. On January 27, 2003, the Court of Appeal rendered its decision on the petition for the suspension of the mandatory takeover offer.

        The Paris Court of Appeal found in favor of ADAM and Tocqueville Finance S.A. and, consequently, the mandatory takeover procedure was suspended until a decision of the Paris Court of Appeal was made on the merits. However, on February 5, 2003, FIMAF informed the CMF of its undertaking to offer to the shareholders of Legrand SA who have already sold their shares to FIMAF under the mandatory takeover offer an option to retract. Pursuant to such undertaking and the decision of the CMF dated February 5, 2003 to cancel its decision dated December 27, 2002 opening the mandatory takeover offer, ADAM and Tocqueville Finance S.A. agreed to withdraw their action.

        The mandatory takeover offer was initiated and closed on February 28, 2003. Under the mandatory takeover offer, FIMAF acquired 204,229 ordinary shares and 68,575 preferred non-voting shares of Legrand SA.

        Following the mandatory takeover offer, FIMAF filed with the CMF and the COB the documentation relating to a public buy-out offer (offre publique de retrait) combined with a squeeze out procedure (retrait obligatoire), the minority buy-out offer, for the acquisition of Legrand SA's outstanding common and preferred non-voting shares not already owned by FIMAF.

        The minority buy-out offer was expected to have closed on April 14, 2003. However, on April 7, 2003, five minority shareholders, including ADAM and Tocqueville Finance S.A., filed an action with the Paris Court of Appeal challenging (i) the decision of the CMF dated March 26, 2003 approving the minority buy-out offer (decision de recevabilité), (ii) the decision of the CMF dated March 31, 2003 to begin the minority buy-out offer period and set the timetable for the minority buy-out offer (ouverture de l'offre et fixation du calendrier) and (iii) the decision of the COB dated March 27, 2003 to attribute a visa in effect approve the prospectus for distribution (note d'information) relating to the minority buy-out offer prospectus and to the minority buy-out offer process. On the same day, the plaintiffs also requested that the minority buy-out offer be suspended. The term "attributing a visa" in relation to a prospectus in France means that the French Securities Exchange Commission has reviewed such prospectus, their comments have been incorporated and the prospectus can be distributed to the public in France by such means as for example publication in a newspaper.

        Consequently, the CMF has decided to postpone the closing of the minority buy-out offer until at least eight days after the Paris Court of Appeal delivers its decisions on the merits of such claims. The plaintiffs and the Paris Court of Appeal have agreed to this postponement.

        The Court of Appeal's decision is expected by mid-September 2003.

        If the Court of Appeal rules against the plaintiffs, we estimate that the minority buy-out offer should be completed by approximately end of September 2003. If it rules in favor of the plaintiffs, FIMAF would have to file a revised proposal for the minority buy-out offer with the CMF and the COB, in which case completion of the process would be expected to occur approximately by November 2003.

        Upon completion of the minority buy-out offer, FIMAF will hold 100% of the outstanding share capital and voting rights of Legrand SA (other than directors' qualifying shares and shares subject to outstanding employees' and managers' stock options).

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        We issued the initial notes on February 12, 2003 to Credit Suisse First Boston, Lehman Brothers and The Royal Bank of Scotland, the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the initial notes to "qualified institutional buyers," as defined in Rule 144A under the US Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the US Securities Act. As a condition to the sale of the initial notes, we entered into a registration rights agreement with the initial purchasers on February 12, 2003. Pursuant to the registration rights agreement, we agreed that we would:

  (1)
  file an exchange offer registration statement with the SEC on or prior to May 13, 2003;

  (2)
  use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to August 11, 2003;

  (3)
  keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days; and

  (4)
  use our reasonable efforts to consummate the exchange offer on or prior to September 10, 2003.

        We are offering the exchange notes in exchange for the outstanding notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

Resale of the Exchange Notes

        Based upon an interpretation by the staff of the SEC contained in several no-action letters issued to third parties, we believe that you may exchange outstanding notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see EXXON CAPITAL HOLDINGS CORPORATION, available May 13, 1988, MORGAN STANLEY & CO. INCORPORATED, available June 5, 1991 and SHEARMAN & STERLING, available July 2, 1993, and other interpretive letters to similar effect. We believe that you will be allowed to resell exchange notes to the public without further registration under the US Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the US Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are:

  —
  a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the US Securities Act; or

  —
  you are an "affiliate" of ours within the meaning of Rule 405 under the US Securities Act.

        In addition, if:

  —
  you are a broker-dealer; or

  —
  you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the US Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the US Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 9.00 am, New York City time on September 9, 2003. We will issue $1,000 principal amount of dollar exchange notes in exchange for each $1,000 principal amount of outstanding dollar notes surrendered pursuant to the exchange offer. We will issue €1,000 principal amount of euro exchange notes in exchange for each €1,000 principal amount of outstanding euro notes surrendered pursuant to the exchange offer. You may tender outstanding notes only in integral multiples of $1,000 or €1,000, respectively.

        The form and terms of each series of the exchange notes are the same as the form and terms of the outstanding notes except that:

  —
  we will register the exchange notes under the US Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

  —
  holders of the exchange notes will not be entitled to any of the rights of holders of outstanding notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of, the indenture under which the exchange notes will be issued, so the exchange notes and the outstanding notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $350,000,000 and €277,500,000 in aggregate principal amount of the outstanding dollar notes and euro notes are outstanding, respectively, and registered in the name of Cede & Co., as nominee for The Depository Trust Company, DTC, in respect of the outstanding dollar notes and registered in the name of The Bank of New York Depositary (Nominees) Limited, as nominee for the common depository for Euroclear and Clearstream in respect of the outstanding euro notes. Only registered holders of the outstanding notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the US Securities Act, the US Exchange Act and the rules and regulations of the SEC.

        We will be deemed to have accepted validly tendered outstanding notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us. Oral notice will be given by an authorized representative of the registrant to the exchange agent who will communicate such information in writing to the noteholders.

        If you tender outstanding notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below in "—Fees and Expenses," in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 9.00 am, New York City time on September 9, 2003 which date will be the expiration date, unless we, in our sole discretion, extend the exchange offer.

        The exchange notes will be delivered promptly following the expiration date.

        To extend the exchange offer, we will:

  —
  notify the exchange agent of any extension orally or in writing; and

  —
  mail to each registered holder an announcement that will include disclosure of the approximate number of outstanding notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable discretion:

  —
  to delay accepting any outstanding notes;

  —
  to extend the exchange offer;

  —
  if any conditions listed below under "—Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  —
  to amend the terms of the exchange offer.

        We will follow any delay in acceptance, extension or termination by oral notice to the exchange agent who will communicate such information in writing to the noteholders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will promptly distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

Interest on the Exchange Notes

        The exchange notes will bear interest at the same rate and on the same terms as the outstanding notes. Consequently, the exchange notes will bear interest at a rate equal to 10.5% with respect to the exchange notes exchanged for the outstanding dollar notes and 11% with respect to the exchange notes exchanged for the outstanding euro notes (calculated using a 360-day year). Interest will be payable semi-annually on each February 15 and August 15, commencing August 15, 2003.

        You will receive interest on August 15, 2003 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the outstanding notes from the date of delivery to the date of exchange.

Book-Entry Transfer

        The exchange agent will seek to establish accounts with respect to the outstanding notes at each book-entry transfer facility for purposes of an exchange offer within two business days after the date of this prospectus unless the exchange agents already have established an account with the book-entry transfer facility suitable for an exchange offer. If you are a financial institution that is a participant or an account holder in a book-entry transfer facility's system, you may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the applicable exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer.

        DTC's ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the applicable exchange agent unless an agent's message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent's message. To tender outstanding dollar notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

        In order for an acceptance of an exchange offer through ATOP to be valid, an agent's message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

        The term agent's message means a message transmitted by DTC, Euroclear or Clearstream, as the case may be, to, and received by, the exchange agent. An agent's message forms a part of the book-entry confirmation, which states that DTC, Euroclear or Clearstream, as applicable, has received an express acknowledgement from the participant or account holder, as the case may be, tendering the outstanding notes, which states that such participant or account holder, as applicable, has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to a guaranteed delivery, that such participant or account holder, as the case may be, has received and agrees to be bound by the applicable notice of guaranteed delivery) and that we may enforce such agreement against such participant or account holder, as the case may be.

Procedures For Tendering

        You may tender outstanding notes in the exchange offer only if you are a registered holder of outstanding notes. To tender in the exchange offer, you must:

  —
  complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

  —
  have the signatures guaranteed if required by the letter of transmittal; and

  —
  mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under "—Exchange Agent" for receipt before the expiration date.

        In addition, either:

  —
  the exchange agent must receive certificates for the outstanding notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

  —
  the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

  —
  you must comply with the guaranteed delivery procedures described below.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or outstanding notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

        If you are a beneficial owner of outstanding notes whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the outstanding notes you must either:

  —
  contact the registered holder to transfer ownership of the outstanding notes into your name; or

  —
  obtain a bond power which has been signed by the registered holder.

        The transfer of registered ownership may take considerable time unless the outstanding notes are tendered:

  —
  by a registered holder who has not requested the exchange notes or the outstanding notes not exchanged to be issued or sent to someone other than such registered holder; or

  —
  for the account of:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "—Withdrawal of Tenders."

        If the letter of transmittal is signed by a person other than the registered holder, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes.

        If the letter of transmittal or any initial outstanding or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

        The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender notes.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of outstanding notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of outstanding notes to have been made until you cure the defects or irregularities.

        While we have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "—Conditions," and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

        If you wish to tender outstanding notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

  —
  you are not an affiliate of ours;

  —
  you will acquire any exchange notes in the ordinary course of your business; and

  —
  at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the exchange notes.

        In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the outstanding notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the US Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Notes

        If we do not accept any tendered outstanding notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit outstanding notes for a greater principal amount than you desire to exchange, we will promptly return the unaccepted, withdrawn or non-exchanged notes without expense to you. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, we will credit promptly the outstanding notes to an account maintained with the depositary.

Guaranteed Delivery Procedures

        If you wish to tender your outstanding notes and (1) the notes are not immediately available or (2) you cannot deliver the certificates evidencing the outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

  (1)
  the tender is made through an eligible guarantor institution;

  (2)
  before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

  —
  states your name and address, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered,

  —
  states that the tender is being made by that notice of guaranteed delivery, and

  —
  guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer of a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

  (3)
  within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and all other documents required by the letter of transmittal.

        Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of outstanding notes at any time before 9.00 am, New York City time on the expiration date.

        To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

  —
  specify the name of the person who deposited the outstanding notes to be withdrawn;

  —
  identify the outstanding notes to be withdrawn, including, if applicable, the certificate number(s) and principal amount of the outstanding notes;

  —
  be signed in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees or be accompanied by documents of transfer sufficient to have the trustee register the transfer of those outstanding notes to the name of the person withdrawing the tender; and

  —
  specify the name in which the outstanding notes are to be registered if different from that of the depositor.

        We will determine in our sole discretion all questions as to the validity, form, and eligibility of the notices. Our determination will be final and binding on all parties. We will not deem any properly withdrawn outstanding notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those outstanding notes, unless you validly retender the withdrawn outstanding notes. You may retender properly withdrawn outstanding notes by following one of the procedures described above under "—Procedures for Tendering" at any time before the expiration date.

Conditions

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any outstanding notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

        If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

  —
  refuse to accept any outstanding notes and return all tendered outstanding notes to you;

  —
  extend the exchange offer and retain all outstanding notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the outstanding notes; or

  —
  waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

        If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Termination of Rights

        All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

  —
  to indemnify you and parties related to you against liabilities, including liabilities under the U.S. Securities Act; and

  —
  to provide, upon your request, the information required by Rule 144A(d) (4) under the U.S. Securities Act to permit resales of the notes pursuant to Rule 144A.

Shelf Registration

        If:

  (1)
  we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or in applicable interpretations thereof by the staff of the SEC; or

  (2)
  the exchange offer is not consummated by September 10, 2003; or

  (3)
  any holder of transfer restricted securities notifies us prior to the 20th business day following consummation of the exchange offer that:

  (a)
  it is not eligible to participate in the exchange offer; or

  (b)
  that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

  (4)
  any initial purchaser so requests with respect to initial notes not eligible to be exchanged for exchange notes in the exchange and held by such initial purchaser following the consummation of the exchange offer we will use our reasonable efforts to file with the SEC and to cause to be declared effective within 180 calendar days following the occurrence of any of the foregoing events described in (1)-(4) above a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

        For purposes of the preceding, "transfer restricted securities" means each initial note until:

  (1)
  the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

  (2)
  following the exchange by a broker-dealer in the exchange offer of an initial note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

  (3)
  the date on which such initial note has been effectively registered under the US Securities Act and disposed of in accordance with the shelf registration statement; or

  (4)
  the date on which such private note is distributed to the public pursuant to Rule 144 under the US Securities Act or is saleable pursuant to Rule 144(k) under the US Securities Act.

Additional Interest

        If:

  (1)
  we fail to file the registration statement required by the registration rights agreement on or before the date specified for such filing; or

  (2)
  the registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

  (3)
  following the declaration of effectiveness of the registration statement we fail to consummate the exchange offer on or prior to September 10, 2003; or

  (4)
  the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of transfer restricted securities during the periods specified in the registration rights agreement, in each case without being succeeded by a post-effective amendment to such shelf registration statement or the exchange offer registration statement that cures such failure and that is declared effective within five business days after the date on which such shelf registration statement or the exchange offer registration statement ceased to be effective or usable (each such event referred to in clauses (1) through (4) above, a "registration default");

then we will pay additional interest to each holder of outstanding notes affected during the period of one or more registration defaults, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum (which amount will be increased by an additional 0.25% per annum for each subsequent 90-day period until all registration defaults have been cured; provided that the amounts at which additional interest accrues may in no event exceed 1.0% per annum) in respect of the transfer restricted securities held by such holder. The additional interest shall cease to accrue upon (i) the filing of the applicable registration statement, (ii) the effectiveness of the exchange offer registration statement, (iii) the consummation of the exchange offer or the effectiveness of the shelf registration statement, or (iv) upon filing of a post-effective amendment to the exchange offer registration statement or the shelf registration statement, as the case may be.

Exchange Agent

        We have appointed The Bank of New York as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Hand or Overnight Delivery:
The Bank of New York 101 Barclay Street, 7 East New York, NY 10286 Attention: Reorganization Section	The Bank of New York 101 Barclay Street, Corporate Trust Services Window Ground Level New York, NY 10286 Attention: Reorganization Section
By Facsimile: Attention: Corporate Trust Administration + 1 212 298 1915 For information by telephone: +1 212 815 2742

        Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees And Expenses

        We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our officers and regular employees may make additional solicitations by facsimile, telephone or in person.

        We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer.

        We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $750,000. These expenses include registration fees and filing fees, fees and expenses of compliance with US federal securities and state blue sky or securities laws, all printing and messenger services, all fees and disbursements of our counsel, all application and filing fees in connection with the listing of the exchange notes and all fees and expenses of our independent certified public accountant.

        We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the outstanding notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

CAPITALIZATION

        The following table sets forth our consolidated capitalization computed in accordance with French GAAP as of June 30, 2003. You should read this table in conjunction with "The Acquisition," "Operating and Financial Review and Prospects," "Description of Other Indebtedness," "Description of the Notes" and the financial statements included elsewhere in this prospectus. As discussed under "Use of Proceeds," the exchange offer is not expected to have an impact on our capitalization.

As of June 30, 2003
(€ in millions)
Short-term debt (including current portion of long-term debt)	125

Long-term debt:
Senior Credit Facilities	1,586
Subordinated perpetual notes (TSDIs)	130
Yankee bonds	335
Initial notes	601
Other	29
Subordinated shareholder PIK loan	1,184

Total long-term debt	3,865

Shareholders' equity	471

Total capitalization	4,461

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma statement of income has been derived by applying pro forma adjustments to our historical consolidated statement of income and the audited consolidated financial statements of Legrand, our predecessor included elsewhere in this prospectus. The pro forma statement of income gives effect to the following transactions, as though they had occurred on January 1, 2002:

  •
  the acquisition of Legrand by FIMAF for aggregate cash consideration of €3,626 million;

  •
  the completion of the minority buy-out offer of shares of Legrand (assuming a per share price equal to that paid in the acquisition and the acquisition of all outstanding options) for aggregate cash consideration of €74 million;

  •
  the sale of all marketable securities held by the group;

  •
  the repayment of all outstanding indebtedness of Legrand (other than the $400 million 8.5% yankee bonds, or yankee bonds, the subordinated perpetual notes, or TSDIs, and €39 million of existing debt, including capital leases and other debt);

  •
  the financing of the foregoing transactions with existing cash of Legrand and with:

  •
  the proceeds from the issuance of ordinary shares to the consortium;

  •
  the proceeds from the subordinated shareholder PIK loan;

  •
  borrowings under the senior credit agreement; and

  •
  existing cash resources of FIMAF under the mezzanine credit agreement; and

  •
  the use of the net proceeds of the offering of the initial notes on February 12, 2003, to repay the amounts borrowed under the mezzanine credit agreement; and

  •
  the redemption of the preferred equity certificates in connection with the offering of the initial notes on February 12, 2003 and the issuance of the subordinated shareholder PIK loan

  •
  the impact of the cross-currency interest rate swap with respect to the yankee bonds pursuant to which the rate payable on $350 million principal amount of the yankee bonds will be 4.6% per year.

        See "The Acquisition," "Description of Other Indebtedness" and "Description of the Notes."

        The adjustments necessary to fairly present the pro forma statement of income have been made based on available information and assumptions that we believe are reasonable. The pro forma statement of income is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period.

        The acquisition and minority buy-out offer was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, SFAS No. 141, Business Combinations SFAS 141. As a result, the total purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess of the purchase price over the identifiable net assets acquired allocated to goodwill.

        The pro forma statement of income should be read in conjunction with the historical financial statements included elsewhere in this prospectus and the information set forth in "The Acquisition," "Unaudited Pro Forma Consolidated Financial Information," "Operating and Financial Review and Prospects," "Description of Other Indebtedness" and "Description of the Notes."

FIMEP SA

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

For the Year Ended December 31, 2002

	Legrand Historical French GAAP (for the period from January 1, 2002 through December 10, 2002)(a)	FIMEP Historical (for the period from December 10, 2002 through December 31, 2002)(a)	US GAAP Adjustments(b)	Adjustments for the Acquisition and Minority Buy- Out Offer(c)		Adjustments for the Financing(d)	Pro Forma
	(€ in millions)
Net sales	2,748	222	(38)	—		—	2,932
Cost of goods sold	(1,521)	(179)	2	49	(c)	—	(1,649)
Administrative and selling expenses	(704)	(64)	(7)	(123)		—	(898)
Research and development expenses	(126)	(113)	7	95		—	(137)
Other operating expenses	(2)	6	(27)	—		—	(23)
Amortization/impairment of goodwill	(53)	(3)	44	12	(c)	—	—

Operating income	342	(131)	(19)	33		—	225
Financial income (expense)	(50)	(20)	8	—		(213) (d)	(275)
Profits (losses) from disposal of fixed assets	11	(5)	(6)	—		—	—
Other expenses	(66)	(5)	72	—		—	1
Expenses related to the take-over bid for shares	(3)	(1)	4	—		—	—

Income (loss) before taxes, minority interests and equity in earnings of investees	234	(162)	59	33		(213)	(49)
Income taxes	(55)	29	(31)	(12	)(e)	69 (e)	—

Net income (loss) before minority interests and equity in earnings of investees	179	(133)	28	21		(144)	(49)
Minority interests	(1)	2	—	—		—	1
Equity in earnings of investees	2	2	—	—		—	4

Net income (loss)	180	(129)	28	21		(144)	(44)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

(a)
Reflects our historical results of operations and those of Legrand, our predecessor, for the relevant periods prepared in accordance with French GAAP.

(b)
Reflects the adjustments required to convert our historical results of operations and those of Legrand, our predecessor, from French GAAP to US GAAP. Refer to note 28 to our audited consolidated financial statements and note 28 to the audited consolidated financial statements of Legrand included elsewhere in this prospectus, for a description of the adjustments.

(c)
Reflects the acquisition of Legrand and the completion of the minority buy-out offer of shares of Legrand. The acquisition of Legrand was, and the minority buy-out offer of shares of Legrand will, be accounted for under the purchase method of accounting in accordance with SFAS 141.

The purchase price allocation is detailed as follows:
Amount
(€ in millions)
Estimated cash consideration	3,700
Estimated costs and expenses	93

Estimated purchase price	3,793

US GAAP book value of net assets acquired, net of acquired goodwill	778
Estimated fair value adjustments:
Inventories(i)	175
Land (property, plant and equipment)	39
Trademarks—indefinite useful life (intangible assets)(ii)	1,498
Trademarks—finite useful life (intangible assets)(iii)	68
Core technology (intangible assets)(iv)	570
In-process research and development(v)	95
Long-term deferred tax liabilities	(936)
Subordinated Perpetual Notes (TSDIs) and related swaps	1
Yankee bonds and related swaps	172
Other	(48)

Estimated fair value of identifiable net assets acquired	2,412

Estimated goodwill(ii)	1,381

(i)
In connection with the acquisition, we recorded a purchase accounting adjustment of €175 million to adjust the carrying value of inventory to its estimated fair value, which is reflected as additional cost of goods sold when the inventory on hand at the date of acquisition is sold. For the period from December 10, 2002 through December 31, 2002, we recognized €49 million of additional cost of goods sold related to this adjustment. The remaining €126 million is expected to be reflected in cost of goods sold for the first half of 2003.

(ii)
In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), goodwill and trademarks with an indefinite useful life will not be amortized in our future income statements; instead, we will review our goodwill and indefinite-lived trademarks for impairment on an annual basis and whenever facts and circumstances indicate that the carrying amounts may not be recoverable. The fair value of the group's trademarks was determined based on a "relief-from-royalty" approach, whereby fair value was determined as the after-tax savings to the group resulting from ownership of trademarks (royalties saved less costs required to maintain existing trademarks). A long-term growth rate ranging from 2.5% to 3.0% and a royalty rate of 1% to 5% were used in computing the fair value of trademarks.

(iii)
Trademarks with a finite useful life will be amortized on a straight-line basis over estimated useful lives of 10 to 20 years. The fair value of the group's trademarks was determined based on a "relief-from-royalty" approach, whereby fair value was determined as the after-tax savings to the group resulting from ownership of trademarks (royalties saved less costs required to maintain existing trademarks). A long-term growth rate ranging from 2.5% to 3.0% and a royalty rate of 1% to 5% were used in computing the fair value of trademarks.

(iv)
Core technology will be amortized on an accelerated basis over its estimated useful life of 10 years. The fair value of core technology was estimated based on an excess earnings approach, which computed the present value of the excess earnings

  (after-tax operating margin adjusted for required returns on tangible and intangible assets) discounted at the group's weighted-average cost of capital.

(v)
We allocated €95 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs are expensed as of the date of the acquisition in accordance with Financial Accounting Standards Board, FASB, Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method, FIN 4.

        The following summarizes the pre-tax adjustments reflected in our pro forma statement of income of the purchase accounting adjustments (excluding the effect of income taxes—see footnote (f) below):

Year ended December 31, 2002
(€ in millions)
Additional amortization expense related to estimated fair value of identifiable intangible assets with a finite useful life (notes (c)(iii) and (c)(iv))	(123)
Eliminate historical non-recurring charge related to purchase accounting adjustment for in-process research and development (note (c)(v))	95
Eliminate historical non-recurring charge related to purchase accounting adjustment for inventory (note (c)(i))	49
Eliminate historical impairment charge related to goodwill	12

Pro forma adjustment	33
(d)
Adjustment to reflect the increase in interest expense arising from the transactions described above is detailed as follows:
	Assumed Interest Rate	Year ended December 31, 2002
	%	(€ in millions)
Computation of pro forma financial income (expense)(v):
Full year of interest expense on pro forma debt outstanding:
Senior Credit Agreement(i):
Term A Facility	5.06	(34.9)
Term B Facility	5.56	(24.0)
Term C Facility	6.06	(26.1)
Borrowing Base facility	5.06	(8.1)
Initial notes(ii)	10.69	(69.6)
Yankee bonds	4.04	(14.7)
Subordinated Perpetual Notes (TSDIs)	10.42	(38.9)
Subordinated shareholder PIK loan(iii)	5.00	(57.0)
Other debts		(6.8)
Amortization of deferred financing costs(iv)		(15.0)

		(295.1)
Less: historical interest income on cash and restricted cash		7.8
Less: historical change in fair value of derivatives		12.0

Net pro forma financial income (expense)(v)		(275.3)

Computation of pro forma adjustment to financial income (expense):
Net pro forma financial income (expense)		(275.3)
Less: Combined historical financial income (expense)		62.0

Pro forma adjustment to financial income (expense)(v)		(213.3)

(i)
Borrowings under the senior credit agreement bear interest at variable rates. The above interest rates are based on estimated rates as of December 31, 2002; however, actual rates could vary. A 0.125% per annum change in the interest rate on the borrowings under the senior credit agreement would change pro forma interest expense by approximately €2 million for the year ended December 31, 2002.

(ii)
Interest expense on the dollar notes has been calculated using the rate of 10.50% per annum. Interest expense has been converted into euro using the average exchange rate of $ = €1.0638, our average rate for the year ended December 31, 2002.

(iii)
The subordinated shareholder PIK loan bears interest at a rate of 5% per annum, payable at maturity. The intercreditor deed prohibits payment of cash interest on the subordinated shareholder PIK loan.

(iv)
Deferred financing costs are amortized over the term of the related debt using the effective interest method.

(v)
Following the acquisition, the swap associated with the yankee bonds is no longer designated and accounted for as a hedge of the fair value of the yankee bonds and, accordingly, will be marked-to-market through income prospectively. For the period from January 1, 2002 through December 10, 2002, the change in fair value related to this swap was approximately €77 million. This amount is not included in the historical determination of net income for Legrand and, accordingly, is also excluded from the determination of the pro forma net income of FIMEP for the year ended December 31, 2002.

(e)
Adjustment to reflect the income tax effects of the above pro forma adjustments assuming a statutory income tax rate of 36.43% subject to management's assessment that it will not be in a position to realize tax benefit on a consolidated basis.

(f)
On a pro forma basis, after giving effect to the financing transactions undertaken in connection with the acquisition (including the offering of the initial notes on February 12, 2003 and the application of the proceeds thereof), repayment all outstanding indebtedness of Legrand (other than the yankee bonds, the TSDIs and €39 million of capital leases and other debt) our earnings would have been inadequate to cover fixed charges for the year ended December 31, 2002. The amount to cover the deficiency would have been €51 million.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        Certain legal matters in connection with the exchange offer will be passed upon for us by Simpson Thacher & Bartlett LLP, London, England, as to matters of United States and New York law. Certain partners of Simpson Thacher & Bartlett LLP and related persons have an indirect interest in less than 1% of our ordinary shares. In addition, Simpson Thacher & Bartlett LLP has in the past provided, and may continue to provide, legal services to KKR and its affiliates, including KKR European Fund, Limited Partnership, KKR 1996 Fund (Overseas), Limited Partnership or KKR Millennium Fund (Overseas) Limited Partnership.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION

        The following table presents selected historical and unaudited pro forma consolidated financial information for us and Legrand, our predecessor, for the five years through December 31, 2002 and each of the six months ended June 30, 2003 and 2002. Selected historical consolidated financial information for us is presented as of December 31, 2002 and for the period from December 10, 2002 through December 31, 2002 and as of June 30, 2003 and for the six months then ended and reflects the effects of purchase accounting adjustments recorded in connection with the acquisition of Legrand by FIMAF. Prior to December 10, 2002, we had no operations of our own. Selected historical consolidated financial information for Legrand is presented as of December 31, 2001 and for each of the four years in the period then ended, for the period from January 1, 2002 through December 10, 2002 and for the six months ended June 30, 2002. This data has been derived from the audited consolidated financial statements of Legrand, our predecessor, and our audited consolidated financial statements, which were prepared in accordance with French generally accepted accounting principles, French GAAP, which differ in certain significant respects from US GAAP. See note 28 to our audited consolidated financial statements and note 28 to the audited consolidated financial statements of Legrand, our predecessor, for a description of the principal differences between French GAAP and US GAAP as they relate to us, and a reconciliation of net income and shareholders' equity for the periods and as of the dates therein indicated. The unaudited pro forma consolidated financial information has been derived from, and should be read in conjunction with, the "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.

        Legrand's consolidated financial statements and selected historical consolidated financial information are reported in euro. Legrand's consolidated financial statements for periods prior to January 1, 2001 were originally prepared in French francs prior to their conversion into euro. These French franc amounts have been converted into euro at the official conversion rate set on January 1, 1999 of Fr 6.55957 = €1.00. The comparative financial statements reported in euro as of and for the years ended December 31, 1999 and 2000 depict the same trends as would have been presented if Legrand had continued to present financial statements in French francs. Comparative financial information for periods prior to January 1, 1999 are not comparable to the financial statements of other companies reporting in euro and that restated amounts from a different currency than the French franc. The use of this official conversion rate mentioned above, does not take into account the fact that the value of the French franc may have been different before January 1, 1999. See "Exchange Rate Information."

        For more detailed financial information, please read "Operating and Financial Review and Prospects" and our audited consolidated financial statements, the audited consolidated financial statements of Legrand, our predecessor, each with the related notes, and "Unaudited Pro Forma Consolidated Financial Information," which are all included elsewhere in this prospectus.

	Predecessor					FIMEP		Predecessor	FIMEP
					Period from January 1, 2002 through December 10, 2002	Period from December 10, 2002 through December 31, 2002
									Six months ended June 30, 2003
	Year ended December 31,						Pro forma year ended December 31, 2002
								Six months ended June 30, 2002
	1998	1999	2000	2001
	(€ in millions)
Consolidated Statement of Income Data
French GAAP
Net sales	2,177	2,300	2,799	3,096	2,748	222		1,523	1,389
Cost of goods sold	(1,205)	(1,265)	(1,539)	(1,748)	(1,521)	(179)		(854)	(884)
Administrative and selling expenses	(503)	(558)	(677)	(775)	(704)	(64)		(401)	(373)
Research and development expenses	(102)	(110)	(123)	(136)	(126)	(113)		(69)	(132)
Other operating income (expenses)	2	17	(2)	—	(2)	6		(3)	5
Amortization of goodwill	(18)	(17)	(29)	(47)	(53)	(3)		(24)	(21)
Operating income (loss)	351	367	429	390	342	(131)		171	(16)
Interest income (expense)	(30)	(27)	(64)	(92)	(50)	(20)		(27)	(65)
Expenses related to the takeover bid for shares(1)	—	—	—	(18)	(3)	(1)		—	—
Net income (loss)	193	204	235	176	180	(129)		100	(87)
US GAAP
Net sales	2,151	2,275	2,768	3,057	2,713	219	2,932	1,523	1,389
Cost of goods sold	(1,203)	(1,263)	(1,537)	(1,749)	(1,519)	(179)	(1,649)	(854)	(884)
Administrative and selling expenses	(503)	(558)	(677)	(775)	(704)	(71)	(803)	(401)	(373)
Research and development expenses	(102)	(110)	(123)	(136)	(126)	(106)	(232)	(69)	(132)
Other operating income (expenses)(2)	8	12	4	(13)	(21)	(2)	(23)	(4)	(14)
Amortization/impairment of goodwill	(18)	(17)	(29)	(47)	(12)	—	—	—	—
Operating income (loss)	333	339	406	337	331	(139)	225	195	(14)
Net income (loss)	185	196	225	144	208	(129)	(44)	121	(134)
Consolidated Balance Sheet Data (as of end of period)
French GAAP
Cash and cash equivalents	211	304	380	531		559
Marketable securities	654	612	569	603		196
Working capital(3)	953	996	546	440		553
Total assets	3,092	3,370	4,819	5,270		6,581
Total debt(4)	1,223	1,283	2,480	2,526		4,654
Total liabilities	1,969	2,109	3,425	3,483		5,891
Capital stock	42	54	53	56		759
Total shareholders' equity	1,113	1,254	1,385	1,777		626
US GAAP
Cash and cash equivalents	211	304	380	531		559			102
Marketable securities	654	612	515	815		196			58
Working capital(3)	953	999	495	657		565			559
Total assets	3,551	3,911	5,373	5,952		7,330			6,287
Total debt(4)	1,562	1,647	2,877	2,962		4,639			3,960
Total liabilities	2,608	2,629	3,968	4,165		6,653			5,836
Capital stock	42	54	53	56		759			759
Total shareholders' equity	1,142	1,275	1,396	1,777		626			425

	Predecessor					FIMEP		Predecessor	FIMEP
					Period from January 1, 2002 through December 10, 2002	Period from December 10, 2002 through December 31, 2002
									Six months ended June 30, 2003
	Year ended December 31,						Pro forma year ended December 31, 2002
								Six months ended June 30, 2002
	1998	1999	2000	2001
	(€ in millions, except ratios and per share amounts)
Other Consolidated Financial Data
French GAAP
Depreciation and amortization	(149)	(158)	(194)	(240)	(231)	(120)		124	176
EBITDA(5)	500	525	623	630	573	(11)		295	160
Adjusted EBITDA(6)	500	525	623	630	573	38		295	286
Net cash provided by (used in) operating activities	295	342	244	407	458	(83)		183	90
Net cash provided by (used in) investing activities	(334)	(170)	(1,061)	(181)	156	(2,902)		222	98
Net cash provided by (used in) financing activities	(79)	(80)	892	(74)	(707)	3,537		(605)	(636)
Ratio of earnings to fixed charges(7)	3.69	3.98	3.23	2.21	2.61	*		3.98	*
Capital expenditures	(191)	(213)	(234)	(189)	(138)	(16)		(75)	(65)
Cash dividends per common share	1.55	1.70	1.87	1.87	—	—	—	—	—
Cash dividends per preferred, non-voting share	2.48	2.72	2.99	2.99	—	—	—	—	—
US GAAP
Depreciation and amortization	(149)	(158)	(194)	(243)	(190)	(155)	(323)	100	155
EBITDA(5)	482	497	600	580	521	(22)	548	295	141
Adjusted EBITDA(6)	482	497	600	580	521	27	548	295	267
Ratio of earnings to fixed charges(8)	4.47	5.06	3.75	2.37	3.63	*	*	5.08	*

*
For the period from December 10, 2002 to December 31, 2002, earnings were inadequate to cover fixed charges and the amount to cover the deficiency was €164 million under French GAAP and €161 million under US GAAP. For the year ended December 31, 2002, earnings would have been inadequate to cover fixed charges on a pro forma US GAAP basis, and the amount to cover the deficiency would have been €51 million. For the six-month period ended June 30, 2003, earnings were inadequate to cover fixed charges. The amount to cover the deficiency was €108 million under French GAAP and €175 million under US GAAP.

(1)
Represents one-time expenses associated with the public takeover bid for Legrand by Schneider. These expenses are comprised primarily of fees and bank costs associated directly with the public takeover bid. Please refer to note 17 of the audited consolidated financial statements of Legrand included elsewhere in this prospectus. For US GAAP purposes, these expenses were reclassified to "Other operating expenses."

(2)
Includes historical one-time expenses associated with the public takeover bid for Legrand by Schneider. See note (1) above.

(3)
Working capital is calculated as current assets less current liabilities.

(4)
Total debt is calculated as the sum of short-term borrowings, long-term borrowings, the subordinated perpetual notes, or TSDIs, the related party loan, the payment-in-kind loans and the preferred equity certificates. The related party loan was funded with the proceeds from the issuance of preferred equity certificates by the related party (which were redeemed in connection with the offering of the initial notes, on February 12, 2003, and replaced with our subordinated payment-in-kind shareholder loan).

(5)
EBITDA means operating income plus depreciation of tangible assets and amortization of intangible assets. EBITDA is not a measurement of performance under GAAP and you should not consider EBITDA as an alternative to (a) operating income or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance, (b) cash flows from operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs or (c) any other measures of performance under GAAP. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information has been disclosed in this prospectus to permit a more complete and comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate EBITDA identically, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

          The following table provides a reconciliation of net cash flows from operating activities to EBITDA:

	Predecessor					FIMEP	Predecessor	FIMEP
					Period from January 1, 2002 through December 10, 2002	Period from December 10, 2002 through December 31, 2002
								Six months ended June 30, 2003
	Year ended December 31,
							Six months ended June 30, 2002
	1998	1999	2000	2001
	(€ in millions)
Net cash provided from operating activities	295	342	244	407	458	(83)	183	90
Non-operating expense (income), net	158	163	194	214	162	(2)	71	71
Changes in operating assets and liabilities	42	16	174	(36)	(114)	143	26	54
Other	5	4	11	45	67	(69)	15	(55)

EBITDA French GAAP	500	525	623	630	573	(11)	295	160

US GAAP reclassifications from non-operating income to operating income, net	18	28	(23)	(50)	(52)	(11)	—	(19)

EBITDA US GAAP	482	497	600	580	521	(22)	295	141

(6)
Adjusted EBITDA means EBITDA (see footnote (5) above) adjusted to exclude the non-recurring charges associated with certain purchase accounting adjustments. Specifically, Adjusted EBITDA excludes non-recurring income statement charges associated with the reversal of purchase accounting adjustments related to inventory. Adjusted EBITDA is not a measurement of performance under GAAP and you should not consider Adjusted EBITDA as an alternative to (a) operating income or net income (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance, (b) cash flows from operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs or (c) any other measures of performance under GAAP. We believe that Adjusted EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non operating factors (such as historical cost). Accordingly, this information has been disclosed in this prospectus to permit a more complete and comprehensive analysis of our operating performance relative to other companies and of our debt servicing ability. Because all companies do not calculate Adjusted EBITDA identically, our presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of EBITDA (see footnote (5) above) and Adjusted EBITDA, as defined:

	Predecessor					FIMEP	Predecessor	FIMEP
					Period from January 1, 2002 through December 10, 2002	Period from December 10, 2002 through December 31, 2002
								Six months ended June 30, 2003
	Year ended December 31,
							Six months ended June 30, 2002
	1998	1999	2000	2001
	(€ in millions)
EBITDA French GAAP (see footnote (5) above)	500	525	623	630	573	(11)	295	160
Reversal of purchase accounting adjustment to inventory	—	—	—	—	—	49	—	126

Adjusted EBITDA French GAAP	500	525	623	630	573	38	295	286
US GAAP reclassification from non-operating income to operating income, net	(18)	(28)	(23)	(50)	(52)	(11)	—	(19)

Adjusted EBITDA US GAAP	482	497	600	580	521	27	295	267

(7)
For the purposes of computing the French GAAP ratio of earnings to fixed charges, (i) earnings consist of French GAAP income before taxes, minority interests and equity in earnings of investees plus equity in earnings of investees and fixed charges, less capitalized interest, and (ii) fixed charges consist of total French GAAP interest costs (whether expensed or capitalized), including discounts provided to customers, plus interest expense of equity investees and interest included in rental expenses.

(8)
For purposes of computing the US GAAP ratio of earnings to fixed charges, (i) earnings consist of US GAAP income before taxes, minority interests and equity in earnings of investees plus distributed income of equity investees, fixed charges and amortization of capitalized interest, less capitalized interest, and (ii) fixed charges consist of total US GAAP interest costs (whether expensed or capitalized) plus interest included in rental expenses.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

        The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and those of Legrand, our predecessor, each prepared in accordance with French GAAP. Unless otherwise indicated, all amounts in this discussion and analysis are presented in accordance with French GAAP. French GAAP differs in certain significant respects from US GAAP. Refer to note 28 to our audited consolidated financial statements and note 28 to the audited consolidated financial statements of Legrand, our predecessor, and note 6 to the unaudited interim condensed financial statements of Legrand (our predecessor) for a description of the principal differences between French GAAP and US GAAP as they relate to us and Legrand, our predecessor, and a reconciliation of net income and shareholders' equity for the periods and as of the dates therein indicated.

        On December 10, 2002, we acquired approximately 98% of the outstanding share capital of Legrand. See "The Acquisition" for additional information. Because we had no significant operations of our own prior to December 10, 2002, Legrand is considered our predecessor. As our predecessor, financial statements of Legrand are included in this prospectus through the date of the acquisition of Legrand by FIMAF. For purposes of presenting our operating and financial review and prospects, we have analyzed the change in the historical results of operations of Legrand, our predecessor, for the year ended December 31, 2001 with the historical results of operations of Legrand, our predecessor, for the period from January 1, 2002 to December 10, 2002. Since the historical results of operations of Legrand, our predecessor, in 2002 do not represent its results of operations for an entire year and are therefore, not directly comparable, we have adjusted the analyzed change by the historical results of our operations for the period from December 11, 2002 to December 31, 2002. Our historical results of operations for the period from December 11, 2002 to December 31, 2002 have been presented in two components (i) the underlying results of operations of our predecessor and (ii) the effect on our results of operations of purchase accounting adjustments and our financing activities. In addition, we have performed a comparison of the historical results of operations of Legrand, our predecessor, for the years ended December 31, 2001 and 2000. We have also performed a comparison of our results of operations for the six month period ended June 30, 2003 with the historical results of Legrand for the six month period ended June 30, 2002.

        Please note that all percentages may vary by one or two digits as they may be calculated on non rounded figures.

Overview

Operating Results

Introduction

        Our management analyzes our financial condition and results of operations on the basis of five geographic segments based on region of production and not on where we sell our products. They are:

  •
  France,

  •
  Italy,

  •
  Rest of Europe,

  •
  United States and Canada, and

  •
  Rest of the World.

        For most purposes, we organize our management structure and internal controls on the basis of our geographic segments or national markets, rather than by product type or class, because local economic conditions are the principal factors affecting our sales and market performance.

        For information about our major subsidiaries located in these segments, see the list of principal consolidated subsidiaries in the introduction to the notes to our audited consolidated financial statements.

        For information on the impact of fluctuations in exchange rates on our consolidated results, see "—Variations in Exchange Rates" below.

        The table below shows a breakdown of our net sales and operating income by segment in 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003.

	Predecessor						FIMEP		Predecessor		FIMEP
	Year ended December 31,				Period from January 1, 2002 through December 10, 2002		Period from December 10, 2002 through December 31, 2002		Six month period ended June 30, 2002		Six month period ended June 30, 2003
	2000		2001
	€	%	€	%	€	%	€	%	€	%	€	%
	(€ in millions, except percentages)
Net sales by subsidiaries located in:
France	927	33.1	942	30.4	849	30.9	64	28.8	467	30.7	454	32.7
Italy	550	19.7	563	18.2	533	19.4	35	15.8	300	19.7	306	22.0
Rest of Europe(1)	439	15.7	509	16.4	463	16.9	39	17.6	248	16.3	241	17.3
United States and Canada	589	21.0	743	24.0	608	22.1	57	25.7	338	22.2	257	18.5
Rest of the World(2)	294	10.5	339	11.0	295	10.7	27	12.1	170	11.1	131	9.5
Total	2,799	100.0	3,096	100.0	2,748	100.0	222	100.0	1,523	100.0	1,389	100.0
Operating income (loss) of subsidiaries located in:
France	182	42.4	155	39.7	140	41.0	(71)	(54.2)	71	41.5	(42)	260.0
Italy	118	27.5	115	29.5	104	30.4	(32)	(24.4)	53	31.0	25	(156.0)
Rest of Europe(1)	21	4.9	26	6.7	14	4.1	(12)	(9.2)	10	5.8	2	(10.0)
United States and Canada	39	9.1	15	3.8	20	5.8	(12)	(9.2)	1	0.6	(6)	35.0
Rest of the World(2)	69	16.1	79	20.3	64	18.7	(4)	(3.0)	36	21.1	5	(29.0)
Total	429	100.0	390	100.0	342	100.0	(131)	(100.0)	171	100.0	(16)	100.0

(1)
Including principally Belgium, Poland, Portugal, Spain and the United Kingdom.

(2)
Including principally Brazil, Chile, Colombia and Mexico in Latin America, and India, South Korea and Thailand in Asia.

        In order to provide investors with information on where we sell our products, the table below shows our consolidated net sales by destination in 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003. Sales by destination means all sales made to third parties by us in a given geographic market.

	Predecessor						FIMEP		Predecessor		FIMEP
	Year ended December 31,				Period from January 1, 2002 through December 10, 2002		Period from December 10, 2002 through December 31, 2002		Six month period ended June 30, 2002		Six month period ended June 30, 2003
	2000		2001
	€	%	€	%	€	%	€	%	€	%	€	%
	(€ in millions, except percentages)
Net sales to customers located in:
France	823	29.4	815	26.3	736	26.8	55	24.8	409	26.9	399	28.7
Italy	539	19.2	556	18.0	525	19.1	35	15.8	296	19.4	302	21.7
Rest of Europe(1)	453	16.2	528	17.1	479	17.4	39	17.6	254	16.7	252	18.2
United States and Canada	573	20.5	729	23.5	597	21.7	56	25.1	332	21.8	254	18.3
Rest of the World(2)	411	14.7	468	15.1	411	15.0	37	16.7	232	15.2	182	13.1
Total	2,799	100.0	3,096	100.0	2,748	100.0	222	100.0	1,523	100.0	1,389	100.0

(1)
Including principally Belgium, Poland, Portugal, Spain and the United Kingdom.

(2)
Including principally Brazil, Chile, Colombia and Mexico in Latin America, and India, South Korea and Thailand in Asia.

(3)
Presented on a combined basis with Legrand, our predecessor.

Factors that Affect our Results of Operations

        Net Sales.    Our net sales consist of sales less quantity discounts and rebates granted to customers. Cash discounts for prompt payment are not deducted from net sales, but are accounted for as expenses under "Other revenues (expenses)." Net sales by segment include sales of products that are exported from the segment's geographic area, but exclude all intra-group sales.

        Our various national and regional markets have different demand trends, principally as a result of local economic conditions and local living standards, which affect the level of renovation, refurbishment and new building of homes, stores and office buildings, as well as the level of corporate investment in industrial facilities. Underlying demand is also linked to the rate of real estate turnover, since newly acquired properties are frequently renovated or refurbished. We estimate that approximately 60% of our consolidated net sales are generated from the renovation market, which we believe limits our exposure to the more cyclical nature of the new construction market.

        Changes in our consolidated net sales reflect five principal factors:

            (i)  changes in sales volume (i.e., the number of units of each product sold in each period);

           (ii)  the "mix" of products sold, including the proportion of new or upgraded products with higher prices;

          (iii)  changes in product sales prices (including quantity discounts and rebates, but excluding cash discounts for prompt payment, as described above);

          (iv)  fluctuations in exchange rates between the euro and the currency in which the relevant subsidiary maintains its accounts, which affect the level of net sales from that subsidiary as expressed in euro upon consolidation; and

           (v)  changes in the subsidiaries consolidated by us, principally as a result of acquisitions or disposals (which we refer to as "changes in the scope of consolidation").

        Consistent with our policy of decentralized management, each subsidiary sets the price of its products based on its costs and local market conditions with the local inflation rate being a key benchmark. Over the past three years, overall increases in average sales prices for our products have been slightly lower than the corresponding overall increases in inflation rates.

        Net sales are also affected by the introduction of higher value-added products within an existing product line. For instance, the sales prices for the Sagane product line range from approximately €6 for the basic Opalis switch, to approximately €22 for Xelio, the same basic switch with a choice of attractive finishing plates, approximately €37 for a dimmer, approximately €45 to €55 for an infrared detector switch and approximately €100 for a remote control switch. As users of a product line become accustomed to more sophisticated functions, our product mix is enhanced and net sales increase.

        Since January 1, 2000, changes in net sales recorded by us have been driven primarily by moderate increases and limited declines in demand in accordance with local economic conditions in our markets, as well as by changes in the scope of consolidation, particularly due to the acquisition of Wiremold in 2000.

        Cost of Goods Sold.    Cost of goods sold consists principally of the following:

  •
  Costs of materials used in production. Approximately one-half of the cost of production materials relates to components and semi-finished goods and the other half to raw materials. We purchase locally most of the materials used in production, and as a result the prices of these materials are generally determined by local market conditions. However, we aim to increase the percentage of production materials we purchase at group-level from the current 40% to 60% in order to benefit from economies of scale and enhanced purchasing power. Costs of production materials typically account for approximately 50% of cost of goods sold; and

  •
  Salary costs and payroll charges for employees involved in manufacturing. These generally increase on an aggregate basis as sales and production volumes increase, and decline as a percentage of net sales as a result of economies of scale associated with higher production volumes. Salaries and payroll charges typically account for approximately 30% of cost of goods sold.

The remaining cost of goods sold consists of:

  •
  depreciation of fixed assets, which have steadily increased over the past three years due to our acquisitions and capital expenditures;

  •
  outsourcing or subcontracting costs relating to services used by us on an occasional basis during periods of excess demand;

  •
  other general manufacturing expenses, such as expenses for energy consumption; and

  •
  the reversal of fair value adjustments recorded to inventory in connection with purchase accounting adjustments related to the acquisition of Legrand.

        The main factors that influence cost of goods sold as a percentage of net sales include:

  •
  production volumes, as we achieve economies of scale through higher production volumes by spreading fixed production costs over a larger number of units produced;

  •
  the implementation of cost control measures aimed at improving productivity, including automation of manufacturing processes, reduction of fixed production costs, refinements in inventory management and the coordination of purchasing within each subsidiary and at the group level; and

  •
  product life cycles, as we typically incur higher cost of goods sold associated with manufacturing over-capacity during the initial stages of product launches and when we are phasing out discontinued products.

        Since January 1, 2000, changes in cost of goods sold have been driven primarily by variations in sales volumes, changes in the scope of consolidation, particularly as a result of the acquisition of the Wiremold group, productivity drive and changes in the average market prices of production materials.

        Administrative and Selling Expenses.    Our administrative and selling expenses consist principally of the following:

  •
  salary costs and payroll charges for sales personnel and administrative staff, which typically account for almost one-half of our administrative and selling expenses. Aggregate expenses relating to our sales personnel generally increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Aggregate expenses relating to our administrative staff are generally less influenced by changes in sales volumes;

  •
  expenses related to the use and maintenance of administrative offices;

  •
  other administrative expenses, including expenses relating to logistics and information systems;

  •
  general advertising expenses, which tend to increase as we launch new, higher value-added and more expensive products that require increased marketing efforts;

  •
  other selling expenses, such as printing costs for catalogs and expenses incurred in connection with travel and communications; and

  •
  amortization expense for trademarks recorded in conjunction with the acquisition of Legrand.

        Since January 1, 2000, changes in administrative and selling expenses resulted primarily from changes in the scope of consolidation, particularly due to the acquisition of the Wiremold group, our commitment to pursuing and even stepping up efforts in both research and development and sales and marketing, and the opening of a new logistics center in the Paris region.

        Operating Income.    Our operating income consists of net sales, less cost of goods sold, administrative and selling expenses and other operating expenses. Other operating expenses include, principally, amortization of goodwill, as well as research and development costs and employee profit sharing expenses. Operating income does not include our interest income (expense) (described below).

        In general, increases in sales volume and related increases in production volumes may generate economies of scale due to lower operating expenses per unit sold, which results in higher operating income, both in absolute terms and as a percentage of net sales. For example, in the France, Italy and the Rest of the World segments, where we have well-established market positions, operating income as a percentage of net sales is higher than in segments where our market position is less developed.

        In response to the economic downturn that began at the end of 2000 in the United States and Canada and, to a lesser extent, in a number of other countries, we implemented during 2001 a series of cost reduction measures (mainly plant closures and headcount reductions) in the United States, South America, the United Kingdom, Poland, Austria and Turkey to limit operating expenses. The expenses incurred in connection with the implementation of these measures were not significant.

        Since January 1, 2000, changes in operating income resulted primarily from the divergence between variations in cost of goods sold and administrative and selling expenses and variations in net sales over the same period, as well as from changes in the scope of consolidation, particularly due to the acquisition of the Wiremold group, which had lower operating margins than ours prior to the acquisition of the Wiremold group.

        Net Interest Expense.    Our net interest expense consists principally of interest income on cash and cash equivalents, less interest expense, including interest paid on the subordinated perpetual notes, or TSDIs, the $400 million 8.5% yankee bonds and the amounts made available to us under the senior credit agreement and the mezzanine credit agreement, which was repaid with the net proceeds of the offering of the initial notes on February 12, 2003 together with existing cash resources of FIMAF. See "—Liquidity and Capital Resources."

        Changes in the Scope of Consolidation.    Consistent with our strategy of pursuing profitable revenue growth, in part through selective acquisitions of companies with high-quality products and existing market positions, we have made several acquisitions during the last three years.

        Our general policy is to consolidate or deconsolidate acquired or disposed companies and divisions on their date of acquisition or disposal in accordance with generally accepted accounting principles. However, when the consolidation or deconsolidation is not expected to have a material impact on our income or assets, we may, for reasons of practicality, consolidate or deconsolidate the acquired company or division on the first day of the fiscal year following the year during which the company or division has been acquired or disposed.

        The acquisition on July 31, 2000 of the Wiremold group, which was consolidated from August 1, 2000, contributed consolidated net sales amounting to €212 million in the last five months of 2000 and €410 million in 2001.

  Excluding the Effect of Acquisitions and Disposals

        In the discussion below, we sometimes refer to net sales or changes in net sales "excluding the effects of changes in the scope of consolidation". We believe that this measure is a useful tool in analyzing and explaining changes and trends in our historical consolidated net sales. Measures described as "excluding the effects of changes in the scope of consolidation" are computed as follows:

  Companies Acquired during the Current Period

        Where companies are acquired during the current period, the net sales of the acquired company are reflected in our consolidated statement of income for only the portion of the current period from the date of first consolidation. To analyze consolidated net sales excluding the effect of acquisitions, we include sales of the acquired company, based on sales information we receive from the party from whom we make the acquisition, for the portion of the prior period equal to the portion of the current period during which we actually consolidated the entity.

  Companies Acquired during a Prior Period

        Where companies were acquired during the prior period, the net sales of the acquired company are reflected in our consolidated statement of income for the entirety of the current period but only for the portion of the prior period from the date of first consolidation. To analyze consolidated net sales excluding the effect of acquisitions, we include sales of the acquired company, based on sales information we receive from the party from whom we make the acquisition, for the portion of the prior period during which we did not consolidate the entity.

  Disposals during the Current Period

        Where companies are disposed of during the current period, the net sales of the company disposed of are reflected in our consolidated statement of income for only the portion of the current period prior to the date of disposal and de-consolidation. To analyze consolidated net sales excluding the effects of disposals, we exclude sales of the divested company for the portion of the prior period equal to the portion of the current period subsequent to its disposal.

  Disposals during a Prior Period

        Where companies were disposed of during the prior period, the net sales of the company disposed of are not reflected in our consolidated statement of income for the current period. To analyze consolidated net sales excluding the effects of disposals, we exclude sales of the divested company for the prior period.

  Using constant exchange rates

        Our consolidated historical net sales include the effects of exchange rates differences between the euro and other currencies. To analyze consolidated net sales excluding the effects of these changes, we use constant exchange rates (by adjusting prior year reported sales using current period average exchange rates) to compare year-to-year changes in net sales. We believe that this measure is a useful tool in analyzing and explaining changes and trends in our historical consolidated net sales. This is referred to as "using constant exchange rates" in the discussions below.

  Reconciliation of Net Sales

        Summarized below is a reconciliation of net sales as reported under French GAAP to net sales excluding the effect of changes in the scope of consolidation and using constant exchange rates.

	Year ended December 31, 2001
	Consolidated	France	Italy	Rest of Europe	US and Canada	Rest of World
	(€ in millions)
Net sales as reported	3,096	942	563	509	743	339
Reconciling items:
Changes in scope of consolidation	(21)	(15)	—	(4)	—	(2)
Using constant exchange rates	(75)	—	—	(2)	(33)	(40)

Net sales as adjusted(1)	3,000	927	563	503	710	297

	Year ended December 31, 2000
	Consolidated	France	Italy	Rest of Europe	US and Canada	Rest of World
	(€ in millions)
Net sales as reported	2,799	927	550	439	589	294
Reconciling items:
Changes in scope of consolidation	350	(2)	(1)	88	224	41
Using constant exchange rates	(3)	—	—	(3)	(25)	25

Net sales as adjusted(1)	3,146	925	549	524	788	360

	Six months ended June 30, 2002
	Consolidated	France	Italy	Rest of Europe	US and Canada	Rest of World
	(€ in millions)
Net sales as reported	1,523	467	300	248	338	170
Reconciling items:
Changes in scope of consolidation	(10)	(5)	—	—	(5)	—
Using constant exchange rates	(118)	—	—	(8)	(62)	(48)

Net sales as adjusted(1)	1,395	462	300	240	271	122

(1)
Represents net sales as reported excluding the effects of changes in the scope of consolidation and the use of constant exchange rates.

        Summarized below is a reconciliation of net sales as reported to net sales by destination of product adjusted for changes in the scope of consolidation and use of constant exchange rates.

	Year ended December 31, 2001
	Consolidated	France	Italy	Rest of Europe	US and Canada	Rest of World
	(€ in millions)
Net sales to customers located in:	3,096	815	556	528	729	468
Reconciling items:
Changes in scope of consolidation	(20)	(12)	—	(4)	—	(4)
Using constant exchange rates	(78)	—	—	(2)	(35)	(41)

Net adjusted sales by location as adjusted(1)	2,998	803	556	522	694	423

	Year ended December 31, 2000
	Consolidated	France	Italy	Rest of Europe	US and Canada	Rest of World
	(€ in millions)
Net sales to customers located in:	2,799	823	539	453	573	411
Reconciling items:
Changes in scope of consolidation	350	1	1	82	222	44
Using constant exchange rates	2	—	—	3	24	(25)

Net adjusted sales by location as adjusted(1)	3,151	824	540	538	819	430

	Six months ended June 30, 2002
	Consolidated	France	Italy	Rest of Europe	US and Canada	Rest of World
	(€ in millions)
Net sales as reported	1,523	409	296	254	332	232
Reconciling items:
Changes in scope of consolidation	(10)	(4)	0	0	(6)	0
Using constant exchange rates	(118)	0	0	(7)	(59)	(52)

Net adjusted sales by location as adjusted(1)	1,395	405	296	247	267	180

(1)
Represents net sales to customer location, excluding the effects of change in scope of consolidation and the use of constant exchange rates.

Additional factors that will affect our future results of operations

        The acquisition of Legrand, the application of purchase accounting adjustments related thereto, and the related transactions will affect our future results of operations. In particular:

  •
  the substantial indebtedness that we incurred to finance the transactions related to the acquisition of Legrand (and the increased interest rate associated with that indebtedness) will increase our interest expense significantly;

  •
  the reduction in the amount of the subordinated perpetual notes, or TSDIs, reflected on our balance sheet arising as a consequence of purchase accounting will increase our interest expense associated with the TSDIs (although the change will have no cash impact);

  •
  the significant intangible assets that we recorded in connection with the acquisition of Legrand will increase our amortization expense; and

  •
  the acquisition of our business by the consortium from Schneider will allow us to refocus on new product development (returning research and development costs and capital expenditures to more normalized historical rates).

Overview of Comparative Periods

2002 compared to 2001 (predecessor)

        On December 10, 2002, we acquired approximately 98% of the outstanding share capital of Legrand. See "The Acquisition and Related Transactions" for additional information. For the purposes of the discussion below, we have analyzed the change in the historical results of operations of Legrand, our predecessor, for the year ended December 31, 2001 with the historical results of operations of Legrand, our predecessor, for the period from January 1, 2002 to December 10, 2002. Since the historical results of operations of Legrand, our predecessor, in 2002 do not represent its results of its operations for an entire year and are, therefore, not directly comparable, we have adjusted the analyzed change by the historical results of our operations for the period from December 11, 2002 to

December 31, 2002. Our historical results of operations for the period from December 11, 2002 through December 31, 2002 have been presented in two components—(i) the underlying results of operations of our predecessor and (ii) the effects on our results of operations of purchase accounting adjustments and our financing activities.

        The following table summarizes our comparison.

	Predecessor			Difference due to 21 days in 2002 and purchase accounting adjustments (FIMEP)		Difference as discussed below
	Year ended December 31, 2001	Period from January 1, 2002 to December 10, 2002	Comparison of 2001 in the period January 1 through December 10, 2002	Activity of the predecessor during 21 days from December 11, 2002 through December 31, 2002	Financing activity of the registrant and purchase accounting adjustments(1)		%
	(€ in millions)
Net sales	3,096	2,748	(348)	(222)		(126)	-4.1%
Cost of goods sold	(1,748)	(1,521)	227	129	50	48	-2.7%
Administrative and selling expenses	(775)	(704)	71	62	2	7	-0.9%
R&D expenses	(136)	(126)	10	13	100	(103)	75.7%
Other operating expenses		(2)	(2)	(6)	0	4
Amortization/impairment of goodwill	(47)	(53)	(6)	3	0	(9)	19.1%

Operating income (loss)	390	342	(48)	(21)	152	(179)	-45.9%
Financial income (expenses)	(92)	(50)	42	8	12	22	-23.9%
Profit (losses) from disposal of fixed assets	(3)	11	14	5	0	9	-300.0%
Other revenues (expenses)	(46)	(65)	(19)	5	0	(24)	52.2%
Expenses related to the takeover bid for shares	(18)	(4)	14	1	0	13	-72.2%

Income (loss) before taxes, minority interests and equity in earnings of investees	231	234	3	(2)	164	(159)	-68.8%
Income taxes	(56)	(55)	1	(3)	(26)	30	-53.6%

Net income (loss) before minority interest and equity in earnings of investees	175	179	4	(5)	138	(129)	-73.7%
Minority interests	(2)	(1)	1	1	(3)	3	-150.0%
Equity in earnings of investees	3	2	(1)	(2)	0	1	33.3%

Net income	176	180	4	(6)	135	(125)	-71.0%

(1)
Represents adjustments for our financing activity as well as the purchase accounting adjustments recognized in the income statement for the period from December 11, 2002 through December 31, 2002. The purchase accounting adjustments consist primarily of (i) a non-recurring €50 million charge to cost of goods sold, related to the reversal of purchase accounting adjustments to inventory, (ii) a non-recurring charge to research and development expense of €96 million for the write-off of acquired in-process research and development, and (iii) the normal, periodic amortization of acquired trademarks and core technology. The adjustment for our financing activities represents additional interest expense incurred by us as a result of the acquisition of Legrand by FIMAF.

Net Sales

        Our consolidated net sales decreased by 4.1% to €2,970 million in 2002, compared with €3,096 million in 2001. This resulted from:

  •
  a 1.4% decrease in net sales due to a decline in sales volumes, primarily in the United States;

  •
  a 0.5% increase in net sales due to increases in sales price;

  •
  a 2.6% decrease in net sales due to unfavorable fluctuations in currency exchange rates; and

  •
  a 0.6% decrease in net sales due to changes in the scope of consolidation as a result of the disposition of Appem Selfi in France and Shape in the United States.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates between the euro and other currencies, our consolidated net sales would have declined by 0.9% in 2002 compared with 2001. The decline was the result of a continuing slow economic environment in the United States and more limited declines in net sales in the France and Rest of Europe segments, which were partially offset by moderate growth in the Italy and Rest of the World segments. Overall the housing market remained stable with a slight upward tendency. On the contrary the services and industrial markets decreased by 5% to 15%.

        France.    Net sales in our French segment decreased by 3.1% to €913 million in 2002, compared with €942 million in 2001. This decrease was the result of a 1.5% decrease in net sales (excluding the effects of changes in the scope of consolidation), due to a depressed level of market demand in France compounded by a decrease in export sales from the French subsidiaries to markets outside France.

        The evolution of our sales in France mainly resulted from a combination of the following factors (i) slight increase in the residential market in 2002, (ii) flat services market and (iii) a decrease in the industrial market due to unfavorable economic environment.

        Excluding the effects of changes in the scope of consolidation, the net sales to customers located in France declined by 1.6% between 2001 and 2002.

        Italy.    Net sales by our Italian segment increased by 0.9% to €568 million in 2002, compared with €563 million in 2001. This increase was driven by an exceptional contract with the Italian contracting company Enel which extended through the end of 2002 for the supply of certain types of circuit-breakers, which had a 4.2% positive impact on net sales in 2002 compared with 2001. Excluding this contract with Enel, net sales in the Italy segment declined in 2002 by 3.1% compared with 2001, reflecting the downturn in the Italian market.

        Net sales to customers located in Italy, including sales made to Enel, increased by 0.8% between 2001 and 2002.

        The effects of changes in the scope of consolidation had no material impact on net sales in the Italy segment.

        Rest of Europe.    Net sales by our subsidiaries in the Rest of Europe segment decreased by 1.4% to €502 million in 2002, compared with €509 million in 2001. This decrease reflected a 0.3% decrease in net sales excluding the effects of changes in the scope of consolidation and using constant exchange rates, a 0.8% decrease in net sales due to changes in the scope of consolidation and a 0.3% decrease in net sales due to unfavorable fluctuations in currency exchange rates.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates, net sales by destination of our products in European countries other than France and Italy (consisting of sales by our subsidiaries in the Rest of Europe segment together with sales of products imported into those countries from our subsidiaries in other segments) declined by 0.8% between 2001 and 2002. The decrease is the result of mixed performance between our main European subsidiaries. Our Southern European subsidiaries in Spain and Portugal recorded better results in comparison to our subsidiaries in Northern Europe such as the United Kingdom (we estimate that the electrical distribution market was down 5%) which were affected to a greater extent by the overall economic downturn in Europe.

        United States and Canada.    Net sales by our subsidiaries in the United States and Canada segment decreased by 10.5% to €665 million in 2002, compared with €743 million in 2001. This decrease resulted primarily from a 5.9% decrease in net sales to customers located in the United States and Canada excluding the effects of changes in the scope of consolidation and using constant exchange rates and a 4.8% decrease in net sales due to unfavorable fluctuations in currency exchange rates.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates, net sales to customers located in the United States and Canada segment (consisting of sales by our subsidiaries in the United States and Canada segment together with sales of products imported into the United States and Canada from our subsidiaries in other segments) declined by 5.7% between 2001 and 2002. This decline resulted mainly from a significant slowdown in the commercial/industrial market compensated to an extent by developments in (i) the residential market (both renovation and new building) which remained resistant to the general slowdown in the economy, (ii) the services markets led by education, health care and government sectors and (iii) the energy sector by implementation of the new energy code.

        Rest of the World.    Net sales by our subsidiaries in the Rest of the World segment decreased by 5.0% to €322 million in 2002, compared with €339 million in 2001. This decrease resulted from an 11.7% decrease in net sales due to unfavorable fluctuations in currency exchange rates, especially in Brazil and in Chile, and a 0.6% decrease in net sales due to changes in the scope of consolidation, partially compensated by an 8.2% increase in net sales excluding the effect of acquisitions and using constant exchange rates.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates, net sales by customers located in countries in the Rest of the World segment (consisting of sales by our subsidiaries in the Rest of the World segment together with sales of products imported into those countries from our subsidiaries in other segments) increased by 6.0% between 2001 and 2002. Overall this increase was principally driven by strong sales in Mexico, Chile, South Korea, Thailand and India partially offset by lower sales in countries such as Brazil which faced a depressed electrical equipment market.

  Operating Expenses

  Cost of goods sold

        Our consolidated cost of goods sold decreased by 2.7% to €1,700 million in 2002 from €1,748 million in 2001, while consolidated net sales decreased by 4.1% over the same period. The decrease in consolidated cost of goods sold resulted primarily from:

  •
  a 4.1% decrease in consolidated net sales;

  •
  a decrease in the average market price of production materials used by us over the period. This effect was partially offset by the fact that we recorded higher sales of products with a higher ratio of production materials to sales of our sales volume from products which require more production materials; as a percentage of net sales, the cost of production materials decreased to 28.6% in 2002 compared to 29.4% in 2001;

  •
  the cost cutting measures implemented in 2001 in response to the depressed economic environment;

  •
  partially offset by the unfavorable effect of a portion of a purchase accounting adjustment to inventory. We recorded a fair value adjustment to inventory of €175.2 million in connection with the acquisition of Legrand. For the period from December 10, 2002 through December 31, 2002, €49.4 million of the total fair value adjustment was reversed and charged to cost of goods sold. The remaining balance of €125.8 million which is still in inventory as of December 31, 2002 has been reversed and charged to cost of goods sold in the first half of 2003. See "Six months ended

    June 30, 2003 (FIMEP) compared to the six months ended June 30, 2002 (predecessor)—Operating Expenses."

        Overall, our consolidated cost of goods sold as a percentage of consolidated net sales increased to 57.2% in 2002 compared with 56.5% in 2001.

        France.    Cost of goods sold in the France segment decreased by 0.9% to €468 million in 2002 from €472 million in 2001, while net sales decreased by 3.1% over the same period. The decrease in cost of goods sold resulted mainly from (i) the reduction in purchases of production materials due to lower net sales, (ii) a decrease in the average purchase price of production materials, and (iii) on-going reductions in the production inefficiencies at two of our French sites which increased cost of goods sold in the France segment in 2001. This decrease was partially offset by an increase in costs associated with the partial reversal (€25 million) of purchase accounting adjustments related to inventory recorded in connection with the acquisition of Legrand. As a percentage of net sales, cost of goods sold in the France segment increased to 51.3% in 2002 from 50.1% in 2001.

        Italy.    Cost of goods sold in the Italy segment increased by 6.2% to €313 million in 2002 from €295 million in 2001, while net sales increased by 0.9% over the same period. This increase in the cost of goods sold resulted mainly from the increase in purchases of, as a percentage of net sales, production materials needed to manufacture goods sold to Enel, partially compensated by a decrease in the average purchase price of production materials as well as by the reduction in purchases of production materials due to lower net sales (excluding the contract with Enel). The increase is also due to additional costs associated with the partial reversal of purchase accounting adjustments related to inventory recorded in connection with the acquisition of Legrand. Cost of goods sold in the Italy segment increased as a percentage of net sales, to 55.1% in 2002 from 52.4% in 2001.

        Rest of Europe.    Cost of goods sold in the Rest of Europe segment decreased by 1.3% to €334 million in 2002 from €338 million in 2001, while net sales decreased by 1.4% over the same period. This decrease resulted primarily from (i) a reduction in purchases of production materials due to the lower net sales, (ii) a decrease in the average purchase price of production materials, and (iii) the effect of workforce reductions implemented in 2001 to respond to a decline in demand due to an economic slowdown in this region. As a result of these reductions, the average number of employees in production decreased by 3.7% (approximately 110 employees) from 2001 to 2002. This was partially offset by an increase in costs associated with the partial reversal of purchase accounting adjustments related to inventory recorded in connection with the acquisition of Legrand. Cost of goods sold in the Rest of Europe segment decreased, as a percentage of net sales, to 66.5% in 2002 compared with 66.4% in 2001.

        United States and Canada.    Cost of goods sold in the United States and Canada segment decreased by 12.2% to €408 million in 2002 from €465 million in 2001, while net sales decreased by 10.5% over the same period. This decrease resulted primarily from (i) a reduction in purchases of production materials due to lower net sales, (ii) a decrease in the average purchase price of production materials, and (iii) the effect of workforce reductions implemented in 2001 and continued in 2002. As a result of these cuts, the average number of employees in production decreased by 5.5% (approximately 130 employees) from 2001 to 2002. This was partially offset by an increase in costs associated with the partial reversal of purchase accounting adjustments related to inventory recorded in connection with the acquisition of Legrand. Cost of goods sold in the United States and Canada segment, as a percentage of net sales, decreased to 61.4% in 2002 from 62.6% in 2001.

        Rest of the World.    Cost of goods sold in the Rest of the World segment decreased by 0.6% to €177 million in 2002 from €178 million in 2001, while net sales decreased by 5.0% over the same period. The decrease in the cost of goods sold was due to lower net sales which was more than offset by an increase in the average purchase price of production materials and increases in costs associated with the partial reversal of purchase accounting adjustments related to inventory recorded in conjunction with the acquisition of Legrand. As a percentage of net sales, the cost of goods sold in the Rest of the World segment increased slightly to 54.8% in 2002 from 52.5% in 2001.

  Administrative and selling expenses

        Our consolidated administrative and selling expenses decreased by 0.9% to €768 million in 2002 from €775 million in 2001, while consolidated net sales decreased by 4.1% over the same period.

        The decrease in consolidated administrative and selling expenses was principally driven by the decrease in the administrative and selling expenses in the United States and Canada segment, attributable to lower net sales, the cost-cutting measures implemented in 2001 and 2002, and fluctuations in exchange rates, partially offset by (i) the costs related to opening a new distribution center in France in 2001 (ii) increased advertising and commercial expenses to support sales, especially in the Rest of Europe and Rest of the World segments, and (iii) the amortization of trademarks recorded in connection with the acquisition of Legrand.

        As a percentage of net sales, consolidated administrative and selling expenses increased to 25.9% in 2002 from 25.0% in 2001.

        France.    Administrative and selling expenses in the France segment increased by 6.0% to €267 million in 2002 from €252 million in 2001, while net sales decreased by 3.1% over the same period. This increase was mainly due to remaining costs related to the opening, in the second half of 2001, of a new logistics center in the Paris region and the closing of the former logistic center in the Limoges region to improve the distribution process in France, as well as expenses incurred to develop our export department. As a percentage of net sales, administrative and selling expenses in the France segment increased to 29.2% in 2002 from 26.8% in 2001.

        Italy.    Administrative and selling expenses in the Italy segment increased slightly by 0.9% to €116 million in 2002 from €115 million in 2001, while net sales increased by 0.9% over the same period. As a percentage of net sales, administrative and selling expenses in the Italy segment remained flat at 20.4% in both 2002 and 2001.

        Rest of Europe.    Administrative and selling expenses in the Rest of Europe segment increased by 3.1% to €134 million in 2002 from €130 million in 2001, while net sales decreased by 1.4% over the same period. This increase resulted mainly from an increase in advertising and promotion expenses incurred to support our sales in depressed market conditions. As a result, administrative and selling expenses in the Rest of Europe segment increased, as a percentage of net sales, to 26.7% in 2002 from 25.5% in 2001.

        United States and Canada.    Administrative and selling expenses in the United States and Canada segment decreased by 11.7% to €182 million in 2002 from €206 million in 2001. This decrease resulted primarily from the reorganization of certain administrative functions and sales forces, while net sales decreased by 10.5% over the same period. As a percentage of net sales, administrative and selling expenses increased to 27.4% in 2002 from 27.7% in 2001.

        Rest of the World.    Administrative and selling expenses in the Rest of the World segment decreased by 2.8% to €70 million in 2002 from €72 million in 2001, while net sales decreased by 5.0% over the same period. As a percentage of net sales, administrative and selling expenses in the Rest of the World segment increased to 21.7% in 2002 from 21.2% in 2001.

  Operating income

        Our consolidated operating income decreased by 45.9% to €211 million in 2002 from €390 million in 2001. This decrease in consolidated operating income resulted primarily from:

  •
  a 4.1% decrease in consolidated net sales in 2002 compared to 2001;

  •
  a 19.2% increase in goodwill amortization (which includes the impairment of goodwill related to a United Kingdom subsidiary);

  •
  a purchase accounting adjustment for the write-off of in-process research and development. As part of the purchase price allocation related to the acquisition of Legrand, we allocated €95 million of the purchase price to in-process research and development. At the date of the acquisition of Legrand, the development of these projects had not reached technological feasibility and the research and development in progress had no alternative future use. Accordingly, all of these costs were expensed to research and development expense as of the acquisition date; and

  •
  additional amortization expense for patents. As part of the purchase price allocation related to the acquisition of Legrand, we recorded patents totaling €593 million. As a result, for the period from December 10, 2002 through December 31, 2002, we recorded €7 million in amortization expenses associated with these patents. As of December 31, 2002, the remaining unamortized patent balance of €586 million will be amortized over its remaining estimated useful life of ten years.

        Overall, consolidated operating income as a percentage of consolidated net sales decreased to 7.1% in 2002 from 12.6% in 2001. Before goodwill amortization charges and purchase price allocation adjustments relating to the acquisition of Legrand, consolidated operating income as a percentage of consolidated net sales declined to 12.2% in 2002 from 14.1% in 2001.

        France.    Operating income in the France segment decreased by 55.5% to €69 million in 2002 from €155 million in 2001. This decrease resulted primarily from (i) an increase in research and development expenses of 75.8% from 2001 to 2002, as a result of the write-off of in-process research and development and additional amortization expense for patents recorded in connection with the acquisition of Legrand and (ii) an increase in administrative and selling expenses of 6.0%, partially offset by a 0.9% decrease in cost of goods sold.

        As a percentage of net sales, operating income in the France segment declined to 7.6% in 2002 from 16.5% in 2001.

        Italy.    Operating income in the Italy segment decreased by 37.4% to €72 million in 2002 from €115 million in 2001. This decrease was primarily due to (i) a 94.3% increase in research and development expenses principally related to the write-off of in-process research and development and additional amortization expense for patents recorded in connection with the acquisition of Legrand, (ii) a slight increase in administrative and selling expenses, and (iii) a 6.2% increase in cost of goods sold from 2001 to 2002, while net sales increased only by 0.9%. As a percentage of net sales, operating income in the Italy segment declined to 12.7% in 2002 from 20.4% in 2001.

        Rest of Europe.    Operating income in the Rest of Europe segment decreased by 92.3% to €2 million in 2002 from €26 million in 2001. This decrease was principally due to (i) a 56.8% increase in research and development expenses principally related to the write-off of in-process research and development and additional amortization expense for patents recorded in connection with the acquisition of Legrand, (ii) a 3.1% increase in administrative and selling expenses, (iii) a 1.4% decrease in net sales from 2001 to 2002, and (iv) an increase of goodwill amortization to €17 million in 2002 from €7 million in 2001. This was partially offset by a 1.3% decrease in cost of goods sold. As a percentage of net sales, operating income in the Rest of Europe segment declined to 0.4% in 2002 from 5.1% in 2001.

        United States and Canada.    Operating income in the United States and Canada segment decreased by 46.7% to €8 million in 2002 from €15 million in 2001. This decrease was mainly due to (i) a 55.9% increase in research and development expenses principally related to the write-off of in-process research and development and additional amortization expense for patents recorded in connection with the acquisition of Legrand, partially offset by (ii) a 12.2% decrease in cost of goods sold from 2001 to 2002, and (iii) a 11.7% decrease in administrative and selling expenses over the same period, which more than offset the 10.5% decrease in net sales over the same period. As a percentage of net sales, operating income in the United States and Canada segment decreased to 1.2% in 2002 from 2.0% in 2001. Before amortization of goodwill and purchase price allocation adjustments relating to the acquisition of Legrand, operating income in the United States and Canada segment, as a percentage of net sales, increased to 7.9% in 2002 from 5.7% in 2001.

        Rest of the World.    Operating income in the Rest of the World segment decreased by 24.1% to €60 million in 2002 from €79 million in 2001. This decrease was due to (i) an increase in research and development expenses primarily related to the write-off of in-process research and development and additional amortization expense for patents recorded in connection with the acquisition of Legrand, partially offset by (ii) a decrease in administrative and selling expenses and (iii) a reduction of 0.6% in cost of goods sold from 2001 to 2002, while net sales decreased by 5.0% over the same period. As a percentage of net sales, operating income in the Rest of the World segment declined to 18.6% in 2002 from 23.0% in 2001.

  Net interest expense

        Our consolidated net interest expense decreased by 23.9% to €70 million in 2002 from €92 million in 2001. As a percentage of net sales, net interest expense decreased to 2.4% in 2002 from 3.0% in 2001. The decrease was mainly due to:

  •
  a decrease in the average interest rate on our debt (excluding the senior credit agreement, mezzanine credit agreement, amounts borrowed thereunder were repaid with the net proceeds of the offering of the initial notes on February 12, 2003, together with existing cash resources of FIMAF and the related party loan, which was funded from the issuance of the preferred equity certificates by the related party. (The preferred equity certificates were redeemed in connection with the offering of the initial notes, on February 12, 2003, and replaced with our subordinated payment-in-kind shareholder loan)) to 4.7% in 2002 from 5.8% in 2001 due to a decrease in prevailing market interest rates;

  •
  a 42% decrease in the average net debt (subordinated perpetual notes, or TSDIs, long-term and short-term borrowings (excluding the senior credit agreement, mezzanine credit agreement, amounts borrowed thereunder were repaid with the net proceeds of the offering of the initial notes on February 12, 2003, together with existing cash resources of FIMAF and the related party loan, which was funded from the issuance of the preferred equity certificates by the related party. (The preferred equity certificates were redeemed in connection with the offering of the initial notes, on February 12, 2003, and replaced with our subordinated payment-in-kind shareholder loan)) including commercial paper and bank overdrafts, less cash and cash equivalents, marketable securities and restricted cash) to €855 million in 2002 from €1,392 million in 2001, due to tight monitoring of working capital, stricter control of capital expenditures and the sale of Schneider shares received in exchange for treasury stock tendered in response to its public offer; and

  •
  partially offset by additional interest expense (accrued for 21 days) associated with the amounts borrowed under the senior credit agreement, and mezzanine credit agreement (which was repaid with the net proceeds of the offering of the initial notes on February 12, 2003 and existing cash resources of FIMAF) in connection with the acquisition of Legrand. See "Description of Other Indebtedness—Senior Credit Facilities" for a description of the senior credit agreement and "Description of the Notes" for a descripton of the initial notes. See also note 14 to our audited consolidated financial statements and note 14 to the audited consolidated financial statements of Legrand, our predecessor.

        Interest on the TSDIs, which includes the impact of the associated hedging swaps, decreased slightly to €24 million in 2002 from €28 million in 2001. See "Description of Other Indebtedness—Subordinated Perpetual Notes and Related Loans (TSDIs)" and note 12 to the audited consolidated financial statements of Legrand, our predecessor, and note 12 to our audited consolidated financial statements for a description of the TSDIs and associated hedging activities.

  Other revenues (expenses)

        Other revenues (expenses) increased by 52.2% to expense of €70 million for the year ended December 31, 2002 compared to expense of €46 million for 2001. Other revenues (expenses) consist principally of cash discounts provided to customers and received from suppliers and restructuring charges. For the year ended December 31, 2002, cash discounts to customers and suppliers amounted to expense of €38 million compared to expense of €40 million for 2001. We have recorded restructuring charges of €22 million in 2002.

  Income tax

        Our consolidated income tax expenses decreased by 53.6% to €26 million in 2002 from €56 million in 2001, reflecting mainly:

  •
  an increase in the deferred tax benefit in 2002 compared to 2001 associated with (i) increases in cost of goods associated with the partial reversal of purchase accounting adjustments related to inventory recorded in connection with the acquisition of Legrand and (ii) increases in administrative and selling expenses associated with the amortization of patents recognized in connection with the acquisition of Legrand;

  •
  a reduction in the French income tax rate in 2002 compared to 2001 from 36.43% to 35.43%, which together with the impact of intercompany assets depreciation resulted in current tax savings in France; and

  •
  additional deductible depreciation in Italy in 2002 resulting from asset revaluations; these asset revaluations receive beneficial tax treatment over current and future periods resulting in additional deductible amortization expenses.

  Net income

        Our consolidated net income decreased by 71% to €51 million in 2002 from €176 million in 2001, resulting primarily from a decrease in consolidated operating income partially offset by a decrease in net interest expense and a decrease in income tax expense. As a percentage of consolidated net sales, consolidated net income decreased to 1.7% in 2002 from 5.7% in 2001.

2001 compared to 2000

  Net Sales

        Our consolidated net sales increased by 10.6% to €3,096 million in 2001, compared with €2,799 million in 2000. This resulted primarily from:

  •
  a 12.5% increase in net sales due to the consolidation of the Wiremold group, Quintela, Tegui, Lorenzetti and Horton Controls;

  •
  a 0.1% decrease in net sales due to unfavorable fluctuations in currency exchange rates;

  •
  a 2.1% decrease in net sales due to a fall in sales volumes, primarily in the United States;

  •
  a 0.6% increase in net sales due to increases in the price of products sold.

        Excluding the effect of acquisitions and using constant exchange rates between the euro and other currencies, our consolidated net sales would have declined by 1.6% in 2001 compared with 2000. The decline was the result of a sharp economic downturn in the United States and a more limited decline in net sales in the Rest of Europe segment, which were partially offset by moderate growth in the France, Italy and the Rest of the World segments.

        France.    Net sales by our French subsidiaries increased by 1.6% to €942 million in 2001, compared with €927 million in 2000. This increase was mainly attributable to the level of market demand outside France, which drove up export sales from the French subsidiaries, particularly in the Rest of Europe segment and in Asia.

        The French domestic market, on the other hand, experienced a limited downturn, as a result of the slowing economy. Net sales by destination of our products in France declined by 1.1% between 2000 and 2001.

        Italy.    Net sales by our Italian subsidiaries increased by 2.4% to €563 million in 2001, compared with €550 million in 2000. This increase was driven by:

  •
  moderate growth in the Italian market, especially in the residential and commercial buildings sectors and, to a lesser extent, in the industrial buildings sector, and

  •
  the continued success of recent products such as the Btnet range of VDI products, which was introduced in 1999, and the successful launch of the "My Home" domotic system at the end of 2000.

        Net sales by destination of our products in Italy increased by 3.2% between 2000 and 2001.

        Rest of Europe.    Net sales by our subsidiaries in the Rest of Europe segment increased by 15.9% to €509 million in 2001, compared with €439 million in 2000. This increase reflected principally:

  •
  a 20.0% increase due to the consolidation of Quintela and Tegui in Spain and of the Wiremold subsidiaries in the United Kingdom and Poland; and

  •
  a 0.5% increase due to favorable fluctuations in currency exchange rates.

        Excluding the effect of acquisitions and using constant exchange rates, sales in the Rest of Europe segment would have declined by 3.9% between 2000 and 2001.

        Excluding the effect of acquisitions and using constant exchange rates, net sales by destination of our products in European countries other than France and Italy would have declined by 1.7% between 2000 and 2001. This decrease resulted principally from a decline in market demand in Germany, the United Kingdom and Turkey. These unfavorable market trends were, however, partially offset by moderate growth in market demand in Greece, Portugal and Spain.

        United States and Canada.    Net sales by our subsidiaries in the United States and Canada segment increased by 26.1% to €743 million in 2001, compared with €589 million in 2000. This resulted primarily from:

  •
  a 38.0% increase in net sales due to the consolidation of the Wiremold group and, to a lesser extent, Horton Controls; and

  •
  a 3.1% increase in net sales due to favorable fluctuations in currency exchange rates.

        Excluding the effect of acquisitions and using constant exchange rates, sales in the United States and Canada segment would have declined by 11.4% between 2000 and 2001.

        Excluding the effect of acquisitions and using constant exchange rates, net sales by destination of our products in the United States and Canada declined by 11.0% between 2000 and 2001. This decline was the result of the economic downturn in the United States and Canada, which was compounded by the effect of the terrorist attacks of September 11, 2001. The slowdown was particularly sharp in the commercial and industrial sector, resulting, for instance, in a limited rate of installation of electrical fittings in newly built office space because numerous existing office buildings were being vacated.

        Rest of the World.    Net sales by our subsidiaries in the Rest of the World segment increased by 15.3% to €339 million in 2001, compared with €294 million in 2000. This resulted primarily from:

  •
  a 13.7% increase in net sales due to the consolidation of Lorenzetti in Brazil and of the Wiremold subsidiary in China; and

  •
  a 7.4% decrease in net sales due to unfavorable fluctuations in currency exchange rates.

        Excluding the effect of acquisitions and using constant exchange rates, sales by subsidiaries in the Rest of the World segment would have increased by 9.5% between 2000 and 2001.

        Excluding the effect of acquisitions and using constant exchange rates, net sales by destination of our products in countries in the rest of the world would have increased by 8.7% between 2000 and 2001. This increase was principally driven by strong sales recorded in Mexico, Colombia, Thailand and India.

  Operating Expenses

  Cost of goods sold

        Our consolidated cost of goods sold increased by 13.6% to €1,748 million in 2001 from €1,539 million in 2000, while consolidated net sales increased by 10.6% over the same period. The increase in cost of goods sold resulted primarily from:

  •
  the consolidation of the Wiremold group, which accounted for a 5.9% increase in the cost of goods sold,

  •
  to a lesser extent, the consolidation of Quintela, Tegui, Lorenzetti and Horton Controls, and

  •
  production and manufacturing inefficiencies recorded in France in particular.

        These factors were partly offset by a decrease in the average market prices of production materials used by us over the period. However, the cost of production materials increased slightly as a percentage of net sales to 29.4% in 2001 compared with 29.1% in 2000 as we recorded a greater portion of its sales volume from products which require more production materials.

        Overall, our cost of goods sold as a percentage of consolidated net sales increased to 56.5% in 2001 compared with 55.0% in 2000.

        In 2001, in order to adjust to the depressed economic environment, we implemented a series of cost cutting measures in the United States, South America, the United Kingdom, Poland, Austria and Turkey. The expenses incurred in connection with these measures were not significant.

        France.    Cost of goods sold in the France segment increased by 6.8% to €472 million in 2001 from €442 million in 2000, while consolidated net sales increased by 1.6% over the same period. As a percentage of net sales, cost of goods sold in the France segment increased to 50.1% in 2001 from 47.6% in 2000. The increase in cost of goods sold resulted mainly from production inefficiencies at two of our French sites. One site suffered increased costs of goods sold due to organizational problems, ranging from production to logistics, caused by local management, and exacerbated during the installation of a new information system. The other site incurred higher costs due to the launch of new products.

        Italy.    Cost of goods in the Italy segment increased by 1.4% to €295 million in 2001 from €291 million in 2000, while consolidated net sales increased by 2.4% over the same period. The effect of the increase in sales volumes was partially offset by economies of scale. As a result, cost of goods in the Italy segment decreased slightly as a percentage of net sales, to 52.4% in 2001 from 52.9% in 2000.

        Rest of Europe.    Cost of goods sold in the Rest of Europe segment increased by 13.8% to €338 million in 2001 from €297 million in 2000, compared to a 15.9% increase in net sales. The increase resulted primarily from the consolidation of Quintela and Tegui and of Wiremold's subsidiaries in the United Kingdom and Poland. This increase was partially offset by the effect of the workforce cuts implemented in 2001 to adapt to a decline in demand due to an economic slowdown in this region. These measures included a 7% reduction in workforce in the United Kingdom (caused by a 20% reduction in workforce by Wiremold UK due to two plant closures, which was partially offset by an increase in the workforce at Legrand UK), a 15% reduction in Poland, a 12% reduction in Turkey and a 7% reduction in Austria. As a result, cost of goods sold in the Rest of Europe segment decreased as a percentage of net sales to 66.4% in 2001 compared with 67.7% in 2000.

        United States and Canada.    Cost of goods sold in the United States and Canada segment increased by 29.9% to €465 million in 2001 from €358 million in 2000, compared to a 26.1% increase in net sales. This increase resulted primarily from:

  •
  a 27.2% increase due to the inclusion of the Wiremold group in our consolidated financial statements for twelve months in 2001 compared with five months in 2000, and

  •
  a 3.1% increase due to fluctuations in currency exchange rates.

        These factors were partly offset by the measures implemented to adapt to the economic downturn in 2001. These measures included a reduction of 13% (approximately 500 people) within the United States, the closing of an Ortronics production site with production being transferred to a Pass & Seymour plant and a wage reduction at Pass & Seymour. As a result, cost of goods sold in the United States and Canada segment increased as a percentage of net sales to 62.6% in 2001 compared with 60.8% in 2000.

        Rest of the World.    Cost of goods sold in the Rest of the World segment increased by 17.9% to €178 million in 2001 from €151 million in 2000, compared to a 15.3% increase in net sales. As a result, cost of goods sold in the Rest of the World segment increased as a percentage of net sales to 51.5% in 2000 compared with 52.5% in 2001. This increase in costs of goods sold was due to an increase in sales volume as well as an increase in the average price of production materials.

        As part of its ongoing productivity plans, we reduced our workforce by 10% in Colombia and 3% in Brazil.

Administrative and selling expenses

        Our consolidated administrative and selling expenses increased by 14.5% to €775 million in 2001 from €677 million in 2000, while consolidated net sales increased by 10.6% over the same period. The increase in selling and administrative expenses was principally driven by:

  •
  the consolidation of the Wiremold group, which accounted for a 7.8% increase and, to a lesser extent, Quintela, Tegui and Lorenzetti,

  •
  an increase in advertising expenses to promote new higher value-added products, particularly in France and in Italy, as well as the opening of a new logistics center in France.

        As a percentage of net sales, administrative and selling expenses increased to 25.0% in 2001 from 24.2% in 2000.

        France.    Administrative and selling expenses in the France segment increased by 3.7% to €252 million in 2001 from €243 million in 2000, compared with a 1.6% increase in net sales. This increase was mainly due to the non-recurring costs related to the opening of a new logistics center in the Paris region and the closing of the former center in the Limoges region to improve the distribution process in France. Advertising expenses also increased in connection with the marketing of higher value-added products such as the Omizzy domotics system. As a percentage of net sales, administrative and selling expenses increased to 26.8% in 2001 from 26.2% in 2000.

        Italy.    Administrative and selling expenses in the Italy segment increased by 6.5% to €115 million in 2001 from €108 million in 2000, compared to a 2.4% increase in net sales. Higher sales volumes and the marketing of new higher value-added products principally accounted for this increase. As a percentage of net sales, administrative and selling expenses increased to 20.4% in 2001 from 19.6% in 2000.

        Rest of Europe.    Administrative and selling expenses in the Rest of Europe segment increased by 20.4% to €130 million in 2001 from €108 million in 2000, compared to a 15.9% increase in net sales. This increase resulted mainly from the consolidation of Quintela and Tegui and of Wiremold's subsidiaries in the United Kingdom and Poland. As a result, administrative and selling expenses increased as a percentage of net sales to 25.5% in 2001 from 24.6% in 2000.

        United States and Canada.    Administrative and selling expenses in the United States and Canada segment increased by 32.1% to €206 million in 2001 from €156 million in 2000, compared with a 26.1% increase in net sales. This increase was mainly due to the consolidation of Wiremold and the increase in the value of the dollar against the euro. As a percentage of net sales, administrative and selling expenses increased to 27.7% in 2001 from 26.6% in 2000.

        Rest of the World.    Administrative and selling expenses in the Rest of the World segment increased by 16.1% to €72 million in 2001 from €62 million in 2000, compared to a 15.3% increase in net sales. In addition to the impact of higher sales volumes on these expenses, this increase resulted mainly from the consolidation of Lorenzetti in Brazil and Wiremold's subsidiary in China. As a percentage of net sales, administrative and selling expenses increased slightly to 21.2% in 2001 from 21.0% in 2000.

Goodwill amortization

        Goodwill amortization charges increased by 62.1% to €47 million in 2001 from €29 million in 2000. The acquisition of the Wiremold group accounted for most of this increase, with related goodwill amortization charges of €6 million in 2000 and €17 million in 2001. Net goodwill (after amortization of goodwill) amounted to €1,149 million at December 31, 2001 and €976 million at December 31, 2000.

  Operating income

        Our consolidated operating income decreased by 9.1% to €390 million in 2001 from €429 million in 2000, compared with a 16.9% increase from 1999 to 2000. The decrease in operating income resulted primarily from:

  •
  a 13.6% increase in cost of goods sold together with a 14.5% increase in administrative and selling expenses from 2000 to 2001, which more than offset the 10.6% increase in net sales over the same period and

  •
  a €18 million increase in goodwill amortization charges, chiefly due to the consolidation of the Wiremold group.

        Operating income as a percentage of net sales declined to 12.6% in 2001 from 15.3% in 2000. Before goodwill amortization charges, operating income as a percentage of net sales declined to 14.1% from 16.4%. Before goodwill amortization charges but restated to exclude the effect of the Wiremold acquisition, operating income would have decreased by 9.1% in 2001 compared to 2000. As a percentage of net sales, it would have declined to 14.1% in 2001 compared to 15.7% in 2000.

        France.    Operating income in the France segment declined by 14.8% to €155 million in 2001 from €182 million in 2000. This decrease was due to the fact that cost of goods sold increased by 6.8% and administrative and selling expenses by 3.7% from 2000 to 2001, while net sales increased only by 1.6%. As a percentage of net sales, operating income in the France segment declined to 16.5% in 2001 from 19.6% in 2000.

        Italy.    Operating income in the Italy segment declined by 2.5% to €115 million in 2001 from €118 million in 2000. This decrease was due to the fact that cost of goods sold increased by 1.4% and administrative and selling expenses by 6.5% from 2000 to 2001, while net sales increased only by 2.4%. As a percentage of net sales, operating income declined to 20.4% in 2001 from 21.5% in 2000.

        Rest of Europe.    Operating income in the Rest of Europe segment increased by 23.8% to €26 million in 2001 from €21 million in 2000. This increase was principally due to a 15.9% increase in net sales from 2000 to 2001, which was only partially offset by an increase of 13.8% in cost of goods sold, a 20.4% increase in administrative and selling expenses over the same period, and a €4 million increase in goodwill amortization charges due to the consolidation of Wiremold's subsidiaries in the United Kingdom and Poland and of Quintela and Tegui in Spain.

        As a percentage of net sales, operating income increased to 5.1% in 2001 from 4.8% in 2000. Excluding goodwill amortization charges, operating income as a percentage of net sales increased to 6.3% in 2001 from 5.4% in 2000.

        United States and Canada.    Operating income in the United States and Canada segment declined by 61.5% to €15 million in 2001 from €39 million in 2000. This decrease was due to:

  •
  a 29.9% increase in cost of goods sold together with a 32.1% increase in administrative and selling expenses from 2000 to 2001, which more than offset the 26.1% increase in net sales over the same period, and

  •
  a €12 million increase in goodwill amortization charges, due mainly to the consolidation of the Wiremold group for the full twelve months in 2001.

        As a percentage of net sales, operating income declined to 2.0% in 2001 from 6.7% in 2000. Before amortization of goodwill, operating income as a percentage of net sales declined to 5.7% in 2001 from 9.2% in 2000.

        Rest of the World.    Operating income in the Rest of the World segment increased by 14.5% to €79 million in 2001 from €69 million in 2000. This increase was due to the 15.3% increase in net sales from 2000 to 2001, which was only partially offset by a 17.9% increase in cost of goods sold, a 16.1% increase in administrative and selling expenses over the same period, and a €2 million increase in goodwill amortization charges due to the consolidation of Wiremold's subsidiary in China and Lorenzetti in Brazil.

        As a percentage of net sales, operating income declined to 23.0% in 2001 from 23.8% in 2000. Before amortization of goodwill, operating income as a percentage of net sales remained stable at 24.8% in 2001 and 24.7% in 2000.

  Net interest expense

        Our consolidated net interest expense (including interest relating to the subordinated perpetual notes, or TSDIs) increased by 43.8% to €92 million in 2001 from €64 million in 2000. As a percentage of net sales, net interest expense increased to 3.0% in 2001 from 2.4% in 2000. The increase was mainly due to an increase in the amount of outstanding debt as a result of new financings obtained to effect acquisitions, particularly the acquisition of the Wiremold group, which was only partially offset by a decrease in the average interest rate on our debt to 5.8% in 2001 from 7.2% in 2000 due to a decrease in prevailing market interest rates. Average net debt (TSDIs, long-term and short-term borrowings, including commercial paper and bank overdrafts, less cash and cash equivalents and marketable securities) amounted to €1,562 million in 2001, compared to €879 million in 2000.

        Interest on the TSDIs, which includes the impact of the associated hedging swaps, remained stable at €28 million in 2001 compared with €29 million in 2000. See "Description of Other Indebtedness—Subordinated Perpetual Notes (TSDIs)" and note 12 to our audited consolidated financial statements for a description of the TSDIs and associated hedging activities.

  Other revenues (expenses)

        Other revenues (expenses) increased by 100% to expense of €46 million for the year ended December 31, 2001 compared to expense of €23 million for 2000. Other revenues (expenses) consist principally of cash discounts provided to customers and received from suppliers. For 2001, cash discounts to customers amounted to expense of €40 million compared to expense of €31 million for 2000. In addition, we recorded restructuring charges of €7 million in 2001.

  Income tax

        Our consolidated income tax expenses decreased by 47.2% to €56 million in 2001 from €106 million in 2000, reflecting mainly the decrease in our effective income tax rate to 24.3% in 2001 from 31.1% in 2000. This decrease was mainly due to:

  •
  the reduction in the French income tax rate to 36.43% from 37.77%; and

  •
  a lower tax rate on the profits of the Italian subsidiaries, as a result of a new tax benefit in connection with asset revaluations.

  Net income

        Our consolidated net income decreased by 25.1% to €176 million in 2001 from €235 million in 2000. This decrease resulted primarily from:

  •
  a 9.1% decrease in operating income;

  •
  a 43.8% increase in net interest expense; and

  •
  non-recurring expenses of €18 million before taxes relating to Schneider's exchange offer.

        As a percentage of net sales, consolidated net income decreased to 5.7% in 2001 (or 6.1% excluding the non-recurring expenses incurred in connection with Schneider's exchange offer) from 8.4% in 2000.

Six months ended June 30, 2003 (FIMEP) compared to the six months ended June 30, 2002 (predecessor)

  Net Sales

        Our consolidated net sales decreased by 8.8% to €1,389 million in the first six months of 2003, compared with €1,523 million in the first six months of 2002. This resulted from:

  •
  a 7.7% decrease in net sales due to unfavorable fluctuations in currency exchange rates;

  •
  a 0.7% decrease in net sales due to changes in the scope of consolidation; and

  •
  a 0.5% decrease excluding the effects of changes in the scope of consolidation and using constant exchange rates.

        France.    Net sales of our French subsidiaries decreased by 2.9% to €454 million in the first six months of 2003, compared with €467 million in the first six months of 2002. This decrease was the result of a 1.9% decrease in net sales (excluding the effects of changes in the scope of consolidation), due to a decrease in the level of market demand in France and a decrease in export sales from the French subsidiaries to markets outside France.

        Excluding the effects of changes in the scope of consolidation, the net sales to customers located in France decreased by 1.5% in the first six months of 2003 compared with the first six months of 2002.

        Italy.    Net sales by our Italian subsidiaries increased by 1.9% to €306 million in the first six months of 2003, compared with €300 million in the first six months of 2002. This increase was mainly driven by good commercial performance related to certain product lines despite unfavorable general market conditions.

        Excluding the effect of changes in the scope of consolidation and using constant exchange rates, net sales to customers located in Italy increased by 1.9% in the first six months of 2003 compared with the first six months of 2002.

        Changes in the scope of consolidation had no material impact on net sales in the Italy segment.

        Rest of Europe.    Net sales by our subsidiaries in the Rest of Europe segment decreased by 2.8% to €241 million in the first six months of 2003, compared with €248 million in the first six months of 2002. Excluding the effect of changes in the scope of consolidation and using constant exchange rates, net sales increased by 0.2%. Net sales decreased by 3.0% due to unfavorable fluctuations in currency exchange rates.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates, net sales to customers located in European countries other than France and Italy increased by 2.3% in the first six months of 2003 compared with the first six months of 2002.

        United States and Canada.    Net sales by our subsidiaries in the United States and Canada segment decreased by 24.1% to €257 million in the first six months of 2003, compared with €338 million in the first six months of 2002. This decrease resulted primarily from a 5.4% decrease in net sales excluding the effects of the changes in the scope of consolidation and using constant exchange rates, a 1.5% decrease in net sales due to changes in the scope of consolidation and a 18.5% decrease in net sales due to unfavorable fluctuations in currency exchange rates.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates, net sales to customers located in the United States and Canada decreased by 4.7% in the first six months of 2003 compared with the first six months of 2002. This decline was the result of the continuing depressed market conditions in the United States, especially in the commercial and industrial sectors where most of our sales in the United States are made.

        Rest of the World.    Net sales by our subsidiaries in the Rest of the World segment decreased by 22.8% to €131 million in the first six months of 2003 compared with €170 million in the first six months of 2002. This decrease resulted from a 27.5% decrease in net sales due to unfavorable fluctuations in currency exchange rates, especially in Brazil and in Mexico, partially compensated by a 7.2% increase in net sales excluding the effects of changes in the scope of consolidation and using constant exchange rates.

        Changes in the scope of consolidation had no material impact on net sales in the Rest of the World segment.

        Excluding the effects of changes in the scope of consolidation and using constant exchange rates, net sales to customers located in countries in the Rest of the World increased by 0.8% in the first six months of 2003 compared with the first six months of 2002.

  Operating Expenses

Cost of goods sold

        Our consolidated cost of goods sold increased by 3.5% to €884 million in the first six months of 2003 compared with €854 million in the first six months of 2002. The increase in consolidated cost of goods sold resulted primarily from the unfavorable effect of a non-recurring €126 million purchase accounting adjustment to inventory partially offset by a 8.8% decrease in consolidated net sales and a continuous productivity improvement combined with cost cutting measure in response to the depressed economic environment.

        Overall, our consolidated cost of goods sold as a percentage of consolidated net sales increased to 63.6% in the first six months of 2003 compared with 56.1% in the first six months of 2002. Excluding the non-recurring inventory adjustment, cost of goods sold as a percentage of consolidated net sales decreased to 54.6% in the first six months of 2003.

        France.    Cost of goods sold in the France segment increased by 24.4% to €281 million in the first six months of 2003 from €226 million in the first six months of 2002, reflecting principally the unfavorable effect of a non-recurring €64 million purchase accounting adjustment to inventory. Excluding the non-recurring inventory charge, cost of goods sold in the France segment decreased by 4.1% to €217 million in the first six months of 2003 from €226 million in the first six months of 2002, while net sales decreased by 2.9% over the same period. On a similar basis, cost of goods sold in the France segment, as a percentage of net sales, decreased to 47.8% in the first six months of 2003 compared with 48.4% in the first six months of 2002.

        Italy.    Cost of goods sold in the Italy segment increased by 9.9% to €182 million in the first six months of 2003 from €165 million in the first six months of 2002, reflecting principally the unfavorable effect of a non-recurring €24 million purchase accounting adjustment to inventory. Excluding the non-recurring inventory charge, cost of goods sold in the Italy segment decreased by 4.7% to €158 million in the first six months of 2003 from €165 million in the first six months of 2002, while net sales increased by 1.9% over the same period. This decrease, excluding the non-recurring inventory charge, in the cost of goods sold resulted primarily from a reduction in purchases of production materials due to lower net sales to Enel. Excluding the non-recurring inventory charge, cost of goods sold in the Italy segment, as a percentage of net sales, decreased to 51.4% in the first six months of 2003 compared with 55.0% in the first six months of 2002.

        Rest of Europe.    Cost of goods sold in the Rest of Europe segment increased by 5.8% to €172 million in the first six months of 2003 from €163 million in the first six months of 2002, reflecting principally the unfavorable effect of a non-recurring €15 million purchase accounting adjustment to inventory. Excluding the non-recurring inventory charge, cost of goods sold in the Rest of Europe segment decreased by 3.1% to €158 million in the first six months of 2003 from €163 million in the first six months of 2002, while net sales decreased by 2.8% over the same period. Excluding the non-recurring inventory charge, cost of goods sold in the Rest of Europe segment decreased slightly, as a percentage of net sales, to 65.5% in the first six months of 2003 compared with 65.7% in the first six months of 2002.

        United States and Canada.    Cost of goods sold in the United States and Canada segment decreased by 22.9% to €162 million in the first six months of 2003 from €210 million in the first six months of 2002, despite a non-recurring €7 million purchase accounting adjustment to inventory. This decrease resulted primarily from (i) a reduction in purchases of production materials due to lower net sales, (ii) the effect of workforce reductions and (iii) decrease in the value of the dollar against other currencies. As a result of these cuts, the average number of employees in production as of June 30, 2003 decreased by 18.8% (approximately 430 employees) compared with June 30, 2002. Excluding the non-recurring inventory charge, cost of goods sold in the United States and Canada segment, as a percentage of net sales, decreased to 60.4% in the first six months of 2003 compared with 62.2% in the first six months of 2002.

        Rest of the World.    Cost of goods sold in the Rest of the World segment decreased by 3.7% to €87 million in the first six months of 2003 in comparison to €90 million in the first six months of 2002. Cost of goods sold for the first six months of 2003 reflects an unfavorable non-recurring €16 million purchase accounting adjustment to inventory. Excluding the non-recurring inventory charge, cost of goods sold in the Rest of the World segment decreased by 21.1% to €71 million in the first six months of 2003 from €90 million in the first six months of 2002, while net sales decreased by 22.3% over the same period. The decrease in the cost of goods sold in the Rest of the World segment was affected by the decrease in the value of the dollar. Excluding the non-recurring inventory charge, the cost of goods sold in the Rest of the World segment increased, as a percentage of net sales, to 54.1% in the first six months of 2003 compared with 53.3% in the first six months of 2002.

  Administrative and selling expenses

        Our consolidated administrative and selling expenses decreased by 6.9% to €373 million in the first six months of 2003 compared with €401 million in the first six months of 2002, while consolidated net sales decreased by 8.8% over the same period.

        The decrease in consolidated administrative and selling expenses was principally driven by the decrease in the administrative and selling expenses in France, in the United States and Canada and in the Rest of the World segments, attributable to lower net sales, the cost-cutting measures implemented in 2002 and 2003, and significant fluctuations in exchange rates (for the United States and Canada and in the Rest of the World segments), partially offset by costs related to increased advertising and commercial expenses to support sales.

        As a percentage of net sales, consolidated administrative and selling expenses increased to 26.8% in the first six months of 2003 compared with the first six months of 2002 (26.3%).

        France.    Administrative and selling expenses in the France segment decreased by 4.2% to €134 million in the first six months of 2003 from €139 million in the first six months of 2002, while net sales decreased by 2.9% over the same period. As a percentage of net sales, administrative and selling expenses in the France segment decreased to 29.4% in the first six months of 2003 compared with 29.8% in the first six months of 2002.

        Italy.    Administrative and selling expenses in the Italy segment increased by 4.4% to €64 million in the first six months of 2003 from €61 million in the first six months of 2002, while net sales increased by 1.9% over the same period. This increase was due in part to the increase in sales in the Italy segment. As a percentage of net sales, administrative and selling expenses in the Italy segment increased moderately to 20.8% in the first six months of 2003 compared with 20.3% in the first six months of 2002.

        Rest of Europe.    Administrative and selling expenses in the Rest of Europe segment remained stable at €69 million in the first six months of 2003 compared with the first six months of 2002 (€68 million), while net sales decreased by 2.8% over the same period. As a result, administrative and selling expenses in the Rest of Europe segment increased, as a percentage of net sales, to 28.8% in the first six months of 2003 compared with 27.3% in the first six months of 2002.

        United States and Canada.    Administrative and selling expenses in the United States and Canada segment decreased by 22.0% to €75 million in the first six months of 2003 from €96 million in the first six months of 2002, while net sales decreased by 24.1% over the same period. As a percentage of net sales, administrative and selling expenses increased to 29.0% in the first six months of 2003 compared with 28.3% in the first six months of 2002.

        Rest of the World.    Administrative and selling expenses in the Rest of the World segment decreased by 14.6% to €32 million in the first six months of 2003 from €37 million in the first six months of 2002, while net sales decreased by 22.3% over the same period. As a percentage of net sales, administrative and selling expenses in the Rest of the World segment increased to 24.1% in the first six months of 2003 compared with 22.0% in the first six months of 2002.

  Operating income (loss)

        Our consolidated operating income (loss) decreased by 109.4% to an operating loss of €16 million in the first six months of 2003 in comparison with an operating income of €171 million in the first six months of 2002. This decrease in consolidated operating income resulted primarily from:

  •
  a 3.5% increase in the cost of goods sold and a 8.8% decrease in consolidated net sales in the first six months of 2003 compared with the first six months of 2002; and

  •
  a 91.3% increase (€63 million) in research and development expense due to amortization of intangible assets recorded by FIMEP in connection with its acquisition of Legrand; partially offset by:

  •
  a 6.9% decrease in administrative and selling expenses in the first six months of 2003 compared with the first six months of 2002.

        France.    Operating income in the France segment decreased by 158.6.0% to a loss of €42 million in the first six months of 2003 compared with income of €71 million for the first six months of 2002, principally as a result of increases in (i) cost of goods sold resulting from the reversal of purchase accounting adjustments to inventory and (ii) research and development expense resulting from the amortization of purchase accounting adjustments to intangible assets.

        Italy.    Operating income in the Italy segment decreased by 53.0% to €25 million in the first six months of 2003 compared with €53 million in the first six months of 2002. This decrease was due principally to increases in (i) cost of goods sold resulting from the reversal of purchase accounting adjustments to inventory and (ii) research and development expense resulting from the amortization of purchase accounting adjustments to intangible assets, partially offset by increases in net sales and decreases in cost of goods sold, excluding the non-recurring purchase accounting adjustment to inventory.

        Rest of Europe.    Operating income in the Rest of Europe segment reached an income of €2 million in the first six months of 2003 compared with a profit of €10 million in the first six months of 2002. This decrease was principally due to the increase in cost of goods sold mainly related to a non-recurring purchase accounting adjustment to inventory and to the decrease in net sales.

        United States and Canada.    Operating income in the United States and Canada segment was negative with a loss of €6 million in the six months of 2003 compared with a profit of €1 million in the first six months of 2002. This decrease was mainly due to a decrease in net sales partially offset by a decrease in cost of goods sold and administrative and selling expenses in the first six months of 2003 compared with the first six months of 2002. Excluding the non-recurring inventory charge, operating income in the United States and Canada segment increased to a profit of €2 million in the first six months of 2003.

        Rest of the World.    Operating income in the Rest of the World segment decreased by 86.9% to €5 million in the first six months of 2003 from €36 million in the first six months of 2002. This decrease was mainly due to the effects of purchase accounting adjustments to inventory and a reduction in net sales by 22.3% over the same period.

  Net interest expense

        Our consolidated net interest expense increased significantly to an expense of €65 million in the first six months of 2003 from an expense of €27 million in the first six months of 2002. Net interest expenses amounted to 4.7% of net sales at the end of the first six months of 2003 while net interest expenses amounted to 1.8% of net sales at the end of the first six months of 2002. The increase in interest expense was due to the increased level of debt at FIMEP incurred to finance the acquisition of Legrand.

  Other revenues (expenses)

        Other revenues (expenses) decreased by €19 million to expense of €27 million for the six months ended June 30, 2003 compared to expense of €9 million for the six months ended June 30, 2002. Other revenues (expenses) consist principally of restructuring charges.

  Income tax

        Our consolidated income tax expenses decreased by 142.2% to a benefit of €19 million in the first six months of 2003 from expense of €45 million in the first six months of 2002.

  Net income

        Our consolidated net income decreased by 187.0% to a loss of €87 million in the first six months of 2003 from income of €100 million in the first six months of 2002, mainly resulting from:

  •
  a €187 million decrease in operating income; and

  •
  a €38 million increase in net interest expense, partially offset by:

  •
  a €64 million decrease in income taxes.

Liquidity and Capital Resources

  Historical cash flows

        The table below summarizes our cash flows for 2000, 2001 and 2002 and for the six months ended June 30, 2002 and 2003:

	Predecessor			FIMEP
	Year ended December 31,			Period from December 10, 2002 through December 31, 2002	Predecessor	FIMEP
			Period from January 1, 2002 through December 10, 2002
					Six months ended June 30, 2002	Six months ended June 30, 2003
	2000	2001
	(€ in millions)
Working capital provided from operations	427	388	368	46	225	143
Net cash provided from operating activities	244	407	458	(83)	183	90
Net cash (used in) provided from investing activities	(1,061)	(181)	156	(2,902)	222	98
Net cash (used in) provided from financing activities	892	(74)	(707)	3,537	(605)	(636)
Increase (reduction) in cash and cash equivalents	76	151	(121)	559	(219)	(457)
Capital expenditures	(234)	(189)	(138)	(16)	(75)	(65)

  Working capital provided from operations

        Working capital provided from operations represents net income attributable to us before non-cash charges, principally depreciation and amortization and changes in long-term deferred taxes and other long-term assets and liabilities. Working capital provided from operations increased by 6.7% or €26 million, to €414 million in 2002 from €388 million in 2001.

        Working capital provided from operations decreased between 2000 and 2001 by 10.3% or €44 million, to €388 million in 2001 from €427 million in 2000. The main factors affecting changes in working capital provided from operations were changes in net income, which decreased between 2001 and 2002 by 71.0%, substantially offset by the fact that a significant portion of that decline was caused by increases in depreciation and amortization charges, which are excluded from working capital provided from operations and which increased by 49.8% between 2001 and 2002.

  Net cash provided from operating activities

        Net cash provided from operating activities is defined as working capital provided from operations adjusted to reflect, principally, changes in operating assets and liabilities (net of the effect of investments in consolidated entities), such as accounts receivable, inventories and accounts and notes payable, as well as gains or losses on fixed asset disposals and gains or losses on sales of securities.

        Our net cash provided from operating activities amounted to €375 million in 2002, compared to €407 million in 2001, a 7.9% decrease. The decrease in net cash provided from operating activities of €32 million in 2002 was attributable to an increase in working capital provided from operations of €26 million (see above) more than offset by unfavorable changes in operating assets and liabilities (principally, other operating assets and liabilities in 2002. The unfavorable change in other operating assets and liabilities in 2002 was due principally to fees associated with the acquisition and financing transactions.

        Our net cash from operating activities amounted to €90 million as of June 30, 2003, compared to €183 million as of June 30, 2002, a 50.8% decrease. The decrease in net cash provided from operating activities of €93 million in the first six months of 2003 was attributable to lower net income and unfavorable changes in operating assets and liabilities partially offset by increases in non-cash expenses such as depreciation and amortization.

  Net cash used in, or provided from, investing activities

        Our net cash used in investing activities in 2002 amounted to €2,746 million, compared with net cash used in investing activities of €181 million in 2001 and €1,061 million in 2000. The significant increase in the amount of net cash used in investing activities in 2002 occurred due to (i) our acquisition of Legrand, partially offset by (ii) the sale of Schneider shares received in exchange of treasury stock tendered in response to its public offer for shares of Legrand SA, and (iii) the proceeds from sales of marketable securities which were used in the refinancing of the existing debt following the acquisition of Legrand.

        Capital expenditures amounted to €154 million in 2002, a decrease of 18.5% from €189 million in 2001. The decrease in capital expenditures to 5.2% of net sales recorded in 2002 is mainly attributable to stricter control of capital expenditures, notably those targeting an increase in production capacity, due to depressed economic climate.

        Our policy remains to invest actively in internal growth through capital expenditures, principally on equipment for manufacturing new product lines. Major projects implemented since December 31, 2000 have included the following:

  •
  renewal of wiring devices ranges for the "Germanic" standard countries (including Germany, Austria, Hungary, Spain and Turkey);

  •
  implementation of a new supply chain management system for Legrand-branded products in Europe; and

  •
  industrialization of several new ranges for specific national markets, such as the Pial+ (Brazil) and the Quinzino (Mexico) ranges of switches and sockets.

        Our net cash provided from investing activities for the six months ended June 30, 2003 amounted to €98 million, compared with €222 million for the six months ended June 30, 2002. The decrease resulted principally from the sale of Schneider shares that occurred in 2002.

        Capital expenditures amounted to €65 million for the six months ended June 30, 2003, a decrease of 13% from €75 million for the six months ended June 30, 2002. The decrease in capital expenditures is mainly attributable to stricter controls of capital expenditures, notably those related to increases in production capacity, due to the depressed economic climate.

  Net cash used in, or provided from, financing activities

        Amounts of net cash used in, or provided from, financing activities relate primarily to dividend and share buy-back payments, as well as increases or reductions in debt.

        The significant amount of cash provided from financing activities in 2002 reflected the various steps implemented to finance the acquisition of Legrand.

        Our net cash used in financing activities during the first six months of 2003 amounted to €636 million, compared with net cash used in financing activities of €605 million in the first six months of 2002. The increase in net cash used in financing activities resulted mainly from repayment of borrowings and treasury notes, partly offset by new borrowings.

        The remaining changes in our net cash used in, or provided from, financing activities for the three years ended December 31, 2002 was primarily attributable to share buy-backs of €83 million in 2000 and the dividends referred to below:

	Year ended December 31
	2000	2001		2002
	(€ in millions)
Preferred non-voting shares	20	20		0
Ordinary shares	37	40		0
Total	57	60	(1)	0

(1)
This dividend payment generated the payment of income tax of €8 million, so that the total amount paid by us was €68 million.

        We did not issue any shares during the three-year period, other than as a result of the exercise of employee stock options.

  Historical Debt

        Our gross debt (defined as the sum of subordinated perpetual notes, or TSDIs, related party loans, long-term borrowings and short-term borrowings, including commercial paper programs and bank overdrafts) amounted to €4,654 million as of December 31, 2002, compared to €2,526 million as of December 31, 2001. Our cash and cash equivalents and marketable securities amounted to €755 million as of December 31, 2002, compared to €1,134 million as of December 31, 2001. Our total net debt (defined as gross debt less cash and cash equivalents, marketable securities and restricted cash) amounted to €3,749 million as of December 31, 2002, compared to €1,392 million as of December 31, 2001.

        The ratio of net debt to shareholders' equity was 615% as of December 31, 2002, compared to 78% as of December 31, 2001.

        Our borrowed funds consisted principally of the following as of December 31, 2002:

  •
  approximately €158 million of indebtedness under the TSDIs, issued on December 1990 and March 1992 through a private placement, in an aggregate nominal value of Fr3,000 million (€457 million) in 1990 and Fr2,000 million (€305 million) in 1992, respectively. See "Description of Other Indebtedness—Subordinated Perpetual Notes and Related Loans (TSDIs);"

  •
  approximately €371 million under the $400 million 8.5% yankee bonds, issued on February 14, 1995 and due February 15, 2025, with an aggregate principal amount of $400 million. See "Description of Other Indebtedness—$400 million 8.5% Yankee bonds due February 15, 2025;

  •
  approximately €1,615 million under the senior credit agreement entered into in connection with the acquisition of Legrand;

  •
  approximately €600 million under a mezzanine credit agreement, which was repaid with the net proceeds of the issuance of the initial notes on February 12, 2003 and existing cash of FIMAF, as part of the acquisition of Legrand;

  •
  approximately €1,156 million under a related party loan (which was funded from the issuance of preferred equity certificates by the related party). The preferred equity certificates were redeemed in connection with the offering of the initial notes on February 12, 2003 and replaced with our subordinated payment-in-kind shareholder loan; and

  •
  other debt amounting to €754 million as of December 31, 2002, compared to €1,809 million as of December 31, 2001. This debt consisted of: (i) other long-term debt of €20 million as of

    December 31, 2002, compared to €521 million as of December 31, 2001 and (ii) short-term debt of €734 million as of December 31, 2002, compared to €1,288 million as of December 31, 2001. A significant portion of our historical short-term debt was comprised of commercial paper bearing interest based on EONIA (the reference rate to the overnight rate as calculated by the European Central Bank and appearing on Moneyline Telerate, on page 247, of the first target settlement day following that day (target settlement day is a day on which the Trans-European Automated Real-Time Gross Settlement Express transfer system is open)), typically with a maturity of one-month. The amount of commercial paper outstanding was €508 million as of December 31, 2002 compared to €908 million as of December 31, 2001. The average interest rate for our commercial paper issuances amounted to 3.4% in 2002 compared to 4.4% in 2001. The decrease in short-term debt in 2002 mainly reflects the reduction in commercial paper and bank overdrafts.

        As of June 30, 2003, the principal changes in our debt outstanding are as follows:

  •
  issuance of $350 million and €277.5 million of high yield notes due in 2013;

  •
  repayment of €600 million outstanding under the mezzanine credit agreement; and

  •
  repayment of €508 million outstanding under our commercial paper program.

        Consequently, our gross debt outstanding as of June 30, 2003 is €664 million less than the amount outstanding as of December 31, 2002. We had a similar reduction in the amount of our cash and cash equivalents and marketable securities over the same period as existing cash was used to repay amounts outstanding under the commercial paper program.

        In addition, we have €230 million available under the borrowing base facility and a €250 million revolving facility remains undrawn under the senior credit agreement.

        For further information on our other debt, see notes 13 - 14 to the audited consolidated financial statements of Legrand, our predecessor, notes 12 - 14 to our audited consolidated financial statements and notes 3 - 4 of our unaudited interim consolidated financial statements. For information on capital leases, see note 3(b) to our audited consolidated financial statements.

        Our gross debt amounted to €2,526 million as of December 31, 2001, compared to €2,480 million as of December 31, 2000. Our cash and cash equivalents and marketable securities amounted to €1,134 million as of December 31, 2001, compared to €949 million as of December 31, 2000. Our total net borrowed funds amounted to €1,392 million as of December 31, 2001, compared to €1,531 million as of December 31, 2000. The ratio of net debt to shareholders' equity was 111%, 78% and 615% as of December 31, 2000, 2001 and 2002, respectively.

        Historically, our principal uses of cash have been for working capital, capital expenditure, research and development, acquisitions and debt service. We have funded these requirements with cash flows from operations, commercial paper programs, bank overdrafts and long-term borrowings (primarily in the form of the yankee bonds and the TSDIs). Following the acquisition of Legrand and the related transactions, our indebtedness and debt service requirements have increased significantly, and we no longer benefit from access to the commercial paper market to fund short-term liquidity requirements. However, under the senior credit facility, we have available €250 million under the revolving facility and up to €300 million, subject to satisfaction of certain funding conditions, under the borrowing base facility. The €300 million borrowing base facility was fully drawn by January 2003, but as of June 30, 2003, €230 million has been repaid and remains available for further drawings and €70 million remains outstanding.

Financing Arrangements Following the Acquisition and the Offering of the Initial Notes

        Immediately following the private offering of the initial notes on February 12, 2003 and related transactions, our indebtedness comprised of:

  •
  approximately €1,833 million of term and borrowing base facilities under the Senior Credit Facility;

  •
  approximately €371 million principal amount of indebtedness under the $400 million 8.5% yankee bonds;

  •
  approximately €158 million of indebtedness under the subordinated perpetual notes, or TSDIs;

  •
  approximately $350 million and €277.5 million of indebtedness under the initial notes;

  •
  approximately €1,156 million of indebtedness under the subordinated shareholder PIK loan which was issued in a series of transactions which were used to repay the amounts outstanding under the mezzanine credit agreement and consequently to redeem the preferred equity certificates; and

  •
  approximately €39 million of other debt.

        The facilities provided to us and our subsidiaries, including FIMAF and Legrand SA, pursuant to the senior credit facility consist of three term facilities (term A advance, term B advance and term C advance), a borrowing base facility and a revolving credit facility. All of these facilities are fully drawn other than the revolving credit facility (which remains undrawn) and the borrowing base facility (we have €230 million available for borrowings under the borrowing base facility).

        FIMAF, Legrand SA, Legrand SNC and Legrand Holdings, Inc. are currently borrowers under the senior credit facility. A portion of the term advances under the senior credit facility were funded through a special purpose financing company organized in Luxembourg which utilized the proceeds of those advances to purchase funding bonds of FIMAF. FIMAF, Legrand and certain of our operating subsidiaries have guaranteed all or some of the borrowings outstanding under the senior credit facility (including the funding bonds). In addition, certain of the assets of the borrowers and guarantors have been pledged as collateral to secure the facility.

        The term A advance must be repaid in installments beginning on September 30, 2003 and continuing through to the date falling seven years after the date of the closing of the acquisition of Legrand. The term B advance must be repaid in two equal semi-annual installments, the first installment falling on the date 180 days prior to the second installment and the second installment on the eighth anniversary of the date of the closing of the acquisition of Legrand. The term C advance must be repaid in two equal semi-annual installments, the first installment falling on the date 180 days prior to the second installment and the second installment on the ninth anniversary of the date of the closing of the acquisition of Legrand.

        Advances under the borrowing base facility must be repaid on the last day of each interest period with respect to the advance (one, two, three or six month periods) and amounts repaid may be redrawn subject to satisfaction of certain conditions, including (in relation to any drawing after June 10, 2003) adequate borrowing base coverage. The borrowing base facility must be repaid in full on the seventh anniversary of the date of the closing of the acquisition of Legrand.

        The revolving facility is available for up to seven years following the date of the closing of the acquisition of Legrand. Each advance under the revolving facility must be repaid on the last day of each interest period with respect to the advance and amounts repaid may be redrawn (subject to satisfaction of certain conditions). The revolving facility must be repaid in full on the seventh anniversary of the date of the closing of the acquisition of Legrand. We may not draw under the revolving facility if, among other things, a default has occurred and is continuing or if certain repeated representations are not true.

        Under the senior credit facility, we have agreed to maintain specified ratios of total net debt to EBITDA, cash flow to total debt service, EBITDA to net interest and net senior debt to EBITDA. The agreement also restricts our ability to make capital expenditures. In addition, subject to certain exceptions, the agreement restricts the ability of FIMAF to make payments on the subordinated intercompany funding loan and otherwise to us.

        The senior credit facility contains customary events of default. For a detailed description of the senior credit agreement, please refer to the section entitled "Description of Other Indebtedness—Senior Credit Facility."

  The initial notes

        Pursuant to the terms of the notes as set out in the indenture for the notes we and our subsidiaries may incur additional indebtedness under the notes in any amount provided that our ratio of Consolidated Cash Flow (as defined in the indenture for the notes) to Consolidated Interest Expense (as defined in the indenture for the notes) for the most recently ended four full fiscal quarters preceding the date on which such additional indebtedness is incurred would have been at least 2:1. The ratio will be determined on a pro forma basis (including the pro forma application of the proceeds therefrom), i.e. as if such additional indebtedness had been incurred and the application of proceeds has occurred at the beginning of such four-quarter period. The ratio for the four fiscal quarters ended June 30, 2003 was 2.42:1. Therefore, we and our subsidiaries are permitted to incur additional indebtedness until this ratio falls below 2:1.

        In addition to indebtedness that we and our subsidiaries may incur if we satisfy the ratio test set out above, we and our subsidiaries may incur certain other enumerated types and amounts of additional indebtedness, subject to certain specific exceptions and limitations imposed by the terms of the notes, including (i) in connection with the construction or improvement of property, plant or equipment used in similar business, (ii) for reimbursement obligations such as letters of credit issued in the ordinary course of business, (iii) indebtedness providing for indemnification, adjustment of purchase price or similar obligations incurred or assumed in connection with the disposition of any business, (iv) indebtedness related to certain hedging obligations, (v) indebtedness in connection with obligations in respect of surety and performance bonds in the ordinary course of business; (vi) indebtedness not otherwise permitted by the other enumerated exceptions, which if aggregated together would not at any one time exceed 250 million, (vii) acquired indebtedness, (viii) refinancing indebtedness, (ix) guarantees in respect of permitted indebtedness and (xi) additional shareholder debt.

        For a more detailed discussion of the indebtedness that can be incurred under the indenture, please see "Description of the Notes—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preference Shares."

  Subordinated Perpetual Notes (TSDIs)

        In December 1990 and March 1992, Legrand issued subordinated perpetual notes, or TSDIs, through private placements, in aggregate nominal value amounts of Fr3,000 million (€457 million) in 1990 and Fr2,000 million (€305 million) in 1992, respectively. The TSDIs were issued at par. They have no stated due date or maturity and Legrand has no obligation to redeem them unless it carries out a voluntary dissolution, is subject to liquidation, or a final judgment is entered ordering the sale of the entire business (cession totale de l'entreprise) of Legrand. Upon any redemption, payment of the principal amount of the TSDIs is subordinated to the payment in full of all other creditors, other than any outstanding participating loans (prêts participatifs) or participating securities (titres participatifs).

        Legrand must repurchase the TSDIs if it cannot legally pay additional "gross up" amounts in respect of tax withholding resulting from a change in tax regulations.

        Legrand is entitled to repurchase or arrange for a third party to repurchase the outstanding TSDIs at any time in certain exceptional circumstances. If it does so, it will be entitled to receive in December 2005 and March 2007 amounts equal to the capitalized value of the lump sum amounts initially paid (see below).

        Legrand is required to pay interest semi-annually on the TSDIs at a rate indexed to EURIBOR, the European inter-bank offered rate (or at a fixed rate for two series of TSDIs in an aggregate nominal value of Fr 375 million (€57 million)).

        At the time of each issuance, Legrand entered into agreements with third parties under which the third parties agreed to purchase the TSDIs from the holders fifteen years after issuance. The third parties agreed to waive all rights to interest on the TSDIs once they purchase them from the holders. In return, Legrand made lump sum payments to the third parties equal to €100 million with respect to the 1990 TSDIs and €77 million with respect to the 1992 TSDIs. In accordance with French tax regulations, interest payments with respect to the TSDIs are tax deductible for the portion representing the interest as computed on net proceeds (i.e., the nominal amount less the lump sum payments mentioned above) of each issuance of TSDIs.

        Legrand SA's board of directors may decide to suspend interest payments on the TSDIs if:

  •
  Legrand's consolidated net equity falls below €412 million;

  •
  Legrand has not paid an ordinary dividend (excluding dividends paid on its preferred non-voting shares and statutory dividends); and

  •
  no interim dividend has been declared.

        If Legrand suspends interest payments, the amount of each suspended interest payment itself bears interest. The amount of the suspended interest payments is not subordinated if Legrand is liquidated, and the suspended interest must be paid before Legrand may pay a dividend on its ordinary shares. If any third party, or group of third parties acting in concert, obtains the control of a majority of voting rights of Legrand's share capital without the approval of Legrand SA's board of directors, Legrand may no longer suspend interest payments under the TSDIs, and Legrand's obligations with respect to any suspended interest payments will rank equally with its other unsecured and unsubordinated indebtedness, including the $400 million 8.5% yankee bonds.

        In order to manage Legrand's exposure to fluctuations in interest rates, Legrand has hedged its obligation to pay interest on the TSDIs using interest rate swaps. After accounting for these swap agreements, the effective interest rates on the TSDIs amounted to 8.4% per year in 2000, 9.2% per year in 2001, and 9.6% in 2002 of the average residual carrying value of the TSDIs. See note 13 to the audited consolidated financial statements of Legrand, our predecessor, and note 12 to our audited consolidated financial statements for a table of the amortization of the residual carrying value.

        These interest rate swap arrangements provide that Legrand SA must post cash collateral in an account pledged to the swap counterparty if the swap counterparty's exposure unsecured, unsubordinated long-term debt exceeds the then posted cash amounts, calculated on a mark-to-market basis every two weeks. However, the swap counterparty can require such posting only after its exposure exceeds a threshold tied to Legrand SA's unsecured, unsubordinated long-term debt rating. Following the acquisition, Legrand SA's credit rating resulted in the threshold being set at zero, and the counterparties' exposure resulted in Legrand SA being obliged to deposit €76 million in an account pledged to the swap counterparty. Any further requirement to post cash collateral should arise solely from fluctuations in interest rates and not from further changes in our credit rating. Legrand also deposited €74 million in an account with the facility agent for the senior credit agreement on the closing date of the acquisition. Amounts on deposit in the account with the facility agent are available only for payments on the TSDIs and the related hedging obligations, or to provide cash collateral in relation to such hedging obligations. Any such charge shall not prevent the release from the TSDIs prepayment accounts as scheduled.

        The TSDIs are subordinated in accordance with article L.228-97 of the French Commercial Code (code de commerce) allowing companies to issue debt instruments which will be repaid only to the extent that other creditors, except for lenders of participating loans (prêts participatifs) or holders of participating securities (titres participatifs) have been repaid. However, only the principal amount of the TSDIs is subordinated. Interest payments and arrears of interest rank equally with the claims of all other unsecured creditors of Legrand SA.

  $400 million 8.5% Yankee bonds due February 15, 2025

        On February 14, 1995, Legrand issued $400 million principal amount of 8.5% debentures due February 15, 2025, in an offering registered with the SEC, the yankee bonds. Interest on the yankee bonds is payable semi-annually in arrears on February 15 and August 15 of each year. The yankee bonds were publicly offered in the United States. Legrand used $238 million of the proceeds of the issuance of the yankee bonds to finance acquisitions in the United States and invested the remaining $162 million in marketable securities denominated in dollars, as described in note 9 to the audited consolidated financial statements of Legrand, our predecessor, and note 9 to our audited consolidated financial statements. As a consequence, currency exchange risk in relation to the total principal amount of the yankee bonds was historically hedged by these assets, such that exchange rate fluctuations between the dollar and the euro did not cause the yankee bonds to affect our income or net equity. Subsequent to December 31, 2002, we sold the dollar denominated marketable securities and used the proceeds to repay existing indebtedness.

        We also hedged our obligation to pay interest on the yankee bonds through a 30-year interest rate swap agreement. The interest swap agreements entered into by Legrand SA in connection with the yankee bonds provide that Legrand SA must post cash collateral in a pledged account if exposure of the counterparty under the swap agreements increases as calculated on a mark-to-market basis. As of December 31, 2002, however, there was a significant asset related to this swap arrangement. See note 22 to the audited consolidated financial statements of Legrand, our predecessor and note 22 to our audited consolidated financial statements. The yankee bonds are structurally senior to the amounts drawn by FIMAF under the senior credit facility.

        At the beginning of February 2003, we entered into swap arrangements whereby the floating interest rate payable on the notional amount of $350 million of the yankee bonds was swapped for a fixed rate of 4.6% per year.

  Restrictions on our subsidiaries' ability to transfer funds to us.

        FIMAF and its subsidiaries are restricted pursuant to the terms of the senior credit facilities and the intercreditor deed from making distributions, loans or other payments to us, except to pay interest on the subordinated intercompany loan and in certain other limited circumstances.

        As a result of these restrictions, we may not be able to obtain funds from our subsidiaries by means other than the payments by FIMAF under the subordinated intercompany loan and in certain other limited circumstances.

        You should read "Description of Other Indebtedness—Senior Credit Facilities—Undertakings" and "Description of Other Indebtedness—Intercreditor Deed—Subordination of Obligations under the Subordinated Intercompany Funding Loan" and "—Restrictions on Value Transfers."

  Summary of commitments

        The following table summarizes the contractual obligations, commercial commitments and principal payments we and our subsidiaries had as of December 31, 2002.

		Historical Payments Due by Period
As of December 31, 2002	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(€ in millions)
Long-term borrowings	2,581	—	150	253	2,178
Related party loan(1)	1,156	—	—	—	1,156
Short-term borrowings	725	725	—	—	—
Capital lease obligations	34	9	9	8	8
Operating leases	87	17	29	21	20
Subordinated securities and the related loans (TSDIs)	158	39	93	26	—

Total contractual obligations	4,741	790	218	308	3,362

(1)
The related party loan was funded from the issuance of the preferred equity certificates by the related party. The preferred equity certificates were redeemed in connection with the offering of the initial notes on February 12, 2003, and replaced with our subordinated payment-in-kind shareholder loan.

        We believe that our operating cash flows, together with the borrowings under the senior credit facility and the notes, will be sufficient to fund our working capital needs, anticipated capital expenditures and debt service requirements as they become due for at least the next several years, although we cannot assure you that this will be the case. See "Risk Factors—We require a significant amount of cash to service our debt. Our ability to generate sufficient cash depends on many factors beyond our control."

        In particular, future drawings under the senior credit facilities will be available only if, among other things, we meet the financial maintenance covenants included in the senior credit agreement. Our ability to meet those covenants will depend on our results of operations and factors outside of our control.

  Acquisitions and Joint Ventures

        Although we do not currently have any agreements in relation thereto, we assess potential acquisitions and joint venture opportunities in line with our strategy. We are in contact from time to time with potential sellers, joint venture partners and their advisers. If we were to undertake any acquisition or joint venture in the future, we could elect to fund it with equity or debt financing or cash on hand. Any such debt financing could make us more leveraged and increase our debt service obligations. Any joint venture arrangement could require future capital contributions to maintain our initial equity investment or restrict our access to the cash flows of the joint venture.

        We are bound by certain covenants in our long-term debt instruments that substantially restrict our ability, among other things, to incur additional indebtedness or make acquisitions and other investments. In addition, the covenants relating to the high yield notes in the indenture contain certain covenants that restrict us from taking various actions, including, subject to specified exceptions, the incurrence of additional indebtedness, the granting of additional liens, the making of investments, the payments of dividends and other restricted payments, mergers, acquisitions and other fundamental corporate changes, capital expenditures, operating lease payments and transactions with affiliates. The restrictions imposed on us by these long-term instruments may affect our ability to complete acquisitions and joint ventures, particularly if internally generated funds are not sufficient to fund our operations. See "Description of Other Indebtedness" and "Description of the Notes."

Capital Expenditures

        From 1990 through 2002, we spent an average of 8.4% of consolidated net sales per year on capital expenditures. Historically, our annual capital expenditures have fluctuated between 5% and 12% of consolidated net sales (5.2% of consolidated net sales for 2002), with year-to-year variations that result from the cyclical nature of our investment requirements. Over the medium term, we expect that our capital expenditure levels will decline slightly as a percentage of net sales compared to the average for the years 1990 through 2002. However, we intend to increase capital expenditures from current levels and maintain capital expenditures at levels ranging between 6% and 8% of our consolidated net sales, since we believe that investments in new products and continuous replacement and upgrade of production equipment is essential in order for us to maintain and increase our market position.

Research and Development

        Management believes that research and development is essential to maintaining and strengthening our market position through product improvements and innovation and more efficient manufacturing processes. Our research and development expenditure totaled €123 million in 2000 (equal to 4.4% of our consolidated net sales), €136 million in 2001 (equal to 4.4% of our consolidated net sales) and €239 million in 2002 (equal to 8.0% of our consolidated net sales on a combined basis with our predecessor). The increase in the research and development expenditure in 2002 compared to 2001 was as a result of the application of purchase accounting. During the fiscal years 2000 and 2001, our research and development remained stable as a percentage of consolidated net sales (4.4%).

        In the first six months of 2003, our research and development expenditure totaled €132 million (equal to 9.5% of consolidated net sales).

        Although most production facilities have their own research and development teams, a major portion of our research and development focus is centralized in Limoges, France and Varese, Italy. As of December 31, 2002, approximately 1,500 employees in approximately 20 countries were involved in research and development, of which over 50% were based in France, over 25% in Italy and the remainder in other countries.

Variations in Exchange Rates

        A large portion of our subsidiaries outside France operate in countries with currencies other than the euro. Approximately 40% of our net sales in 2000, 2001 and 2002 were denominated in currencies other than the euro, most significantly the dollar and the British pound. As a result, for the periods covered by this prospectus, our consolidated operating results were affected by fluctuations in the exchange rates between the euro and such other currencies.

        In order to prepare our consolidated financial statements, we must convert assets, liabilities, income and expenses that are accounted for in other currencies into euro. Therefore, fluctuations in foreign currency exchange rates affect such items in the consolidated financial statements, even if the value of the item remains unchanged in its original currency. To the extent that we incur expenses that are not denominated in the same currency as the related revenues, foreign exchange rate fluctuations could cause our expenses to increase as a percentage of net sales, affecting our profitability and cash flows.

        We use end-of-period exchange rates for the translation of balance sheet data and period average exchange rates for the translation of income statement and cash flows data. In translating financial statements of subsidiaries operating in highly inflationary economies, non-monetary assets are recorded at historical rates of exchange, and gains or losses arising from the translation of the financial statements of such subsidiaries are included in the consolidated income statement under "Other revenues (expenses)." For further details, see note 18 (b) to the audited consolidated financial statements of Legrand, our predecessor, and note 18(b) to our audited consolidated financial statements.

        The table below sets forth the average daily value of the dollar and the British pound against the euro during the calendar years 2000, 2001 and 2002.

	Average interbank rate in euro (Source: Oanda)
	2000	2001	% change from 2000	2002	% change from 2001
Dollar/euro	1.0850	1.1170	2.9%	1.0611	(5.0)%
British pound/euro	1.6425	1.6091	(2.0)%	1.5917	(1.1)%

        We periodically enter into foreign currency contracts to hedge commitments, transactions or foreign income. See note 1(l) to the audited consolidated financial statements of Legrand, our predecessor, and note 1(l) to our audited consolidated financial statements. In recent years, hedging transactions entered into by us have principally involved certain intra-group sales between major foreign subsidiaries denominated in such subsidiaries' respective local currencies. We do not currently hedge the net assets of our subsidiaries and, as of December 31, 2002, had not hedged transactions with our subsidiaries. See "—Financial Risk Management."

Differences between French GAAP and US GAAP

        Our audited consolidated financial statements and the audited consolidated financial statements of our predecessor, Legrand, included elsewhere herein have been prepared in accordance with French GAAP which differ in certain significant respects from US GAAP.

  FIMEP

        Before January 1, 2002, none of the differences between French GAAP and US GAAP, which affect our financial statements, had a significant impact on net income or net equity as reported under French GAAP. As of December 31, 2002 and for the period then ended, our net income and net equity were affected by GAAP differences related to the accounting for our subordinated perpetual notes, or TSDIs, and related swaps, the accounting for certain taxes paid in Italy and the application of FAS 142.

Accounting for goodwill

        Under French GAAP, our goodwill related to the Legrand acquisition (€847 million) is being amortized over its estimated useful life of 20 years. Under US GAAP, goodwill is not amortized. Instead, it is subject to impairment testing at least annually. For the period ended December 31, 2002, this difference did not have a significant impact on the determination of net income under US GAAP. However, we expect that this difference will have a significant impact on the determination of net income under US GAAP in future periods.

TSDIs and related swaps

        Under French GAAP, certain special purpose entities related to our subordinated securities are not consolidated. Under US GAAP, these entities are required to be consolidated. As of December 31, 2002 and for the period then ended, this difference did not have a significant impact on the determination of net income under US GAAP.

        In addition to the consolidation of certain special purpose entities, certain derivative financial instruments related to the subordinated securities, which are accounted for as hedges under French GAAP, do not qualify for hedge accounting under US GAAP. Accordingly, these instruments are recognized in the balance sheet at fair and future changes in fair value will be recognized in income. This difference did not have a significant effect on the determination of net income or net equity under

US GAAP as of or for the period ended December 31, 2002. However, we expect that this difference may have a significant impact on the determination of net income or net equity under US GAAP in future periods.

        Certain derivative financial instruments, including swaps associated with the $400 million 8.5% yankee bonds, are recorded at fair value in purchase accounting under US GAAP. Subsequent changes in fair value are recognized in the profit and loss account. Under French GAAP purchase accounting, these instruments are treated as off balance sheet items. As of December 31, 2002, the principal impact of this difference on the balance sheet was an increase non-current assets by €162 million, an increase in non-current liabilities by €40 million and an increase in goodwill (excluding the impact of income taxes) by €122 million.

Italian tax (EITF 93-16)

        For a discussion of the nature of this difference and its impact on our consolidated net income and net equity under US GAAP, refer to note 28 to our consolidated financial statements included elsewhere in this prospectus.

Reclassifications

        In addition to the differences described above, our consolidated financial statements prepared in accordance with French GAAP require certain reclassifications to comply with US GAAP. These reclassifications do not affect the determination of net income or net equity under US GAAP; however, they do have an impact on the presentation of our consolidated balance sheet and consolidated statement of income. Refer to note 28 to our consolidated financial statements for additional discussion of these reclassifications.

  Predecessor

        Through December 10, 2002, the principal difference impacting the determination of Legrand's net income under US GAAP compared with French GAAP results from consolidating the results of certain entities relating to our subordinated securities. The principal impact of this difference on the income statement is to adjust interest income (expense). The principal impact of this difference on the balance sheet is to increase non-current assets. For a discussion of this difference, refer to note 28 to the consolidated financial statements of Legrand included elsewhere in this prospectus.

        In addition, our French GAAP financial statements are also affected by certain other differences from US GAAP, which are summarized below.

Reclassifications

        The following reclassifications are required under US GAAP:

  •
  a reclassification of certain cash discounts granted to customers (reclassified from non-operating expense to a reduction of net sales), for a total amount of €31 million, €40 million and €35 million for each of the years ended December 31, 2000 and 2001 and the period from January 1, 2002 through December 10, 2002, respectively;

  •
  a reclassification of certain taxes paid in Italy (reclassification from operating expense to income tax expense), for a total amount of €5 million for each of the years ended December 31, 2000 and 2001 and the period from January 1, 2002 through December 10, 2002;

  •
  a reclassification of other expenses that are classified as non-operating expenses under French GAAP and that are required to be included in operating income under US GAAP (principally restructuring charges).

Depreciation of Schneider shares

        Under French GAAP, the shares of Schneider formerly held by us as a result of Schneider's public tender offer for the Legrand SA shares in 2001 were treated as marketable securities. However, as those shares were received in exchange for treasury shares held by Legrand SA, the entire transaction including the subsequent gains and losses is a treasury stock transaction and recognizing subsequent gains and losses in the income statement is inconsistent with the accounting treatment of a treasury stock transaction. In order to take into account this extraordinary situation and to be in compliance with the "true and fair" principle, we have recorded in accordance with French GAAP the unrealized losses (€21 million after taxes) at December 31, 2001 as a direct charge to equity. In accordance with US GAAP, these shares were recorded as marketable securities and we recorded additional financial expense, net of taxes, of €21 million. During 2002, all of the Schneider shares were sold and a €2 million net gain was recorded directly to equity in accordance with French GAAP. Under US GAAP, this net gain was reversed from equity and recorded to income.

Italian tax (EITF 93-16)

        The Italian tax law No. 342 allowed firms to revaluate their assets retroactively as of January 1, 2001. Therefore, a deferred tax asset has been booked in the French GAAP accounts and a provision is required as long as the actual tax law did not confirm the use of those tax assets. Under US GAAP, as those gains are taxable when distributed, a distribution tax is booked. The difference between the provisions booked in the French GAAP accounts and the one booked in the US GAAP consolidated accounts amounts to €17 million (additional expense) as of December 31, 2001.

        For more detailed discussion on the differences between French GAAP and US GAAP as applied to Legrand's financial statements, see note 28 to the audited consolidated financial statements of Legrand included elsewhere in this prospectus.

Accounting for goodwill

        For the period January 1, 2002 to December 10, 2002, Legrand recorded an additional US GAAP difference to reverse the goodwill amortization expense recorded under French GAAP. Under SFAS 142, goodwill is no longer amortized but will be assessed for impairment on an annual basis and whenever events and circumstances indicate that the carrying value of goodwill may not be recoverable. Accordingly, goodwill attributable to Legrand's acquisitions will not be amortized for US GAAP purposes.

        For a more detailed discussion on the differences between French GAAP and US GAAP as applied to Legrand, refer to note 28 to the audited consolidated financial statements of Legrand, our predecessor included elsewhere in this prospectus.

Minimum pension liability (FAS 87)

        Under US GAAP, Legrand is required to recognize a liability related to our pension and postretirement benefit obligations at least equal to the amount by which the accumulated benefit obligation exceeds the market value of plan assets. When recognized, the counterpart to the additional liability is either an intangible asset or a separate component of equity (accumulated other comprehensive income). Under French GAAP, the additional pension liability is not recognized in the balance sheet.

Critical Accounting Policies

        The accounting policies described below are those we consider critical in preparing our consolidated financial statements. These policies include significant estimates made by management using information available at the time the estimations are made. A more detailed description of the significant accounting policies used by us in preparing our consolidated financial statements is included in note 1 to the audited consolidated financial statements of Legrand, our predecessor, and note 1 to our audited consolidated financial statements included elsewhere in this prospectus.

  Goodwill and Other Intangible Assets

        We have made acquisitions in the past that included a significant amount of goodwill (in particular, the acquisition of Legrand on December 10, 2002) and other intangible assets. Under US GAAP in effect before January 1, 2002, the assets were amortized over their estimated useful lives.

        In July 2001, the FASB issued SFAS 141 and SFAS 142, collectively SFAS 141/142. SFAS 141/142 establish new accounting and reporting standards for goodwill and other non-amortized intangible assets. In particular, SFAS 141/142 replace the amortization of these items over their estimated useful lives by an impairment test based on the item's estimated fair value. Other intangibles that meet certain criteria will continue to be amortized over their useful lives and will also be subject to an impairment test based on estimated fair value. SFAS 141/142 are effective for us from July 1, 2001 for new acquisitions and from January 1, 2002 for acquisitions previously made.

        The judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of the acquired businesses. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with the acquired businesses is impaired. Any resulting impairment loss could have a material adverse impact on our consolidated financial condition and results of operations.

        Fair value is based either on the quoted market price in an active market for the asset, if available, or in the absence of an active market on discounted future cash flows from operating income less investments. Many assumptions and estimates underlie the determination of fair value. Another estimate using different, but still reasonable, assumptions could produce different results.

        We applied the impairment test set forth in SFAS 141/142 for all goodwill amounts recorded by us using the following assumptions and parameters:

  •
  a weighted average capital cost of 7.40% as of January 1, 2002 (for our predecessor) and 8.5% as of December 31, 2002; and

  •
  a growth rate beyond the specifically forecasted period of 2.00% per year for our discounted future cash flows analyses.

        Further to these estimations of the effect of the application of SFAS 141/142 and based on the assumptions above, an impairment loss has been recorded in the consolidated financial statements of Legrand with respect to our UK operations.

  Accounting for income taxes

        As part of the process of preparing our consolidated financial statements, we are required to estimate the income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. We must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, it must include an expense within the tax provision in the statement of operations.

        Significant management judgment is required in determining the valuation allowance recorded against the net deferred tax assets. We have recorded a valuation allowance, and there are uncertainties regarding our ability to utilize some of our deferred tax assets before they expire, primarily certain net operating losses carried forward and foreign tax credits. The valuation allowance is based on our estimates of future taxable income by jurisdiction in which we operate, and the period over which the deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust the valuation allowance, which could materially impact our consolidated financial position and results of operations.

New US GAAP Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, SFAS 143. SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early application encouraged.

        We adopted SFAS 143 on January 1, 2003 and do not anticipate that the adoption of SFAS 143 will have a material impact on our consolidated results of operations, financial position or cash flows.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, SFAS 144. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. While it supersedes portions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged.

        The adoption of SFAS 144 on January 1, 2002 did not have a material impact on our consolidated results of operations, financial position or cash flows.

        In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No.13 and Technical Corrections. The principal change is that certain gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, SFAS 4 will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. We adopted SFAS 145 on January 1, 2003 and anticipate that the adoption of SFAS 145 will not have a material impact on our consolidated results of operations, financial position or cash flows.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities, SFAS 146. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force, EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), EITF 94-3. This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the basis for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired in business combinations or disposal activities covered by SFAS 144. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management has not yet assessed the impact of the adoption of SFAS 146 on our consolidated financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS 149, Amendment of Statement 113 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB 133, Accounting for Derivative Instruments and Hedging Activities. Generally, FAS 149 is effective for new contracts entered into after June 30, 2003. The Company does not believe FAS 149 will have a significant impact on its financial statements when adopted.

        In November 2002, the FASB issued Interpretation, FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of SFAS 5, Accounting for Contingencies, SFAS 57 Related Party Disclosures, and SFAS 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, with an interpretation of SFAS 5, which is being superseded. FIN No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize a liability at fair value, for the obligations assumed under that guarantee and must disclose, on a prospective basis, guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements for periods ending after December 15, 2002. Management has not yet determined the impact of the adoption of FIN 45 on our consolidated financial condition, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation, FIN No. 46, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin, ARB No. 51 Consolidation of Financial Statements. FIN No. 46 provides additional guidance regarding how to identify variable interest entities and how an enterprise assesses its interest in the variable interest entity to determine whether an entity is required to be consolidated. The interpretation establishes that an enterprise consolidate a variable interest entity if the enterprise is the primary beneficiary of the variable interest entity. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For interests in variable interest entities existing as of January 31, 2003, the guidance of FIN No. 46 will apply in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a significant impact on our consolidated results of operations, financial position, or cash flows.

Financial Risk Management

        Our financial risk management focuses on the major areas of credit risk, market risk and liquidity risk.

        The overall objective of our treasury policy is to identify, evaluate and hedge financial risk. We aim to minimize the adverse effects caused by exposure to financial risk on the profitability of the underlying business and thus on our financial performance.

        Our treasury policy provides principles for overall financial risk management and provides specific operating policies for areas such as interest rate risk, foreign exchange risk, commodity risk, use of derivative financial instruments and investing excess liquidity. Our policy is to abstain from transactions in financial instruments of a speculative nature. Consequently, all transactions in financial instruments are exclusively for the purposes of managing and hedging interest rate, foreign exchange and commodity risk.

  Market risk

        Market risk is the risk of loss arising from adverse movements in market rates and prices such as interest rates, foreign exchange rates and commodity prices.

  Foreign exchange risk

        We operate internationally and are thus exposed to foreign exchange risk arising from various foreign currencies. Foreign currency denominated assets and liabilities together with firm and probable sales commitments give rise to foreign exchange exposure. Natural hedges are achieved, whenever management believes it appropriate, through the matching of funding costs to operating revenues in each of the major currencies in which we operate. We also use forward foreign exchange contracts and currency swaps to manage exposures to foreign exchange risk.

        The third phase of EMU, which took effect on January 1, 1999, resulted in bilateral conversion rates between national currencies of EMU countries and the euro becoming irrevocably fixed. Before giving effect to the acquisition of Legrand and related transactions, approximately 40% of our net debt, 60% of our sales and 70% of our operating income before amortization of goodwill are denominated in currencies that were replaced by the euro, which provides a natural hedge against foreign exchange risk.

        Based on those figures, we estimate that, all other things being equal, a 10% increase in the exchange rate of the euro against all other currencies in 2002 would have resulted in a decrease in our sales of approximately €124 million and a decrease in our operating income of approximately €14 million for the year ended December 31, 2002 (on a combined basis with Legrand, our predecessor).

  Interest rate risk

        Interest rate risk arises mainly through interest bearing liabilities paying fixed rates and from differences in the interest rate basis on floating rate assets, principally marketable securities and liabilities. We enter into interest rate swaps to convert most of our liabilities into floating rate instruments subject to the use of purchased interest rate caps which limit the extent of our exposure to increases in the floating rate of interest.

        Based on our total debt outstanding as of June 30, 2003, we estimate that a 10% increase in interest rates (with respect to our variable rate debt) would not result in a decrease in our annual net income before taxes of more than €10 million.

        Under the interest rate hedging swaps entered into by us in connection with the subordinated perpetual notes, or TSDIs, and the $400 million 8.5% yankee bonds, or yankee bonds, Legrand SA is to post collateral if the valuation agent on any given valuation date establishes, on a mark-to-market basis, that the counterparty's exposure to the credit risk of Legrand SA exceeds then posted amounts. Following the acquisition of Legrand, Legrand SA deposited €76 million in an account pledged to Credit Suisse First Boston International (the swap counterparty). Legrand also deposited a further €74 million in an account with the facility agent for the senior credit agreement which may be used to cover additional cash collateral obligations. It is possible that Legrand SA may be required to provide additional cash collateral exceeding amounts already on deposit.

        In order to manage our exposure to fluctuations in interest rates, Legrand SA has hedged its obligation to pay interest on the TSDIs using interest rate swaps. After accounting for the swap agreements, the effective interest rates amounted to 8.4% per year in 2000, 9.2% per year in 2001 and 9.6% in 2002, of the average residual carrying value of the TSDIs. See note 13 to the audited consolidated financial statements of Legrand, our predecessor, and note 12 to our audited consolidated financial statements for a table of the amortization of the residual carrying value.

        We have hedged our obligation to pay interest on the yankee bonds through a 30-year interest rate swap agreement. The settlement dates for net amounts to be paid or received under the swap agreement are the same as the interest payment dates on the yankee bonds. Taking into account the swap agreement, the effective interest rate of the yankee bonds is LIBOR, London inter-bank offered rate, plus a margin of 0.53% per annum.

        At the beginning of February 2003, we entered into additional hedging arrangements with respect to the notional amount of €800 million of the amounts outstanding under the Senior Credit Facility pursuant to which the applicable variable interest rate payable on the Senior Credit Facility was capped. In addition, we entered into a cross currency interest rate swap with respect to the yankee bonds pursuant to which the interest rate payable on $350 million principal amount of the yankee bonds was fixed at 4.6% per year. We may enter into additional interest rate swap arrangements with respect to our floating rate debt.

  Commodity risk

        We are exposed to commodity risk arising from changes in the prices of raw materials and periodically use forward contracts to hedge our commitments to purchase raw materials. We had no commodity related forward contracts outstanding as of December 31, 2002. Approximately €400 million of our purchases for 2002 related to raw materials, resulting in market risk. While a 10% increase in the price of all of these raw materials would result in a theoretical increase of these costs by approximately €40 million on an annual basis, we believe that, circumstances permitting, we could increase the sales prices of our products in the relative short term so as to mitigate the effect of such increases.

        See note 22 to the audited consolidated financial statements of Legrand, our predecessor, and note 22 to our audited consolidated financial statements for further information on market risk.

  Credit risk

        See note 22(e) to the audited consolidated financial statements of Legrand, our predecessor, and note 22(e) to our audited consolidated financial statements for a discussion of credit risk.

  Liquidity risk

        We view the essential elements of liquidity risk management as controlling potential net cash outflows, maintaining prudent levels of highly liquid assets and ensuring that access to funding is available from a diverse range of sources. These elements are underpinned by a monitoring process at the FIMEP level.

OUR BUSINESS

Our company

        We are one of the world's leading international manufacturers of products and systems for low-voltage electrical installations and information networks used in residential, commercial and industrial buildings. We are a "pure-play" operator, focused on developing, manufacturing and marketing a complete range of low-voltage electrical equipment—to the exclusion, for example, of electricity generation or transmission, bulbs and cables. We began operating more than 76 years ago and market our products under widely recognized brand names, including Legrand and BTicino. We are headquartered in Limoges, France with manufacturing and/or distribution subsidiaries and offices in over 55 countries, and we sell our products in more than 160 national markets. Our key markets are France, Italy and the United States, which accounted for more than 65% of our net sales (by customer location) in each of our last three fiscal years.

        Based on sales of products which are the same as or similar to those offered in our catalogs, we estimate the aggregate worldwide market for those products to be approximately €55 billion. Although we face competition from a number of large, multinational operators, the worldwide market remains highly fragmented, with more than 50% of worldwide net sales made by small, often local, competitors, each with less than a 1% market share. Based on our 2001 net sales, we believe that we have an approximate 6% share of the worldwide market. We estimate that Europe represents approximately 35% of the worldwide market, that the United States and Canada together represent 35%, and that Asia and the remaining countries in the world represent 20% and 10%, respectively. In our principal geographic markets, including France, Italy and the United States, we have leading market positions in key families of products.

        We manufacture more than 130,000 catalog items grouped into approximately 80 product families. We are increasingly focused on providing our customers with integrated systems and total solutions across our product groupings. We serve the following five principal business areas:

          End-user power control.    We believe that we have a leading position in the worldwide market for the manufacture of end-user power control products. For example, we believe we are the global market leader in switches and sockets with an estimated market share of approximately 18% based on our net sales in 2002. We also believe that we are the only manufacturer of end-user power control products that addresses all major standards in the world. End-user power control products include switches, power sockets and other products that enable end users to control the flow of electricity at home or in the workplace, including thermostats, dimmers, infrared switches and other building automation products.

          Power protection products.    We believe that we are one of the principal manufacturers of power protection products for the European and South American markets. Power protection products include fuses, circuit breakers, distribution boards, electrical cabinets and other products that protect individuals, appliances and electrical systems from power surges.

          Power distribution and wire management.    We believe that we are a leading manufacturer of power distribution and wire management products. For example, we believe we are the global market leader in cable management systems with an estimated market share of approximately 16% based on our net sales in 2002. Power distribution and wire management products include baseboards, trunking and ducting, cable routing systems and other products that provide safe distribution of electricity and information in buildings.

          VDI, communications and security.    We believe that we are one of the principal manufacturers of several voice, data and image applications (known as VDI), communications and security product families for the European market. For example, we are the European market leader in audio and video entry phones with an estimated market share of approximately 20% based on our net sales in 2002. The VDI, communications and security product category includes VDI for computer and telephone systems as well as audio and video entry phones, fire and intruder alarm systems, smoke, water, heat and motion detectors and emergency lighting equipment.

        Industrial electrical products.    We believe that we have strong market positions for a number of our industrial electrical products in the French and Italian markets. Industrial electrical products include heavy-duty sockets and electrical cabinets, technical alarms, transformers, signaling and controlling devices and other electrical products designed specifically for industrial applications.

        More than 95% of our net sales in 2002 were made to electrical hardware and equipment distributors. These distributors in turn sell our products principally to electricians and building contractors, as well as to retail hardware stores. As a result, demand for our products is determined principally by demand from electricians and building contractors, with end users and specifiers, such as architects and engineering companies, also influencing demand. Our marketing focus is therefore on consistently providing customers with a full range of reliable products and systems within a broader "push and pull" strategy. On the "push" side, we maintain a close relationship with electrical hardware and equipment distributors, focusing on product availability, just-in-time delivery and simplifying and expediting ordering, stocking and dispatching our products. On the "pull" side of this strategy, we seek to develop and sustain demand for our products by actively promoting them to electricians, building contractors, specifiers and end users, focusing on providing training, practical technical guides and business software applications and ensuring reliable and readily available product supplies.

Our Key Strengths

        We believe that we benefit from the following competitive strengths:

Leading global market positions

        We are one of the world's leading international manufacturers of products and systems for low-voltage electrical installations and information networks in buildings, with offices, production facilities and/or distribution subsidiaries in over 55 countries and sales to more than 160 national markets. By focusing on a "pure-play" strategy and developing and maintaining our strong brands, we have established a worldwide market presence and powerful local positions in a number of geographic markets for key product families. For example, in end-user power control, we believe that we offer the only product range that addresses all major standards in the world, and we estimate that we held approximately 18% of the world market in switches and sockets in 2002. Similarly, in cable management systems, we estimate that we held approximately 16% of the world market in 2002, while in audio and video entry phones, we estimate that we held approximately 18% of the European market in 2002. The strength of our global presence and our established local relationships with industry players enhance our ability to launch new products in existing markets, to respond quickly to changing local needs and to play a proactive role in the development of new products and value-added solutions across our geographic markets.

High and stable EBITDA margins

        We benefit from high and stable EBITDA margins. Our reported EBITDA margins for 2001 and 2002 (on a combined basis with our predecessor) were 20.3% and 18.9%, respectively. Our EBITDA margin for 2002 was adversely affected by the reversal of a portion of a purchase accounting adjustment to inventory which is non-recurring in nature (€49 million). We attribute the relative stability of those EBITDA margins to the diversity of our geographic, product and end-user markets (which include both the new construction and the renovation markets). We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, the information is disclosed in this prospectus to permit a more complete and comprehensive analysis of our operating performance relative to other companies and our debt servicing ability. Because all companies do not calculate EBITDA identically, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. For a reconciliation of cash flows from operating activities to EBITDA, see "Summary Historical and Unaudited Pro Forma Consolidated Financial Information."

Barriers to entry

        We believe our market positions benefit from significant barriers to entry. These include: (i) customer loyalty and preference for well-recognized brands, particularly those associated with reliability, quality and ease of installation and use; (ii) customer preference for a comprehensive range of products which can be easily integrated into systems and which helps reduce the cost, delay and risk involved in purchasing from multiple suppliers; (iii) differing local electrical standards, regulations, aesthetic preferences and installation features, which require new entrants to develop local market knowledge and establish relationships with numerous local wholesale distributors, architects, builders, electricians and end users; and (iv) technological expertise required to develop and enhance innovative products and solutions.

Strong brand recognition and product loyalty

        We have two key global brands, Legrand and BTicino, a multitude of leading local brands and numerous products which benefit from strong market positions. We believe that brand and product loyalty are key strengths. We maintain and leverage brand recognition and product loyalty by employing our "push and pull" marketing strategy, maintaining close contact with electricians, building contractors and architects, and focusing on the quality, reliability and safety of our products and systems, together with the ease and speed of installation and maintenance. We believe that the strength of our brands and products has been a barrier to entry and has helped us to maintain leading market positions. It also facilitates new product launches and market initiatives in areas where we have less established market positions.

Extensive product range

        Our extensive product range of more than 130,000 catalog items enables us to offer (often in the form of integrated systems and solutions) a significant proportion of all products necessary to install low-voltage electrical installations and information network systems in buildings. This product breadth, in turn, enables our customers (electricians and building contractors) to avoid the additional cost, delay and risk which may be involved in purchasing from multiple suppliers. In addition, we are one of the few manufacturers that offers products adapted to most principal markets (in terms of size and volume), where variations in product installation methods, end-user preferences and regulatory requirements applicable to installation and functionality cause significant differences in products.

Technological leadership

        We commit significant resources to product research and development and have a proven track record of developing new and enhanced products with improved functionality and reliability. During our last two fiscal years, we have spent approximately 4% to 8% of our net sales on research and development (4.4% for 2001 and 8.0% for 2002 (on a combined basis with our predecessor and including a €95 million non-recurring charge related to purchase accounting adjustments for in-process research and development)) and dedicated close to one-third of our capital expenditure to support new products. In 2001, approximately 37% of our net sales were generated by products less than five years old, with sales of those products representing approximately 53% of our net sales in Spain, 41% of our net sales in Italy, 40% of our net sales in France, 25% of our net sales in each of Germany and the United States (excluding Ortronics which exclusively sells VDI products that generally evolve more quickly than our other products) and 19% of our net sales in the United Kingdom. We also have developed proprietary automated manufacturing processes (such as custom-designed molds, machine tools and automated assembly equipment) which help to reduce our operating costs and improve our profitability.

Strong and incentivized management

        The eleven members of Legrand's senior management responsible for day-to-day operations of Legrand have, on average, more than 20 years of experience in the low-voltage products and related industries. Our management team is led by François Grappotte, Chairman and Chief Executive Officer of Legrand, Olivier Bazil, Vice Chairman and Chief Operating Officer of Legrand and Gilles Schnepp, Chief Operating Officer of Legrand, who have been with Legrand for 19, 30 and 14 years, respectively. They have a proven track record of managing organic growth as well as successfully completing and integrating acquisitions. In addition, together with the other members of the management team, they have a significant equity stake in our business following the acquisition of Legrand. See "Shareholders—Other Equity Arrangements—Lumina Management Articles of Association," and "Shareholders—Simplified Equity Ownership Structure—Lumina Participation."

Strong sponsorship

        We expect to benefit from the expertise, relationships and investment experience of KKR and Wendel.

        KKR is a leading investment firm with significant investment experience in the electrical products and related industries. Over the past 26 years, KKR has invested approximately $18 billion in over 100 acquisitions with a total transaction value in excess of $100 billion (including debt financing). KKR's investments in related industries include Amphenol Corporation, a global designer, manufacturer and marketer of connectors, cable and interconnect systems and Zumtobel AG, a European manufacturer of lighting components, fittings and systems for the commercial, industrial, and public sector markets.

        Wendel, a Paris stock exchange-listed (Euronext Paris) investment company, was formed pursuant to a merger of Compagnie Generale d'Industrie et de Participations S.A. and Marine-Wendel S.A. Wendel has a market capitalization in excess of €1.36 billion as of May 9, 2003. Wendel's investments include Cap Gemini Ernst & Young, Valeo, Bureau Veritas, bioMerieux, Trader Classified Media, Oranje Nassau and Wheelabrator Allevard.

        The other equity investors in the acquisition of Legrand by FIMAF include West Luxcon Holdings SA (WestLB AG group), MPE, equity funds managed by affiliates of The Goldman Sachs Group Inc., the Verspieren and Decoster families (the founding families of Legrand) and certain members of the management of Legrand.

Our Strategy

        Our objective is to continue to achieve profitable revenue growth and improvements in operating efficiency. The key components of our strategy are as follows:

Continuously broaden and enhance our product range

        We maintain a firm commitment to new product development. Since 1996, we have undertaken a number of significant new product range launches, including the Galea, Creo, Tenara, Structura, Sagane, Living International and Light ranges of switches and sockets, the Lexic and BTdin ranges of circuit breakers, cabinets and enclosures, the DPX and Megatiker lines of molded case circuit breakers, the BTnet range of VDI products and the Sfera line of video house porters. In addition to launching new product ranges, we intend to regularly enhance our existing product ranges to offer improved quality and performance as well as new functionality, and to adapt existing products to evolving local standards and additional national markets.

        We also aim to capitalize on cross-selling opportunities. For example, we are seeking to increase our presence in the VDI and domotics markets, the latter of which comprises long-distance control systems for home appliances. Increasing sales of these systems would provide us with opportunities to sell not only control equipment, but also related equipment such as wire management products, switches and sockets, in integrated systems.

        We are also increasingly focused on developing new products that share the same platform or operating mechanism and can be easily adapted to local markets. For example, our Galea, Creo, Tenara and Structura switches and sockets are designed for use across the principal ten European countries influenced by German standards by sharing the same operating mechanisms but using different cover plates.

Continue to put marketing and customer service first

        Maintaining, expanding and leveraging our brand and product loyalty are central to our strategy. We intend to leverage brand loyalty in both established and less established markets to roll-out new products and market initiatives. We intend to do so by, among other things, providing training to electricians and building contractors locally and at our Innoval international training center in Limoges, France in programs designed to expand installers' expertise and to introduce new Legrand products and installation methods. We also will continue providing practical and detailed technical guides, including through on-line sites and business software applications. In addition, we generate loyalty among electricians and contractors by providing reliable product supplies.

Continue to achieve profitable revenue growth

        We intend to leverage our competitive advantages to continue to achieve profitable organic revenue growth within our existing geographic markets and to penetrate new geographic markets. We believe that both less-developed and developed regions of the world offer attractive revenue growth opportunities arising out of the installation of electrical equipment and information networks in new buildings, the upgrading of traditional applications and the introduction of new applications to increase safety, comfort and energy savings, and the ongoing development of communications technology. In addition to focusing on organic growth, we intend to continue to pursue selective acquisitions, with a focus on smaller complementary acquisitions, such as local manufacturers that give us access to new technologies, complementary product lines or geographic market opportunities or give rise to synergies with our existing operations.

Continue to improve operating efficiency

        We remain committed to improving our operating efficiency. For example, we aim to decrease the number of our product platforms in order to reduce manufacturing costs. Our goal is to establish product platforms which can be used to produce a number of different products which share common components. In addition, we aim to increase the percentage of raw materials we purchase at the group level from the current 40% to 60% of our total purchases. We intend to implement this strategy where we judge that cost savings can be achieved without loss of quality. As part of a company-wide organizational initiative that we launched in 2001, we also intend to increasingly implement a "make or buy" analysis on a group-wide basis, and will consider outsourcing production where we judge that cost savings can be achieved without losing key intellectual property expertise or quality. In addition, we will consider selectively relocating production activities to existing facilities located in countries with lower production costs, as we have done with relocations to Hungary and China.

Focus on de-leveraging

        One of our key priorities is to reduce our debt levels. To do so, we will aim to maximize our cash flows available for debt reduction through (i) management of capital expenditure in line with our capital expenditure goals described elsewhere in this prospectus, (ii) an ongoing focus on management of our working capital and (iii) implementation of the initiatives to improve operating efficiency described above.

Our Markets

        Based on sales of products which are the same as or similar to those offered in our catalogs, we estimate the aggregate worldwide market for these products is approximately €50 billion. Although we face competition from a number of large, multinational operators, the worldwide market remains highly fragmented, with more than 50% of worldwide net sales made by small, often local, competitors, each with less than a 1% market share. Based on our 2002 net sales, we believe that we have an approximate 6% share of the worldwide market. We estimate that Europe represents approximately 35% of the worldwide market, that the United States and Canada together represent 35%, and that Asia and the remaining countries in the world represent 20% and 10%, respectively.

        The market for products and systems for low-voltage electrical installations and information networks in buildings is highly fragmented, partly due to different technical standards, norms and user customs for some product families. Historical moves toward greater standardization of these products have not met with success, even within the EU. This lack of standardization is due principally to the significant expense—and the limited benefit—associated with replacing the installed base of electrical systems in existing buildings, through which electricity is supplied. As a result of demand for products meeting differing national standards and practices, a significant share of the market for products and systems for low-voltage electrical installations and information networks in buildings has traditionally remained in the hands of small local manufacturers that are in close contact with installation professionals in their local market.

        With certain exceptions such as the United Kingdom, we believe that our principal markets are characterized by the relative lack of commoditization of electrical products. In general, demand for products and systems for low-voltage electrical installations and information networks in buildings is based on factors that enable the installer to work efficiently (such as quality, reliability, ease of installation and safety) and on factors designed to appeal to the end-user (such as functionality, design, appearance and ease of use) rather than simply on price. As a result, we believe that the electrical products market presents opportunities for revenue growth for manufacturers that are able to enhance the features of their products.

        Even though growth in the worldwide market for products and systems for low-voltage electrical installations and information networks in buildings depends principally on economic conditions, we are relatively resilient to down cycles because conditions in different countries and regions and in different sectors within such countries and regions, such as the housing market (private and public) and the commercial buildings market, may allow a company with a worldwide presence in each of these market sectors to compensate for adverse economic cycles in particular countries, regions or sectors with strong economic cycles in others.

        We believe that we are relatively resilient to down cycles as a result of our diverse product offering for different markets and our worldwide presence, which limits our exposure to any single market or region. For example, approximately 57% of our consolidated net sales in 2002 were generated by the commercial and industrial buildings market and the remaining 43% generated by the housing market (private and public). In addition, approximately 40% of our consolidated net sales in 2002 were generated in the new buildings market and 60% were generated in the renovation market, which management believes is less cyclical. We also have a diverse geographical presence with sales in over 160 countries and approximately 73% of our consolidated net sales by destination generated in 2002 in countries other than France and approximately 37% in countries outside of Europe.

        As noted above, we believe we are relatively resilient to down cycles. For example, in 2002, consolidated net sales only decreased by 4.1% compared with 2001. Unfavorable fluctuations in currency exchange rates had a negative impact of 2.6% and changes in the scope of consolidation had a negative effect of 0.6%. Excluding the effects of changes in the scope of consolidation and using constant exchange rates between the euro and other currencies, our consolidated net sales would have declined by only 0.9% in 2002 compared with 2001.

        As noted above, we believe the renovation market is less cyclical than the new buildings market. The new building sector is on average more capital intensive than the renovation market due to higher initial or starting costs, such as costs related to civil works, legal procedures and land acquisition. As in down cycles, investors and creditors are generally reluctant to invest into capital intensive projects such as new buildings. On the other hand, the renovation market which is less capital intensive is less likely to be subject to down cycles. Moreover, as existing buildings require a minimum level of maintenance on an ongoing basis, the renovation market benefits from this recurrent flow of business which enables it to resist better the effects of economic down cycles.

        In addition, our markets display the capacity for further growth in the medium term as less developed countries roll out their electrical and information networks while building owners in more developed countries upgrade their networks to offer increasing functionality. For example, we believe that the United States and Canada account for approximately 35% of our overall market and 50% of the VDI market.

Organizational structure

        We operate manufacturing and/or distribution subsidiaries and offices in over 55 countries and sell our products in more than 160 different national markets. We report our results in the following five geographic segments, based on region of production:

  •
  the France segment, which represented approximately 30.8% of our consolidated net sales in 2002 and where 34.8% of our employees were located at year-end 2002. Approximately 40.5% of the net sales recorded by the France segment in the year ended December 31, 2002 related to products manufactured and sold in France, while the remainder related to export sales by subsidiaries located in France.

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  the Italy segment, which represented approximately 19.0% of our consolidated net sales in 2002 and where 11.9% of our employees were located at year-end 2002. Our largest subsidiary in Italy is BTicino, which operates manufacturing and distribution facilities located in different regions of Italy, as well as elsewhere in Europe (principally Spain, Belgium and Germany), Latin America (Mexico, Chile, Venezuela, Peru and Costa Rica) and Asia (Thailand). Sales by facilities located outside of Italy are recorded by the segments corresponding to the respective geographic region.

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  the Rest of Europe segment, which represented approximately 16.9% of our consolidated net sales in 2002 and where 19.0% of our employees were located at year-end 2002. Our principal operations in European countries other than France and Italy are located in Belgium, Poland, Portugal, Spain and the United Kingdom.

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  the United States and Canada segment, which represented approximately 22.4% of our consolidated net sales in 2002 and where 12.1% of our employees were located at year-end 2002. Our largest subsidiary in the United States and Canada segment is The Wiremold Company, which (itself and through subsidiaries) operates manufacturing and distribution facilities located in different regions of the United States and Canada, as well as in China, the United Kingdom and Poland. Sales by the facilities located outside of the United States and Canada are recorded by the segments corresponding to the respective geographic region.

  •
  the Rest of the World segment, which represented approximately 10.8% of our consolidated net sales in 2002 and where 22% of our employees were located at year-end 2002. Our principal operations in other countries are located in Brazil, India, Mexico and South Korea.

        In October 2001, two weeks after the European Commission's decision to require Schneider to divest its shareholding in Legrand, our management launched an organizational initiative to:

  •
  maintain our country-based organization;

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  regroup our facilities into five industrial divisions, reflecting our five product groups, to optimize the group's manufacturing and research and development resources;

  •
  form group-wide teams to focus on specific group-wide initiatives and projects, such as a VDI team and a commercial strategy team; and

  •
  appoint a Legrand executive committee to systematize the coordination of various functions of the group, such as marketing, commercial and industrial, human resources, logistics and finance.

        Our international business is structured on a decentralized, entrepreneurial basis, with local managers urged to manage local operations using an approach sometimes characterized as "manage it as if it were your own company." As a result, our subsidiaries and local operations are given significant latitude to manage the group's business locally and to organize personnel policies. We believe that this approach motivates managers and employees, and increases our responsiveness to the needs of and changes in local markets.

        This approach is characterized by a close integration of subsidiaries that is the result of our historic focus on one core business activity pursuant to which the various local subsidiaries exchange their knowledge, areas of expertise, components and finished and semi-finished products. Some subsidiaries, such as Ortronics (USA) and Arnould (France) for VDI products, Antibes (France), Bergame and Varese (Italy) for power protection products and The Watt Stopper (USA) for automated lighting, act as centers of expertise for the group as a whole. In addition, we have put in place a series of teams across the group to coordinate and streamline policies in areas where we believe that a group-wide approach would lead to greater efficiency, such as manufacturing and research and development activities. We believe that a global approach in these fields could lead to greater efficiency. These teams have broadened and strengthened as part of the organizational initiative launched in October 2001. See "Our Business—Manufacturing and other property, plant and equipment."

        In addition, management exercises strong strategic, marketing, product development and financial controls at the group level. Annual budgets and the strategic parameters of local operations are set by our central management, and are reviewed regularly in order to monitor and improve performance.

Products

        We offer more than 130,000 catalog items, grouped into 80 product families. These product families can be divided in turn into our five principal product groups. Part of our strategy is to reduce the number of our product platforms in order to reduce manufacturing costs. Each product platform may then be used for the production of a number of specific products sharing common components. The following three characteristics are a priority for our product development:

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  Quality, reliability and total safety,

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  Simplicity, ease and speed in installation, and

  •
  Integration, which is the ability to link products together into a system.

        We market the products contained within our five principal product groups across all our major geographic markets. In France and Italy, which have historically been our major markets, we sell almost a full range of products belonging to our 80 product families. In other geographic markets, we offer more restricted product ranges.

End-user power control

        We produce a broad range of switches, power sockets and other products that enable end-users to control the flow of electricity in the home or workplace. These products range from basic electrical "on-off" switches and wall sockets to thermostats, dimmers, switches activated by infrared presence detectors, and electro-mechanical and electronic time switches.

        We maintain a firm commitment to new product development, including increasing the number of products that share the same platform and can be adapted to different functionalities or local markets. For example, in late 1999 and early 2000, we launched the Galea, Creo, Tenara and Structura lines of the Athena product range of switches and sockets. These product lines are targeted at the principal countries in Europe that are influenced by the German standard. They share the same operating mechanisms but use different cover plates, feature up to 180 functions for use in both commercial buildings and homes, and offer strong aesthetic qualities.

        We also aim to offer products that cover all segments of the end-user power control market. For example, in France, our product range includes the Neptune, Mosaic 45 and Sagane product lines, each of which has been upgraded over the years to offer new functions.

        The Neptune range, a basic one-piece fitting with a claw mounting mechanism that fits into a standard recessed wall box, is a standard fitting in public housing.

        The Mosaic 45 line, introduced in 1993, provides approximately 130 functions ranging from simple switches to coded keypad switches, programmable time switches, and detectors for use in security alarms and remote controls. Mosaic 45 is designed to be fully compatible with a number of our power distribution products, communications fittings and security devices, and management believes it has become a standard fitting in the commercial sector.

        Sagane, launched in 1997, is a complete line of electrical fittings with strong aesthetic qualities that offers numerous functions. Sagane is targeted principally at the housing market. Sagane reflects our strategy of "trading-up" to value-added products using a single operating mechanism but many different cover plates.

        Similarly, in Italy, BTicino's Living International and Light ranges, introduced in 1996, offer a wide range of functions including anti-intrusion systems.

        Other product lines with enhanced functions and design introduced recently in the end-user power control product group include Plexo 55s in France, Trademaster in the United States, Quincino in Mexico and Pial+ in Brazil.

Power protection products

        Power protection products consist of fuses, circuit breakers, distribution boards, electrical cabinets, ground-fault circuit breakers and other products that protect people, appliances and electrical systems from power surges.

        In the circuit breaker market, we have steadily improved performance by developing circuit breakers with increased sensitivity and the ability to detect and respond to overloads, short circuits and power leakage from electrical systems. Our Lexic and BTdin ranges of circuit breakers, cabinets and enclosures were introduced in 1996 after less than three years of developing the products. In accordance with our strategy to cover multiple markets using one product platform, we had begun extending Lexic and BTdin by the end of 1999 from France and Italy to most of Western Europe and a number of national markets outside Europe. In addition, in accordance with our strategy to trade up to higher value-added functions, we have complemented these ranges with products having improved characteristics, such as a new compact four-pole ground-fault circuit breaker. This new circuit breaker helps to detect any electrical current leakage, especially in proximity to water, and its compact size helps contractors to reduce the size of the electrical cabinets.

        In 1998, we introduced DPX and Megatiker, new and more compact lines of molded case circuit breakers, which are the principal or "master" circuit breakers used to protect electrical circuits in commercial and industrial buildings. These products protect circuits up to 1,600 amperes. They were rolled out first in the French and Italian markets and then to most of Western Europe and a number of national markets outside Europe. In accordance with our strategy of facilitating handling by distributors and installation by electricians and contractors, we have limited the number of catalog items required for DPX and Megatiker by introducing more common components and standardized accessories.

Power distribution and wire management

        Power distribution and wire management products include baseboards, trunking and ducting, cable routing systems and other products that provide safe distribution of electricity and information in buildings. These items are designed to prevent potentially hazardous contact between electrical wires and cables and other electrical or mechanical equipment or any exposure of such wires and cables, which may pose a danger to end users. They are produced in a broad variety of sizes, colors, styles and materials. Our power distribution products are designed to provide a consistent level of security throughout power distribution networks, to separate low-voltage power current from information networks in buildings (such as cables for VDI networks), and to enable installers and end-users to interconnect quickly and easily with our other products. These products combine quality, safety. reliability, aesthetics and adaptability to changes to the work environment. Within this product group, we offer various products designed specifically for the requirements of particular industries or businesses, such as our range of specialized baseboards and ducts for use in hospitals. This product group has been complemented by the acquisition of Wiremold in 2000, with operations in the United States, Canada, Poland, the United Kingdom and China.

VDI, communications and security

        This product group consists of VDI applications for computer and telephone systems, and other communications and security products such as audio and video entryphones, fire and intruder alarm systems, smoke, water, heat and motion detectors and emergency lighting equipment.

        In the VDI sector, we offer a broad range of prewiring hardware for computer, telephone and video applications, such as a new high transmission rate RJ45 multimedia socket for data communication applications, and patch panels or VDI cabinets, which facilitate the organization of telephone and data networks in buildings. This range was complemented by the acquisition in 1998 of

Ortronics, a US specialist in similar prewiring hardware. In addition, in 1999 the BTnet range of VDI products was introduced in Italy.

        In the communications sector, we offer a wide range of closed-circuit communications products such as audio and video entryphones and electric chimes for residential use. In 1998, we launched our Sfera line of video house porters for the French and Italian markets. Sfera features a fast scrolling electronic directory for apartment buildings, can memorize the last 12 visitors and can turn on the building light. Through BTicino, we have developed proprietary methods both for manufacturing these communication systems and for integrating an increasing number of functions through the expanded use of electronics.

        We have developed significant know-how in "smart" house systems known as "domotics." Through these systems, appliances and electrical functions are connected to a central unit that can be controlled at a distance, through the Internet or by fixed-line and cellular telephones. The end user is therefore able to regulate security, comfort and energy consumption remotely through fixed or mobile phones or the Internet. These systems provide us an opportunity not only to sell the control unit, but also to provide the related wire management products, switches and sockets in an integrated package. We are developing domotics systems through several of our subsidiaries. In France, we focus on terminals. In Italy at BTicino, we focus on communication systems. In the United States at the Watt Stopper, we focus on presence detectors and in the United Kingdom at Switchplan, we focus on programming and configurations. In 2000, we launched a "domotics" system for the French and Italian markets that connects the residential electrical installation to the telephone line, allowing the user to regulate numerous products such as switches, audio and video phones, security systems and electric shutters, remotely. In France, the system is called Omizzy and in Italy it is called "My Home."

        In the security sector, we offer fire and anti-intrusion alarm systems, smoke, water, heat and motion detectors, and emergency lighting equipment for homes, offices and other commercial properties. Our security systems are designed to permit rapid installation by the electrician and maximum flexibility, convenience and security for the end-user. At the same time, we focus on offering enhanced functions and performance improvements, such as, for example, "wireless" alarms, which do not need to have the detectors physically connected to the central alarm unit, thus simplifying installation. Our emergency lighting units include automatic self-checking of batteries and bulbs, while in connection with the introduction of our new Type 1 fire alarm we offer full installation assistance under which our personnel work in conjunction with the installer from the planning stage through to completion of the installation, providing assistance with drawings, pricing and verification.

Industrial Electrical Products

        We offer a range of specialized products that meet various specific industrial needs, such as heavy-duty sockets and electrical cabinets, technical alarms, transformers, signaling and controlling devices and other electrical products designed specifically for industrial applications. This product group includes the Hypra range of industrial sockets that is compatible with the International Electrotechnical Committee (IEC) standard.

        Another example of our products within this group is the industrial electrical cabinet. The Altis range features a complete matching range of standard and customized enclosures. For our Atlantic range of cabinets, we have developed the Cabstop connection plate, which enables cables to be slotted into the cabinet in a single movement without tools, while securing cables as firmly and providing weather-proofing as effective as with more complicated cable glands.

  Marketing and Distribution

        We sell our products in more than 160 countries, with significant sales in France, Italy, the United States and, to a lesser extent, other European countries, Latin America and Asia. Our financial reporting structure is organized in five geographic segments, based upon region of production and not on where the products are sold. In order to provide investors with information on where the products are sold, the table below shows a breakdown of our consolidated net sales by destination for 1999, 2000 and 2001, which differs from the breakdown of our consolidated net sales recorded by geographic segment used for purposes of our financial reporting. As a result, these figures have been derived from our consolidated net sales by segment, as adjusted to account for products manufactured in one geographic segment and sold in another geographic segment.

	Predecessor						FIMEP
	Year ended December 31,				Period from January 1, 2002 through December 10, 2002		Period from December 10, 2002 through December 31, 2002
	2000		2001
	€	%	€	%	€	%	€	%
	(€ in millions, except percentages)
Net sales to customers located in:
France	823	29.4	815	26.3	736	26.8	55	24.8
Italy	539	19.2	556	18.0	525	19.1	35	15.8
Rest of Europe(1)	453	16.2	528	17.1	479	17.4	39	17.6
United States and Canada	573	20.5	729	23.5	597	21.7	56	25.1
Rest of the World(2)	411	14.7	468	15.1	411	15.0	37	16.7

Total	2,799	100.0	3,096	100.0	2,748	100.0	222	100.0

(1)
Including principally Belgium, Poland, Portugal, Spain and the United Kingdom.

(2)
Including principally Brazil, Chile, Colombia and Mexico in Latin America, and India, South Korea and Thailand in Asia.

        For information on our audited net sales and operating income by segment, See "Operating and Financial Review and Prospects."

Marketing initiatives

        Maintaining, expanding and leveraging brand and product loyalty are central to our strategy. More than 95% of our consolidated net sales in 2002 were made to electrical hardware and equipment distributors. These distributors in turn sell the products principally to individual electricians or contractors, as well as to retail hardware stores. As a result, demand for our products is determined principally by the extent to which individual electricians and contractors request our products from their distributors, and a major portion of our marketing efforts is directed towards this group.

        We employed approximately 35% sales and marketing staff worldwide as of December 31, 2002. Our sales and marketing staff maintains close contact with distributors, electricians, contractors and designers to improve market knowledge of our products, and provides a number of services directed specifically to each type of building industry professional.

        Our marketing focus is consistently providing customers with a full range of reliable products and systems within a broader "push and pull" strategy. On the "push" side, we maintain a close relationship with electrical hardware and equipment distributors, focusing on product availability, just-in-time delivery and simplifying and expediting ordering, stocking and dispatching our products. On the "pull" side of this strategy, we seek to develop and sustain demand for our products by actively promoting them to electricians, contractors, specifiers and end users, focusing on providing training, practical technical guides and business software applications and ensuring reliable and readily available product supplies.

        Electricians and contractors.    For electricians and contractors, our focus is on providing training, practical technical guides and business software applications and on ensuring reliable product supplies.

        We offer training programs to electricians and contractors locally as well as at our "Innoval" international training center in Limoges, France. These training programs are designed to expand installers' expertise and services to cover our new electrical equipment and new installation methods. The Innoval training center offers 30 separate hands-on programs in areas ranging from the wiring of electrical cabinets and fiber-optic cabling to installing emergency lighting systems and regulations applicable to the electrical installation business. The Innoval training center is fully automated and uses facilities that include movable workbenches, video and IT tools. Since its launch in 1999, the center has provided training programs to an average of 1,000 individuals per year. In addition, we offer training programs on a localized basis through initiatives in countries including the United Kingdom, Greece and Brazil.

        In France, we have established a series of seven websites for industry professionals, each directed at a separate category of business, from architects to self-employed electricians. After keying in their password, users have quick, easy access to regularly updated material that includes automatic selection charts, catalogs, design tools, order records and more. Our other electronic catalogs include the Catamaran product database and SpecPartner, a service provided by Pass & Seymour in the United States. We have commenced the establishment of a group-wide software multimedia unit to coordinate our range of on-line guides and business software.

        Our business software applications include XL-Pro software for electrical cabinet wiring, LabelMo labeling software for VDI networks, an "add up and sell" quotation package for self-employed electricians and a website provided by Ortronics in the United States that allows consultants and electricians to design a VDI network using a database that contains full specifications and diagrams, backed up by software which tests the compatibility of selected components and videos which illustrate more complex installation procedures.

        In addition, we ensure that our products are available in the long-term, thus enabling installers to replace or upgrade individual units with compatible equipment and without the need to reconstruct an entire electrical system.

        Electrical products distributors.    Initiatives aimed at distributors focus on constant product availability, just-in-time delivery and simplifying and speeding up the tasks of ordering, stocking and dispatching our products. We have focused on facilitating catalog use by providing electronic catalogs and reducing the number of catalog references, standardizing packaging sizes and appearance, and introducing innovative features such as pre-sorted deliveries.

        Examples of our initiatives include:

  •
  In France, many of our distributors have agreed to maintain priority stocks of certain of our products at all times. We, in turn, maintain large quantities of non-priority products in our finished goods inventory which, coupled with a computerized inventory control system, enables us to respond rapidly to distributors' orders. In emergency situations, our products not stocked by distributors can be delivered within 48 hours to any location in France through "Dispo-express," our own delivery service.

  •
  In the United States, Pass & Seymour receives inventory details from certain large distributors on a daily basis. When stock levels drop below a pre-defined level, new stocks are prepared and shipped immediately. Pass & Seymour also has an action plan which provides for the delivery of key products to distributors in the event of a natural disaster.

        End-users.    For end users, we actively promote our products through specific marketing and advertising campaigns emphasizing the design and functional aspects of our products, and through attractive, informative packaging and full information on new applications. For example, we have launched television advertising campaigns in Brazil, France and Italy.

Logistics, inventory management and distribution

        We strive to ensure timely product delivery while reducing inventory-carrying costs. To that effect, we have implemented industrial management methods such as Kanban and Manufacturing Resources Planning 2, or MRP.2.

        Kanban is an inventory just-in-time management system that manages the amount of parts required for various subassemblies and parts required for final assembly. Kanban manages the inventory system so that batches from the supplying work centers are provided whenever they are needed in assembly or distribution centers. Kanban is one of the most popular inventory management systems and is based on the use of "kanbans", which are cards.

        The Kanban system is either a single or two card system whereby if a work center produces a part which is then stored and subsequently distributed, the work center will not be authorized to start production of another part until it receives the card from either the assembly or distribution center indicating that the initial part has been utilized.

        Manufacturing Resources Planning is a production management system which enables us to plan the use of all manufacturing resources, including those related to operational planning, financial planning, business planning, capacity requirements and master production scheduling.

        We also focus on product design and manufacturing measures on an ongoing basis in order to increase the number of standardized components used in our products.

        In each market where we distribute our products, we maintain logistics, inventory management systems and distribution systems adapted to local market conditions. Our operating subsidiaries typically accept orders and ship products out of their own stock. These stocks include both products produced locally and products manufactured in other jurisdictions but distributed locally. We have implemented automated and computerized systems for many of our warehouses, as well as centralized inventory management. We opened a new 70,000 square meter logistics and distribution center in France near Paris in 2001. This center aims to serve the local market as well as to distribute our branded products in other geographic markets, primarily in Europe. Through our new center, we aim to further enhance our services to distributors and installers with new features such as pre-sorted deliveries.

        Our subsidiaries operate on a decentralized basis, in accordance with our organizational strategy. For example, they are able to determine rebates and discounts within the limits of strategic parameters set by our central management, and are reviewed regularly in order to monitor and correct performance. Our ratio of inventory value to consolidated net sales has declined from 19.3% at year-end 1990 to 13.6% at year-end 2002 mainly due to our various initiatives to streamline logistics and inventory management.

Principal customers

        We make sales principally to electrical distributors, generally on the basis of our standard terms and conditions for sales in each market. Our two largest customers are the French electrical wholesale groups Sonepar and Rexel. Sonepar and Rexel each accounted for approximately 15%, 15% and 13% of our consolidated net sales in 2000, 2001 and 2002, respectively. See "Risk Factors—We may be adversely affected by our reliance on our two largest distributors." Management believes that no other single customer or affiliated group of customers represented more than 5% of our worldwide consolidated net sales in 2002. Our other main customers include FinDea SpA in Italy, Hagemeyer (principally in Europe) and Graybar, Wesco, Home Depot and Anixter in the United States.

Manufacturing and other property, plant and equipment

        We are seeking to optimize our manufacturing processes. For example, by increasing the level of specialization within each site according to particular technologies or product families, we intend to improve our efficiency and reduce our production costs, thereby enhancing profitability. We constantly seek solutions to increase productivity, particularly in periods of recession or of decreases in demand in our markets, such as regrouping production in particular sites or closing down production sites that are not profitable. For example, we have organized production of our Athena product line at a number of our manufacturing sites across Europe, with each manufacturing facility concentrating on a different component. To further these objectives, five industrial divisions reflecting our five product groups were created in October 2001. Since the commencement of the reorganization initiative in October 2001, we have succeeded in establishing specific teams and identifying the position of each of our sites in the new structure of our business. Currently the respective industrial divisions reflecting our five product groups are in the process of elaborating their respective strategic plans.

        As part of our increased attention to capital employed, we intend to increasingly implement a "make or buy" analysis on a group-wide basis. We will consider greater outsourcing of production where management judges that cost savings can be achieved without loss of key intellectual proprietary expertise or quality. Other initiatives include the aim to continue to selectively relocate some of our production to our existing facilities located in countries with lower production costs, as we have done with relocations to Hungary and China.

        Our manufacturing plants, together with our headquarters, represent our major properties. We operate over 50 manufacturing sites and complexes in more than 20 countries around the world, most of which are located in rural areas and employ between 200 and 500 individuals per site. Our most significant production sites are located in France, Italy and the United States.

        In France, our main concentration of manufacturing sites is located near our headquarters in Limoges. We have additional manufacturing sites throughout France and, in particular in Normandy, Antibes and Pau. In addition, Arnould operates three manufacturing facilities in the south of France, which produce specialized and high performance fittings, such as telephone and computer sockets, Baco manufactures circuit breakers in northeastern France, Inovac and Planet Wattohm manufacture retail products and plastic cable ducts in central France and the Paris region, respectively, and URA manufactures emergency lighting units in western France.

        In Italy, BTicino's main manufacturing site is located in the Varese region of northern Italy, where we produce a broad range of residential and commercial end user power control fittings and power distribution equipment. Other manufacturing sites in northern Italy are dedicated to residential fittings, intercoms, entry-phones, molded-case circuit breakers and electrical cabinets. BTicino presently operates a total of six production plants in Italy. In addition, Legrand SpA operates two units in Italy and another subsidiary operates two additional units.

        In the Rest of Europe, we have manufacturing sites in Austria, Germany, Hungary, Poland, Portugal, Russia, Spain and the United Kingdom.

        In the United States and Canada, our main manufacturing sites are located in North Carolina and Connecticut, where we produce ranges of residential, commercial and industrial end user power control fittings as well as wire management products and VDI products. Other sites are located in California, Florida and West Virginia.

        In the Rest of the World, we have facilities in Australia, Brazil, Colombia, Costa Rica, Chile, China, Egypt, India, Iran, Mexico, Morocco, Peru, South Korea, Thailand, Turkey and Venezuela.

        We make material manufacturing decisions at the group level with strong input from the product divisions generally. The decision-making process also depends on the size of the project and its importance to the group. Local management typically proposes the range of products to be manufactured by each production site and the proposals are reviewed, harmonized and approved at the group level. In order to respond to the specific demands of the national markets (with variations in national regulations, different voltages and electrical frequencies, and differences in installation techniques and product appearance), we manufacture our products on a decentralized basis and often we manufacture different products for each national standard. Decisions on plant expansion and major equipment replacement or modernization are made at the group level.

        Management believes that our proprietary production technologies and know-how represent a significant competitive advantage, allowing the group to mass-produce high quality products. We custom-design and frequently manufacture high efficiency molds, machine tools and automated assembly equipment for our own use. Processes used by us relate principally to product design and testing, the processing of metals, plastics and composite materials, product assembly and electronics. For example, we have acquired software to simulate distortion of plastic parts during molding and thus reduce product development time. Staff training also forms an important part of our focus on production technology and know-how.

Raw materials and suppliers

        Plastics and metals each account for approximately 40% of the raw materials consumed in manufacturing our products, with the balance principally reflecting packaging materials (15%). Over 50 types of plastics and varying grades and colors of such plastics are used in the manufacture of our different products, with specific plastics selected according to their physical properties and ability to meet requirements such as durability, heat and impact resistance and ease in molding and injection or bonding with other components. By volume, approximately 80% of the metals used by us are ferrous metals, and approximately 20% are non-ferrous metals, mainly brass and copper, used principally for conducting electricity, and aluminum. We also purchase certain finished and semi-finished electro-mechanical and electronic components for integration into our products such as closed-circuit video communications and sound diffusion products.

        We aim to increase the percentage of raw materials purchased at the group level from the current 40% to 60%. This globalization will be implemented where management judges that cost savings can be achieved without loss of quality.

        We are not materially dependent upon any single supplier for raw materials or components used in the manufacture of our products, and management believes that raw materials and components essential to our operations are in adequate supply in all of our principal markets.

Research and Development

        During each of the years from 1990 through 2002, we spent between 4% and 8% (8.0% for 2002) of our consolidated net sales on research and development to support our strategy of launching innovative new product offerings through our catalog. In addition to research and development expenses, we spent on average 8.4% of our consolidated net sales on capital expenditures from 1990 through 2002, principally for capital equipment necessary to develop new product lines, improve production efficiency and expand manufacturing capacity. For further information on research and development expenses, see "Operating and Financial Review and Prospects—Research and Development." We hold almost 4,500 patents, some of which relate to the filing of the same or similar patented technologies in multiple jurisdictions.

        We employ approximately 1,550 staff in laboratories and development units in some 20 countries. Teams at Limoges (France) and Varese (Italy) coordinate our different subsidiaries that perform research and development and assist them in designing and implementing strategies for increasing productivity and planning. The regrouping of our product families into five industrial divisions pursuant to our organizational initiative launched on October 2001 is allowing us to make further advances in this coordination.

Competition

        We focus on the worldwide market for products and systems for low-voltage electrical installations and information networks in buildings—to the exclusion, for instance, of markets such as electricity generation or transmission, bulbs and lighting equipment, and electrical cabling. Management estimates that net sales in the markets in which the same or similar types of products available in our catalog are sold amounted to approximately €55 billion in 2002 worldwide.

        With annual sales of €2.97 billion in 2002, management estimates that we held an average worldwide share of approximately 6% of the markets in which the same or similar types of products available in our catalog are sold. The following table presents a breakdown of our estimate of our average market share in each of the main geographical areas in which our products are sold:

Market share(1) (Our estimates)
France	23%
Italy	26%
Rest of Europe	4%
US and Canada	3%
Latin America	8%
Asia	1%

(1)
Please note that this data has not been verified by an independent third party. See "Market and Industry Data."

        We have well-established market positions in France, Italy and several other European countries, as well as in North and South America. Our principal direct competitors include:

  •
  specialized companies such as Hager Tehalit in France, Gewiss SpA and Vimar SpA in Italy, Niko N.V. in Belgium, Rittal GmbH & Co. KG, Merten GmbH & Co. KG and Jung in Germany, Simon in Spain, MK Electric Ltd. and Electrium Ltd. (United Kingdom) in the Rest of Europe segment, Leviton Mfg. Company, Inc., Panduit Corp., Thomas & Betts Corp., Eaton Corp. and Hubbell Inc. (United States) in the United States and Canada segment and Clipsal International PTE Ltd. (Singapore) in the Rest of the World segment; and

  •
  multinational companies that compete with us in more than one national market, although not with respect to the full range of their products, such as Schneider, ABB Asea Brown Boveri Ltd., Siemens AG, General Electric Company, Matsushita Group, Hubell Inc., Thomas & Betts Corp., Eaton Corp., Gewiss SpA and Cooper Industries, Inc.

        The demand for our products is determined principally by the extent to which electricians and contractors request our products from distributors. Management believes that electricians' and contractors' familiarity with and confidence in our products is a key element in maintaining and expanding our market position. In addition, management believes that in countries where we have established a well-developed market position, the repeated use by electricians and contractors of our products strengthens our position and represents an important competitive advantage. Manufacturers that do not have an established reputation for providing a broad range of quality products over the long term may face significant disadvantages due to the historical reluctance of electricians and contractors to test new manufacturers without proven track records.

        Management believes that our principal markets are characterized by the relative lack of commoditization of electrical products, and that, while price is one factor which may influence electricians' or contractors' choice of product brand, various other factors may influence the choice of brand including individual electrician's or contractor's familiarity with and confidence in a specific brand, ease of installation, product features and technical performance, product safety, the depth of related and compatible products, long-term product availability and sales and technical support. Accordingly, our ability to compete successfully depends on determining and meeting those needs, as well as the development of new or improved products. For further information, see "—Marketing and Distribution."

Environmental matters

        We, like other companies in similar industries, are subject to a broad range of environmental laws and regulations in each of the jurisdictions in which we operate. These laws and regulations impose increasingly stringent environmental obligations regarding, among other things, air emissions, asbestos, noise, wastewater and solid waste discharges, the protection of employee health and safety, the use and handling of hazardous waste or materials, waste disposal practices and the remediation of environmental contamination. We could therefore be exposed to costs and liabilities, including liabilities associated with divested assets and past activities under environmental laws. In most of the jurisdictions in which we conduct our operations, industrial activities are subject to obligations to obtain environmental permits, licenses and/or authorizations, or to provide prior notification to the appropriate authorities.

        Our objective is to comply in all material respects with applicable environmental and pollution control laws, and all related permit requirements. We believe that the principal environmental risks arising from our current operations relate to our metal cutting and surface treatment activities and use of paints in manufacturing activities.

        As part of obtaining ISO 14001 certification for our plants, we have implemented a policy of identifying environmental risks with the assistance of environmental consultants and, where appropriate, we are taking necessary remedial action. Each plant either has a person specifically responsible for environmental matters or such duties rest with the plant manager and/or manufacturing manager. In 2002, 41 manufacturing units were awarded ISO 14001 certification for environmental compliance. As part of our process of expanding ISO 14001 certification to more plants we may become aware of unknown environmental risks and liabilities, such as at properties where environmental assessments have not previously been conducted.

        Asbestos containing materials, ACM, were formerly commonly used as building materials such as insulation or tiling in industrial buildings. The use of ACM was standard practice throughout the world until the late 1970s when it began to be phased out. Given the varying ages of our production facilities, we have identified ACM as being present at certain of our facilities and certain of our employees may have been exposed to asbestos present in such buildings.

        We record what we believe to be appropriate reserves for environmental risks when environmental assessments are made or remedial efforts are probable and the costs can be reasonably estimated, but in no event later than our commitment to a plan of action. However, it is often difficult to quantify environmental liabilities, so we may need to revise our current reserves to address all of our current environmental liabilities.

Insurance

        We are insured primarily through centralized global packages. We believe that the coverage provided by these packages is generally comparable to that of industrial groups of the same size and in the same sector throughout the world. These packages provide global coverage for significant risks and activities related to our operations and activities including damage to property and resulting operating losses, executive (directors and officers) and civil and product liability.

        We intend to continue our practice of obtaining global packages where practicable, increasing coverage where necessary and reducing costs through self-insurance where appropriate.

Employees

        The following table sets forth the number of employees, including temporary employees, that we employed as of December 31, 2000, December 31, 2001 and December 31, 2002. The table divides employees by geographical area and main category of activity.

	As of December 31,
	2000	2001	2002
By geographical areas:
France	36%	35%	35%
Italy	12%	11.5%	12%
Rest of Europe	17%	17.5%	19%
United States & Canada	15%	13%	12%
Other countries	20%	23%	22%
By category of activity:
Manufacturing	67%	66%	66%
Administration, General Services and R&D	20%	21%	21%
Marketing and Sales	13%	13%	13%
Total number of employees (average for period)	27,110	27,146	27,017

        We try to maintain an appropriate number of employees for the economic climate and an adequate number of employees to manage client relationships and develop new products. For example, in 2001, we reduced our workforce in response to the economic downturn and subsequent decline in demand for our products in several of our markets, including in the United States, Canada, Poland, Turkey and Austria. Whenever possible, we reduce our workforce through voluntary employee reduction plans. We have announced the intention to close certain plants in the UK and Austria.

Profit Sharing and Interest Plans

        Under French law, French companies must establish profit sharing plans for their employees. French companies must share profits if their revenues after tax reach a certain level. The company must deposit such revenues in an account for a period of five years. During that time, the revenues generate interest at a negotiated rate, which ranges from 6% to 9%.

        On December 9, 1969, we entered into the first profit sharing agreement. On June 25, 1999, we renewed the agreement for a five-year period with our workers' representatives and substantially all of our French operating subsidiaries, including Legrand SNC, Aupem Séfli, Legrand Déri, Sofrelec, Inovac, Fomés, Martin and Lunel and Plinthelec. On June 22, 2001, we amended the agreement to include Sarlam and URA. Under the agreement, a special reserve is calculated based on the operating income of the participating companies and is allocated among the covered employees according to their gross compensation. Employees choose the form of their contribution, which remains in effect for five years as required by the relevant provisions of French law.

        Certain of our non-French subsidiaries have also established profit sharing plans with their employees. Such subsidiaries have established the terms of their profit sharing plans in accordance with the relevant requirements of local law.

Employee Stock Option Plans

        In accordance with the authorization granted by an extraordinary shareholders meeting held on May 25, 1994, Legrand SA established a stock option plan, the 1994 plan, under which options could be granted for the purchase or subscription of ordinary or preferred non-voting shares of Legrand SA at prices equal to 80% of the average opening market price of the shares on Euronext Paris for 20 trading days prior to the date of the grant of the options. Options could be granted at any time through May 24, 1999, and can be exercised at any time within a period of six years from the date of grant. Pursuant to this authorization, options were granted in 1995, 1996, 1997 and 1998.

        On May 26, 1999, the shareholders authorized Legrand SA to issue, until May 2004, options to purchase or to subscribe to ordinary shares or preferred non-voting shares of Legrand SA. Based on such authorization, on December 13, 1999, the board of directors of Legrand SA established a new plan, 1999 plan, for options to purchase ordinary shares of Legrand SA open to all French employees meeting certain limited employment qualifications. The exercise price for shares of Legrand SA issued pursuant to the 1999 plan is €222 per share (the average opening market price of the shares on Euronext Paris for twenty trading days prior to December 13, 1999). The options may not be exercised for five years subsequent to the date of the grant and may be exercised for a period of two years subsequent to that date (i.e., from December 13, 2004 to December 12, 2006).

        Based on the authorization granted in May 1999, on November 21, 2000, the board of directors of Legrand established a stock subscription plan, 2000 plan, open to all French employees meeting certain limited employment qualifications. The exercise price for shares of Legrand SA issued pursuant to the 2000 plan is €191.50 per share (the average opening market price of the shares on Euronext Paris for twenty trading days prior to November 21, 2000). The options may not be exercised for five years subsequent to the date of the grant and may be exercised for a period of two years subsequent to that date (i.e., from November 21, 2005 to November 20, 2007).

        Following a decision of the board of directors of Legrand SA dated January 19, 2001, the right to exercise the options issued under the 2000 plan may be revoked only when the relevant employee or manager is dismissed for gross negligence (faute lourde).

        Based on the authorization granted in May 1999, on November 13, 2001, Legrand SA established a stock subscription plan, 2001 plan, open to all French employees meeting certain limited employment qualifications. The exercise price for shares of Legrand SA issued pursuant to the 2001 plan is €143.00 per share (the average opening market price of the shares on Euronext Paris for twenty trading days prior to November 13, 2001). The options may not be exercised for four years subsequent to the date of the grant and may be exercised for a period of three years subsequent to that date (i.e., from November 13, 2005 to November 12, 2008).

        As of December 31, 2002, the total number of outstanding options to purchase or to subscribe for ordinary shares of Legrand SA held by our employees, including managers and executive officers, represented 398,438 new ordinary shares of Legrand SA, or approximately 1.82% of the fully-diluted outstanding ordinary share capital of Legrand SA. The total number of outstanding options as of December 31, 2002, to purchase or to subscribe for preferred non-voting shares of Legrand SA held by our employees, including managers and executive officers, represented 5,000 new preferred non-voting shares, which represents approximately 0.07% of the fully-diluted outstanding preferred non-voting shares of Legrand SA.

        During November 2002, options were exercised for 2,000 preferred non-voting shares of Legrand SA at an exercise price of €67.08 per share and options were exercised for 5,400 ordinary shares of Legrand SA at an exercise price of €107.42 per share. All of the exercised options were issued in 1996 pursuant to the 1994 plan. Mr. Grappotte exercised options for 2,500 ordinary shares of Legrand SA,

Mr. Bazil exercised options for 2,500 ordinary shares of Legrand SA and Mr. Schnepp exercised options for 2,000 preferred non-voting shares of Legrand SA.

Legal Proceedings

        In the second half of 2001, approximately 180 current and former employees of BTicino, our primary Italian subsidiary, commenced two class actions and three individual suits against the Italian social security agency for early retirement payments citing alleged exposure to asbestos during the manufacture of products at our Torre del Greco facility. BTicino, as the employer, is a party to the suit, as is customary under Italian law. Pursuant to Italian law, if the employees prove long-term (at least 10 years) exposure to asbestos, they may be entitled to retire early and, as a result, could receive higher retirement payments over the course of their retirement. Although any early retirement payments would be payable by the Italian social security agency, we cannot assure you that the Italian social security agency will not seek a contribution from us for all or a portion of the payments. Further, regardless of whether the employees are successful in their claim for early retirement payments, they may also commence personal injury claims against us relating to damages they could allege to have suffered. Should any employee proceed with such claims, we could incur significant costs defending against such claims and could be required to pay potentially significant damage awards. Our potential exposure in Italy would depend, among other things, on the type and scope of asbestos damage claims asserted against us (which have not yet been asserted). As a result, we cannot estimate our potential exposure with respect to asbestos claims, and there can be no assurance that such claims will not, individually or in the aggregate, have a material adverse effect on our business, financial condition and cash flows.

        With respect to environmental matters and mainly because of past operations and the operations of predecessor companies, we are a party to various lawsuits and claims of types that are common to companies in the manufacturing sector, including claims relating to groundwater and soil contamination due to disposal and releases of hazardous substances and waste. We are also party to a claim made by certain current and former employees of BTicino against the Italian social security agency for early retirement payments citing alleged exposure to asbestos during manufacture of products at one of BTicino's facilities. Based on information available to date, we believe that the outcome of all such lawsuits and claims, either individually or in the aggregate, will not have a material adverse effect on our financial condition, results of operations or cash flows (save in relation to the asbestos claim, as to which we are unable to form a view). New information or future developments, such as changes in law (or its interpretation), environmental conditions or our operations, could result in increased environmental costs and liabilities that could have a material effect on our financial condition or results of operations.

        With respect to the minority buy-out offer of shares of Legrand, five minority shareholders, including ADAM and Tocqueville Finance S.A. filed an action with the Paris Court of Appeal challenging (i) the decision of the CMF dated March 26, 2003 approving the minority buy-out offer (decision de recevabilité), (ii) the decision of the CMF dated March 31, 2003 to begin the minority buy-out offer period and set the timetable for the minority buy-out offer (ouverture de l'offre et fixation du calendrier) and (iii) the decision of the COB dated March 27, 2003 to attribute a visa to (in effect approve for distribution) the prospectus (note d'information) relating to the minority buy-out offer prospectus and to the minority buy-out offer process. On the same day the plaintiffs have also requested that the minority buy-out offer be suspended.

        Consequently, the CMF has decided to postpone the closing of the minority buy-out offer until at least eight days after the Paris Court of Appeal delivers its decisions on the merits of such claims. The plaintiffs and the Paris Court of Appeal have agreed to this postponement.

        The Paris Court of Appeal's decision is expected by mid September 2003.

        Although the plaintiffs have not yet disclosed the grounds for their claims, it is likely that they will challenge the purchase price offered by FIMAF to the minority shareholders for the ordinary and preferred non-voting shares of the Company.

        This action will delay the completion of the minority buy-out offer until approximately mid-August 2003 if the minority shareholders are not successful or until mid-September 2003 if the Paris Court of Appeal rules in favor of the minority shareholders.

        We are also involved in other litigation from time to time in the ordinary course of our business. We do not expect the outcome of such proceedings, either individually or in the aggregate, to have a material adverse effect on our operations, financial condition or cash flows.

Tax Audits

        Legrand SA has received confirmation from local French tax authorities that Legrand's French tax group could be subject to a potential tax liability of €7 million (excluding interest for late payment) arising out of a reassessment for the 1998 tax year.

Exchange Controls

        Under current French exchange control regulations, there are no limitations on the amount of cash payments that may be remitted to non-residents of France. Laws and regulations concerning foreign exchange controls do require, however, that all payments or transfers of funds made by a French resident to a non-resident be handled by an authorized intermediary bank. All registered banks and substantially all credit establishments in France are accredited intermediaries.

OUR HISTORY AND GROUP STRUCTURE

History and Development

        Legrand was founded in 1926 and incorporated as a French société anonyme (company with limited liability) in 1953. In 1970, Legrand carried out an initial public offering and was listed on the Paris stock exchange, now called Euronext Paris.

        We began to expand from France into other European and overseas markets during the 1960s and early 1970s, both by setting up our own operations and by acquiring local producers. In 1989, we acquired BTicino, a major Italian manufacturer of low-voltage electrical fittings with established market positions in Mexico, Chile, Venezuela and Thailand. In 2000, we acquired Wiremold, a major US producer of wire management products, with additional operations in Canada, the United Kingdom, Poland and China. Our other acquisitions over the past three years include:

  •
  in European countries, other than France and Italy, (i) Quintela (2000), a Spanish producer of wire management products and (ii) Tegui (2000), a Spanish producer of audio and video entry phone systems;

  •
  in the United States, Horton Controls (2000), a specialist in automated lighting systems; and

  •
  in the Rest of the World, the low-voltage electrical products division of Lorenzetti (2000), a Brazilian leader in the production of circuit breakers, switches and sockets.

        From 1944 through 2001, Legrand was controlled by the descendants of our founding shareholders, principally the Verspieren and Decoster families.

Operational Structure

        The diagram below summarizes the structure of Legrand's operating subsidiaries. In France, our operations are organized through Legrand SA and Legrand SNC and approximately seven French operating subsidiaries, including Planet Wattohm SNC. In Italy, we operate primarily through our largest Italian operating subsidiary, BTicino, which operates manufacturing and distribution facilities in different regions in Italy and, through local subsidiaries, operates elsewhere in Europe (principally Spain, Belgium and Germany), Latin America (Mexico, Chile, Venezula, Peru and Costa Rica) and Asia (Thailand). In the United States and Canada, we conduct our operations principally through The Wiremold Company, Pass & Seymour and Ortronics. In addition to our primary subsidiaries identified in the following chart, we have operating subsidiaries in other countries in Europe and the rest of the world.

Simplified Corporate Structure

Schneider Exchange Offer

        In January 2001, Schneider launched a public exchange offer outside the United States for all outstanding shares of Legrand SA. The offer was amended in June 2001. Legrand SA recommended that its shareholders accept Schneider's offer, and the descendants of Legrand's founding shareholders, who held more than 40% of ordinary shares of Legrand SA, agreed to tender. Following the consummation of the exchange offer in August 2001, Schneider held 21,060,724 Legrand SA ordinary shares and 6,548,139 Legrand SA preferred non-voting shares, representing approximately 98.1% of the total share capital of Legrand SA.

        In October 2001, the European Commission's antitrust authority announced that it would not approve the acquisition by Schneider on competition grounds and required Schneider to divest its shareholding in Legrand based on specific terms for the divestment set by the European Commission.

The Acquisition

        On July 26, 2002, Lumina Parent entered into a Share Purchase Agreement with Schneider to acquire approximately 98.23% of the issued ordinary share capital of Legrand SA and approximately 97.45% of the issued preferred non-voting share capital of Legrand SA from Schneider for an aggregate purchase price of €3.63 billion. The acquisition of Legrand was completed on December 10, 2002. See "The Acquisition."

MANAGEMENT

Management of Lumina Parent

        Set forth below are the names of the members of the board of directors of Lumina Parent.

Name	Current Position	Initially Appointed	Term Expires	Age
Ernest-Antoine Seillière	Director and Non-Executive Chairman See "—Biographies" below.	2003	2009	64
Jean-Bernard Lafonta	Director See "—Biographies" below.	2003	2009	40
Arnaud Fayet	Director See "—Biographies" below.	2003	2009	60
Henry R. Kravis	Director See "—Biographies" below.	2003	2009	59
Edward A. Gilhuly	Director See "—Biographies" below.	2003	2009	43
Jacques Garaïalde	Director See "—Biographies" below.	2003	2009	47
François Grappotte	Director See "—Biographies" below.	2003	2009	67
Olivier Bazil	Director See "—Biographies" below.	2003	2009	56
Gilles Schnepp	Director See "—Biographies" below.	2003	2009	44
Frank Schmitz	Director See "—Biographies" below.	2003	2009	43
Nigel Hammond	Director See "—Biographies" below.	2003	2004	38
Antoine Schwartz	Observer See "—Biographies" below.	2003	2009	41

  Board of Directors of Lumina Parent

        Lumina Parent is managed by a board of directors composed of eleven members. Pursuant to the investors' agreement, our three most senior executive officers or those of our subsidiaries are members of the board of directors. KKR, Wendel and other consortium members have the right to nominate individuals for appointment as directors as follows: (i) three members may be nominated for appointment by Wendel, (ii) three members may be nominated for appointment by KKR, and (iii) two members may be nominated for appointment, on a rotating basis, by the other consortium members which hold at least €50 million of securities of Lumina Parent. Pursuant to the investors' agreement, Wendel is entitled to select one of the directors to serve as chairman of the board of directors of Lumina Parent. Wendel selected Ernest-Antoine Sellière, who was appointed non-executive director and chairman of the board of directors of Lumina Parent. Pursuant to the investors' agreement, if either KKR or Wendel holds less than €500 million of securities of Lumina Parent, then all three of its nominees must resign from the board of directors. However, so long as KKR or Wendel continues to hold at least €50 million of securities of Lumina Parent, it will be entitled to participate in the rotation for the nomination of two directors by the other consortium members. See "Shareholders." Pursuant to the investors' agreement, if the nominees of KKR or Wendel are required to resign from the board of directors, the other of them will have the right to nominate for appointment three additional directors to replace the directors so resigning.

  Biographies

        Mr. Seillière has been a director of Lumina Parent since 2003 and the President and Chief Executive Officer of Wendel since 1987. He joined Wendel in 1976. In 1969, Mr. Seillière served as a member of the cabinet of French Prime Minister Jacques Chaban-Delmas. He then served as a member of the cabinets of Pierre Messmer, Maurice Schumann and Robert Galley. Mr. Seillière is the President of the board of directors of Trader Classified Media and Orange Nassau, Vice President of the board of directors of Valeo, bioMérieux and Cap Gemini Ernst & Young. Mr. Seillière is also a member of our board of directors. Mr. Seillière graduated from l'École Nationale d'Administration, l'ENA, and lectured for a year at Harvard University Center for International Affairs.

        Mr. Lafonta has been a director of Lumina Parent since 2003 and has been the Chief Executive Officer of Wendel since 2001. Mr. Lafonta began his career as a production engineer and held various positions in French administration, including in ministerial cabinets. He was a member of the mergers and acquisitions team at Lazard. In 1996, he became the Strategic Director, before becoming the Director of capital markets of BNP Paribas and then the President and Chief Executive Officer of Banque Directe and a member of the executive committee of BNP Paribas. Mr. Lafonta is also a member of the board of directors of several companies in the Legrand group, including ourselves and Legrand SA. Mr. Lafonta has an engineering degree from l'École Polytechnique.

        Mr. Fayet has been a director of Lumina Parent since 2003. From 1991 to 1995, Mr. Fayet was Managing Director, then the Executive Vice President and member of the board of directors of Carnaud Metalbox. He joined CGIP in 1995 and is the Director of business development and a Director of the executive committee of Wendel. His industrial background also includes senior executive positions with DMC and Société Générale de Fonderie after spending five years at McKinsey. Mr. Fayet is also a member of the board of directors of bioMérieux, Stallergènes Trader Classified Media, Valeo and Wheelabrator Allevard. Mr. Fayet is a member of our board of directors. Mr. Fayet has an engineering degree from L'Ecole Centrale and an MSc from Stanford University.

        Mr. Kravis has been a director of Lumina Parent since 2003 and is a founding partner of KKR. Effective January 1, 1996, he became a managing member of the executive committee of the limited liability company which serves as the general partner of KKR. Mr. Kravis is a member of the board of directors of Accuride Corporation, Alliance Imaging, Inc., Amphenol Corporation, Borden Chemical Inc., The Boyd's Collection Ltd., Evenflo Company, Inc., KSL Recreation Corporation, KinderCare Learning Centers, Inc., Primedia Inc., Sotheby's Holdings Inc. and Willis Group Holdings Limited as well as several private companies. Mr. Kravis is also our director.

        Mr. Gilhuly has been a director of Lumina Parent since 2003, an executive with KKR since 1986 and a general partner of KKR since 1995. Effective January 1, 1996, he became a member of the limited liability company which serves as the general partner of KKR. He is managing director of Kohlberg Kravis Roberts & Co. Ltd., the London based affiliate of KKR. Mr. Gilhuly is a member of the board of directors of Layne Christensen Co., MedCath Corporation, Owens-Illinois, Inc. and Rockwood Specialties, Inc., as well as several private companies. Mr. Gilhuly is also a director of several companies which belong to the Legrand group, including us, GP Financière New Sub 1, Ltd. and Legrand. Mr. Gilhuly has a B.A. from Duke University and an M.B.A. from Stanford University.

        Mr. Garaïalde has been a director of Lumina Parent since 2003 and a Managing Director of KKR since 2003. He worked as a managing director for European Venture Investments at The Carlyle Group

and held various other positions, including Senior Vice President at the Boston Consulting Group and Managing Partner of the Paris and Brussels offices. Mr. Garaïalde is also a Director of several companies which belong to the Legrand group, including us, Lumina Participation and Legrand. Mr. Garaïalde received his MBA from INSEAD, Fontainebleau, and graduated from l'Ecole Polytechnique, Paris.

        Mr. Grappotte has more than 25 years of experience in the electrical equipment industry, including 19 years with Legrand. After graduating from the l'École Nationale d'Administration, l'ENA, he started his career at the Ministry of Industry and at the Treasury Division (Division du Trésor) of the Ministry of the Economy and Finance. In 1970, he joined Banque Rothschild, serving successively as Assistant Director, Deputy Director and Director. In 1973, he joined Compagnie Electro Mécanique where he served as Secretary, Chief Operating Officer and Vice President. Mr. Grappotte joined Legrand in 1983 as Chief Operating Officer and became Chairman, President and Chief Executive Officer in 1988. Mr. Grappotte serves as a Director of BNP Paribas (France), and a Member of the Supervisory Board of Etablissements Michelin (France) and a Member of the Consultation Council (Conseil Consultatif) of Banque de France. Mr. Grappotte is also a Director of several companies which belong to the Legrand group, including us, BTicino (Italy), The Wiremold Company (US), Pass & Seymour Inc. (US), Bufer Elektrik (Turkey) and Eltas Electric (Turkey).

        Mr. Bazil has been a member of the board of directors of Legrand since 1988. After finishing his studies at the l'École des Hautes Etudes Commerciales (HEC) and Harvard Business School, he joined the Company in 1973 as a Deputy to the Secretary, responsible for financial information and development of the group's strategy for growth. In 1979, he became Chief Financial Officer and became Deputy Chief Operating Officer in 1993 and Vice-Chairman and Chief Operating Officer in 2000. Mr. Bazil serves as a director of several companies which belong to the Legrand group, including us, Baco (France), BTicino (Italy), Kontavil (Hungary), Luminex (Columbia), MDS (India), The Wiremold Company (US), Pass & Seymour Inc. (US), EEI Electric (Netherlands), Legrand Holding (US), PB Finelectric (Netherlands) and Vetron Electric (Netherlands) and as Manager (Gérant) of Rhein Vermogensverwaltung (Germany) and Chairman of Desmag (Luxembourg).

        Mr. Schnepp has served as Chief Operating Officer of Legrand since October 2000. Upon graduating from l'École des Hautes Etudes Commerciales (HEC), he started his career at Merrill Lynch France where he became a Vice-President. He then joined Legrand in 1989 as Deputy Chief Financial Officer. In 1993 he became the Secretary and in 1996, the Chief Financial Officer. Mr. Schnepp is also a Manager (Gérant) of Newspi and Chairman of ERTM. Mr. Schnepp serves as a director of several companies which belong to the Legrand group, including us, The Wiremold Company (US), Anam Legrand (South Korea), Fael (Poland), Legrand (Belgium), Desmag (Luxembourg), Fidelec (Morocco), Kontavil (Hungary), Legrand (Philippines), Legrand (Sweden), Legrand Danmark (Denmark), Legrand Helliniki (Greece), Legrand Ireland Limited (Ireland), Legrand Minitronics (Australia), Legrand Nederlands BV (Netherlands), Polam Suwalki (Poland), Simapel (Morocco), as Chairman of Baco, Serd, Sute and Multicontactos Otesa (Mexico) and as Gerant of Legrand GmbH (Austria) and Legrand Austria GmbH (Austria).

        Mr. Schmitz has been a director of Lumina Parent since 2003 and a Senior Vice President of WestLB since 1995. Mr. Schmitz is a member of the board of directors of Madaus Beteiligungsgesellschaft mbH, Germany, Heidelberger Zement South East Asia GmbH, Germany and AW Beteiligungs GmbH, Germany and a director of several companies which belong to the WestLB group. Mr. Schmitz is also one of our directors. Mr. Schmitz has a degree in business administration from Cologne University.

        Mr. Hammond has been a director on the board of directors of Lumina Parent since 2003 and has been employed by Montagu Private Equity since 1995. From 1990 to 1995, Mr. Hammond worked with 3i. Mr. Hammond is a member of the board of directors of Montagu Management Ltd., Montagu

Holdings Ltd., Montagu Private Equity SAS, Montagu Private Equity Ltd., Risdon Development S.A. and Srerna Group Ltd. Mr. Hammond is also one of our directors. Mr. Hammond has a BSC Civil Engineering Degree from Leicester University.

        Mr. Schwartz has been an observer of Lumina Parent since 2003 and is a Managing Director of Goldman Sachs. He is one of four partners responsible for Goldman Sachs' Private Equity business in Europe and is a member of the Goldman Sachs Investment Committee. Mr. Schwartz has an MBA from Harvard Business School, is an alumni of the Corps des Ponts et Chaussées and graduated from l'École Polytechnique.

Management of the Issuer

        Set forth below are the names of the members of our board of directors and executive officers. Members of our board of directors can be reached at our registered address.

Name	Current Position	Initially Appointed	Term Expires
Ernest-Antoine Seillière	Director and Non-Executive Chairman See "—Management of Lumina Parent—Biographies."	2002	2008
Jean-Bernard Lafonta	Director See "—Management of Lumina Parent—Biographies."	2002	2008
Arnaud Fayet	Director See "—Management of Lumina Parent—Biographies."	2002	2008
Henry R. Kravis	Director See "—Management of Lumina Parent—Biographies."	2002	2008
Edward A. Gilhuly	Director See "—Management of Lumina Parent—Biographies."	2002	2008
Jacques Garaïalde	Director See "—Management of Lumina Parent—Biographies."	2002	2008
François Grappotte	Director and Chief Executive Officer (Directeur Général) See "—Management of Lumina Parent—Biographies."	2003	2008
Olivier Bazil	Director See "—Management of Lumina Parent—Biographies."	2002	2008
Gilles Schnepp	Director See "—Management of Lumina Parent—Biographies."	2002	2008
Nigel Hammond	Director See "—Management of Lumina Parent—Biographies."	2003	2008
Frank Schmitz	Director See "—Management of Lumina Parent—Biographies."	2003	2003
Antoine Schwartz	Observer See "—Management of Lumina Parent—Biographies."	2003	2008

  Board of Directors of the Issuer

        Our board is composed of eleven members. Pursuant to the investors' agreement, our three most senior executive officers or those of our subsidiaries are members of the board of directors. KKR, Wendel and certain other consortium members have the right to designate individuals for appointment as directors as follows: (i) three directors may be designated by Wendel, (ii) three directors may be designated by KKR, and (iii) two directors may be designated, on a rotating basis, by the other consortium members which hold at least €50 million of securities of Lumina Parent. Pursuant to the investors' agreement, Wendel is entitled to select one of the directors to serve as chairman of the board of directors. Wendel selected Ernest-Antoine Sellière, who was appointed chairman of our board of directors. Pursuant to the investors' agreement, if either KKR or Wendel holds less than €500 million of securities of Lumina Parent, then all three of its designees must resign from our board of directors. However, so long as KKR or Wendel continues to hold at least €50 million of securities of Lumina Parent, it will be entitled to participate in the rotation for the designation of two directors by the our other investors. See "Shareholders". Pursuant to the investors' agreement, if the designees of Wendel or KKR are required to resign from the board of directors, the other of them will have the right to designate three additional directors to replace the directors so resigning.

  Committees

        Our board of directors has a business committee, an audit committee and a compensation committee. The members of these committees do not receive any fees for their services as committee members.

        The business committee is comprised of two representatives of each of KKR and Wendel, our chief executive officer, who serves as chairman of the committee, and two of our or our subsidiaries' additional senior executive officers (including our Chief Financial Officer). The current members of the business committee are Mr. Gilhuly and Mr. Garaïalde, representatives of KKR, Mr. Lafonta and Mr. Fayet, representatives of Wendel, Mr. Grappotte, chairman of the committee, Mr. Schnepp and Mr. Bazil. The committee can invite non-voting observers to attend its meetings. The business committee is responsible for approving our annual budget and investments made by ourselves and our subsidiaries. The business committee must submit reports to the board of directors, particularly with regard to its approval of the annual budget and investments.

        The audit committee is comprised of two representatives of each of KKR and Wendel, with the chairman of the committee selected from and by such representatives. The current members of the audit committee are Mr. Gilhuly and Mr. Garaïalde, representatives of KKR, and Mr. Lafonta and Ms. Picard, representatives of Wendel. The committee can invite non-voting observers to attend its meetings. However, the audit committee must meet with the statutory auditors without members our management present. The audit committee is responsible for examining the our quarterly and annual accounts. The audit committee is required to provide an opinion to our board of directors with respect to its examination of the accounts. Further, the audit committee must determine whether the accounting methods used properly account for major risks, verify whether internal procedures are sufficient to guarantee that the information necessary to properly prepare the accounts is gathered and review the internal audit guidelines. The audit committee must also provide an opinion to our board of directors regarding the renewal or nomination of the auditors, examine all financial and auditing questions submitted to it by the chairman of the committee or our non-executive chairman and review all questions concerning conflicts of interest submitted to it.

        The compensation committee is comprised of two representatives of each of KKR and Wendel, with the chairman of the committee selected from and by such representatives. The current members of the compensation committee are Mr. Gilhuly and Mr. Garaïalde, representatives of KKR, and Mr. Seillière and Mr. Lafonta, representatives of Wendel. The committee can invite non-voting observers to attend its meetings. The compensation committee is responsible for determining the compensation of our managers those of our subsidiaries, including Legrand SA. The compensation committee does not, however, determine any directors' fees paid to our directors. The compensation committee is also responsible for allocating stock options to our management and employees and those of our subsidiaries.

  Compensation

        We had no operations in 2002 and therefore did not pay any compensation to our directors in 2002. We will not pay directors' fees (jetons de présence) in 2003.

        Each member of our board of directors holds only director qualifying shares, which amount to less than one percent of our ordinary share capital.

Management of Legrand SA

        Set forth below are the members of the board of directors and executive officers of Legrand SA.

Name	Current Position	Initially Appointed	Term Expires	Ages
François Grappotte	Director and Chairman and Chief Executive Officer See "—Management of Lumina Parent—Biographies."	1984	2008	67
Olivier Bazil	Director, Vice-Chairman and Chief Operating Officer (Directeur Général Délégué) See "—Management of Lumina Parent—Biographies."	1988	2006	56
Gilles Schnepp	Director, Chief Operating Officer (Directeur Général Délégué) See "—Management of Lumina Parent—Biographies."	2001	2007	44
Jean-Bernard Lafonta	Director See "—Management of Lumina Parent—Biographies."	2002	2007	40
Fanny Picard	Director See "—Biographies."	2002	2007	34
Edward A. Gilhuly	Director See "—Management of Lumina Parent—Biographies."	2002	2007	43
Jacques Garaïalde	Director See "—Management of Lumina Parent—Biographies."	2003	2007	47

Biographies

        Ms. Picard has been a director of Legrand SA since 2002 and Director of Financial Operations of Wendel since 2002. From 1992 to 1996, Ms. Picard worked in the corporate finance department of Rothschild & Cie. in Paris, before joining Cegetel as representative to the Director of Finance. In 1998, she joined Groupe Danone as director of corporate development for Eastern Europe and North America. Ms. Picard has been a qualified teacher (Maître de conference) at Sciences Po Paris (Institut d'Etudes Politiques de Paris). Ms. Picard graduated from ESSEC and SFAF (Certified European Financial Analyst), she also has a Masters degree in business law with honors from La Sorbonne.

  Executive Officers

        Under French law and the bylaws of Legrand SA (statuts), the chairman and chief executive officer have full authority to manage the internal business of Legrand SA. The chairman and chief executive officer have the broadest powers to act on behalf of Legrand SA and to represent Legrand SA when dealing with third parties, subject only to those powers expressly reserved to the board of directors or shareholders under the relevant provisions of French law.

  Compensation

        In 2002, the aggregate compensation that Legrand and its subsidiaries paid to directors and executive officers of Legrand SA was approximately €1.5 million. This amount includes the compensation to directors and executive officers in all capacities with respect to Legrand SA and its subsidiaries. In 2002, Legrand SA paid each director €2,200 in directors' fees (jetons de présence) representing a total aggregate amount of €15,400 in directors' fees.

        Please find below remuneration and other compensation received by the three executive officers and directors of Legrand SA in the financial year ended December 31, 2002.

	Legrand SA
	Annual remuneration	All other compensation(1)
	(€)
François Grappotte	342,988	312,269
Olivier Bazil	282,012	142,147
Gilles Schnepp	259,146	121,731

(1)
Amounts include bonuses which are approved in a financial year prior to the financial year in which they are paid.

        During 2001, Legrand entered into an agreement with an insurance provider to provide pension, retirement or similar benefits to the French members of Legrand SA's senior management responsible for day-to-day operations. Legrand SA's obligations under such agreement as of December 31, 2001 were estimated at approximately €13 million. Of such amount, approximately €1.4 million was accrued as of December 31, 2001. The senior management is made up of eleven members, including three social representatives.

        Mr. Bazil and Mr. Schnepp are each entitled to receive (i) a severance payment of approximately €0.8 million payable upon dismissal, provided such dismissal was not for gross misconduct, and subject to certain other conditions and (ii) compensation for signing a covenant not to compete of approximately €0.8 million payable upon termination of employment.

        The French members of Legrand's senior management responsible for day-to-day operations are entitled to receive a retirement premium. The retirement premium is calculated to ensure that the beneficiaries receive a total retirement pension equal to 50% of the average of the two highest annual remuneration amounts received by a member during the last three years of service at Legrand. To receive the retirement pension, the member must be at least 60 years old and must have been employed by Legrand for at least ten years. Upon such a member's death, Legrand will pay 60% of the retirement pension to the member's surviving spouse.

        As of December 31, 2002, the total number of stock options held by the three executive officers and directors of Legrand was 72,760 issued under the 1994 plan, the 1999 plan and the 2001 plan.

        None of Legrand SA's executive officers and directors owns any other options to subscribe or purchase shares of any of Legrand SA's subsidiaries.

CORPORATE GOVERNANCE

Corporate Governance of Lumina Parent

        Pursuant to the investors' agreement, the consortium members have agreed that all matters relating to Lumina Parent will be decided by the board of directors of Lumina Parent by simple majority vote, except for several matters in respect of which each of KKR and Wendel have veto rights. See "Shareholders—Veto Rights of KKR and Wendel." In the event of an equality of votes for a decision that requires only a simple majority vote, the chairman of the board will have the right to cast the deciding vote. Wendel is entitled to designate the chairman of the board of Lumina Parent. Pursuant to the investors' agreement and articles of incorporation of Lumina Parent, the consortium members have agreed that consent of six members of the board of directors is required to represent Lumina Parent or to take any decision or action on behalf of Lumina Parent, unless the authority to represent Lumina Parent or to take the decision or action has been delegated to one or more individual members by a proper decision of the board of directors.

        Pursuant to the investors' agreement, the consortium members have agreed to act to ensure that no action subject to KKR's and Wendel's veto rights is taken without KKR's and Wendel's approval. Further, the investors have agreed not to take any action to frustrate KKR's and Wendel's rights under the investors' agreement. See "Shareholders—Veto Rights of KKR and Wendel."

Corporate Governance of the Issuer

        Pursuant to the investors' agreement, the consortium members have agreed that all matters relating to ourselves will be decided by our board of directors by simple majority vote, except for several matters in respect of which each of KKR and Wendel have veto rights and without prejudice to the powers expressly reserved to the shareholders. See "Shareholders—Veto Rights of KKR and Wendel." In the event of an equality of votes for a decision that requires only a simple majority vote, the chairman of the board will have the right to cast the deciding vote. Wendel is entitled to designate the chairman of the board.

        We are a French limited liability company, a société anonyme, governed by French law and its bylaws (statuts). All matters not governed by the bylaws are determined in accordance with French law. The bylaws also determine which decisions require collective shareholder approval, in addition to those decisions which French law reserves to the shareholders.

        We were set up and registered with the Trade and Companies Register (Registre du Commerce et des Sociétés) of Paris on December 22, 1998 under the number 421 259 615. Our registered office is located at 89, rue Taitbout, 75009 Paris, France and the telephone number is +33 (0)1-42-85-30-00. We were set up for a period of ninety-nine years from the date of its registration with the Trade and Companies Register. We may be dissolved at anytime pursuant to a resolution of the shareholders.

        Our share capital is €759,350,900, divided into 759,350,900 fully paid ordinary shares with a nominal value of €1 each.

        Pursuant to Article 2 of its bylaws, our purpose is the acquisition, subscription, sale, holding or contribution of shares or other securities in any company and the operation of all related activities in any country.

        In accordance with French law governing French limited liability companies, sociétés anonymes, and without prejudice to the powers expressly reserved to the shareholders, our business is managed by our board of directors (conseil d'administration). Under French law, a director can be an individual or a legal entity. According to our bylaws, our board of directors must be made up of at least three but no more than eighteen directors. Our board of directors currently has eleven directors.

        Our bylaws allow the board of directors to appoint, upon the proposal of the chairman, one or more observers for one (1) year. The board of directors may, at any time, dismiss the observer and replace the observer. The observer is notified of the meetings of the board of directors in the same way as the directors, as discussed below. The observer has access to the same information and shall receive the same documentation in connection with the meetings of the board of directors as the directors. The observer is under the same obligations as the directors, including those obligations regarding discretion, confidentiality and related party transactions. The observer does not have the right to vote on any matter under consideration by the board of directors, but has the right to address the board. The observer's comments shall be included in board minutes. We do not compensate the observer.

        Our board of directors appoints our chairman of the board (président du conseil d'administration) and our Chief Executive Officer (directeur général). The board of directors has the power to determine whether we are managed by the chairman or the Chief Executive Officer. Under French law, the chairman and the Chief Executive Officer must be individuals. The chairman must be chosen from among the directors. The Chief Executive Officer can be chosen from among the directors or can be a third party. Article L. 225-51-1 of the French Commercial Code (code de commerce) allows the board of directors to appoint the same person as chairman and Chief Executive Officer or to appoint one individual to each position. Pursuant to the investors' agreement, the consortium members have agreed that the positions of our chairman and Chief Executive Officer must be held by different individuals. The board of directors may remove the chairman at any time, with or without cause. The board of directors may remove the Chief Executive Officer at any time for cause unless the Chief Executive Officer is also the chairman, in which case the Chief Executive Officer may be removed without cause. The board of directors determines the remuneration of the chairman and the Chief Executive Officer. The chairman and the Chief Executive Officer, in their capacity as directors, can vote on a resolution concerning their remuneration.

        Our board of directors has appointed Mr. Sellière to serve as chairman and Mr. Grappotte to serve as Chief Executive Officer. As chairman, Mr. Sellière organizes and manages the work of the board of directors, reports upon the work of the board of directors to the shareholders' meeting and ensures that the directors fulfill their duties. As Chief Executive Officer, Mr. Grappotte exercises the broadest powers to act in our name in all matters, within the limits of our corporate purpose and without prejudice to the powers expressly reserved by law to the shareholders' meeting and the board of directors.

        French law allows the board of directors to appoint up to five executive officers (directeurs généraux délégués) to whom the board of directors can delegate general or specific powers, with the consent of the general manager. The Chief Executive Officer nominates the executive officers and the board appoints them and determines their specific management powers, responsibilities and remuneration. We will not pay compensation to the executive officers. Under French law, an executive officer, like the Chief Executive Officer, has broad powers to act in our name. Our bylaws specify that the executive officers' powers cannot be greater than those of the Chief Executive Officer. The board of directors may remove the executive officers for cause at any time upon the proposal of the Chief Executive Officer. The executive officers, if they are directors, can vote on a resolution concerning their remuneration.

        Pursuant to the investors' agreement, the board of directors shall meet whenever required, but no fewer than six (6) times per year. Any director may request that the chairman convene a meeting of the board of directors by written notice. Wendel has agreed to cause the chairman to (i) call a meeting whenever requested by any other director designated by a consortium member, (ii) consult with each director designated by a consortium member before setting the date of any meeting of the board of directors and (iii) take into account, to the greatest extent possible, the scheduling conflicts of each of the directors.

        Within two (2) business days (as defined in the investors' agreement) of receipt of the notice sent by a director requesting that the chairman call a meeting of the board of directors, the chairman must send a convening notice to each director, each observer and each consortium member entitled to designate a director or observer, pursuant to the investors' agreement, but which at the time of such board meeting has not done so. All convening notices must specify the time, the date (which shall be at least 10 days after the date of the convening notice) and the place of the meeting of the board of directors. The convening notice must also contain the agenda, to which a director may add a matter at least five days in advance of the meeting of the board of directors. Any consortium member (other than KKR and Wendel) entitled to designate a director but which at the time of such board meeting has not done so, may request that a director place a matter on the agenda on its behalf. If the notice requirements are not satisfied, valid resolutions may nevertheless be adopted if each director signs a waiver of notice or attends the meeting of the board of directors in person or by proxy.

        Pursuant to the investors' agreement, a quorum consists of one-half of the directors including at least two directors designated by each of KKR and Wendel, or one such director representing the other by proxy. Decisions of the board of directors are taken by a vote of the majority of the directors present or represented by other directors, subject to KKR's and Wendel's veto rights. In the event of a tie, the chairman casts the deciding vote, subject to KKR's and Wendel's veto rights. See "Shareholders—Veto Rights of KKR and Wendel." A director can vote by proxy by giving a proxy to another director, but a director can only hold one proxy per meeting of the board of directors. Directors represented by another director at a meeting of the board of directors do not count for purposes of determining the existence of a quorum. Wendel and KKR must cause the directors that they designate, who are not physically present at the board meeting, to take part in the board meetings by video conference (subject to any restrictions imposed by French law or the bylaws) or, if a proxy is given to a director physically present at the meeting, by video conference. All meetings of the board of directors must be conducted in English. Minutes of the board must be kept in French and in English.

        The board of directors has the power to form committees and determine the composition and duties of such committees. Our board of directors has a business committee, an audit committee and a compensation committee, composed as follows: (i) the business committee is composed of at least six members, comprising two representatives of each of KKR and Wendel, our Chief Executive Officer, who serves as chairman of the committee, and two of our or our subsidiaries' additional senior executive officers; (ii) the audit committee is composed of at least four members, comprising two representatives of each of KKR and Wendel, and the chairman to be selected from and by such representatives; and (iii) the compensation committee is composed of at least four members, comprising two representatives of each of KKR and Wendel, with the chairman to be selected from and by such representatives. The audit committee is required to provide an opinion to our board of directors with respect to its examination of the accounts. Further, the audit committee must determine whether the accounting methods used properly account for major risks, verify whether internal procedures are sufficient to guarantee that the information necessary to properly prepare the accounts is gathered and review the internal audit guidelines. The audit committee must also provide an opinion to our board of directors regarding the renewal or nomination of the auditors, examine all financial and auditing questions submitted to it by the chairman of the committee or our non-executive chairman and review all questions concerning conflicts of interest submitted to it.

        The audit committee has an advisory role. It does not have any of the powers given by law to our board of directors or our other bodies. The audit committee must be convened at least four times per year to examine the yearly and quarterly accounts before the board of directors examines the accounts.

        The compensation committee must approve all manner of management compensation, including fringe benefits received from any of our subsidiaries or affiliated companies and any provisions related to a pension plan, the granting of stock options or other equity or equity-linked forms of compensation to management or any of our employees or group of employees or our subsidiaries. The compensation committee has an advisory role. It does not have any of the powers given by law to our board of directors or to our other bodies.

        Under French law, the board of directors convenes shareholders' meetings and presents our financial statements to the shareholders for their approval. The board must give 15 days' notice of shareholders' meetings. Our shareholders' meetings must be held at our registered office or elsewhere in France, as specified in the notice of the meeting. Shareholders can, under conditions imposed by law and regulations, vote by proxy or by mail, either in paper form or in any other form as the board decides and indicates in the notice convening the meeting. A shareholder can participate in shareholders meetings by videoconference or electronic telecommunication or transmission, as permitted by law (and notified by the board or the chairman of the board) and shall be deemed present for quorum and majority purposes. Under certain circumstances, annual general meetings and extraordinary general meetings can be convened by our statutory auditors, by an agent designated in court or by a shareholder holding a majority of the shares or voting rights of the company.

        Directors are required to comply with applicable laws and regulations and the company's bylaws. Under French law, directors may be held liable for (i) violations of French legal or regulatory requirements relating to French limited liability companies (sociétés anonymes), (ii) violations of the bylaws or (iii) our mismanagement. Directors are held individually and jointly liable for such actions. An executive officer can be held individually liable for his actions if such actions are deemed contrary to our interests. In the case of misconduct of the board of directors, a director will be discharged from joint liability if such director was not a party to the violation, provided that no misconduct is attributable to such director and such director objects to the behavior that constitutes the violation in the minutes of the meeting of the board of directors.

        Directors' power to vote on agreements in which they are interested.    Under French law, all agreements (except agreements in the ordinary course of business entered into on an arm's length basis) between a French limited liability company (société anonyme) and one of its directors, its chief executive officer (Directeur Général) or one of its other executive officers, either directly or through an intermediary, are subject to a special approval procedure, in accordance with article L. 225-38 et seq. of the French Commercial Code (code de commerce). Moreover, article L. 225-38 of the French Commercial Code provides that an agreement entered into between a French limited liability company (société anonyme) and any of its shareholders holding more than 5% of the company's voting rights is subject to the same procedure. If a shareholder is a corporation, the company that controls such shareholder is subject to the same procedure. The interested party must (i) inform the board of directors of the agreement and (ii) obtain its authorization before the transaction is entered into. The chairman must inform the statutory auditors of such agreement within one month of its execution. The shareholders' meeting must then approve such agreement after the statutory auditors present a report. If the shareholders' meeting refuses to approve the agreement, third parties may still rely on it, unless it is deemed fraudulent and void. However, the director, the chief executive officer (Directeur Général), the other executive officer or the shareholder, as the case may be, will be held liable to the company for any loss incurred by the French limited liability company (société anonyme) in connection with the agreement. The party to the agreement may not participate in the board vote or in the vote of the shareholders meeting. A director, the chief executive officer (Directeur Général), the other executive officer or a shareholder, as the case may be, must disclose to the chairman agreements made with the company in the ordinary course of business on an arm's length basis. The chairman must communicate a list of such agreements, indicating each agreement's purpose, to the board and to the statutory auditors.

        Pursuant to the investors' agreement, a director may not be counted in the quorum or entitled to vote or participate in any deliberation in respect of (i) any action by us or any of our subsidiaries against the investor that nominated such director, (ii) any action by the consortium member (or any of its affiliates) that nominated such director against us or any of our subsidiaries, (iii) any action in which such director, the consortium member that nominated such director or any of their affiliates (as defined in the investors' agreement) has a financial or other interest in conflict with our interests or those of our subsidiaries or (iv) any contract or other arrangement between the investor that nominated such director or any of its affiliates and ourselves or any of our subsidiaries, unless such interest is fully disclosed to our board of directors and waived unless prohibited by applicable law by a simple majority of the disinterested directors of our board of directors.

        Directors' powers to vote compensation to himself or herself.    Under French law, in consideration for services to the board of directors, directors are entitled to receive directors' fees (jetons de présence). Directors' fees are fixed by the shareholders' meeting and are then allocated by the board of directors. The board of directors may also grant to its directors additional directors' fees on a case-by-case basis for specific assignments. A director cannot vote for his or her own additional and specific remuneration. If the director votes, the decision is void. The board of directors can authorize the reimbursement of travel and accommodation expenses and other expenses incurred by the directors in the corporate interest. We have decided not to pay any director's fees during 2003.

        Borrowing powers exercisable by directors.    Under French law, the board of directors must give prior authorization for any security, pledge or guarantee granted by a French limited liability company (société anonyme). Authorization is generally granted for one year and for a maximum aggregate amount and for specific maximum amounts. If the security, pledge or guarantee has not been previously authorized by the board, the security, pledge or guarantee is not enforceable against the société anonyme.

        The French Commercial Code (code de commerce) strictly forbids loans by a company to its directors, unless the director is a legal entity. Companies cannot provide overdrafts for directors or guarantee directors' obligations. The prohibition also applies to the general manager and executive officers, the permanent representative of company to the board, spouses or heirs of such persons and other intermediaries.

        Age requirements for retirement of directors.    Our bylaws provide that the directors in office cannot be older than 75 years old. Furthermore, the chairman, chief executive officer and any executive officers (directeur général délégué) who reaches the age of 75 is deemed to retire automatically. A director holds office for six (6) years. Directors are eligible for re-election. A director's office expires immediately after the shareholders ordinary general meeting that approves the accounts of the fiscal year and held in the year during which the office of the director expires.

        Under French law, each director must be a shareholder. Our bylaws specify that each director must hold at least one share. Directors may be appointed even though they have not yet become shareholders but they must become shareholders within three months of their appointment, failing which they will be deemed to have resigned from office.

        Each of our shares entitles the holder to one vote. Each share gives the holder the right to a portion of our assets, the right to participate in dividends and the right to a share of the assets available upon the winding up of the company in an amount equal to that part of the capital which the share represents unless preference shares have been created.

Summary of terms of ordinary shares

        Each share carries with it the right to a proportion of the assets, the right to participate in dividends and the right to a share of the assets available on liquidation, in an amount equal to that part of the capital which the share represents, unless preference shares have been created.

        Subject to the applicable laws and regulations, every member of the meeting is entitled to a number of votes equivalent to the number of shares he holds.

        In a situation where it is necessary to own more than one share in order to exercise any right, the owners of single shares or an insufficient number of shares must group themselves together in order to exercise such right.

        The Extraordinary General Meeting may decide to separate the shares or to group them together.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since January 1, 2002, material transactions between ourselves and related parties, excluding intercompany indebtedness, included:

  •
  Contract among Legrand SA, Mr. Olivier Bazil and Mr. Gilles Schnepp, granting each of Mr. Bazil and Mr. Schnepp (i) a severance payment of approximately €0.8 million payable upon dismissal, provided such dismissal was not for gross misconduct and subject to certain other conditions and (ii) compensation for entering into covenants not to compete of approximately €0.8 million payable upon termination of employment.

  •
  Retirement arrangements to the French members of Legrand's senior management responsible for day-to-day operations. The retirement premium is calculated to ensure that the beneficiaries receive a total retirement pension equal to 50% of the average of the two highest annual remunerations amounts received by the member during the last three years of service at Legrand. To receive the retirement pension, the member must be at least 60 years old and must have been employed by Legrand for at least ten years. Upon such a beneficiary's death, Legrand will pay 60% of the retirement pension to the beneficiary's surviving spouse.

  •
  Agreement pursuant to which in 2002 Mr. Bazil received approximately €5,183 in directors' fees from BTicino.

        In connection with the acquisition of Legrand and related transactions, we entered into the following related party transactions:

  •
  investors' agreement. See "Shareholders—Investors' Agreement."

  •
  Lumina Management SAS, Lumina Management, shareholders' agreement. See "Shareholders—Other Equity Arrangements—Lumina Management Shareholders' Agreement."

  •
  subordinated shareholder PIK loan. See "Description of Other Indebtedness—The Subordinated Shareholder PIK Loan."

  •
  Management services agreement by and among KKR, Wendel and Lumina Parent dated as of July 25, 2002. In connection with the closing of the acquisition of Legrand, KKR and Wendel have received aggregate fees of €35 million from Lumina Parent for their services.

  •
  senior funding bonds (and related guarantee and security arrangements). See "Description of Other Indebtedness—Senior Funding Bonds" and "Description of Other Indebtedness—Senior Funding Bonds Guarantee."

  •
  Fiduciary agreement and corporate services agreement. See "Description of Other Indebtedness—Fiduciary Arrangements with respect to Lumina Financing 1 Sarl, Lumina Financing 1" and "Description of Other Indebtedness—Corporate Services Agreement."

SHAREHOLDERS

Simplified Equity Ownership Structure

        Upon the consummation of the minority buy-out offer of shares of Legrand, all of the issued and outstanding share capital of Legrand SA (other than directors' qualifying shares and shares subject to outstanding employees' and managers' stock options) shall be owned by FIMAF. However, certain employees, including managers and executive officers, will likely continue to hold options to purchase or to subscribe for ordinary shares and preferred non-voting shares of Legrand SA as described under "Our Business—Employee Stock Option Plans" and "Management—Management of Legrand SA—Compensation."

        All of the issued and outstanding share capital of FIMAF is owned by us. All of our issued and outstanding share capital (other than directors' qualifying shares) is owned by Lumina Participation. Lumina Participation is owned 99.5068% by Lumina Parent and 0.3285% by Lumina Management and 0.1647% by Lumina Financing 2 SCA, Lumina Financing 2. In addition, Lumina Management holds warrants to acquire additional shares of Lumina Participation. Lumina Parent is owned by funds managed by KKR (37.4)%, Wendel (37.4)%, WestLB group (11.3)%, funds managed or advised by MPE (6.5%), funds managed or advised by affiliates of the Goldman Sachs Group, Inc. (5.7)% and the Family Investors (1.7)%.

        The first table below sets forth the beneficial ownership of the ordinary shares of Lumina Parent, as of the date of this prospectus by each person who beneficially owns more than 5% of any class of shares of Lumina Parent.

        The second table below sets forth the legal ownership of the ordinary and preferred shares of Lumina Participation as of the date of this prospectus by each person who is the legal owner of any shares of Lumina Participation.

        The number of shares beneficially owned by each shareholder in the table below has been determined according to the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purposes. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes, for any shareholder, shares which that holder has the right to acquire within 60 days. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Unless otherwise noted in the footnote to the tables below, each shareholder named below has sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise noted, the percentage ownership of each shareholder is calculated based on 7,558,169 outstanding ordinary shares of Lumina Parent and 477,778 outstanding ordinary shares and 7,113,321 outstanding preferred shares of Lumina Participation.

Lumina Parent

Name and Address of Beneficial Owner	Title of Class	Amount	Percentage of Class
KKR Europe Limited(1)	Ordinary	1,690,003	22.36%
KKR 1996 Overseas Limited(1)	Ordinary	572,317	7.57%
KKR Millennium Limited(1)	Ordinary	563,334	7.45%
Total	Ordinary	2,825,654	37.39%
Wendel(2)	Ordinary	2,825,654	37.39%
Trief Corporation S.A.	Ordinary	2,825,654	37.39%
WestLB AG(3)	Ordinary	858,173	11.35%
West Luxcon Holdings S.A.	Ordinary	858,173	11.35%
MPE(4)	Ordinary	493,450	6.53%
Elec Sub S.A.	Ordinary	493,450	6.53%
Goldman Sachs Group Inc.(5)
GSCP 2000 Onshore Lumina Holding Sarl	Ordinary	249,079	3.30%
GSCP 2000 Lumina Holding Sarl	Ordinary	180,008	2.38%
Total	Ordinary	429,087	5.68%

(1)
Ordinary shares shown as beneficially owned by KKR Europe Limited are owned of record by Financiere Light Sarl KKR Europe Limited is the general partner of KKR Associates Europe, Limited Partnership which is the general partner of KKR European Fund, Limited Partnership. KKR European Fund, Limited Partnership is the sole shareholder of Financiere Light Sarl.

Ordinary shares shown as beneficially owned by KKR 1996 Overseas Limited are owned of record by Financiere Light II Sarl KKR 1996 Overseas Limited is the general partner of KKR Associates II (1996), Limited Partnership which is the general partner of KKR 1996 Fund (Overseas), Limited Partnership. KKR 1996 Overseas Limited is the general partner of KKR Partners (International), Limited Partnership. KKR 1996 Fund (Overseas), Limited Partnership and KKR Partners (International), Limited Partnership are the sole shareholders of Financiere Light II Sarl.

Ordinary shares shown as beneficially owned by KKR Millennium Limited are owned of record by Financiere Light IV Sarl KKR Millennium Limited is the general partner of KKR Associates Millennium, Limited Partnership which is the general partner of KKR Millennium Fund (Overseas), Limited Partnership. KKR Millennium Fund (Overseas), Limited Partnership is the sole shareholder of Financiere Light IV Sarl.

The members of KKR Europe Limited, KKR 1996 Overseas Limited and KKR Millennium Limited are Henry Kravis, George Roberts, Todd Fisher, Edward Gilhuly, Perry Golkin, Jamie Greene, Johannes Huth, Michael Michelson, Alex Navab, Paul Raether, Neil Richardson and Scott Stuart. Messrs. Kravis and Gilhuly are also directors of Lumina Parent. Each of such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR Europe Limited, KKR 1996 Overseas Limited and KKR Millennium Limited. Each of such individuals disclaims beneficial ownership of such shares. The address of each of KKR Europe Limited, KKR 1996 Overseas Limited and KKR Millennium Limited is Ugland House, P.O. Box 309 GT, George Town, Grand Cayman, Cayman Islands, B.W.I.

(2)
Ordinary shares shown as beneficially owned by Wendel are held of record as indicated in the table above. Wendel Participations, the majority shareholder of Wendel, may be deemed to share beneficial ownership of the shares shown as beneficially owned by Wendel. Wendel Participations disclaims beneficial ownership of such shares. The address of Wendel is 89, rue Taitbout, 75009 Paris.

(3)
Ordinary shares shown as beneficially owned by WestLB AG are held of record as indicated in the table above. The address of WestLB AG is Herzogstrasse 15, 40217 Dusseldorf.

(4)
Ordinary shares shown as beneficially owned by MPE are held of record by Elec Sub S.A. MPE managers, and/or MPE, HSBC Private Equity European GmbH & Co Beteiligungen KG, HSBC Private Equity European LP, together with other co-investors, own respectively 3.6%, 39.9%, 5.9%, 49.6% and 1.0% of the beneficial ownership in Elec Sub S.A. The address of MPE Limited is Vintners Place, 68 Upper Thames Street, London EC4V 385.

(5)
Ordinary shares shown as beneficially owned by Goldman Sachs Group, Inc. are held of record as indicated in the table above. The address of Goldman Sachs Group, Inc. is 85 Broad Street, New York, NY 10004.

Lumina Participation

Name and Address of Legal Owner	Title of Class	Amount	Percentage of Class
Lumina Parent(1)	Preferred	7,113,321	100.00%
Lumina Parent(1)	Ordinary(4)	440,338	92.16%
Lumina Management(2)	Ordinary(4)	24,940	5.22%
Lumina Financing 2(3)	Ordinary(4)	12,500	2.62%

(1)
The address of Lumina Parent is 5, boulevard de la Foire, 1528 Luxembourg.

(2)
The address of Lumina Management is 82, rue Robespierre, 93170 Bagnolet, France.

(3)
Ordinary shares shown as legally owned by Lumina Financing 2 are beneficially owned by Wendel. Wendel Participations, the majority shareholder of Wendel, may be deemed to share beneficial ownership of the shares shown as legally owned by Lumina Financing 2. Wendel Participations disclaims beneficial ownership of such shares. The address of Lumina Financing 2 is 89, rue Taitbout, 75009 Paris. It is contemplated that certain managers of Wendel will invest in Lumina Participation by acquiring the interest in Lumina Financing 2 or through another investment vehicle.

(4)
Ordinary shares in Lumina Participation are not entitled to any distribution until Lumina Parent's original investment has been reimbursed and Lumina Parent has received a 10% return on the investment compounded annually. Thereafter, ordinary shares receive 90% of all distributions.

Investors' Agreement

        Pursuant to the investors' agreement entered into on the date of the closing of the acquisition of Legrand, the consortium members have agreed to provisions regarding:

  •
  the composition of Lumina Parent's and our board of directors,

  •
  the procedures for management and governance of Lumina Parent and its subsidiaries, including us,

  •
  the rights and obligations of each investor in Lumina Parent,

  •
  the conditions under which a public or private sale of all or part of Lumina Parent or any of its subsidiaries, including us, may take place, and

  •
  the conditions under which transfers of Lumina Parent's, our or certain of our subsidiaries' shares may take place.

        The investors' agreement shall terminate upon the earlier of (i) the written agreement of the parties, (ii) an initial public offering or listing of the shares of Lumina Parent or any of its subsidiaries or (iii) the twentieth anniversary of the closing date of the acquisition of Legrand. Prior to the termination of the investors' agreement in connection with an initial public offering or listing of the shares of Lumina Parent or any of its subsidiaries, the consortium members have agreed to enter into a registration rights agreement. See "—Initial Public Offering and Registration Rights."

        For a summary of the provisions of the investors' agreement relating to the composition of Lumina Parent and our board of directors, see "Management." For a summary of the provisions of the investors' agreement relating to governance of Lumina Parent and its subsidiaries, including us, see "Corporate Governance." Below is a description of the other material provisions of the investors' agreement.

  Veto Rights of KKR and Wendel

        Pursuant to the investors' agreement, each of KKR and Wendel will have veto rights over various matters, including any decision relating to:

  •
  a recapitalization, amalgamation, merger, sale of all or a substantial part of the assets of, consolidation, dissolution, liquidation or sale of Lumina Parent, or any similar transaction (including through any subsidiary of Lumina Parent);

  •
  the issuance of any new capital stock, options, warrants or rights to acquire capital stock of Lumina Parent or any of its direct or indirect subsidiaries, subject to certain exceptions;

  •
  joint ventures or other acquisitions of businesses by Lumina Parent, ourselves or any subsidiary of either involving aggregate consideration in excess of €10 million;

  •
  the approval of any transfer of shares in Lumina Parent at any time prior to the fifth anniversary of the date of the closing of the acquisition of Legrand subject to certain exceptions; and the approval of the transfer of our shares, or the shares of any direct or indirect subsidiary of Lumina Parent that holds, directly or indirectly, the shares of Legrand SA;

  •
  the hiring, firing and compensation of our or Lumina Parent's chief executive officer or any officer or executive member of management of ours or Lumina Parent's or any subsidiaries;

  •
  the incurrence of indebtedness or guarantees in excess of €10 million;

  •
  sales or other dispositions of businesses or assets for consideration in excess of €10 million; and

  •
  the approval of our and our subsidiaries' annual budget and rolling three-year business plan.

        Each of the veto rights described above also applies to any decisions to be made in respect of Legrand, such that decisions by Legrand and, where relevant its subsidiaries, can only be taken following approval by both KKR and Wendel.

  Initial Public Offering and Registration Rights

        An initial public offering or listing of shares of Lumina Parent or any of its subsidiaries, including ourselves and Legrand SA, may take place only if a majority of the board of directors of Lumina Parent so determines, provided that, prior to the second anniversary of the closing date of the acquisition of Legrand, each of KKR and Wendel must also approve any initial public offering or listing of shares of Lumina Parent or any of its subsidiaries. After the second anniversary of the acquisition of Legrand, each of KKR and Wendel has the right to cause Lumina Parent or any of its subsidiaries to conduct an initial public offering or listing of shares of Lumina Parent or any of its subsidiaries, provided that the anticipated proceeds of the initial public offering or listing of shares of Lumina Parent or any of its subsidiaries (including proceeds from sales of shares held by the consortium) equal €500 million or more.

        In connection with an initial public offering or listing of shares of Lumina Parent or any of its subsidiaries or subsequent offering of the primary shares of Lumina Parent or any of its subsidiaries, each of the consortium members will have the right to participate in the offering, on an equal basis, pursuant to customary "piggyback" registration rights. Each of KKR and Wendel also have certain demand registration rights and, in connection with any secondary offering of shares made pursuant to such rights, each of the members of the consortium will have the right to participate in any such secondary offering, on an equal basis, pursuant to customary "piggyback" registration rights. The persons who hold equity through Lumina Management will be entitled to the same registration rights as will managers that become investors in Lumina Parent or any of its subsidiaries and certain other transferees.

  Transfers of Shares

        Pursuant to the investors' agreement, the consortium members have agreed to restrictions on the transfer of shares in Lumina Parent. Subject to the conditions set out in the investors' agreement, transfers are permitted (i) in connection with the exercise of demand and "piggyback" registration rights summarized above, (ii) to affiliates and other parties related to the transferring investor and (iii) subject to certain other exceptions.

Transfers Prior to the Fifth Anniversary of the Acquisition

        Prior to the fifth anniversary of the closing date of the acquisition of Legrand and prior to an IPO, no consortium member or other permitted investor in Lumina Parent may transfer (either directly or indirectly) any shares in Lumina Parent, except (i) KKR and Wendel may syndicate a portion of their respective shareholdings (so long as they continue to own at least €500 million of securities) in Lumina Parent for a limited time following the closing of the acquisition of Legrand and (ii) with the prior approval of KKR and Wendel and subject to other terms and conditions.

        In connection with the transfer by either KKR or Wendel of all (but not less than all) of its shares in Lumina Parent to a non-affiliated purchaser in a good faith transaction approved by both KKR and Wendel, the transferring investor will have the right to "drag along" the other equity investors by requiring them to transfer all (but not less than all) of their shares to the third party purchaser on the same terms and conditions, provided, however, that certain significant investors may request a fairness opinion in certain circumstances. If KKR or Wendel, as the case may be, does not exercise its "drag along" right, or in the case of a good faith transfer by a member of the consortium other than KKR or Wendel to a non-affiliated purchaser that has been approved by KKR and Wendel, each of the other Equity Investors may elect to "tag along" in the transaction by requiring KKR or Wendel or the other members of the consortium, as the case may be, to cause the third party purchaser to purchase such other investor's shares.

Transfers from the Fifth Anniversary of the Acquisition

        On and after the fifth anniversary of the closing of the acquisition of Legrand and prior to an initial public offering or a listing of shares of Lumina Parent or any of its subsidiaries, no consortium member may transfer its shares in Lumina Parent other than in accordance with the conditions set out in the investors' agreement as summarized below.

        Transfers by KKR and Wendel.    If either KKR or Wendel intends to transfer its shares in Lumina Parent, it must transfer all (but not less than all) of its shares and must grant a right of first offer to the other of them.

        Whenever KKR or Wendel, as the transferring investor, proposes to sell all of its shares to a third party purchaser, it will have the right to "drag along" the other equity investors by requiring each of them to sell all (but not less than all) of their shares on the same terms and conditions as the transferring investor. If the transferring consortium member does not exercise its "drag along" right, each of the other Equity Investors may elect to "tag along" in the transaction by requiring the transferring investor to cause the third party purchaser to purchase some or all of such other investor's shares or a pro rata amount of such other investor's shares, if the total number of shares to be sold by the transferring investor exceeds the number the purchaser is willing to purchase. Whenever KKR or Wendel, as the transferring investor, proposes to sell all of its shares to the other of them, each of the other investors may elect to "tag along" in the transaction.

        Transfers by Other Investors.    If a consortium member (other than KKR or Wendel) has received a good faith offer for its shares in Lumina Parent from a proposed purchaser, it may transfer all (but not less than all) of its shares; provided the transferring consortium member must first give KKR and Wendel (or, if one of them is the proposed purchaser, the other of them) the right to purchase all (but not less than all) of the shares on the same terms and conditions offered by the proposed purchaser.

Other Equity Arrangements

Lumina Management Shareholders' Agreement

        Certain senior managers of Legrand SA have agreed to invest in connection with the acquisition of Legrand through a dedicated investment company, Lumina Management, in the equity of Lumina Participation. The following is a summary of certain provisions of the articles of association of Lumina Management and the shareholders' agreement relating to Lumina Management.

Drag-Along Rights

        In the event of a change of control (as such term is defined in the Lumina Management Shareholders' Agreement, including, in the event the drag-along right is exercised pursuant to the investors' agreement) of Lumina Parent, Lumina Participation, ourselves or FIMAF, Lumina Parent shall have the right to require each of the shareholders of Lumina Management to sell such shareholder's shares in Lumina Management to the third party acquiring control.

Tag-Along Rights

        In the event of a change of control in connection with which Lumina Parent was entitled to exercise its drag-along rights described above and has not done so, Lumina Parent shall request that the third party purchaser purchase all Lumina Management shares owned by the shareholders of Lumina Management. If the third party purchaser fails to acquire these Lumina Management shares, Lumina Parent undertakes to acquire such shares.

Terms and Conditions of the warrants to acquire ordinary shares in Lumina Participation

        Lumina Participation has issued to Lumina Management 49,880 warrants at a price of €17.04 per warrant. Each warrant entitles the holder thereof to purchase one ordinary share of Lumina Participation for the price of €100 each with a par value of €25. All newly issued ordinary shares will benefit from the same rights as all other ordinary shares. The exercise of all warrants would result in an increase of the share capital of Lumina Participation to €1,247,000.

        The warrants are exercisable until December 31, 2012, in the event of our initial public offering or in the event of a change of control of Lumina Parent, Lumina Participation, ourselves or FIMAF whereby these companies are no longer controlled by any member of the Lumina Parent group or any affiliate thereof or the exercise of drag-along rights pursuant to the terms of the investors' agreement. If the warrants have not been exercised by December 31, 2012, they lapse. The total number of warrants that can be exercised will be determined in accordance with the formulas set out in the terms and conditions of the warrants.

Lumina Management—Articles of Association

        The share capital of Lumina Management consists of ordinary shares, which in the aggregate carry 49% of the voting rights, and class B shares which in aggregate carry 51% of the voting rights. Under the articles of association, all decisions made by the shareholders of Lumina Management are taken by a simple majority, with the exception of (i) the decision to remove a shareholder upon the request of other shareholders, which must be approved by shareholders representing 75% of the voting rights and (ii) decisions for which French law requires a unanimous decision of the shareholders.

        Lumina Parent owns all of the class B shares of Lumina Management and thus has effective control of the shareholders actions of Lumina Management, except for those matters requiring supermajority shareholder approval as described above. The transfer of shares of Lumina Management is restricted by the Lumina Management articles of association, except in the event of transfer by or in favor of Lumina Parent.

Wendel Managers Investment

        It is contemplated that certain managers of Wendel will invest in the share capital of Lumina Participation through an investment vehicle. The terms and conditions of such investment have not been determined as of the date of this prospectus.

THE STRUCTURE OF OUR INDEBTEDNESS

        The following diagram summarizes our pro forma corporate structure and indebtedness as of December 31, 2002 following the acquisition of Legrand, the offering of the initial notes, minority buy-out offer of shares of Legrand and related transactions.

(1)
For a detailed description of our equity arrangements, see "Shareholders."

(2)
Represents €1,533 million made available on the closing date of the acquisition of Legrand to FIMAF, Legrand and certain of its subsidiaries under term advances and €300 million made available to Legrand and certain of its subsidiaries following the closing of the acquisition of Legrand under a borrowing base facility. As of June 30, 2003, €230 million of the €300 million borrowing base facility has been repaid. In addition, a €250 million revolving facility remains undrawn. See "Description of Other Indebtedness—Senior Credit Facilities."

(3)
Represents the fair value of Legrand's subordinated perpetual notes, or TSDIs, excluding the impact of related derivative arrangements.

(4)
Represents the fair value of Legrand's $400 million 8.5% yankee bonds, excluding the impact of related derivative arrangements. Amount was converted into euro using an exchange rate of €1 = $0.97, which was the exchange rate as of November 30, 2002.

(5)
Reflects capital lease obligations (€33 million in total) and other bank debt (€6 million in total) not repaid in connection with the closing of the acquisition of Legrand. The capital leases and bank debt were either not repayable pursuant to their terms or Legrand would have incurred additional penalties or costs in connection with their early repayment. The capital leases and bank debt will be repaid in accordance with their terms when payments become due.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following contains a summary of the material provisions of the senior credit agreement, the senior funding bonds, the senior funding bonds guarantee, the intercreditor deed, the vendor PIK loans, the subordinated intercompany funding loan, the subordinated shareholder PIK loans, the assignment agreement, the subordinated perpetual notes, or TSDIs, and the $400 million 8.5% yankee bonds, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the underlying documents.

Senior Credit Facilities

        Terms not otherwise defined in this section shall, unless the context otherwise requires, have the same meanings set out in the senior credit agreement, as defined below.

        Part of the acquisition of Legrand was funded by the facilities made available to us pursuant to a senior credit agreement, dated July 26, 2002 as amended and restated on December 5, 2002, (the senior credit agreement), among FIMAF, Lumina Financing 1, certain subsidiaries of FIMAF listed therein as initial borrowers, certain subsidiaries of FIMAF listed therein as the initial guarantors, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland plc as mandated joint lead arrangers together, the arrangers, Credit Suisse First Boston International, Lehman Brothers Bankhaus AG London Branch and The Royal Bank of Scotland plc and the other financial institutions listed therein as lenders, the lenders and The Royal Bank of Scotland plc as facility agent and as security agent.

Structure

        The senior credit agreement provides for facilities of up to €2,222 million, the senior credit facilities, and comprises three term facilities of up to €1,572 million, a cash bridge facility of up to €100 million, a borrowing base facility of up to €300 million and a revolving facility of up to €250 million.

        The facilities under the senior credit agreement consist of:

  •
  a term loan facility in a maximum aggregate principal amount of €722 million, the term A advance;

  •
  a term loan facility in a maximum aggregate principal amount of €425 million, the term B advance;

  •
  a term loan facility in a maximum aggregate principal amount of €425 million, the term C advance;

  •
  a cash bridge facility in a maximum aggregate principal amount of €100 million, the bridge facility;

  •
  a receivables borrowing base facility in a maximum aggregate principal amount of €300 million, the borrowing base facility; and

  •
  a revolving credit facility in a maximum aggregate principal amount of €250 million, the revolving facility.

        The proceeds of the facilities provided under the senior credit agreement were used in the following way:

  •
  the amounts drawn under the term A advance (€683 million) were applied by Lumina Financing 1 to the subscription of senior funding bonds issued by FIMAF. Lumina Financing 1, a company organized and existing under the laws of Luxembourg, is a special purpose vehicle which was set up for the purpose of borrowing under the senior credit agreement and issuing to FIMAF the senior funding bonds. FIMAF applied the proceeds from the issuance of such senior funding bonds towards (a) the consideration for the shares of Legrand SA acquired pursuant to the Share Purchase Agreement, and (b) the payment of fees, costs and expenses incurred by Lumina Parent and its subsidiaries in connection with the acquisition of Legrand. The undrawn portion of €39 million was cancelled;

  •
  Lumina Financing 1, Legrand SA and its operating subsidiaries borrowed the term B advance (€425 million by Lumina Financing 1) and the term C advance (€425 million, including €227 million by Lumina Financing 1; €110 million by Legrand SA; and €88 million by Legrand Holding, Inc.). Lumina Financing 1 applied the amounts borrowed by it under the term B advance and the term C advance to the subscription of senior funding bonds issued by FIMAF. Thereafter, FIMAF applied such proceeds from the issuance of such senior funding bonds towards (a) the consideration for the shares of Legrand SA acquired pursuant to the Share Purchase Agreement, and (b) the payment of all fees, costs and expenses incurred by Lumina Parent and its subsidiaries in connection with the acquisition of Legrand, Legrand SA and Legrand Holding, Inc. applied amounts borrowed under the term B advance to refinance existing debt of Legrand SA and its subsidiaries;

  •
  the bridge facility was cancelled; and

  •
  the borrowing base facility was fully drawn (€300 million, including €80 million to Legrand SA; €138 million to Legrand SNC; and €82 million to Legrand Holding, Inc.) between December 30, 2002 and January 8, 2003 to refinance the existing debt of Legrand SA and its subsidiaries and, as of June 30, 2003, €230 million has been repaid and remains available for further drawing and €70 million remains outstanding.

Revolving Facility

        The revolving facility is undrawn, and remains available (subject to certain conditions) to FIMAF and the other borrowers. Any amounts drawn under the revolving facility shall be used for the working capital and general corporate requirements of FIMAF and its subsidiaries, arising after or on the date of the closing of the acquisition of Legrand (excluding any payment of the purchase price for the shares of Legrand SA or the payment of fees, costs and expenses incurred by Lumina Parent or any of its subsidiaries in connection with the acquisition of Legrand and its financing) and can be made available in the form of an advance under the revolving facility, an advance on one or more ancillary facilities in a maximum aggregate amount of €100 million or in the form of bank guarantees.

Borrowing Base Facility

        The borrowing base facility provides for maximum borrowings equal to the lesser of €300 million or an amount equal to 80% of the charged eligible receivables. Receivables are eligible if they, among other things, relate to goods or services which have already been supplied, are not more than 60 days overdue, are not in dispute, have arisen in the normal course of business, do not exceed certain limitations on the total amount of eligible receivables relating to a single borrower and in respect of which the finance parties may take a first priority security assignment or equivalent security. The obligations of the borrowers under the borrowing base facility are secured by a charge, pledge or assignment of certain eligible receivables as security for such obligations, the Receivables Charge.

Interest Rates and Fees

        The interest rate on each advance under the senior credit facilities for each interest period is the rate per annum determined by the facility agent to be the aggregate of the applicable (x) margin (see below), (y) (a) the rate per annum equal to the offered quotation which appears (i) on Telerate Screen page 248 (or any replacement page on that service) or (ii) if no Telerate service is available, any other service which displays an average European banking federation interest settlement rate which the facility agent, after consultation with the lenders under the senior credit facility and FIMAF, selects

((i) and (ii) together, the screen rate); or (b) (if no screen rate is available for the particular interest period of the relevant Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the facility agent at its request quoted by the reference banks to lending banks in the European interbank market, at or about 11.00 am (Brussels time) on the applicable date for fixing the rate for the relevant Advance (in the case of an advance denominated in euro); or (i) the rate per annum equal to the offered quotation which appears (a) on Telerate Screen page 3750 or (as appropriate) 3740 (or any replacement pages on that service) or (ii) if no Telerate service is available, on any other service which displays an average British bankers association interest settlement rate for the relevant currency which the facility agent, after consultation with the lenders under the senior credit facility and FIMAF, selects ((i) and (ii) together, the screen rate); or (b) (if no screen rate is available for the particular interest period of the relevant Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the facility agent at its request quoted by the reference banks to lending banks in the London Interbank market, at or about 11.00am on the applicable date for fixing the rate for the currency of the relevant Advance (in the case of an advance denominated in a currency other than euro) and (z) any mandatory cost. Interest accrues daily from and including the first day of an Interest Period (as defined in the senior credit agreement) and is calculated on the basis of a 360 day year or (in the case of a Sterling advance) a 365 day year.

        The margins for the term A advance, the term B advance, the term C advance, the borrowing base facility and the revolving facility are 2.25%, 2.75%, 3.25%, 2.25% and 2.25% respectively. There is a margin adjustment mechanism in relation to the margin applicable to the term A advance, the term B advance, the borrowing base facility and the revolving facility which can be triggered at any time after the first anniversary of the date of the closing of the acquisition of Legrand if our and our subsidiaries' quarterly consolidated management accounts delivered to the facility agent show that for the last four accounting quarters ending on the date on which such accounts are most recently drawn up, the ratio of our total net debt to EBITDA is below the thresholds set out in the senior credit agreement (in which case the applicable margin will be reduced to the amount specified in the senior credit agreement).

        Pursuant to the senior credit agreement, FIMAF, Legrand SA and the relevant subsidiaries of Legrand SA are obligated to pay the following fees to the Lenders:

  •
  an agency fee in an amount of €300,000 annually;

  •
  with respect to the revolving facility, 0.625% annually on the daily aggregate amount of the undrawn portion of the revolving facility minus the amount of any ancillary facility made available under the senior credit agreement;

  •
  with respect to the borrowing base facility, 0.625% annually on the daily aggregate amount of the undrawn portion of the borrowing base facility;

  •
  a commission at a rate equal to the margin applicable to the revolving facility on the relevant lender's maximum actual and/or contingent liability from day to day in respect of any bank guarantee issued by that lender under the revolving facility, payable quarterly in arrear; and

  •
  0.125% per annum from day to day on the maximum actual and/or contingent liability of the issuing bank lender under any bank guarantee issued under the revolving facility.

        All fees payable under the senior credit agreement are payable exclusive of any value added tax or other similar tax charge on or in connection with those fees.

Guarantee

        The guarantors under the senior credit agreement include FIMAF, Legrand SA, Legrand SNC, Legrand Holding, Inc., Pass & Seymour, Inc., The Wiremold Company Inc., Ortronics, Inc., PB Finelectric BV, Pammelec, Sarl, Desmag SA, BTicino de Mexico SA de CV, EEI Electric BV, BTicino

NV, BTicino Quintela SL, Legrand UK Limited, Legrand Electrics Limited, Power Centre Limited, Wiremold Limited, AE Chessy SAS, and The Watt Stopper Holding, Inc.

        Each guarantor, subject to certain legal limitations set out in the senior credit agreement, irrevocably and unconditionally and jointly and severally (i) guarantees to each lender and the other finance parties punctual performance by each borrower and guarantor, other than Lumina Financing 1, of all such obligor's obligations under the senior credit agreement and (ii) undertakes with each lender and finance party under the senior credit agreement that whenever an obligor other than Lumina Financing 1 does not pay any amount when due under or in connection with any senior finance document (other than the senior funding bonds), that guarantor shall immediately pay that amount as if it were the principal obligor and (iii) indemnifies each finance party immediately upon demand against any cost, loss or liability suffered by that finance party as a result of the guarantee being unenforceable, invalid or illegal.

        The obligations of each subsidiary guarantor extend to the ultimate balance of all amounts payable under the senior credit agreement, regardless of any intermediate payment or discharge in whole or in part. However, to comply with local laws, the obligations of the guarantors are subject to limitations on the amounts guaranteed (which may be contained in the senior credit agreement or an accession document by which a subsidiary becomes a guarantor under the senior credit agreement). With respect to guarantees by subsidiaries incorporated in the United States, the maximum liability thereunder is limited to the amount which can be guaranteed by such guarantor under applicable United States federal and state laws relating to the insolvency of debtors. Furthermore, limitations are placed on guarantees of the obligations of US holding companies in respect of guarantees by their subsidiaries and pledges of the stock of their subsidiaries where such guarantees would have material adverse tax consequences for such US obligor. Each guarantee by a French guarantor is limited to (i) a guarantee of the obligations of such guarantor's subsidiaries under the senior credit agreement and (ii) a guarantee of the obligations of each other obligor, but limited to an amount equal to the amounts borrowed (directly or through intercompany loan) by such French guarantor under the senior credit agreement. Guarantees by the Luxembourg entities are limited to the greater of a percentage of current "own funds" (capitaux propres) or own funds on the date of the guarantee. Other guarantees are limited under similar provisions.

        Subject to certain conditions, FIMAF shall procure that any of our subsidiaries which accounts for five percent or more of the EBITDA or our or our subsidiaries' total sales or gross assets shall become a guarantor within ten business days of meeting such five percent threshold provided that the granting of any such guarantee is not prohibited by law of the respective jurisdiction of the relevant subsidiary.

Security

        Lumina Financing 1 and certain of our subsidiaries provided direct security for their own obligations under the senior credit agreement. This security included:

  •
  a pledge granted by Lumina Financing 1 over a securities account holding the senior funding bonds;

  •
  a pledge granted by Lumina Financing 1 over its bank accounts;

  •
  an assignment of rights by Lumina Financing 1 under the Share Purchase Agreement, the senior funding bonds, the senior funding bonds guarantee and each security document described under "—senior funding bonds";

  •
  all security described under "—senior funding bonds," to secure the senior credit agreement and the senior funding bonds; and

  •
  pledges and security interests granted by Legrand SA over shares in certain material subsidiaries (including Legrand SNC), business, receivables, bank accounts, certain intellectual property and certain other French assets; granted by certain US subsidiaries of Legrand SA (including The

    Wiremold Company) over shares in material subsidiaries, real and intellectual property and receivables; granted by EEI BV over the shares in BTicino SpA; by Legrand SNC over its business, bank accounts and receivables.

        Each obligor and certain of our material subsidiaries agreed to grant such further security over its material assets as is legally possible and reasonably practicable and not unreasonably costly (including pledges of shares of certain material subsidiaries, other subsidiaries with material assets, assignments of receivables and pledges over certain bank accounts).

        Each of the foregoing security documents is limited by the terms of the intercreditor deed, pursuant to which the maximum amount that can be secured by any mortgage granted over plant, property and equipment by Legrand SA and certain of its subsidiaries pursuant to the senior credit facility is limited to that amount that can be granted under the indenture related to the $400 million 8.5% yankee bonds, or yankee bonds, without creating a requirement to cause the yankee bonds to be equally and rateably secured by such collateral. See "—Intercreditor Deed" and "—$400 million 8.5% yankee bonds due February 15, 2025."

Undertakings

        The senior credit agreement contains certain negative undertakings that restrict us and each other obligor (and each obligor agrees to procure that its subsidiaries will comply with such undertakings) subject to certain customary and other agreed exceptions from, among other things:

  •
  amalgamating, merging or consolidating with or into any other person or being the subject of any reconstruction;

  •
  making a material change to the nature of its business which would result in a material change to the business of the group taken as a whole;

  •
  amending or agreeing to amend its constitutional documents or allowing its subsidiaries to amend or agree to amend their constitutional documents to the extent that any such amendment would have material adverse effect on a Lender or any other finance party;

  •
  in the case of Lumina Parent, Lumina Participation, Lumina Financing 1, ourselves and FIMAF, carrying on any business or acquiring any assets which would result in a material change to our and our subsidiaries' business taken as a whole;

  •
  selling, transferring, licensing, leasing out or otherwise disposing of any of its assets (or permitting any of its subsidiaries to do any of such things);

  •
  creating or permitting to subsist any security interest over any part of its assets or the assets of its subsidiaries;

  •
  acquiring any assets or shares or allowing its subsidiaries to acquire any assets or shares;

  •
  entering into any joint venture, partnership or similar arrangement;

  •
  incurring or permitting to be outstanding any financial indebtedness or allowing its subsidiaries to incur or permit to be outstanding any financial indebtedness;

  •
  granting or making available any guarantee;

  •
  making any loans or granting any credit to any person and allowing its subsidiaries to make any loans or grant any credit to any person;

  •
  entering into any derivative instrument;

  •
  agreeing to any amendment or waiver of any terms of the Equity Documents, the acquisition of Legrand documents and certain other documents;

  •
  allotting or issuing any shares or equity securities or allowing its subsidiaries to allot or issue and shares or equity securities;

  •
  redeeming, purchasing, retiring or otherwise acquiring any shares or warrants issued by it or otherwise reducing its capital or allowing its subsidiaries to do the same;

  •
  declaring or paying any dividend or making any other distribution or payment of interest or any other amounts on or in respect of its share capital or any class of its share capital or allowing its subsidiaries to do the same;

  •
  making any repayment of principal or payment of interest under any subordinated finance documents (including the subordinated intercompany funding loan) except as permitted under the intercreditor deed;

  •
  making any payment to the consortium members or any of their affiliates by way of a management, royalty or similar fee or allowing its subsidiaries to do the same and, in the case of FIMAF, making any payment to its direct or indirect shareholders by way of a management, royalty or similar fee;

  •
  being a party to any contractual or similar restriction by which any company in the group is prohibited from making loans, transferring assets or making any payment of dividends, distributions of income or other amounts to its holding company or allowing its subsidiaries to do the same; and

  •
  making any payments other than as they fall due under the terms of the subordinated perpetual notes, or TSDIs, the $400 million 8.5% yankee bonds and the related derivative instruments, as discussed below.

        The senior credit agreement also requires each obligor to observe certain affirmative undertakings, including but not limited to, undertakings related to (i) the maintenance of all consents, filings, authorizations and status, (ii) our and our subsidiaries' consolidation for tax purposes (Intégration Fiscale) and ensuring that such consolidated French tax regime will be in place by the financial year commencing January 2003, (iii) implementation of the minority buy-out offer of shares of Legrand, (iv) insurance, (v) intellectual property, (vi) the payment of taxes, (vii) pension schemes, (viii) the implementation of policies regarding upstreaming cash flows, (ix) compliance with the relevant laws, rules and regulations relating to the environment, (x) transaction documents and (xi) information and accounting.

Financial Covenants

        The senior credit agreement contains financial covenants, comprising:

  •
  Minimum net interest coverage;

  •
  Minimum cash flows coverage;

  •
  Maximum net total and senior leverage; and

  •
  Maximum annual capital expenditures.

Maturity

        The advances under the term A advance are to be repaid in installments commencing on September 30, 2003, then December 31, 2003 and thereafter semi-annually and continuing through to the date falling seven years after the date of the closing of the acquisition of Legrand. The advances under the term B advance are to be repaid in two equal semi-annual installments, the first installment falling on the date 180 days prior to the second installment and the second installment on the eighth anniversary of the date of the closing of the acquisition of Legrand. The advances under the term C advance are to be repaid in two equal semi-annual installments, the first installment falling on the date 180 days prior to the second installment and the second installment on the ninth anniversary of the date of the closing of the acquisition of Legrand. Each advance under the borrowing base facility is to be repaid on the maturity date of such advance and amounts repaid may (subject to satisfaction of the conditions contained in the senior credit agreement) be redrawn provided, however, that all amounts outstanding under the borrowing base facility shall be repaid in full on the seventh anniversary of the date of the closing of the acquisition of Legrand. Each advance under the revolving facility is to be repaid on its maturity date and amounts repaid may be redrawn, provided, however, that all amounts outstanding under the revolving facility shall be repaid in full on the seventh anniversary of the date of the closing of the acquisition of Legrand. The revolving facility provides that, for a period of at least fifteen consecutive days during the period of twelve months which commences on the date that the acquisition of Legrand occurs, the amounts outstanding under the revolving facility shall be reduced so as not to exceed €50 million. Such period started on December 10, 2002 and has already expired.

Prepayments

        For the purposes of the following, original equity investors means KKR and Wendel and listing means admission to trading of all or part of the share capital of Legrand or any holding company of Legrand or any material subsidiary on any recognized investment exchange in any jurisdiction or country.

        A Borrower under any term facility may prepay all or any part of a term advance at any time provided that (i) the facility agent has received no less than four business days' irrevocable notice from FIMAF, (ii) any partial prepayment is in a minimum amount of €10,000,000 and, if greater, an integral multiple of €2,500,000 and (iii) if paid on a day other than on the last day of the interest period for the relevant term advance the relevant borrower indemnifies the lenders against any loss other than consequential and incidental loss (including loss of profit other than consequential loss and excluding the margin) incurred as a result of prepayment on such other date.

        All senior credit facilities will be cancelled and reduced to zero and all loans under the senior credit agreement must be prepaid upon the occurrence of certain change of control events, including:

  •
  at any time prior to a listing, the original equity investors cease to be the owners of more than 50.1% of our equity share capital on a fully diluted basis or of equity share capital having the right to cast more than 50.1% of votes capable of being cast in our general meetings on a fully diluted basis; or

  •
  until the earlier of a listing or the second anniversary of the date of the closing of the acquisition of Legrand, any original equity investor ceases to be the owner of more than 20% of our equity share capital on a fully diluted basis (excluding certain shares and rights to shares of Legrand or any other holding company of Legrand subscribed by officers and employees of the Legrand group) or of equity share capital having the right to cast more than 20% of votes capable of being cast in our general meetings on a fully diluted basis (excluding certain shares and rights to shares of Legrand or any other holding company of Legrand subscribed by officers and employees of the Legrand group); or

  •
  at any time on or following a listing, the original equity investors cease to be the owners of more than 33.3% of the equity share capital and of the equity share capital having the right to cast more than 33.3% of the votes capable of being cast in our general meeting on a fully diluted basis (excluding certain shares and rights to shares of Legrand or any other holding company of Legrand subscribed by officers and employees of the Legrand group) or any person (other than the original equity investors) or a group of persons acting in concert are the owners of equity share capital having the right to cast a greater percentage on a fully diluted basis (excluding certain shares and rights to shares of Legrand or any other holding company of Legrand subscribed by officers and employees of the Legrand group) of votes capable of being cast in our general meetings than such percentage then owned by the original equity investors, unless at such time the original equity investors have the right or the ability to elect or designate for election a majority of the members of our board of directors.

        If a listing occurs which is of Legrand, its material subsidiaries or any of the holding companies of Legrand and does not result in a change of control as described above, then:

  •
  each borrower will, on the settlement date of such Listing (date de réglement-livraison) prepay advances outstanding under the senior credit facilities with the proceeds received from the Listing net of certain related fees, costs and expenses until the ratio of total net debt as of such prepayment date to EBITDA for the four previous accounting quarters is equal or less than 3.5:1; and

  •
  thereafter, 50% of the proceeds received from the listing, net of certain related fees, costs, expenses and taxes, in excess of the amount required for the purposes of the provision (i) above must be applied in prepayment to the senior credit facilities in the order of application provided under the senior credit agreement, and the remaining 50% of the proceeds from the listing can be applied or retained as FIMAF elects.

        In addition, there are mandatory prepayments required to be made upon the occurrence of certain other events such as asset disposals, warranty claims, insurance claims, report claims, excess cash flows and receipt of swap proceeds.

Conditions to further borrowings

        The conditions to drawing under the borrowing base facility include that the proposed drawing will cause neither the original amounts nor the outstanding amounts of borrowing base facility advances, either in the aggregate or with respect to a particular borrowing base facility borrower, to exceed 80 percent in relation to the amount of eligible receivables charged as security under the borrowing base facility either in the aggregate or with respect to a particular borrower. The foregoing conditions do not apply during a grace period lasting from the date of the closing of the acquisition of Legrand to the date falling six months thereafter.

        If a certificate setting forth certain information regarding outstanding drawings and eligible receivables delivered to the facility agent demonstrate that the above thresholds are exceeded, the senior credit agreement requires that such excess be either prepaid or eliminated by the charging of additional eligible receivables.

        With respect to both the borrowing base facility and revolving credit facility, drawings under such facilities are subject to the further conditions precedent that, on the date the drawdown is requested, and on the drawdown date, (i) no default has occurred and is continuing or will occur as a result of that drawing and (ii) certain representations and warranties specified in the senior credit agreement are repeated and are true with reference to the facts then existing, and will remain true immediately after the drawing is made.

Events of Default

        The senior credit agreement sets out certain events of default customary for leveraged acquisition financings, the occurrence of which would allow the lenders to accelerate all outstanding loans and terminate their commitments.

Derivative Agreements

        The obligors (or their subsidiaries) are required under the senior credit agreement, no later than 60 days after the date that the acquisition of Legrand occurs, to enter into hedging agreements with such of the lenders who are hedging lenders to ensure that, for a period of at least three years from the date that the acquisition of Legrand occurs, we and our subsidiaries have hedged interest rate exposure on terms satisfactory to the facility agent in relation to at least 50% of the aggregate amount of all debt instruments having a floating interest rate. In the first week of February 2003, we entered into arrangements pursuant to which the variable interest rate on €600 million of borrowings under the senior credit facility has been capped.

Fiduciary Arrangements with respect to Lumina Financing 1

        On December 10, 2002, Lumina Participation, Dexia Banque Internationale a Luxembourg the fiduciary, The Royal Bank of Scotland plc and Credit Suisse First Boston London Branch entered into a fiduciary agreement whereby Lumina Participation transferred to the fiduciary all of its shares in Lumina Financing 1 together with all rights associated thereto. The fiduciary undertakes to act upon the instructions and the orders of Lumina Participation until the fiduciary receives a notice of an event of default under the senior credit agreement. Upon receipt of notice of an event of default the fiduciary undertakes to act upon the written instructions of the facility agent under the senior credit agreement. In particular, the fiduciary shall upon receipt of a notice of an event of default or acceleration under the senior credit agreement declare an event of default under the senior funding bonds and shall take all appropriate steps to enforce its rights against FIMAF under the senior funding bonds. The fiduciary has no other obligation under the fiduciary agreement except those expressly set out therein, bears no economic or legal risk and is subject to no liability except for gross negligence or willful misconduct.

        The fiduciary shall receive annual remuneration payable by Lumina Participation in the amount equal to €30,000 per annum and a one time set up fee of €5,000. The fiduciary may upon prior written consent of the facility agent assign its rights and duties under the fiduciary agreement. The fiduciary agreement shall be terminated upon unconditional discharge in full, to the satisfaction of the facility agent, of all obligations outstanding under the senior credit agreement.

Senior Funding Bonds

        On December 10, 2002, FIMAF issued senior funding bonds subscribed to by Lumina Financing 1 in the aggregate amount of €1,335 million, pursuant to the senior funding bonds subscription agreement, dated July 26, 2002, as amended and restated on December 5, 2002, the senior funding bonds. The proceeds from the issuance of the senior funding bonds were used by FIMAF to purchase shares of Legrand in connection with the acquisition of Legrand. The interest on the senior funding bonds accrues at a rate equal to the amount of interest due and payable under the term A, B and C advances of the senior credit agreement. See "—Senior Credit Facilities—Interest Rates and Fees." FIMAF will pay interest accrued on each senior funding bond in arrear on the last day of each interest period for the relevant senior funding bond and also, where that interest period is longer than six months, on the last day of each consecutive period of six months from (and including) the first day of that interest period. The senior funding bonds are redeemable on the dates on which the term A advance, term B advance, term C advance of the senior credit agreement mature. See "—Senior Credit Facilities—Maturity." Payments on the senior funding bonds shall rank senior, pursuant to the intercreditor deed, to any payment due and payable under the subordinated intercompany funding loan.

        The amounts due under the senior funding bonds are guaranteed by the senior funding bonds guarantee (see "—Senior Funding Bonds Guarantee") and secured pursuant to various security agreements entered into by ourselves and certain of its material subsidiaries where permitted by applicable law, including:

  •
  a pledge granted by us over a securities account holding the shares we own issued by FIMAF;

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  a pledge granted by us over our tax consolidation bank accounts;

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  a pledge granted by FIMAF over a securities account holding the shares it owns issued by Legrand;

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  a pledge granted by FIMAF over its bank accounts;

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  a delegation granted by FIMAF of certain rights held by it under the Share Purchase Agreement;

  •
  pledges granted by certain of our subsidiaries (including our material Dutch, US, and Mexican subsidiaries, but excluding our material French subsidiaries) of shares of certain of our material subsidiaries, including BTicino Mexico, BTicino SpA, Pass & Seymour, Inc., The Wiremold Company, Inc. and Legrand Holding, Inc., among others;

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  a pledge granted by EEI B.V. over receivables;

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  a debenture granted by certain of our UK subsidiaries; and

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  security over accounts, inventory, receivable and other assets granted by certain of our US subsidiaries.

        Each of the foregoing security documents is limited by the terms of the intercreditor deed, pursuant to which the maximum amount that can be secured by any mortgage granted over plant, property and equipment by Legrand and certain of its subsidiaries in relation to the senior funding bonds is limited to such amount that can be so secured under the indenture related to the $400 million 8.5% yankee bonds, or yankee bonds, without creating a requirement to cause the yankee bonds to be equally and rateably secured by any such collateral. See "—Intercreditor Deed" and "—$400 million 8.5% Yankee bonds due February 15, 2025."

Senior Funding Bonds Guarantee

        Pursuant to the senior funding bonds guarantee entered into on December 10, 2002, among FIMEP and certain of our subsidiaries (including PB Finelectric BV, Desmag SA, BTicino de Mexico SA de CV, EEI Electric BV, Pass & Seymour, Inc., The Wiremold Company and Ortronics, Inc.) (collectively, the senior funding bonds guarantors) and Lumina Financing 1 (the senior funding bonds guarantee) and, in consideration of Lumina Financing 1's subscription to the senior funding bonds, the senior funding bond guarantors irrevocably and unconditionally (i) guaranteed to Lumina Financing 1 punctual performance by FIMAF, of its obligations under the senior funding bonds, (ii) undertook with Lumina Financing 1 that whenever FIMAF does not pay any amount when due under or in connection with any senior funding bond, to immediately on demand pay that amount as if it were the principal obligor and (iii) agreed to indemnify Lumina Financing 1 immediately on demand against any cost, loss or liability suffered by Lumina Financing 1 if the guarantee by FIMEP to pay Lumina Financing 1 any amount due under or in connection with any senior funding bond, as if it were the principal obligor, or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal.

        The obligations of each subsidiary guarantor extend to the ultimate balance of all amounts payable under the senior funding bonds regardless of any intermediate payment or discharge in whole or in part. However, to comply with local laws, the obligations of the guarantors are subject to limitations on the amount guaranteed which are contained in the senior funding bonds guarantee. With respect to guarantees by subsidiaries incorporated in the United States, the maximum liability thereunder is limited to the amount which can be guaranteed by such guarantor under applicable United States federal and state laws relating to the insolvency of debtors. Furthermore, limitations are placed on guarantees of the obligations of US holding companies in respect of guarantees by their subsidiaries and pledges of the stock of their subsidiaries where such guarantees would have material adverse tax consequences for such US obligor. Guarantees by the Luxembourg entities are limited to the greater of a percentage of current "own funds" (capitaux propres) or own funds on the date of the guarantee. Other guarantees are limited under similar provisions.

Corporate Services Agreement

        On December 10, 2002, Lumina Financing 1 and Lumina Participation entered into a corporate services agreement, the corporate services agreement whereby Lumina Participation agreed to carry out certain administrative duties under the senior credit agreement with respect to Lumina Financing 1 together with any duties and obligations reasonably ancillary to them. Lumina Participation shall (i) carry out all general company, secretarial, registrar and administration services, (ii) prepare, keep and audit the accounts of Lumina Financing 1 and (iii) provide all necessary staff and facilities for Lumina Financing 1, including registered office and other administrative and general corporate services.

        In addition to the general corporate services, Lumina Participation undertakes to provide Lumina Financing 1 with certain services relating to certain of Lumina Financing 1's obligations under the senior credit agreement. Lumina Financing 1 shall reimburse Lumina Participation on demand for its reasonable documented expenses. Lumina Participation shall be entitled to assign its rights and obligations under the corporate services agreement to either ourselves or FIMAF.

Intercreditor Deed

        In connection with the acquisition of Legrand and the financing thereof, Lumina Parent entered into an intercreditor deed dated July 26, 2002 as amended and restated on December 5, 2002, the intercreditor deed with, among others, us, FIMAF, Lumina Financing 1, GP Financière New Sub 1, SCS (NewSub 1), Lumina Participation, the lenders under the senior credit agreement, the facility agent, the security agent and the trustee for the holders of notes (upon accession).

Order of Priority

        The intercreditor deed provides that the following order of priority shall apply to the satisfaction of obligations:

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  First, all money and liabilities now or in the future due, owing or incurred under the senior credit agreement and related documents, including the senior funding bonds, together with all accruing interest and all related losses and charges, and any liabilities due to any hedging lender, in relation to the senior credit agreement.

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  Second, all money and liabilities now or in the future due, owing or incurred to us by FIMAF under the subordinated intercompany funding loan, together with all accruing interest and all related losses and charges.

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  Third, all money and liabilities now or in the future due, owing or incurred to the holders of the subordinated shareholder PIK loan and, on an equal basis, all money and liabilities now or in the future due, owing or incurred to (x) any Equity Investor, or (y) Schneider; together with all accruing interest and all related costs charges and expenses.

        The parties to the intercreditor deed agree that no guarantee (and no security interest) will be granted by Lumina Financing 1, ourselves or any of our subsidiaries without the prior consent of the facility agent.

Subordination of Investor Obligations and vendor PIK loan

        The parties to the intercreditor deed agreed that until after (i) the date on which all amounts due under the facilities provided pursuant to the senior credit agreement have been repaid in full and all commitments of the Lenders under the senior credit agreement have expired, the Senior Discharge Date, and (ii) except to the extent that such payments, guarantees and security would not be restricted by the indenture, the date on which all amounts due under the notes have been repaid in full and all commitments of the holders of the notes to us have come to an end in accordance with the indenture:

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  Lumina Parent will not, and will procure that none of its subsidiaries will, and no obligor will, make any payment, dividend, distribution of any kind (other than our shares at the time of admission to trading on any stock exchange of all or any part of the share capital of Lumina Parent, Lumina Participation, ourselves, FIMAF, Lumina Financing 1, NewSub 1 or Legrand or any material subsidiary of Legrand) to (x) the Equity Investors or (y) Schneider subject to certain limited exceptions;

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  no obligor will, and each obligor will procure that none of its subsidiaries will, create or permit to subsist any security interest or any guarantee in respect to any debt owing to the Equity Investors or Schneider;

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  neither Lumina Parent nor NewSub 1 will make any payment, dividend or any distribution of any kind whatsoever in respect or on account of the vendor PIK loan, except to the extent permitted pursuant to the terms thereof; and

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  we will not make, and NewSub 1 will not receive, any payment, dividend or distribution of any kind whatsoever in respect or on account of the subordinated shareholder PIK loan, except to the extent expressly permitted pursuant to the terms of the intercreditor deed.

Restrictions on Actions in respect of certain investor documents and the vendor PIK loan

        The parties to the intercreditor deed agreed that neither Lumina Parent nor any of its subsidiaries shall without the prior consent of the facility agent, and, except to the extent that any action would not be restricted under the indenture, the prior consent of the trustee:

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  take any action, on or before the senior discharge date, without the prior consent of the facility agent, and, except to the extent any action would not be restricted under the indenture, the prior consent of the trustee, which would make any principal, interest, distribution or other sum payable under the investors' agreement and any other existing or future document or agreement providing for payment of any amount to any Equity Investor in its capacity as Equity Investor or Schneider under the vendor PIK loan on a date earlier or more frequently than that provided in the relevant document at the date of the intercreditor deed;

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  agree to or take any action to amend any investor document which would result in any obligor under the senior credit agreement or any related document being subject to more onerous obligations (including financial covenants) as a whole than those existing at the date of the intercreditor deed or which would conflict with any provision of the intercreditor deed;

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  create or transfer rights and/or obligations under any investor document, unless simultaneously with that creation or transfer the relevant transferee agrees to be bound by the provisions of the intercreditor deed by entering into a creditor accession deed, as set out in the intercreditor deed (unless such transferee is already a party to the intercreditor deed); or

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  amend the vendor PIK loan in any manner.

Subordination of obligations under the Subordinated Intercompany Funding Loan

        Subject to no default under the senior credit agreement having occurred and continuing, Lumina Parent or FIMAF may pay to the relevant persons all costs and expenses payable on or about the date of the closing of the acquisition of Legrand. Prior to the senior discharge date, the intercreditor deed provides that FIMAF may only make the following payments or distributions relating to the subordinated intercompany funding loan:

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  interest (not principal) in an amount not exceeding the aggregate amount of the interest payable by us under the notes,

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  additional amounts with respect to the notes (whether by way of additional interest or otherwise (but not principal)) (including in respect of any liquidated damages payable under the registration rights agreement relating to the notes), and

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  principal on the subordinated intercompany funding loan (on or after the tenth anniversary of the issue of the notes), interest and any other amounts on the notes.

        The right to make such payments will be suspended if:

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  there is a payment default under the senior credit agreement in an aggregate amount exceeding €500,000 from the date such default occurs until the default has been waived or remedied; or

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  after a non-payment default under the senior credit agreement, the facility agent has served a notice on FIMAF and ourselves suspending payments on the subordinated intercompany funding loan until the earliest of:

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  179 days after the notice was served on FIMAF and ourselves by the facility agent;

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  the date on which the senior default has been waived or remedied or has ceased to exist; or

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  all amounts owing under the senior credit agreement have been repaid in full and the commitments of the lenders under the senior credit agreement have expired.

Restrictions on Enforcement Action in Respect of the Subordinated Intercompany Funding Loan

        Prior to the senior discharge date, we have (subject to the next paragraph) undertaken (without the prior written consent of the facility agent) not to:

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  demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of the debt under the subordinated intercompany funding loan;

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  redeem all or any part of the debt under the subordinated intercompany funding loan (including any right of set-off or combination of accounts);

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  exercise or enforce any security right or any other rights under any other document or agreement against any obligor in relation to (or given the support of) the debt under the subordinated intercompany funding loan;

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  petition for or take any other steps which may lead to any insolvency, liquidation, reorganization, administration or dissolution proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving any obligor: or

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  exercise any rights to remove or replace directors of Lumina Financing 1.

        Notwithstanding the above (and subject to French law restrictions on such enforcement), we may take enforcement action in respect of payments which are due but unpaid under the subordinated intercompany funding loan if:

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  (x) a court makes an order, or the board of directors or shareholders of FIMAF has passed a resolution for winding up, dissolution or bankruptcy of FIMAF, or (y) a liquidator, administrator or receiver in respect of substantially all of FIMAF's assets is appointed;

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  a default has occurred under the notes, and:

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  the holders of the notes or the trustee has given notice in writing to the facility agent specifying the default concerned; and

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  a period of not less than 179 days has elapsed from the date the facility agent received the notice relating to such default (a standstill period); and

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  at the end of such standstill period, the relevant default is continuing unremedied and unwaived.

Restrictions on Value Transfers

        Prior to the senior discharge date, and thereafter only if restricted by the terms of the indenture, neither we nor any of our subsidiaries may make any payment to Lumina Parent, ourselves or any of the subsidiaries of Lumina Parent other than FIMAF or any of its subsidiaries, except:

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  payments otherwise permitted by the intercreditor deed;

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  unless a default under the senior credit agreement has occurred and is continuing, payments if and only to the extent that Lumina Financing 1, Lumina Parent, FIMAF, any of its subsidiaries or ourselves requires the monies for one or more of the following purposes:

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  taxes, duties, similar fees payable by it in the ordinary course of business; or

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  fees and expenses properly incurred in the ordinary course of business to auditors and legal advisers and usual operating costs and expenses; or

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  legal fees and any filing, listing, registration or similar fees, costs and expenses incurred in connection with the issuing, listing and/or registration of any document relating to the senior credit agreement and the facilities provided thereunder, the subordinated intercompany funding loan, the notes or any liquidated damages payable under any registration rights agreement relating to the notes. See "The Exchange Offer;" or

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  customary and reasonable remuneration of board members (jeton de présence) of Lumina Parent, and certain of its subsidiaries other than FIMAF or any of its subsidiaries; or

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  fees, costs and expenses payable under any documents relating to this offering of the notes and the investors' agreement if permitted by the provisions of the intercreditor deed; or

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  payments to us pursuant to operation of the tax consolidation groupings (intégration fiscale); or

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  unless a default under the senior credit agreement has occurred which is continuing, payment of dividends to us to the extent such dividends are not prohibited by the provisions of the senior credit agreement, the subordinated intercompany funding loan and the indenture, and if the sum referred to in the second and fourth bullet points above exceeds €100,000 (or its equivalent) on any one occasion or aggregates more than €200,000 (or its equivalent) in any of our or our subsidiaries' financial year (disregarding for this purpose sums paid (i) on or about the date of the closing of the acquisition of Legrand or (ii) in connection with the issuance or exchange of the notes), FIMAF has given not less than ten business days' notice of the proposed payment in writing to the facility agent; provided that the aggregate of all such sums (excluding, for these purposes, sums in respect of the payment of taxes which are payable) shall not exceed €1,000,000 per annum (disregarding for this purpose sums paid (i) on or about the date of the closing of the acquisition of Legrand or (ii) in connection with the issuance or exchange of the notes), at any time without the prior consent of the facility agent. The foregoing restrictions to the amounts that may be payable do not apply to taxes payable in Luxembourg by Lumina Financing 1 and Lumina Parent provided that such taxes do not exceed €280,000 and €110,000 annually with respect to Lumina Financing 1 and Lumina Parent, respectively.

Subordination and restrictions on enforcement in respect of the Subordinated Shareholder PIK Loan

        Pursuant to the intercreditor deed, the subordinated shareholder PIK loan is subordinated to the Senior Credit Facility and the notes. Payments on the subordinated shareholder PIK loan are not permitted while any amount is outstanding under the Senior Credit Facility or, unless such payments would be permitted under the terms of the indenture, thereafter for so long as any notes are outstanding. The intercreditor deed also provides that NewSub 1, as holder of the subordinated shareholder PIK loan, may take no enforcement action in respect of the subordinated shareholder PIK loan.

Turnover

        The parties to the intercreditor deed have agreed in relation to the subordinated intercompany funding loan that (except with respect to payments otherwise permitted by the intercreditor deed), prior to the senior discharge date, the recipient or beneficiaries of all payments or distributions on the subordinated intercompany funding loan, proceeds from an enforcement action related to the subordinated intercompany funding loan, payments or distribution in respect of the purchase or other acquisition of the subordinated intercompany funding loan or any discharge of the subordinated intercompany funding loan, by set-off, combination of accounts or otherwise, will promptly pay such amounts and distributions received to the Security Agent.

        Substantially identical provisions apply in relation to the subordinated shareholder PIK loan. NewSub 1 also agrees pursuant to the priority deed to turn over moneys improperly received to any person entitled to it (including the trustee).

Vendor PIK loan

        In accordance with the provisions of the Share Purchase Agreement, Schneider made available to NewSub 1 a €150 million unsecured term loan facility to finance part of the acquisition of Legrand and the related costs and expenses. The loan bears interest at a fixed rate of 5.5% per annum, commencing on the date of the closing of the acquisition of Legrand. The interest on the vendor PIK loan accrues annually and is capitalized at the end of each such interest period. No expenses, commissions or other fees are payable to Schneider, except as specifically provided in the vendor PIK loan document. The loan has a 13-year maturity but may be prepaid prior thereto following repayment in full of the notes.

        The vendor PIK loan is structurally subordinated to all of our and our subsidiaries' other debt, including the subordinated shareholder PIK loan.

The Subordinated Shareholder PIK Loan

        We have issued on the date of the offering of the initial notes, subordinated shareholder payment-in-kind bonds in the aggregate amount equal to approximately €1,156 million to NewSub 1, the subordinated shareholder PIK loan. The issue of the subordinated shareholder PIK loan was made by way of a private placement and took place outside France. Interest on the subordinated shareholder PIK loan shall accrue at a rate equal to 5 per cent per annum and is payable on the maturity date of the subordinated shareholder PIK loan. The subordinated shareholder PIK loan has a final maturity date in 2026.

Subordinated Intercompany Funding Loan

        FIMAF borrowed on the date of the closing of the offering an advance under the subordinated intercompany funding loan which was funded by us with (i) the proceeds from the offering of the notes and (ii) the consideration received by us from NewSub 1 in connection with the refinancing of amounts outstanding under the mezzanine credit agreement.

        The subordinated intercompany funding loan consisted of two tranches: a euro tranche with an aggregate principal amount of approximately €1.8 billion, and a US dollar tranche with an aggregate principal amount of $1,000.

        The subordinated intercompany funding loan is repayable on demand and upon the occurrence of certain insolvency events in respect of FIMAF. However, the loan may not be repaid or prepaid, except to facilitate or otherwise accommodate or reflect a redemption or repurchase of outstanding notes by us or if extinguished in connection with a merger of FIMAF and us. Where any redemption premium is payable by us in respect of notes to be redeemed or repurchased, a repayment premium of an equivalent amount will be payable by FIMAF in respect of the subordinated intercompany funding loan in order to facilitate such redemption or repurchase.

        Interest on the subordinated intercompany funding loan accrues at a rate equal to 7% per annum and is payable two business days prior to each interest payment date on the notes. Interest on the subordinated intercompany funding loan is payable in cash, except that, at FIMAF's election, payment of the amount by which any such interest otherwise payable under the subordinated intercompany funding loan exceeds the total of (A) interest on the notes, (B) Additional Amounts and (C) additional interest, in each case, payable in cash on the next succeeding interest payment date with respect to the notes may, at FIMAF's option, be deferred until such time as FIMAF elects to make such payment in cash or the date when the subordinated intercompany funding loan is paid in full. The interest payments due to the registrant from FIMAF under the subordinated intercompany funding loan are sufficient to cover the interest payments due from FIMEP to the holders of the notes. The registrant will be entitled to receive from FIMAF approximately €126 million annually as interest due under the subordinated intercompany funding loan, while the amount of interest due on the notes on an annual basis is approximately €63 million (based on the euro-U.S. dollar exchange rate as of July 18, 2003 of $1.00 = €0.89). At FIMAF's election, FIMAF may elect to satisfy any cash interest payment on the subordinated intercompany funding loan through the payment of the dollar equivalent of the euro-denominated interest payment. The subordinated intercompany funding loan is subject to the provisions of the intercreditor deed. See "Description of Other Indebtedness—Intercreditor Deed."

        The subordinated intercompany funding loan is subordinated to all existing and future FIMAF senior debt. The subordinated intercompany funding loan is contractually subordinated in right of payment, pursuant to the terms of the existing intercreditor deed, to the senior credit facility.

Subordinated Perpetual Notes and Related Loans (TSDIs)

        In December 1990 and March 1992, Legrand SA issued three series of subordinated perpetual notes, or TSDIs, through a private placement, in an aggregate nominal value amount of Fr3,000 million (€457 million) in 1990 and Fr2,000 million (€305 million) in 1992, respectively. The TSDIs were issued at par. The TSDIs have no stated due date or maturity and Legrand SA has no obligation to redeem them unless it carries out a voluntary dissolution, the term for which it has been constituted expires (unless it is extended), is subject to liquidation, or a final judgment is entered ordering the sale of the entire business of Legrand (cession totale de l'entreprise). Upon any redemption, payment of the principal amount of the TSDIs is subordinated to the payment in full of all other creditors of Legrand, other than any outstanding participating loans (prêts participatifs) or participating securities (titres participatifs).

        Legrand is required to repurchase the TSDIs if it cannot legally pay additional amounts for a tax withholding resulting from a change in tax regulations.

        Legrand is entitled to repurchase or arrange for a third party to repurchase the outstanding TSDIs at any time in certain exceptional circumstances. If it does so, it will be entitled to receive in December 2005 and March 2007 amounts equal to the capitalized value of the lump sump amounts initially paid (see below).

        Legrand is required to pay interest semi-annually on the TSDIs at a rate indexed to EURIBOR, the European inter-bank offered rate (or at a fixed rate for two series of TSDIs in an aggregate nominal value of Fr 375 million (€57 million)), but effective only for the first fifteen years following each issuance. At the time of each issuance, Legrand entered into agreements with third parties under which the third parties agreed to purchase the TSDIs from the holders fifteen years after issuance. The third parties agreed to waive all rights to interest on the TSDIs once they purchase them from the holders. In return, Legrand made lump sum payments to the third parties equal to €100 million with respect to the 1990 TSDIs, and €77 million with respect to the 1992 TSDIs. In accordance with French tax regulations, interest payments with respect to the TSDIs are tax deductible for the portion of such interest computed on the net proceeds (i.e., the nominal amount less the lump sum payments mentioned above) of each issuance of TSDIs.

        As of December 31, 2002, the TSDIs outstanding have nominal value of €457 million and €305 million, respectively and an aggregate net book value of €158 million.

        The TSDIs are subordinated in accordance with article L.228-97 of the French Commercial Code (code de commerce) allowing companies to issue debt instruments which will be repaid only to the extent that other creditors, except for lenders of participating loans (prêts participatifs) or holders of participating securities (titres participatifs) have been repaid. However, only the principal amount of the TSDIs is subordinated. Interest payments and arrears of interest rank equally with the claims of all other unsecured creditors of Legrand.

        Legrand hedged the interest payments on the TSDIs by entering into 15-year interest rate swap agreements, with, among others, Credit Suisse First Boston International, an affiliate of one of the Initial Purchasers. These interest swap arrangements also provide that Legrand must post cash collateral if the swap counterparty's exposure to the credit risk of Legrand exceeds then posted amounts, calculated on a mark to market basis every two weeks. However, the swap counterparty can require such posting only after its exposure exceeds a threshold tied to Legrand SA's credit rating. Following the acquisition of Legrand, Legrand SA's credit rating resulted in the threshold being set at zero, and the counterparties' exposure resulted in Legrand SA being obliged to deposit €76 million in an account pledged to the swap counterparty. Any further requirement to post cash collateral should arise solely from fluctuations in interest rates and not from further changes in Legrand SA's credit rating. In addition, as required by the Senior Credit Facility, Legrand SA (except with respect to the Fr 100 million TSDIs issued in March 1992) opened TSDIs prepayment accounts with the facility agent under the senior credit agreement, into which Legrand deposited €74 million. Amounts on deposit with the facility agent will be released from these accounts on a periodic basis for repayment of the TSDIs in accordance with the terms set out in the senior credit agreement. Solely for the purpose of collateralizing the swaps relating to the TSDIs, Legrand may charge, pledge or assign all or part of the amounts standing to the credit in the TSDIs prepayment accounts. Any such charge shall not prevent the releases from the TSDIs prepayment accounts as scheduled.

$400 million 8.5% Yankee bonds due February 15, 2025

        In 1995, following a number of acquisitions outside France, Legrand issued $400 million 8.5% debentures due February 15, 2025, or yankee bonds, in an offering registered with the SEC.

        The yankee bonds constitute direct, unsecured obligations of Legrand and rank equally with all other unsecured indebtedness of Legrand. The yankee bonds are effectively subordinated to the facilities made available pursuant to the senior credit agreement at the Legrand corporate level and are structurally subordinated to the facilities made available pursuant to the senior credit agreement at any Legrand operating subsidiary. The yankee bonds are structurally senior to the notes and to amounts drawn by FIMAF under the facilities made available pursuant to the senior credit agreement.

Undertakings

        The indenture entered into by Legrand and Bankers Trust Company as trustee in favor of the debenture holders places certain restrictive covenants on Legrand and its subsidiaries (subject to certain customary and agreed exceptions). The indenture restricts Legrand and its subsidiaries from, among other things, (i) issuing, incurring, creating, assuming or guaranteeing any indebtedness for or in respect of borrowed money secured by a mortgage, security, interest, pledge, lien upon any plant, property or equipment without effectively equally or rateably securing the yankee bonds (subject to the following paragraph), (ii) engaging in any sale and leaseback transaction or (iii) merging, consolidating or conveying, transferring or leasing substantially all of its properties or assets to any other person.

        Notwithstanding the foregoing, the yankee bonds indenture provides that Legrand SA and its subsidiaries may create security interests in respect of indebtedness where such security interest would otherwise not be permitted (and without equally and ratably securing the yankee bonds) if immediately after giving effect thereto, the aggregate amount of all indebtedness secured over plant, property and equipment (other than specifically permitted security interests) does not exceed the greater of (i) approximately €90 million and (ii) the difference between Legrand SA's consolidated retained earnings for the then-most recent fiscal year and Legrand SA's consolidated retained earnings at December 31, 1993.

Redemption

        Legrand cannot redeem the yankee bonds, except that in the event of certain changes in French tax laws, Legrand may, at its option, redeem the yankee bonds, in whole but not in part, at the principal amount thereof plus accrued interest. If Legrand is required to pay additional amounts pursuant to the terms of the yankee bonds but cannot do so under applicable law, Legrand is obligated to redeem the yankee bonds, in whole but not in part, at the principal amount thereof plus accrued interest, unless the holders of a majority in principal amount of the yankee bonds elect not to require Legrand to redeem the yankee bonds.

Put Right

        In the event of a hostile change of control, each holder of yankee bonds can require Legrand to repurchase its yankee bonds in whole or in part at par plus accrued interest on the date of repurchase. A hostile change of control will be deemed to have occurred if, after the date of the indenture relating to the yankee bonds, any person or group of persons acting in concert shall have made an offer to the shareholders of Legrand for the acquisition of their shares, which offer has not been recommended by the board of directors of Legrand, but which nevertheless results in such person or group of persons acquiring control of Legrand. Control is defined in article L.233-3 of the French Commercial Code (code de commerce). The board of directors of Legrand recommended the acquisition of Legrand of its shares by the consortium on July 22, 2002.

Events of Default

        The indenture relating to the yankee bonds defines an event of default as:

  •
  default for 30 days in payment on any interest on the yankee bonds;

  •
  default in any payment of principal on the yankee bonds when such principal is due;

  •
  default by Legrand in the performance of any other of the covenants and agreements in respect of the yankee bonds which shall not have been remedied within 60 days after written notice by the yankee bonds trustee to Legrand or by holders of at least 25% in principal amount of the yankee bonds given to the trustee, specifying that such notice is a notice of default under the indenture;

  •
  the issuance, occurrence, creation, assumption or guarantee by any of Legrand's subsidiaries of any financial indebtedness secured by a mortgage upon any plant, property or equipment, without effectively equally or rateably securing the yankee bonds, in contravention of the indenture, or the entry of any subsidiary into a sale and leaseback transaction, except in accordance with the terms of the indenture;

  •
  certain events involving the bankruptcy, insolvency or reorganization of Legrand; or

  •
  an event of default under any indenture or instrument under which Legrand or its subsidiaries has at least $20 million principal amount of indebtedness for borrowed money, involving the failure to pay the principal of such indebtedness or the acceleration of such indebtedness, that has not been annulled within 30 days of the notice thereof; provided that Legrand or its subsidiaries do not remedy or cure such event of default or the holders of the yankee bonds do not waive such event of default.

        The indenture provides that holders of the yankee bonds may not institute any legal action or proceeding against Legrand under the indenture unless the following conditions are met:

  •
  such holder has given the trustee written notice of default and the continuance thereof;

  •
  the holders of not less than 25% in aggregate principal amount of the yankee bonds have made a written request to the trustee to institute such proceedings in the trustee's own name, offering the trustee a reasonable indemnity; and

  •
  upon receipt of such notice and indemnity, the trustee has refused for sixty days to institute such proceedings.

Hedging Arrangements

        The total amount of the yankee bonds is hedged by dollar denominated assets and cash flows of Legrand. Legrand is therefore not exposed to fluctuations in the dollar/euro exchange rate. At the time of the issuance of the yankee bonds, Legrand SA entered into a 30-year interest rate swap agreement. At the beginning of February 2003, Legrand SA entered into a cross currency swap arrangement as a result of which the variable interest rate on the yankee bonds was swapped into a fixed 4.6% rate. The interest swap agreements entered into by Legrand SA in connection with the yankee bonds provide for collateral arrangements whereby Legrand SA must post cash collateral in a pledged account if exposure of the counterparty under its swap agreements with Legrand SA increases as calculated on a mark-to-market basis. As of December 31, 2002, however, there was a significant asset related to this swap arrangement. This asset was realized at approximately $61.5 million on April 15, 2003.

SNC Debt

        We conduct certain aspects of our operations through managed partnerships, French sociétés en nom collectif, which have many of the same characteristics of partnerships, including unlimited joint and several liability of each member of such partnership for the debts and other liabilities of the other members. The partnerships in which we participate, all of which are fully consolidated, have aggregate liabilities amounting to €130 million as of December 31, 2002.

Other Indebtedness

        In addition to our indebtedness described above, Legrand and certain of our other consolidated subsidiaries have entered into capital leases and commercial paper arrangements and have credit or overdraft facilities pursuant to either written or oral agreements with commercial banks. As of December 31, 2002 we also had €754 million of other debt under such capital leases, commercial paper arrangements and overdraft facilities as of December 31, 2002.

DESCRIPTION OF THE NOTES

General

        The following description is a summary of the material provisions of the indenture, the notes and the assignment agreement related to the subordinated intercompany funding loan. We urge you to read the indenture because it, and not this description, defines your rights as holders.

        The dollar notes and the euro notes were issued, in global registered form, pursuant to the indenture, which was dated February 12, 2003, by and between the Issuer and the Trustee. Copies of the form of the indenture may be obtained by prospective purchasers from the Issuer upon request and, for so long as the notes are listed on the Luxembourg Stock Exchange, The Bank of New York (Luxembourg) S.A., our Luxembourg listing agent. See "Where You Can Find Other Information." Following the issuance of the Exchange Notes (as defined below) or the effectiveness of a Shelf Registration Statement (as defined below) with respect to the notes, the indenture is subject to and governed by the US Trust indenture Act of 1939. The terms of the notes include the terms stated in the indenture and those made part of the indenture by reference to the US Trust indenture Act.

        Certain terms used in this description are defined below under the caption "—Certain Definitions." Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the indenture. In this description, the "Issuer" refers to FIMEP SA only, and not to its subsidiaries; "FIMAF" refers to FIMAF SAS only, and not to its subsidiaries; and "Legrand" refers to Legrand SA and not to any of its subsidiaries. Unless the context requires otherwise, references to "notes" for all purposes of the indenture and this Description of Notes include the euro notes, the dollar notes, and any exchange notes and Additional Notes (as defined below) that are issued.

Summary of the Notes

        The notes:

  •
  are general unsubordinated obligations of the Issuer, which is a holding company with no operations and no material assets other than the shares of FIMAF and the subordinated intercompany funding loan;

  •
  have the benefit of the assignment agreement;

  •
  are the only Indebtedness of the Issuer other than the subordinated shareholder PIK loan;

  •
  rank senior to the subordinated shareholder PIK loan; and

  •
  are effectively subordinated to Indebtedness of the Issuer's Subsidiaries, including Indebtedness under the existing senior credit facility, and the senior funding bonds.

Listing of the Notes

        The euro notes and the dollar notes are listed on the Luxembourg Stock Exchange. It is expected that the exchange notes will be listed on the Luxembourg Stock Exchange upon completion of the exchange offer.

Ranking of the Notes

        The Issuer is a holding company and is the indirect parent (through FIMAF) of Legrand. The Issuer's operations are conducted exclusively through FIMAF's subsidiaries. Furthermore, the Issuer has no material assets, other than the shares of FIMAF and the subordinated intercompany funding loan.

        As a consequence of the foregoing, the Issuer's ability to make payments under the notes is entirely dependent upon payments from its subsidiaries. In turn, the ability of those subsidiaries to make payments to the Issuer is dependent on the results of operations and cash flows of those subsidiaries. Furthermore, the ability of those subsidiaries to distribute their earnings to the Issuer by way of dividends, distributions, interest, returns on investments (including repayment of loans) and other payments is subject to various restrictions imposed by corporate law or under debt instruments, including restrictions imposed by the existing senior credit facility, the intercreditor deed and the subordinated intercompany funding loan. Future Indebtedness of those Subsidiaries will likely limit or prohibit such payments. Please see "Description of Other Indebtedness—Senior Credit Facilities" and "Description of Other Indebtedness—Intercreditor Deed."

Restricted Subsidiaries and Unrestricted Subsidiaries

        All of the Issuer's Subsidiaries are Restricted Subsidiaries. However, in the circumstances described below under the "Certain Covenants—Limitation on Restricted Payments," the Issuer will be permitted to designate certain of its Subsidiaries (other than FIMAF) as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

The Subordinated Intercompany Funding Loan

        The Issuer used the proceeds of the dollar notes and the euro notes to fund, in part, the subordinated intercompany funding loan (in the principal amount of approximately €1.8 billion). Please see "The Acquisition and Related Transactions."

        Subject to the intercreditor deed, the subordinated intercompany funding loan is payable on demand or upon the occurrence of certain insolvency events in relation to FIMAF. However, the loan may not be repaid or prepaid, except to facilitate or otherwise accommodate or reflect a redemption or repurchase of outstanding notes by the Issuer or if extinguished in connection with a merger of the Issuer and FIMAF. Where any redemption premium is payable by the Issuer in respect of notes to be redeemed or repurchased, a repayment premium of an equivalent amount shall be payable by FIMAF in respect of the subordinated intercompany funding loan in order to facilitate such redemption or repurchase.

        Interest on the subordinated intercompany funding loan accrues at a rate equal to 7% per annum with effect from the Issue Date. Interest is payable semi-annually in arrears two Business Days prior to each interest payment date on the notes. Interest on the subordinated intercompany funding loan is payable in cash, except that, at FIMAF's election, payment of the amount by which any such interest otherwise payable under the subordinated intercompany funding loan exceeds the total of (A) interest on the notes, (B) Additional Amounts and (C) additional interest, in each case, payable in cash on the next succeeding interest payment date with respect to the notes may be deferred until such time as FIMAF elects to make such payment in cash or the date when the subordinated intercompany funding loan is paid in full. At FIMAF's election, FIMAF may elect to satisfy any cash interest payment on the subordinated intercompany funding loan through the payment of the dollar equivalent of the euro-denominated interest payment.

        The subordinated intercompany funding loan is subordinated in right of payment to all FIMAF senior debt and is subject to the existing intercreditor deed. Please see "Description of Other Indebtedness—Subordinated Intercompany Funding Loan."

        FIMAF is a holding company which is the direct parent of Legrand. FIMAF's operations are conducted exclusively through its subsidiaries. Furthermore, FIMAF has no material assets, other than the shares of Legrand. As a consequence of the foregoing, FIMAF's ability to make payments under the subordinated intercompany funding loan and, in turn, the Issuer's ability to make payments on the notes, is entirely dependent upon payments from its subsidiaries. In turn, the ability of those subsidiaries to make payments to FIMAF is dependent on the results of operations and cash flows of those subsidiaries. Furthermore, the ability of those subsidiaries to distribute earnings to FIMAF by way of dividends, distributions, interest, returns on investments (including repayment of loans) and other payments is subject to various restrictions contained in their debt instruments, including restrictions imposed by the existing senior credit facility and the intercreditor deed. Please see "Description of Other Indebtedness—Senior Credit Facilities" and "Description of Other Indebtedness—Intercreditor Deed." Future Indebtedness of those subsidiaries will also likely limit or prohibit such payments.

French Insolvency Laws

        The Issuer and FIMAF are incorporated in France, and consequently, will be subject to French laws and proceedings affecting creditors including article 1244-1 of the French Civil Code (code civil), relates to voluntary judicial amicable settlement of debts proceedings (reglement amiable) and judicial reorganization or liquidation proceedings (redressement or liquidation judiciaire). In general, French reorganization or liquidation legislation favors the continuation of a business and protection of employment over the payment of creditors.

        Pursuant to article 1244-1 of the French Code civil, French courts may, in any civil proceeding involving the debtor, whether initiated by the debtor or the creditor, taking into account the debtor's financial position and the creditor's financial needs, defer or otherwise reschedule over a maximum period of two years the payment dates of payment obligations. In addition, pursuant to article 1244-1, if a debtor specifically initiates proceedings therefor, French courts may decide that any amounts, the payment date of which is thus deferred or rescheduled, will bear interest at a rate which is lower than the contractual rate (but not lower than the legal rate) and/or that payments made shall first be allocated to repayment of the principal. If a court order under article 1244-1 of the French Code civil is made, it will suspend any pending enforcement measures, and any contractual interest or penalty for late payment will not accrue or be due during the period ordered by the court.

        A company may initiate, in its sole discretion, voluntary judicial amicable settlement of debts proceedings (règlement amiable) with respect to itself, provided it (i) is able to pay its due debts out of its available assets and (ii) experiences legal, economic or financial difficulties or cannot obtain financing suited to its needs and possibilities. At the request of the company, the competent court enters an order appointing a conciliator (conciliateur) to help the company reach agreement with its creditors for reducing or rescheduling its indebtedness in order to resolve its difficulties. The company's major creditors must be a party to the agreement in order for it to be approved by the court.

        In the context of voluntary judicial amicable settlement of debts proceedings (règlement amiable), which may last up to four months, French courts have the power (a) for the duration of the proceedings, to prohibit a company from paying any prior debts and its creditors from pursuing any legal proceedings against it to (i) obtain the payment of such debts, (ii) terminate an agreement with the company for failure to pay a monetary amount or (iii) seize or attach any of its assets; and (b) to defer or otherwise reschedule the company's payment obligations over a maximum period of two years, pursuant to article 1244-1 of the French Civil Code (code civil).

        Judicial reorganization or liquidation proceedings (redressement or liquidation judiciaire) may be initiated against a company incorporated in France if either:

  (a)
  it fails to perform its financial obligations pursuant to a voluntary judicial amicable settlement of debts proceeding (règlement amiable), such a proceeding being initiated at the sole discretion of the company, provided it (i) is unable to pay its due debts out of its available assets and (ii) experiences legal, economic or financial difficulties or needs financing which cannot be obtained at conditions in line with its possibilities;

  (b)
  it has undertaken to purchase the business of another insolvent company, after a period during which it leases such business, and fails to do so; or

  (c)
  it cannot pay its due debts out of its available assets (it is in cessation des paiements).

        Such proceedings may be initiated against a company: in the event of (a) above, by the public prosecutor, the company or a creditor party to the voluntary judicial amicable settlement; in the event of (b) above, by the court, the public prosecutor, the individual appointed by the court in particular to oversee the performance of the sale (commissaire à l'exécution du plan) or any interested party; or in the event of (c) above, by a company, a creditor, the court or the public prosecutor.

        A company is required to petition for insolvency proceedings within 15 days of becoming unable to pay its debts (cessation des paiements). If it does not, directors and, as the case may be, de facto managers, are subject to civil liability.

        The date upon which a company becomes unable to pay its debts (cessation des paiements) is deemed to be the date of the court order commencing judicial liquidation or reorganization proceedings. However, in the order commencing proceedings or in a subsequent order, a court may set the date when the company becomes unable to pay its debts when due (cessation des paiements) at an earlier date of up to 18 months prior to the court order commencing proceedings. The date when the company becomes unable to pay its debts when due (cessation des paiements) is important because it marks the beginning of the suspect period. Certain transactions undertaken during the suspect period may become void or voidable.

        The court order commencing the proceedings may order either the liquidation or the reorganization of the company. In the event of reorganization, an administrator appointed by the court investigates the business of a company during an initial observation period, which may last up to 20 months, and makes proposals for its reorganization, sale or liquidation. At any time during this observation period, the court can order the liquidation of the company. The outcome of the proceedings is decided by the court without a vote of the creditors.

        Void transactions include transactions or payments entered into during the suspect period that may constitute voluntary preferences for the benefit of some creditors to the detriment of other creditors. These include transfers of assets for no consideration, contracts under which the reciprocal obligations of the company significantly exceed those of the other party, payments of debts not due at the time of payment, payments made in a manner which is not commonly used in the ordinary course of business, security granted for debts previously incurred and provisional measures, unless the writ of attachment or seizure predates the date upon which a company becomes unable to pay its debts (cessation des paiements).

        Voidable transactions include transactions or payments made when due after the date when the company becomes unable to pay its debts when due (cessation des paiements), if the party dealing with the company knew that it was unable to pay its debts when due (cessation des paiements). Transactions relating to the transfer of assets for no consideration are also voidable when realized during the six-month period prior to the beginning of the suspect period.

        As a general rule, creditors domiciled in France whose debts arose prior to the commencement of the proceedings must file a claim with the creditors' representative within two months of the publication of the court order in the French Bulletin of Civil and Commercial Announcements (Bulletin Officiel des Annonces Civiles et Commerciales); this period is extended to four months for creditors domiciled outside France. Creditors who have not submitted their claims during the relevant period are barred from receiving distributions made in connection with the proceedings and their unasserted claims are extinguished. Employees are not subject to such limits and are preferential creditors under French law.

        From the date of the court order commencing the proceedings, the company is prohibited from paying debts outstanding prior to that date, subject to specified exceptions which essentially concern the set-off of inter-related debts and payments, authorized by the court, made to recover assets for which recovery is justified by the continued operation of the business. During this period, creditors may not pursue any legal action against the company with respect to any claim arising prior to the court order commencing the proceedings if the objective of such legal action is:

  •
  to obtain an order for or payment of a sum of money by the company to the creditor (however, the creditor may require that a court fix the amount due);

  •
  to terminate a contract for non-payment of amounts owed by the company; or

  •
  to enforce the creditor's rights against any assets of the company.

        Contractual provisions such as those contained in the indenture that would accelerate the payment of the company's obligations upon the occurrence of (i) the opening of judicial reorganization proceedings or (ii) the date on which the company ceases to be able to pay its debts (cessation des paiements), are not enforceable under French law.

        The administrator may elect to terminate or continue executory contracts (contrats en cours) provided that the company fully performs its post-petition contractual obligations.

        If the court adopts a judicial reorganization plan, it can set a time period during which the assets that it deems to be essential to the continued business of the debtor may not be sold without its consent and can reschedule the payment of debts owed by the company.

        French insolvency law assigns priority to the payment of certain preferential creditors, including employees, the bankruptcy court, officials appointed by the insolvency court as required by the insolvency proceedings, post-petition creditors, certain secured creditors, essentially in the event of liquidation and the French treasury.

The Assignment Agreement

        All Obligations of the Issuer under the indenture and the notes are secured by an assignment and charge, the assignment agreement, of all rights and benefits of the Issuer under (i) the subordinated intercompany funding loan and (ii) subject to the receipt of any required consent under the existing intercreditor agreement, any permitted subordinated funding loans.

        Subject to the intercreditor deed, upon the occurrence and during the continuance of a payment default under the notes (without giving effect to any applicable grace periods):

  (1)
  all powers and rights of the Issuer under the subordinated intercompany funding loan and (if applicable, any permitted subordinated funding loan) may be exercised by the Trustee (or such security agent or agent as is approved or appointed by the Trustee (any of them, together with the Trustee, the Trustee's Agent)) or any security trustee or agent as is approved or appointed by the holders of any Permitted Secured Public Indebtedness (the Additional Agent and, together with the Trustee's Agent, the Agents)); and

  (2)
  each Agent will exercise its powers of enforcement with respect to the subordinated intercompany funding loan and, if applicable, any permitted subordinated funding loan, for the benefit of the secured parties in accordance with the terms of the applicable assignment agreements and any Sharing Agreement.

        Each Agent will distribute all funds recovered under the assignment agreement and each permitted subordinated funding loan assignment agreement, and received by such Agent, for the benefit of the secured parties, under the assignment agreement or the permitted subordinated funding loan assignment agreement, as applicable, and in accordance with the provisions of any Sharing Agreement.

        The assignment agreement restricts the granting of any interest in the security over the subordinated intercompany funding loan or any permitted subordinated funding loan to Persons other than the Trustee's Agent, the Holders of the notes and the holders of any Permitted Secured Public Indebtedness (and any Additional Agent with respect to such holders), which benefit (and are permitted to benefit) from, security over such permitted subordinated funding loan; provided that, the Issuer enters into a permitted subordinated funding loan assignment agreement.

        Under any Sharing Agreement, each Agent will agree to cooperate and use its reasonable efforts to inform each other Agent of any default in respect of the notes or the Permitted Secured Public Debt, as applicable, waivers under such indebtedness and commencement of insolvency proceedings against FIMAF. In addition, each Agent will agree to notify each other Agent prior to taking enforcement in respect of the assignment agreement or any permitted funding loan assignment agreement and, if practical, consult to coordinate any such enforcement without, in any event, limiting its right to take such enforcement action if no agreement on coordination has been reached within three business days.

        The proceeds of enforcement of all such security will be applied against the Issuer's obligations under the notes and all Permitted Secured Public Indebtedness on a pro rata basis, on the basis of the principal amount of all such Indebtedness pursuant to the terms of the Sharing Agreement. Those amounts will be calculated, in relation to Indebtedness denominated in a currency other than euro, based on the spot rate of exchange of The Royal Bank of Scotland plc at 10:00 am London time on the date of receipt of such proceeds by the relevant Agent.

        The security created pursuant to the assignment agreement will be released (i) upon the full and final payment and performance of all Obligations of the Issuer under the indenture and the notes, (ii) with the consent of the Holders of more than 50% of the outstanding principal amount of the notes or (iii) upon the termination or extinguishment of the subordinated intercompany funding loan in connection with a merger, consolidation, amalgamation or other business combination of the Issuer and FIMAF.

Principal, Maturity and Interest

        The indenture provides for the issuance by the Issuer of dollar notes and euro notes on the Issue Date. Subject to compliance with the covenant described below under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital" and our other debt instruments, the Issuer may from time to time issue further notes ranking pari passu with each of the dollar notes and the euro notes, respectively, and with the same terms as to status, redemption and otherwise as such notes (save for the payment of interest accruing prior to the issue date of such further notes or for the first payment of interest following the issue date of such further notes). Such further notes will be consolidated and treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We refer to those further notes as "Additional Notes."

        The dollar notes and the euro notes are issued in denominations of $1,000 and €1,000, respectively, and integral multiples thereof. The notes will mature on February 15, 2013.

        Interest on the dollar notes and euro notes accrues at the rate of 10.5% per annum and 11% per annum, respectively, and is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2003, to Holders of record on the immediately preceding February 1 and August 1. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date thereof. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In certain circumstances, the Issuer may be required to pay additional interest or Additional Amounts in cash on the notes as described below under "Exchange Offer and Registration Rights" and "Additional Amounts," respectively.

        If the due date for any payment in respect of any note is not a Business Day at the place in which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

Methods of Receiving Payment on the Notes

        Principal, premium, interest, additional interest, if any, and Additional Amounts, if any, on the Global Notes (as defined below) is payable at the specified office or agency of one or more Paying Agents (as defined below); provided that all such payments with respect to notes represented by one or more Global Notes registered in the name of or held by a nominee of DTC, Clearstream and/or Euroclear will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof.

        Principal, premium, interest, additional interest, if any, and Additional Amounts, if any, on Definitive Registered Notes (as defined below) is payable at the specified office or agency of one or more Paying Agents (as defined below) in each of the City of London, the Borough of Manhattan, City of New York and Luxembourg, in each case, maintained for such purposes. In addition, interest on the Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the register for the Definitive Registered Notes.

Paying Agent and Registrar for the Notes

        Pursuant to a paying agency agreement entered into amongst the Issuer, the Trustee, the Registrar, the transfer agents and the paying agents, each a Paying Agent, dated the Issue Date, the Paying Agency Agreement, the Issuer will maintain a Paying Agent for the notes in (i) the City of London, the Principal Paying Agent, (ii) Luxembourg, for so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, (iii) if, after the Issue Date, the Principal Paying Agent becomes obliged to withhold or deduct tax in connection with any payment made by it in relation to the notes, in another member state of the European Union (including any country which becomes a member of the European Union after the date of the indenture) where a paying agent would not be obliged to withhold or deduct such tax (any such paying agent appointed pursuant to this clause (iv) being referred to thereafter as, the Principal Paying Agent, and (v) in the Borough of Manhattan, City of New York. The initial Paying Agents are The Bank of New York, London Branch, in London, The Bank of New York (Luxembourg) S.A. in Luxembourg, and The Bank of New York, New York Branch, in New York.

        The Issuer will also maintain one or more registrars, each, a Registrar, with offices in the City of London, and a transfer agent in each of (i) the City of London, (ii) for so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, Luxembourg and (iii) from and after the issuance of any Definitive Registered Notes, in the Borough of Manhattan, City of New York. The initial Registrar is The Bank of New York, London Branch. The initial transfer agents are The Bank of New York, London Branch in London and The Bank of New York (Luxembourg) S.A. in Luxembourg. The Registrar and the transfer agent in London and the transfer agent in each of Luxembourg and New York maintain a register reflecting ownership of Definitive Registered Notes outstanding from time to time and make payments on and facilitate transfers of Definitive Registered Notes on behalf of the Issuer. Each transfer agent shall perform the functions of a transfer agent.

        Upon notice to the trustee, the Issuer may change any Paying Agent, Registrar or transfer agent and the Issuer may act as the Paying Agent; provided, however, that in no event may the Issuer act as Principal Paying Agent or appoint a Principal Paying Agent in any member state of the European Union where the Principal Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the notes unless the Principal Paying Agent would be so obliged if it were located in all other member states. For so long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or transfer agent in a newspaper having a general circulation in Luxembourg (currently expected to be the Luxemburger Wort) in accordance with the provisions set forth under "—Notices."

Transfer and Exchange

        Dollar notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the US Securities Act are represented by one or more global notes in registered form without interest coupons attached, collectively, the Dollar 144A Global Note and, together with the Euro 144A Global Note, the 144A Global Notes. Dollar Notes sold outside the United States pursuant to Regulation S under the US Securities Act are represented by one or more global notes in registered form without interest coupons attached, collectively, the Dollar Reg S Global Note and, together with the Dollar 144A Global Note, the Dollar Global Notes; and together with the Euro Reg S Global Note, the Reg S Global Notes. The 144A Global Notes and the Reg S Global Notes are collectively referred to herein as the "Global Notes."

        Euro notes sold within the United States to qualified institutional buyers pursuant to Rule 144A under the US Securities Act are represented by one global note in registered form without interest coupons attached, the Euro 144A Global Note. Euro notes sold outside the United States pursuant to Regulation S under the US Securities Act are represented by one global note in registered form without interest coupons attached, the Euro Reg S Global Note and, together with the Euro 144A Global Note, the Euro Global Notes.

        The Dollar Global Notes were deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The Dollar Global Notes may be transferred only to another nominee of DTC, to a successor of DTC and/or to a nominee of such successor.

        The euro notes in global form were deposited with a common depositary for Euroclear and Clearstream or its nominee. The Euro Global Notes may be transferred only to another nominee of DTC, Euroclear and/or Clearstream, to a successor of DTC, Euroclear and/or Clearstream and/or to a nominee of such successor.

        Ownership of interests in the Global Notes, Book-Entry Interests is limited to persons that have accounts with DTC, Euroclear and Clearstream or persons that may hold interests through such participants. Ownership of interests in the Book-Entry Interests and transfers thereof is subject to the restrictions on transfer and certification requirements summarized below and described more fully under "Notice to US Investors" and "Notice to Non-US Investors." In addition, transfers of Book-Entry Interests between participants in DTC, participants in Euroclear or participants in Clearstream can be effected by DTC, Euroclear or Clearstream pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream and their respective participants.

        Book-Entry Interests in a 144A Global Note, or the 144A Book-Entry Interests, may be transferred to a person who takes delivery in the form of Book-Entry Interests in a Reg S Global Note, or the Reg S Book-Entry Interests denominated in the same currency only upon delivery by the transferor of a written certification (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Regulation S under the US Securities Act. Prior to 40 days after the date of initial issuance of the notes, ownership of Reg S Book-Entry Interests was limited to persons that have accounts with Euroclear or Clearstream or persons who hold interests through Euroclear or Clearstream, and any sale or transfer of such interest to US persons was not permitted during such period unless such resale or transfer was made pursuant to Rule 144A. Subject to the foregoing, Reg S Book-Entry Interests may be transferred to a person who takes delivery in the form of 144A Book-Entry Interests denominated in the same currency only upon delivery by the transferor of a written certification (in the form provided in the indenture) to the effect that such transfer is being made to a person who the transferor reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A or otherwise in accordance with applicable transfer restrictions and any applicable securities laws of any state of the United States or any other jurisdiction.

        Any Book-Entry Interest that is transferred will, upon transfer, cease to be a Book-Entry Interest in the Global Note from which it was transferred and will become a Book-Entry Interest in the Global Note to which it was transferred. Accordingly, from and after such transfer, it will become subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in the Global Note to which it was transferred.

        If Definitive Registered Notes are issued, they will be issued only in denominations of $1,000 or €1,000 principal amount, as the case may be, and integral multiples thereof, upon receipt by the applicable Registrar of instructions relating thereto and any certificates, opinions and other documentation required by the indenture. It is expected that such instructions will be based upon directions received by DTC, Euroclear or Clearstream, as applicable, from the participant which owns the relevant Book-Entry Interests. Definitive Registered Notes issued in exchange for a Book-Entry Interest will, except as set forth in the indenture or as otherwise determined by the Issuer in compliance with applicable law, be subject to, and will have a legend with respect to, the restrictions on transfer summarized below and described more fully under "Notice to US Investors" and "Notice to Non-US Investors."

        Subject to the restrictions on transfer referred to above, dollar notes issued as Definitive Registered Notes may be transferred or exchanged, in whole or in part, in denominations of $1,000 in principal amount or integral multiples thereof, and euro notes issued as Definitive Registered Notes may be transferred or exchanged, in whole or in part, in denominations of €1,000 in principal amount or integral multiples thereof. In connection with any such transfer or exchange, the indenture requires the transferring or exchanging holder to, among other things, furnish appropriate endorsements and transfer documents, to furnish information regarding the account of the transferee at DTC, Euroclear or Clearstream, where appropriate, to furnish certain certificates and opinions, and to pay any taxes, duties and governmental charges in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

        Notwithstanding the foregoing, the Issuer is not required to register the transfer of any Definitive Registered Notes:

  (1)
  for a period of 15 calendar days prior to any date fixed for the redemption of the notes;

  (2)
  for a period of 15 calendar days immediately prior to the date fixed for selection of notes to be redeemed in part;

  (3)
  for a period of 15 calendar days prior to the record date with respect to any interest payment date; or

  (4)
  which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

Mandatory Redemption

        The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

Redemption

        At any time or from time to time on or prior to February 15, 2006, the Issuer may, at its option, redeem up to 40% in principal amount of the dollar notes, the Dollar Redemption Amount at a redemption price equal to 110.5% of the aggregate principal amount thereof, and up to 40% in principal amount of euro notes, the Euro Redemption Amount at a redemption price equal to 111.0% of the aggregate principal amount thereof, in each case, plus accrued and unpaid interest, additional interest, if any, and Additional Amounts, if any, to such redemption date, with the net proceeds of one or more Equity Offerings (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least $150 million, the Minimum Dollar Amount in principal amount of the dollar notes remains outstanding immediately after each such redemption of dollar notes and at least €100 million, the Minimum euro amount in principal amount of the euro notes remains outstanding immediately after each such redemption of euro notes; and provided further that, notwithstanding the immediately preceding proviso, (i) if (at the time of or as a consequence of any such redemption) the outstanding principal amount of the dollar notes is equal to or less than the Minimum Dollar Amount, net proceeds in an amount equal to the difference (as applicable) between (A) the Dollar Redemption Amount (calculated on the relevant redemption date) and (B) the net proceeds applied to redeem dollar notes on such redemption date may be applied to redeem euro notes in excess of the Euro Redemption Amount or (ii) if (at the time of or as a consequence of any such redemption) the outstanding principal amount of the euro notes would be equal to or less than the Minimum Euro Amount, net proceeds in an amount equal to the difference between (A) the Euro Redemption Amount (calculated on the relevant redemption date) and (B) the net proceeds applied to redeem euro notes on such redemption date may be applied to redeem dollar notes in excess of the Dollar Redemption Amount. Each such redemption shall occur within 60 days of the closing of the relevant Equity Offering.

        At any time or from time to time prior to February 15, 2008, the Issuer may redeem either or both series of the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice delivered to each Holder pursuant to the procedures described below under "—Selection and Notice," at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest, additional interest, if any, and Additional Amounts, if any, to such redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        At any time or from time to time on and after February 15, 2008, the Issuer may redeem either or both series of the notes, in whole or in part, upon not less than 30 nor more than 60 days' notice delivered to each Holder pursuant to the procedures described below under "—Selection and Notice," at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, additional interest, if any, and Additional Amounts, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) if the notes are redeemed during the twelve-month period beginning on February 15 in the years indicated below:

Year	Dollar Notes	Euro Notes
2008	105.250%	105.500%
2009	103.500%	103.667%
2010	101.750%	101.833%
2011 and thereafter	100.000%	100.000%

Selection

        If less than all notes of either series will be redeemed, the Trustee will select the notes to be redeemed in the manner described under "—Selection and Notice" below.

Redemption for Taxation Reasons

        The Issuer may, at its option, redeem all but not part of either or both series of notes, at any time upon giving not less than 30 nor more than 60 days' notice to the Holders thereof, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption, (a Tax Redemption Date) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and all Additional Amounts (see "—Additional Amounts"), if any, then due and which will become due on the redemption date as a result of the redemption or otherwise, if the Issuer determines in good faith that, as a result of:

  (1)
  any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) affecting taxation which becomes effective after the issuance of the notes on the Issue Date; or

  (2)
  any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change in position becomes effective after the issuance of the notes on the Issue Date;

the Payer (as defined below) is, or on the next interest payment date in respect of that series of notes would be, required to pay Additional Amounts on such series of notes and the Payer cannot avoid such obligation by taking reasonable measures available to it (including, for the avoidance of doubt, the appointment of a new Principal Paying Agent in accordance with the first paragraph under "—Paying Agent and Registrar for the Notes"). Notice of redemption for taxation reasons will be given in accordance with the procedures described below under "—Selection and Notice."

        Notwithstanding the foregoing, no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the relevant series of notes were then due. In any event, prior to the publication or mailing of any notice of redemption of the relevant series of notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of independent tax counsel of recognized standing reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee will accept such opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

        For the avoidance of doubt, the Issuer will not be entitled to redeem the notes as a consequence of the announcement or adoption of any EU Directive on the taxation of savings income similar to the draft directive published on 19 July 2001, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Additional Amounts

        All payments made by the Issuer and its successors, each, a Payer on the notes are made without withholding or deduction for, or on account of, any taxes, assessments or other governmental charges unless the withholding or deduction of such taxes is then required by law. If any deduction or withholding for, or on account of, any taxes, assessments or other governmental charges imposed by (1) the jurisdiction where such Payer is organized or otherwise considered to be a resident for tax purposes, (2) any jurisdiction from or through which the Payer makes a payment on the notes or (3) any political organization or governmental authority of any of the foregoing having the power to tax, the Relevant Tax Jurisdiction will at any time be required in respect of any payments under the notes, the Payer will pay (to the extent lawful) to each Holder of a note such additional amounts, Additional Amounts, as may be necessary in order that the net amounts paid to such Holder will be not less than the amounts which such Holder would have received in respect of such payments in the absence of such withholding or deduction; provided, that the Payer will not be required to make any payment of Additional Amounts for or on account of:

  (1)
  any tax, assessment or other governmental charge which would not have been imposed but for (a) the existence of any present or former connection between such Holder or beneficial owner and the Relevant Tax Jurisdiction, including such Holder or beneficial owner being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, but excluding, in each case, any connection arising solely from the acquisition, ownership or disposition of such notes or the receipt of any payment in respect thereof or the exercise or enforcement of any rights under the indenture or the notes or (b) the presentation of a note (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

  (2)
  any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or other similar governmental charge;

  (3)
  any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payment of (or in respect of) principal, premium or interest on the notes;

  (4)
  any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or the beneficial owner of the note to comply with a written request of the Payer addressed to the Holder (and made at a time which would enable the Holder and/or beneficial owner acting reasonably to comply with that request) to provide certification, information, documents or other evidence concerning the nationality, residence or identity of the Holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

  (5)
  except in the case of the liquidation, dissolution or other winding-up of the Payer, any tax, assessment or other governmental charge which would not have been imposed but for the presentation of a note for payment (where presentation is required) in the Relevant Taxing Jurisdiction (unless by reason of the Payer's actions, presentment could not have been made elsewhere);

  (6)
  any tax, assessment or other governmental charge which is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the draft directive published on 19 July 2001 or any law implementing or complying with, or introduced in order to conform to, such Directive;

  (7)
  any tax, assessment or other governmental charge which could have been avoided by the presentation (where presentation is required) of the relevant note to another Paying Agent in a member state of the European Union; or

  (8)
  any combination of the above.

        Such Additional Amounts will also not be payable where, had the beneficial owner of the note been the Holder, it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (8) inclusive above.

        If the Payer will be obligated to pay Additional Amounts with respect to any payment made on the notes, the Payer will provide the Trustee as least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Payer shall notify the Trustee promptly thereafter) an Officers' Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Principal Paying Agent to pay Additional Amounts to Holders on the relevant payment date. The Issuer will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

        Upon request, the Payer will provide the Trustee with the official acknowledgement of the Relevant Tax Jurisdiction (or a certified copy thereof) evidencing the payment of the withholding taxes by the Payer. Copies of such documentation will be made available to the Holders or the Paying Agents, as applicable, upon request therefor.

        The Payer will pay all stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes which arise from the execution, delivery or registration of the notes, the indenture and the Assignment Agreement, and the initial resale of the notes by the Initial Purchasers and the enforcement of the indenture, the notes, the Assignment Agreement and/or any related agreement.

        All references in this prospectus to principal, premium and interest on the notes include Additional Amounts payable by the Payer in respect of such principal, premium and such interest.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below, the Change of Control Offer at a price in cash, the Change of Control Payment equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, additional interest, if any, and Additional Amounts, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following a Change of Control, the Issuer will give notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to purchase all notes on the Change of Control Payment Date specified in the notice given to the Holders pursuant to the procedures described below under "—Selection and Notice." If and for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the Issuer will publish a copy of such notice in a leading newspaper of general circulation in Luxembourg (which is expected to be the Luxemburger Wort). Such notice shall contain the following information:

  (1)
  a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of the Holders—Change of Control", and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase;

  (2)
  the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is given, the Change of Control Payment Date;

  (3)
  any note not properly tendered will remain outstanding and continue to accrue interest;

  (4)
  unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

  (5)
  Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the Principal Paying Agent at the address specified in the notice or to the Paying Agent at its office in Luxembourg prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, however, that in relation to any Book Entry Interest, a holder of such Book Entry Interests may exercise its option to have such Book Entry Interest purchased through the facilities of DTC, Euroclear and/or Clearstream, as applicable, in each case, subject to their rules and regulations;

  (6)
  Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes if the Principal Paying Agent receives, not later than the close of business on the last day of the Offer Period (as defined in the indenture), a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

  (7)
  if applicable, a Holder whose Definitive Registered Notes are being purchased in part will be issued new Definitive Registered Notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or €1,000 in principal amount, as the case may be, or an integral multiple thereof.

        Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Issuer will, and will cause its subsidiaries to, either (i) repay all outstanding Indebtedness (other than the notes) that prohibits the Issuer or its subsidiaries from funding any purchase by the Issuer of notes pursuant to the Change of Control Offer, or that prohibits the Issuer from repurchasing notes in a Change of Control Offer, or (ii) obtain the requisite consents, if any, under any such outstanding Indebtedness, in each case, necessary to permit the Issuer and its subsidiaries to fund the repurchase by the Issuer of notes pursuant to the Change of Control Offer and to permit the Issuer to repurchase the notes in a Change of Control Offer; provided that the failure to repay such Indebtedness or obtain such consent will not affect the Issuer's obligation to make a Change of Control Offer.

        The Issuer will comply with the requirements of Rule 14e-1 under the US Exchange Act and any other securities laws and regulations, including any securities laws of Luxembourg and France, to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Principal Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered;

  (3)
  deliver, or cause to be delivered, to the Trustee an Officers' Certificate setting forth the notes or portions thereof that have been tendered to and purchased by the Issuer in the Change of Control Offer;

  (4)
  deliver, or cause to be delivered, to the Principal Paying Agent the Global Notes in order to reflect thereon the portion of such notes or portions thereof that have been tendered to and purchased by the Issuer; and

  (5)
  deliver, or cause to be delivered, to the Trustee for cancellation all Definitive Registered Notes accepted for purchase by the Issuer.

        The Principal Paying Agent will promptly mail to each Holder of Definitive Registered Notes properly tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder of Definitive Registered Notes a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note will be in a principal amount of $1,000 or €1,000, as the case may be, or an integral multiple thereof. The Issuer will publicly announce (in accordance with the provisions described below under "—Selection and Notice") the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuer to make a Change of Control Offer will be applicable whether or not any other provisions of the indenture are applicable (unless notice of redemption has been given in respect of all of the notes pursuant to the provisions of the indenture described under "Optional Redemption").

        The Issuer will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

        Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require the Issuer to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. Nevertheless, the existence of a Holder's right to require the Issuer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer, its subsidiaries or a Holding Company of the Issuer in a transaction that would constitute a Change of Control.

        The existing senior credit facility requires, and future Indebtedness of the Issuer and/or its subsidiaries may require, the Issuer and/or its subsidiaries to repay or repurchase such other Indebtedness on the occurrence of certain events that would constitute a Change of Control. One or more of the events constituting a Change of Control could also constitute a default under future indebtedness of the Issuer and/or it subsidiaries. Moreover, so long as there are any outstanding borrowings or undrawn commitments under the existing senior credit facility, the intercreditor deed provides that:

  (1)
  FIMAF will not (and will procure that its subsidiaries do not) make any payment or distribution of any kind, including pursuant to the subordinated intercompany funding loan, which could be used to repurchase notes pursuant to a Change of Control Offer; and

  (2)
  FIMAF will procure that its subsidiaries will not make any payment or distribution to the Issuer which could be used to fund any purchase of notes upon a Change of Control.

        Consequently, any provision of funds to the Issuer to fund a repurchase of notes in a Change of Control Offer prior to the repayment in full of all amounts due under the existing senior credit facility would constitute a default under the existing senior credit facility, following which, payments on the subordinated intercompany funding loan are generally prohibited.

        If a Change of Control occurs at a time when the Issuer's subsidiaries are prohibited from making funds available (directly or indirectly) to the Issuer to fund a purchase of the notes, the Issuer and its subsidiaries could seek the consent of their lenders to fund the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If they did not obtain that consent or refinance those borrowings, the Issuer and its Subsidiaries would remain prohibited from making funds available (directly or indirectly) to fund a repurchase of the notes. In such case, any failure by the Issuer to purchase tendered notes would constitute an Event of Default under the indenture and the notes which would, in turn, constitute a default under the existing senior credit facility. In such circumstances, the intercreditor deed would generally prohibit payments to the Issuer under the subordinated intercompany funding loan.

        In any event, the ability of the Issuer and its subsidiaries to fund a repurchase of the notes following a Change of Control may be limited by their then existing financial resources. There can be no assurance, therefore, that the Issuer will have sufficient funds when necessary to make any required repurchase.

        The change of control events which could give rise to the Issuer's obligation to offer to purchase the notes are different from those included in the existing senior credit facility. Consequently, following certain changes of control, subsidiaries of the Issuer could be obligated to repay Indebtedness outstanding under the existing senior credit facility, but not obligated to offer to repurchase the Notes.

Asset Sales

        The indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

  (1)
  the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

  (2)
  except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

  (a)
  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than Subordinated Indebtedness), in each case, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing;

  (b)
  any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

  (c)
  any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, does not to exceed 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time such Designated Noncash Consideration is received and without giving effect to subsequent changes in value), shall be deemed to be "cash" for purposes of this provision and for no other purpose under the indenture or the notes.

        Within 365 days after receipt of the Net Proceeds of any Asset Sale by the Issuer or any Restricted Subsidiary, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

  (1)
  to permanently repay or redeem:

  (a)
  Obligations under Indebtedness (other than Subordinated Indebtedness) under the Credit Facilities (and to correspondingly permanently reduce commitments thereunder);

    (b)
    Obligations under Pari Passu Indebtedness; provided that (x) if the notes are then redeemable at the Issuer's option, the Issuer shall redeem or repay such Pari Passu Indebtedness only if the Issuer redeems notes (pro rata across each series) with an aggregate principal amount at least equal to the proportion that the total aggregate principal amount of notes outstanding bears to the sum of the total aggregate principal amount of notes outstanding plus the total aggregate principal amount outstanding of such Pari Passu Indebtedness and (y) if the notes are not then redeemable at the Issuer's option, the Issuer shall redeem or repay such Pari Passu Indebtedness only if the Issuer makes an offer to the Holders of each series of notes to purchase their notes in accordance with the provisions set forth below for an Asset Sale Offer for an aggregate principal amount of each series of notes that would otherwise be redeemed; or

    (c)
    Obligations under Indebtedness of a Restricted Subsidiary, other than (i) Indebtedness owed to the Issuer or another Restricted Subsidiary, (ii) Subordinated Indebtedness of FIMAF or (iii) Pari Passu Indebtedness of any Finance Subsidiary; or

  (2)
  to an investment in:

  (a)
  one or more businesses; provided that such investment is in the form of the acquisition of Share Capital and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Share Capital of such business such that such business constitutes a Restricted Subsidiary immediately following such investment;

  (b)
  capital expenditures of the Issuer or any of its Restricted Subsidiaries;

  (c)
  the acquisition of other assets,

    in each case, engaged in, or used or useful in, a Similar Business; provided, however, that any such investment made pursuant to a definitive agreement executed within 12 months following the date of the Asset Sale will satisfy this requirement even if the investment occurs more than 12 months after the Asset Sale so long as the investment is consummated within 12 months of the execution of the definitive agreement; and/or

  (3)
  to an investment in:

  (a)
  one or more businesses; provided that such investment is in the form of the acquisition of Share Capital and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Share Capital of such business such that it constitutes a Restricted Subsidiary immediately following such investment;

  (b)
  properties, or

  (c)
  other assets,

    in each case, that replace the business, property and/or assets that are the subject of such Asset Sale; provided, however, that any such investment made pursuant to a definitive agreement executed within 12 months following the date of the Asset Sale will satisfy this requirement even if the investment occurs more than 12 months after the Asset Sale so long as the investment is consummated within 12 months of the execution of the definitive agreement.

        Any Net Proceeds from an Asset Sale that are not applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds €25 million, the Issuer shall make an offer in accordance with the procedures set forth in the indenture, pro rata to all Holders of each series of notes and all holders of Pari Passu Indebtedness that contains provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount (on a pro rata basis) of each series of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, an Asset Sale Offer. The Asset Sale offer will provide for an offer price in cash in respect of the notes and any Pari Passu Indebtedness equal to 100% of the principal amount thereof, plus accrued and unpaid interest, additional interest, if any, and Additional Amounts, if any, to the date fixed for such purchase.

        The Issuer will commence each Asset Sale Offer within ten Business Days after the date on which the Excess Proceeds exceed €25 million by delivering the notice required pursuant to the terms of the indenture. To the extent the aggregate amount of notes and such other Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer and/or its Restricted Subsidiaries may use the remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the indenture. If the aggregate principal amount of notes and such other Pari Passu Indebtedness tendered by the Holders and the holders of such Pari Passu Indebtedness exceeds the Excess Proceeds, the notes of each series shall be selected for purchase on a pro rata basis and, in the case of such other Pari Passu Indebtedness, as the trustee or agent in relation thereto shall determine. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

        Pending the final application of any Net Proceeds pursuant to the above provisions, the Issuer and/or its Restricted Subsidiaries may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the US Exchange Act and any other securities laws and regulations, including any securities laws of Luxembourg and France, to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        So long as there are any outstanding borrowings or undrawn commitments under the existing senior credit facility, the intercreditor deed provides that:

  (1)
  FIMAF will not (and will procure that its Subsidiaries do not) make any payment or distribution of any kind, including pursuant to the subordinated intercompany funding loan, which could be used to repurchase notes pursuant to an Asset Sale Offer; and

  (2)
  FIMAF will procure that its Subsidiaries will not make any payment or distribution to the Issuer which could be used to fund any purchase of notes pursuant to an Asset Sale Offer.

        Consequently, any provision of funds to the Issuer to fund a repurchase of notes in an Asset Sale Offer prior to the repayment in full of all amounts due under the existing senior credit facility would constitute a default under the existing senior credit facility, following which, payments on the subordinated intercompany funding loan are generally prohibited.

Selection and Notice

        Save to the extent provided in connection with Asset Sale Offers, if less than all of the notes are to be purchased or redeemed at any time, the notes will be selected for purchase or redemption as follows:

  (1)
  if the notes to be purchased or redeemed are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed; or

  (2)
  if the rules of any such exchange do not provide any such requirements or if the notes to be redeemed or purchased are not listed on any securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate.

  No notes of $1,000 or €1,000, as the case may be, or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be given to each Holder pursuant to the procedures described below under "—Notice."

        If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. In relation to Definitive Registered Notes, a new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after any purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof tendered for purchase or called for redemption.

Certain Covenants

        Limitation on Restricted Payments.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger, consolidation, amalgamation or other combination involving the Issuer or any Restricted Subsidiary, other than:

  (x)
  dividends or distributions payable in Equity Interests (other than Disqualified Share Capital) of the Issuer; or

  (y)
  dividends or distributions by a Restricted Subsidiary on any class of its Share Capital so long as, in the case of any dividend or distribution by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary of the Issuer receives at least its pro rata share of such dividend or distribution (based on its ownership of the relevant class of Share Capital);

  (2)
  purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Company of the Issuer, including in connection with any merger, consolidation, amalgamation or other combination (in any case, held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer);

  (3)
  make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to any originally scheduled repayment, sinking fund payment or maturity date, any Subordinated Indebtedness, other than Indebtedness owing to the Issuer permitted under clause (7) of the second paragraph under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital;"

  (4)
  make any Restricted Investment; or

  (5)
  pay any interest on the subordinated shareholder PIK loan (other than by capitalization to principal) or on any other Shareholder Debt (other than by capitalization to principal or through the issuance of additional Shareholder Debt) issued pursuant to clause (15) of the second paragraph under "—Limitation on Incurrence of Indebtedness and issuance of Disqualified Share Capital;"

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as "Restricted Payments"), unless:

    (a)
    no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment and immediately after giving effect thereto;

    (b)
    immediately after giving effect to such Restricted Payment, on a pro forma basis as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Issuer could incur at least €1.00 of additional Indebtedness under the provisions of the first paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital"; and

    (c)
    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted below by clauses (1), (2) (with respect to the payment of dividends on Refunding Share Capital pursuant to clause (b) thereof), (4) (only to the extent that amounts that could have been paid pursuant to such clause if €5 million and €10 million were substituted in such clause for €10 million and €20 million respectively), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum (without duplication) of:

    (i)
    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter of the Issuer commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

    (ii)
    100% of the aggregate net cash proceeds and the fair market value (as determined in good faith by the Issuer) of marketable securities received by the Issuer since immediately after the Issue Date as consideration for the issue or sale of:

    (A)
    Equity Interests (other than Disqualified Share Capital) of the Issuer, including Retired Share Capital (as defined below) but excluding the net cash proceeds from, and the fair market value of marketable securities received in consideration of, the issuance of:

    (I)
    Equity Interests to members of management, directors or consultants of (x) the Issuer, (y) any Parent Company of the Issuer or (z) any Subsidiary of the Issuer, in each case, to the extent any Restricted Payment has been made in reliance on such net cash proceeds or marketable securities pursuant to clause (4)(a) of the next succeeding paragraph;

    (II)
    Designated Preference Shares;

    (III)
    Excluded Contributions;

    (IV)
    Refunding Share Capital;

    (V)
    Equity Interests issued or sold to a Restricted Subsidiary of the Issuer; and

    (VI)
    Equity Interests, to the extent any Indebtedness has been incurred in reliance on the net cash proceeds from the issuance thereof pursuant to clause (16) of the second paragraph under the covenant entitled "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital"; plus

        (B)
        debt securities or Disqualified Share Capital of the Issuer, in either case, that have been converted into or exchanged for Equity Interests (other than Disqualified Share Capital or Designated Preference Shares) of the Issuer or Shareholder Debt, but excluding the net cash proceeds from, and the fair market value of marketable securities (as determined in good faith by the Issuer) received in consideration of, the issuance of:

        (I)
        Refunding Share Capital;

        (II)
        debt securities or Disqualified Share Capital issued or sold to a Restricted Subsidiary of the Issuer; and

        (III)
        Indebtedness incurred pursuant to clause (16) of the second paragraph under the covenant entitled "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital"; plus

      (iii)
      100% of the cash and the fair market value (as determined in good faith by the Issuer) of all marketable securities contributed to the equity of the Issuer following the Issue Date (other than by a Restricted Subsidiary and other than pursuant to the issuance by the Issuer of Disqualified Share Capital or Refunding Share Capital); plus

      (iv)
      100% of the cash and the fair market value (as determined in good faith by the Issuer) of marketable securities received by the Issuer or any of its Restricted Subsidiaries in connection with:

      (A)
      the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments by the Issuer or any of its Restricted Subsidiaries at any time following the Issue Date, the repurchase or redemption of any such Restricted Investment at any time after the Issue Date and held by the Issuer or any of its Restricted Subsidiaries (other than any such repurchase or redemption by the Issuer or a Restricted Subsidiary of the Issuer) and the repayment of loans or advances made after the Issue Date constituting Restricted Investments and owing to the Issuer or any of its Restricted Subsidiaries (in each case, other than Restricted Investments made pursuant to clause (9) or (13) of the next paragraph);

      (B)
      the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Share Capital of an Unrestricted Subsidiary of the Issuer (except to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (9) or (13) of the next paragraph or to the extent such Investment constitutes a Permitted Investment); and

      (C)
      any dividend or distribution made by an Unrestricted Subsidiary (except to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (9) or (13) of the next paragraph or to the extent such Investment constitutes a Permitted Investment); plus

      (v)
      in case an Unrestricted Subsidiary designated as an Unrestricted Subsidiary after the Issue Date is redesignated as a Restricted Subsidiary, the fair market value of the Investments by the Issuer or any of its Restricted Subsidiaries in such Unrestricted Subsidiary as determined either:

      (A)
      by the Board of Directors in good faith; or

        (B)
        if, such fair market value may exceed €50 million, in writing by an independent investment banking firm of internationally recognized standing, in either case, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clauses (9) or(13) below or to the extent such Investment constituted a Permitted Investment); plus

      (vi)
      100% of the cash received by the Issuer in connection with the incurrence of any Shareholder Debt.

        The foregoing provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would have complied with the provisions of the indenture;

  (2)
  (a) the redemption, repurchase, retirement or other acquisition of (i) Equity Interests, Retired Share Capital of the Issuer or any Parent Company of the Issuer (or any Management Equity Subsidiary) or (ii) Subordinated Indebtedness, in each case, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests (other than Disqualified Share Capital or Designated Preference Shares) of the Issuer, Refunding Share Capital and (b) if immediately prior to the redemption, repurchase, retirement or other acquisition of Retired Share Capital, the declaration and payment of dividends thereon or with respect thereto was permitted under clause (6)(a) or (b) of this paragraph, the declaration and payment of dividends on the Refunding Share Capital (other than Refunding Share Capital the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company of the Issuer) in an aggregate amount per annum not exceeding the aggregate amount of dividends per annum that could have been declared and paid pursuant to clause 6(a) or (b) on or with respect to such Retired Share Capital immediately prior to such retirement;

  (3)
  the redemption, repurchase, retirement or other acquisition of Subordinated Indebtedness made in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Indebtedness (the "Subordinated Refinancing Indebtedness") of the Issuer or FIMAF incurred in compliance with "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital," provided that:

  (a)
  the principal amount of the Subordinated Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being so redeemed, repurchased, retired or acquired, plus any premium paid in connection with such redemption, repurchase, retirement or other acquisition;

  (b)
  such Subordinated Refinancing Indebtedness is subordinated in right of payment to, and subject to the same remedy bars in favor of holders of, the notes or the subordinated intercompany funding loan, as applicable, at least to the same extent as the Indebtedness so redeemed, repurchased, retired or acquired (and the holder of such Indebtedness has acceded to the existing intercreditor deed or entered into an agreement with the Issuer and the Trustee on substantially equivalent terms as those set out in the existing intercreditor deed to give effect to such subordination and remedy bars);

  (c)
  if the Indebtedness being refinanced by such Subordinated Refinancing Indebtedness provided that interest thereon could, at the option of the borrower or issuer thereunder, be paid by capitalization to principal or in kind, any such Subordinated Refinancing Indebtedness provides that interest thereon may be paid, at the option of the borrower or issuer, by capitalization to principal or in kind;

    (d)
    if the Indebtedness being refinanced by such Subordinated Refinancing Indebtedness was incurred by the Issuer or FIMAF, the related Subordinated Refinancing Indebtedness is incurred by the Issuer or FIMAF, respectively;

    (e)
    such Subordinated Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so redeemed, repurchased, retired or acquired; and

    (f)
    such Subordinated Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so redeemed, repurchased, retired or acquired;

  (4)
  a Restricted Payment made to pay for, or to fund the redemption, repurchase, retirement or other acquisition for value of, Equity Interests of the Issuer, any Parent Company of the Issuer or any Management Equity Subsidiary held by or for the benefit of any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any Parent Company of the Issuer pursuant to any management equity plan, share option plan or any other management or employee benefit plan or agreement with respect to the management or employees of the Issuer and its Subsidiaries; provided that the aggregate Restricted Payments made pursuant to this clause (4) do not exceed in any calendar year €10 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of €20 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

  (a)
  the net cash proceeds received after the Issue Date from the sale of Equity Interests (other than Disqualified Share Capital, Refunding Share Capital or Designated Preference Shares) of the Issuer and, to the extent contributed to the equity (other than through the issuance of Disqualified Share Capital, Refunding Share Capital and Designated Preference Shares) of the Issuer, Equity Interests of any Parent Company of the Issuer and/or any Management Equity Subsidiary, in each case, to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Company of the Issuer, in each case, to the extent Restricted Payments have not been made pursuant to clause (c) of the preceding paragraph in reliance on such net cash proceeds; plus

  (b)
  the net cash proceeds of key man life insurance received after the Issue Date by the Issuer or any of its Restricted Subsidiaries and, to the extent contributed to the equity (other than through the issuance of Disqualified Share Capital, Refunding Share Capital or Designated Preference Shares) of the Issuer after the Issue Date, by any Parent Company of the Issuer and/or any Management Equity Subsidiary; less

  (c)
  the amount of any Restricted Payment previously made pursuant to clause (a) or (b) of this clause (4);

    and provided further that any cancellation of Indebtedness owing to the Issuer or any of its Restricted Subsidiaries by any Management Equity Subsidiary, or any members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Company of the Issuer issued to such persons under a management equity plan, share option plan or any other management or employee benefit plan or agreement in connection with a repurchase of such Equity Interests will not constitute a Restricted Payment for purposes of the indenture;

  (5)
  the declaration and payment of dividends to holders of any class or series of Disqualified Share Capital of the Issuer or any preference shares of a Restricted Subsidiary issued in accordance with the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital;"

  (6)
  (a)
  the declaration and payment of dividends to holders of any class or series of Designated Preference Shares of the Issuer issued after the Issue Date;

  (b)
  the declaration and payment of dividends to a Parent Company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preference Shares of such Parent Company issued after the Issue Date;

    provided that the amount of all dividends declared or paid pursuant to clause (b) shall not exceed the aggregate amount of cash proceeds contributed to the equity (other than through the issuance of Disqualified Share Capital or Refunding Share Capital of the Issuer) of the Issuer from the sale of such Designated Preference Shares; and

    (c)
    the declaration and payment of dividends on Refunding Share Capital in excess of the dividends declarable and payable thereon pursuant to clause (2)(b);

    provided that, in the case of clauses (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the issuance of such Designated Preference Shares or the declaration of such dividends on such Refunding Share Capital, after giving effect to such issuance or declaration on a pro forma basis, the Issuer's Fixed Charge Coverage Ratio would have been at least 2.00 to 1.00;

  (7)
  repurchases of Equity Interests deemed to occur upon exercise of options, warrants or other securities, if such Equity Interests represent a portion of the exercise price of such options, warrants or other securities;

  (8)
  following the first public offering of the Issuer's ordinary shares or the ordinary shares of any Parent Company of the Issuer (in each case, other than a public offering constituting an Excluded Contribution), the payment of dividends on the Issuer's ordinary shares of up to 6% per annum of the net cash proceeds received by the Issuer in any such public offering (or contributed in cash to the Issuer's equity with the net cash proceeds of any such public offering by any Parent Company of the Issuer);

  (9)
  Investments made with the proceeds of Excluded Contributions;

  (10)
  the declaration and payment of dividends or other distributions by the Issuer to, or the making of loans to, any Parent Company of the Issuer in amounts and at times required to pay:

  (a)
  franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any Parent Company of the Issuer or any Management Equity Subsidiary;

  (b)
  any income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

  (c)
  customary salary, bonus and other benefits payable to officers and employees of any Parent Company of the Issuer or any Management Equity Subsidiary to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

  (d)
  general corporate overhead expenses of any Parent Company of the Issuer or any Management Equity Subsidiary to the extent such expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors;

  (11)
  payment of any Receivables Fees;

  (12)
  payment of, and any dividend or other distribution by the Issuer or any Restricted Subsidiary of the Issuer to fund the payment of, fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case, to the extent permitted by the covenant described under "—Transactions with Affiliates";

  (13)
  Investments in Unrestricted Subsidiaries or Associates having an aggregate fair market value, as determined in good faith by the Issuer, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed €25 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

  (14)
  other Restricted Payments in an aggregate amount not to exceed €50 million;

provided, however, that after giving effect to any Restricted Payment referred to in clauses (4), (5), (6), (8), (13) and (14) of this paragraph, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date, all of the Issuer's Subsidiaries were Restricted Subsidiaries. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment." Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph or second paragraph of this covenant, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the indenture.

        The Issuer may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary only pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary."

        Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preference Shares.

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise (collectively, "incur" and, collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness), the Issuer will not issue any Disqualified Share Capital, and the Issuer will not permit any Restricted Subsidiary to issue any preference shares; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Share Capital and any Restricted Subsidiary of the Issuer may incur Acquired Indebtedness or Non-Public Indebtedness or issue preference shares if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Share Capital or preference shares are issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Share Capital or preference shares had been issued, as the case may be, and the application of proceeds therefrom had occurred, at the beginning of such four-quarter period.

        The foregoing limitations will not apply to:

  (1)
  Indebtedness incurred by FIMAF or any Restricted Subsidiary of FIMAF under the Credit Facilities (with letters of credit, guarantees and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of €2.122 billion outstanding at any one time less the aggregate amount of all Net Proceeds of Asset Sales applied by the Issuer or any of its Restricted Subsidiaries since the Issue Date to repay any Indebtedness under the Credit Facilities pursuant to the second paragraph of the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (2)
  Indebtedness represented by the notes (other than any Additional Notes), the subordinated intercompany funding loan, the Assignment Agreement or any Permitted subordinated intercompany funding loan Assignment Agreement;

  (3)
  Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

  (4)
  Indebtedness of the Issuer and any Restricted Subsidiary of the Issuer (A) including Capitalized Lease Obligations, mortgage financings, purchase money obligations or other financings, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or (B) otherwise incurred to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Share Capital of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness (as defined below) incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (4), does not exceed the greater of €75 million and 5.0% of Total Assets as of the date of such incurrence;

  (5)
  Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims, or other Indebtedness incurred with respect to reimbursement type obligations regarding workers' compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (6)
  Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Share Capital of a Subsidiary, other than guarantees of Indebtedness of the Subsidiary disposed of, or incurred or assumed by any Person acquiring all or any portion of such business, assets or Share Capital for the purpose of financing such acquisition; provided that:

  (a)
  such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

  (b)
  the maximum liability of the Issuer and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value (as determined in good faith by the Issuer) of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

  (7)
  Indebtedness of the Issuer or any of its Restricted Subsidiaries owed to the Issuer or any of its Restricted Subsidiaries; provided that:

  (a)
  if the Issuer or FIMAF is the obligor on such Indebtedness, such Indebtedness must either (i) be (A) made pursuant to a loan agreement or other written instrument and

      (B) expressly subordinated in right of payment to all Obligations with respect to the notes, in the case of the Issuer, or the subordinated intercompany funding loan, in the case of FIMAF or (ii) constitute a Working Capital Intercompany Loan; and

    (b)
    any subsequent issuance or transfer of any Share Capital or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness by the Issuer or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  preference shares of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Share Capital or any other event which results in any such Restricted Subsidiary to which any such preference shares have been issued ceasing to be a Restricted Subsidiary or any subsequent transfer of any such preference shares (except to the Issuer or any of its Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such preference shares not permitted by this clause (8);

  (9)
  Hedging Obligations incurred (A) for the purpose of fixing or hedging interest rate risk with respect to or in connection with any Indebtedness that is permitted by the terms of the indenture to be outstanding or (B) for the purpose of fixing or hedging currency exchange rate risk or changes in the prices of commodities and, in each case, not entered into for speculative purposes and including any such Hedging Obligations incurred in connection with the issuance of the notes;

  (10)
  Obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

  (11)
  Indebtedness and/or Disqualified Share Capital of the Issuer and preference shares of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount (or liquidation preference or redemption price, as the case may be) of all other Indebtedness, Disqualified Share Capital and preference shares then outstanding and incurred pursuant to this clause (11), does not at any one time exceed €250 million; provided that any Indebtedness, Disqualified Share Capital or preference shares incurred or issued pursuant to this clause (11) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (11) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or Disqualified Share Capital or issued such preference shares under the first paragraph of this covenant without reliance on this clause (11));

  (12)
  (a)
  any guarantee by the Issuer of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the indenture;

  (b)
  any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted under the terms of the indenture; provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries;"

  (13)
  the incurrence by the Issuer of Indebtedness or Disqualified Share Capital or by any Restricted Subsidiary of the Issuer of Indebtedness or preference shares which serves to refund or refinance any Indebtedness, Disqualified Share Capital or preference shares incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) or clause (14) or (16) below or any Indebtedness,

    Disqualified Share Capital or preference shares issued to so refund or refinance such Indebtedness, Disqualified Share Capital and preference shares, including additional Indebtedness, Disqualified Share Capital and /or preference shares incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided that:

    (a)
    such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Share Capital or preference shares being refunded or refinanced;

    (b)
    to the extent such Refinancing Indebtedness refinances (i) Subordinated Indebtedness or Indebtedness which ranks pari passu with the notes or the subordinated intercompany funding loan, as the case may be, such Refinancing Indebtedness must be subordinated in right of payment to, or pari passu with the notes or the subordinated intercompany funding loan, as the case may be, at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Share Capital, such Refinancing Indebtedness must be preference shares;

    (c)
    such Refinancing Indebtedness shall not include Indebtedness or preference shares of a Restricted Subsidiary that refinances Indebtedness or Disqualified Share Capital of the Issuer; and

    (d)
    Non-Public Indebtedness may not be refinanced with Public Indebtedness unless such Non-Public Indebtedness is Indebtedness incurred after the Issue Date that the indenture would have permitted to have been Public Indebtedness when initially incurred;

  provided further that sub-clause (a) and (b) of this clause (13) will not apply to any Refinancing Indebtedness of any Restricted Subsidiary;

  (14)
  Indebtedness, Disqualified Share Capital or preference shares of Persons that are acquired by the Issuer or any Restricted Subsidiary of the Issuer or merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Issuer or a Restricted Subsidiary of the Issuer in accordance with the terms of the indenture; provided that such Indebtedness, Disqualified Share Capital or preference shares are not incurred or issued in contemplation of such acquisition, merger, consolidation, amalgamation or other combination, and, after giving effect to such acquisition, merger, consolidation, amalgamation or other combination, either:

  (a)
  the Issuer or such Restricted Subsidiary would be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

  (b)
  the Fixed Charge Coverage Ratio of the Issuer is no less than immediately prior to such acquisition, merger, consolidation, amalgamation or other combination;

  (15)
  the issuance by the Issuer of (A) the subordinated shareholder PIK loan and (B) additional Shareholder Debt; and

  (16)
  Indebtedness of the Issuer and any Restricted Subsidiary of the Issuer (A) including Capitalized Lease Obligations, mortgage financings, purchase money obligations or other financings, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in a Similar Business or (B) otherwise incurred in connection with the acquisition of all of the Share Capital or all or substantially all of the assets of a Person engaged in Similar Business up to an amount for all Indebtedness incurred pursuant to this clause (16) equal to 100% of the net cash proceeds received by the Issuer from the issuance or sale (other than to a Restricted Subsidiary) of its

    Shareholder Debt or Equity Interests (other than Disqualified Share Capital, Designated Preference Shares or an Excluded Contribution) or otherwise contributed to the equity (other than through the issuance of Disqualified Share Capital, Designated Preference Shares or an Excluded Contribution) of the Issuer, in each case, subsequent to the Issue Date; provided, however, that any such net cash proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under clause (c) of the first paragraph and clause (2), (4) and (8) of the second paragraph of the covenant described above under "—Limitation on Restricted Payments" to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness or issue Disqualified Share Capital or preference shares in reliance thereon.

        Notwithstanding anything to the contrary set forth in this covenant, in no event shall any Restricted Subsidiary of the Issuer (other than a Finance Subsidiary) be permitted to incur Public Indebtedness, other than any such Indebtedness (i) constituting Acquired Indebtedness which is not incurred in contemplation of any acquisition or (ii) incurred pursuant to clauses (3), (4)(A), (11), (12)(b), (13) or (16)(A) of the immediately preceding paragraph.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Share Capital or preference shares meets the criteria of more than one of the categories described in clauses (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness, Disqualified Share Capital or preference shares in any manner that complies with this covenant and such item of Indebtedness, Disqualified Share Capital or preference shares will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof (except as otherwise set forth in clause (11)).

        The accrual of interest or dividends, the accretion of accreted value or original issue discount, and the payment of interest or dividends in the form of additional Indebtedness (including Shareholder Debt), Disqualified Share Capital or preference shares with substantially equivalent terms will not be deemed to be an incurrence of Indebtedness, Disqualified Share Capital or preference shares for purposes of this covenant.

        For purposes of determining compliance with this covenant, the euro-equivalent principal amount of Indebtedness denominated in any currency other than euro shall be calculated based on the relevant currency exchange rate in effect on the date such non-euro denominated Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving debt; provided that, if Indebtedness is incurred to refinance other Indebtedness denominated in a different currency, and such refinancing would cause a euro-denominated restriction specified in this covenant to be exceeded if calculated at the otherwise applicable currency exchange rate, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        Subject to the preceding proviso, the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

        Liens.    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens), in each case, to secure any Indebtedness on any asset or property of the Issuer or its Restricted Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income therefrom (the "Initial Lien"), in each case, unless, at or prior thereto the notes are equally and ratably secured with (or senior to, in the event the Lien relates to Subordinated Indebtedness) the Obligations so secured.

        Any such Lien will be automatically and unconditionally released and discharged concurrently with (i) the unconditional release of the Initial Lien by the holders of the Indebtedness secured thereby (other than as a consequence of an enforcement action with respect to such assets), (ii) if the assets subject to such Lien, or all of the Share Capital of the owner of such assets or any Holding Company of such owner owned by the Issuer and its Subsidiaries or any Holding Company of such owner, in each case, to any Person other than an Affiliate is sold (and the proceeds therefrom are applied) in accordance with the provisions of the covenant described under "—Repurchase at the Option of the Holders—Asset Sales", (iii) upon the full and final payment of all amounts payable by the Issuer under the notes and the indenture or (iv) upon the Legal Defeasance or discharge of the notes in accordance with "—Satisfaction and Discharge."

        Merger, Consolidation or Sale of All or Substantially All Assets.    The Issuer shall not merge, consolidate, amalgamate or otherwise combine with or into or wind up into any Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets directly or indirectly (through a sale of the shares or assets of FIMAF or otherwise) in one or more related transactions, to any Person, unless:

  (1)
  the Issuer is the surviving or resulting corporation, or the Person formed by or surviving any such merger, consolidation, amalgamation or other combination (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is organized or existing under the laws of any state which is a member of the European Union, Canada, the United States of America, any state thereof or the District of Columbia (such Person, as the case may be, being herein called the Successor Company);

  (2)
  the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the indenture, the notes, the Registration Rights Agreement and (if relevant) the subordinated intercompany funding loan (except with respect to any transaction of a kind set forth below in clause (a) of the last paragraph of this covenant) pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period:

  (a)
  the Issuer or any Successor Company, as applicable, would be permitted to incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital;" or

  (b)
  the Fixed Charge Coverage Ratio for the Issuer or any Successor Company, as applicable, would be greater than the Fixed Charge Coverage Ratio for the Issuer on an historical basis for such four-quarter period;

  (5)
  each Subsidiary guarantor (if not a party to the transaction) of the notes (if any) shall have by supplemental indenture confirmed its guarantee of the notes; and

  (6)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, stating that such merger, consolidation, amalgamation, other combination or transfer and such supplemental indenture complies with the indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the indenture and the notes; provided that following any lease or similar conveyance of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries in one or more related transactions, each of the lessor and the lessee (or equivalent) shall remain liable for the obligations of the Issuer under the indenture and the notes.

        Notwithstanding clause (4) of the next preceding paragraph:

    (a)
    FIMAF or the Issuer may merge, amalgamate or otherwise combine into the Issuer or FIMAF, as the case may be;

    (b)
    a Restricted Subsidiary may merge, consolidate, amalgamate or otherwise combine into the Issuer or transfer all or part of its properties and assets to the Issuer; and

    (c)
    the Issuer may merge with an Affiliate owned 100% (other than directors' qualifying shares) by a Parent Company and organized solely for the purpose of incorporating the Issuer in any state which is a member state of the European Union, Canada or the United States of America, any state thereof, or the District of Columbia to realize tax or other benefits so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

        Transactions with Affiliates.    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer, each of the foregoing, an Affiliate Transaction, involving aggregate payments or consideration in excess of €10 million, unless:

  (1)
  such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

  (2)
  the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of €15 million a resolution adopted by a majority of the members of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officers' Certificate delivered to the Trustee certifying that such Affiliate Transaction complies with clause (1) above.

        The foregoing provisions will not apply to the following:

  (1)
  transactions between or among the Issuer and/or any of its Restricted Subsidiaries;

  (2)
  Restricted Payments permitted by the provisions of the indenture described above under the covenant "—Limitation on Restricted Payments" and Permitted Investments;

  (3)
  the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to Kohlberg Kravis Roberts & Co. L.P., Wendel Investissement and/or any member of the Consortium (whether directly or through one or more Parent Companies of the Issuer);

  (4)
  payment of reasonable and customary fees to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its Parent Companies or any Restricted Subsidiary of the Issuer;

  (5)
  payments by the Issuer or any Restricted Subsidiary to Kohlberg Kravis Roberts & Co. LP, Wendel Investissement and/or any member of the Consortium (whether directly or through one or more Parent Companies of the Issuer) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Issuer in good faith;

  (6)
  transactions as to which the Issuer or the relevant Restricted Subsidiary, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary as the case may be, from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

  (7)
  payments or loans (or cancellation of loans) to or for the benefit of any Management Equity Subsidiary and/or management, employees or consultants of the Issuer, any Parent Company of the Issuer or any Restricted Subsidiary of the Issuer, in each case, which are approved by a majority of the members of the Board of Directors of the Issuer in good faith;

  (8)
  any agreement of the Issuer and/or its Restricted Subsidiaries as in effect as of the Issue Date, including each agreement entered into in connection with the Transactions, or any amendment thereto after the Issue Date (so long as any such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby;

  (9)
  the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any shareholders' agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders in any material respect;

  (10)
  the Transactions and the payment of fees and expenses related to the Transactions, in each case, as disclosed in this prospectus;

  (11)
  transactions with customers, clients, suppliers, purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and the Restricted Subsidiaries, in the good faith determination of a majority of the members of the Board of Directors of the Issuer or of the senior management thereof, or are on terms at least as favorable to the Issuer or the relevant Restricted Subsidiary as might reasonably have been obtained at such time from an unaffiliated party;

  (12)
  the issuance of (A) Equity Interests (other than Disqualified Share Capital) of the Issuer to any Permitted Holder, Parent Company of the Issuer, Management Equity Subsidiary or any member of management, employee or consultant of the Issuer, any Restricted Subsidiary of the Issuer and any direct or indirect Parent Company of the Issuer and (B) Shareholder Debt, provided that the terms of such Shareholder Debt are either (1) substantially equivalent to the subordinated shareholder PIK loan or (2) the interest rate and other financial terms of such Shareholder Debt are approved by a majority of the members of the Board of Directors of the Issuer in good faith; and

  (13)
  sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

        Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

  (1)
  (a) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary:

    (I)
    on its Share Capital; or

    (II)
    with respect to any other interest or participation in, or measured by, its profits; or

    (b)
    pay any Indebtedness (including the subordinated intercompany funding loan) owed to the Issuer or any Restricted Subsidiary;

  (2)
  make loans or advances to the Issuer or any Restricted Subsidiary; or

  (3)
  sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary.

        The preceding paragraph will not prohibit any such encumbrances or restrictions existing under or by reason of:

  (1)
  any agreement or instrument in effect at or entered into on the Issue Date (including the existing senior credit facility, the indenture, the notes, the subordinated intercompany funding loan, the existing intercreditor deed, the Priority Deed and any other intercreditor deed);

  (2)
  pursuant to any agreement or instrument of a Person, or related to Indebtedness or Share Capital of a Person, which Person is acquired by or merged, amalgamated, consolidated or otherwise combined with or into the Issuer or any of its Restricted Subsidiaries, or which agreement or instrument is assumed by the Issuer or any of its Restricted Subsidiaries in connection with an acquisition of assets from such person, as in effect at the time of such acquisition, merger, amalgamation, consolidation or combination (except to the extent that such Indebtedness was incurred to finance, or otherwise incurred in connection with, such acquisition, merger, amalgamation, consolidation or combination); provided that for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Issuer or any of its Restricted Subsidiaries, as the case may be, when such Person becomes the Successor Company;

  (3)
  pursuant to an agreement or instrument, a Refinancing Agreement effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in, clause (1) or (2) of this covenant or this clause (3) an Initial Agreement or contained in any amendment, supplement or other modifications to an Initial Agreement, an Amendment; provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Holders of the notes taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Issuer);

  (4)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of the preceding paragraph on the property so acquired;

  (5)
  applicable law or any applicable rule, regulation or order or any governmental or regulatory authority;

  (6)
  contracts for the sale of assets relating only to the assets subject to such contract, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Share Capital or assets of such Subsidiary;

  (7)
  secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

  (8)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (9)
  any agreement or instrument (A) relating to any Indebtedness of a Restricted Subsidiary permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the holders of the notes than the encumbrances and restrictions contained in the existing senior credit agreement (as determined in good faith by the Issuer) or (ii) if the encumbrances and restrictions are not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in good faith by the Issuer) and either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer's ability to make principal and interest payments on the notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness, (B) constituting an intercreditor deed on terms substantially equivalent to the existing intercreditor deed, provided that any such intercreditor deed does not prohibit payment of the principal of the subordinated intercompany funding loan at maturity of the notes or (C) relating to any loan or advance by the Issuer to a Restricted Subsidiary subsequent to the Issue Date; provided that with respect to clause (C) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the notes than the encumbrances and restrictions contained in the existing senior credit agreement, the subordinated intercompany funding loan and the existing intercreditor deed (as in effect in the Issue Date);

  (10)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  customary restrictions on fiduciary cash held by the Issuer's Restricted Subsidiaries;

  (12)
  customary provisions contained in leases and other agreements entered into in the ordinary course of business or any Permitted Lien; and

  (13)
  restrictions created in connection with any Receivables Facility that, in the good faith determination of the Board of Directors of FIMAF, are necessary or advisable to effect such Receivables Facility.

        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.    The Issuer will not permit any Restricted Subsidiary to guarantee any Indebtedness (other than Indebtedness under Credit Facilities) of the Issuer or any Finance Subsidiary unless:

  (1)
  such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee by it of payment of the notes; provided that:

  (a)
  if the Indebtedness of the Issuer or the Finance Subsidiary (or any guarantee of it by them) is pari passu in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its guarantee of the notes; and

  (b)
  if the Indebtedness of the Issuer or the Finance Subsidiary (or any guarantee of it by them) is subordinated in right of payment to the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantee of the notes substantially to the same extent as such Indebtedness is subordinated in right of payment to the notes;

  (2)
  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights or reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and

  (3)
  such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that:

  (a)
  such Subsidiary guarantee has been duly executed and authorized; and

  (b)
  such Subsidiary guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by insolvency, bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

        Notwithstanding the foregoing and the other provisions of the indenture, any Subsidiary guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged:

  (1)
  upon the unconditional release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Subsidiary guarantee, except a discharge or release by or as a result of payment under such guarantee;

  (2)
  upon the full and final payment of all amounts payable by the Issuer under the indenture and the notes;

  (3)
  subject to the section entitled "—Merger, Consolidation or Sale of All or Substantially All Assets," if all of the Share Capital of a Subsidiary guarantor (or any Holding Company of such guarantor) are sold or otherwise disposed of (and any proceeds therefrom are applied) to a person which is not an Affiliate in compliance with covenant described under "Repurchase at the Option of the Holders—Asset Sales";

  (4)
  if (i) the shares of such Subsidiary guarantor (or any Holding Company of such guarantor) are sold by or on behalf of the holders of Subsidiary Senior Debt pursuant to an enforcement action, (ii) such sale is made for all or substantially all cash, (iii) such sale is made pursuant to a public auction or otherwise is made for fair market value (taking into account the circumstances giving rise to the sale) and (iv) in connection with such sale, all claims of the holders of Subsidiary Senior Debt against the relevant guarantor are irrevocably and unconditionally released (and such liabilities and obligations are not assumed by the buyer or an Affiliate of the buyer) concurrently with such sale; or

  (5)
  upon the Legal Defeasance or discharge of the notes in accordance with "—Satisfaction and Discharge."

  Anti Layering Covenant

  (1)
  The Issuer will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) which is subordinated in right of payment to any other Indebtedness of the Issuer unless such Indebtedness is subordinated at least to the same extent to the notes; provided, however, that no Indebtedness of the Issuer shall be deemed to be subordinated in right of payment to other Indebtedness of the Issuer solely by virtue of being unsecured.

  (2)
  The Issuer will not permit FIMAF to, and FIMAF will not, incur, directly or indirectly, any Indebtedness that is subordinated in right of payment to any FIMAF Senior Debt unless such Indebtedness is either pari passu with, or subordinated in right of payment to, the subordinated intercompany funding loan.

  (3)
  Neither the Issuer nor FIMAF will incur, directly or indirectly, any Indebtedness (in the case of the Issuer) or any FIMAF Senior Debt (in the case of FIMAF), in each case, if any such Indebtedness is secured by a Lien with respect to any asset and such Lien is subordinated or junior to any other Lien with respect to such asset; provided that this provision shall not apply to (a) Liens securing Indebtedness in an aggregate principal amount of up to €55 million or (b) Liens referred to in clauses (1), (2), (3), (5), (6), (10), (11), (14) and (15)(A) of the definition of "Permitted Liens."

        Limitation on Transfer, Prepayment or Modification of the Subordinated Intercompany Funding Loan and the Intercreditor Deed.

        The Issuer will not, and the Issuer will not permit any Restricted Subsidiary to, in each case without the consent of the Holders of a majority in principal amount of the notes:

  (1)
  amend, modify, supplement or waive any provision of the subordinated intercompany funding loan or the existing intercreditor deed, in each case, in a manner that would:

  (a)
  decrease the rate, change the time for payment and/or change the manner of payment of interest on the subordinated intercompany funding loan;

  (b)
  decrease the principal or extend the maturity date of any principal payment on the subordinated intercompany funding loan;

  (c)
  change the currency of the subordinated intercompany funding loan;

  (d)
  change the ranking of the subordinated intercompany funding loan;

  (e)
  change the restrictions in the existing intercreditor deed restricting enforcement of the subordinated intercompany funding loan in any manner adverse to the interests of the Holders; or

  (f)
  otherwise be materially adverse to the interests of the Holders;

  (2)
  transfer, sell or otherwise dispose of or encumber the subordinated intercompany funding loan (other than in favor of any Agent in accordance with the Assignment Agreement or pursuant to any Sharing Agreement or Permitted Funding Loan Assignment Agreement); or

  (3)
  in the case of clauses (1) or (2), enter into any agreement that would have the same effect.

        The Issuer will not, and will not permit FIMAF to, prepay, repay, repurchase, redeem or otherwise acquire or retire the subordinated intercompany funding loan except in accordance with its terms.

        Reports and Other Information.    The indenture requires the Issuer to file with the Commission (and make available to the Trustee and the Holders (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission):

  (1)
  within 120 days after the end of each fiscal year, annual reports on Form 20-F, or any successor form containing the information required to be contained therein, or required in such successor form and including either, to the extent permitted under applicable law and SEC regulations, (i) a US GAAP reconciliation in substantially the form set out in the Form 20-F of Legrand for the year ended December 31, 2001, dated on or about January 22, 2003 or (ii) a reconciliation of EBITDA to US GAAP; provided that, in either case, such reconciliation shall be made to US GAAP as in effect on the date of such report or financial information;

  (2)
  within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, attaching (a) unaudited consolidated financial statements for each of the Issuer and FIMAF for the period then ended (and the comparable period in the prior year), in each case, prepared in accordance with, at the option of the Issuer, French GAAP or IAS (in each case as in effect on the date of such report or financial information) including either, to the extent permitted under applicable law and SEC regulations (i) a US GAAP reconciliation in substantially the form set out in the Form 20-F of Legrand for the year ended December 31, 2001, dated on or about January 22, 2003 or (ii) a reconciliation of EBITDA to US GAAP; provided that, in either case, such reconciliation shall be made to US GAAP as in effect on the date of such report or financial information and (b) the information relating to the Issuer described in Item 5 of Form 20-F (i.e., Operating and Financial Review and Prospects (or Management's Discussion and Analysis of Financial Condition and Results of Operations));

  (3)
  promptly, from time to time, after the occurrence of any event required to be therein reported, other reports on Form 6-K or any successor form; and

  (4)
  promptly, from time to time, all other information that would be required to be contained in a report on Form 8-K (as such form is in effect on the issue date of the notes) if the Issuer were required to file such reports (and such information may be provided in a report on Form 6-K); provided, however, that the Issuer shall not be required to file a report on Form 6-K or 8-K pursuant to this clause (4) if the information or event that gave rise to the obligation to file such report is disclosed in a report referred to in clause (1), (2) or (3) above which is filed within 30 days of the date on which a report would otherwise have been required to be filed pursuant to this clause (4); and

provided that the Issuer shall not be obliged to file any reports referred to in clauses (1) through (4) above with the Commission if the Commission does not permit such filing, in which event the Issuer will provide such information to the Trustee and the Holders, in each case within 15 days after the time the Issuer would have been required to file such information with the Commission pursuant to the foregoing.

        Notwithstanding the foregoing, such requirements may be satisfied prior to the commencement of the exchange offer or the effectiveness of the Shelf Registration Statement by filing the required information with respect to Legrand with the Commission under cover of a Form 6-K of Legrand and making such information available to the Trustee and the Holders, in each case, within the time periods referred to above.

        In addition, so long as the notes remain outstanding and during any period during which the Issuer is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Issuer will furnish to Holders and prospective purchasers of the notes upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the US Securities Act.

        So long as the notes are listed on the Luxembourg Stock Exchange, copies of the information and reports referred to in clauses (1) through (4) of the first paragraph above will be available during normal business hours at the offices of the Paying Agent in Luxembourg.

  Holding Company Status

        While the vendor PIK loan is outstanding, the Issuer will not and will not permit any of its Restricted Subsidiaries to:

  (1)
  merge, consolidate, amalgamate or otherwise combine with or into or wind up into NewSub 1 (whether or not the Issuer or such Restricted Subsidiary is the surviving entity); provided that NewSub 1 may merge, consolidate, amalgamate or otherwise combine with the Issuer if the Issuer is the surviving company and at or prior to the time of such transaction the holder of the vendor PIK loan executes and delivers to the Trustee an intercreditor agreement which subordinates the vendor PIK loan to the notes at least to the same extent as the Shareholder Subordinated PIK Loan (including with respect to remedy bars); or

  (2)
  sell, assign, transfer, lease, convey or otherwise dispose of any properties or assets to NewSub 1 unless such sale, assignment, transfer, lease, conveyance or other disposition could be paid as a dividend or otherwise distributed to a Parent Company of the Issuer in accordance with the covenant entitled "—Limitation on Restricted Payments."

Events of Default and Remedies

        The following events constitute Events of Default under the indenture:

  (1)
  default for 30 days or more in the payment when due of interest, any additional interest or any Additional Amounts on or with respect to the notes;

  (2)
  default in payment when due and payable, upon redemption, repurchase, acceleration or otherwise, of principal or premium on the notes;

  (3)
  failure by the Issuer for 30 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the notes then outstanding to comply with any of its (i) other agreements in the indenture or the notes or (ii) material obligations set forth in the Assignment Agreement;

  (4)
  default under (i) any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date or (ii) any Hedging Obligations relating to the TSDIs, if both:

  (a)
  such default either:

  (I)
  results from the failure to pay any such Indebtedness at its final stated maturity (after giving effect to any applicable grace periods); or

  (II)
  relates to an obligation other than the obligation to pay principal of any such Indebtedness at its final stated maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to be placed on demand or become due prior to its final stated maturity; and

  (b)
  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity (after giving effect to any applicable grace periods), or which has been placed on demand or the maturity of which has been so accelerated, aggregate €25 million or more at any one time outstanding;

  (5)
  failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of €35 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

  (6)
  (A) either the subordinated intercompany funding loan or the Assignment Agreement for any reason ceases to be in full force and effect or is declared fully or partially void in a judicial proceeding, or (B)(i) the Issuer or FIMAF asserts that the subordinated intercompany funding loan is fully or partially invalid or (ii) the Issuer asserts that the Assignment Agreement is fully or partially invalid; or

  (7)
  certain events of bankruptcy, insolvency, reorganization, administration, moratorium or receivership with respect to the Issuer, FIMAF or any Significant Subsidiary of the Issuer.

        In the case of an Event of Default arising under clause (7) of the first paragraph of this section, all outstanding notes will become immediately due and payable without further action or notice. If any Event of Default (other than of a type specified in clause (7) above) occurs and is continuing under the indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes may declare the principal, premium, interest, additional interest, if any, and Additional Amounts, if any, and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

        Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the indenture may direct the Trustee in its exercise of any trust or power. The indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, interest, additional interest, if any, or Additional Amounts, if it determines that withholding notice is in their interest.

        The indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default in the payment of principal, premium, interest, additional interest, if any, and Additional Amounts, if any, of any such note held by a non-consenting Holder.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding any resulting payment default in relation to the notes) shall be annulled, waived and rescinded automatically and without any action the Trustee or the Holders if, within 20 days after such Event of Default arose:

  (1)
  the Indebtedness that gave rise to the Event of Default has been discharged;

  (2)
  the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

  (3)
  if the default that gave rise to the Event of Default has been cured.

        The indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the indenture and the Issuer is required within five Business Days upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No director, manager, officer, employee, incorporator or shareholder of the Issuer or any of its Subsidiaries or any Parent Company of the Issuer shall have any liability for any obligations of the Issuer with respect to the notes, the Assignment Agreement and the indenture or FIMAF with respect to the subordinated intercompany funding loan, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the US federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the indenture, Legal Defeasance, and cure all then existing Events of Default except for:

  (1)
  the rights of Holders to receive payments in respect of the principal, premium, if any, interest, additional interest, if any, and Additional Amounts, if any, on such notes when such payments are due solely out of the trust created pursuant to the indenture;

  (2)
  the Issuer's obligations concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of a Paying Agent, Registrar and Transfer Agent, and holding money in trust for payments on the notes;

  (3)
  the rights, powers, trusts, duties, immunities and indemnities of the Trustee, and the obligations of the Issuer in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and its Subsidiaries released with respect to certain covenants that are described in the indenture, Covenant Defeasance, and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, liquidation, reorganization, administration, moratorium and receivership events) described under the caption "—Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the indenture:

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in US dollars or US dollar-denominated non-callable Government Securities, or combination thereof, in the case of Dollar Notes, and cash in euro or euro-denominated non-callable Government Securities, or combination thereof, in the case of Euro Notes, in each case in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, for the payment of principal, premium, if any, interest, additional interest, if any, and Additional Amounts, if any, on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of:

  (A)
  an opinion of counsel to the effect that Holders will not recognize income, gain or loss for US federal income tax purposes as a result of such deposit and defeasance and will be subject to US federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not incurred (and, in the case of Legal Defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable US federal income tax law); and

  (B)
  an opinion of counsel in the jurisdiction of organization of the Issuer to the effect that the Holders will not recognize income, gain or loss for income tax purposes of such jurisdiction as a result of such deposit and defeasance and will be subject to income tax in such jurisdiction on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of

    Indebtedness all or a portion of which will be used to defease the notes concurrently with such incurrence to be applied to such deposit) or, with respect to certain bankruptcy, insolvency, reorganization, administration, moratorium or receivership Events of Default, on the 181st day after such date of deposit;

  (3)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Credit Facilities of an aggregate principal amount of €25.0 million or greater or any other material agreement or instrument (other than the indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

  (4)
  the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary factual assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, liquidation, reorganization, administration, moratorium, receivership or similar laws affecting creditors' rights generally under any applicable US federal or state law or the laws of the jurisdiction of organization of the Issuer, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

  (5)
  the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer or FIMAF or others; and

  (6)
  the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes, when

  (1)
  either:

  (a)
  all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

  (b)
  all notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in dollars or dollar-denominated non-callable Government Securities, or any combination thereof, in the case of Dollar Notes and cash in euro or euro-denominated non-callable Government Securities, or any combination thereof, in the case of Euro Notes, in each case, in such amounts as will be sufficient to pay and discharge the entire Indebtedness including principal, premium, interest, additional interest, if any, and Additional Amounts to the date of maturity or redemption on such notes not theretofore delivered to the Trustee for cancellation;

  (2)
  no Default or Event of Default with respect to the indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Restricted Subsidiary of the Issuer is a party or by which the Issuer or any Restricted Subsidiary of the Issuer is bound;

  (3)
  the Issuer has paid or caused to be paid all sums payable by the Issuer under the indenture; and

  (4)
  the Issuer has delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of such notes at maturity or on the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture, the notes, the subordinated intercompany funding loan, the Assignment Agreement, the existing intercreditor deed, the Priority Deed and any Sharing Agreement may be amended or supplemented by the Issuer, FIMAF and/or the Trustee, as applicable with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the indenture (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing default or compliance with any provision of the indenture, the notes, the subordinated intercompany funding loan, the Assignment Agreement, the existing intercreditor deed, the Priority Deed and any Sharing Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of, or change the fixed maturity of, any such note or amend or waive the provisions with respect to the redemption of the notes (other than provisions relating to covenants described under "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal, premium, interest or Additional Amounts on the notes (except pursuant to a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of such notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the indenture which cannot be amended or modified without the consent of all Holders;

  (5)
  make any note payable in money other than that stated in such notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal, premium, interest or Additional Amounts on the notes;

  (7)
  impair the right of any Holder to receive payment of principal, premium, interest or Additional Amounts on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

  (8)
  change the ranking of the notes;

  (9)
  amend or waive any provision of any future Subsidiary guarantee that would adversely affect the Holders, except in accordance with the terms of the indenture; or

  (10)
  make any change in these amendment and waiver provisions.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, FIMAF and the Trustee may amend or supplement the indenture, the notes, the subordinated intercompany funding loan, the Assignment Agreement, the existing intercreditor deed, the Priority Deed or any Sharing Agreement:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to comply with the covenant entitled "Merger, Consolidation or Sale of All or Substantially All Assets;"

  (4)
  to make any change that would provide any additional rights or benefits to the Trustee or the Holders or that does not adversely affect the legal rights of the Trustee or any such Holder under the indenture, the notes, the Assignment Agreement, the intercreditor deed, the Priority Deed or any Sharing Agreement;

  (5)
  to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer under the indenture;

  (6)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the US Trust indenture Act;

  (7)
  to evidence and provide for the acceptance and appointment under the indenture of a successor Trustee pursuant to the requirements thereof;

  (8)
  to provide for Additional Notes;

  (9)
  to provide for the accession by the Trustee to the existing intercreditor deed;

  (10)
  to the extent that the Issuer issues Permitted Secured Public Indebtedness, to provide for the Trustee to execute any required Sharing Agreement.

  (11)
  to add guarantors and guarantees with respect to the notes; or

  (12)
  to subordinate the subordinated intercompany funding loan to FIMAF Senior Debt with a principal amount in excess of €50 million (or the equivalent in any other currency) permitted to be incurred under the indenture after the Issue Date on substantially equivalent terms (including the same remedy bars in favor of holders of such FIMAF Senior Debt) to those on which the subordinated intercompany funding loan is subordinated to Indebtedness of FIMAF under the existing senior credit facility pursuant to the existing intercreditor deed (in each case, as in effect on the Issue Date).

        The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        All notices to the Holders (while any notes are represented by one or more Global Notes) shall be delivered to DTC, Euroclear and Clearstream, as applicable, for communication to entitled account holders or, alternatively, will be valid if published in a leading English language daily newspaper published in the City of London and a leading English language daily newspaper published in the Borough of Manhattan, City of New York or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve. It is expected that any such publication will normally be made in the Financial Times or the Wall Street Journal. So long as the notes are listed on the Luxembourg Stock Exchange and its rules so require, all notices to Holders will also be published in the Luxemburger Wort or in another daily newspaper published in Luxembourg approved by the Trustee. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. In the case of Definitive Registered Notes, notices will be mailed to Holders by first-class mail at their respective addresses as they appear on the records of the Registrar.

        Notices given by publication will be deemed given on the first date on which publication is made. Notices delivered to DTC, Euroclear and Clearstream will be deemed given on the date when delivered. Notices given by first class mail, postage paid, will be deemed given five calendar days after mailing whether or not the addressee receives it.

Concerning the Trustee

        The indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The indenture provides that the Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of such notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The indenture and the notes are governed by and construed in accordance with the internal laws of the State of New York. The subordinated intercompany funding loan and the Assignment Agreement are governed by and construed in accordance with the laws of England and Wales.

Consent to Jurisdiction and Service

        The Issuer submits irrevocably to the jurisdiction of any state or federal court located in The Borough of Manhattan, City of New York in relation to any legal action or proceeding (i) arising out of, related to or in connection with the indenture and the notes and (ii) arising under any US federal or state securities laws. The Issuer appointed CT Corporation as its agent for service of process in any such action or proceeding.

Certain Definitions

        For purposes of the definitions of all accounting terms used in this Description of Notes, references to the Issuer and its Restricted Subsidiaries shall include the SPVs and Debtco (but, for the avoidance of doubt, neither the SPVs nor Debtco shall constitute "Subsidiaries" of the Issuer for the purposes of the covenants).

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Indebtedness" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged, consolidated, amalgamated or otherwise combined with or into, or becomes a Restricted Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition by FIMAF of the Share Capital of Legrand pursuant to the Acquisition Agreement.

        "Acquisition Agreement" means the share purchase agreement, dated July 26, 2002, between Schneider and the Parent, as amended from time to time in any manner which is not materially prejudicial to the Trustee or the Holders.

        "Additional Agent" has the meaning set forth under "—The Assignment Agreement."

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Shares of a person shall be deemed control.

        "Agent" has the meaning set forth under "—The Assignment Agreement."

        "Applicable Premium" means with respect to any note on any redemption date the greater of:

  (1)
  1% of the principal amount of such note; or

  (2)
  the excess (to the extent positive) of:

  (a)
  the present value at such redemption date of (i) the redemption price of such note on February 15, 2008 (such redemption price expressed as a percentage of principal amount) being set forth in the table under the third paragraph under "—Optional Redemption—Redemption" plus (ii) all required interest payments due on such notes to and including February 15, 2008 (excluding accrued but unpaid interest) computed using a discount rate equal to the Treasury Rate as of such redemption date (in the case of Dollar Notes) or the Bund Rate as of such redemption date (in the case of Euro Notes), in each case, plus 50 basis points; over

  (b)
  the principal amount of such note.

        "Asset Sale" means, with respect to any Person;

  (1)
  the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition"); or

  (2)
  the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case, other than:

    (a)
    a disposition of cash, Cash Equivalents or Investment Grade Securities;

    (b)
    a disposition of obsolete or worn out equipment, equipment that is no longer useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, or inventory or goods held for sale, in each case, in the ordinary course of business;

    (c)
    the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

    (d)
    any Restricted Payment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments" and any Permitted Investment;

    (e)
    any disposition of property or assets of the Issuer or any Restricted Subsidiary and any issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value (as determined in good faith by the Issuer) of less than €10 million;

    (f)
    any disposition of property or assets, or issuance or sale of securities, by a Restricted Subsidiary of the Issuer to the Issuer, or by any Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

    (g)
    to the extent allowable under Section 1031 of the US Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

    (h)
    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

    (i)
    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (10) of the definition of Permitted Investments);

    (j)
    foreclosures on assets;

    (k)
    sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

    (l)
    any financing transaction with respect to property built or acquired by the Issuer or any of its Restricted Subsidiaries after the Issue Date, including sale leasebacks and asset securitizations not prohibited by the indenture;

    (m)
    the disposal or abandonment of intellectual property that it is no longer economically practicable to maintain or which is no longer required for the business of the Issuer and its Restricted Subsidiaries;

    (n)
    the grant of licences to intellectual property rights to third parties on an arms' length basis in the ordinary course of business;

    (o)
    any disposal of assets pursuant to the Rocky Mountain Agreement; provided that the Net Proceeds thereof are applied in accordance with the covenant described above under "Asset Sales;"

    (p)
    any sale or disposition of assets or properties as part of the Transactions; provided that the Net Proceeds thereof are applied to fund the Transactions and/or are applied in accordance with the covenant described above under "Asset Sales;" and

    (q)
    any deposit into the TSDI Prepayment Account, any release of funds therefrom and the creation of any Lien thereon, in each case, in accordance with the terms of agreements in effect on the Issue Date.

        "Assignment Agreement" has the meaning set forth under "—The Assignment Agreement."

        "Associate" means any Person engaged in a Similar Business of which the Issuer or a Restricted Subsidiary are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Shares.

        "Board of Directors" means:

  (1)
  with respect to the Issuer, Legrand or any other société anonyme organized under the laws of France, the board of directors of the société anonyme;

  (2)
  with respect to any other corporation, the board of directors or management board of the corporation;

  (3)
  with respect to any other partnership, the Board of Directors of the general partner of the partnership; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Board Resolution" means, with respect to any Person, a resolution certified by the company secretary to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

        "Bund Rate" means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

  (1)
  "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to February 15, 2008, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the notes and of a maturity most nearly equal to February 15, 2008; provided, however, that, if the period from such redemption date to February 15, 2008 is less than one year, a fixed maturity of one year shall be used;

  (2)
  "Comparable German Bund Price" means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

  (3)
  "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the Issuer in consultation with the Trustee; and

  (4)
  "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3.30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date.

        "Business Day" means a day (other than Saturday or Sunday) on which banks and financial institutions are open in New York, London, Luxembourg and Paris.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with US GAAP.

        "Cash Equivalents" means:

  (1)
  securities issued or directly and fully and unconditionally guaranteed or insured by the United States government, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

  (2)
  securities issued or directly and fully and unconditionally guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith audit obligation of such government with maturities of 24 months or less from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of €500.0 million;

  (4)
  repurchase obligations for underlying securities of the types described in clauses (1), (2) and (3) entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at the time of acquisition thereof at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of acquisition thereof;

  (6)
  readily marketable direct obligations issued by any state of the United States of America or any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition;

  (7)
  Indebtedness or preference shares with a maturity of three months or less after the date of acquisition of Persons with a short-term debt rating of A1+ granted by S&P or P1 granted by Moody's to which the Issuer or a Restricted Subsidiary of the Issuer is beneficially entitled, and which can be promptly realized by the Issuer or such Restricted Subsidiary without condition; and

  (8)
  interests in investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

  (2)
  the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the US Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the US Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the US Exchange Act), other than the Permitted Holders, in a single transaction or in a series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the US Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Shares of the Issuer or any Holding Company of the Issuer (other than any member of the Consortium).

        "Commission" means the US Securities and Exchange Commission.

        "Consolidated Cash Flow" means with respect to any Person for any period the Consolidated Net Income of such Person for such period plus:

  (1)
  provision for taxes or other payments based on income or profits of such Person and its Restricted Subsidiaries for such period deducted in computing Consolidated Net Income of such Person for such period; plus

  (2)
  Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income; plus

  (3)
  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization expenses were deducted in computing Consolidated Net Income of such Person for such period; plus

  (4)
  the amount of any restructuring charge deducted in such period in computing Consolidated Net Income of such Person for such period; plus

  (5)
  without duplication, any other non-cash charges reducing Consolidated Net Income of such Person for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure in a future period; plus

  (6)
  any expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), recapitalization or Indebtedness permitted to be incurred by the indenture (whether or not successful) (including such fees, expenses or charges related to the Transactions) and, in each case, deducted in such period in computing Consolidated Net Income; plus

  (7)
  the amount of any decrease in net income of the relevant Person as a result of a revaluation of assets and liabilities which have occurred because of purchase accounting for the Acquisition; plus

  (8)
  the amount of any minority interest expense deducted in calculating Consolidated Net Income of such Person for such period; less

  (9)
  non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash expenditure in any prior period, less

  (10)
  the amount of any increase in net income of the relevant Person as a result of a revaluation of assets and liabilities which have occurred because of purchase accounting for the Acquisition.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with US GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including (a) amortization of original issue discount, (b) non-cash interest payments, (c) the interest component of Capitalized Lease Obligations, (d) recurring commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptances (excluding upfront commissions, discounts and other fees and charges incurred in respect of letters of credit and bankers' acceptances) and (e) net payments, if any, pursuant to Hedging Obligations (but excluding amortization of deferred financing fees and unrealized gains and losses arising with respect to Hedging Obligations in accordance with US GAAP (other than any such unrealized gains and losses arising with respect to the Hedging Obligations forming part of the TSDI Instruments));

  (2)
  consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding capitalized interest in relation to Shareholder Debt);

  (3)
  interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or its Restricted Subsidiaries, but only to the extent paid by the relevant Person or a Restricted Subsidiary of the relevant Person;

  (4)
  interest expense in relation to Indebtedness of a Joint Venture (as defined in the last paragraph of the definition of "Indebtedness"), to the extent paid by such Person or its Restricted Subsidiaries;

  (5)
  all dividends, whether paid or accrued and whether or not payable in cash, on any Disqualified Share Capital, Designated Preference Shares and/or Refunding Share Capital of the relevant Person, or on preference shares of any Restricted Subsidiary of the relevant Person, other than dividends payable solely in Equity Interests of the relevant Person (other than Disqualified Share Capital) or to the relevant Person or a Restricted Subsidiary of the relevant Person, in each case, on a consolidated basis and determined in accordance with US GAAP.

        For the avoidance of doubt, Consolidated Interest Expense in relation to the TSDI Instruments shall be made up of:

  (1)
  the aggregate amount of Consolidated Interest Expense (net of interest receivable) in relation to all TSDI Instruments; less

  (2)
  any reduction in the aggregate amount of the assets and liabilities (calculated on the basis of US GAAP) arising under the TSDI Instruments on a net basis.

        Notwithstanding anything to the contrary stated above, Consolidated Interest Expense shall not include any Receivables Fees. For purposes of the foregoing, Consolidated Interest Expense will be determined after giving effect to any net payments made or received by such Person or its Restricted Subsidiaries with respect to Hedging Obligations.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with US GAAP; provided that:

  (1)
  any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto, shall be excluded;

  (2)
  any net after tax gain from any write-off or forgiveness of debt shall be excluded;

  (3)
  the cumulative effect of a change in accounting principles during such period shall be excluded;

  (4)
  any net after-tax gains or losses arising on the disposal of operations, other than in the ordinary course of business, as determined in good faith by the Issuer, shall be excluded;

  (5)
  the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary of such Person, or that is accounted for by such Person by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the relevant Person shall be increased by the amount of dividends, distributions or other returns on the relevant Person's Investments that are actually paid in cash or Cash Equivalents (or converted into cash or Cash Equivalents) to the relevant Person or a Restricted Subsidiary thereof during the relevant period;

  (6)
  the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition;

  (7)
  the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless, in each case, such restriction has been legally waived or constitutes a Permitted Restriction; provided, however, that notwithstanding the foregoing, Consolidated Net Income of the relevant Person for any relevant period shall be increased by the amount of dividends, distributions or other payments actually paid in cash or Cash Equivalents (or converted during such period into cash or Cash Equivalents) to such Person or (subject to the impact of this clause (7)) a Restricted Subsidiary of such Person; and

  (8)
  the impact of capitalized interest on Shareholder Debt shall be excluded from the Consolidated Net Income of the relevant Person.

        For purposes of clause (7) above, the net income of a Restricted Subsidiary that could have distributed such net income to the relevant Person shall be included in such net income.

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(iv) thereof), there shall be excluded from Consolidated Net Income any Net Income arising from any sale or other disposition of Restricted Investments made by the relevant Person and Restricted Subsidiaries, any repurchase or redemption of Restricted Investments held by the relevant Person and its Restricted Subsidiaries, any repayments of loans or advances which constitute Restricted Investments and owing to the relevant Person or its Restricted Subsidiaries or any dividend or distribution from an Unrestricted Subsidiary to the relevant Person or its Restricted Subsidiaries, in each case, to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

        "Consortium" means (i) any one or more of Wendel Investissement, Financière Light I Sarl, Financière Light II Sarl, Financiere Light III Sarl and Financiere Light IV Sarl Montagu Private Equity Ltd., Goldman Sachs Group Inc., WestLB AG group and the Family Investors (as defined under "—Certain Definitions"), (ii) any Person which assumes all or a part of the equity commitments of any of the foregoing on or prior to the Issue Date and (iii) any Affiliate of any Person referred to in clause (i) or (ii) (including Kohlberg Kravis Roberts & Co. L.P. and/or any funds advised or managed directly or indirectly by any of them).

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor"), including any obligation of such Person, whether or not contingent:

  (1)
  to purchase any such primary obligation or any property constituting direct or indirect security therefor;

  (2)
  to advance or supply funds:

  (a)
  for the purchase or payment of any such primary obligation; or

  (b)
  to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

  (3)
  to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means (i) the existing senior credit facility and (ii) one or more Non-Public Indebtedness facilities providing for revolving credit loans, terms loans, letters of credit and /or bank guarantees, receivables financing facilities (including through the sale of receivables to lenders or to one or more special purpose vehicles formed solely to borrow from such lenders against receivables) and/or commercial paper facilities, in each case, as amended, restated, modified, renewed, replaced, refinanced or refunded, including through any increase in the amount borrowed thereunder, in whole or in part, from time to time.

        "Debtco" means Lumina Financing 1 Sarl.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value (determined in good faith by the Issuer) of all consideration (other than cash and Cash Equivalents) received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate of the Issuer setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received by the Issuer or a Restricted Subsidiary in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preference Shares" means, with respect to the Issuer or any Parent Company of the Issuer, preference shares (other than Disqualified Share Capital) (i) that are issued for cash, Cash Equivalents or marketable securities (other than to the Issuer or a Subsidiary of the Issuer) and (ii) that are designated as "Designated Preference Shares" pursuant to an Officers' Certificate of the Issuer at or prior to the issuance thereof, the net cash proceeds of which (or Cash Equivalents or marketable securities received in consideration for the issuance of which) are excluded from the calculation set forth in clause (c) of the first paragraph of covenant entitled "—Limitation on Restricted Payments."

        "Disqualified Share Capital" means, with respect to any Person, any Share Capital of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, in each case, for cash or in exchange for Indebtedness prior to the earlier of the date 91 days after the final maturity date of the notes or the date the notes are no longer outstanding; provided, that, if such Share Capital is issued pursuant to any share option or equity plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such

Share Capital shall not constitute Disqualified Share Capital solely because the relevant Person may be required to repurchase such Share Capital in order to satisfy applicable statutory or regulatory obligations; and provided further that any Share Capital that would constitute Disqualified Share Capital solely because the holders of the Share Capital have the right to require the relevant Person to redeem or repurchase such Share Capital upon the occurrence of a change of control or an asset sale will not constitute Disqualified Share Capital if any such redemption or repurchase obligation is subject to compliance by the relevant Person with the covenant described above under "Limitation on Restricted Payments."

        "Dollar subordinated intercompany funding loan Agreement" means the intercompany loan agreement, dated the Issue Date, between the Issuer, as lender, and FIMAF, as borrower, providing for an advance of $1,000.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means all Share Capital and all warrants, options or other rights to acquire Share Capital, but excluding any Indebtedness that is convertible into, or exchangeable for, Share Capital.

        "Equity Offering" means any public or private sale of ordinary shares, preference shares or other Equity Interests of the Issuer (excluding Disqualified Share Capital) or any Holding Company of the Issuer other than:

  (a)
  a public offering registered on Form S-8; and

  (b)
  any such public or private sale that constitutes an Excluded Contribution,

but, in the case of any such offering by any Holding Company of the Issuer, only to the extent the net cash proceeds thereof are contributed to the equity (other than through the issuance of Disqualified Share Capital) of the Issuer.

        "euro" or "€" means the single currency of participating member states of the EMU.

        "European Union" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

        "Excluded Contribution" means net cash proceeds and/or marketable securities received by the Issuer from:

  (a)
  contributions to its ordinary equity capital; and

  (b)
  the sale (other than to a Restricted Subsidiary of the Issuer or a Management Equity Subsidiary, or pursuant to any management equity plan or share option plan or any other management or employee benefit plan or arrangement of the Issuer or its Restricted Subsidiaries, as the case may be) of Equity Interests (other than Disqualified Share Capital) of the Issuer, in each case, designated as Excluded Contributions pursuant to an Officers' Certificate executed at or prior to the date of such capital contribution is made or the date such Equity Interests are sold, in each case, which are excluded from the calculation set forth in clause (c) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means Indebtedness of Legrand, FIMAF and its Restricted Subsidiaries outstanding on the Issue Date, including the TSDIs and the Yankee Bonds.

        "Existing Intercreditor Deed" means the intercreditor deed dated July 26, 2002, as amended and restated on December 5, 2002, among the Issuer, FIMAF and the original lenders under the existing senior credit facility and others, as it may be amended from time to time in accordance with the indenture.

        "Existing senior credit agreement" means the Credit Agreement, dated as of July 26, 2002, as amended and restated on December 5, 2002, by and among FIMAF, Lumina Financing 1, the companies listed therein as the initial borrowers, the companies listed therein as the initial guarantors, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland Plc, as mandated joint lead arrangers, the financial institutions listed therein as the Lenders, The Royal Bank of Scotland plc., as the Facility and Security Agent, including the Senior Finance Documents (as defined therein) and any guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as in effect on the Issue Date.

        "Existing Senior Credit Facility" means the existing senior credit agreement, the Senior Funding Bonds, the Senior Funding Bonds Guarantee, and, in each case, any guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as in effect on the Issue Date.

        "FIMAF Senior Debt" means:

  (1)
  the Obligations of FIMAF under the existing senior credit facility; and

  (2)
  the Obligations of FIMAF under any other Indebtedness permitted to be incurred by FIMAF under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it ranks equally with or subordinated in right of payment to the subordinated intercompany funding loan, in each case, including accrued and unpaid interest (including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for insolvency, bankruptcy, administration or any similar proceeding, in accordance with and at the rate specified in the documents evidencing or governing such FIMAF Senior Debt, whether or not such interest is an allowable claim in such insolvency or bankruptcy proceeding).

        In no event shall "FIMAF Senior Debt" include:

  (1)
  any liability for taxes owed or owing by FIMAF to any governmental authority;

  (2)
  any Indebtedness of FIMAF to any of its Subsidiaries or Affiliates (other than pursuant to the Senior Funding Bonds and the Senior Funding Bonds Guarantee);

  (3)
  any trade payables; or

  (4)
  the portion of any Indebtedness of FIMAF that is incurred in violation of the indenture.

        "Finance Subsidiary" means, a direct Restricted Subsidiary of the Issuer (i) whose sole operations are comprised of incurring or issuing Indebtedness to unaffiliated Persons to finance the operations of the Issuer and its Restricted Subsidiaries, (ii) which loans the proceeds of such Indebtedness to FIMAF or the Issuer (and to no other Restricted Subsidiary of the Issuer) and (iii) which owns no assets other than any intercompany Indebtedness referred to in the preceding clause.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period.

        The Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all Investments, acquisitions, dispositions, mergers, consolidations, amalgamations, disposed operations and other business combination transactions, as well as each repayment, repurchase, defeasance or other discharge of Indebtedness (as determined in accordance with US GAAP) made or undertaken by the relevant Person or any Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the date of calculation (including the change in Consolidated Interest Expense and Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. In addition, if (since the beginning of such four-quarter reference period) any Person that subsequently became a Restricted Subsidiary of the relevant Person or was merged, consolidated, amalgamated or otherwise combined with or into the relevant Person or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, disposed operations or other business combination transaction or any repayment, repurchase, defeasance or other discharge of Indebtedness that would have required adjustment pursuant to this definition, then Consolidated Cash Flow of the acquired Person shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, amalgamation, disposed operations or other business combination transaction or any such discharge of Indebtedness had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the relevant Person. If any Indebtedness bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the relevant Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with US GAAP. For purposes of making the computation referred to above, interest on any Indebtedness outstanding during the relevant period under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based on a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the relevant Person may designate.

        "French GAAP" means generally accepted accounting principles in France in effect from time to time.

        "Government Securities" means securities that are:

  (1)
  issued or directly and fully and unconditionally guaranteed or insured by the United States government, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government; or

  (2)
  issued or directly and fully and unconditionally guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith audit obligation of such government;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by pledge of assets or through letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1)
  currency exchange, interest rate or commodity swap agreements, currency exchange or interest rate or commodity cap agreements and currency exchange rate, interest rate or commodity collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, interest rates or commodity prices.

        "Holder" means a Person in whose name a note is registered.

        "Holding Company" of a Person means any other Person (other than a natural person) which legally and beneficially owns more than 50% of the Voting Shares of the relevant Person, either directly, or through one or more Subsidiaries.

        "IAS" means the international accounting standards promulgated from time to time by the International Accounting Standards Board.

        "Indebtedness" means, with respect to any Person:

  (1)
  any indebtedness (including principal and premium) of such Person, whether or not contingent:

  (a)
  in respect of borrowed money;

  (b)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof, except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied with 30 days of incurrence);

  (c)
  representing the balance deferred and unpaid of the purchase price (including Capitalized Lease Obligations) for any property (which deferred purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto), except in each case for any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case, incurred in the ordinary course of business; or

  (d)
  representing any Hedging Obligations (the amount of any such indebtedness to be equal at any time to the net payments that would be payable by such Person at such time under the Hedging Obligation at its termination date);

    if and (save as a consequence of purchase accounting adjustments in relation to any Acquired Indebtedness (other than Existing Indebtedness)) to the extent that any of the foregoing Indebtedness specified in clauses (a) through (d) (other than letters of credit, guarantees and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with US GAAP;

  (2)
  to the extent not otherwise included, any obligation of such Person as obligor, guarantor or otherwise for the Indebtedness of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

  (3)
  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person (with the amount of such Indebtedness equal to the lesser of the fair market value

    (determined in good faith by the Issuer) of such asset at such date of determination and the amount of such Indebtedness of such other Person);

provided however, that with respect to clauses (1), (2) and (3), in no event shall Contingent Obligations incurred in the ordinary course of business and obligations under or in respect of Receivables Facilities constitute Indebtedness.

        In addition, "Indebtedness" of any Person shall include Indebtedness described in the foregoing paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or a joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary;

and the amount of such Indebtedness shall be the lesser of:

    (a)
    the greater of:

    (i)
    the net assets of the general partner (or the equivalent); and

    (ii)
    the amount of such obligation to the extent that there is recourse by contract or operation of law to the property or assets of such Person or a Restricted Subsidiary (other than the general partner (or the equivalent)); and

    (b)
    the actual amount of such Indebtedness that is recourse to such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of internationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Insolvency Event" in respect of any Person means, in any relevant jurisdiction, the earlier of the date on which:

  (1)
  a court makes an order, or the Board of Directors or shareholders of such Person passes a resolution, for the winding up, dissolution, liquidation, bankruptcy, administration or similar matter in respect of such Person; or

  (2)
  a liquidator, administrator, receiver or similar official in respect of all or substantially all of the assets of such Person is appointed to thereto or to its assets;

        "Intercreditor Deed" means the existing intercreditor deed and/or any future intercreditor deed permitted by clause (12) of the second paragraph under "Amendment, Supplement and Waiver."

        "Investment Grade Securities" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

  (2)
  securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

  (3)
  debt securities or debt instruments with a rating of BBB or higher from S&P on Baa3 or higher by Moody's or the equivalent of such rating by such rating organization or, if no rating of Moody's or S&P then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among FIMAF and its Subsidiaries;

  (4)
  investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment and/or distribution; and

  (5)
  corresponding instruments in countries other than those identified in clause (1) or (2) above customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding bank deposits, accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by US GAAP to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition. For purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value (determined in good faith by the Issuer) of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

  (x)
  the Issuer's "Investment" in such Subsidiary at the time of such redesignation; less

  (y)
  the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value (determined in good faith by the Issuer) of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (determined in good faith by the relevant Person) at the time of such transfer.

        "Issue Date" means the date on which the notes are originally issued.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Equity Subsidiary" means any Subsidiary of any Parent Company of the Issuer engaged solely in holding Equity Interests in any Parent Company of the Issuer and whose minority shareholders are limited to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Company of the Issuer.

        "Management Investors" means Messrs. Grappotte, Bazil and Schnepp, for so long as they are directors or officers of the Issuer, any of its Restricted Subsidiaries or any Parent Company of the Issuer.

        "Minority Buy-Out" means the garantie de cours and the offre publique de retrait and retrait obligatoire carried out by FIMAF in respect of the ordinary and preference shares of Legrand not acquired from Schneider pursuant to the Acquisition.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with US GAAP and before any reduction in respect of preference share dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including (when received) any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including:

  (1)
  legal, accounting and investment banking fees;

  (2)
  brokerage and sales commissions;

  (3)
  any relocation expenses incurred as a result thereof;

  (4)
  taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

  (5)
  amounts required to be applied to the repayment of principal, premium and interest on Indebtedness required (other than Indebtedness referred to in clause (1) of the second paragraph of "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction;

  (6)
  any deduction of amounts to be provided by the Issuer as a reserve in accordance with US GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

  (7)
  all distributions or other payments required to be made to minority interest holders in Subsidiaries of the Issuer or joint ventures of the Issuer or its Subsidiaries as a result of such transaction.

        "Non-Public Indebtedness" means:

  (1)
  Indebtedness represented by promissory notes or similar evidence of Indebtedness under bank loans or similar financing agreements, including private placements to insurance companies, mezzanine lenders, strategic investors and private-equity sponsors; and

  (2)
  any other Indebtedness, provided that it (A) is not listed, quoted or tradeable on any exchange or market, including any market for securities eligible for resale pursuant to Rule 144A under the US Securities Act, (B) does not clear or settle through the facilities of The Depository Trust Company, Euroclear, Clearstream or any similar facilities, (C) is not issued or sold by means of any prospectus, prospectus (but not an information memorandum of the type used in a bank syndication) or similar document typically used in connection with road show presentations, (D) is not marketed in an underwritten securities offering and (E) if placed with or through an agent, the agent does not place it with its high-yield bond accounts.

        "Obligations" means all principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board of Directors (the "Président du Conseil d'Administration"), the Chairman of the Supervisory Board (the "Président du Conseil de Surveillance"), the members of the Directorate (the "Membres du Directoire"), the Chief Executive Officer (the "Directeur Général" or the "Président du Directoire"), the Chief Operating Officer (the "Directeur des Opérations"), the Chief Financial Officer (the "Directeur Financier"), the Treasurer (the "Trésorier"), any Assistant Treasurer (the "Trésorier Adjoint"), the Secretary (the "Secrétaire Général") or any Vice-President ("Adjoint") of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer (the "Président" or the "Directeur Général"), the principal financial officer (the "Directeur Financier"), the treasurer (the "Trésorier") or the principal accounting officer of the Issuer that meets the requirements set forth in the indenture.

        "Parent Company" of the Issuer means any other Person (other than a natural person) which either (i) legally and beneficially owns more than 50% of the Voting Shares of the Issuer, either directly or through one or more Subsidiaries or (ii) is a Subsidiary of any Person referred to in the preceding clause and owns no Investments other than Investments in the Issuer and its Subsidiaries; provided, however, that in no event shall any Subsidiary of the Issuer constitute its Parent Company.

        "Pari Passu Indebtedness" means:

  (a)
  Indebtedness of the Issuer which ranks equal in right of payment to the notes; and

  (b)
  Indebtedness of any Finance Subsidiary which is guaranteed by the Issuer, if such guarantee ranks equal in right of payment to the notes.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means Wendel Investissement, Kohlberg Kravis Roberts & Co. L.P. and any of their respective Affiliates and the Management Investors.

        "Permitted Investments" means:

  (1)
  any Investment in the Issuer or any Restricted Subsidiary;

  (2)
  any Investment in cash, Cash Equivalents or Investment Grade Securities;

  (3)
  any Investment by the Issuer or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary; or

  (b)
  such Person, in one transaction or a series of related transactions, is merged, consolidated, amalgamated or otherwise combined with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary (other than a Finance Subsidiary);

  (4)
  any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of property or assets, or issuance or sale of Equity Interests, not constituting an Asset Sale;

  (5)
  any Investment existing on the Issue Date;

  (6)
  advances to employees not in excess of €10 million outstanding at any one time, in the aggregate;

  (7)
  any Investment acquired by the Issuer or any Restricted Subsidiary:

  (a)
  in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, in each case, in connection with or as a result of a bankruptcy, workout, reorganization, recapitalization or other settlement of such other Investment or accounts receivable; or

  (b)
  as a result of a foreclosure by FIMAF or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (8)
  Hedging Obligations permitted under clause (9) of the second paragraph of the covenant "—Certain Covenants—Limitation of Incurrence of Indebtedness and Issuance of Disqualified Share Capital;"

  (9)
  loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business;

  (10)
  any Investment in a Similar Business having an aggregate fair market value (determined in good faith by the Issuer), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, of the greater of €75 million and 2.5% of Total Assets at the time of such Investment (with the fair market value (determined in good faith by the Issuer) of each Investment measured at the time made and without giving effect to subsequent changes in value);

  (11)
  Investments the payment for which consists of Equity Interests of the Issuer or any of its Parent Companies (exclusive of Disqualified Share Capital of the Issuer); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "—Certain Covenants—Limitation on Restricted Payments;"

  (12)
  guarantees not prohibited by the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital";

  (13)
  any transaction constituting an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Transactions with Affiliates" (except those described in clauses (2), (6), (7) and (11) of that paragraph);

  (14)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons

  (15)
  additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding of less than the greater of €75 million and 5% of Total Assets at the time of such Investments (with the fair market value of each Investment being determined in good faith by the Issuer and measured at the time made and without giving effect to subsequent changes in value);

  (16)
  Investments relating to any special purpose Wholly-Owned Subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility;

  (17)
  any acquisition of Equity Interests of Legrand SA outstanding on the Issue Date (or issued thereafter pursuant to options outstanding on the Issue Date);

  (18)
  any Investment required pursuant to the Transaction Documents; and

  (19)
  any Investment in, or any payment or release of funds from, the TSDI Prepayment Account.

        "Permitted Lien" means, with respect to any Person or asset:

  (1)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case, incurred in the ordinary course of business;

  (2)
  Liens imposed by law, including carriers', warehousemen's and mechanics' Liens, in each case, for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review;

  (3)
  Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a credit or depository institution; provided that such deposit account is not a dedicated cash collateral account subject to restrictions against access by such Person in excess of those customarily applied to deposit accounts not intended by such Person to provide collateral to the relevant bank;

  (4)
  Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves have been taken on the books of such Person to the extent required under US GAAP;

  (5)
  Liens in favor of issuers of surety bonds or letters of credit (not issued to support Indebtedness for borrowed money) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

  (6)
  Liens securing Hedging Obligations entered into in the ordinary course of business so long as such Hedging Obligations relate to (i) Indebtedness that is permitted to be incurred under the indenture and is secured by a Lien on the same property which secures such Indebtedness or (ii) cash collateral or customary Liens Incurred in connection with Hedging Obligations;

  (7)
  Liens for the purpose of securing the payment (or the refinancing of the payment) of all or a part of any Indebtedness relating to assets or property acquired or constructed directly or indirectly, which Indebtedness is permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital;" provided that (a) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the cost of the assets or property so acquired or constructed and (b) such Liens will not encumber any other assets or property of such Person or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (8)
  Liens arising from precautionary Uniform Commercial Code financing statement filings, or comparable filings in other jurisdictions, regarding operating leases entered into by such Person or its Subsidiaries in the ordinary course of business;

  (9)
  Liens securing Indebtedness of any Restricted Subsidiary of the Issuer permitted to be incurred pursuant to the covenant under "Limitation on Indebtedness and Issuance of

    Disqualified Share Capital;" provided that, in each case, the assets subject to the Lien are limited to those of the relevant borrower, guarantor and their respective Restricted Subsidiaries;

  (10)
  Liens on property of a Person existing at the time such Person is merged, consolidated, amalgamated or otherwise combined with, or acquired by, such Person or any Restricted Subsidiary of such Person; provided that such Liens were in existence prior to the contemplation of such merger, consolidation, amalgamation, other combination or acquisition and do not extend to any assets other than those of the Person merged, consolidated, amalgamated or otherwise combined with, or acquired by, such Person or the Restricted Subsidiary;

  (11)
  Liens to secure the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (12)
  Liens incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed €25 million (or its equivalent in another currency) at any one time outstanding;

  (13)
  easements (including reciprocal easement agreements and any Liens arising in connection with any swapping of logistics capabilities), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges and other similar encumbrances or title defects incurred, or leases or sub-leases granted to others, in the ordinary course of business, that do not in the aggregate materially detract from the aggregate value of the properties of such Person and its Subsidiaries, taken as a whole, or in the aggregate materially interfere with or adversely affect in any material respect the ordinary course of the business of such Person and its Subsidiaries on the properties subject thereto, taken as whole;

  (14)
  Liens arising by operation of law (or by agreement to the same effect) in the ordinary course of business and not as a result of any default or omission on the part of such Person or any Restricted Subsidiary;

  (15)
  (A) Liens existing on the Issue Date or (B) any Liens incurred in connection with any Refinancing Indebtedness in replacement of any such Liens existing on the Issue Date on the same assets which were the subject of the original Liens; and

  (16)
  pari passu Liens over the subordinated intercompany funding loan and/or any Permitted Subordinated Funding Loan, in each case, securing any obligations of the Issuer outstanding under this indenture, the Notes or any Permitted Secured Public Indebtedness (and in the case of such Liens securing Permitted Secured Public Indebtedness, to the extent permitted by the Assignment Agreement).

        "Permitted Restriction" means any restriction or encumbrance on the ability of a Restricted Subsidiary to pay dividends, return capital, make any other payment or distribution, or transfer assets to the Issuer or its Restricted Subsidiaries either (a) arising under the existing senior credit facility, as in effect on the Issue Date, (b) permitted pursuant to clauses (9) or (13) of the second paragraph of the covenant entitled "Dividend and Other Payment Restrictions Affecting Subsidiaries" or (c) restrictions in effect pursuant to Indebtedness outstanding on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the holders of the notes than such restrictions in effect on the Issue Date.

        "Permitted Secured Public Indebtedness" means any Public Indebtedness (other than the notes) of the Issuer:

  (1)
  issued after the Issue Date;

  (2)
  constituting Pari Passu Indebtedness;

  (3)
  in an initial aggregate principal amount of no less than €100 million (or its equivalent in any other currency as at its issue date); and

  (4)
  the holders of which, or Additional Agents of such holders, have entered into a Permitted Subordinated Funding Loan Assignment Agreement and a sharing agreement in substantially the form attached to the indenture (a "Sharing Agreement");

if, in the case of any such Public Indebtedness issued by a Finance Subsidiary, concurrently with the issuance thereof, the Issuer delivers to the Trustee a favorable Opinion of Counsel as to the enforceability of the security interest granted to the Trustee under the Assignment Agreement over the related Permitted Subordinated Funding Loan.

        "Permitted Subordinated Funding Loan" means each intercompany loan made by the Issuer or any Finance Subsidiary of the Issuer to FIMAF of the net proceeds raised by the Issuer or any Finance Subsidiary of the Issuer from each future issue of Permitted Secured Public Indebtedness permitted to be incurred by the Issuer or any Finance Subsidiary of the Issuer by the terms of the indenture and which is the subject of a Permitted Subordinated Funding Loan Assignment Agreement.

        "Permitted Subordinated Funding Loan Agreement" means each agreement evidencing a Permitted Subordinated Funding Loan.

        "Permitted Subordinated Funding Loan Assignment Agreement" means each assignment and charge agreement pursuant to which the subordinated intercompany funding loan and/or one or more Permitted Subordinated Funding Loans are assigned and charged for the benefit of the holders of Permitted Secured Public Indebtedness and/or Additional Agents of such holders; provided that (i) such assignment and charge does not rank in priority to the Security Interest created pursuant to the Assignment Agreement, (ii) the rights of the holders of such Permitted Secured Public Indebtedness and the Additional Agents (if any) created thereunder are substantially equivalent to those granted to the Trustee under the Assignment Agreement and (iii) the obligations of the Issuer created thereunder are substantially equivalent to those created under the Assignment Agreement.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint share capital company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preference shares" means any Equity Interest with preferential rights of payment of dividends or other distributions or upon liquidation, dissolution, or winding up, provided that accrued non-cash dividends with respect to any preference shares shall not constitute preference shares for the purposes of the covenant entitled "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital".

        "Priority Deed" means the priority deed, dated the Issue Date, among the Trustee, Lumina Parent, Lumina Participation, the Issuer, FIMAF, NewSub 1, Lumina Holdings (Gibraltar) and others pursuant to which the parties thereto agree, among other things, to subordinate the subordinated shareholder PIK loan to the notes.

        "Public Indebtedness" means any Indebtedness that is not Non-Public Indebtedness.

        "Receivables Facility" means with respect to any Person one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for customary representations, warranties, covenants and indemnities in relation thereto made in connection with such facilities) to such Person and its Restricted Subsidiaries pursuant to which such Person and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; providedthat any assets received by the Issuer or any Restricted Subsidiary of the Issuer in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any Subsidiary of the relevant Person that is not then an Unrestricted Subsidiary.

        "Rocky Mountain Agreement" means the put option agreement between FIMAF and Schneider relating to, among other things, the purchase by Schneider at the option of FIMAF of the shares of Rocky Mountain SA, dated December 10, 2002 as in effect on the Issue Date and as amended from time to time thereafter in any manner that is not materially prejudicial to the holders of the Notes.

        "S&P" means Standard and Poor's Ratings Group.

        "Schneider Option Undertaking" means the undertaking by Schneider, pursuant to a call and put option agreement, as in effect on the Issue Date, as amended from time to time thereafter in any manner which is not materially prejudicial to the holders of the notes, to sell to FIMAF all ordinary and preferred non-voting shares of Legrand held by Schneider as a result of the Schneider Option Exchange.

        "Schneider Option Exchange" means the offer made by Schneider in the course of its tender offer for the shares of Legrand to holders of options over shares of Legrand to exchange the Legrand shares resulting from the exercise of such options for Schneider shares.

        "Senior Funding Bonds" means the senior funding bonds issued by FIMAF and subscribed by Debtco pursuant to the Senior Funding Bond Subscription Agreement dated December 5, 2002.

        "Senior Funding Bonds Guarantee" means any guarantee granted by a Subsidiary of the Issuer in respect of Senior Funding Bonds.

        "Share Capital" means:

  (1)
  in the case of a company, any and all shares, interests, participations or other equivalent (however designated and whether voting or non-voting) of share capital or corporate share capital;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital or corporate share capital;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        For the avoidance of doubt, in no event shall any Shareholder Debt or any instrument issued on similar terms constitute Share Capital.

        "Shareholder Debt" means (A) the subordinated shareholder PIK loan, (B) any other Indebtedness of the Issuer (i) with terms that are substantially similar to the subordinated shareholder PIK loan (including, without limitation, as to maturity), (ii) that are subordinated in right of payment to all Indebtedness of the Issuer substantially to the same extent as the subordinated shareholder PIK loan is subordinated to the notes (pursuant to the intercreditor deed, the Priority Deed and otherwise) and (iii) the holders of which are comprised of a Parent Company or Permitted Holders, in each case, who become party to the existing intercreditor deed and the Priority Deed (in each case, on the same terms as are applicable to the subordinated shareholder PIK loan) or to a separate intercreditor agreement between such holders, the Issuer and the Trustee on substantially the same terms (including remedy bars) and (C) any other Indebtedness of the Issuer that (i) does not mature before the subordinated shareholder PIK loan or the notes, (ii) does not pay cash interest, (iii) contains no change of control prepayment provisions and (iv) is subordinated in right of payment to the notes pursuant to a written agreement on terms at least as favorable to the holders of the Notes as the Existing Intercreditor Deed and the Priority Deed.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant Subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the US Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means the development, manufacture, distribution, sale and/or provision of electrical products for low-voltage installations and information networks in buildings and any services, activities or businesses incidental or directly related or similar thereto, or any line of businesses engaged in by Legrand and its Subsidiaries on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "SPVs" means Signal Financial Corporation Limited, Watt Limited, Light Financial Corporation Limited and Fuse Limited, being parties to certain of the TSDI Instruments.

        "Subordinated Indebtedness" means:

  (a)
  with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, including the Shareholder Debt; and

  (b)
  with respect to FIMAF, any Indebtedness of FIMAF which is by its terms subordinated in right of payment to the subordinated intercompany funding loan.

        "Subordinated Intercompany Funding Loan" means the advance made pursuant to the subordinated intercompany funding loan Agreement.

        "Subordinated Intercompany Funding Loan Agreement" means the intercompany loan agreement, dated on or about the Issue Date, by and between the Issuer, as lender, and FIMAF, as borrower, providing for an advance of approximately €1.8 billion.

        "Subordinated Shareholder PIK Loan" means the subordinated bonds with an original aggregate nominal amount of approximately €1,156 million issued by the Issuer to NewSub 1 on the Issue Date, together with any further such subordinated bonds issued in lieu of the payment of cash interest thereon, in each case, pursuant to agreements governing the subordinated shareholder PIK loan as in effect on the Issue Date or as amended in accordance with the intercreditor deed and the Priority Deed.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Share Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

  (2)
  any partnership, joint venture, limited liability company or similar entity of which:

  (a)
  more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

  (b)
  such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity;

  (3)
  without prejudice to the forgoing definitions, in the case of a French entity, any such entity which is controlled ("contrôlèe") within the meaning of article 233-3 of the French commercial code (code de commerce); and

  (4)
  with respect to the Issuer, the SPVs and Lumina Financing 1 do not constitute "Subsidiaries" of the Issuer for the purposes of the covenants.

        "Subsidiary Senior Debt" means all Obligations of Legrand SA or any Restricted Subsidiary of Legrand SA which is not subordinated in right of payment to any other Indebtedness of Legrand SA or such Restricted Subsidiary.

        "Total Assets" means the total assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of the Issuer prepared in accordance with US GAAP.

        "Transactions" means (i) the Acquisition, (ii) the initial borrowing under the existing senior credit facility and any borrowings thereunder after the Acquisition Closing Date to repay Existing Indebtedness (other than the Yankee Bonds and the TSDIs), (iii) the issuance on or prior to the Issue Date by the Issuer of ordinary shares for cash consideration as described in this prospectus, (iv) the issuance by the Issuer of the subordinated shareholder PIK loan, (v) the making of the subordinated intercompany funding loan to FIMAF and the execution of the Assignment Agreement, in each case, on the Issue Date and as described in this prospectus, (vi) the offering of the notes and the application of the proceeds therefrom as described in this prospectus, (vii) the repayment of the Existing Indebtedness (other than the TSDIs and the Yankee Bonds), (viii) the sale on or prior to the Issue Date by Legrand of shares of Schneider in accordance with the Acquisition Agreement, (ix) the completion of the Minority Buy-Out (including the offre publique de retrait and the retrait obligatoire), as described in this prospectus, (x) the sale by Legrand and its Subsidiaries of marketable securities to repay Existing Indebtedness other than the TSDIs and the Yankee Bonds and (xi) the payment of costs, fees and expenses, in each case, related thereto.

        "Transaction Documents" means the Acquisition Agreement, the existing senior credit facility, the existing intercreditor deed, the indenture, the notes, the Registration Rights Agreement, the Assignment Agreement, the Paying Agency Agreement, the subordinated shareholder PIK loan, the Priority Deed, the subordinated intercompany funding loan and, in each case, all other documents and agreements made by the Parent, any holding company or Affiliate of the Issuer, the Trustee and/or Schneider in connection therewith.

        "Treasury Rate" means the yield to maturity at the time of the computation of the United States Treasury securities with a constant maturity (as complied by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two Business Days prior to the date fixed for redemption (or if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life of the notes to February 15, 2008; provided that, if the average life of the notes is not equal to the constant maturity of the United States Treasury security for which weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of such notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Trustee's Agent" has the meaning set forth under "—The Assignment Agreement."

        "TSDIs" means the subordinated perpetual notes (titres subordonnès á durée indéterminée) issued by Legrand (i) in December 1990 in an aggregate nominal amount of FRF 3,000,000,000; (ii) in March 1992 in an aggregate nominal amount of FRF 1,625,000,000; (iii) in March 1992 in an aggregate nominal amount of FRF 275,000,000 and (iv) in March 1992 in an aggregate nominal amount of FRF 100,000,000, in each case, as subsequently repackaged and, in the case of those referred to in clauses (i) and (ii), as restructured in December 1995.

        "TSDI Instruments" means the TSDIs, any issue agreement, any subscription agreement, any deposit agreement, any forward sale contract, any agreement on the waiver of interest and any agreement for the purpose of the transfer of rights or claims, any escrow agreement, any security agreement, any loan agreement, any call option agreement, any agreements relating to Hedging Obligations or mirror Hedging Obligations relating to the latter, in all cases in relation to the TSDIs, as well as any agreement relating to the repackaging or to the restructuring of the TSDIs;

        "TSDI Prepayment Account" means an account with the facility agent under the existing senior credit facility or with any counter-party to a Hedging Obligation related to the TSDIs into which the proceeds of an advance under the existing senior credit facility will be deposited for the purposes of making payments under the TSDIs or under Hedging Obligations relating thereto or for the purposes of providing cash collateral in relation to such Hedging Obligations.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of FIMAF which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of FIMAF, as provided below); and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Issuer may designate any Subsidiary of FIMAF (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary); provided that:

    (a)
    any Unrestricted Subsidiary must be a Subsidiary of FIMAF;

    (b)
    such designation complies with the covenant described under "—Certain Covenants—Limitation on Restricted Payments;" and

    (c)
    each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness (x) pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary or (y) with respect to which a default (including any rights that the holders thereof may have to take enforcement action against such Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Issuer or any of its

      Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either:

  (1)
  the Issuer could incur at least €1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Share Capital;" or

  (2)
  the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be no less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

        Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "US Exchange Act" means the US Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder, as amended.

        "US GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date.

        "US Securities Act" means the US Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder, as amended.

        "Voting Shares" of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Share Capital, as the case may be, at any date, the quotient obtained by dividing:

  (1)
  the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Share Capital multiplied by the amount of such payment, by

  (2)
  the sum of all such payments.

        "Wholly-Owned Restricted Subsidiary" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Share Capital or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

        "Working Capital Intercompany Loans" means loans to or by the Issuer or any of its Restricted Subsidiaries to or from the Issuer or any of its Restricted Subsidiaries from time to time (i) for purposes of consolidated cash management and working capital management or (ii) for a duration of less than one year.

        "Yankee Bonds" means the 8.5% debentures due 2025 of Legrand issued pursuant to an indenture dated February 1, 1995 between Legrand and Bankers Trust Company, as trustee.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the effective date of the registration statement which includes this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sales of the exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the US Securities Act and any profit on any such resale of exchange notes and any commissions of concessions received by any such persons may be deemed to be underwriting compensation under the US Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the US Securities Act.

        For a period of 180 days after the effective date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in a letter of transmittal.

        Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the US Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the US Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes.

        The exchange notes will constitute a new issuance of securities with no established trading market. We currently intend to list the exchange notes on the Luxembourg Stock Exchange. In addition, such market activity will be subject to the limits imposed by the US Securities Act and the US Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. The US Securities Act and the US Exchange Act impose restrictions on the trading of securities not registered under the US Securities Act. Until the completion of the exchange offer upon which exchanged notes will become registered securities, the notes may not be offered or sold within the United States or for the benefit of, US persons (as defined in Regulation S under the US Securities Act) except to (i) qualified institutional buyers in reliance on the exemption from the registration requirements of the US Securities Act provided by Rule 144A and (ii) persons in offshore transactions in reliance on Regulation S. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

        We have agreed to pay all expenses incidental to an exchange offer or shelf registration, however in the latter case, we will pay the expenses of one counsel for the holders of the notes only if the shelf registration is not underwritten. We will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the US Securities Act.

BOOK ENTRY, DELIVERY AND FORM

General

        The exchange notes will initially be represented by two global notes in registered form without interest coupons attached.

        The global note representing the dollar exchange notes will be deposited upon issuance with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. The global note representing the euro exchange notes will be deposited with a common depository and registered in the name of the nominee of the common depository for the accounts of Euroclear and Clearstream.

        Ownership of interests in the global notes will be limited to persons that have accounts with DTC, Euroclear and/or Clearstream or persons that may hold interests through such participants. Book-entry interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC, Euroclear and Clearstream and their participants.

        The book-entry interests will not be held in definitive form. Instead, DTC, Euroclear and/or Clearstream will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge book-entry interests. In addition, while the notes are in global form, "holders" of book-entry interests will not be considered the owners or "holders" of notes for any purpose.

        So long as the exchange notes are held in global form, DTC, Euroclear and/or Clearstream, as applicable, (or their respective nominees) will be considered the holders of global notes for all purposes under the indenture. As such, participants must rely on the procedures of DTC, Euroclear and /or Clearstream and indirect participants must rely on the procedures of DTC, Euroclear and/or Clearstream and the participants through which they own book-entry interests in order to exercise any rights of holders under the indenture.

        Neither we nor the trustee under the indenture nor any of our respective agents will have any responsibility or be liable for any aspect of the records relating to the book-entry interests.

Issuance of Definitive Registered Notes

        Under the terms of the indenture, owners of book-entry interests will receive definitive notes in registered form:

  —
  if DTC (with respect to the dollar global notes), or Euroclear and Clearstream (with respect to the euro global notes) notify us that it is unwilling or unable to continue to act as depository and a successor depository is not appointed by us within 120 days;

  —
  in whole, but not in part, if we, DTC, Euroclear or Clearstream so request following a Default under the indenture; or

  —
  if the owner of a book-entry interest requests such exchange in writing delivered through DTC, Euroclear and/or Clearstream or the Issuer following an Event of Default under the indenture.

        In such an event, the registrar will issue definitive registered notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear and/or Clearstream or us, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of book-entry interests), and such definitive registered notes will bear the restrictive legend referred to in "Notice to US Investors," unless that legend is not required by the indenture or applicable law.

Redemption of Global Notes

        In the event any global note, or any portion thereof, is redeemed, DTC, Euroclear and/or Clearstream, as applicable, will distribute the amount received by it in respect of the global note so redeemed to the holders of the book-entry interests in such global note from the amount received by it in respect of the redemption of such global note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by DTC, Euroclear or Clearstream, as applicable, in connection with the redemption of such global note (or any portion thereof). We understand that under existing practices of DTC, Euroclear and Clearstream, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and Clearstream will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no book-entry interest of less than $1,000 or €1,000, as applicable, principal amount at maturity, or less, may be redeemed in part.

Payments on Global Notes

        Payments of amounts owing in respect of the global notes (including principal, premium, interest, additional interest and additional amounts) will be made by us to the principal paying agent. The principal paying agent will, in turn, make such payments to DTC or its nominee (in the case of the dollar global notes) and to the common depository for Euroclear and Clearstream (in the case of the euro global notes), which will distribute such payments to participants in accordance with their respective procedures.

        Under the terms of the indenture, we and the trustee will treat the registered holder of the global notes (i.e., DTC, Euroclear or Clearstream (or their respective nominees)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee or any of our respective agents has or will have any responsibility or liability for:

  —
  any aspects of the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest, for any such payments made by DTC, Euroclear, Clearstream or any participant or indirect participants, or for maintaining supervising or reviewing the records of DTC, Euroclear, Clearstream or any participant or indirect participant relating to or payments made on account of a book-entry interest; or

  —
  DTC, Euroclear, Clearstream or any participant or indirect participant.

        Payments by participants to owners of book-entry interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

Currency and Payment for the Global Notes

        The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the dollar global notes will be paid to holders of interests in such notes through DTC in dollars. The principal of, premium, if any, and interest on, and all other amounts payable in respect of, the euro global notes, will be paid to holders of interests in such notes through Euroclear and/or Clearstream in euro.

        Notwithstanding the payment provisions described above, holders of interests through Euroclear or Clearstream may elect to receive payments in respect of the euro global notes in dollars and holders of interests through DTC may elect to receive payments in respect of the dollar global notes in euro.

        If so elected, a holder of interests through Euroclear or Clearstream may receive payments of amounts payable in respect of its interest in the euro global notes in dollars in accordance with Euroclear or Clearstream's customary procedures, which includes, among other things, giving to Euroclear or Clearstream, as appropriate, a notice of such holder's election. All costs of conversion resulting from any such election will be borne by such holder.

        If so elected, a holder of interest through DTC may receive payment of amounts payable in respect of its interest in the dollar global notes in euro in accordance with DTC's customary procedures, which includes, among other things, giving to DTC a notice of such holder's election to receive payments in euro. All costs of conversion resulting from any such election will be borne by such holder.

Action by Owners of Book-Entry Interests

        DTC, Euroclear and Clearstream have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described in "Exchange Offer") only at the direction of one or more participants to whose account the book-entry interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC, Euroclear and Clearstream will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the global notes. However, if there is an event of default under the notes, each of DTC, Euroclear and Clearstream reserves the right to exchange the global notes for definitive registered notes in certificated form, and to distribute such definitive registered notes to their respective participants.

Transfers

        Transfers between participants in DTC will be done in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of definitive registered notes for any reason, including to sell the notes to persons in states which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and in accordance with the provisions of the indenture.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive a book-entry interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving book-entry interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of a book-entry interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. We, the units agents, the warrant agent and the initial purchasers will have no responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Information Concerning DTC, Euroclear and Clearstream

        All book-entry interests will be subject to the operations and procedures of DTC, Euroclear and Clearstream, as applicable. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

        DTC has advised us that it is:

  —
  a limited purpose trust company organized under New York banking law;

  —
  a "banking organization" under New York banking law;

  —
  a member of the Federal Reserve System;

  —
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  —
  a "clearing agency" registered under Section 17A of the US Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates, DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. and a number of its direct participants. Others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

        Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream systems, or otherwise take actions in respect of such interest, may be limited by the lack of a definite certificate for that interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC, Euroclear or Clearstream systems will receive distributions attributable to the global notes only through DTC, Euroclear or Clearstream participants.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

United States Federal Income Taxation

        The following is a summary of the material US federal income tax consequences for beneficial owners of the notes that are "US persons" under the Internal Revenue Code (which we will refer to in this summary as the Code). Under the Code, a "US person" means a person who is any of the following for US federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to US federal income taxation regardless of its source; or

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more US persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable US Treasury regulations to be treated as a US person.

        This summary is based on current law, which is subject to change (perhaps retroactively), is for general purposes only and should not be considered tax advice. This summary does not represent a detailed description of the US federal income tax consequences applicable to you in light of your particular circumstances. In particular, it does not represent a detailed description of any special US federal income tax consequences that may be applicable to you if you are subject to special treatment under the US federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax exempt organization;

  •
  a grantor trust;

  •
  a person holding the notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for their securities;

  •
  a person liable for alternative minimum tax; or

  •
  a US person whose "functional currency" is not the dollar.

        Further, this discussion assumes that you will hold the notes as a capital asset as defined under the Code and that the notes are properly characterized as debt for US federal income tax purposes. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the notes should consult their tax advisors.

        You should consult your own tax advisor concerning the particular US federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

        The exchange of a note for an exchange note in the exchange offer will not constitute a taxable event to you. Consequently, no gain or loss will be recognized by you upon receipt of an exchange note, your holding period for the exchange note will include your holding period for the note and your basis in the exchange note will be the same as your basis in the note immediately before the exchange.

Dollar Notes

  Payments of Interest

        Generally you will be taxed on the interest you receive on a dollar note in accordance with the method of accounting that you use for tax purposes. The interest income you receive from holding a dollar note generally will be treated as a foreign source income and will be considered "passive" income or, for certain holders, "financial services" income, which are treated separately from other types of income in computing the foreign tax credit you may take under US federal tax laws.

  Market Discount

        If you purchase a dollar note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for US federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a dollar note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the dollar note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the dollar note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the dollar note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the dollar note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. You should consult your own tax advisor before making this election.

  Amortizable Bond Premium

        If you purchase a dollar note for an amount in excess of the sum of all amounts payable on the dollar note after the purchase date other than interest payments, you will be considered to have purchased the dollar note at a "premium." You generally may elect to amortize the premium over the remaining term of the dollar note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the dollar note. You should consult your own tax advisor before making this election.

  Sale, Exchange, Redemption and Retirement of Dollar Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a dollar note, you will recognize gain or loss equal to the difference between the amount realized upon such sale, exchange, redemption, retirement or other disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the dollar note. Your tax basis in a dollar note generally will be the amount paid for such dollar note, increased by any market discount previously included in income and reduced by any amortized premium. Your gain or loss realized upon the sale, exchange, redemption, retirement or other disposition of a dollar note generally will be treated as US source capital gain or loss, except with respect to market discount as described above. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Euro Notes

  Payments of Interest

        Generally you will be taxed on the interest you receive on a euro note in accordance with the method of accounting that you use for tax purposes. The interest income you receive from holding a euro note generally will be treated as a foreign source income and will be considered "passive" income or, for certain holders, "financial services" income, which are treated separately from other types of income in computing the foreign tax credit you may take under US federal tax laws.

        Interest payments on the euro notes will be made in euro. If you use the cash basis method of accounting, you will be required to include in income the dollar value of the amount of interest received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into dollars. You will not recognize exchange gain or loss with respect to the receipt of such payment.

        If you use the accrual method of accounting, you may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles your taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. This election must be applied consistently to all debt obligations that you hold from year to year and cannot be changed without the consent of the Internal Revenue Service. Upon receipt of an interest payment on a euro note (including, upon the sale or other disposition of such note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize ordinary gain or loss in an amount equal to the difference between the dollar value of such payment (determined by translating any euro received at the "spot rate" for such euro on the date such payment is received) and the dollar value of the interest income you previously included in income with respect to such payment.

  Market Discount

        If you purchase a euro note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as "market discount" for US federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a euro note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the euro note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the euro note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the euro note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the euro note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. You should consult your own tax advisor before making this election.

        The amount of market discount on euro notes includible in income will generally be determined by translating the market discount determined in euro into dollars at the spot rate on the date the euro note is retired or otherwise disposed of. If you have elected to accrue market discount currently, the amount which accrues is determined in euro and is then translated into dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

  Amortizable Bond Premium

        If you purchase a euro note for an amount in excess of the sum of all amounts payable on the euro note after the purchase date other than interest payments, you will be considered to have purchased the euro note at a "premium." You generally may elect to amortize the premium over the remaining term of the euro note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the euro note. You should consult your own tax advisor before making this election.

        Bond premium on a euro note will be computed in euro. If you have elected to amortize the premium, the amortizable bond premium will reduce interest income in euro. At the time bond premium is amortized, exchange gain or loss, which is generally ordinary gain or loss, will be realized based on the difference between spot rates at such time and the time of acquisition of the euro note.

        If you elect not to amortize bond premium, you must translate the bond premium computed in euro into dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

  Sale, Exchange, Redemption and Retirement of Euro Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a euro note, you will recognize gain or loss equal to the difference between the amount realized on such sale, exchange, redemption, retirement or other disposition (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for federal income tax purposes) and your adjusted tax basis in the euro note. Your gain or loss realized upon the sale, exchange, redemption, retirement or other disposition of a euro note generally will be treated as US source income. Except with respect to market discount as described above and subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss. Capital gains of individuals with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Your amount realized upon the sale, exchange, redemption, retirement or other disposition of a euro note generally will be based on the spot rate of the euro on the date of such sale, exchange, redemption, retirement or other disposition. However, if the euro notes are traded on an established securities market by a cash method taxpayer, euro paid or received are translated into dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of euro notes traded on an established securities market, provided that the election is applied consistently from year to year. This election cannot be changed without the consent of the Internal Revenue Service.

        Your tax basis in a euro note generally will be the dollar value of the euro amount paid for such note determined at the time of such purchase, increased by any market discount previously included in income and reduced by any amortized premium. If you purchased a euro note with previously owned foreign currency, you will recognize ordinary exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such foreign currency and the fair market value of the euro note in dollars on the date of purchase. If the euro notes are traded on an established securities market by a cash method taxpayer (or, as described above, an electing accrual method taxpayer), then euro paid or received are translated into dollars at the spot rate on the settlement date of the purchase or sale.

        Upon the sale, exchange, redemption, retirement or other disposition of a euro note, you will recognize exchange gain or loss with respect to the principal amount of such note. For these purposes, the principal amount of a euro note is your purchase price for such note calculated in euro on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the dollar value of the principal amount determined on the date of the sale, exchange, redemption, retirement or other disposition of the euro note and (ii) the dollar value of the principal amount determined on the date you purchased the euro note. Such exchange gain or loss will be treated as ordinary income or loss and generally will be US source gain or loss. The realization of such exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a euro note.

  Exchange Gain or Loss on Disposition of Euro Received with Respect to Euro Notes

        Your tax basis in the euro received as interest on a euro note will be the dollar value thereof at the spot rate in effect on the date such euro is includible in income. Your tax basis in euro received on the sale, exchange, redemption, retirement or other disposition of a euro note will be equal to the dollar value of the euro, determined at the time of such sale, exchange, redemption, retirement or other disposition. As discussed above, however, if the euro notes are traded on an established securities market, cash basis taxpayers (or, upon election, accrual basis taxpayers) will determine the dollar value of the euro by translating such euro received at the spot rate of exchange on the settlement date of the sale, exchange, redemption, retirement or other disposition. Accordingly, no foreign currency exchange gain or loss would result from currency fluctuations between the trade date and settlement date of a sale, exchange, redemption, retirement or other disposition.

        Any gain or loss you recognize on a sale, exchange, redemption, retirement or other disposition of the euro will be ordinary income or loss and generally will be US source gain or loss.

Information Reporting and Backup Withholding

        In general, unless you are an exempt recipient such as a corporation, information reporting will apply to principal and interest payments that we make to you and to the proceeds from the sale of your note. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you will be subject to backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your US federal income tax liability, provided you furnish the required information to the IRS.

FRENCH TAX CONSEQUENCES

        The following discussion is a summary of certain material French tax consequences to potential purchasers or holders of the exchange notes who are not residents of France for tax purposes, based on current law and practice in France. This discussion is for general information purposes only and does not purport to be a comprehensive description of all possible tax consequences that may be relevant. Potential purchasers of the exchange notes should consult their own professional advisers as to the consequences of making an investment in, holding or disposing of the exchange notes and the receipt of any amount in connection with the exchange notes.

        As the exchange notes are being issued outside France, payments of principal or interest on, and other payment with respect to the exchange notes, to non-French residents are entitled to the exemption from deduction of tax at source provided by article 131 of the French General Tax Code (Code général des impôts). Accordingly, as no deduction of tax is made in France, payments of principal or interest on, and other revenues with respect to the exchange notes will not entitle the holders to any tax credit from any French source.

        A holder of exchange notes who is not a resident of France for tax purposes will not be subject to income or withholding taxes imposed by France in respect of gains realized on the sale, exchange or other disposition of exchange notes unless such exchange notes form part of the business property of a permanent establishment or a fixed base that such holder has in France.

        Transfers of exchange notes outside France will not be subject to any stamp duty or other transfer taxes imposed in France.

ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated under the laws of France and some of our directors and executives are not resident in the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or us, or to enforce against them judgments of United States courts predicated upon the civil liability provisions of US federal or state securities laws. In addition, our French counsel has advised us that actions for enforcement of judgments of United States courts rendered against French persons would require such French persons to waive their right under Article 15 of the French Civil Code to be sued only in France. We believe that none of these French persons has waived this right with respect to actions predicated solely upon US federal or state securities laws.

        Our French counsel has advised us that the United States and France are not party to a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, rendered in civil and commercial matters. According to such counsel, a judgment rendered by any US federal or state court based on civil liability, whether or not predicated solely upon US federal securities laws, enforceable in the United States would not directly be recognized or enforceable in France. A party in whose favor such judgment was rendered could initiate enforcement proceedings (exequatur) in France before the relevant civil court (Tribunal de Grande Instance). Enforcement in France of such US judgment could be obtained following proper (i.e., non-ex parte) proceedings if the civil court is satisfied that the following conditions have been met (which conditions, under prevailing French case law, do not include a review by the French court of the merits of the foreign judgment):

  •
  such US judgment was rendered by a court having jurisdiction over the matter both under its own rules of jurisdiction and in accordance with French rules of international conflicts of jurisdiction and the French courts did not have exclusive jurisdiction over the matter;

  •
  the court that rendered such judgment has applied a law which would have been considered appropriate under French rules of international conflicts of laws;

  •
  such US judgment does not contravene French international public policy rules, both pertaining to the merits and to the procedure of the case;

  •
  such US judgment is not tainted with fraud; and

  •
  such US judgment does not conflict with a French judgment or a foreign judgment which has become effective in France and there is no risk of conflict with proceedings pending before French courts at the time enforcement of the judgment is sought.

        In addition, the discovery process under actions filed in the United States could be adversely affected under certain circumstances by French law No. 68-678 of 26 July 1968, as modified by French law No. 80-538 of 16 July 1980 (relating to communication of documents and information of an economic, commercial, industrial, financial or technical nature to foreign authorities or persons), which could prohibit or restrict obtaining evidence in France or from French persons in connection with a US action, if the documents or information requested could undermine French sovereignty, security, essential economic interests or French public order.

        We have also been advised by our French counsel that if an original action is brought in France, French courts may refuse to apply the designated law if its application contravenes French public policy. In an action brought in France on the basis of US federal securities laws, French courts may not have the requisite power to grant the remedies sought.

 LEGAL MATTERS

        Our counsel, Simpson Thacher & Bartlett LLP, London, England, will issue an opinion regarding the validity of the exchange notes. Our French counsel, Linklaters, Paris, France, will issue an opinion regarding certain matters of French law.

INDEPENDENT AUDITORS

        The consolidated financial statements of Legrand as of December 10, 2002 and as of December 31, 2001 and 2000 and for each of the periods then ended, included in this prospectus have been audited by PricewaterhouseCoopers, independent auditors, as stated in their report appearing herein.

        The consolidated financial statements of each of FIMAF and ourselves as of December 31, 2002, 2001 and 2000 and for the periods then ended included in this prospectus have been audited by PricewaterhouseCoopers, independent auditors, as stated in their report(s) appearing herein.

WHERE YOU CAN FIND OTHER INFORMATION

        We have filed with the SEC a registration statement on F-4 (Reg. No. 333-105175) with respect to the securities we are offering. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain documents are not necessarily complete. When we make such statements we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the US Exchange Act.

        The indenture provides that we will, whether or not we are required under the US Exchange Act to file periodic reports with the SEC, to file with the SEC and provide to the trustee and the holders of the notes (without exhibits) (i) annual reports on Form 20-F (or any successor forms), containing the information required to be contained therein, (ii) reports on Form 6-K, or any successor form, attaching quarterly financial information relating to FIMEP and FIMAF, (iii) reports on Form 6-K, or any successor form, promptly after the occurrence of any event required to be reported therein, and (iv) information that would be required to be contained in current reports that would be required to be filed with the SEC on Form 8-K (as in force on the date of issuance of the outstanding notes) if we were required to file such reports. Provision of this information is subject to certain qualifications. See "Description of the Notes—Certain Covenants—Reports and Other Information." We will also furnish such other reports as we may determine or as the law requires.

        For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, the foregoing information also will be made available through the offices of the paying agent in Luxembourg.

        The documents concerning the issuance of the initial notes and this exchange offer can be inspected at our registered office located at 89, rue Taitbout, 75009, Paris, France (+33 (0) 1-4285-30-00).

        Legrand was subject to the information and reporting requirements of the US Exchange Act as a "foreign private issuer" and in accordance therewith was obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Such Legrand reports, the registration statement of which this prospectus is a part (including the attached exhibits) and any other statements and information should be available for inspection at the public reference room at the SEC's office located at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, United States. Further information on the operations of the SEC's public reference room in Washington, D.C. can be obtained by calling the SEC at +1-800-732-0330. The SEC also maintains an Internet website that contains reports and other information about issuers, such as Legrand, who file reports with the SEC. The address of that website is http://www.sec.gov.

LISTING AND GENERAL INFORMATION

Listing

        The initial notes are listed on the Luxembourg Stock Exchange. It is expected that the exchange notes will be listed on the Luxembourg Stock Exchange upon completion of the exchange offer in accordance with the rules of that exchange. Prior to the listing, a legal notice relating to the issue of the exchange notes and the bylaws (statuts) will be deposited with the Chief Registrar of the District Court in Luxembourg, where such documents may be examined and copies obtained. Notice of any optional redemption, offer to purchase or any change in the rate of interest payable on the exchange notes will be published in a Luxembourg newspaper of general circulation (which is expected to be the Luxemburger Wort).

        For so long as the exchange notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of the following documents may be inspected and obtained at the specified office of our listing agent in Luxembourg during normal business hours on any weekday:

  —
  the bylaws (statuts);

  —
  our most recent audited consolidated financial statements and any interim financial statements;

  —
  the Purchase Agreement;

  —
  the indenture (which includes the form of the notes);

  —
  the Paying Agency Agreement;

  —
  the Registration Rights Agreement; and

  —
  the Assignment Agreement.

        We will maintain a paying and transfer agent in Luxembourg for as long as any of the exchange notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment and we will publish notice of any such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Legal Information

        We are a French limited liability company (société anonyme) incorporated with limited liability under the laws of France. We were incorporated at the Trade and Companies Register (Registre du Commerce et des Sociétés) in Paris on December 22, 1998 for a duration of 99 years as a French limited liability company (société anonyme). Our nominal share capital is €759,350,900 divided into 759,350,900 fully paid up ordinary shares with a nominal value of €1 each. Lumina Participation owns all of our ordinary shares (other than directors' qualifying shares). On December 5, 2001, an extraordinary general meeting of the shareholders voted to change our status into a French joint stock company (société par actions simplifiée). On November 4, 2002, the shareholders voted unanimously to re-convert ourselves to a French limited liability company (société anonyme).

        Our registered office is 89 rue Taitbout, 75009 Paris.

        Our purpose is the acquisition, subscription, sale, holding or contribution of shares or other securities in any company and generally all such other things, whether financial, commercial, industrial, civil, real estate or other directly or indirectly relating to the above-mentioned purpose or any similar or related purposes, which directly or indirectly further our aims, our expansion, our development and our assets.

        Our nominal share capital is €759,350,900.

        We accept responsibility for the information contained in this prospectus. To the best of our knowledge, except as otherwise noted, the information contained in this prospectus is in accordance with the facts and does not omit anything likely to affect the importance of this prospectus.

        Our financial year typically runs from January 1 of each year to the last day of each year. However, for the fiscal year ending December 31, 2003, the financial year began on August 1, 2002 and therefore lasts for 17 months.

        Our statutory auditors are PricewaterhouseCoopers, whose registered office is located at 32, rue Guersant-75017 Paris.

        The creation and issuance of the exchange notes has been authorized by our shareholders meeting dated February 6, 2003 and a resolution of our board of directors dated February 6, 2003. This prospectus and the registration statement have been authorized by a resolution of our board of directors dated May 7, 2003.

        Except as disclosed in this prospectus:

  —
  there has been no material adverse change in our financial position or that of our subsidiaries on a consolidated basis since December 31, 2002; and

  —
  neither we nor any of our subsidiaries have been involved in any litigation, administrative proceeding or arbitration relating to claims or amounts which are material in the context of the issue of the notes, and, so far as we and our subsidiaries are aware, no such litigation, administrative proceeding or arbitration is pending or threatened.

CLEARING SYSTEMS

        The dollar exchange notes have been accepted for clearance through the facilities of DTC under CUSIP number 317337 AB 9. The international securities identification number for the dollar exchange notes is US317337 AB 90.

        The euro exchange notes have been accepted for clearance through the facilities of Euroclear and Clearstream under common code 017420194. The international securities identification number for the euro exchange notes is XS0174201946.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Pursuant to the investors' agreement, Lumina Parent must indemnify directors appointed by the equity investors to the board of directors of Lumina Parent, Legrand and any direct or indirect subsidiary that holds, directly or indirectly, shares of Legrand, Lumina Holdings (Gibraltar) or NewSub 1. Further, Lumina Parent agreed to indemnify each equity investor and such equity investor's shareholders, affiliates, officers, directors, employees, agents and representatives from and against any and all liabilities relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of Lumina Parent, on the part of the indemnitee while acting on behalf of Lumina Parent or any direct or indirect subsidiary that holds, directly or indirectly, shares of Legrand, Lumina Holdings (Gibraltar) or NewSub 1 or on the part of any of their agents; provided, that each member of the board of directors shall be severally but not jointly liable, responsible and accountable for and shall indemnify, pay, protect and hold harmless Lumina Parent from and against, and Lumina Parent shall not be liable to any such member of the board of directors for, any portion of such liabilities which are determined by a competent court (after all appeals have been heard or waived) to have resulted from the director's or his affiliates' fraud, gross negligence or willful misconduct.

        Legrand has purchased an insurance policy (Responsabilité civile des dirigeants) insuring the directors and officers of FIMEP, Legrand and its subsidiaries against liability incurred in their capacity as directors and officers and insuring FIMEP, Legrand and its subsidiaries against liability incurred by its officers and directors.

        Pursuant to the investors' agreement, we must obtain adequate insurance policies protecting against civil liability of the directors nominated by the equity investors to our board of directors relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the indemnitee while acting in its capacity as director.

        Each of KKR, Wendel, WestLB, MPE and Goldman Sachs has obtained insurance policies protecting against civil liability of the directors that it has nominated relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the indemnitee while acting in its capacity as director.

        Insofar as indemnification for liabilities arising under the US Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

Exhibit No.	Description
1.1†	Purchase Agreement, dated February 7, 2003, among FIMEP S.A., Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland plc, as the initial purchasers.
3.1†	Articles of Association of FIMEP S.A.
4.1†	Registration Rights Agreement, dated February 12, 2003, among FIMEP S.A., Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland plc relating to the $350 million 10.5% dollar senior notes due 2013 and the €277.5 million 11% euro senior notes due 2013.
4.2†	Indenture, dated February 12, 2003, by and between FIMEP S.A. and The Bank of New York, as trustee, relating to the $350 million 10.5% dollar senior notes due 2013 and the €277.5 million 11% euro senior notes due 2013.
4.3†	Paying Agency Agreement, dated February 12, 2003, among FIMEP S.A., The Bank of New York and The Bank of New York (Luxembourg) S.A., relating to the $350 million 10.5% dollar senior 11% notes due 2013 and the €277.5 million euro senior notes due 2013.
4.4	Terms and Conditions with respect to the 1990 Subordinated Perpetual Notes (incorporated by reference to Form F-1 filed by Legrand S.A. on January 18, 1995; file no. 033-88608).
4.5	Terms and Conditions with respect to the FF 1,625 million tranche of the 1992 Subordinated Perpetual Notes (incorporated by reference to Form F-1 filed by Legrand S.A. on January 18, 1995; file no. 033-88608).
4.6	Terms and Conditions with respect to the FF 275 million tranche of the 1992 Subordinated Perpetual Notes (incorporated by reference to Form F-1 filed by Legrand S.A. on January 18, 1995; file no. 033-88608).
4.7	Indenture, dated February 1, 1995, by and between Legrand S.A. and Bankers Trust Company, as trustee, relating to the $400 million 8.5% debentures due February 15, 2025 (incorporated by reference to Form F-1 filed by Legrand S.A. on January 18, 1995; file no. 033-88608).
5.1††	Opinion of Simpson Thacher & Bartlett LLP, U.S. special counsel to FIMEP S.A. as to the legality of the securities being registered.
5.2††	Opinion of Linklaters, French counsel to FIMEP S.A. as to certain matters of French law.
10.1†	Share Purchase Agreement, dated July 26, 2002, between Schneider Electric S.A. and Lumina Parent Sarl.
10.2†	Senior Credit Agreement, dated July 26, 2002 as amended and restated on December 5, 2002, among FIMAF S.A.S., Lumina Financing 1 Sarl and certain subsidiaries of FIMAF S.A.S. listed therein and Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe), The Royal Bank of Scotland plc and other financial institutions listed therein.
10.3†	Senior Funding Bonds Subscription Agreement, dated July 26, 2002 as amended and restated on December 5, 2002, between FIMAF S.A.S and Lumina Financing 1 Sarl.
10.4	Senior Funding Bonds Guarantee, dated December 10, 2002, among FIMEP S.A. and certain subsidiaries of FIMEP S.A. listed therein and Lumina Financing 1 Sarl (included in the Senior Funding Bonds Subscription Agreement filed as Exhibit 10.3).

10.5†	Intercreditor Deed, dated July 26, 2002 as amended and restated on December 5, 2002, among Lumina Parent Sarl, FIMEP S.A., FIMAF S.A.S., Lumina Financing 1 Sarl, GP Financière New Sub 1 S.C.S., Lumina Participation Sarl, The Bank of New York and other financial institutions listed therein.
10.6†	Deed of Priority, dated February 12, 2003, between Lumina Parent Sarl, Lumina Participation Sarl, FIMEP S.A., FIMAF S.A.S., GP Financière New Sub 1 S.C.S., Lumina Holdings (Gibraltar) and The Bank of New York.
10.7†	Subordinated Shareholder PIK Bonds Subscription Agreement, dated February 11, 2003, between FIMEP S.A. and GP Financière New Sub 1 S.C.S.
10.8†	Vendor PIK Loan Agreement, dated December 10, 2002, among GP Financière New Sub 1 S.C.S, Lumina Parent Sarl and Schneider Electric SA.
10.9†	Euro subordinated intercompany funding loan, dated February 12, 2003, between FIMEP S.A. and FIMAF S.A.S.
10.10†	Deed of Assignment and Charge, dated February 12, 2003, between FIMEP S.A. and The Bank of New York.
10.11†	Fiduciary Agreement, dated December 10, 2002, between Lumina Participation Sarl, Dexia Banque Internationale, The Royal Bank of Scotland and Credit Suisse First Boston London Branch.
10.12†	Corporate Services Agreement, dated December 10, 2002, between Lumina Financing 1 Sarl and Lumina Participation Sarl.
12††	Computation of ratio of earnings to fixed charges.
21	List of Subsidiaries of FIMEP S.A. (incorporated by reference to our Consolidated Financial Statements included elsewhere in this prospectus).
23.1††	Consent of PricewaterhouseCoopers relating to the financial statements of FIMEP S.A.
23.2††	Consent of PricewaterhouseCoopers relating to the financial statements of Legrand S.A.
23.3††	Consent of PricewaterhouseCoopers relating to the financial statements of FIMAF S.A.S.
23.4	Consent of Simpson Thacher & Bartlett LLP (included in the opinion of counsel filed as Exhibit 5.1).
23.5	Consent of Linklaters (included in the opinion of counsel filed as Exhibit 5.2).
25.1††	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of The Bank of New York for the $350 million 10.5% dollar senior notes due 2013 and the €277.5 million 11% euro senior notes due 2013.
99.1††	Form of Letter of Transmittal for the $350 million 10.5% dollar senior notes due 2013 and the €277.5 million 11% euro senior notes due 2013.
99.2††	Form of Notice of Guaranteed Delivery for the $350 million 10.5% dollar senior notes due 2013 and the €277.5 million 11% euro senior notes due 2013.

†
previously filed

††
filed herewith

UNDERTAKINGS

        The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; (4) if the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by §210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3; (5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (ii) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the US Securities Act of 1933, as amended, the registrant has duly caused this amendment number three to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, Republic of France.

FIMEP S.A.
By:	/s/ FRANÇOIS GRAPPOTTE
François Grappotte, Director and Chief Executive Officer

Date: August 7, 2003

        Pursuant to the requirements of the US Securities Act of 1933, as amended, this amendment number three to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ FRANÇOIS GRAPPOTTE François Grappotte	Director and Chief Executive Officer (Principal Executive Officer)	August 7, 2003
/s/ PATRICE SOUDAN Patrice Soudan	Chief Financial Officer (Principal Financial Officer)	August 7, 2003
/s/ JEAN-LUC FOURNEAU Jean-Luc Fourneau	Principal Accounting Officer	August 7, 2003
/s/ OLIVIER BAZIL
Olivier Bazil	Director	August 7, 2003
/s/ GILLES SCHNEPP Gilles Schnepp	Director	August 7, 2003
/s/ JEAN-BERNARD LAFONTA Jean-Bernard Lafonta	Director	August 7, 2003
/s/ ARNAUD FAYET Arnaud Fayet	Director	August 7, 2003
/s/ EDWARD A. GILHULY Edward A. Gilhuly	Director	August 7, 2003
/s/ JACQUES GARAÏALDE Jacques Garaïalde	Director	August 7, 2003

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of the US Securities Act, the registrant has duly caused this amendment number three to the registration statement to be signed below in Connecticut, United States by John Frederick as the duly authorized representative of FIMEP SA, in the United States.

By:	/s/ JOHN W. FREDERICK
Name: John W. Frederick Title: Chief Financial Officer, Legrand Holding Inc.

Date: August 7, 2003

INDEX TO FINANCIAL STATEMENTS

Consolidated financial statements of FIMEP:
Independent auditor's report	F-2
Consolidated statements of income for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000	F-3
Consolidated balance sheets as of December 31, 2002 and 2001	F-4
Consolidated statements of cash flows for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000	F-5
Consolidated statements of shareholders' equity for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000	F-6
Notes to consolidated financial statements	F-7
Consolidated financial statements of Legrand:
Independent auditor's report	F-45
Consolidated statements of income for the period from January 1, 2002 to December 10, 2002 and for each of the years ended December 31, 2001 and 2000	F-46
Consolidated balance sheets as of December 10, 2002 and December 31, 2001 and 2000	F-47
Consolidated statements of cash flows for the period from January 1, 2002 to December 10, 2002 and for each of the years ended December 31, 2001 and 2000	F-48
Consolidated statements of shareholders' equity for the period from January 1, 2002 to December 10, 2002 and for each of the years ended December 31, 2001 and 2000	F-49
Notes to consolidated financial statements	F-50
Consolidated financial statements of FIMAF:[1]
Independent auditor's report	F-91
Consolidated statements of income for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000	F-92
Consolidated balance sheets as of December 31, 2002 and 2001	F-93
Consolidated statements of cash flows for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000	F-94
Consolidated statements of shareholders' equity for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000	F-95
Notes to consolidated financial statements	F-96
Unaudited interim condensed consolidated financial statements of FIMEP:
Unaudited interim condensed consolidated statements of income for each of the six-month periods ended June 30, 2003 and 2002	F-133
Unaudited interim condensed consolidated balance sheets as of June 30, 2003 and December 31, 2002	F-134
Unaudited interim condensed consolidated statements of cash flows for each of the six-month periods ended June 30, 2003 and 2002	F-135
Notes to unaudited interim condensed consolidated financial statements	F-136
Unaudited interim condensed consolidated financial statements of Legrand:
Unaudited interim condensed consolidated statement of income for the six-month period ended June 30, 2002	F-140
Unaudited interim condensed consolidated statement of cash flows for the six-month period ended June 30, 2002	F-141
Notes to unaudited interim condensed consolidated financial statements	F-142

1
Included pursuant to Rule 3-16, as the subordinated intercompany funding loan would constitute pledged collateral for the notes being registered.

INDEPENDENT AUDITOR'S REPORT

to the Shareholders and Board of Directors of FIMEP

        We have audited the accompanying consolidated balance sheets of FIMEP and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, of cash flows and of shareholders' equity for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000 in conformity with French generally accepted accounting principles.

        Accounting principles in France vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income expressed in euro for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000 and the determination of consolidated shareholders' equity and consolidated financial position also expressed in euro at December 31, 2002 and 2001 to the extent summarized in note 28 to the consolidated financial statements.

PricewaterhouseCoopers

Paris, France
May 7, 2003

FIMEP SA

CONSOLIDATED STATEMENTS OF INCOME

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net sales (note 1 (j))	222	0	0	0
Operating expenses (note 18 (a))
Cost of goods sold	(179)	0	0	0
Administrative and selling expenses	(64)	0	0	0
Research and development expenses	(113)	0	0	0
Other operating expenses	6	0	0	0
Amortization of goodwill	(3)	0	0	0

Operating income	(131)	0	0	0

Interest income (expense) (note 19)	(20)	0	0	0
Profits (losses) from disposal of fixed assets	(5)	0	0	0
Other revenues (expenses) (note 18 (b))	(5)	0	0	0
Expenses related to the takeover bid for shares	(1)	0	0	0

Income before taxes, minority interests and equity in earnings of investees	(162)	0	0	0

Income taxes (note 20)	29	0	0	0

Net income before minority interests and equity in earnings of investees	(133)	0	0	0

Minority interests	2	0	0	0
Equity in earnings of investees	2	0	0	0

Net income attributable to FIMEP	(129)	0	0	0

The accompanying notes on pages F-7 to F-44 are an integral part of these financial statements.

FIMEP SA

CONSOLIDATED BALANCE SHEETS

As of December 31

	2002	2001
	(€ in millions)
ASSETS
Current assets
Cash and cash equivalents	559	0
Marketable securities (note 9)	196	0
Short term restricted cash (note 6)	23	0
Trade accounts receivable (note 8)	598	0
Short-term deferred taxes (notes 1 (i) and 20)	48	0
Other current assets	85	0
Inventories (notes 1 (h) and 7)	530	0

Total current assets	2,039	0
Property, plant and equipment (notes 1 (g) and 3)
At cost	1,038	0
Less accumulated depreciation	(13)	0

	1,025	0
Other non-current assets
Investments (note 4)	26	0
Goodwill (notes 1 (f) and 2)	844	0
Intangible assets (notes 1 (f))	2,229	0
Long term restricted cash (note 6)	127
Long-term deferred taxes (notes 1 (i) and 20)	124	0
Other non-current assets (note 5)	167	0

	3,517	0

Total assets	6,581	0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings (note 16)	734	0
Accounts and notes payable	269	0
Short-term deferred taxes (notes 1 (i) and 20)	48	0
Other current liabilities (note 17)	435	0

Total current liabilities	1,486	0
Long-term deferred taxes (notes 1 (i) and 20)	280	0
Long-term liabilities (note 15)	205	0
Long-term borrowings (note 14)	2,606	0
Subordinated perpetual notes (TSDIs) (note 12)	158	0
Related party loan (note 13)	1,156	0
Minority interests	64	0
Shareholders' equity
Capital stock (note 10)	759	0
Additional paid-in capital	0	0
Accumulated deficit (note 11 (a))	(129)	0
Translation reserve (note 11 (b))	(4)	0

	626	0

Total liabilities and shareholders' equity	6,581	0

The accompanying notes on pages F-7 to F-44 are an integral part of these financial statements.

FIMEP SA

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Operating activities:
Net income attributable to FIMEP	(129)	0	0	0
Reconciliation of net income to net cash:
—depreciation of tangible assets	13	0	0	0
—amortization of intangible assets	108	0	0	0
—changes in long-term deferred taxes	(2)	0	0	0
—changes in other long-term assets and liabilities	(2)	0	0	0
—minority interests	(3)	0	0	0
—other items having impacted the cash	61	0	0	0

Working capital provided from operations	46	0	0	0

(Gains) losses on fixed asset disposals	14	0	0	0
Changes in operating assets and liabilities, net of effect of investments in consolidated entities:
—accounts receivable	17	0	0	0
—inventories	54	0	0	0
—accounts and notes payable	(77)	0	0	0
—other operating assets and liabilities	(137)	0	0	0

Net cash provided from operating activities	(83)	0	0	0

Investing activities
Net proceeds from sales of fixed assets	170	0	0	0
Capital expenditures	(16)	0	0	0
Proceeds from sales of marketable securities	213	0	0	0
Investments in marketable securities and restricted cash	(202)	0	0	0
Investments in consolidated entities, net of cash acquired	(3,067)	0	0	0

Net cash used in investing activities	(2,902)	0	0	0

Financing activities
Related to shareholders' equity:
—capital increase	760	0	0	0
—dividends paid by Legrand's subsidiaries	(2)	0	0	0
Other financing activities:
—reduction of subordinated securities	(4)	0	0	0
—new borrowings	3,063	0	0	0
—repayments of debt	(273)	0	0	0
—increase (reduction) of commercial paper	(30)	0	0	0
—increase (reduction) of bank overdrafts	23	0	0	0

Net cash (used in) provided from financing activities	3,537	0	0	0

Net effect of currency translation on cash	7	0	0	0
Increase (reduction) of cash and cash equivalents	559	0	0	0
Cash and cash equivalents at the beginning of the period	0	0	0	0

Cash and cash equivalents at the end of the period	559	0	0	0

Interest paid during the period	0	0	0	0
Income taxes paid during the period	0	0	0	0

The accompanying notes on pages F-7 to F-44 are an integral part of these financial statements.

FIMEP SA

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Capital stock, at par value	Additional paid-in capital	Accumulated deficit	Translation reserve	Total shareholders' equity
	(€ in millions)
As of December 31, 2000	0	0	0	0	0

Net income for the period					0
Capital increase					0
Changes in translation reserve					0

As of December 31, 2001	0	0	0	0	0

Net income for the period					0
Capital increase					0
Changes in translation reserve					0

As of July 31, 2002	0	0	0	0	0

Net income for the period			(129)		(129)
Capital increase	759				759
Changes in translation reserve	0	0	0	(4)	(4)

As of December 31, 2002	759	0	(129)	(4)	626

        The comprehensive income (note 1 (q)) is as follows:

	Items having modified the net equity
	with impact on net income	without impact on net income	Comprehensive income
	(€ in millions)
For the year ended December 31, 2000	0	0	0
For the year ended December 31, 2001	0	0	0
For the period ended July 31, 2002	0	0	0
For the period ended December 31, 2002	(129)	(4)	(133)

The accompanying notes on pages F-7 to F-44 are an integral part of these financial statements.

FIMEP SA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

List of consolidated companies

        The consolidated financial statements comprise the financial statements of FIMEP and its 114 controlled subsidiaries. Investments in six affiliated companies are accounted for by the equity method.

        The most significant consolidated operating subsidiary, Legrand SA is 98% owned (operating subsidiaries of Legrand SA are all 100% owned by Legrand SA except for Fael, which is 93% owned). The following is a list of FIMEP's significant subsidiaries:

French subsidiaries:
FIMAF
Legrand SA
Arnould-FAE
Baco
Inovac
Legrand Deri
Legrand SNC
Martin & Lunel
Planet-Wattohm
Ura
Foreign subsidiaries:
Anam	South Korea
Bticino	Italy
Bticino de Mexico	Mexico
Bticino Quintela	Spain
Bufer Elektrik	Turkey
Electro Andina	Chile
Fael	Poland
Legrand	Germany
Legrand	Italy
Legrand Electric	United Kingdom
Legrand Electrica	Portugal
Legrand Electrique	Belgium
Legrand Espanola	Spain
Legrand	Greece
Legrand Österreich	Austria
Luminex	Colombia
MDS	India
Ortronics	United States
Pass & Seymour	United States
Pial	Brazil
Tenby Industries	United Kingdom
The Watt Stopper	United States
The Wiremold Company	United States

1)    Accounting policies

        The Group's consolidated financial statements are prepared in conformity with accounting principles generally accepted in France. They comply with the requirements of French laws and regulations except as described hereafter (note 1 (a)).

        The financial statements of each company, whether consolidated or accounted for by the equity method, are prepared in accordance with local accounting principles and regulations, and have been adjusted to comply with these principles, which are essentially those described hereafter.

a)
Basis of presentation and acquisition of Legrand SA

        Through December 31, 2001, the Group's fiscal year end was December 31. During 2002, the Group changed its fiscal year end from December 31 to July 31, resulting in a seven-month period ended July 31, 2002. In connection with the acquisition of Legrand (see below), the Group changed its fiscal year from July 31 to December 31, resulting in a five-month reporting period ended December 31, 2002.

        Prior to December 10, 2002, FIMEP had no significant operations of its own. As of December 31, 2001, the Group had total assets and shareholders' equity of less than €100,000 and total liabilities of less than €10,000. For the period from January 1, 2002 to July 31, 2002 and each of the years ended December 31, 2001 and 2000, the Group had no revenues, incurred expenses of less than €10,000, earned interest income of less than €5,000 and generated a net loss of less than €5,000.

        On December 10, 2002, the Group acquired 98% of the outstanding share capital of Legrand SA for aggregate cash consideration of €3.63 billion (corresponding to a value of €3.7 billion for 100%). The results of operations of Legrand SA have been included in the consolidated financial statements since that date.

        The aggregate purchase price for the acquisition of Legrand SA, as well as related fees and expenses was financed by a combination of funds provided by the consortium (€1,765 million), external banks (a facility under the senior credit agreement was drawn for an amount of €1,833 million) and a vendor loan from Schneider Electric (€150 million).

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed, as of the date of the acquisition of Legrand SA.

As of December 10, 2002
Total purchase price	3,700

(+) transaction costs	93
(-) net assets acquired(a)	(794)
= Excess of purchase price over net assets acquired	2,999
(-) Revaluation of assets & liabilities:	2,152
Intangible assets	2,231
Trademarks	1,566
Technology	570
In-process research and development	95
Tangible assets	214
Property, plant and equipment	39
Inventories	175
Liabilities(b)	68
Subordinated perpetual notes (TSDIs)	57
Yankee Bonds	11
Deferred taxes(c)	(329)
Other	(48)
Minority interest	16

Goodwill(d)	847

(a)
Shareholders' equity of €1,805 million excuding goodwill of €1,011 million.

(b)
NBV in excess of fair value.

(c)
Deferred taxes have been computed on a 35.43% tax rate, applied to trademarks, technology and revalued tangible assets. Under French GAAP, deferred taxes were not computed on trademarks with an indefinite useful life.

(d)
Factors that contributed to the allocation of purchase price to goodwill include the existence of intangible assets, such as assembled workforce, which are not separately recognized in accordance with SFAS No. 141, expected operating efficiencies to be achieved in the future as a result of new ownership and payment of a control premium.

        As part of the acquisition of Legrand SA, the Group acquired approximately €95 million of in-process research and development assets. This allocation represents the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs are expensed as of the date of the acquisition in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4").

b)
Consolidation

        The financial statements of subsidiaries, directly or indirectly controlled by the Group, are consolidated. Companies in which the Group owns directly or indirectly an interest of 20 to 50% are accounted for by the equity method. All significant intercompany transactions have been eliminated.

c)
Translation of foreign financial statements

        For all countries other than those with highly inflationary economies:

  •
  Assets and liabilities are translated using exchange rates in effect as of the balance sheet dates;

  •
  Statements of income are translated at average exchange rates for the period; and

  •
  Gains or losses arising from the translation of the financial statements of foreign subsidiaries are accounted for directly in the translation reserve included in the consolidated equity, until these companies are sold or substantially liquidated.

        For countries with highly inflationary economies:

  •
  Inventories and non-monetary assets are recorded at their historical rates of exchange;

  •
  Other assets and liabilities are translated using exchange rates in effect as of the balance sheet dates; and

  •
  Gains or losses arising from the translation of the financial statements of subsidiaries located in these countries are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)".

        For all countries:

  •
  Exchange differences arising from foreign currency transactions are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)", excepted intercompany transactions having the character of a permanent investment which are directly recorded in the translation reserve.

d)
Earnings per share

        Earnings per share are not presented as the Group's shares are not held by the public.

e)
Statements of cash flows

        Cash and cash equivalents consist of cash, short-term deposits and all other financial assets with a maturity date not in excess of three months. Marketable securities are not considered cash.

f)
Intangible assets

        Goodwill, representing the excess of cost over the fair value of net assets as of the date of the acquisition, is amortized on a straight-line basis over 20 years. The Group assesses whether there has been a permanent impairment in the value of goodwill by evaluating economic factors including future cash flows from operating activities, income, trends and prospects as well as competition and other economic factors. The primary financial indicator used to assess impairment is whether undiscounted cash flows from operations over the amortization period will be sufficient to recover the carrying amount of goodwill. A loss is recognized for any excess of the carrying value over the fair value of the goodwill, determined as being the present value of such cash flows from operations.

        Trademarks and developed technology are amortized on accelerated method over 10 years.

        Costs incurred by Group companies in developing computer software for their own use and in research and development are expensed in the period they are incurred; acquisition costs of externally developed software are recorded in other assets and depreciated on a straight-line basis over their expected useful lives from 3 to 8 years.

        Other intangible assets, included in "other non-current assets" in the balance sheet, are amortized on a straight-line basis over the estimated period of benefit, not in excess of 40 years, and limited to 20 years for patents and trademarks.

g)
Property, plant and equipment

        Land, buildings, machinery and equipment are carried at cost. In connection with the acquisition, an expert was retained in order to assess the potential revaluations on plants and properties. Their conclusions lead to a total revaluation of €39 million, including an estimated €15.5 million for land. The revaluation on plants and properties (€39 million less the value attributable to land, which is not amortizable is depreciated on a straight-line basis over 25 years.

        Assets acquired under lease agreements that can be regarded as financing their purchase are capitalized on the basis of the present value of minimum lease payments and depreciated as described below. French legal revaluations and foreign revaluations are not reflected in the consolidated financial statements.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets; the most commonly adopted useful lives are the following:

Light buildings	25 years
Standard buildings	40 years
Machinery and equipment	8 to 10 years
Tooling	5 years
Furniture and fixtures	5 to 10 years
h)
Inventories

        Inventories are recorded at the lower of cost or market, with cost determined principally on a first-in, first-out (FIFO) basis.

i)
Deferred income taxes

        In compliance with FASB statement No. 109, deferred income taxes are recorded based on the differences between the tax bases of assets and liabilities and their carrying value for financial reporting purposes. Tax rates applicable for future periods are used to calculate year-end deferred income taxes.

        A valuation allowance is recorded against deferred tax assets to reduce these deferred tax assets to the amount likely to be realized. The assessment of the valuation allowance is done by tax entity, based on the tax strategy developed for the near future for each entity.

        Provisions are made for withholding and other taxes which would be payable in case of distribution of earnings of subsidiaries and affiliates, except for those considered as permanently reinvested.

        If the assets of a subsidiary are revalued for tax purposes, the tax benefit is accounted for in compliance with the enacted tax rules at the revaluation date and taking into account the risk for this benefit to be challenged.

j)
Net sales

        Revenues are recognized when all of the following criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured. For the Group, this policy results in the recognition of revenue when title and risk of loss transfer to the customer, which is generally upon shipment.

        In addition, the Group offers certain sales incentives to customers consisting primarily of volume rebates, and discounts for prompt payment. Volume rebates are typically based on three, six, and twelve-month arrangements with customers, and rarely do such arrangements extend beyond one year. Since the volume of customer's future purchases can be reasonably estimated based on historical evidence, the Group recognizes the rebates on a monthly basis as a reduction in revenue based on the estimated cost of honoring rebates earned and claimed to each of the underlying revenue transactions that reflect the progress by the customer toward earning the rebate. These volume rebates are generally accounted for as a reduction to customers' accounts receivable balance. Discounts for prompt payment are recognized as financial expenses.

k)
Fair value of financial instruments

        The carrying value of cash, short-term deposits, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximates their fair value because of the short-term maturity of these instruments.

        For short-term investments, comprised of marketable securities, fair value is determined based on the market prices of these securities.

        The fair value of long-term debt is estimated on the basis of interest rates currently available for issuance of debt with similar terms and remaining maturities.

        The fair value of interest rate swap agreements is the estimated amount that the counterparty would receive or pay to terminate the agreements. In accordance with French GAAP, the fair value of the swaps is not accounted for.

l)
Derivative financial and commodity instruments

        The Group's policy is to abstain from transactions of a speculative nature in the use of financial instruments; consequently all operations with these instruments are exclusively devoted to manage and cover exchange or interest rate risks, and the prices of raw materials. Therefore, the Group periodically enters into contracts such as swaps, options and futures, which relate to the nature of its exposure.

        The interest rate swaps, which synthetically adjust interest rates on certain indebtedness, involve the exchange of fixed and floating rate interest payments over the life of the agreement without the exchange of the notional amount. The differential to be paid or received is accrued as adjustments to interest income or expense over the life of the agreement. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

        The Group periodically enters into foreign currency contracts to hedge commitments, transactions or foreign income. For foreign currency contracts acquired for the purpose of hedging identified commitments, the gain or loss is generally deferred and included in the basis of the transaction underlying the commitment. If the underlying transaction is not completed, the contract is marked to market with any realized or unrealized gains or losses reflected in income. Gains or losses on transaction hedges are recognized in income and offset the gains or losses on the related transaction. Foreign currency contracts acquired for the purpose of hedging foreign income, generally for periods not exceeding twelve months, are marked to market with any realized or unrealized gains or losses reflected in income.

        The Group also enters into raw material contracts to totally or partially hedge its purchases. Gains or losses related to transactions that qualify for hedge accounting are deferred on the balance sheet in other current liabilities or assets and reflected in cost of goods sold when the underlying transaction takes place. If future purchased raw material needs are revised lower than initially anticipated, the futures contracts associated with the reductions no longer qualify for deferral and are marked to market. Gains or losses are then recorded in other income. The effectiveness of the hedge is measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in the value of the hedged item. If correlation ceases to exist, hedge accounting will be terminated and gains or losses recorded in other income.

        Cash flows from financial instruments are recognized in the statement of cash flows in a manner consistent with the underlying transactions.

m)
Environmental and product liabilities

        In application of FASB statement No. 5 the Group recognizes losses and accrues liabilities relating to environmental and product liability matters. Accordingly, the Group recognizes a loss if available information indicates that it is probable and reasonably estimable. In the event a loss is neither probable nor reasonably estimable but remains possible, the Group discloses this contingency in the notes to its consolidated financial statements.

        With respect to environmental liabilities, the Group estimates losses on a case-by-case basis and makes the best estimate it can, based on available information. With respect to product liabilities, the Group estimates losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such cases.

n)
Stock option plans

        In accordance with FASB statement No. 123, the Group has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed by APB No. 25. Accordingly,

compensation cost is measured as the excess of the market price of the underlying shares as of the date of the grant over the exercise price an employee is required to pay to acquire this stock.

o)
Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that are reflected in the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

p)
Transfers and servicing of financial assets

        FASB statement No. 140 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. According to this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

q)
Comprehensive income

        Comprehensive income includes all changes in equity that result from recognized transactions or other economic events. Amounts received from shareholders (capital increase) or paid to shareholders (reduction of capital, dividend) and changes in treasury stocks are excluded from the determination of comprehensive income.

        For the periods presented in the consolidated financial statements, only the translation reserve (note 1 (c)) has been added to net income to compute comprehensive income.

r)
Other non-operating revenues and expenses

        The cash discounts granted to customers or received from suppliers, exchange and translation gains and losses, restructuring expenses, gains and losses on asset sales and other exceptional revenues and expenses are classified as non-operating revenues and expenses.

2)    Goodwill (note 1 (f))

        Goodwill is considered as an integral part of the assets of acquired companies. As of December 31, 2002, goodwill relates only to the excess of cost over the fair value of net assets as of the date of the acquisition of Legrand SA (on December 10, 2002). It is amortized on a straight-line basis over 20 years.

        Goodwill can be analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Gross value	847	0
Accumulated amortization	(3)	0

	844	0
of which:
—France	288	0
—Italy	212	0
—Other European countries	68	0
—United States of America	169	0
—Other countries	107	0

	844	0

        The geographic allocation of goodwill is based on the acquired company's value, determined as of the date of its acquisition.

        Changes in goodwill, mainly related to the first consolidation of companies, are analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Gross value:
At the beginning of the period	0	0
—new acquisitions	847	0
—other changes in gross value	0	0
—translation effect	0	0

At the end of the period	847	0

Amortization:
At the beginning of the period	0	0
—amortization expense	(3)	0
—other changes in amortization	0	0
—translation effect	0	0

At the end of the period	(3)	0

3)    Property, plant and equipment (note 1 (g))

        Tangible fixed assets, including capitalized leases, are as follows:

	France		Other countries		Total
As of December 31
	2002	2001	2002	2001	2002	2001
	(€ in millions)		(€ in millions)		(€ in millions)
Land	25	0	53	0	78	0
Buildings	165	0	221	0	386	0
Machinery and equipment	182	0	251	0	433	0
Construction in progress	60	0	81	0	141	0

	432	0	606	0	1,038	0

Less depreciation	(6)	0	(7)	0	(13)	0

	426	0	599	0	1,025	0

        Changes in property, plant and equipment, can be analyzed as follows:

For the year ended December 31	2002	2001
	(€ in millions)
At the beginning of the period	0	0
—new consolidated entities (acquisition of Legrand SA)	1,038	0
—capital expenditures	17	0
—disposals	(8)	0
—translation effect	(9)	0

At the end of the period	1,038	0

        During the same period, the depreciation of fixed assets has changed as follows:

For the year ended December 31	2002	2001
	(€ in millions)
At the beginning of the period	0	0
—depreciation expense	(13)	0
—disposals	0	0
—new consolidated entities	0	0
—translation effect	0	0

At the end of the period	(13)	0

a)
Property, plant and equipment include the following assets held under capital leases:

As of December 31	2002	2001
	(€ in millions)
Land	4	0
Buildings	40	0
Machinery and equipment	6	0

	50	0
Less depreciation	0	0

	50	0

b)
Capital lease obligations are presented in the balance sheets as follows:

As of December 31	2002	2001
	(€ in millions)
Long-term borrowings	25	0
Short-term borrowings	9	0

	34	0

c)
Future minimum lease payments related to capital leases are as follows:

As of December 31	2002	2001
	(€ in millions)
Payable within one year	9	0
Payable in one to two years	10	0
Payable in two to three years	6	0
Payable in three to four years	5	0
Payable in four to five years	5	0
Payable beyond five years	2	0

	37	0
Less interest portion	(3)	0

Present value of future minimum lease payments	34	0

4)    Investments

        Investments which do not relate to consolidated companies are as follows:

As of December 31	2002	2001
	(€ in millions)
Equity method investees	15	0
Other investments	11	0

	26	0

        The key figures, which relate to equity method investees, are as follows:

As of December 31	2002	2001
	(€ in millions)
Net sales	31	0
Net income	4	0
Total assets	28	0

5)    Other non-current assets

        The other non-current assets are mainly composed of trademarks and patents valued further to the acquisition of Legrand SA.

        They are as follows:

As of December 31	2002	2001
	(€ in millions)
Deferred charges	71	0
Software	18	0
Miscellaneous	78	0

	167	0

6)    Restricted cash

        Under the terms of the "senior credit agreement" (note 21), a bank deposit amounting to €150 million is required to be maintained in an account with the facility agent under the senior credit agreement and will be released according to the amortization schedule set forth below. The deposit earns interest based on market conditions and is available only for payments on the TSDIs or related derivative obligations.

As of December 31	2002	2001
	(€ in millions)
2003	23	0
2004	37	0
2005	43	0
2006	31	0
2007	16	0

	150	0

7)    Inventories (note 1 (h))

As of December 31	2002	2001
	(€ in millions)
Purchased raw-materials and parts	133	0
Sub-assemblies, work in process	118	0
Finished goods	340	0

	591	0
Less allowances	(61)	0

	530	0

        Inventories were revalued by €175 million as of the date of the acquisition of Legrand SA by the Group.

        The reversal of this revaluation is as follows:

€ in millions
Inventory revaluation	175
Reversal as of December 31, 2002	49
Reversal as of January 31, 2003	68
Reversal as of February 28, 2003	58

8)    Trade accounts receivable

As of December 31	2002	2001
	(€ in millions)
Trade accounts receivable	432	0
Notes receivables	191	0

	623	0
Less allowances	(25)	0

	598	0

        The Group realizes over 95% of its sales from sales to distributors of electrical fittings, each of the two largest distributors representing approximately 13% of consolidated net sales.

9)    Marketable securities

        Marketable securities are carried at the lower of cost or market. Unrealized gains which relate to these marketable securities, are analyzed below:

As of December 31	2002	2001
	(€ in millions)
Unrealized gains at the beginning of the period	0	0
Increase (reduction) in fair value	0	0
Realized gains during the year	0	0

Unrealized gains at the end of the period	0	0

        Until the fourth quarter of 2002, of the net proceeds of the issuance of the 8 1/2% debentures (the Yankee bonds) (see note 14), 162 millions of US dollars were reinvested in marketable securities having an average rating at AA-/Aa3. In order to manage interest and exchange rate risks, these securities, denominated in US dollars, were swapped into a variable remuneration indexed to LIBOR and receivable on the dates of payment of the interest on the debentures. A fluctuation of the US dollar interest rate therefore had no effect on the total market value of these investments and their related swaps. Up to this amount, variations of the US dollar/euro exchange rate resulted in a compensating adjustment of the euro value of balances on the balance sheet.

10)  Capital stock

        Capital stock consists of the following:

As of December 31	2002	2001
Common shares (par value of €1/share):
Issued and outstanding	759,350,900	2,500
Held by the Group	0	0

Outstanding	759,350,900	2,500

11)  Accumulated deficits and foreign translation reserve

a)
Accumulated deficits

        Accumulated deficits of FIMEP and its consolidated subsidiaries can be analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Legal reserve (not distributable)	0	0
Accumulated deficits	(129)	0
Share of earnings of consolidated companies	0	0

	(129)	0

        Accumulated deficits of FIMEP and those of its French subsidiaries filing a consolidated tax return are as follows:

As of December 31	2002	2001
	(€ in millions)
Available for distribution	0	0
Not available for distribution	(129)	0
b)
Foreign currency translation reserve

        As specified in note 1 (c) foreign currency translation reserve records the effects of currency fluctuations on financial statements of subsidiaries when they are translated into euros.

        The foreign currency translation reserve records the impact of fluctuations in the following currencies:

As of December 31	2002	2001
	(€ in millions)
US dollar	(1)	0
Other currencies	(3)	0

	(4)	0

        The line "other currencies" mainly refers to the area "rest of the world" (note 26).

12)  Subordinated perpetual notes (TSDIs)

        In December 1990 and March 1992, Legrand SA issued, at par, subordinated perpetual notes with nominal values of €457 million and €305 million, respectively.

        The subordinated perpetual notes have no stated due date or maturity and Legrand SA has no obligation to redeem them unless Legrand SA enters into liquidation or voluntary dissolution, or if a final judgment is entered ordering the sale of the entire business of Legrand SA. In such case, redemption of the principal of the subordinated perpetual notes would be subordinated to the complete payment of all creditors, excluding any participating loans (prêts participatifs) or participating securities (titres participatifs) that might be outstanding.

        At the time of issuance, agreements were entered into with third party companies who will repurchase the securities from the holders fifteen years after issuance. In accordance with these agreements, and in return for initial lump sum payments of €100 million and €77 million, these companies have agreed to relinquish any rights to interest on these securities after that time. Until the time of this repurchase, third party is obligated to make periodic interest payments on the nominal value, calculated at a rate indexed to the Paris inter-bank offered rate (EURIBOR). In accordance with French tax instructions, these payments are only tax deductible for the portion representing the net proceeds of the issue.

        The payment of interest on the subordinated perpetual notes can be suspended if (i) Legrand's consolidated net equity falls below €412 million, (ii) Legrand SA has not paid an ordinary dividend (excluding dividends paid on preferred, non-voting shares and first statutory dividend) and (iii) no interim dividend has been declared. Deferred payments would bear interest, would not be subordinated in case of liquidation and would be paid before the payment of any ordinary dividend.

        In order to manage its exposure to interest rate changes, semi-annual payments have been hedged using interest rate swaps. The payments, taking into account the effect of the swap agreements, represented on an annual basis, 9.6%, 9.3 % and 8.4 % of the average residual carrying value for each of the years 2002, 2001 and 2000, respectively.

        The fair value of the subordinated perpetual notes in the Group's balance sheet as of the date of the acquisition of Legrand was €158 million.

        The amortization of the residual carrying value, in balance sheet is as follows:

As of December 31	2002
(€ in millions)
2003	39
2004	44
2005	49
2006	21
2007	5

158

13)  Related party loan

        In connection with the acquisition of Legrand SA, a consortium led by Kolhberg Kravis Roberts & Co and Wendel Investissement invested an aggregate of €1,762 million in the indirect parent and affiliated companies of the Group, with Kohlberg Kravis Roberts & Co and Wendel Investissement each investing €659 million. The other consortium members—West Luxcon Holdings SA (West LB AG group), equity funds managed by Montagu Private Equity Ltd., Goldman Sachs and the Verspieren and Decoster families—invested an aggregate of €444 million. Certain senior managers of Legrand SA invested approximately €3 million. In addition, Schneider Electric provided a €150 million vendor payment-in-kind loan to an affiliate of the Group, (the Vendor PIK Loan).

        Approximately €759 million of the funding referred to above was used to subscribe for ordinary shares of the Group. The remaining €1,006 million of that funding, together with the proceeds of the vendor PIK loan, was used by the consortium to purchase €1,156 million of preferred equity certificates issued by an indirect subsidiary of the Group's ultimate parent, Lumina Parent Sarl (see note 26). The proceeds of the issuance of the preferred equity certificates of €1,156 million were then loaned to FIMAF. The preferred equity certificates were redeemed on February 12, 2003 in connection with the issuance of approximately €601 million of high yield bonds and replaced by the subordinated shareholder PIK loan (see note 27).

14)  Long-term borrowings

        Long term borrowings can be analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Senior Credit Agreement (a)	1,597	0
Mezzanine Credit Agreement (a)	600	0
8 1/2% Debentures (b)	371	0
Other long-term borrowings (c)	38	0

	2,606	0

a)
Senior credit agreement and mezzanine credit agreement

        The acquisition of Legrand by the consortium occurred on December 10, 2002 for an amount of €3,630 million corresponding to a value of €3,700 million for 100% of the share capital of Legrand SA. The investment was partially funded through a contribution by the consortium. The balance of the purchase price was funded with external debt. The external debt used to finance the acquisition comprised of loans granted under a senior credit agreement and a mezzanine credit agreement. The mezzanine credit agreement was repaid on February 12, 2003 with the net proceeds of the offering of high yield bonds in Europe and in the United States and existing cash resources of FIMAF (see note 27 for additional information related to the high-yield bond issuance).

        The senior credit agreement, dated July 26, 2002 as amended and restated on December 5, 2002, was entered into by and among FIMAF, Lumina Financing, certain subsidiaries of FIMAF listed therein as initial borrowers, certain subsidiaries of FIMAF listed therein as the initial guarantors, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland plc as mandated joint lead arrangers, Credit Suisse First Boston International, Lehman Brothers Bankhaus AG London Branch and The Royal Bank of Scotland plc and the other financial institutions listed therein as lenders.

        As of December 31, 2002, the following schedule summarizes the future principal payments required by the Group under the senior credit agreement:

As of December 31	2002
(€ in millions)
Within one year	18
Payable in one to two years	58
Payable in two to three years	79
Payable in three to four years	111
Payable in four to five years	140
Payable beyond five years	929

1,335

        The senior credit agreement and the mezzanine credit agreement comprise the followings:

As of December 31	€ in millions	Interest rates
currencies:
—Euro (matures 2011)	666	Euribor + 2.25%
—Euro (matures 2010)	425	Euribor + 2.75%
—Euro (matures 2009)	227	Euribor + 3.25%
—Euro (matures 2002)	600	Euribor + 7.00%

        Dividends and other distributions (including payment of interest and principal on intercompany loans) from certain of our subsidiaries, including FIMAF, are restricted under certain agreements, including the senior credit facility. Pursuant to the senior credit facility, our subsidiaries, including FIMAF, are restricted from making distributions, loans or other payments to FIMEP except for purposes of paying interest on the high yield bonds (see note 27 and note 29) when no event of default has occurred under the senior credit agreement.

b)
8 1/2% Debentures (Yankee bonds)

        On February 14, 1995, Legrand SA issued on the United States public market $400 million of 8 1/2% debentures due February 15, 2025. Interest on the debentures is payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 1995.

        The debentures are not subject to any sinking fund and are not redeemable prior to maturity, except upon the occurrence of certain changes in the law requiring the payment of amounts in addition to the principal and interest. Should Legrand SA, by law, not be permitted to pay any such additional amounts, redemption generally would be mandatory or, if such amounts could be paid, Legrand SA may, at its option, redeem all—but not part—of the debentures. Each holder of the debentures may also require Legrand SA to repurchase its debentures upon the occurrence of a hostile change of control.

        In connection with the issuance of the debentures, Legrand SA also entered into an interest rate swap agreement for 30 years. The settlement dates of the differential to be paid or received concur with the interest payment dates of the debentures, so as to provide an effective hedge for the payments. As a result of this swap agreement, the effective interest rate of the debentures after the swap agreement was executed is LIBOR plus a margin of 0.53% (3.84% as of December 31, 2002).

        Legrand SA has used a portion of this borrowing for the acquisition of certain operations in the United States.

c)
Other long-term borrowings

        The other long-term borrowings can be analyzed as follows:

As of December 31	€ in millions	Interest rates
—Euro (matures 2005)	9	Euribor 3m + 0.60%
—Euro (matures 2009)	12	Euribor 3m + 0.50%

and other borrowings amounting to €17 million of which the amounts, individually, are not significant, none of them exceeding €10 million. These borrowings will be reimbursed through 2014.

        Long-term borrowings are denominated in the following currencies:

As of December 31	2002	2001
	(€ in millions)
currencies:
—Euro	2,233	0
—US dollar	371	0
—other currencies	2	0

	2,606	0

        Maturity dates are as follows:

As of December 31	2002	2001
	(€ in millions)
Payable in one to two years	74	0
Payable in two to three years	85	0
Payable in three to four years	117	0
Payable in four to five years	144	0
Payable beyond five years	2,186	0

	2,606	0

        Interest rates on long-term borrowings are as follows:

As of December 31	€ in millions	average interest rates in %
Issued by French companies:
—8 1/2% debentures (Yankee bonds)	371	2.67%
—bank borrowings	2,028	4.64%
—capital leases	3	8.26%
Issued by foreign Group companies:
—bank borrowings under the senior credit agreement	182	2.86%
—capital leases	22	3.99%

	2,606

        These borrowings are collateralized as follows:

As of December 31	2002	2001
	(€ in millions)
Assets mortgaged or pledged as collateral	16	0
Guarantees given to banks	18	0
Guarantees given under the senior credit agreement (note 21)	1,615	0

	1,649	0

15)  Long-term liabilities

        Long-term liabilities are as follows:

As of December 31	2002	2001
	(€ in millions)
Retirement indemnities in France	18	0
Other retirement indemnities and benefits	47	0
End of contract indemnities (Italy)	44	0
Employees profit sharing (long-term portion)	29	0
Other long-term liabilities	67	0

	205	0

a)
Global obligation

        The global obligation of the Group's pension and post retirement plans consisting primarily of the plans in France, Italy, the United States of America and the United Kingdom is as follows:

	2002	2001
	(€ in millions)
Projected benefit obligation at the beginning of the period
New consolidated entities	217	0
Foreign currency exchange rates	(1)	0
Rights newly acquired	0	0
Rights cancelled	0	0
Rights used	0	0
Interest costs	0	0

Projected benefit obligation at the end of the period	216	0

        The evolution of the total net assets of the funds is shown below:

	2002	2001
	(€ in millions)
Fair value at the beginning of the period
New consolidated entities	111	0
Foreign currency exchange rates	(3)	0
Increase:
—interest revenues	1	0
—employer contribution		0
Decrease:
Return on asset	(1)	0

Fair value at the end of period	108	0

Net pension plan liability	108	0

        The net impact on the consolidated income is summarized as follows:

	2002	2001
	(€ in millions)
Service costs—rights newly acquired	(2)	0
Service costs—cancellation of previous rights	1	0
Payments of rights (net of cancellation of prior reserves)	0	0
Interest costs	0	0
Net revenue on funds	1	0

	0	0

b)
Provision for retirement indemnities in France

        Based on labor agreements or internal conventions, the employees of the Group may be entitled to retirement indemnities, as well as complementary pensions in addition to those acquired in compliance with legal obligations in force in each country.

        The provisions recorded in the consolidated balance sheet concern only rights which are not definitively acquired and the Group has no obligation with respect to rights definitively acquired by former employees, such rights having been duly paid at the time of their retirement, either directly or through a specialized insurance company.

        The computation of these future obligations was based on turnover, mortality, and assumptions of increase of salaries and discount rates. In France, the calculation was based on an assumption of an increase of salaries of 3% and a discount rate of 5%.

        Accordingly, the provision recorded in the consolidated balance sheet corresponds to the portion of the global obligation remaining payable by Legrand SA; this amount is equal to the difference between the global obligation recalculated at each closing, based on assumptions described above, and the net residual value of the fund at this same date.

c)
Provision for end-of-contract indemnities in Italy

        In accordance with employment legislation in force in Italy, provisions for end-of-contract indemnities have been established in the accounts of the Italian companies. The annual contribution is defined by law and amounts to approximately one month of remuneration per year of service. Amounts attributed to an employee are revalued each year in accordance with a specific index published by the government. Such amounts are fully vested and are paid at the time an employee leaves. The companies have no further liability to the employee once such payment is made.

        The related expenses amounted to €7 million for the year ended December 31, 2002.

        The computation of the future obligations was based on turnover, mortality, and assumptions of increases in salaries and discount rates. In Italy, the calculation was based on an assumption of an increase in salaries of 2.5%, a discount rate of 5.2%.

d)
Provision for retirement indemnities and other postretirement benefits

        In the United States and the United Kingdom, the Group provides pension benefits for employees and health care and life insurance for certain retired employees.

        The pension benefits above amount to €119 million as of December 31, 2002. This amount is compensated by pension fund assets and provisions estimated at €86 million as of December 31, 2002. This discrepancy is spread over the residual employment period of the staff through the pension contribution. There were no significant changes in the projected benefits obligations or plan assets related to these plans for the period ended December 31, 2002.

        The computation of the future obligations was based on turnover, mortality, and assumptions of increases in salaries and discount rates. In the United States, the calculation was based on an assumption of an increase in salaries of 4.25%, a discount rate of 6.5% and an expected return on plan assets of 9.25%. In the United Kingdom, the calculation was based on an assumption of an increase in salaries of 3.50%, a discount rate of 5.75% and an expected return on plan assets of 7.00%.

16)  Short-term borrowings

As of December 31	2002	2001
	(€ in millions)
Current portion of long-term bank borrowings	25	0
Current portion of capital leases	9	0
Commercial paper	508	0
Bank overdrafts	113	0
Other short-term borrowings	79	0

	734	0

        Legrand SA regularly issued commercial paper at interest rates based on EONIA. The average interest rate amounted to 3.4%, for the year ended December 31, 2002. The borrowings were generally for a period of one month.

17)  Other current liabilities

As of December 31	2002	2001
	(€ in millions)
Tax liabilities	121	0
Accrued salaries and payroll taxes	134	0
Short-term portion of employee profit sharing	7	0
Payables related to fixed asset acquisitions	14	0
Amounts due for services	59	0
Customer advance payments	3	0
Others	97	0

	435	0

18)  Analysis of certain expenses

a)
Operating expenses include, in particular, the following categories of costs:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Consumption of raw-materials and parts	(125)	0	0	0
Salaries and related payroll taxes	(71)	0	0	0
Employees profit sharing	0	0	0	0

Total cost of personnel	(71)	0	0	0

        The headcount of the Group on a consolidated basis as of December 31, 2002 amounts to 26,606.

b)
Other revenues (expenses) include:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Cash discounts granted to customers	(3)	0	0	0
Exchange and translation gains (losses)	2	0	0	0
Others	(4)	0	0	0

	(5)	0	0	0

        The caption "Others" relates principally to restructuring charges.

19)  Interest income (expense)

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Interest income	6	0	0	0
Interest expense	(24)	0	0	0

	(18)	0	0	0
Interest on subordinated securities (note 12)	(2)	0	0	0

	(20)	0	0	0
Less capitalized interest	0	0	0	0

	(20)	0	0	0

20)  Income taxes (current and deferred)

        Income before taxes, minority interests and equity in earnings of investees is as follows:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
France	(179)	0	0	0
Outside France	17	0	0	0

	(162)	0	0	0

        Income tax expense consists of the following:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Current income taxes:
France	0	0	0	0
Outside France	(8)	0	0	0

	(8)	0	0	0
Deferred income taxes:
France	36	0	0	0
Outside France	1	0	0	0

	37	0	0	0
Total income taxes:
France	36	0	0	0
Outside France	(7)	0	0	0

	29	0	0	0

        The reconciliation of total income tax expense during the period to the normal income tax rate applicable in France is analyzed below:

Period from August 1, 2002 to December 31, 2002
Normal French income tax rate	35.43%
Increases (reductions):
—effect of foreign income tax rates	1.35%
—non taxable items	6.30%
—income taxable at specific rates	(5.37%)
—others	(18.19%)

19.52%
Impact on deferred taxes:
—effect of tax rate modifications on opening balance	(1.08%)
—valuation allowances on deferred tax assets	1.56%

Effective income tax rate	20.00%

        In 2002, the line "others" represents mainly the impact of intercompany assets depreciation.

        Deferred income taxes recorded in the balance sheets result from temporary differences in the recognition of revenues and expenses or tax and financial statement purposes and is analyzed as follows:

	As of December 31, 2002	As of December 31, 2001
	(€ in millions)
Deferred taxes recorded by French companies	(160)	0
Deferred taxes recorded by foreign companies	4	0

	(156)	0
Origin of deferred taxes:
—depreciation of fixed assets	(90)	0
—tax losses to be carried forward	62	0
—employee profit sharing	6	0
—retirement indemnities and benefits	17	0
—subordinated securities	39	0
Purchase accounting adjustments:
—patents	(206)	0
—trademarks	(24)	0
—allowance for inventory and bad debt	18	0
—revalulation Italy	61	0
—other	7

	(156)	0

        As of December 31, 2002, the Group had net operating loss carryforwards of €159 million for which a deferred tax asset was recognized (associated deferred tax asset of €62 million) and which expire in various amounts from 2007 through 2022 (2007: €1 million; thereafter: €61 million).

        Deferred tax assets amounting to €88 million whose realization is not more likely than not were not recognized as of December 31, 2002. These unrecognized deferred tax assets relate to net operating loss carryforwards amounting to €254 million that expire in various amounts from 2007 through 2012.

        As disclosed in note 1 (i), the Group does not recognize the deferred tax consequences of undistributed earnings of foreign subsidiaries that are considered to be permanently re-invested. It is not practicable to estimate to the amount of the deferred tax liability associated with these undistributed earnings as of December 31, 2002.

21)  Contingencies and commitments

        The Group is involved in a number of legal proceedings and litigations arising in the normal course of business. In the opinion of management, all such matters have been adequately provided for or are without merit, and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Group's consolidated financial position or results of operations.

Future rental commitments

        The Group uses certain facilities under lease agreements and lease certain equipment. Minimum future rental commitments under noncancellable leases are detailed below:

As of December 31, 2002
Payable in 2003	17
Payable in 2004	17
Payable in 2005	12
Payable in 2006	11
Payable in 2007	10
Subsequent years	20

87

Rights of first refusal and first offer

        Pursuant to the acquisition of Legrand SA by the Group, Schneider Electric has a right of first refusal for a period of twelve months following the closing of the Acquisition (December 10, 2002) and a right of first offer for a period of twelve months following the first anniversary of the closing of the Acquisition with respect to any sales of material assets owned by Legrand SA.

Tax audits

        Legrand SA has received confirmation from French tax authorities that it may be subject to an additional tax liability of €7 million (excluding interest) related to a re-assessment for the 1998 tax year.

BTicino SpA litigation

        In the second half of 2001, approximately 180 current and former employees of BTicino SpA, (BTicino), our primary Italian subsidiary, commenced two class actions and three individual suits against the Italian social security agency for early retirement payments citing alleged exposure to asbestos during the manufacture of products at our Torre del Greco facility. BTicino, as the employer, is a party to the suit, as is customary under Italian law. Pursuant to Italian law, if the employees prove long-term (at least 10 years) exposure to asbestos, they may be entitled to retire early and, as a result, could receive higher retirement payments over the course of their retirement, which the social security agency could seek to recover from the Group. Management believes the risk of loss to the Group is remote.

22)  Financial instruments

        The Group does not hold or issue financial instruments for trading purposes.

a)
Interest rate swaps

        In order to manage and cover interest rate risks, the Group entered into interest rates swap agreements with selected major financial institutions. The fair value of each of the swap agreements is determined at each closing, based on rates implied in the yield curve at the reporting date; those may change significantly, having an impact on future cash flows.

Interest rate swaps hedging the subordinated securities (note 12)

        The notional amount of these swaps increases over time to a maximum of €760 million and matures at the same date, as periodic payments are due so as to provide an effective hedge of the payments. The net cost of the subordinated securities, including the fair value of the related swaps in effect and committed, is lower than the conditions normally offered by the financial markets.

Interest rate swap hedging the 8 1/2% debentures (Yankee bonds) (note 14)

        The purpose of this swap is to convert the fixed remuneration paid to the holders of the debentures into a variable remuneration indexed on LIBOR until the maturity of the issue. The fair value of this swap is exactly symmetrical to the fair value of the debentures.

Interest rate swap hedging specific bank borrowings (note 14)

        The purpose of these swaps is to convert the fixed remuneration paid to the bank into a variable remuneration until the maturity of the borrowings. The fair value of these swaps is exactly symmetrical to the fair value of the borrowings.

	As of December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Interest rate swaps hedging subordinated securities
notional amount	642	0	0	0
fair value	(150)	0	0	0
Interest rate swap hedging the 8-1/2% debentures
notional amount	382	0	0	0
fair value	161	0	0	0
b)
Foreign exchange contracts

        The Group entered into forward exchange contracts to hedge certain foreign currency transactions and investments for periods consistent with the terms of the underlying transactions.

        The fair value of these foreign exchange contracts is estimated by obtaining quotes for contracts with similar terms. As of December 31, 2002 the accounted for fair value of these contracts amounted to a value under €1 million.

c)
Forward price contracts on raw material

        The Group also enters into forward raw material contracts covering all or part of its future purchases and for periods of time not in excess of twelve months. As of December 31, 2002 there were no contracts in effect.

d)
Other financial instruments

        The excess of fair value over carrying value of the marketable securities is disclosed in note 9 to the financial statements. For all other financial instruments the fair value approximates the carrying value.

e)
Concentration of credit risk

        The Group's interest rate swap agreements and exchange contracts are with major financial institutions which are expected to comply with the terms of the agreements thereby mitigating the credit risk from the transactions. In order to reduce exposure to counterparty risk, mark-to-market and/or collateral agreements are provided in connection with long-term swap agreements. In managing the credit risk relating to the market value of the interest rate swap associated with the 8 1/2% debentures (Yankee bonds), Legrand SA had pledged as collateral, in 1995 and for a period of 10 years, a portion of its marketable securities in favor of the relevant swap counterparty. This pledge, for an amount of US dollars 162 million, was cancelled by the Group in the fourth quarter 2002 and replaced by a mark-to-market agreement.

        In addition, Legrand SA deposited €150 million in favor to certain financial institutions who entered into swap agreements with the Group (note 6). This deposit is included in long and short term restricted cash in the consolidated balance sheets.

        As indicated in note 8, a substantial portion of our sales is with two major distributors. Other sales are also essentially with distributors of electrical products but are diversified due to the large number of customers and their geographical dispersion. The Group mitigates its credit risk by establishing and performing periodic evaluations of individual credit limits for each customer, and constantly monitoring collection of its outstanding receivables.

        Other financial instruments, which potentially subject the Group to concentration of credit risk, are principally cash and cash equivalents and short-term investments. These instruments are maintained with high credit quality financial institutions and the Group closely monitors the amount of credit exposure with any one financial institution.

23)  Information relating to the officers of the Group

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
(€ in millions)
Advances and loans	—	—	—	—
Remuneration paid to the officers of Legrand SA (*)	1	—	—	—
—including director's fees (**)	—	—	—	—

(*)
Remuneration paid to the executive officers and the members of the board of directors who hold operating responsibilities within Legrand.

(**)
An amount has been paid as directors' fees, each director receiving annually €2,200.

24)  Information relating to the consolidated company

        The Group is consolidated by Lumina Parent, société à responsablilité limitée headquartered at 5 boulevard de la Foire, L1528 Luxembourg.

25)  Information by geographic segments

        The activity of the Group is exclusively devoted to the manufacturing and marketing of products and systems for electrical installations and information networks. The following figures comply with the level of analysis used to manage the Group.

	Geographic segments
	Europe
				United States	Other countries	Items globally analyzed
	France	Italy	Others				Total
	(€ in millions)
Period from August 1, 2002 to December 31, 2002
Total sales	105	45	46	58	29	—	283
Less intra-Group transfers	(42)	(10)	(7)	(1)	(1)	—	(61)

Net consolidated sales	63	35	39	57	28	—	222
Operating income	(71)	(32)	(12)	(12)	(4)	—	(131)
—of which depreciation of fixed assets	(5)	(2)	(2)	(2)	(2)	—	(13)
—of which amortization of intangibles	(55)	(28)	(8)	(13)	(4)	—	(108)
Other revenues (expenses)	—	—	—	—	—	(11)	(11)
Interest income	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	(26)	(26)
Income taxes	—	—	—	—	—	37	37
Minority interest and equity investees	—	—	—	—	—	4	4
Capital expenditures	5	2	5	2	4	—	18
Total identifiable assets	2,161	870	1,294	1,681	552	—	6,558

        Sales by French companies, excluding sales to Group companies located in France, include the following export sales:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Total sales	83	0	0	0
of which sales exported to:
—Europe	17	0	0	0
—other countries	11	0	0	0

	28	0	0	0

26)  Significant events of the year

        See note 1(a), "Basis of presentation and acquisition of Legrand."

27)    Subsequent events

        On February 12, 2003, the Group issued (i) $350 million of senior notes due in 2013 and bearing interest at 10 1/2% per annum and (ii) €277.5 million of senior notes due in 2013 and bearing interest at 11% per annum (the "high yield bonds"). The gross proceeds of the issuance of the high yield bonds amounted to approximately €601 million. Simultaneously, FIMEP issued a subordinated shareholder PIK loan in the amount of €1,156 million subscribed by a related party (the "Subordinated Shareholder PIK Loan"). The proceeds from the issuance of the high yield bonds, together with the proceeds from the issuance of the Subordinated Shareholder PIK Loan, were used to repay a €600 million loan under the Mezzanine Credit Agreement (see note 14(a)) and to repay the related party loan in the amount of €1,156 million made to FIMAF by the related party in connection with the Acquisition on December 10, 2002 with the proceeds from the preferred equity certificates issued by the related party (see note 13).

        The Subordinated Shareholder PIK Loan bears interest at a rate of 5% per annum and is payable in full, together with accrued interest, in 2026. The Subordinated Shareholder PIK Loan was subscribed by a subsidiary of the Group's ultimate parent, Lumina Parent Sàrl (see note 24).

28)  Reconciliation of French GAAP to US GAAP

        The tables below show the US GAAP reconciliations of net equity and net income as well as the earnings per share prepared in accordance with US GAAP.

SUMMARY RECONCILIATION OF NET INCOME

For the year ended December 31	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net income compliant with French GAAP	(129)	0	0	0
TSDI and FAS 133	(1)	0	0	0
EITF 93-16	(2)	0	0	0
FAS 142	3	0	0	0

Net income compliant with US GAAP	(129)	0	0	0

SUMMARY RECONCILIATION OF NET EQUITY

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net equity compliant with French GAAP	626	0	0	0
TSDI and FAS 133	(1)	0	0	0
EITF 93-16	(2)	0	0	0
FAS 142 (net income)	3	0	0	0

Net equity compliant with US GAAP	626	0	0	0

COMPREHENSIVE INCOME

	Items having modified the net equity
	with impact on net income	without impact on net income	Comprehensive income
	(€ in millions)
For the year ended December 31, 2000	0	0	0
For the year ended December 31, 2001	0	0	0
For the period ended August 31, 2002	0	0	0
For the period ended December 31, 2002	(129)	(4)	(133)
a)
Presentation of the statement of income

        To comply with US GAAP, the expenses related to the public takeover bid by Schneider for shares of Legrand SA (€1 million, zero, zero and zero, respectively, for each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000) have to be reclassified as part of the operating income (see also note 18 (c)). Other expenses such as restructuring costs (€4 million, zero, zero and zero, respectively, for each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000), which are classified as non-operating expenses under French GAAP, are required to be included in the operating income under US GAAP.

b)
Derivative financial instruments

        As indicated in note 13, Legrand SA entered into three subordinated perpetual notes (TSDIs) contracts in 1990 and 1992. In addition, as indicated in note 22 (a), these subordinated perpetual notes (TSDIs) are hedged by three interest rate swaps. Under French GAAP, these instruments are accounted for as hedges of debt and, accordingly, are not recorded in the balance sheet. Payments receivable or payable under the swaps are accrued over the period to which the payment relates, resulting in accounting for the swap and the underlying debt as a single, synthetic instrument. Under

US GAAP, these instruments are recorded at fair value with the changes in fair value recorded to profit and loss. Also see note 28 (d).

        In addition, certain other derivative financial instruments, including swaps associated with the Yankee bonds, were initially recorded at fair value in purchase accounting under US GAAP. Subsequent changes in fair value are recognized in profit and loss. Under French GAAP, these instruments are treated as off balance sheet in purchase accounting and subsequently. Payments receivable or payable under the swaps are accrued over the period to which the payment relates, resulting in accounting for the swap and the underlying debt as a single, synthetic instrument. The principal impact of this difference is currently on the balance sheet (increase non-current assets by €162 million, increase non-current liabilities by €40 million and decrease goodwill, excluding the impact of income taxes, by €122 million).

c)
Application of EITF 93-16

        In 2001, the Italian subsidiaries revalued their assets, in compliance with the Italian law No. 342 and the decree No. 162 (April 13, 2001), retroactively applicable from January 1, 2000 (see note 20). According to EITF 93-16, the tax to be paid in case of distribution of the revalued amount has to be provided for.

d)
Consolidation of special purposes entities

        The existing special purpose entities are related to the subordinated securities issued by Legrand SA.

        Under French GAAP, the SPVs are not required to be consolidated. Under US GAAP, the SPVs are required to be consolidated based on the guidance and SEC views provided in EITF Topic D-14. The application of US GAAP to the subordinated perpetual notes (the TSDIs) and related loans has the following impacts:

  —
  Recognition of the debts due by the special purpose entities (€158 million as of December 31, 2002) in place of the existing subordinated perpetual notes (the TSDIs) debt recognized in the French accounts (€158 million); and

  —
  Recognition of certain derivative financial instruments at fair value in the Group's balance sheet with changes in fair value being recognized in the statement of income.

        Considering the effects outlined above and other effects relating to the subordinated perpetual notes (the TSDIs), the principal impact of this difference on the income statement is to adjust interest income and decrease the net result by €1 million for the period ended December 31, 2002.

e)
Cash discounts

        Certain amounts related to cash discounts presented as other non-operating revenues and expenses in the consolidated states of income under French GAAP do not qualify as non-operating items under US GAAP and would be reclassified as a reduction of net sales or cost of goods sold, as appropriate. For the period ended December 31, 2002 cash discounts to customers amounting to less than €5 million would be reclassified as a reduction of net sales. For the period ended December 31, 2002 cash discounts from suppliers amounting to less than €1 million would be reclassified as a reduction of cost of goods sold.

f)
IRAP

        IRAP is a tax paid in Italy and is required to be classified as part of the income tax in US GAAP. Under French GAAP, the IRAP tax is reflected as "Other operating expenses." For each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000, the reclassification amounts to less than €1 million, zero, zero and zero, respectively.

g)
Research and development expense

        Under French GAAP, amortization expense on acquired patents (€7 million for the period from July 1, 2002 through December 31, 2002) is included in research and development expense in the consolidated statement of income. Under US GAAP, this expense is classified as administrative and selling expense.

h)
Presentation of statement of cash flows

        Under US GAAP, certain amounts classified as cash flows from operations are required to be classified as cash flows from investing or financing activities. For each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000, the amount of the required reclassification, which increases cash flows from operations under US GAAP, amounted to €1 million, zero, zero and zero, respectively.

        In addition, a caption entitled "Working capital provided from operations" is presented in the statement of cash flows prepared in accordance with French GAAP. Under US GAAP, this caption, which is an intermediate subtotal within cash flows from operations, would not be presented.

i)
Application of FAS 142

        In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141 and 142. These statements establish new accounting and reporting standards for goodwill and other non amortized intangible assets and in particular, supersede their amortization by an impairment test. These statements are effective for the Group from July 1, 2001 for the new acquisitions and from January 1, 2002 for the former ones.

        The impairment tests have to be applied at the reporting entity level on an annual basis and were performed as of December 31, 2002.

        In addition, under French GAAP, deferred taxes are not recognized on intangible assets with an indefinite useful life (trademarks). Under US GAAP, deferred taxes are required to be recognized on intangibles with an indefinite useful life. Accordingly, the Group has recognized an additional deferred tax liability under US GAAP (compared to French GAAP) amounting to €594 million with a corresponding increase to goodwill.

        All of the Group's intangible assets, including goodwill, were recognized in connection with the acquisition of Legrand on December 10, 2002. Intangible assets, as determined under US GAAP, consist of the following:

		As of December 31,
	Estimated Useful Lives
		2002	2001
	(years)	(€ in millions)
Intangible assets not subject to amortization:
Goodwill	N/A	1,354	—
Indefinite-lived trademarks	N/A	1,575	—

Subtotal		2,929	—

Intangible assets subject to amortization:
Developed technology	10	593	—
Other trademarks	10-20	68	—
Other		97	—

		758

Less: accumulated amortization		(87)	—

Subtotal		671	—

Total—intangible assets		3,600	—

        As of December 31, 2002, €460 million, €339 million, €108 million, €271 million and €176 million of our goodwill has been allocated to the France, Italy, Rest of Europe, North America and the Rest of the World segments, respectively. There were no changes in the carrying amount of goodwill during any of the periods presented other than recognition of the foregoing amounts in connection with the acquisition.

        For the period ended December 31, 2002, we recognized aggregate amortization expense of €28 million related to intangible assets. Amortization expense for each of the five succeeding years is expected to be as follows:

	Developed Technology	Other Trademarks	Total
	(€ in millions)
2003	131	6	137
2004	120	5	125
2005	108	5	113
2006	90	5	95
2007	66	4	70
j)
Deferred income tax assets

        Under French GAAP, deferred tax assets whose realization is not more likely than not are not recognized. Under US GAAP, deferred tax assets whose realization is not more likely than not are recognized and are reduced to the amount whose realization is more likely than not through the application of a valuation allowance. Under US GAAP, all deferred tax assets would be recognized and then reduced, if necessary, by a valuation allowance equal to the amount of any tax benefit that, based on available evidence, are not more likely than not to be realized. Deferred tax assets amounting to €88 million whose realization is not more likely than not were not recognized as of December 31, 2002 under French GAAP. Under US GAAP, such deferred tax assets would have been recognized and reduced by a valuation allowance for the same amount. This difference does not impact the measurement of deferred taxes but does have an impact on the disclosure of deferred tax assets.

k)
New US GAAP Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early application encouraged.

        The Group adopted SFAS 143 on January 1, 2003 and does not anticipate that the adoption of SFAS 143 will have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. While it supersedes portions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged.

        The adoption of SFAS 144 on January 1, 2002 did not have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. The principal change is that certain gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4,

Reporting Gains and Losses from Extinguishment of Debt ("SFAS 4") will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. We adopted SFAS 145 on January 1, 2003 and anticipate that the adoption of SFAS 145 will not have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the basis for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired in business combinations or disposal activities covered by SFAS 144. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management has not yet assessed the impact of the adoption of SFAS 146 on the Group's consolidated financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133, Accounting for Derivative Instruments and Hedging Activities. Generally, FAS 149 is effective for new contracts entered into after June 30, 2003. The Company does not believe FAS 149 will have a significant impact on its financial statements when adopted.

        In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of SFAS 5, Accounting for Contingencies, SFAS 57 Related Party Disclosures, and SFAS 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, with an interpretation of SFAS 5, which is being superseded. FIN No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize a liability at fair value, for the obligations assumed under that guarantee and must disclose, on a prospective basis, guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements for periods ending after December 15, 2002. Management has not yet determined the impact of the adoption of FIN 45 on the Group's consolidated financial condition, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin ("ARB") No. 51

Consolidation of Financial Statements. FIN No. 46 provides additional guidance regarding how to identify variable interest entities and how an enterprise assesses its interest in the variable interest entity to determine whether an entity is required to be consolidated. The interpretation establishes that an enterprise consolidate a variable interest entity if the enterprise is the primary beneficiary of the variable interest entity. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For interests in variable interest entities existing as of January 31, 2003, the guidance of FIN No. 46 will apply in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a significant impact on the Group's consolidated results of operations, financial position, or cash flows.

29)  Parent company information

        FIMEP is a holding company that conducts no business operations of its own and has no significant assets other than the shares it holds in FIMAF and a subordinated inter-company funding loan from FIMAF. The tables below presents summarized balance sheet, income statement and cash flow information for FIMEP SA (on an unconsolidated basis) as of December 31, 2002 and for the period from August 1, 2002 through December 31, 2002:

December 31, 2002
(€ in millions)
ASSETS:
Investment in common shares of FIMAF	626

Total assets	626

LIABILITIES AND SHAREHOLDERS' EQUITY:
Common stock	759
Accumulated deficit	(129)
Cumulative translation adjustments	(4)

Total shareholders' equity	626

Total liabilities and shareholders' equity	626

For the period from August 1, 2002 through December 31, 2002
(€ in millions)
Equity in net income of FIMAF	(129)

Net income	(129)

For the period from August 1, 2002 through December 31, 2002
(€ in millions)
Cash flows from operations	—

Cash flows from investing activities:
Investment in common shares of FIMAF	(759)

Cash flows from investing activities	(759)
Cash flows from financing activities:
Issuance of common shares	759

Cash flows from financing activities	759

Net change in cash and cash equivalents	—

        See note 27 for additional information regarding events occurring subsequent to the balance sheet. FIMEP has not received any dividends from its consolidated subsidiaries during any of the periods presented.

INDEPENDENT AUDITOR'S REPORT

to the Shareholders and Board of Directors of Legrand SA

We have audited the accompanying consolidated balance sheets of Legrand SA and its subsidiaries (the "Company") as of December 10, 2002 and as of December 31, 2001 and 2000 and the related consolidated statements of income, of cash flows and of shareholders' equity for the period from January 1, 2002 to December 10, 2002 and for each of the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material aspects, the consolidated financial position of the Company and its subsidiaries as of December 10, 2002 and as of December 31, 2001 and 2000, and the consolidated results of their operations and their case flows for the period from January 1, 2002 to December 10, 2002 and for each of the years ended December 31, 2001 and 2000 in conformity with French generally accepted accounting principles.

        Accounting principles in France vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income expressed in euro for the period from January 1, 2002 to December 10, 2002 and for each of the years ended December 31, 2001 and 2000 and the determination of consolidated shareholders' equity and consolidated financial position also expressed in euro as of December 10, 2002 and as of December 31, 2001 and 2000 to the extent summarized in note 28 to the consolidated financial statements.

PricewaterhouseCoopers

Paris, France,
February 17, 2003

LEGRAND SA

CONSOLIDATED STATEMENTS OF INCOME

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net sales (note 1 (j))	2,748	3,096	2,799
Operating expenses (note 18 (a))
Cost of goods sold	(1,521)	(1,748)	(1,539)
Administrative and selling expenses	(704)	(775)	(677)
Research and development expenses	(126)	(136)	(123)
Other operating expenses	(2)		(2)
Amortization of goodwill	(53)	(47)	(29)

Operating income	342	390	429

Interest income (expense) (notes 13 and 19)	(50)	(92)	(64)
Profits (losses) from disposal of fixed assets	11	(3)	(3)
Other revenues (expenses) (note 18 (b))	(65)	(46)	(23)
Expenses related to the takeover bid for shares (note 18 (c))	(4)	(18)

Income before taxes, minority interests and equity in earnings of investees	234	231	339

Income taxes (note 20)	(55)	(56)	(106)

Net income before minority interests and equity in earnings of investees	179	175	233

Minority interests	(1)	(2)	(2)
Equity in earnings of investees	2	3	4

Net income attributable to Legrand SA	180	176	235

Earnings per share (notes 1 (d) and 10 (b))	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€)
Primary earnings per share:
Average number of shares outstanding	28,153,273	27,358,081	26,713,006
Earnings per share	6.40	6.44	8.80
Fully diluted earnings per share:
Average number of shares used for the calculation	28,158,343	27,378,432	26,867,510
Earnings per share	6.40	6.43	8.75

The accompanying notes on pages F-50 to F-90 are an integral part of these financial statements.

LEGRAND SA

CONSOLIDATED BALANCE SHEETS

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
ASSETS
Current assets
Cash and cash equivalent	410	531	380
Marketable securities (note 9)	363	603	569
Trade accounts receivable (note 8)	660	674	655
Short-term deferred taxes (notes 1 (i) and 20)	63	67	72
Other current assets	112	136	151
Inventories (notes 1 (h) and 7)	426	465	461

Total current assets	2,034	2,476	2,288
Property, plant and equipment (notes 1 (g) and 3)
At cost	2,511	2,543	2,381
Less accumulated depreciation	(1,511)	(1,451)	(1,301)

	1,000	1,092	1,080
Other non-current assets
Investments (note 5)	27	29	306
Goodwill (notes 1 (f) and 2)	1,011	1,149	976
Long-term deferred taxes (notes 1 (i) and 20)	84	50	44
Other non-current assets (note 6)	386	474	125

	1,508	1,702	1,451

Total assets	4,542	5,270	4,819

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings (note 16)	948	1,288	989
Accounts and notes payable	241	232	253
Short-term deferred taxes (notes 1 (i) and 20)	2	2	5
Proposed dividend for the year (note 23)	—	60	57
Other current liabilities	463	454	438

Total current liabilities	1,654	2,036	1,742
Long-term deferred taxes (notes 1 (i) and 20)	42	35	35
Long-term liabilities (note 15)	169	174	157
Long-term borrowings (note 14)	643	972	1,179
Subordinated securities (note 13)	219	266	312
Minority interests	10	10	9
Shareholders' equity
Capital stock, par value 2 (note 10)	56	56	53
Additional paid-in capital	171	170	133
Retained earnings (note 12 (a))	1,907	1,725	1,382
Translation reserve (note 12 (b))	(329)	(174)	(183)

	1,805	1,777	1,385

Total liabilities and shareholders' equity	4,542	5,270	4,819

The accompanying notes on pages F-50 to F-90 are an integral part of these financial statements.

LEGRAND SA

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Operating activities:
Net income attributable to Legrand SA	180	176	235
Reconciliation of net income to net cash:
—depreciation of tangible assets	160	170	152
—amortization of intangible assets	71	65	42
—changes in long-term deferred taxes	(47)	(40)	6
—changes in other long-term assets and liabilities	2	10	(11)
—minority interests	1	2	2
—equity in earnings of investees	(2)	(3)	(4)
—other items having impacted the cash	3	3	5

Working capital provided from operations	368	383	427

(Gains) losses on fixed asset disposals	(14)	3	3
(Gains) losses on sales of securities	(10)	(20)	(12)
Changes in operating assets and liabilities, net of effect of investments in consolidated entities:
—accounts receivable	(3)	46	19
—inventories	14	13	(43)
—accounts and notes payable	91	(16)	(131)
—other operating assets and liabilities	12	(7)	(19)

Net cash provided from operating activities	458	402	244

Investing activities
Net proceeds from sales of fixed assets	123	19	7
Capital expenditures	(138)	(189)	(234)
Proceeds from sales of marketable securities	251	55	313
Investments in marketable securities and restricted cash	(75)	(56)	(286)
Investments in consolidated entities		(2)	(603)
Investments in non-consolidated entities	(5)	(3)	(258)

Net cash (used in) provided by investing activities	156	(176)	(1,061)

Financing activities
Related to shareholders' equity:
—capital increase	1		8
—purchase of Legrand's shares		4	(83)
—dividends paid by Legrand SA	(60)	(57)	(52)
—dividends paid by Legrand's subsidiaries		(1)
Other financing activities:
—reduction of subordinated securities	(46)	(46)	(42)
—new borrowings	160	4	600
—repayments of debt	(180)	(50)	(148)
—increase (reduction) of commercial paper	(372)	57	619
—increase (reduction) of bank overdrafts	(210)	15	(10)

Net cash (used in) provided from financing activities	(707)	(74)	892

Net effect of currency translation on cash	(28)	(1)	1
Increase (reduction) of cash and cash equivalents	(121)	151	76
Cash and cash equivalents at the beginning of the period	531	380	304

Cash and cash equivalents at the end of the period	410	531	380

The accompanying notes on pages F-50 to F-90 are an integral part of these financial statements.

LEGRAND SA

CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY

	Capital stock, at par value	Additional paid-in capital	Retained earnings	Translation reserve	Total shareholders' equity
	(€ in millions)
As of December 31, 1999	54	128	1,283	(211)	1,254

Net income for the year			235		235
Capital increase		5	3		8
Purchase of Legrand's shares (note 10)	(1)		(82)		(83)
Dividend paid for 2000 (notes 10 and 23):
—Euro 1.87 per common share			(37)		(37)
—Euros 2.99 per preferred non-voting share			(20)		(20)
Changes in translation reserve				28	28

As of December 31, 2000	53	133	1,382	(183)	1,385

Net income for the year			176		176
Capital increase		1			1
Purchase of Legrand's shares (note 10)	3	36	235		274
Dividend paid for 2001 (notes 10 and 23):
—Euro 1.87 per common share, included "précompte"			(45)		(45)
—Euros 2.99 per preferred non-voting share, included "précompte"			(23)		(23)
Changes in translation reserve				9	9

As of December 31, 2001	56	170	1,725	(174)	1,777

Net income for the period			180		180
Capital increase		1			1
Schneider Electric shares impact (note 1 (a))			2		2
Changes in translation reserve				(155)	(155)

As of December 10, 2002	56	171	1,907	(329)	1,805

        The comprehensive income (note 1 (q)) is as follows:

	Items having modified the net equity
	with impact on net income	without impact on net income	Comprehensive income
	(€ in millions)
For the year ended December 31, 2000	235	28	263
For the year ended December 31, 2001	176	9	185
For the year ended December 10, 2002	180	(155)	25

The accompanying notes on pages F-50 to F-90 are an integral part of these financial statements.

LEGRAND SA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

List of consolidated companies

        The consolidated financial statements comprise the financial statements of Legrand SA and 112 controlled subsidiaries. The investment in 6 affiliated companies is accounted for by the equity method.

        The most significant consolidated operating subsidiaries, all 100 % owned (Fael excepted, which is 93 % owned), are the following:

French subsidiaries:
Arnould-FAE
Baco
Inovac
Legrand Deri
Legrand snc
Martin & Lunel
Planet-Wattohm
Ura
Foreign subsidiaries:
Anam	South Korea
Bticino	Italy
Bticino de Mexico	Mexico
Bticino Quintela	Spain
Bufer Elektrik	Turkey
Electro Andina	Chile
Fael	Poland
Legrand	Germany
Legrand	Italy
Legrand Electric	United Kingdom
Legrand Electrica	Portugal
Legrand Electrique	Belgium
Legrand Espanola	Spain
Legrand	Greece
Legrand Österreich	Austria
Luminex	Colombia
MDS	India
Ortronics	United States of America
Pass & Seymour	United States of America
Pial	Brazil
Tenby Industries	United Kingdom
The Watt Stopper	United States of America
The Wiremold Company	United States of America

1)    Accounting policies

        The Group's consolidated financial statements are prepared, in all material respects, in conformity with accounting principles generally accepted in France. They comply with the requirements of French laws and regulations excepted for the dispensation described hereafter (note 1 (a)).

        The statutory accounts of each company, whether consolidated or accounted for by the equity method, are prepared in accordance with local accounting principles and regulations, and have been adjusted to comply with these principles, which are essentially those described hereafter.

a)    Exchange of Legrand SA treasury shares for Schneider Electric shares

        In 2001, Schneider Electric launched a public exchange offer for all Legrand SA outstanding shares (see note 27). Legrand SA brought to this takeover bid the treasury stocks which decreased the net equity as of June 30, 2001 (1,382,370 common shares and 55,116 preferred non-voting shares accounted for at a historical cost of €195 million).

        In exchange for these treasury shares, Legrand SA received 4,948,527 Schneider Electric shares (2.06% of the share capital of Schneider Electric) valued at €59.36 per share, i.e. €294 million. The gain of the exchange (€99 million after tax) was accounted for directly through the consolidated retained earnings, in compliance with the French and US GAAP. The Schneider Electric shares are accounted for on the balance sheet as "other non-current assets."

        Under normal circumstances the application of the accounting principles for the accounting of fixed investments would conduct to account for the gains and losses on the valuation or sale of these stocks through the statement of income. This method would not be consistent with the accounting treatment of the treasury stocks and accordingly would confuse the understanding of the Group's financial statements.

        In view of the unusual nature of the transaction the company determined that the loss should be recorded directly to equity. Accordingly, the impacts on the statement of income were neutralized in 2001 and will be neutralized in future years, within the limit of the gain (€99 million).

        As a consequence, as of December 31, 2001, the Schneider Electric shares were valued at €54 and the variation of the value after tax, i.e. €-20 million, was accounted for directly on net equity.

        As of December 10, 2002, Legrand SA owned 1,057,949 shares of Schneider Electric valued at €59.36 per share, with a total value of €62.8 million. The gains and losses on disposals and the change on the allowance imputed directly to equity amount to €0.5 million after tax. A €6.7 million loss has been recorded following an agreement with Schneider Electric to sell the Schneider Electric shares at €53 per share, amounting to a total value of €56.1 million. The net gain imputed directly to equity amounts to €+2 million after tax.

b)    Consolidation

        The financial statements of subsidiaries, which Legrand SA controls directly or indirectly, are consolidated. Companies in which Legrand SA owns directly or indirectly an interest of 20 to 50 % are accounted for by the equity method. All significant intercompany transactions have been eliminated.

c)     Translation of foreign financial statements

        For all countries other than those with highly inflationary economies:

  •
  Assets and liabilities are translated using exchange rates in effect at the balance sheet dates;

  •
  Statements of income are translated at average exchange rates for the period;

  •
  Gains or losses arising from the translation of the financial statements of foreign subsidiaries are accounted for directly in the translation reserve included in the consolidated equity, until these companies are sold or substantially liquidated.

        For countries with highly inflationary economies:

  •
  Inventories and non-monetary assets are recorded at their historical rates of exchange;

  •
  Other assets and liabilities are translated using exchange rates in effect at the balance sheet dates;

  •
  Gains or losses arising from the translation of the financial statements of subsidiaries located in these countries are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)."

        For all countries:

  •
  Exchange differences arising from foreign currency transactions are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)," excepted intercompany transactions having the character of a permanent investment which are directly recorded in the translation reserve.

d)    Earnings per share

        Primary earnings per share are calculated based upon the weighted average number of common and preferred shares outstanding during the period excluding those held by Group companies. Fully diluted earnings per share are calculated based upon the assumption that all options granted to employees of the Group have been exercised either at the beginning of the year or when they have became exercisable, if later.

e)     Statements of cash flows

        The Group has defined cash and cash equivalents as cash, short-term deposits or all other financial assets with a maturity date not in excess of three months. Marketable securities are not considered as cash.

f)     Intangible assets

        Goodwill, representing the excess of cost over the fair value of net assets at the date of acquisition of purchased companies, is amortized on a straight-line basis over the estimated period of benefit not to exceed 40 years. The company assesses whether there has been a permanent impairment in the value of goodwill by evaluating economic factors including future cash flows from operating activities, income, trends and prospects as well as competition and other economic factors. The primary financial indicator used to assess impairment is whether undiscounted cash flows from operations over the amortization period will be sufficient to recover the carrying amount of goodwill. A loss is recognized for any excess of the carrying value over the fair value of the goodwill, determined as being the present value of such cash flows from operations.

        Costs incurred by Group companies in developing computer software for their own use and in research and development are expensed in the period they are incurred; acquisition costs of externally developed software are recorded in other assets and depreciated on a straight-line basis according their expected time of use from 3 to 8 years.

        Other intangible assets, included in "other non-current assets" in the balance sheet, are amortized on a straight-line basis over the estimated period of benefit, not in excess of 40 years, and limited to 20 years for patents and trademarks.

g)     Property, plant and equipment

        Land, buildings, machinery and equipment are carried at cost, including capitalized interest.

        Assets acquired under lease agreements that can be regarded as financing their purchase are capitalized on the basis of the present value of minimum lease payments and depreciated as described below. The French legal revaluations and foreign revaluations are not reflected in the consolidated financial statements.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets; the most commonly adopted useful lives are the following:

Light buildings	25 years
Standard buildings	40 years
Machinery and equipment	8 to 10 years
Tooling	5 years
Furniture and fixtures	5 to 10 years

h)    Inventories

        Inventories are valued at the lower of cost, replacement or net realizable value. Cost is determined by the first-in, first-out (FIFO) method.

i)     Deferred income taxes

        In compliance with FASB statement no 109, deferred income taxes are recorded based on the differences between the tax bases of assets and liabilities and their carrying value for financial reporting purposes. Tax rates applicable for future periods are used to calculate year-end deferred income taxes.

        A valuation allowance is recorded against deferred tax assets to reduce these deferred tax assets to the amount likely to be realized. The assessment of the valuation allowance is done by tax entity, based on the tax strategy developed for the near future for each entity.

        Provisions are made for withholding and other taxes which would be payable in case of distribution of earnings of subsidiaries and affiliates, except for those considered as permanently reinvested.

        If the assets of a subsidiary are revalued for tax purposes, the tax benefit is accounted for in compliance with the enacted tax rules at the revaluation date and taking into account the risk for this benefit to be challenged.

j)     Net sales

        Revenues are recognized when all of the following criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured. For the Group, this policy results in the recognition of revenue when title and risk of loss transfer to the customer, which is generally upon shipment.

        In addition, the Group offers certain sales incentives to customers consisting primarily of volume rebates, and discounts for prompt payment. Volume rebates are typically based on three, six, and twelve-month arrangements with customers, and rarely do such arrangements extend beyond one year. Since the volume of customer's future purchases can be reasonably estimated based on historical evidence, the Group recognizes the rebates on a monthly basis as a reduction in revenue based on the estimated cost of honoring rebates earned and claimed to each of the underlying revenue transactions that reflect the progress by the customer toward earning the rebate. These volume rebates are generally accounted for as a reduction to customers' accounts receivable balance. Discounts for prompt payment are recognized as financial expenses.

k)    Fair value of financial instruments

        Cash, short-term deposits, accounts receivable, accounts payable, accrued liabilities and short-term borrowings are reflected in the financial statements at fair value because of the short-term maturity of these instruments.

        For short-term investments, comprised of marketable securities, fair value is determined as being the market prices of these securities.

        The fair value of long-term debt is estimated on the basis of interest rates currently available for issuance of debt with similar terms and remaining maturities.

        The fair value of interest rate swap agreements is the estimated amount that the counterpart would receive or pay to terminate the agreements. In compliance with the French GAAP, the fair value of the swaps is not accounted for.

l)     Derivative financial and commodity instruments

        The Group's policy is to abstain from transactions of a speculative nature in the use of financial instruments; consequently all operations with these instruments are exclusively devoted to manage and cover exchange or interest rate risks, and the prices of raw materials.

        Therefore, the Group periodically enters into contracts such as swaps, options and futures, which relate to the nature of its exposure.

        The interest rate swaps, which synthetically adjust interest rates on certain indebtedness, involve the exchange of fixed and floating rate interest payments over the life of the agreement without the exchange of the notional amount. The differential to be paid or received is accrued as adjustments to interest income or expense over the life of the agreement. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

        The Group periodically enters into foreign currency contracts to hedge commitments, transactions or foreign income. For foreign currency contracts acquired for the purpose of hedging identified commitments, the gain or loss is generally deferred and included in the basis of the transaction underlying the commitment. If the underlying transaction is not completed, the contract is marked to market with any realized or unrealized gains or losses reflected in income. Gains or losses on transaction hedges are recognized in income and offset the gains or losses on the related transaction. Foreign currency contracts acquired for the purpose of hedging foreign income, generally for periods not exceeding twelve months, are marked to market with any realized or unrealized gains or losses reflected in income.

        The Group also enters into raw material contracts to totally or partially hedge its purchases. Gains or losses related to transactions that qualify for hedge accounting are deferred on the balance sheet in other current liabilities or assets and reflected in cost of goods sold when the underlying transaction takes place. If future purchased raw material needs are revised lower than initially anticipated, the futures contracts associated with the reductions no longer qualify for deferral and are marked to market. Gains or losses are then recorded in other income. The effectiveness of the hedge is measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in the value of the hedged item. If correlation ceases to exist, hedge accounting will be terminated and gains or losses recorded in other income.

        Cash flows from financial instruments are recognized in the statement of cash flows in a manner consistent with the underlying transactions.

m)   Environmental and product liabilities

        In application of FASB statement No 5 the Group recognizes losses and accrues liabilities relating to environmental and product liability matters. Accordingly the Group recognizes a loss if available information indicates that it is probable and reasonably estimable. In the event a loss is neither probable nor reasonably estimable but remains possible, the Group discloses this contingency in the notes to its consolidated financial statements.

        With respect to environmental liabilities, the Group estimates losses on a case-by-case basis and makes the best estimate it can, based on available information. With respect to product liabilities, the Group estimates losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such cases.

n)    Stock option plans

        In accordance with FASB statement No 123, the Group has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed by APB No 25. Accordingly, compensation cost is measured as the excess of the market price of the company's stock at the date of the grant over the exercise price an employee must pay to acquire this stock.

o)    Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that are reflected in the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

p)    Transfers and servicing of financial assets

        FASB statement No 140 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. According to this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

q)    Comprehensive income

        Comprehensive income includes all changes in equity that result from recognized transactions or other economic events. Amounts received from shareholders (capital increase) or paid to shareholders (reduction of capital, dividend) and changes in treasury stocks are excluded from the determination of comprehensive income.

        For the periods presented in the consolidated financial statements, only the translation reserve (note 1 (c)) has been added to net income to constitute comprehensive income.

r)     Other non-operating revenues and expenses

        The cash discounts granted to customers or received from providers, exchange and translation gains and losses, the restructuring expenses, the gains and losses on assets sales and other extraordinary revenues and expenses are classified as non-operating revenues and expenses.

2)    Goodwill (note 1 (f))

        Goodwill is considered as an integral part of the assets of acquired companies. Goodwill which relates to foreign subsidiaries expressed in local currency is translated into euros using the closing rates, except for those entities located in countries with highly inflationary economies for which goodwill is directly determined in euros.

        Goodwill can be analyzed as follows:

		As of December 31,
	As of December 10, 2002
		2001	2000
	(€ in millions)
Gross value	1,233	1,330	1,108
Accumulated amortization	(222)	(181)	(132)

	1,011	1,149	976
of which :
—France	42	44	47
—Italy	107	111	116
—Other European countries	110	128	35
—United States of America	697	788	734
—Other countries	55	78	44

	1,011	1,149	976

        As of December 10, 2002, the most significant goodwills relate to The Wiremold Company in the United States and Bticino in Italy with a net value of €593 and €97 million respectively amortized on a straight-line basis of 40 years. All other items have individually a net value of less than €100 million and are amortized on a straight-line basis between 5 and 40 years. Pursuant to impairment tests, the Group wrote off the goodwill related to United Kingdom subsidiary (€12 million).

        Changes in goodwill, mainly related to the first consolidation of companies, are analyzed as follows:

	From Jan 1, 2002 to Dec 10, 2002	Year ended Dec 31, 2001	Year ended Dec 31, 2000
	(€ in millions)
Gross value:
At the beginning of the period	1,330	1,108	445
—new acquisitions	2	183	659
—other changes in gross value	21
—translation effect	(120)	39	4

At the end of the period	1,233	1,330	1,108
Amortization:
At the beginning of the period	(181)	(132)	(102)
—amortization expense	(53)	(47)	(29)
—other changes in amortization
—translation effect	12	(2)	(1)

At the end of the period	(222)	(181)	(132)

3)    Property, plant and equipment (note 1 (g))

        Tangible fixed assets, including capitalized leases, are as follows:

	France			Other countries			Total
	As of Dec 10, 2002	As of Dec 31, 2001	As of Dec 31, 2000	As of Dec 10, 2002	As of Dec 31, 2001	As of Dec 31, 2000	As of Dec 10, 2002	As of Dec 31, 2001	As of Dec 31, 2000
	(€ in millions)			(€ in millions)			(€ in millions)
Land	20	20	20	42	44	46	62	64	66
Buildings	290	290	247	304	318	298	594	608	545
Machinery and equipment	750	792	734	754	1,015	894	1,504	1,807	1,628
Construction in progress	104	34	87	247	30	55	351	64	142

	1,164	1,136	1,088	1,347	1,407	1,293	2,511	2,543	2,381
Less depreciation	(746)	(708)	(660)	(765)	(743)	(641)	(1,511)	(1,451)	(1,301)

	418	428	428	582	664	652	1,000	1,092	1,080

        Changes in property, plant and equipment, can be analyzed as follows:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
At the beginning of the period	2,543	2,381	1,970
—capital expenditures	127	175	222
—disposals	(53)	(67)	(69)
—new consolidated entities	(6)	34	247
—translation effect	(100)	20	11

At the end of the period	2,511	2,543	2,381

        During the same period, the depreciation of fixed assets has changed as follows:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
At the beginning of the period	(1,451)	(1,301)	(1,102)
—depreciation expense	(160)	(170)	(152)
—disposals	44	44	59
—new consolidated entities	3	(17)	(102)
—translation effect	53	(7)	(4)

At the end of the period	(1,511)	(1,451)	(1,301)

4)    Capital leases

a)    Property, plant and equipment include the following assets held under capital leases:

		As of December 31,
	As of December 10, 2002
		2001	2000
	(€ in millions)
Land	4	4	4
Buildings	57	58	57
Machinery and equipment	8	8	8

	69	70	69
Less depreciation	(20)	(16)	(17)

	49	54	52

b)    Capital lease obligations are presented in the balance sheets as follows:

		As of December 31,
	As of December 10, 2002
		2001	2000
	(€ in millions)
Long-term borrowings	26	32	40
Short-term borrowings	8	10	9

	34	42	49

c)     Future minimum lease payments related to capital leases are as follows:

		As of December 31,
	As of December 10, 2002
		2001	2000
	(€ in millions)
Payable within one year	9	11	11
Payable in one to two years	10	12	11
Payable in two to three years	6	6	9
Payable in three to four years	5	5	6
Payable in four to five years	5	5	5
Payable beyond five years	1	7	11

	36	46	53
Less interest portion	(2)	(4)	(4)

Present value of future minimum lease payments	34	42	49

5)    Investments

        Investments which do not relate to consolidated companies are as follows:

		As of December 31,
	As of December 10, 2002
		2001	2000
	(€ in millions)
Equity method investees	14	14	20
Other investments	13	15	286

	27	29	306

        The key figures, which concern equity method investees, are as follows:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net sales	28	28	44
Net income	4	5	6
Total assets	31	30	41

6)    Other non-current assets

        The other non-current assets are mainly composed of trademarks and patents valued further to Legrand's acquisitions.

        They are as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Schneider Electric stocks		266
Trade names	78	80
Patents and licences	24	31	31
Softwares	19	20	21
Miscellaneous	264	76	73

	385	474	125

7)    Inventories (note 1 (h))

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Purchased raw-materials and parts	137	156	151
Sub-assemblies, work in process	90	92	84
Finished goods	265	282	284

	492	530	519
Less allowances	(66)	(65)	(58)

	426	465	461

8)    Trade accounts receivable

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Trade accounts receivable	502	517	462
Notes receivables	183	181	214

	685	698	676
Less allowances	(25)	(24)	(21)

	660	674	655

        The Group realizes over 95% of its sales to distributors of electrical fittings, each of the two largest representing approximately 13% of consolidated net sales (2001 and 2000: 13% and 15%, respectively).

9)    Marketable securities

        Marketable securities are carried at the lower of cost or market. Unrealized gains which relate to these securities, are analyzed below:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Unrealized gains at the beginning of the period	5	10	10
Increase (reduction) in fair value	5	15	12
Realized gains during the year	(10)	(20)	(12)

Unrealized gains at the end of the period	—	5	10

        Of the net proceeds of the issuance of the 8 1/2% debentures (see note 14), 162 millions of US dollars were reinvested in marketable securities having an average rating at AA-/Aa3. In order to manage interest and exchange rate risks, these securities, denominated in US dollars, were swapped into a variable remuneration indexed to LIBOR and receivable on the dates of payment of the interest on the debentures. A fluctuation of the US dollar interest rate therefore had no effect on the total market value of these investments and their related swaps. Up to this amount, variations of the US dollar/euro exchange rate resulted in a compensating adjustment of the euro value of balances on the balance sheet.

10)  Capital stock and earnings per share

a)
Capital stock

        Capital stock consists of the following number of shares:

		As of December 31
	As of December 10, 2002
		2001	2000
Common shares
Issued	21,440,808	21,435,408	21,426,640
Held by the Group
—to cover the stock-options plan			(81,200)
—to stabilize the market price			(653,770)
—others			(647,400)

Outstanding	21,440,808	21,435,408	20,044,270

Preferred, non-voting shares
Issued	6,719,529	6,717,529	6,715,349
Held by the Group to stabilize the market price			(55,116)

Outstanding	6,719,529	6,717,529	6,660,233

        Preferred non-voting shares have no voting right but have priority as to dividends for an amount of €1.00 per share and in total must be equal to 1.6 times the dividend paid per common share. The consolidated statements of shareholders equity disclose the amount of the dividend paid or proposed for each class of shares.

        Common shares and preferred non-voting shares have equal rights with respect to undistributed earnings.

        From January 1, 1998 to June 30, 2001, all of Legrand's shares held by the Group were excluded from consolidated assets and were shown as a reduction of capital stock and additional paid-in capital in an amount corresponding to their historical value of €195 million and €110 million as of December 2000 and 1999, respectively. The average purchase price of Legrand's shares held by the Group amounted to €131 per share as of December 2000.

        During the year 2001, and further to the takeover bid for shares described in note 27, Legrand SA sold all the stocks owned (see note 1 (a)).

b)
Earnings per share

        Earnings per share are computed based on the average number of both common and preferred shares outstanding during the period, as specified in note 1 (d).

        FASB statement No. 128 specifies that earnings per share should be calculated separately for each class of shares assuming that the total consolidated income of the year would be distributed as a dividend. This unrealistic assumption is inconsistent with financing requirements for capital expenditures, business development and acquisitions, etc. and has not been retained. Accordingly, the "two-class" method of computing earnings per-share prescribed by SFAS No. 128 is not utilized by the

Group. Instead, each common and preferred, non-voting share outstanding during the period is assumed to have an equal interest, on a per-share basis, in the earnings of the Group.

        Earnings per share are shown in the consolidated statements of income.

11)  Stock options and employee profit sharing

a)
Stock option plans

        In May 1999, the shareholders authorized the company to issue, until May 2004, up to 700,000 options to purchase or subscribe to common shares or preferred, non-voting shares. This option plan is open to all French employees. On December 13, 1999, the company established a new plan for the purchase of common shares, open to all French employees meeting certain limited employment qualifications. The exercise price is equal to the average opening market price of the shares on the Paris stock exchange for twenty trading days prior to December 13. The options may not be exercised for 5 years subsequent to the date of the grant and may be exercised for a period of 2 years subsequent to that date. Options granted do not vest for 5 years subsequent to the date of the grant and are forfeited if the employee is dismissed for wilful misconduct. On November 21, 2000, the company established a new stock subscription plan open to all French employees meeting certain limited employment qualifications which options could be granted at a price equal to the average opening market price of the shares on the Paris stock exchange for twenty trading days prior to November 21, 2000. The options may not be exercised for 5 years subsequent to the date of the grant and may be exercised for a period of 2 years subsequent to that date. On November 13, 2001, the company established a new stock subscription plan open to all French employees meeting certain limited employment qualifications which options could be granted at a price equal to the average opening market price of the shares on the Paris stock exchange for twenty trading days prior to November 21, 2000. The options may not be exercised for 4 years subsequent to the date of the grant and may be exercised for a period of 3 years subsequent to that date.

        Holders of stock options granted by Legrand SA (other than holders of stocks options granted in 2001) have the right to exchange the ordinary and preferred non-voting shares resulting from the exercise of such stock options for Schneider shares pursuant to an undertaking provided by Schneider to the holders of such stock options during its public tender offer for Legrand SA. On December 10, 2002, FIMAF and Schneider entered into a call and put option agreement whereby Schneider has agreed that it will sell to FIMAF, if FIMAF so wishes, and FIMAF has agreed to purchase, if Schneider so wishes, all ordinary and preferred non-voting shares of Legrand SA held by Schneider as a result of the exercise of such stock options. The call options is exercisable by FIMAF for a period of six months from the date on which Schneider becomes the recorded owner of the relevant Legrand SA shares and the put option may be exercised by Schneider after six months and fifteen days from the date on which Schneider becomes the recorded owner of the relevant Legrand SA shares and in no event later than twelve months after such date. Options subject to Schneider s stock options undertaking have exercise periods that continue through and until November 2007. As of December 10, 2002, the total number of options subject to Schneider Electric undertaking (and thus subject to the put and call agreement) was 219,672 and 5,000 with respect to Legrand's ordinary and referred non-voting shares, respectively.

Nature of the plans
dates of attribution of options	Subscription								Purchase
	1996		1997		1998		2000	2001	1999
nature of shares offered										Total of outstanding plans
	ordinary	preferred	ordinary	preferred	ordinary	preferred	ordinary	ordinary	ordinary
Number of grantees	5		6		6		8,999	9,122	8,814
Exercisable from	11-1996		12-1997		10-1998		11-2005	11-2005	12-2004
Exercisable until	11-2002		12-2003		10-2004		11-2007	11-2008	12-2006
Option price (in Euros)	107.42	67.08	132.45	89.84	165.56	100.01	191.50	143.00	222.00

Number of options granted	7,400	2,000	11,750	2,500	7,500	2,500	124,240	178,766	85,708	422,364
Options exercised in 1999	0	0	0	0	0	0	0	0	0	0
Options cancelled in 1999	0	0	0	0	0	0	0	0	0	0

Balance at the end of 1999	7,400	2,000	11,750	2,500	7,500	2,500	0	0	85,708	119,358
Options exercised in 2000	(2,000)	0	(3,000)	0	(2,000)	0	0	0	0	(7,000)
Options cancelled in 2000	0	0	0	0	0	0	0	0	(4,508)	(4,508)

Balance at the end of 2000	5,400	2,000	8,750	2,500	5,500	2,500	124,240	0	81,200	232,090
Options exercised in 2001	0	0	0	0	0	0	(18)	0	0	(18)
Options cancelled in 2001	0	0	0	0	0	0	0	0	0	0

Balance at the end of 2001	5,400	2,000	8,750	2,500	5,500	2,500	124,222	178,766	81,200	410,838
Options exercised in 2002	(5,400)	(2,000)	0	0	0	0	0	0	0	(7,400)
Options cancelled in 2002	0	0	0	0	0	0	0	0	0	0

Balance at December 10, 2002	0	0	8,750	2,500	5,500	2,500	124,222	178,766	81,200	403,438

        The fair value of options at the date of grant is calculated in compliance with FASB Statement No. 123, using the "Black-Scholes" model, with the following assumptions:

Nature of the plans
dates of attribution of options	Subscription								Purchase
	1996		1997		1998		2000	2001	1999
nature of shares offered
	ordinary	preferred	ordinary	preferred	ordinary	preferred	ordinary	ordinary	ordinary
Expected average life (years)	4 years		4 years		4 years		5 years	4 years	5 years
Interest rate (5 years bonds)	5.37%		4.50%		3.50%		5.54%	5.35%	4.76%
Implied volatility	26.5%	25.4%	36.2%	36.2%	43.2%	36.5%	39.4%	49.7%	31.6%
Dividend yield	1.5%	3.0%	1.1%	2.9%	1.0%	2.6%	1.3%	1.4%	1.2%
Fair value of the option (Euros)	47	25	65	36	93	47	73	58	71

        In accordance with the provisions of APB No. 25, the company did not recognize any compensation cost for the period January 1, 2002 to December 10, 2002 and the year ended December 31, 2001 (2000: €0.7 million).

        Had compensation cost been determined on the fair value at the grant date for awards since 1995 (non retroactively), the effect on the company's 2002, 2001 and 2000 net income would have not been material neither on earnings per share nor on net worth.

b)
Employee profit sharing

        French law provides for employees sharing in the profit of the French Group companies to the extent that the profit after tax of such entities exceeds a certain level. Amounts accrued are generally payable to employees after a period of 5 years and bear interest at varying, negotiated rates (from 6 to 9%).

        In addition to this obligation, French Group companies and certain foreign subsidiaries pay to their employees a portion of their income calculated on the basis of predetermined formulas negotiated by each entity.

        Employee profit sharing expense amounted to €23 million at December 10, 2002 (€26 million at the end of December 2001 and €27 million at the end of December 2000)

12)  Retained earnings and foreign translation reserve

a)
Retained earnings

        Retained earnings of Legrand SA and its consolidated subsidiaries can be analyzed as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Legrand's legal reserve (not distributable)	6	6	6
Legrand's undistributed retained earnings	656	565	422
Legrand's share of earnings of consolidated companies	1,245	1,154	954

	1,907	1,725	1,382

        Retained earnings of Legrand SA and those of its French subsidiaries filing a consolidated tax return are as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Available for distribution		82	112
Not available for distribution	729	551	382

        The decrease of the available for distribution without precompte retained earnings mainly relates to the distribution of the 2001 dividends.

b)
Foreign currency translation reserve

        As specified in note 1 (c) this account records the effects of currency fluctuations on financial statements of subsidiaries when they are translated into euros.

        From January 1, 1999, the translation reserve corresponding to the translation into euros of the financial statements of subsidiaries located in countries having elected to use the euro as their legal local currency (*) will not be modified and will be recorded in the consolidated balance sheet for its historical value as of December 31, 1998, such amount remaining unchanged until those subsidiaries are sold or substantially liquidated. This principle was also applied to Greece, which elected to use euro as its legal local currency on January 1, 2001.

(*)
Countries having elected to use the euro as their legal currency on January 1, 1999 are:
Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain.

        The foreign currency translation reserve records the impact of fluctuations in the following currencies:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Euro area's currencies	(181)	(179)	(174)
US dollar	(30)	37	19
Other currencies	(118)	(32)	(28)

	(329)	(174)	(183)

        The line "other currencies" mainly refers to the area "rest of the world" (note 26).

13)  Subordinated perpetual notes (TSDIs)

        In December 1990 and March 1992, the company issued, at par, subordinated perpetual notes with nominal values of €457 million and €305 million, respectively.

        The subordinated perpetual notes have no stated due date or maturity and the company has no obligation to redeem them unless the company enters into liquidation or voluntary dissolution, or if a final judgment is entered ordering the sale of the entire business of the company. In such case, redemption of the principal of the subordinated perpetual notes would be subordinated to the complete payment of all creditors, excluding any participating loans (prêts participatifs) or participating securities (titres participatifs) that might be outstanding.

        At the time of issuance, agreements were entered into with third party companies who will repurchase the subordinated perpetual notes from the holders fifteen years after issuance. In accordance with these agreements, and in return for initial lump sum payments of €100 million and €77 million, these companies have agreed to relinquish any rights to interest on these subordinated perpetual notes after that time. Until the time of this repurchase, the company is obligated to make periodic interest payments on the nominal value, calculated at a rate indexed to the Paris inter-bank offered rate (EURIBOR). In accordance with French tax instructions, these payments are only tax deductible for the portion representing the net proceeds of the issue.

        The payment of interest on the subordinated perpetual notes can be suspended if (i) Legrand's consolidated net equity falls below €412 million, (ii) Legrand SA has not paid an ordinary dividend (excluding dividends paid on preferred, non-voting shares and first statutory dividend) and (iii) no interim dividend has been declared. Deferred payments would bear interest, would not be subordinated in case of liquidation and would be paid before the payment of any ordinary dividend.

        In order to manage its exposure to interest rate changes, semi-annual payments have been hedged using interest rate swaps. The payments, taking into account the effect of the swap agreements, represented on an annual basis, 9.6% (for the period from January 1, 2002 to December 10, 2002), 9.3% and 8.4% of the average residual carrying value for 2001 and 2000, respectively.

        The amortization of the residual carrying value is as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
2001			46
2002	4	51	51
2003	56	56	56
2004	62	62	62
2005	66	66	55
2006	26	26	37
2007	5	5	5

	219	266	312

14)  Long-term borrowings

        On February 14, 1995, Legrand SA issued on the American public market US$ 400 million of 8 1/2% debentures due February 15, 2025 (Yankee bonds). Interest on the debentures is payable semiannually in arrears on February 15 and August 15 of each year, beginning August 15, 1995.

        The debentures are not subject to any sinking fund and are not redeemable prior to maturity, except upon the occurrence of certain changes in the law requiring the payment of amounts in addition to the principal and interest. Should the company, by law, not be permitted to pay any such additional amounts, redemption generally would be mandatory or, if such amounts could be paid, the company may, at its option, redeem all—but not part—of the debentures. Each holder of the debentures may also require the company to repurchase its debentures upon the occurrence of a hostile change of control.

        In connection with the issuance of the debentures, the company also entered into an interest rate swap agreement for 30 years. The settlement dates of the differential to be paid or received concur with the interest payment dates of the debentures, so as to provide an effective hedge of the payments. As a result of this agreement, the effective interest rate of the debentures after swap is LIBOR plus a margin of 0.53%.

        Legrand SA has used a portion of this borrowing for the acquisition of certain operations in the United States of America.

        Long-term borrowings (including capitalized leases), in addition to the 8 1/2% debentures (€401 million at the closing exchange rate), comprise the following:

	€ in millions	Maturities	Interest rates
currencies:
—Euro	9	2005	Euribor 3m + 0.60
—Euro	12	2009	Euribor 3m + 0.50
—Euro	198	2011	Euribor + 3.25

and other borrowings aggregating €23 million of which the amounts, individually, are not significant, none of them exceeding €10 million. These borrowings will be reimbursed through 2014.

        Long-term borrowings are denominated in the following currencies:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
currencies:
—Euro	240	117	143
—US dollar	401	852	1,014
—other currencies	2	3	22

	643	972	1,179

        Maturity dates are as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Payable in one to two years	9	15	13
Payable in two to three years	7	44	237
Payable in three to four years	6	408	52
Payable in four to five years	5	7	7
Payable beyond five years	616	498	870

	643	972	1,179

        Interest rates on long-term borrowings are as follows:

	€ in millions	average interest rates in %
Issued by French companies:
—8 1/2% debentures	401	2.67%
—bank borrowings	110	3.92%
—capital leases	3	8.26%
Issued by foreign Group companies:
—bank borrowings	106	2.86%
—capital leases	23	3.99%

	643

        These borrowings are collateralized as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Assets mortgaged or pledged as collateral	6	10	16
Guarantees given to banks	17	11	6

	23	21	22

15)  Long-term liabilities

        Long-term liabilities are as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Retirement indemnities in France	18	17	16
Other retirement indemnities and benefits	23	17	18
End of contract indemnities (Italy)	44	48	47
Employees profit sharing (long-term portion)	30	33	30
Other long-term liabilities	54	59	46

	169	174	157

a)
Global obligation

        The global obligation of the Group's pension and post-retirement plans consisting primarily of the plans in France, Italy, the United States of America and the United Kingdom is as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Projected benefit obligation at the beginning of the period	234	221	139
New consolidated entities	0	0	70
Foreign currency exchange rates	(19)	4	5
Rights newly acquired	13	17	14
Rights cancelled	1	(1)	0
Rights used	(12)	(7)	(7)
Interest costs	0	0	0

Projected benefit obligation at the end of the period	217	234	221

        The evolution of the total net assets of the funds is shown below.

		As of December 31
	As of December 10,
		2001	2000
	(€ in millions)
Fair value at the beginning of the period	132	127	51
New consolidated entities	0	0	70
Foreign currency exchange rates	(15)	4	3
Increase	0	0	0
—interest revenues	1	1	0
—employer contribution	0	0	1
Decrease	0	0	0
Return on asset	(6)	0	2

Fair value at the end of period	112	132	127

        The net impact on the consolidated income is summarized as follows:

	As of December 31
	As of December 10,	2001	2000
	(€ in millions)
Service costs—rights newly acquired	(13)	(17)	(14)
Service costs—cancellation of previous rights	(1)	1	0
Payments of rights (net of cancellation of prior reserves)	0	0	0
Interest costs	0	0	0
Net revenue on funds	1	(1)	1

	(13)	(17)	(13)

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Funded status of plan at end of the year	105	102	94
Unrecognized net acturial loss	(21)	(20)	(13)

Net pension plan (asset) liability	84	82	81

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Amounts recorded on the Balance Sheet
Net pension plan liability	84	82	81
Net pension plan asset	0	0	0

Net pension plan (asset) liability	84	82	81

b)    Provision for retirement indemnities in France

        Based on labor agreements or internal conventions, the employees of the Group may be entitled to retirement indemnities, as well as complementary pensions in addition to those acquired in compliance with legal obligations in force in each country.

        The provisions recorded in the consolidated balance sheet concern only rights which are not definitively acquired and the Group has no obligation with respect to rights definitively acquired by former employees, such rights having been duly paid at the time of their retirement, either directly or through a specialized insurance company.

        The computation of these future obligations was based on turnover, mortality, and assumptions of increase of salaries and discount rates. In France, the calculation was based, since 2001, on an assumption of an increase of salaries of 3% and a discount rate of 5% (2000: 3% and 5.5%, respectively)

        In December 1998, the obligation in respect with French retirement indemnities has been partially funded with insurance company. This company, to the extent of the funded percentage, will ensure the payment of the related indemnities to the employees at the date of their retirement. The fund will be increased at the end of each month with the net results of the fund, and, as far as it will be necessary, by additional payments of the Group's companies; it will be reduced by the payments to employees.

        Accordingly, the provision recorded in the consolidated balance sheet corresponds to the portion of the global obligation remaining payable by Legrand SA; this amount is equal to the difference between the global obligation recalculated at each closing, based on assumptions described above, and the net residual value of the fund at this same date.

        Legrand SA entered into a complementary agreement for the pension of the Executive Committee's French members. The net liability, which amounts to €11.9 million as of December 10, 2002, is being amortized over the service life of the employees.

        The Group also has various pension arrangements in foreign subsidiaries (except for Wiremold and Legrand UK, see note 15(c), none of which is individually material. Provisions accrued under such obligations amounted to €8 million as of December 10, 2002 (€9 million at the end of December 2001 and €8 million at the end of December 2000).

c)     Provision for end-of-contract indemnities in Italy

        In accordance with employment legislation in force in Italy, provisions for end-of-contract indemnities have been established in the accounts of the Italian companies. The annual contribution is defined by law and approximates one month of remuneration per year of service. Amounts attributed to an employee are revalued each year in accordance with a specific index published by the government. Such amounts are fully vested and are paid at the time an employee leaves. The companies have no further liability to the employee once such payment is made.

        The related expenses amounted to €7 million for the period from January 1, 2002 to December 10, 2002 (€8 million for the each of the years ended December 31, 2001 and 2000).

        The computation of the future obligations was based on turnover, mortality, and assumptions of increases in salaries and discount rates. In Italy, the calculation was based on an assumption of an increase in salaries of 2.5%, a discount rate of 5.2%.

d)    Provision for retirement indemnities and other postretirement benefits

        In the United States of America and the United Kingdom, the Group provides pension benefits for employees and health care and life insurance for certain retired employees.

        The pension benefits above amount to €124 million as of December 10, 2002. This amount is compensated by pension fund assets and provisions estimated at €89 million as of December 10, 2002. This difference is spread over the residual employment period of the staff through the pension contribution.

        The computation of the future obligations was based on turnover, mortality, and assumptions of increases in salaries and discount rates. In the United States, the calculation was based on an assumption of an increase in salaries of 4.25%, a discount rate of 6.5% and an expected return on plan assets of 9.25%. In the United Kingdom, the calculation was based on an assumption of an increase in salaries of 3.50%, a discount rate of 5.75% and an expected return on plan assets of 7.00%.

16)  Short-term borrowings

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Current portion of long-term bank borrowings	164	1	1
Current portion of capital leases	8	9	9
Commercial paper	536	908	852
Bank overdrafts	73	85	91
Other short-term borrowings	167	285	36

	948	1,288	989

        The company regularly issues commercial paper at interest rates based on EONIA. The average interest rate amounted to 3.4% for the period from January 1, 2002 to December 10, 2002 and 4.4% for the years ended December 31, 2001 and 2000, respectively. The borrowings were generally for a period of one month.

17)  Other current liabilities

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Tax liabilities	118	91	82
Accrued salaries and payroll taxes	148	117	113
Short-term portion of employee profit sharing	7	13	16
Payables related to fixed asset acquisitions	8	17	20
Amounts due for services	76	95	87
Customer advance payments	5	2	2
Others	101	119	118

	463	454	438

18)  Analysis of certain expenses

a)    Operating expenses include, in particular, the following categories of costs:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Consumption of raw-materials and parts	(785)	(910)	(815)
Salaries and related payroll taxes	(809)	(895)	(801)
Employees profit sharing	(23)	(26)	(27)

Total cost of personnel	(832)	(921)	(828)

        The headcount of the consolidated companies, registered as of December 10, 2002, amounts to 26,898 (27,146 and 27,110 as of December 2001 and December 2000, respectively).

b)    Other revenues (expenses) include:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Cash discounts granted to customers	(35)	(40)	(31)
Exchange and translation gains (losses)	(3)	(1)	2
Others	(27)	(5)	6

	(65)	(46)	(23)

        The caption "Others" relates principally to restructuring charges. For the period from January 1, 2002 through December 10, 2002, the Group recognized a restructuring charge of €24 million. This charge related to expenses to be incurred in connection with several restructuring plans implemented principally in France and in the United States. In France, the Group initiated a voluntary early retirement plan, which is expected to affect approximately 670 employees of the Group's French entities. As of December 10, 2002, the Group recognized a provision amounting to approximately €

5 million related to approximately 180 employees who had formally accepted the offer of early retirement as of that date. In addition to the voluntary retirement plan in France, the Group recognized provisions related to the closure of certain production and logistics facilities in the United States, which were either transferred to lower cost geographies or consolidated with existing facilities in the same geography. The total provision recognized in the United States for these activities amounted to approximately €16 million.

c)     Expenses related to the takeover bid for shares

        For the period from January 1, 2002 to December 10, 2002, Legrand SA accounted for costs related to the takeover bid for shares (see note 27). The gross value amounts to €3.3 million (€2.1 million after tax). These costs, mainly fees and bank costs, are non-recurring expenses and are therefore included in nonoperating expenses.

19)  Interest income (expense)

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Interest income	57	54	57
Interest expense	(85)	(120)	(93)

	(28)	(66)	(36)
Interest on subordinated securities (note 13)	(22)	(28)	(29)

	(50)	(94)	(65)
Less capitalized interest (note 1(g))		2	1

	(50)	(92)	(64)

20)  Income taxes (current and deferred)

        Income before taxes, minority interests and equity in earnings of investees is as follows:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
France	61	71	119
Outside France	173	160	220

	234	231	339

        Income tax expense consists of the following:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Current income taxes:
France	13	(9)	(34)
Outside France	(60)	(125)	(81)

	(47)	(134)	(115)
Deferred income taxes:
France	(7)	(9)	9
Outside France	(1)	87

	(8)	78	9
Total income taxes:
France	6	(18)	(25)
Outside France	(61)	(38)	(81)

	(55)	(56)	(106)

        The reconciliation of total income tax expense during the period to the normal income tax rate applicable in France is analyzed below:

		Year ended December 31
	Period from January 1, 2002 to December 10, 2002
		2001	2000
	(in percentage)
Normal French income tax rate	35.43%	36.43%	37.77%
Increases (reductions):
—effect of foreign income tax rates	1.46%	(0.92)%	(1.05)%
—non taxable items	3.26%	6.43%	2.90%
—income taxable at specific rates	(4.64)%	(7.73)%	(3.21)%
—others	(4.67)%	(13.29)%	(4.45)%

	30.84%	20.92%	31.96%
Impact on deferred taxes:
—effect of tax rate modifications on opening balance	(0.98)%	0.80%	(0.54)%
—valuation allowances on deferred tax assets	0.08%	2.51%	(0.30)%

Effective income tax rate	29.94%	24.23%	31.12%

        In 2001, the line "others" represents mainly the impact of an assets revaluation in Italy, in compliance with Italian law no. 342 and the decree no. 162 (April 13, 2001), retroactively applicable from January 1, 2000. In 2002, this line mainly represents the impact of intercompany assets depreciation.

        Deferred income taxes recorded in the balance sheets result from temporary differences in the recognition of revenues and expenses or tax and financial statement purposes and is analyzed as follows:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Deferred taxes recorded by French companies	(14)	(7)	2
Deferred taxes recorded by foreign companies	117	87	74

	103	80	76
Origin of deferred taxes:
—depreciation of fixed assets	(88)	(104)	(93)
—tax losses to be carried forward	80	64	48
—employee profit sharing	6	6	7
—retirement indemnities and benefits	14	13	11
—subordinated securities	39	43	45
—allowances for inventory and bad debt	16	20	16
—other	36	38	32

	103	80	76

        As of December 10, 2002, the Group had net operating loss carryforwards of €229 million for which a deferred tax asset was recognized (associated deferred tax asset of €80 million) and which are scheduled to expire as follows—2003: €2 million; 2004: zero; 2005: €4 million; 2006: zero; 2007: zero; thereafter: €74 million.

        Deferred tax assets amounting to €50 million whose realization is not more likely than not were not recognized as of December 10, 2002. These unrecognized deferred tax assets relate to net operating loss carryforwards amounting to €143 million for which a deferred tax asset was not recognized as of December 31, 2002 and are scheduled to expire in various amounts from 2007 through 2022.

        As disclosed in note 1 (i), the Group does not recognize the deferred tax consequences of undistributed earnings of foreign subsidiaries that are considered to be permanently re-invested. It is not practicable to estimate to the amount of the deferred tax liability associated with these undistributed earnings as of December 31, 2002.

21)  Contingencies and commitments

        The Group is involved in a number of legal proceedings and litigation arising in the normal course of business. In the opinion of management, all such matters have been adequately provided for or are without merit, and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Group's consolidated financial position or results of operations.

        The company and its subsidiaries use certain facilities under lease agreements and lease certain equipment. Minimum future rental commitments under noncancellable leases are detailed below:

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Payable in 2001			14
Payable in 2002		15	14
Payable in 2003	13	16	11
Payable in 2004	14	8	7
Payable in 2005	9	7	7
Payable in 2006	8	6	7
Payable in 2007	8	7	7
Subsequent years	7	19	16

	59	78	83

22)  Financial instruments

        The Group does not hold or issue financial instruments for trading purposes.

a)    Interest rate swaps

        In order to manage and cover interest rate risks, the Group entered into interest rates swaps agreements with selected major financial institutions. The fair values are determined at each closing, based on rates implied in the yield curve at the reporting date; those may change significantly, having an impact on future cash flows.

Interest rate swaps hedging the subordinated securities (note 13)

        The notional amount of these swaps increases over time to a maximum of €760 million and matures at the same date, as periodic payments are due so as to provide an effective hedge of the payments. The net cost of the subordinated securities, including the fair value of the related swaps in effect and committed, is lower than the conditions normally offered by the financial markets.

Interest rate swap hedging the 8 1/2% debentures (note 14)

        The purpose of this swap is to convert the fixed remuneration paid to the holders of the debentures into a variable remuneration indexed to LIBOR until the maturity of the issue. The fair value of this swap is exactly symmetrical to the fair value of the debentures.

Interest rate swap hedging specific bank borrowings (note 14)

        The purpose of these swaps is to convert the fixed remuneration paid to the bank into a variable remuneration until the maturity of the borrowings. The fair value of these swaps is exactly symmetrical to the fair value of the borrowings.

		As of December 31
	As of December 10, 2002
		2001	2000
	(€ in millions)
Interest rate swaps hedging subordinated securities
notional amount	639	603	566
fair value	(162)	(146)	(149)
Interest rate swap hedging the 8 1/2% debentures
notional amount	401	451	430
fair value	139	96	87
Interest rate swaps hedging other bank borrowings
notional amount		61	61
fair value		2	2

b)    Foreign exchange contracts

        The Group entered into forward exchange contracts to hedge certain foreign currency transactions and investments for periods consistent with the terms of the underlying transactions.

        The fair value of these exchange contracts is estimated by obtaining quotes for contracts with similar terms. As of December 10, 2002 and December 31, 2001 and 2000 the accounted for fair value of these contracts amounted to a value under €1 million.

c)     Forward price contracts on raw material

        The Group also enters into forward raw material contracts covering all or part of its future purchases and for periods of time not in excess of twelve months. As of December 10, 2002 and December 31, 2001, there were no contracts in effect.

d)    Other financial instruments

        The excess of fair value over carrying value of the marketable securities is disclosed in note 9 to the financial statements. For all other financial instruments the fair value approximates the carrying value.

e)     Concentration of credit risk

        The Group's interest rate swap agreements and exchange contracts are with major financial institutions which are expected to perform under the terms of the agreements thereby mitigating the credit risk from the transactions. In order to reduce exposure to counterpart risk, mark-to-market and/or collateral agreements are provided in connection with long-term swap agreements. In managing the credit risk on the market value of the interest rate swap associated with the 8 1/2% debentures (Yankee bonds), Legrand SA had pledged as collateral, in 1995 and for a period of 10 years, a portion of its marketable securities in favor of the relevant institution. This pledge, for an amount of US dollars 162 million, may be cancelled unilaterally by Legrand at any time and replaced by a mark-to-market agreement.

        As indicated in note 8, a substantial portion of the company's sales is with two major distributors. Other sales are also essentially with distributors of electrical products but are diversified due to the large number of customers and their geographical dispersion. The company mitigates its credit risk by establishing and performing periodic evaluations of individual credit limits for each customer, and constantly monitoring collection of its outstanding receivables.

        Other financial instruments, which potentially subject the Group to concentration of credit risk, are principally cash and cash equivalents and short-term investments. These instruments are maintained with high credit quality financial institutions and the Group closely monitors the amount of credit exposure with any one financial institution.

23)  Appropriation of earnings

        Dividend distribution decided at general meetings of shareholders in prior years resulted in total dividends of €60 and €57 million in respect of 2001 and 2000.

24)  Information relating to the officers of the company

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
(€ in millions)
Advances and loans	—	—	—
Remuneration paid to the officers of Legrand SA (*)	1	2	2
—including director's fees (**)	—	—	—

(*)
Remuneration paid to the executive officers and the members of the board of directors who hold operating responsibilities within the company.

(**)
For each period, an amount has been paid as directors fees, each director receiving annually €2,200.

25)  Information relating to the consolidated company

        The Group is consolidated by FIMEP, société anonyme headquartered at 89, rue Taitbout, 75009 PARIS.

26)  Information by geographic segments

        The activity of the Group is exclusively devoted to the manufacturing and marketing of products and systems for electrical installations and information networks. The following figures comply with the level of analysis used to manage the Group.

	Geographic segments
	Europe
				United States of America	Other countries	Items globally analyzed
	France	Italy	Others				Total
	(€ in millions)
Period from January 1, 2002 to December 31, 2002
Total sales	1,420	658	566	631	334		3,609
Less intra-Group transfers	(571)	(125)	(103)	(23)	(39)		(861)

Net consolidated sales	849	533	463	608	295		2,748
Operating income	140	104	14	20	64		342
—of which depreciation of fixed assets	(63)	(28)	(25)	(32)	(12)		(160)
—of which amortization of intangibles	(8)	(9)	(21)	(30)	(3)		(71)
Other revenues (expenses)						(58)	(58)
Interest income						57	57
Interest expense						(107)	(107)
Income taxes						(54)	(54)
Minority interest and equity investees						1	1
Capital expenditures	62	27	18	14	17		138
Total identifiable assets	1,271	765	867	1,222	417		4,542

Year ended December 31, 2001
Total sales	1,555	695	598	766	394		4,008
Less intra-Group transfers	(613)	(132)	(89)	(23)	(55)		(912)

Net consolidated sales	942	563	509	743	339		3,096
Operating income	155	115	26	15	79		390
—of which depreciation of fixed assets	(70)	(29)	(26)	(31)	(14)		(170)
—of which amortization of intangibles	(9)	(9)	(8)	(34)	(5)		(65)
Other revenues (expenses)						(67)	(67)
Interest income						54	54
Interest expense						(146)	(146)
Income taxes						(56)	(56)
Minority interest and equity investees						1	1
Capital expenditures	77	38	29	26	19		189
Total identifiable assets	1,406	868	1,155	1,366	475		5,270

Year ended December 31, 2000
Total sales	1,531	664	513	606	334		3,648
Less intra-Group transfers	(604)	(114)	(74)	(17)	(40)		(849)

Net consolidated sales	927	550	439	589	294		2,799
Operating income	182	118	21	39	69		429
—of which depreciation of fixed assets	(67)	(28)	(22)	(23)	(12)		(152)
—of which amortization of intangibles	(8)	(8)	(4)	(19)	(3)		(42)
Other revenues (expenses)						(26)	(26)
Interest income						57	57
Interest expense						(121)	(121)
Income taxes						(106)	(106)
Minority interest and equity investees						2	2
Capital expenditures	116	47	29	26	16		234
Total identifiable assets	1,281	761	1,019	1,333	425		4,819

        Sales by French companies, excluding sales to Group companies located in France, include the following export sales:

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Total sales	1,060	1,167	1,150
of which sales exported to:
—Europe	231	243	231
—other countries	96	111	100

	327	354	331

27)  Significant events of the year

        On January 15, 2001, Legrand SA and Schneider Electric announced the launch of a public exchange offer from Schneider Electric for all Legrand SA outstanding shares.

        Upon completion of this offer, which took place from December 21 to July 25, 2001, Schneider Electric held 98.3% of Legrand SA's common shares and 97.5% of Legrand SA preferred shares.

        On October 10, 2001, the European Union's antitrust authorities rejected the takeover bid and on January 30, 2002, it set the terms for Schneider Electric to withdraw from the Legrand's capital.

        On July 28, 2002, the consortium, which consists of Kohlberg Kravis Roberts & Co. L.P. and Wendel Investissement, signed an agreement with Schneider Electric to acquire its Legrand SA shares. The Acquisition was completed by a French company FIMAF, on December 10, 2002. The purchase price was €3,630 million corresponding to a value of €3,700 million for 100% of the shares capital of Legrand SA.

        The purchase price for the acquisition, as well as related fees and expenses, was financed by a combination of funds provided by the consortium (€1,760 million), external banks (a senior credit agreement was drawn for an amount of €1,832 million) and a vendor loan from Schneider Electric (€150 million). In addition, Legrand SA and certain subsidiaries have provided guarantees under the senior credit agreement.

        On December 11, 2002 the consortium initiated a procedure to carry out a mandatory takeover offer ("garantie de cours"), followed, if necessary by a public buy-out offer ("offre publique de retrait") followed by the squeeze out procedure ("retrait obligatoire") to acquire the remaining outstanding share capital of Legrand SA held by the public.

28)  Reconciliation of French GAAP to US GAAP

        The tables below show the US GAAP reconciliations of net equity and net income as well as the earnings per share prepared in accordance US GAAP.

SUMMARY RECONCILIATION OF NET INCOME

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net income compliant with French GAAP	180	176	235
TSDI and FAS 133		(5)	(10)
EITF 93-16	(10)	(6)
Sale of Schneider Electric shares	3	(21)
FAS 142	35

Net income compliant with US GAAP	208	144	225

SUMMARY RECONCILIATION OF NET EQUITY

	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net equity compliant with French GAAP	1,805	1,777	1,385
TSDI and FAS 133	6	6	11
EITF 93-16	(16)	(6)
FAS 142	35

Net equity compliant with US GAAP	1,830	1,777	1,396

EARNINGS PER SHARE

Earnings per ordinary share (notes 1 (d) and 10 (b))	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Primary earnings per share:
Average number of shares outstanding	21,435,653	20,673,646	20,190,179
Earnings per share	€6.46	€4.59	€7.35
Fully diluted earnings per share:
Average number of shares used for the calculation	21,438,723	20,690,051	20,211,713
Earnings per share	€6.46	€4.59	€7.29
Earnings per preferred, non voting share (notes 1 (d) and 10 (b))	Period from January 1, 2002 to December 10, 2002	Year ended December 31, 2001	Year ended December 31, 2000
Primary earnings per share:
Average number of shares outstanding	6,717,620	6,684,435	6,522,627
Earnings per share	€10.34	€7.34	€11.76
Fully diluted earnings per share:
Average number of shares used for the calculation	6,719,620	6,688,381	6,655,797
Earnings per share	€10.34	€7.34	€11.66

COMPREHENSIVE INCOME

	Items having modified the net equity
	with impact on net income	without impact on net income	Comprehensive income
	(€ in millions)
For the year ended December 31, 2000	225	28	253
For the year ended December 31, 2001	144	9	153
For the period from January 1, 2002 to December 10, 2002	208	(155)	53

a)    Presentation of the statement of income

        To comply with US GAAP, the expenses related to the public takeover bid by Schneider for shares of Legrand SA (€4 million, €18 million and zero for the period from January 1, 2002 through December 10, 2002 and each of the years ended December 31, 2001 and 2000, respectively) have to be reclassified as part of the operating income (see also note 18 (c)). Other expenses such as restructuring ones (€24 million, zero and zero for the period from January 1, 2002 through December 10, 2002 and each of the years ended December 31, 2001 and 2000, respectively), which are classified as non-operating expenses under French GAAP are required to be included in the operating income under US GAAP.

b)    Derivative financial instruments

        As indicated in note 13, Legrand SA entered into three subordinated perpetual notes (TSDIs) contracts in 1990 and 1992. In addition, as indicated in note 22 (a), these subordinated perpetual notes (TSDIs) are hedged by three interest rate swaps. Under French GAAP, these instruments are accounted for as hedges of debt and, accordingly, are not recorded in the balance sheet. Payments receivable or payable under the swaps are accrued over the period to which the payment relates, resulting in accounting for the swap and the underlying debt as a single, synthetic instrument. Under US GAAP, these instruments are recorded at fair value with the changes in fair value recorded to profit and loss. Also see note 28 (e).

c)     Application of EITF 93-16

        In 2001, the Italian subsidiaries revalued their assets, in compliance with the Italian law no. 342 and the decree no. 162 (April 13, 2001), retroactively applicable from January 1st, 2000 (see note 20). According to EITF 93-16, the tax to be paid in case of distribution of the revalued amount has to be provided for. This reserve amounts to €78 million, out of which €62 million still are booked in the French books.

d)    Dispensation described in note 1 (a)

        As described in note 1 (a), the variation of value of Schneider Electric shares are booked in the net equity and disclosed as fixed investments in the balance sheet. Under US GAAP, the accounting treatment is as follows:

  •
  the Schneider Electric shares are considered as marketable securities; and

  •
  the 2002 gains and losses and the reversal of the 2001 reserve carried are recognized as financial income (€6 million before tax as of December 10, 2002 and €26 million before tax as of December 31, 2001)

        This total gain related to this transaction may be summarized as follows under US GAAP:

• recorded in 2001 net equity:	99
• recorded in 2001 net income (reserve):	(21)
• recorded in 2002 net income (gain):	3

• Total:	81

e)     Consolidation of special purposes entities

        The existing special purpose entities are related to the subordinated perpetual notes (TSDIs) issued by Legrand SA.

        Under French GAAP, the SPVs are not required to be consolidated. Under US GAAP, the SPVs are required to be consolidated based on the guidance and SEC views provided in EITF Topic D-14. The application of US GAAP to the subordinated perpetual notes (the TSDIs) and related loans has the following impacts:

  •
  Recognition of the debts due by the special purpose entities (€147 million, €171 million and €208 million as of December 10, 2002 and December 31, 2001 and 2000, respectively) in place of the existing subordinated perpetual notes (the TSDIs) debt recognized in the French accounts (€202 million, €244 million and €287 million as of December 10, 2002 and December 31, 2001 and 2000);

  •
  Recognition of the forward receivable and payable due by and to a bank to and by the special purpose entities as the netting of those obligation and asset in the balance sheet is not allowed by FIN 39 rules. The value of the asset carried in the balance sheet corresponds to the accreted value of the interest bearing deposit. The value of the liability corresponds to the present value of the nominal amount of the TSDI; amendments entered into between the SPVs and the third party bank in December 2002 will result in the future de-recognition from the balance sheet of these assets and liabilities; and

  •
  Recognition of certain derivative financial instruments at fair value in the Group's balance sheet with changes in fair value being recognized in the statement of income.

        Considering the effects outlined above and other effects relating to the TSDIs, the principal impact of this difference on the income statement is to adjust interest income by €4 million, €3 million and €7 million for each of the periods ended December 10, 2002 and December 31, 2001 and 2000, respectively, and to decrease the net result by zero, €5 million and €10 million, respectively, for the period ended December 10, 2002 and each of the years ended December 31, 2001 and 2000. The principal impact of this difference on the balance sheet is to increase non-current assets by €591 million, €558 million, €538 million as of December 10, 2002 and December 31, 2001 and 2000, respectively, and to adjust long-term borrowings by €493 million, €436 million and €397 million as of December 10, 2002 and December 31, 2001 and 2000, respectively.

f)     Cash discounts

        Certain amounts related to cash discounts presented as other non-operating revenues and expenses in the consolidated states of income under French GAAP do not qualify as non-operating items under US GAAP and would be reclassified as a reduction of net sales or cost of goods sold, as appropriate. The period from January 1, 2002 through December 10, 2002 and for each of the years ended December 31, 2001 and 2000, cash discounts to customers amounting to €35 million, €40 million and €31 million would be reclassified as a reduction of net sales. The period from January 1, 2002 through December 10, 2002 and for each of the years ended December 31, 2001 and 2000, cash discounts from suppliers amounting to €2 million would be reclassified as a reduction of cost of goods sold.

g)     IRAP

        IRAP is a tax paid in Italy and is required to be classified as part of the income tax in US GAAP. Under French GAAP, the IRAP tax is reflected as "Other operating expenses." For the period from January 1, 2002 through December 10, 2002 and each of the years ended December 31, 2001 and 2000, respectively, the reclassification amounts to €5 million, €5 million and €5 million.

h)    Application of FAS 142

        In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141 and 142. These statements establish new accounting and reporting standards for goodwills and other non amortized intangible assets and in particular, supersede their amortization by an impairment test. These Statements are effective for the Group from July 1, 2001 for the new acquisitions and from January 1, 2002 for the former ones.

        The impairment tests have to be applied at the reporting entity level on an annual basis and for the first time on January 1, 2002.

        As of January 1, 2002 and as of December 31, 2002, Legrand SA applied these statements for every significant goodwill and used the following assumptions and parameters:

  •
  A weighted average cost of capital of 7.40% as of January 1, 2002 and 8.50% as of December 31, 2002

  •
  A increase rate for the cash of 2.00%

  •
  A year 2001 considered as a temporary decline of the economy. A recovery is assumed to occur after the end of 2002.

        Pursuant to this new statement, the Group reversed the amortization expense on goodwill recognized under French GAAP (€41 million). In addition, the Group wrote off the goodwill related to its United Kingdom operations (€12 million).

i)     Earnings per share

        Under French GAAP, earnings per share attributable to each common and preferred share outstanding is computed assuming that each common and preferred share outstanding has an equal interest in the earnings of the Group. Under US GAAP, the Group's preferred, non-voting shares are considered "participating securities." Accordingly, the Group is required to compute earnings per share using the "two-class method" prescribed by SFAS No. 128, Earnings per Share, whereby the earnings of the Group, whether distributed or undistributed, are allocated between the separate classes of shares assuming that all earnings are distributed.

        Additional information regarding the computation of basic and diluted earnings per share under US GAAP is provided below:

	Period From January 1, 2002 through December 10, 2002
		Year Ended December 31,
		2001	2000
	(€ in millions, except share and per-share amounts)
Net income available to common shareholders:
Net income, as reported	208	144	225
Less: net income allocated to preferred, non-voting shares (1)	(69)	(49)	(77)

Basic earnings per share	139	95	148
Less: additional net income allocable to preferred, non-voting shares upon exercise of options	—	—	(1)

Diluted earnings per share	139	95	147

Weighted average common shares outstanding:
Basic earnings per common share	21,435,653	20,673,646	20,190,179
Additional common shares issuable upon exercise of stock options(2)	3,070	16,405	21,534

Diluted earnings per common share	21,438,723	20,690,051	20,211,713

Earnings per common share:
Basic	€6.46	€4.59	€7.35
Diluted	€6.46	€4.59	€7.29

(1)
Represents a per-share amount equal to 1.6 of the per-share amount allocated to common shares.

(2)
As computed using treasury stock method prescribed by SFAS No. 128.

j)     Statement of cash flows

        A caption entitled "Working capital provided from operations" is presented in the statement of cash flows prepared in accordance with French GAAP. Under US GAAP, this caption, which is an intermediate subtotal within cash flows from operations, would not be presented.

        Intangible assets, as determined under US GAAP, consists of the following:

		As of December 31,
	As of December 10, 2002
		2001	2000
	(€ in millions)
Goodwill, net	(1,052)	1,149	976

Intangible assets subject to amortization:
Trademarks	78	80	0
Patents and licenses	24	31	31
Software	19	20	21

Subtotal	121	131	52

Total—intangible assets	1,173	1,200	1,028

        The changes in the carrying amount of goodwill, by reportable segment, for each of the years ended December 31, 2000 and 2001 and the period from January 1, 2002 through December 10, 2002 are as follows:

	France	Italy	Other Europe	North America	Other	Total
	(€ in millions)
Balance, January 1, 2000	51	116	37	106	33	343

Acquisitions	—	5	—	643	11	659
Amortization expense	(3)	(5)	(3)	(15)	(3)	(29)
Foreign exchange	—	—	1	2	—	3

Balance, December 31, 2000	48	116	35	736	41	976

Acquisitions	—	—	95	44	44	183
Amortization expense	(3)	(5)	(7)	(27)	(5)	(47)
Foreign exchange	—	—	1	36	—	37

Balance, December 31, 2001	45	111	124	789	80	1,149

Acquisitions	2	—	—	21	—	23
Amortization expense	—	—	—	—	—	—
Foreign exchange	—	—	(2)	(96)	(22)	(120)

Balance, December 10, 2002	47	111	122	714	58	1,052

        For the year ended December 31, 2002, we recognized aggregate amortization expense of €20 million related to intangible assets. Amortization expense for each of the five succeeding years is expected to be as follows:

	Trademarks, Patents and Licenses	Software and Other	Total
	(€ in millions)
2003	6	9	15
2004	6	6	12
2005	6	4	10
2006	6	0	6
2007	6	0	6

k)    Deferred income tax assets

        Under French GAAP, deferred tax assets whose realization is not more likely than not are not recognized. Under US GAAP, deferred tax assets whose realization is not more likely than not are recognized and are reduced to the amount whose realization is more likely than not through the application of a valuation allowance. Under US GAAP, all deferred tax assets would be recognized and then reduced, if necessary, by a valuation allowance equal to the amount of any tax benefit that, based on available evidence, are not more likely than not to be realized. Deferred tax assets amounting to €50 million whose realization is not more likely than not were not recognized as of December 31, 2002 under French GAAP. Under US GAAP, such deferred tax assets would have been recognized and reduced by a valuation allowance for the same amount. This difference does not impact the measurement of deferred taxes but does have an impact on the disclosure of deferred tax assets.

l)     New Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early application encouraged.

        The Group adopted SFAS 143 on January 1, 2003 and does not anticipate that the adoption of SFAS 143 will have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. While it supersedes portions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged.

        The adoption of SFAS 144 on January 1, 2002 did not have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No.13 and Technical Corrections. The principal change is that certain gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt ("SFAS 4") will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. The Group adopted SFAS 145 on January 1, 2003 and anticipate that the adoption of SFAS 145 will not have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the basis for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired in business combinations or disposal activities covered by SFAS 144. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management has not yet assessed the impact of the adoption of SFAS 146 on the Group's consolidated financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133, Accounting for

Derivative Instruments and Hedging Activities. Generally, FAS 149 is effective for new contracts entered into after June 30, 2003. The Company does not believe FAS 149 will have a significant impact on its financial statements when adopted.

        In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of SFAS 5, Accounting for Contingencies, SFAS 57 Related Party Disclosures, and SFAS 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, with an interpretation of SFAS 5, which is being superseded. FIN No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize a liability at fair value, for the obligations assumed under that guarantee and must disclose, on a prospective basis, guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements for periods ending after December 15, 2002. Management has not yet determined the impact of the adoption of FIN 45 on the Group's consolidated financial condition, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin ("ARB") No. 51 Consolidation of Financial Statements. FIN No. 46 provides additional guidance regarding how to identify variable interest entities and how an enterprise assesses its interest in the variable interest entity to determine whether an entity is required to be consolidated. The interpretation establishes that an enterprise consolidate a variable interest entity if the enterprise is the primary beneficiary of the variable interest entity. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For interests in variable interest entities existing as of January 31, 2003, the guidance of FIN No. 46 will apply in the first fiscal year or interim period beginning after June 15, 2003.

        The adoption of FIN No. 46 is not expected to have a significant impact on the Group's consolidated results of operations, financial position, or cash flows.

INDEPENDENT AUDITOR'S REPORT

to the Shareholders and Board of Directors of FIMAF SAS

        We have audited the accompanying consolidated balance sheets of FIMAF SAS and its subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, of cash flows and of shareholders' equity for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000 in conformity with French generally accepted accounting principles.

        Accounting principles in France vary in certain important respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of consolidated net income expressed in euro for the period from January 1, 2002 to July 31, 2002 and the period from August 1, 2002 to December 31, 2002 and for each of the years ended December 31, 2001 and 2000 and the determination of consolidated shareholders' equity and consolidated financial position also expressed in euro at December 31, 2002 and 2001 to the extent summarized in note 28 to the consolidated financial statements.

PricewaterhouseCoopers

Paris, France
May 7, 2003

FIMAF SAS

CONSOLIDATED STATEMENTS OF INCOME

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net sales (note 1 (j))	222	0	0	0
Operating expenses (note 18 (a))
Cost of goods sold	(179)	0	0	0
Administrative and selling expenses	(64)	0	0	0
Research and development expenses	(113)	0	0	0
Other operating expenses	6	0	0	0
Amortization of goodwill	(3)	0	0	0

Operating income	(131)	0	0	0

Interest income (expense) (note 19)	(20)	0	0	0
Profits (losses) from disposal of fixed assets	(5)	0	0	0
Other revenues (expenses) (note 18 (b))	(5)	0	0	0
Expenses related to the takeover bid for shares	(1)	0	0	0

Income before taxes, minority interests and equity in earnings of investees	(162)	0	0	0

Income taxes (note 20)	29	0	0	0

Net income before minority interests and equity in earnings of investees	(133)	0	0	0

Minority interests	2	0	0	0
Equity in earnings of investees	2	0	0	0

Net income attributable to FIMAF	(129)	0	0	0

The accompanying notes on pages F-96 to F-132 are an integral part of these financial statements.

FIMAF SAS

CONSOLIDATED BALANCE SHEETS

As of December 31

	2002	2001
	(€ in millions)
ASSETS
Current assets
Cash and cash equivalents	559	0
Marketable securities (note 9)	196	0
Short term restricted cash (note 6)	23	0
Trade accounts receivable (note 8)	598	0
Short-term deferred taxes (notes 1 (i) and 20)	48	0
Other current assets	85	0
Inventories (notes 1 (h) and 7)	530	0

Total current assets	2,039	0
Property, plant and equipment (notes 1 (g) and 3)
At cost	1,038	0
Less accumulated depreciation	(13)	0

	1,025	0
Other non-current assets
Investments (note 4)	26	0
Goodwill (notes 1 ( f) and 2)	844	0
Intangible assets ( notes 1 (f))	2,229	0
Long term restricted cash (note 6)	127
Long-term deferred taxes (notes 1 (i) and 20)	124	0
Other non-current assets (note 5)	167	0

	3,517	0

Total assets	6,581	0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings (note 16)	734	0
Accounts and notes payable	269	0
Short-term deferred taxes (notes 1 (i) and 20)	48	0
Other current liabilities (note 17)	435	0

Total current liabilities	1,486	0
Long-term deferred taxes (notes 1 (i) and 20)	280	0
Long-term liabilities (note 15)	205	0
Long-term borrowings (note 14)	2,606	0
Subordinated perpetual notes (TSDIs) (note 12)	158	0
Related party loan (note 13)	1,156	0
Minority interests	64	0
Shareholders' equity
Capital stock (note 10)	759	0
Additional paid-in capital	0	0
Accumulated deficit (note 11 (a))	(129)	0
Translation reserve (note 11 (b))	(4)	0

	626	0

Total liabilities and shareholders' equity	6,581	0

The accompanying notes on pages F-96 to F-132 are an integral part of these financial statements.

FIMAF SAS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Operating activities:
Net income attributable to FIMAF	(129)	0	0	0
Reconciliation of net income to net cash:
—depreciation of tangible assets	13	0	0	0
—amortization of intangible assets	108	0	0	0
—changes in long-term deferred taxes	(2)	0	0	0
—changes in other long-term assets and liabilities	(2)	0	0	0
—minority interests	(3)	0	0	0
—other items having impacted the cash	61	0	0	0

Working capital provided from operations	46	0	0	0

(Gains) losses on fixed asset disposals	14	0	0	0
Changes in operating assets and liabilities, net of effect of investments in consolidated entities:
—accounts receivable	17	0	0	0
—inventories	54	0	0	0
—accounts and notes payable	(77)	0	0	0
—other operating assets and liabilities	(137)	0	0	0

Net cash provided from operating activities	(83)	0	0	0

Investing activities
Net proceeds from sales of fixed assets	170	0	0	0
Capital expenditures	(16)	0	0	0
Proceeds from sales of marketable securities	213	0	0	0
Investments in marketable securities and restricted cash	(202)	0	0	0
Investments in consolidated entities, net of cash acquired	(3,067)	0	0	0

Net cash used in investing activities	(2,902)	0	0	0

Financing activities
Related to shareholders' equity:
—capital increase	760	0	0	0
—dividends paid by Legrand's subsidiaries	(2)	0	0	0
Other financing activities:
—reduction of subordinated securities	(4)	0	0	0
—new borrowings	3,063	0	0	0
—repayments of debt	(273)	0	0	0
—increase (reduction) of commercial paper	(30)	0	0	0
—increase (reduction) of bank overdrafts	23	0	0	0

Net cash (used in) provided from financing activities	3,537	0	0	0

Net effect of currency translation on cash	7	0	0	0
Increase (reduction) of cash and cash equivalents	559	0	0	0
Cash and cash equivalents at the beginning of the period	0	0	0	0

Cash and cash equivalents at the end of the period	559	0	0	0

Interest paid during the period	0	0	0	0
Income taxes paid during the period	0	0	0	0

The accompanying notes on pages F-96 to F-132 are an integral part of these financial statements.

FIMAF SAS

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Capital stock, at par value	Additional paid-in capital	Accumulated deficit	Translation reserve	Total shareholders' equity
	(€ in millions)
As of December 31, 2000	0	0	0	0	0

Net income for the period					0
Capital increase					0
Changes in translation reserve					0

As of December 31, 2001	0	0	0	0	0

Net income for the period					0
Capital increase					0
Changes in translation reserve					0

As of July 31, 2002	0	0	0	0	0

Net income for the period			(129)		(129)
Capital increase	759				759
Changes in translation reserve	0	0	0	(4)	(4)

As of December 31, 2002	759	0	(129)	(4)	626

        The comprehensive income (note 1 (q)) is as follows:

	Items having modified the net equity
	with impact on net income	without impact on net income	Comprehensive income
	(€ in millions)
For the year ended December 31, 2000	0	0	0
For the year ended December 31, 2001	0	0	0
For the period ended July 31, 2002	0	0	0
For the period ended December 31, 2002	(129)	(4)	(133)

The accompanying notes on pages F-96 to F-132 are an integral part of these financial statements.

FIMAF SAS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

List of consolidated companies

        The consolidated financial statements comprise the financial statements of FIMAF and its 113 controlled subsidiaries. Investments in six affiliated companies are accounted for by the equity method.

        The most significant consolidated operating subsidiary, Legrand SA is 98% owned (operating subsidiaries of Legrand SA are all 100% owned by Legrand SA except for Fael, which is 93% owned). The following is a list of FIMAF's significant subsidiaries:

French subsidiaries:
Legrand SA
Arnould-FAE
Baco
Inovac
Legrand Deri
Legrand SNC
Martin & Lunel
Planet-Wattohm
Ura
Foreign subsidiaries:
Anam	South Korea
Bticino	Italy
Bticino de Mexico	Mexico
Bticino Quintela	Spain
Bufer Elektrik	Turkey
Electro Andina	Chile
Fael	Poland
Legrand	Germany
Legrand	Italy
Legrand Electric	United Kingdom
Legrand Electrica	Portugal
Legrand Electrique	Belgium
Legrand Espanola	Spain
Legrand	Greece
Legrand Österreich	Austria
Luminex	Colombia
MDS	India
Ortronics	United States
Pass & Seymour	United States
Pial	Brazil
Tenby Industries	United Kingdom
The Watt Stopper	United States
The Wiremold Company	United States

1)    Accounting policies

        The Group's consolidated financial statements are prepared in conformity with accounting principles generally accepted in France. They comply with the requirements of French laws and regulations except as described hereafter (note 1 (a)).

        The financial statements of each company, whether consolidated or accounted for by the equity method, are prepared in accordance with local accounting principles and regulations, and have been adjusted to comply with these principles, which are essentially those described hereafter.

a)
Basis of presentation and acquisition of Legrand SA

        Through December 31, 2001, the Group's fiscal year end was December 31. During 2002, the Group changed its fiscal year end from December 31 to July 31, resulting in a seven-month period ended July 31, 2002. In connection with the acquisition of Legrand (see below), the Group changed its fiscal year from July 31 to December 31, resulting in a five-month reporting period ended December 31, 2002.

        Prior to December 10, 2002, FIMAF had no significant operations of its own. As of December 31, 2001, the Group had total assets and shareholders' equity of less than €100,000 and total liabilities of less than €10,000. For the period from January 1, 2002 to July 31, 2002 and each of the years ended December 31, 2001 and 2000, the Group had no revenues, incurred expenses of less than €10,000, earned interest income of less than €5,000 and generated a net loss of less than €5,000.

        On December 10, 2002, the Group acquired 98% of the outstanding share capital of Legrand SA for aggregate cash consideration of €3.63 billion (corresponding to a value of €3.7 billion for 100%). The results of operations of Legrand SA have been included in the consolidated financial statements since that date.

        The aggregate purchase price for the acquisition of Legrand SA, as well as related fees and expenses was financed by a combination of funds provided by the consortium (€1,765 million), external banks (a facility under the senior credit agreement was drawn for an amount of €1,833 million) and a vendor loan from Schneider Electric (€150 million).

        The following table summarizes the estimated fair value of the assets acquired and liabilities assumed, as of the date of the acquisition of Legrand SA.

As of December 10, 2002
Total purchase price	3,700

(+) transaction costs	93
(-) net assets acquired(a)	(794)
= Excess of purchase price over net assets acquired	2,999
(-) Revaluation of assets & liabilities:	2,152
Intangible assets	2,231
Trademarks	1,566
Technology	570
In-process research and development	95
Tangible assets	214
Property, plant and equipment	39
Inventories	175
Liabilities(b)	68
Subordinated perpetual notes (TSDIs)	57
Yankee Bonds	11
Deferred taxes(c)	(329)
Other	(48)
Minority interest	16

Goodwill(d)	847

(a)
Shareholders' equity of €1,805 million excuding goodwill of €1,011 million.

(b)
NBV in excess of fair value.

(c)
Deferred taxes have been computed on a 35.43% tax rate, applied to trademarks, technology and revalued tangible assets. Under French GAAP, deferred taxes were not computed on trademarks with an indefinite useful life.

(d)
Factors that contributed to the allocation of purchase price to goodwill include the existence of intangible assets, such as assembled workforce, which are not separately recognizable in accordance with SFAS No. 141, expected operating efficiencies to be achieved in the future as a result of new ownership and payment of a control premium.

        As part of the acquisition of Legrand SA, the Group acquired approximately €95 million of in-process research and development assets. This allocation represents the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the acquisition, the development of these projects had not yet reached technoligical feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs are expensed as of the date of the acquisition in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4").

b)
Consolidation

        The financial statements of subsidiaries, directly or indirectly controlled by the Group, are consolidated. Companies in which the Group owns directly or indirectly an interest of 20 to 50% are accounted for by the equity method. All significant intercompany transactions have been eliminated.

c)
Translation of foreign financial statements

        For all countries other than those with highly inflationary economies:

  •
  Assets and liabilities are translated using exchange rates in effect as of the balance sheet dates;

  •
  Statements of income are translated at average exchange rates for the period; and

  •
  Gains or losses arising from the translation of the financial statements of foreign subsidiaries are accounted for directly in the translation reserve included in the consolidated equity, until these companies are sold or substantially liquidated.

        For countries with highly inflationary economies:

  •
  Inventories and non-monetary assets are recorded at their historical rates of exchange;

  •
  Other assets and liabilities are translated using exchange rates in effect as of the balance sheet dates; and

  •
  Gains or losses arising from the translation of the financial statements of subsidiaries located in these countries are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)".

        For all countries:

  •
  Exchange differences arising from foreign currency transactions are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)", excepted intercompany transactions having the character of a permanent investment which are directly recorded in the translation reserve.

d)
Earnings per share

        Earnings per share are not presented as the Group's shares are not held by the public.

e)
Statements of cash flows

        Cash and cash equivalents consist of cash, short-term deposits and all other financial assets with a maturity date not in excess of three months. Marketable securities are not considered cash.

f)
Intangible assets

        Goodwill, representing the excess of cost over the fair value of net assets as of the date of the acquisition, is amortized on a straight-line basis over 20 years. The Group assesses whether there has been a permanent impairment in the value of goodwill by evaluating economic factors including future cash flows from operating activities, income, trends and prospects as well as competition and other economic factors. The primary financial indicator used to assess impairment is whether undiscounted cash flows from operations over the amortization period will be sufficient to recover the carrying amount of goodwill. A loss is recognized for any excess of the carrying value over the fair value of the goodwill, determined as being the present value of such cash flows from operations.

        Trademarks and developed technology are amortized on accelerated method over 10 years.

        Costs incurred by Group companies in developing computer software for their own use and in research and development are expensed in the period they are incurred; acquisition costs of externally developed software are recorded in other assets and depreciated on a straight-line basis over their expected useful lives from 3 to 8 years.

        Other intangible assets, included in "other non-current assets" in the balance sheet, are amortized on a straight-line basis over the estimated period of benefit, not in excess of 40 years, and limited to 20 years for patents and trademarks.

g)
Property, plant and equipment

        Land, buildings, machinery and equipment are carried at cost. In connection with the acquisition, an expert was retained in order to assess the potential revaluations on plants and properties. Their conclusions lead to a total revaluation of €39 million, including an estimated €15.5 million for land. The revaluation on plants and properties (€39 million less the value attributable to land, which is not amortizable is depreciated on a straight-line basis over 25 years.

        Assets acquired under lease agreements that can be regarded as financing their purchase are capitalized on the basis of the present value of minimum lease payments and depreciated as described below. French legal revaluations and foreign revaluations are not reflected in the consolidated financial statements.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets; the most commonly adopted useful lives are the following:

Light buildings	25 years
Standard buildings	40 years
Machinery and equipment	8 to 10 years
Tooling	5 years
Furniture and fixtures	5 to 10 years
h)
Inventories

        Inventories are recorded at the lower of cost or market, with cost determined principally on a first-in, first-out (FIFO) basis.

i)
Deferred income taxes

        In compliance with FASB statement No. 109, deferred income taxes are recorded based on the differences between the tax bases of assets and liabilities and their carrying value for financial reporting purposes. Tax rates applicable for future periods are used to calculate year-end deferred income taxes.

        A valuation allowance is recorded against deferred tax assets to reduce these deferred tax assets to the amount likely to be realized. The assessment of the valuation allowance is done by tax entity, based on the tax strategy developed for the near future for each entity.

        Provisions are made for withholding and other taxes which would be payable in case of distribution of earnings of subsidiaries and affiliates, except for those considered as permanently reinvested.

        If the assets of a subsidiary are revalued for tax purposes, the tax benefit is accounted for in compliance with the enacted tax rules at the revaluation date and taking into account the risk for this benefit to be challenged.

j)
Net sales

        Revenues are recognized when all of the following criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the sales price is fixed or determinable and (iv) collectibility is reasonably assured. For the Group, this policy results in the recognition of revenue when title and risk of loss transfer to the customer, which is generally upon shipment.

        In addition, the Group offers certain sales incentives to customers consisting primarily of volume rebates, and discounts for prompt payment. Volume rebates are typically based on three, six, and twelve-month arrangements with customers, and rarely do such arrangements extend beyond one year. Since the volume of customer's future purchases can be reasonably estimated based on historical evidence, the Group recognizes the rebates on a monthly basis as a reduction in revenue based on the estimated cost of honoring rebates earned and claimed to each of the underlying revenue transactions that reflect the progress by the customer toward earning the rebate. These volume rebates are generally accounted for as a reduction to customers' accounts receivable balance. Discounts for prompt payment are recognized as financial expenses.

k)
Fair value of financial instruments

        The carrying value of cash, short-term deposits, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximates their fair value because of the short-term maturity of these instruments.

        For short-term investments, comprised of marketable securities, fair value is determined based on the market prices of these securities.

        The fair value of long-term debt is estimated on the basis of interest rates currently available for issuance of debt with similar terms and remaining maturities.

        The fair value of interest rate swap agreements is the estimated amount that the counterparty would receive or pay to terminate the agreements. In accordance with French GAAP, the fair value of the swaps is not accounted for.

l)
Derivative financial and commodity instruments

        The Group's policy is to abstain from transactions of a speculative nature in the use of financial instruments; consequently all operations with these instruments are exclusively devoted to manage and cover exchange or interest rate risks, and the prices of raw materials. Therefore, the Group periodically enters into contracts such as swaps, options and futures, which relate to the nature of its exposure.

        The interest rate swaps, which synthetically adjust interest rates on certain indebtedness, involve the exchange of fixed and floating rate interest payments over the life of the agreement without the exchange of the notional amount. The differential to be paid or received is accrued as adjustments to interest income or expense over the life of the agreement. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

        The Group periodically enters into foreign currency contracts to hedge commitments, transactions or foreign income. For foreign currency contracts acquired for the purpose of hedging identified commitments, the gain or loss is generally deferred and included in the basis of the transaction underlying the commitment. If the underlying transaction is not completed, the contract is marked to market with any realized or unrealized gains or losses reflected in income. Gains or losses on transaction hedges are recognized in income and offset the gains or losses on the related transaction. Foreign currency contracts acquired for the purpose of hedging foreign income, generally for periods not exceeding twelve months, are marked to market with any realized or unrealized gains or losses reflected in income.

        The Group also enters into raw material contracts to totally or partially hedge its purchases. Gains or losses related to transactions that qualify for hedge accounting are deferred on the balance sheet in other current liabilities or assets and reflected in cost of goods sold when the underlying transaction takes place. If future purchased raw material needs are revised lower than initially anticipated, the futures contracts associated with the reductions no longer qualify for deferral and are marked to market. Gains or losses are then recorded in other income. The effectiveness of the hedge is measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in the value of the hedged item. If correlation ceases to exist, hedge accounting will be terminated and gains or losses recorded in other income.

        Cash flows from financial instruments are recognized in the statement of cash flows in a manner consistent with the underlying transactions.

m)
Environmental and product liabilities

        In application of FASB statement No. 5 the Group recognizes losses and accrues liabilities relating to environmental and product liability matters. Accordingly, the Group recognizes a loss if available information indicates that it is probable and reasonably estimable. In the event a loss is neither probable nor reasonably estimable but remains possible, the Group discloses this contingency in the notes to its consolidated financial statements.

        With respect to environmental liabilities, the Group estimates losses on a case-by-case basis and makes the best estimate it can, based on available information. With respect to product liabilities, the Group estimates losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such cases.

n)
Stock option plans

        In accordance with FASB statement No. 123, the Group has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed by APB No. 25. Accordingly,

compensation cost is measured as the excess of the market price of the underlying shares as of the date of the grant over the exercise price an employee is required to pay to acquire this stock.

o)
Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that are reflected in the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

p)
Transfers and servicing of financial assets

        FASB statement No. 140 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. According to this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

q)
Comprehensive income

        Comprehensive income includes all changes in equity that result from recognized transactions or other economic events. Amounts received from shareholders (capital increase) or paid to shareholders (reduction of capital, dividend) and changes in treasury stocks are excluded from the determination of comprehensive income.

        For the periods presented in the consolidated financial statements, only the translation reserve (note 1 (c)) has been added to net income to compute comprehensive income.

r)
Other non-operating revenues and expenses

        The cash discounts granted to customers or received from suppliers, exchange and translation gains and losses, restructuring expenses, gains and losses on asset sales and other exceptional revenues and expenses are classified as non-operating revenues and expenses.

2)    Goodwill (note 1 (f))

        Goodwill is considered as an integral part of the assets of acquired companies. As of December 31, 2002, goodwill relates only to the excess of cost over the fair value of net assets as of the date of the acquisition of Legrand SA (on December 10, 2002). It is amortized on a straight-line basis over 20 years.

        Goodwill can be analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Gross value	847	0
Accumulated amortization	(3)	0

	844	0
of which:
—France	288	0
—Italy	212	0
—Other European countries	68	0
—United States of America	169	0
—Other countries	107	0

	844	0

        The geographic allocation of goodwill is based on the acquired company's value, determined as of the date of its acquisition.

        Changes in goodwill, mainly related to the first consolidation of companies, are analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Gross value:
At the beginning of the period	0	0
—new acquisitions	847	0
—other changes in gross value	0	0
—translation effect	0	0

At the end of the period	847	0

Amortization:
At the beginning of the period	0	0
—amortization expense	(3)	0
—other changes in amortization	0	0
—translation effect	0	0

At the end of the period	(3)	0

3)    Property, plant and equipment (note 1 (g))

        Tangible fixed assets, including capitalized leases, are as follows:

	France		Other countries		Total
As of December 31
	2002	2001	2002	2001	2002	2001
	(€ in millions)		(€ in millions)		(€ in millions)
Land	25	0	53	0	78	0
Buildings	165	0	221	0	386	0
Machinery and equipment	182	0	251	0	433	0
Construction in progress	60	0	81	0	141	0

	432	0	606	0	1,038	0

Less depreciation	(6)	0	(7)	0	(13)	0

	426	0	599	0	1,025	0

        Changes in property, plant and equipment, can be analyzed as follows:

For the year ended December 31	2002	2001
	(€ in millions)
At the beginning of the period	0	0
—new consolidated entities (acquisition of Legrand SA)	1,038	0
—capital expenditures	17	0
—disposals	(8)	0
—translation effect	(9)	0

At the end of the period	1,038	0

        During the same period, the depreciation of fixed assets has changed as follows:

For the year ended December 31	2002	2001
	(€ in millions)
At the beginning of the period	0	0
—depreciation expense	(13)	0
—disposals	0	0
—new consolidated entities	0	0
—translation effect	0	0

At the end of the period	(13)	0

a)
Property, plant and equipment include the following assets held under capital leases:

As of December 31	2002	2001
	(€ in millions)
Land	4	0
Buildings	40	0
Machinery and equipment	6	0

	50	0
Less depreciation	0	0

	50	0

b)
Capital lease obligations are presented in the balance sheets as follows:

As of December 31	2002	2001
	(€ in millions)
Long-term borrowings	25	0
Short-term borrowings	9	0

	34	0

c)
Future minimum lease payments related to capital leases are as follows:

As of December 31	2002	2001
	(€ in millions)
Payable within one year	9	0
Payable in one to two years	10	0
Payable in two to three years	6	0
Payable in three to four years	5	0
Payable in four to five years	5	0
Payable beyond five years	2	0

	37	0
Less interest portion	(3)	0

Present value of future minimum lease payments	34	0

4)    Investments

        Investments which do not relate to consolidated companies are as follows:

As of December 31	2002	2001
	(€ in millions)
Equity method investees	15	0
Other investments	11	0

	26	0

        The key figures, which relate to equity method investees, are as follows:

As of December 31	2002	2001
	(€ in millions)
Net sales	31	0
Net income	4	0
Total assets	28	0

5)    Other non-current assets

        The other non-current assets are mainly composed of trademarks and patents valued further to the acquisition of Legrand SA.

        They are as follows:

As of December 31	2002	2001
	(€ in millions)
Deferred charges	71	0
Software	18	0
Miscellaneous	78	0

	167	0

6)    Restricted cash

        Under the terms of the "senior credit agreement" (note 21), a bank deposit amounting to €150 million is required to be maintained in an account with the facility agent under the senior credit agreement and will be released according to the amortization schedule set forth below. The deposit earns interest based on market conditions and is available only for payments on the TSDIs or related derivative obligations.

As of December 31	2002	2001
	(€ in millions)
2003	23	0
2004	37	0
2005	43	0
2006	31	0
2007	16	0

	150	0

7)    Inventories (note 1 (h))

As of December 31	2002	2001
	(€ in millions)
Purchased raw-materials and parts	133	0
Sub-assemblies, work in process	118	0
Finished goods	340	0

	591	0
Less allowances	(61)	0

	530	0

        Inventories were revalued by €175 million as of the date of the acquisition of Legrand SA by the Group.

        The reversal of this revaluation is as follows:

€ in millions
Inventory revaluation	175
Reversal as of December 31, 2002	49
Reversal as of January 31, 2003	68
Reversal as of February 28, 2003	58

8)    Trade accounts receivable

As of December 31	2002	2001
	(€ in millions)
Trade accounts receivable	432	0
Notes receivables	191	0

	623	0
Less allowances	(25)	0

	598	0

        The Group realizes over 95% of its sales from sales to distributors of electrical fittings, each of the two largest distributors representing approximately 13% of consolidated net sales.

9)    Marketable securities

        Marketable securities are carried at the lower of cost or market. Unrealized gains which relate to these marketable securities, are analyzed below:

As of December 31	2002	2001
	(€ in millions)
Unrealized gains at the beginning of the period	0	0
Increase (reduction) in fair value	0	0
Realized gains during the year	0	0

Unrealized gains at the end of the period	0	0

        Until the fourth quarter of 2002, of the net proceeds of the issuance of the 8 1/2% debentures (the Yankee bonds) (see note 14), 162 million US dollars were reinvested in marketable securities having an average rating at AA-/Aa3. In order to manage interest and exchange rate risks, these securities, denominated in US dollars, were swapped into a variable remuneration indexed to LIBOR and receivable on the dates of payment of the interest on the debentures. A fluctuation of the US dollar interest rate therefore had no effect on the total market value of these investments and their related swaps. Up to this amount, variations of the US dollar/euro exchange rate resulted in a compensating adjustment of the euro value of balances on the balance sheet.

10)  Capital stock

        Capital stock consists of the following:

As of December 31	2002	2001
Common shares (par value of €1/share):
Issued and outstanding	759,350,900	2,500
Held by the Group	0	0

Outstanding	759,350,900	2,500

11)  Accumulated deficits and foreign translation reserve

a)
Accumulated deficits

        Accumulated deficits of FIMAF and its consolidated subsidiaries can be analyzed as follows:

As of December 31	2002	2001
	(€ in millions)
Legal reserve (not distributable)	0	0
Accumulated deficits	(129)	0
Share of earnings of consolidated companies	0	0

	(129)	0

        Accumulated deficits of FIMAF and those of its French subsidiaries filing a consolidated tax return are as follows:

As of December 31	2002	2001
	(€ in millions)
Available for distribution	0	0
Not available for distribution	(129)	0

b)
Foreign currency translation reserve

        As specified in note 1 (c) foreign currency translation reserve records the effects of currency fluctuations on financial statements of subsidiaries when they are translated into euros.

        The foreign currency translation reserve records the impact of fluctuations in the following currencies:

As of December 31	2002	2001
	(€ in millions)
US dollar	(1)	0
Other currencies	(3)	0

	(4)	0

        The line "other currencies" mainly refers to the area "rest of the world" (note 26).

12)  Subordinated perpetual notes (TSDIs)

        In December 1990 and March 1992, Legrand SA issued, at par, subordinated perpetual notes with nominal values of €457 million and €305 million, respectively.

        The subordinated perpetual notes have no stated due date or maturity and Legrand SA has no obligation to redeem them unless Legrand SA enters into liquidation or voluntary dissolution, or if a final judgment is entered ordering the sale of the entire business of Legrand SA. In such case, redemption of the principal of the subordinated perpetual notes would be subordinated to the complete payment of all creditors, excluding any participating loans (prêts participatifs) or participating securities (titres participatifs) that might be outstanding.

        At the time of issuance, agreements were entered into with third party companies who will repurchase the securities from the holders fifteen years after issuance. In accordance with these agreements, and in return for initial lump sum payments of €100 million and €77 million, these companies have agreed to relinquish any rights to interest on these securities after that time. Until the time of this repurchase, third party is obligated to make periodic interest payments on the nominal value, calculated at a rate indexed to the Paris inter-bank offered rate (EURIBOR). In accordance with French tax instructions, these payments are only tax deductible for the portion representing the net proceeds of the issue.

        The payment of interest on the subordinated perpetual notes can be suspended if (i) Legrand's consolidated net equity falls below €412 million, (ii) Legrand SA has not paid an ordinary dividend (excluding dividends paid on preferred, non-voting shares and first statutory dividend) and (iii) no interim dividend has been declared. Deferred payments would bear interest, would not be subordinated in case of liquidation and would be paid before the payment of any ordinary dividend.

        In order to manage its exposure to interest rate changes, semi-annual payments have been hedged using interest rate swaps. The payments, taking into account the effect of the swap agreements, represented on an annual basis, 9.6%, 9.3 % and 8.4 % of the average residual carrying value for each of the years 2002, 2001 and 2000, respectively.

        The fair value of the subordinated perpetual notes in the Group's balance sheet as of the date of the acquisition of Legrand was €158 million.

        The amortization of the residual carrying value, in balance sheet is as follows:

As of December 31	2002
(€ in millions)
2003	39
2004	44
2005	49
2006	21
2007	5

158

13)  Related party loan

        In connection with the acquisition of Legrand SA, a consortium led by Kohlberg Kravis Roberts & Co and Wendel Investissement invested an aggregate of €1,762 million in the indirect parent and affiliated companies of the Group, with Kohlberg Kravis Roberts & Co and Wendel Investissement each investing €659 million. The other consortium members—West Luxcon Holdings SA (West LB AG group), equity funds managed by Montagu Private Equity Ltd., Goldman Sachs and the Verspieren and Decoster families—invested an aggregate of €444 million. Certain senior managers of Legrand SA invested approximately €3 million. In addition, Schneider Electric provided a €150 million vendor payment-in-kind loan to an affiliate of the Group, (the Vendor PIK Loan).

        Approximately €759 million of the funding referred to above was used to subscribe for ordinary shares of the Group. The remaining €1,006 million of that funding, together with the proceeds of the vendor PIK loan, was used by the consortium to purchase €1,156 million of preferred equity certificates issued by an indirect subsidiary of the Group's ultimate parent, Lumina Parent Sarl (see note 26). The proceeds of the issuance of the preferred equity certificates of €1,156 million were then loaned to FIMAF. The preferred equity certificates were redeemed on February 12, 2003 in connection with the issuance of approximately €601 million of high yield bonds and replaced by the subordinated shareholder PIK loan (see note 27).

14)  Long-term borrowings

        Long term borrowings can be analyzed as follows:

	Dec 31, 2002	Dec 31, 2001
	(€ in millions)
Senior Credit Agreement (a)	1,597	0
Mezzanine Credit Agreement (a)	600	0
8 1/2% Debentures (b)	371	0
Other long-term borrowings (c)	38	0

	2,606	0

a)
Senior credit agreement and mezzanine credit agreement

        The acquisition of Legrand by the consortium occurred on December 10, 2002 for an amount of €3,630 million corresponding to a value of €3,700 million for 100% of the share capital of Legrand SA.

The investment was partially funded through a contribution by the consortium. The balance of the purchase price was funded with external debt. The external debt used to finance the Acquisition comprised of loans granted under a senior credit agreement and a mezzanine credit agreement. The mezzanine credit agreement was repaid on February 12, 2003 with the net proceeds of the offering of high yield bonds in Europe and in the United States and existing cash resources of FIMAF (see note 27 for additional information related to the high-yield bond issuance).

        The senior credit agreement, dated July 26, 2002 as amended and restated on December 5, 2002, was entered into by and among FIMAF, Lumina Financing, certain subsidiaries of FIMAF listed therein as initial borrowers, certain subsidiaries of FIMAF listed therein as the initial guarantors, Credit Suisse First Boston (Europe) Limited, Lehman Brothers International (Europe) and The Royal Bank of Scotland plc as mandated joint lead arrangers, Credit Suisse First Boston International, Lehman Brothers Bankhaus AG London Branch and The Royal Bank of Scotland plc and the other financial institutions listed therein as lenders.

        As of December 31, 2002, the following schedule summarizes the future principal payments required by the Group under the senior credit agreement:

As of December 31	2002
(€ in millions)
Within one year	18
Payable in one to two years	58
Payable in two to three years	79
Payable in three to four years	111
Payable in four to five years	140
Payable beyond five years	929

1,335

        The senior credit agreement and the mezzanine credit agreement comprise the followings:

As of December 31	€ in millions	Interest rates
currencies:
—Euro (matures 2011)	666	Euribor + 2.25%
—Euro (matures 2010)	425	Euribor + 2.75%
—Euro (matures 2009)	227	Euribor + 3.25%
—Euro (matures 2002)	600	Euribor + 7.00%

        Dividends and other distributions (including payment of interest and principal on intercompany loans) from certain of our subsidiaries are restricted under certain agreements, including the senior credit facility. Pursuant to the senior credit facility, our subsidiaries are restricted from making distributions, loans or other payments to FIMEP except for purposes of paying interest on the high yield bonds (see note 27) when no event of default has occurred under the senior credit agreement.

b)
8 1/2% Debentures (Yankee bonds)

        On February 14, 1995, Legrand SA issued on the United States public market $400 million of 8 1/2% debentures due February 15, 2025. Interest on the debentures is payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 1995.

        The debentures are not subject to any sinking fund and are not redeemable prior to maturity, except upon the occurrence of certain changes in the law requiring the payment of amounts in addition to the principal and interest. Should Legrand SA, by law, not be permitted to pay any such additional amounts, redemption generally would be mandatory or, if such amounts could be paid, Legrand SA may, at its option, redeem all—but not part—of the debentures. Each holder of the debentures may also require Legrand SA to repurchase its debentures upon the occurrence of a hostile change of control.

        In connection with the issuance of the debentures, Legrand SA also entered into an interest rate swap agreement for 30 years. The settlement dates of the differential to be paid or received concur with the interest payment dates of the debentures, so as to provide an effective hedge for the payments. As a result of this swap agreement, the effective interest rate of the debentures after the swap agreement was executed is LIBOR plus a margin of 0.53% (3.84% as of December 31, 2002).

        Legrand SA has used a portion of this borrowing for the acquisition of certain operations in the United States.

c)
Other long-term borrowings

        The other long-term borrowings can be analyzed as follows:

As of December 31	€ in millions	Interest rates
—Euro (matures 2005)	9	Euribor 3m + 0.60%
—Euro (matures 2009)	12	Euribor 3m + 0.50%

and other borrowings amounting to €17 million of which the amounts, individually, are not significant, none of them exceeding €10 million. These borrowings will be reimbursed through 2014.

        Long-term borrowings are denominated in the following currencies:

As of December 31	2002	2001
	(€ in millions)
currencies:
—Euro	2,233	0
—US dollar	371	0
—other currencies	2	0

	2,606	0

        Maturity dates are as follows:

As of December 31	2002	2001
	(€ in millions)
Payable in one to two years	74	0
Payable in two to three years	85	0
Payable in three to four years	117	0
Payable in four to five years	144	0
Payable beyond five years	2,186	0

	2,606	0

        Interest rates on long-term borrowings are as follows:

As of December 31	€ in millions	average interest rates in %
Issued by French companies:
—8 1/2% debentures (Yankee bonds)	371	2.67%
—bank borrowings	2,028	4.64%
—capital leases	3	8.26%
Issued by foreign Group companies:
—bank borrowings under the senior credit agreement	182	2.86%
—capital leases	22	3.99%

	2,606

        These borrowings are collateralized as follows:

As of December 31	2002	2001
	(€ in millions)
Assets mortgaged or pledged as collateral	16	0
Guarantees given to banks	18	0
Guarantees given under the senior credit agreement (note 21)	1,615	0

	1,649	0

15)  Long-term liabilities

        Long-term liabilities are as follows:

As of December 31	2002	2001
	(€ in millions)
Retirement indemnities in France	18	0
Other retirement indemnities and benefits	47	0
End of contract indemnities (Italy)	44	0
Employees profit sharing (long-term portion)	29	0
Other long-term liabilities	67	0

	205	0

a)
Global obligation

        The global obligation of the Group's pension and post retirement plans consisting primarily of the plans in France, Italy, the United States of America and the United Kingdom is as follows:

	2002	2001
	(€ in millions)
Projected benefit obligation at the beginning of the period
New consolidated entities	217	0
Foreign currency exchange rates	(1)	0
Rights newly acquired	0	0
Rights cancelled	0	0
Rights used	0	0
Interest costs	0	0

Projected benefit obligation at the end of the period	216	0

        The evolution of the total net assets of the funds is shown below:

	2002	2001
	(€ in millions)
Fair value at the beginning of the period
New consolidated entities	111	0
Foreign currency exchange rates	(3)	0
Increase:
—interest revenues	1	0
—employer contribution		0
Decrease:
Return on asset	(1)	0

Fair value at the end of period	108	0

Net pension plan liability	108	0

        The net impact on the consolidated income is summarized as follows:

	2002	2001
	(€ in millions)
Service costs—rights newly acquired	(2)	0
Service costs—cancellation of previous rights	1	0
Payments of rights (net of cancellation of prior reserves)	0	0
Interest costs	0	0
Net revenue on funds	1	0

	0	0

b)
Provision for retirement indemnities in France

        Based on labor agreements or internal conventions, the employees of the Group may be entitled to retirement indemnities, as well as complementary pensions in addition to those acquired in compliance with legal obligations in force in each country.

        The provisions recorded in the consolidated balance sheet concern only rights which are not definitively acquired and the Group has no obligation with respect to rights definitively acquired by former employees, such rights having been duly paid at the time of their retirement, either directly or through a specialized insurance company.

        The computation of these future obligations was based on turnover, mortality, and assumptions of increase of salaries and discount rates. In France, the calculation was based on an assumption of an increase of salaries of 3% and a discount rate of 5%.

        Accordingly, the provision recorded in the consolidated balance sheet corresponds to the portion of the global obligation remaining payable by Legrand SA; this amount is equal to the difference between the global obligation recalculated at each closing, based on assumptions described above, and the net residual value of the fund at this same date.

c)
Provision for end-of-contract indemnities in Italy

        In accordance with employment legislation in force in Italy, provisions for end-of-contract indemnities have been established in the accounts of the Italian companies. The annual contribution is defined by law and amounts to approximately one month of remuneration per year of service. Amounts attributed to an employee are revalued each year in accordance with a specific index published by the government. Such amounts are fully vested and are paid at the time an employee leaves. The companies have no further liability to the employee once such payment is made.

        The related expenses amounted to €7 million for the year ended December 31, 2002.

        The computation of the future obligations was based on turnover, mortality, and assumptions of increases in salaries and discount rates. In Italy, the calculation was based on an assumption of an increase in salaries of 2.5%, a discount rate of 5.2%.

d)
Provision for retirement indemnities and other postretirement benefits

        In the United States and the United Kingdom, the Group provides pension benefits for employees and health care and life insurance for certain retired employees.

        The pension benefits above amount to €119 million as of December 31, 2002. This amount is compensated by pension fund assets and provisions estimated at €86 million as of December 31, 2002. This discrepancy is spread over the residual employment period of the staff through the pension contribution. There were no significant changes in the projected benefits obligations or plan assets related to these plans for the period ended December 31, 2002.

        The computation of the future obligations was based on turnover, mortality, and assumptions of increases in salaries and discount rates. In the United States, the calculation was based on an assumption of an increase in salaries of 4.25%, a discount rate of 6.5% and an expected return on plan assets of 9.25%. In the United Kingdom, the calculation was based on an assumption of an increase in salaries of 3.50%, a discount rate of 5.75% and an expected return on plan assets of 7.00%.

16)  Short-term borrowings

As of December 31	2002	2001
	(€ in millions)
Current portion of long-term bank borrowings	25	0
Current portion of capital leases	9	0
Commercial paper	508	0
Bank overdrafts	113	0
Other short-term borrowings	79	0

	734	0

        Legrand SA regularly issued commercial paper at interest rates based on EONIA. The average interest rate amounted to 3.4%, for the year ended December 31, 2002. The borrowings were generally for a period of one month.

17)  Other current liabilities

As of December 31	2002	2001
	(€ in millions)
Tax liabilities	121	0
Accrued salaries and payroll taxes	134	0
Short-term portion of employee profit sharing	7	0
Payables related to fixed asset acquisitions	14	0
Amounts due for services	59	0
Customer advance payments	3	0
Others	97	0

	435	0

18)  Analysis of certain expenses

a)
Operating expenses include, in particular, the following categories of costs:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Consumption of raw-materials and parts	(125)	0	0	0
Salaries and related payroll taxes	(71)	0	0	0
Employees profit sharing	0	0	0	0

Total cost of personnel	(71)	0	0	0

        The headcount of the Group on a consolidated basis as of December 31, 2002 amounts to 26,606.

b)
Other revenues (expenses) include:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Cash discounts granted to customers	(3)	0	0	0
Exchange and translation gains (losses)	2	0	0	0
Others	(4)	0	0	0

	(5)	0	0	0

        The caption "Others" relates principally to restructuring charges.

19)  Interest income (expense)

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Interest income	6	0	0	0
Interest expense	(24)	0	0	0

	(18)	0	0	0
Interest on subordinated securities (note 12)	(2)	0	0	0

	(20)	0	0	0
Less capitalized interest	0	0	0	0

	(20)	0	0	0

20)  Income taxes (current and deferred)

        Income before taxes, minority interests and equity in earnings of investees is as follows:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
France	(179)	0	0	0
Outside France	17	0	0	0

	(162)	0	0	0

        Income tax expense consists of the following:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Current income taxes:
France	0	0	0	0
Outside France	(8)	0	0	0

	(8)	0	0	0
Deferred income taxes:
France	36	0	0	0
Outside France	1	0	0	0

	37	0	0	0
Total income taxes:
France	36	0	0	0
Outside France	(7)	0	0	0

	29	0	0	0

        The reconciliation of total income tax expense during the period to the normal income tax rate applicable in France is analyzed below:

Period from August 1, 2002 to December 31, 2002
Normal French income tax rate	35.43%
Increases (reductions):
—effect of foreign income tax rates	1.35%
—non taxable items	6.30%
—income taxable at specific rates	(5.37%)
—others	(18.19%)

19.52%
Impact on deferred taxes:
—effect of tax rate modifications on opening balance	(1.08%)
—valuation allowances on deferred tax assets	1.56%

Effective income tax rate	20.00%

        In 2002, the line "others" represents mainly the impact of intercompany assets depreciation.

        Deferred income taxes recorded in the balance sheets result from temporary differences in the recognition of revenues and expenses or tax and financial statement purposes and is analyzed as follows:

	As of December 31, 2002	As of December 31, 2001
	(€ in millions)
Deferred taxes recorded by French companies	(160)	0
Deferred taxes recorded by foreign companies	4	0

	(156)	0
Origin of deferred taxes:
—depreciation of fixed assets	(90)	0
—tax losses to be carried forward	62	0
—employee profit sharing	6	0
—retirement indemnities and benefits	17	0
—subordinated securities	39	0
Purchase accounting adjustments:
—patents	(206)	0
—trademarks	(24)	0
—allowance for inventory and bad debt	18	0
—revalulation Italy	61	0
—other	7

	(156)	0

        As of December 31, 2002, the Group had net operating loss carryforwards of € 159 million for which a deferred tax asset was recognized (associated deferred tax asset of €62 million) and which expire in various amounts from 2007 through 2022 (2007: € 1 million; thereafter: € 61 million).

        Deferred tax assets amounting to €88 million whose realization is not more likely than not were not recognized as of December 31, 2002. These unrecognized deferred tax assets relate to net operating loss carryforwards amounting to € 254 million that expire in various amounts from 2007 through 2012.

        As disclosed in note 1 (i), the Group does not recognize the deferred tax consequences of undistributed earnings of foreign subsidiaries that are considered to be permanently re-invested. It is not practicable to estimate to the amount of the deferred tax liability associated with these undistributed earnings as of December 31, 2002.

21)  Contingencies and commitments

        The Group is involved in a number of legal proceedings and litigations arising in the normal course of business. In the opinion of management, all such matters have been adequately provided for or are without merit, and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Group's consolidated financial position or results of operations.

Future rental commitments

        The Group uses certain facilities under lease agreements and lease certain equipment. Minimum future rental commitments under noncancellable leases are detailed below:

As of December 31	2002
Payable in 2003	17
Payable in 2004	17
Payable in 2005	12
Payable in 2006	11
Payable in 2007	10
Subsequent years	20

87

Rights of first refusal and first offer

        Pursuant to the acquisition of Legrand SA by the Group, Schneider Electric has a right of first refusal for a period of twelve months following the closing of the Acquisition (December 10, 2002) and a right of first offer for a period of twelve months following the first anniversary of the closing of the Acquisition with respect to any sales of material assets owned by Legrand SA.

Tax audits

        Legrand SA has received confirmation from French tax authorities that it may be subject to an additional tax liability of €7 million (excluding interest) related to a re-assessment for the 1998 tax year.

BTicino SpA litigation

        In the second half of 2001, approximately 180 current and former employees of BTicino SpA, (BTicino), our primary Italian subsidiary, commenced two class actions and three individual suits against the Italian social security agency for early retirement payments citing alleged exposure to asbestos during the manufacture of products at our Torre del Greco facility. BTicino, as the employer, is a party to the suit, as is customary under Italian law. Pursuant to Italian law, if the employees prove long-term (at least 10 years) exposure to asbestos, they may be entitled to retire early and, as a result, could receive higher retirement payments over the course of their retirement, which the social security agency could seek to recover from the Group. Management believes the risk of loss to the Group is remote.

22)  Financial instruments

        The Group does not hold or issue financial instruments for trading purposes.

a)
Interest rate swaps

        In order to manage and cover interest rate risks, the Group entered into interest rates swap agreements with selected major financial institutions. The fair value of each of the swap agreements is determined at each closing, based on rates implied in the yield curve at the reporting date; those may change significantly, having an impact on future cash flows.

Interest rate swaps hedging the subordinated securities (note 12)

        The notional amount of these swaps increases over time to a maximum of €760 million and matures at the same date, as periodic payments are due so as to provide an effective hedge of the payments. The net cost of the subordinated securities, including the fair value of the related swaps in effect and committed, is lower than the conditions normally offered by the financial markets.

Interest rate swap hedging the 8 1/2% debentures (Yankee bonds) (note 14)

        The purpose of this swap is to convert the fixed remuneration paid to the holders of the debentures into a variable remuneration indexed on LIBOR until the maturity of the issue. The fair value of this swap is exactly symmetrical to the fair value of the debentures.

Interest rate swap hedging specific bank borrowings (note 14)

        The purpose of these swaps is to convert the fixed remuneration paid to the bank into a variable remuneration until the maturity of the borrowings. The fair value of these swaps is exactly symmetrical to the fair value of the borrowings.

	As of December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Interest rate swaps hedging subordinated securities notional amount	642	0	0	0
fair value	(150)	0	0	0
Interest rate swap hedging the 8-1/2% debentures
notional amount	382	0	0	0
fair value	161	0	0	0
b)
Foreign exchange contracts

        The Group entered into forward exchange contracts to hedge certain foreign currency transactions and investments for periods consistent with the terms of the underlying transactions.

        The fair value of these foreign exchange contracts is estimated by obtaining quotes for contracts with similar terms. As of December 31, 2002 the accounted for fair value of these contracts amounted to a value under €1 million.

c)
Forward price contracts on raw material

        The Group also enters into forward raw material contracts covering all or part of its future purchases and for periods of time not in excess of twelve months. As of December 31, 2002 there were no contracts in effect.

d)
Other financial instruments

        The excess of fair value over carrying value of the marketable securities is disclosed in note 9 to the financial statements. For all other financial instruments the fair value approximates the carrying value.

e)
Concentration of credit risk

        The Group's interest rate swap agreements and exchange contracts are with major financial institutions which are expected to comply with the terms of the agreements thereby mitigating the credit risk from the transactions. In order to reduce exposure to counterparty risk, mark-to-market and/or collateral agreements are provided in connection with long-term swap agreements. In managing the credit risk relating to the market value of the interest rate swap associated with the 8 1/2% debentures (Yankee bonds), Legrand SA had pledged as collateral, in 1995 and for a period of 10 years, a portion of its marketable securities in favor of the relevant swap counterparty. This pledge, for an amount of US dollars 162 million, was cancelled by the Group in the fourth quarter 2002 and replaced by a mark-to-market agreement.

        In addition, Legrand SA deposited €150 million in favor to certain financial institutions who entered into swap agreements with the Group (note 6). This deposit is included in long and short term restricted cash in the consolidated balance sheets.

        As indicated in note 8 a substantial portion of our sales is with two major distributors. Other sales are also essentially with distributors of electrical products but are diversified due to the large number of customers and their geographical dispersion. The Group mitigates its credit risk by establishing and performing periodic evaluations of individual credit limits for each customer, and constantly monitoring collection of its outstanding receivables.

        Other financial instruments, which potentially subject the Group to concentration of credit risk, are principally cash and cash equivalents and short-term investments. These instruments are maintained with high credit quality financial institutions and the Group closely monitors the amount of credit exposure with any one financial institution.

23)  Information relating to the officers of the Group

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
(€ in millions)
Advances and loans	—	—	—	—
Remuneration paid to the officers of Legrand SA (*)	1	—	—	—
—including director's fees (**)	—	—	—	—

(*)
Remuneration paid to the executive officers and the members of the board of directors who hold operating responsibilities within Legrand.

(**)
An amount has been paid as directors' fees, each director receiving annually €2,200.

24)  Information relating to the consolidated company

        The Group is consolidated by FIMEP SA, société anonyme headquartered at 89, rue Taitbout, Paris, France 75009. FIMEP SA is consolidated by Lumina Parent, société à responsabilité limitée, headquartered at 5, boulevard de la foire, L1528 Luxembourg.

25)  Information by geographic segments

        The activity of the Group is exclusively devoted to the manufacturing and marketing of products and systems for electrical installations and information networks. The following figures comply with the level of analysis used to manage the Group.

	Geographic segments
	Europe
				United States	Other countries	Items globally analyzed
	France	Italy	Others				Total
	(€ in millions)
Period from August 1, 2002 to December 31, 2002
Total sales	105	45	46	58	29	—	283
Less intra-Group transfers	(42)	(10)	(7)	(1)	(1)	—	(61)

Net consolidated sales	63	35	39	57	28	—	222
Operating income	(71)	(32)	(12)	(12)	(4)	—	(131)
—of which depreciation of fixed assets	(5)	(2)	(2)	(2)	(2)	—	(13)
—of which amortization of intangibles	(55)	(28)	(8)	(13)	(4)	—	(108)
Other revenues (expenses)	—	—	—	—	—	(11)	(11)
Interest income	—	—	—	—	—	6	6
Interest expense	—	—	—	—	—	(26)	(26)
Income taxes	—	—	—	—	—	37	37
Minority interest and equity investees	—	—	—	—	—	4	4
Capital expenditures	5	2	5	2	4	—	18
Total identifiable assets	2,161	870	1,294	1,681	552	—	6,558

        Sales by French companies, excluding sales to Group companies located in France, include the following export sales:

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Total sales	83	0	0	0
of which sales exported to:
—Europe	17	0	0	0
—other countries	11	0	0	0

	28	0	0	0

26)  Significant events of the year

        See note 1(a), "Basis of presentation and acquisition of Legrand."

27)    Subsequent events

        On February 12, 2003, the Group's parent, FIMEP SA (see note 24), issued (i) $350 million of senior notes due in 2013 and bearing interest at 10 1/2% per annum and (ii) €277.5 million of senior notes due in 2013 and bearing interest at 11% per annum (the "high yield bonds"). The gross proceeds of the issuance of the high yield bonds amounted to approximately €601 million. Simultaneously, FIMEP SA issued a subordinated shareholder PIK loan in the amount of €1,156 million subscribed by a related party (the "Subordinated Shareholder PIK Loan"). The proceeds from the issuance of the high yield bonds, together with the proceeds from the issuance of the Subordinated Shareholder PIK Loan, were used to make a subordinated intercompany funding loan to the Group (the "Subordinated Intercompany Funding Loan") in the amount of €1,756 million. The proceeds to the Group were used to repay a €600 million loan under the Mezzanine Credit Agreement (see note 14(a)) and to repay the related party loan amounting to €1,156 million made to FIMAF by the related party in connection with the Acquisition on December 10, 2002 with the proceeds from the preferred equity certificates issued by the related party (see note 13).

        The Subordinated Intercompany Funding Loan bears interest at a rate of 7% per annum and is payable in full on demand. Interest payments are due semi-annually on February 13 and August 13 beginning August 13, 2003.

28)  Reconciliation of French GAAP to US GAAP

        The tables below show the US GAAP reconciliations of net equity and net income as well as the earnings per share prepared in accordance with US GAAP.

SUMMARY RECONCILIATION OF NET INCOME

For the year ended December 31	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net income compliant with French GAAP	(129)	0	0	0
TSDI and FAS 133	(1)	0	0	0
EITF 93-16	(2)	0	0	0
FAS 142	3	0	0	0

Net income compliant with US GAAP	(129)	0	0	0

SUMMARY RECONCILIATION OF NET EQUITY

	Period from August 1, 2002 to December 31, 2002	Period from January 1, 2002 to July 31, 2002	Year ended December 31, 2001	Year ended December 31, 2000
	(€ in millions)
Net equity compliant with French GAAP	626	0	0	0
TSDI and FAS 133	(1)	0	0	0
EITF 93-16	(2)	0	0	0
FAS 142	3	0	0	0

Net equity compliant with US GAAP	626	0	0	0

COMPREHENSIVE INCOME

	Items having modified the net equity
	with impact on net income	without impact on net income	Comprehensive income
	(€ in millions)
For the year ended December 31, 2000	0	0	0
For the year ended December 31, 2001	0	0	0
For the period ended August 31, 2002	0	0	0
For the period ended December 31, 2002	(129)	(4)	(133)
a)
Presentation of the statement of income

        To comply with US GAAP, the expenses related to the public takeover bid by Schneider for shares of Legrand SA (€1 million, zero, zero and zero, respectively, for each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000) have to be reclassified as part of the operating income (see also note 18 (c)). Other expenses such as restructuring costs (€4 million, zero, zero and zero, respectively, for each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000), which are classified as non-operating expenses under French GAAP, are required to be included in the operating income under US GAAP.

b)
Derivative financial instruments

        As indicated in note 13, Legrand SA entered into three subordinated perpetual notes (TSDIs) contracts in 1990 and 1992. In addition, as indicated in note 22 (a), these subordinated perpetual notes (TSDIs) are hedged by three interest rate swaps. Under French GAAP, these instruments are accounted for as hedges of debt and, accordingly, are not recorded in the balance sheet. Payments receivable or payable under the swaps are accrued over the period to which the payment relates, resulting in accounting for the swap and the underlying debt as a single, synthetic instrument. Under US GAAP, these instruments are recorded at fair value with the changes in fair value recorded to profit and loss. Also see note 28 (d).

        In addition, certain other derivative financial instruments, including swaps associated with the Yankee bonds, were initially recorded at fair value in purchase accounting under US GAAP. Subsequent changes in fair value are recognized in profit and loss. Under French GAAP, these instruments are treated as off balance sheet in purchase accounting and subsequently. Payments receivable or payable under the swaps are accrued over the period to which the payment relates, resulting in accounting for the swap and the underlying debt as a single, synthetic instrument. The principal impact of this difference is currently on the balance sheet (increase non-current assets by €162 million, increase non-current liabilities by €40 million and decrease goodwill, excluding the impact of income taxes, by €122 million).

c)
Application of EITF 93-16

        In 2001, the Italian subsidiaries revalued their assets, in compliance with the Italian law No. 342 and the decree No. 162 (April 13, 2001), retroactively applicable from January 1, 2000 (see note 20). According to EITF 93-16, the tax to be paid in case of distribution of the revalued amount has to be provided for.

d)
Consolidation of special purposes entities

        The existing special purpose entities are related to the subordinated securities issued by Legrand SA.

        Under French GAAP, the SPVs are not required to be consolidated. Under US GAAP, the SPVs are required to be consolidated based on the guidance and SEC views provided in EITF Topic D-14. The application of US GAAP to the subordinated perpetual notes (the TSDIs) and related loans has the following impacts:

  —
  Recognition of the debts due by the special purpose entities (€158 million as of December 31, 2002) in place of the existing subordinated perpetual notes (the TSDIs) debt recognized in the French accounts (€158 million); and

  —
  Recognition of certain derivative financial instruments at fair value in the Group's balance sheet with changes in fair value being recognized in the statement of income.

        Considering the effects outlined above and other effects relating to the subordinated perpetual notes (the TSDIs), the principal impact of this difference on the income statement is to adjust interest income and decrease the net result by €1 million for the period ended December 31, 2002.

e)
Cash discounts

        Certain amounts related to cash discounts presented as other non-operating revenues and expenses in the consolidated states of income under French GAAP do not qualify as non-operating items under US GAAP and would be reclassified as a reduction of net sales or cost of goods sold, as appropriate. For the period ended December 31, 2002 cash discounts to customers amounting to less than €5 million would be reclassified as a reduction of net sales. For the period ended December 31, 2002 cash discounts from suppliers amounting to less than €1 million would be reclassified as a reduction of cost of goods sold.

f)
IRAP

        IRAP is a tax paid in Italy and is required to be classified as part of the income tax in US GAAP. Under French GAAP, the IRAP tax is reflected as "Other operating expenses." For each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000, the reclassification amounts to €1 million, zero, zero and zero, respectively.

g)
Research and development expense

        Under French GAAP, amortization expense on acquired patents (€7 million for the period from July 1, 2002 through December 31, 2002) is included in research and development expense in the consolidated statement of income. Under US GAAP, this expense is classified as administrative and selling expense.

h)
Presentation of statement of cash flows

        Under US GAAP, certain amounts classified as cash flows from operations are required to be classified as cash flows from investing or financing activities. For each of the periods ended December 31, 2002 and July 31, 2002 and each of the years ended December 31, 2001 and 2000, the amount of the required reclassification, which increases cash flows from operations under US GAAP, amounted to €1 million, zero, zero and zero, respectively.

        In addition, a caption entitled "Working capital provided from operations" is presented in the statement of cash flows prepared in accordance with French GAAP. Under US GAAP, this caption, which is an intermediate subtotal within cash flows from operations, would not be presented.

i)
Application of FAS 142

        In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141 and 142. These statements establish new accounting and reporting standards for goodwill and other non amortized intangible assets and in particular, supersede their amortization by an impairment test. These statements are effective for the Group from July 1, 2001 for the new acquisitions and from January 1, 2002 for the former ones.

        The impairment tests have to be applied at the reporting entity level on an annual basis and were performed as of December 31, 2002.

        In addition, under French GAAP, deferred taxes are not recognized on intangible assets with an indefinite useful life (trademarks). Under US GAAP, deferred taxes are required to be recognized on intangibles with an indefinite useful life. Accordingly, the Group has recognized an additional deferred tax liability under US GAAP (compared to French GAAP) amounting to €594 million with a corresponding increase to goodwill.

        All of the Group's intangible assets, including goodwill, were recognized in connection with the acquisition of Legrand on December 10, 2002. Intangible assets, as determined under US GAAP, consist of the following:

		As of December 31,
	Estimated Useful Lives
		2002	2001
	(years)	(€ in millions)
Intangible assets not subject to amortization:
Goodwill	N/A	1,354	—
Indefinite-lived trademarks	N/A	1,575	—

Subtotal		2,929	—

Intangible assets subject to amortization:
Developed technology	10	593	—
Other trademarks	10-20	68	—
Other		97	—

		758

Less: accumulated amortization		(87)	—

Subtotal		671	—

Total—intangible assets		3,600	—

        As of December 31, 2002, €460 million, €339 million, €108 million, €271 million and €176 million of our goodwill has been allocated to the France, Italy, Rest of Europe, North America and the Rest of the World segments, respectively. There were no changes in the carrying amount of goodwill during any of the periods presented other than recognition of the foregoing amounts in connection with the acquisition.

        For the period ended December 31, 2002, we recognized aggregate amortization expense of €28 million related to intangible assets. Amortization expense for each of the five succeeding years is expected to be as follows:

	Developed Technology	Other Trademarks	Total
	(€ in millions)
2003	131	6	137
2004	120	5	125
2005	108	5	113
2006	90	5	95
2007	66	4	70

j)     Deferred income tax assets

        Under French GAAP, deferred tax assets whose realization is not more likely than not are not recognized. Under US GAAP, deferred tax assets whose realization is not more likely than not are recognized and are reduced to the amount whose realization is more likely than not through the application of a valuation allowance. Under US GAAP, all deferred tax assets would be recognized and then reduced, if necessary, by a valuation allowance equal to the amount of any tax benefit that, based on available evidence, are not more likely than not to be realized. Deferred tax assets amounting to €88 million whose realization is not more likely than not were not recognized as of December 31, 2002 under French GAAP. Under US GAAP, such deferred tax asset would have been recognized and reduced by a valuation allowance for the same amount. This difference does not impact the measurement of deferred taxes but does have an impact on the disclosure of deferred tax assets.

k)
New US GAAP Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). SFAS 143 establishes accounting requirements for retirement obligations associated with tangible long-lived assets, including (1) the timing of the liability recognition, (2) initial measurement of the liability, (3) allocation of asset retirement cost to expense, (4) subsequent measurement of the liability and (5) financial statement disclosures. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset. An entity shall measure changes in the liability for an asset retirement obligation due to passage of time by applying an interest method of allocation to the amount of the liability at the beginning of the period. The interest rate used to measure that change shall be the credit-adjusted risk-free rate that existed when the liability was initially measured. That amount shall be recognized as an increase in the carrying amount of the liability and as an expense classified as an operating item in the statement of income. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early application encouraged.

        The Group adopted SFAS 143 on January 1, 2003 and does not anticipate that the adoption of SFAS 143 will have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. While it supersedes portions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, it retains the discontinued operations presentation, yet it broadens that presentation to include a component of an entity (rather than a segment of a business). However, discontinued operations are no longer recorded at net realizable value and future operating losses are no longer recognized before they occur. SFAS 144 also establishes criteria for determining when an asset should be treated as held for sale.

        SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early application encouraged.

        The adoption of SFAS 144 on January 1, 2002 did not have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. The principal change is that certain gains or losses from extinguishment of debt which are classified as extraordinary items by SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt ("SFAS 4") will no longer be classified as such. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002 although early application of the Statement related to the rescission of SFAS 4 is encouraged. We adopted SFAS 145 on January 1, 2003 and anticipate that the adoption of SFAS 145 will not have a material impact on the Group's consolidated results of operations, financial position or cash flows.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Disposal or Exit Activities ("SFAS 146"). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring) ("EITF 94-3"). This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost as defined in EITF 94-3 was recognized at the date of an entity's commitment to an exit plan. This statement provides that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, SFAS 146 eliminates the definition and requirements for recognition of exit costs in EITF 94-3 until a liability has been incurred and establishes that fair value is the basis for initial measurement of the liability. However, this standard does not apply to costs associated with exit activities involving entities acquired in business combinations or disposal activities covered by SFAS 144. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management has not yet assessed the impact of the adoption of SFAS 146 on the Group's consolidated financial position, results of operations or cash flows.

        In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB 133, Accounting for Derivative Instruments and Hedging Activities. Generally, FAS 149 is effective for new contracts entered into after June 30, 2003. The Company does not believe FAS 149 will have a significant impact on its financial statements when adopted.

        In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation expands on the accounting guidance of SFAS 5, Accounting for Contingencies, SFAS 57 Related Party Disclosures, and SFAS 107, Disclosures about Fair Value of Financial Instruments, and incorporates without change the provisions of FIN No. 34, Disclosure of Indirect Guarantees of Indebtedness of Others, with an interpretation of SFAS 5, which is being superseded. FIN No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees, such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize a liability at fair value, for the obligations assumed under that guarantee and must disclose, on a prospective basis, guarantees issued or modified after December 31, 2002. The disclosure requirements in this interpretation are effective for financial statements for periods ending after

December 15, 2002. Management has not yet determined the impact of the adoption of FIN 45 on the Group's consolidated financial condition, results of operations or cash flows.

        In January 2003, the FASB issued FASB Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities, which is an interpretation of Accounting Research Bulletin ("ARB") No. 51 Consolidation of Financial Statements. FIN No. 46 provides additional guidance regarding how to identify variable interest entities and how an enterprise assesses its interest in the variable interest entity to determine whether an entity is required to be consolidated. The interpretation establishes that an enterprise consolidate a variable interest entity if the enterprise is the primary beneficiary of the variable interest entity. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity's expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. This interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. For interests in variable interest entities existing as of January 31, 2003, the guidance of FIN No. 46 will apply in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN No. 46 is not expected to have a significant impact on the Group's consolidated results of operations, financial position, or cash flows.

FIMEP SA

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Period from January 1, 2003 to June 30, 2003	Period from January 1, 2002 to June 30, 2002
	(€ in millions)
Net sales	1 389	0
Operating expenses
Cost of goods sold	(884)	0
Administrative and selling expenses	(373)	0
Research and development expenses	(132)	0
Other operating expenses	(14)	0
Amortization of goodwill	0	0

Operating income	(14)	0

Interest income (expense)	(161)	0
Other revenues (expenses)	(10)	0

Income before taxes, minority interests and equity in earnings of investees	(175)	0

Income taxes	40	0

Net income before minority interests and equity in earnings of investees	(135)	0

Minority interests	0	0
Equity in earnings of investees	1	0

Net income attributable to Fimep	(134)	0

FIMEP SA

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	June 30, 2003	December 31, 2002
	(€ in millions)
ASSETS
Current assets
Cash and cash equivalents	102	559
Marketable securities	58	196
Short-term restricted cash	32	23
Trade accounts receivable	601	598
Short-term deferred taxes	49	48
Other current assets	111	93
Inventories	418	531

Total current assets	1 371	2 048
Property, plant and equipment
At cost	1 062	1 038
Less accumulated depreciation	(94)	(13)

	968	1 025
Other non-current assets
Investments	23	26
Goodwill	1 347	1 354
Trademarks	1 610	1 642
Developed technology	514	586
Mirror swaps	49	42
Swap associated to TSDI	2	2
Swap associated to other borrowings	85	161
Long-term restricted cash	110	127
Long-term deferred taxes	43	150
Other non-current assets	165	167

	3 948	4 257

Total assets	6 287	7 330

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	114	723
Accounts and notes payable	283	268
Short-term deferred taxes	4	48
Other current liabilities	411	443

Total current liabilities	812	1 482
Swap fair value associated to TSDI	151	153
Long-term deferred taxes	746	894
Long-term liabilities	246	207
Long-term borrowings	2 530	2 607
Swap fair value associated to other borrowings	35	0
Subordinated securities	129	150
Payment-In-Kind loans (PIK)	1 187	0
Related party loan	0	1 159
Minority interests	26	52
Shareholders' equity
Capital stock, par value €2	759	759
Additional paid-in capital	0	0
Retained earnings	(263)	(129)
Translation reserve	(71)	(4)

	425	626

Total liabilities and shareholders' equity	6 287	7 330

FIMEP SA

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1, 2003 to June 30, 2003	Period from January 1, 2002 to June 30, 2002
	(€ in millions)
Operating activities:
Net income attributable to Legrand	(134)	0
Reconciliation of net income to net cash:
-depreciation of tangible assets	81	0
-amortization of intangible assets	74	0
-changes in long-term deferred taxes	(76)	0
-changes in other long-term assets and liabilities	9	0
-minority interests	0	0
-equity in earnings of investees	(1)	0
-other items having impacted the cash	190	0
(Gains) losses on fixed asset disposals	1	0
(Gains) losses on sales of securities	0	0
Changes in operating assets and liabilities, net of effect of investments in consolidated entities:
-accounts receivable	(25)	0
-inventories	(19)	0
-accounts and notes payable	20	0
-other operating assets and liabilities	(30)	0

Net cash provided from operating activities	90	0

Investing activities
Net proceeds from sales of fixed assets	11	0
Capital expenditures	(65)	0
Proceeds from sales of marketable securities	196	0
Investments in marketable securities and restricted cash	(5)	0
Investments in consolidated entities	(39)	0
Investments in non-consolidated entities	0	0

Net cash used in investing activities	98	0

Financing activities
Related to shareholders' equity:
-capital increase	0	0
-purchase of Legrand's shares	0	0
-dividends paid by Legrand	0	0
-dividends paid by Legrand's subsidiaries	0	0
Other financing activities:
-reduction of subordinated securities	(21)	0
-new borrowings	676	0
-repayment of borrowings	(693)	0
-debt issue costs	(7)	0
-increase (reduction) of commercial paper	(508)	0
-increase (reduction) of bank overdrafts	(83)	0

Net cash (used in) provided from financing activities	(636)	0

Net effect of currency translation on cash	(9)	0
Increase (reduction) of cash and cash equivalents	(457)	0
Cash and cash equivalents at the beginning of the period	559	0

Cash and cash equivalents at the end of the period	102	0

FIMEP SA

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1)    Accounting policies

        In the opinion of management, the accompanying consolidated financial statements of the Group contain all adjustments necessary to present fairly, in all material respects, the Group's consolidated financial position as of June 30, 2003, and the consolidated results of operations and cash flows for the three months ended June 30, 2003 and 2002. All such adjustments are deemed to be of a normal recurring nature. These financial statements should be read in conjunction with the consolidated financial statements of FIMEP for the year ended December 31, 2002. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year.

        The Group's consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America.

        The financial statements of each subsidiary or affiliate, whether consolidated or accounted for by the equity method, are prepared in accordance with local accounting principles and regulations, and have been adjusted to comply with the Group's accounting policies, which are essentially those described hereafter.

2)    Inventories (note 1(g))

        Inventories are comprised of the following:

	As of
	June 30, 2003	December 31, 2002
	(€ in millions)
Purchased raw materials and parts	136	133
Sub-assemblies, work-in process	97	118
Finished goods	250	341

	483	591
Less: allowances	(65)	(61)

	418	531

3)    Long-term borrowings

        Long-term borrowings are comprised of the following:

	As of
	June 30, 2003	December 31, 2002
	(€ in millions)
Senior credit agreement	1,586	1,597
High-yield notes	580	0
Mezzanine credit agreement	0	601
8 1/2% debentures	335	371
Other long-term borrowings	29	38

	2,530	2,607

        On February 12, 2003, the Group issued (i) $350 million of senior notes due in 2013 and bearing interest at 10 1/2% per annum and (ii) €277.5 million of senior notes due 2013 and bearing interest at 11% per annum (the "High Yield Notes"). The gross proceeds of the issuance of the High Yield Notes amounted to approximately €601 million. Simultaneously, the Group issued a subordinated shareholder PIK loan (the "Subordinated Shareholder PIK Loan") in the amount of €1,156 million subscribed by a related party. The proceeds from the issuance of the High Yield Notes, together with the proceeds of the Subordinated Shareholder PIK Loan, were used to repay a €600 million loan under the mezzanine credit agreement and to repay a related party loan in the amount of €1,156 million. The related party loan had been made to a subsidiary of the Group in connection with the acquisition of Legrand on December 10, 2002 with the proceeds from preferred equity certificates issued by the related party.

        The Subordinated Shareholder PIK Loan bears interest at 5% per annum and is payable in full, together with accrued interest, in 2026. The Subordinated Shareholder PIK Loan was subscribed by a subsidiary of the Group's ultimate parent, Lumina Parent Sarl.

4)    Short-term borrowings

        Short-term borrowings are comprised of the following:

	As of
	June 30, 2003	December 31, 2002
	(€ in millions)
Current portion of long-term debt	16	25
Current portion of capital leases	9	9
Commercial paper	0	508
Bank overdrafts	82	113
Other short-term borrowings	7	68

	114	723

5)    Comprehensive income

        The components of comprehensive income are as follows:

	Six-month period ended June 30, 2003	Six-month period ended June 30, 2002
	(€ in millions)
Net income (loss)	(134)	121
Foreign currency translation adjustments	(66)	(107)

Comprehensive income (loss)	(200)	14

6)    Commitments and contingencies

        The Group is involved in a number of legal proceedings and litigations arising in the normal course of business. In the opinion of management, all such matters have been adequately provided for or are without merit, and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Group's consolidated financial position or results of operations.

Future rental commitments

        The Group uses certain facilities under lease agreements and leases certain equipment. Minimum future rental commitments under noncancellable leases are detailed below:

As of June 30, 2003
(€ in millions)
Payable in 2003	18
Payable in 2004	14
Payable in 2005	13
Payable in 2006	11
Payable in 2007	8
Subsequent years	16

80

Rights of first refusal and first offer

        Pursuant to the acquisition of Legrand by the Consortium, Schneider has a right of first refusal for a period of twelve months following the closing of the acquisition (December 10, 2002) and a right of first offer for a period of twelve months following the first anniversary of the closing of the acquisition with respect to any sales of material assets owned by Legrand.

7)    French GAAP financial information

        The Group's financial statements, as prepared in accordance with US GAAP, differ in certain significant respects from the Group's financial statements prepared in accordance with French GAAP.

The Group's statements of income for each of the six-month periods ended June 30, 2003 and 2002, prepared in accordance with French GAAP are presented below:

	Six months ended June 30,
	2003	2002
	(€ in millions)
Net sales	1,389	0
Operating expenses
Cost of goods sold	(884)	0
Administrative and selling expenses	(373)	0
Research and development expenses	(132)	0
Other operating income (expense)	5	0
Amortization of goodwill	(21)	0

Operating income	(16)	0
Interest income (expense), net	(65)	0
Profit (losses) from disposal of fixed assets	1	0
Other revenues (expenses), net	(27)	0

Income before income taxes, minority interests and equity in earnings of investees	(107)	0
Income tax benefit	19	0
Minority interests	0	0
Equity in earnings of investees	1	0

Net income	(87)	0

LEGRAND SA

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF INCOME

Period from January 1, 2002 to June 30, 2002
(€ in millions)
Net sales	1 523
Operating expenses
Cost of goods sold	(854)
Administrative and selling expenses	(401)
Research and development expenses	(69)
Other operating expenses	(3)
Amortization of goodwill	(24)

Operating income	171

Interest income (expense)	(27)
Profits (losses) from disposal of fixed assets	11
Other revenues (expenses)	(9)
Expenses related to the takeover bid for shares	(2)

Income before taxes, minority interests and equity in earnings of investees	144

Income taxes	(45)

Net income before minority interests and equity in earnings of investees	99

Minority interests	(1)
Equity in earnings of investees	2

Net income attributable to Legrand	100

LEGRAND SA

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Period from January 1, 2002 to June 30, 2002
(€ in millions)
Operating activities:
Net income attributable to Legrand	100
Reconciliation of net income to net cash:
-depreciation of tangible assets	90
-amortization of intangible assets	34
-changes in long-term deferred taxes	1
-changes in other long-term assets and liabilities	(1)
-minority interests	1
-equity in earnings of investees	(2)
-other items having impacted the cash	2

Working capital provided from operations	225

(Gains) losses on fixed asset disposals	(11)
(Gains) losses on sales of securities	(5)
Changes in operating assets and liabilities, net of effect of investments in consolidated entities:
-accounts receivable	(55)
-inventories	(6)
-accounts and notes payable	32
-other operating assets and liabilities	3

Net cash provided from operating activities	183

Investing activities
Net proceeds from sales of fixed assets	114
Capital expenditures	(75)
Proceeds from sales of marketable securities	202
Investments in marketable securities and restricted cash	(15)
Investments in consolidated entities	0
Investments in non-consolidated entities	(4)

Net cash used in investing activities	222

Financing activities
Related to shareholders' equity:
-capital increase	0
-purchase of Legrand's shares	0
-dividends paid by Legrand	(60)
-dividends paid by Legrand's subsidiaries	0
Other financing activities:
-reduction of subordinated securities	(25)
-repayments of debt, net	(7)
-increase (reduction) of commercial paper	(290)
-increase (reduction) of bank overdrafts	(223)

Net cash (used in) provided from financing activities	(605)

Net effect of currency translation on cash	(19)
Increase (reduction) of cash and cash equivalents	(219)
Cash and cash equivalents at the beginning of the period	531

Cash and cash equivalents at the end of the period	312

LEGRAND SA

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1)    Accounting policies

        The accompanying consolidated financial statements of Legrand SA and its subsidiaries (the "Group") contain all adjustments necessary to present fairly, in all material respects, the Group's consolidated financial position as of June 30, 2003, and the consolidated results of operations and cash flows for the six months ended June 30, 2003 and 2002. All such adjustments are deemed to be of a normal recurring nature. These financial statements should be read in conjunction with the consolidated financial statements and related notes included in the Group's Annual Report on Form 20-F for the year ended December 31, 2002. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results to be expected for the full year.

        The Group's consolidated financial statements are prepared, in all material respects, in conformity with accounting principles generally accepted in France. They comply with the requirements of French laws and regulations except as described hereafter (note 1(a)).

        The Financial statements of each company, whether consolidated or accounted for by the equity method, are prepared in accordance with local accounting principles and regulations, and have been adjusted to comply with the Group's accounting policies, which are described hereafter.

a)    Exchange of Legrand treasury shares with Schneider's shares

        In 2001, Schneider Electric launched a public exchange offer for all Legrand outstanding shares. In connection with this exchange offer, Legrand tendered its treasury shares, which were recorded as a decrease to net equity until June 30, 2001 (1,382,370 common shares and 55,116 preferred non-voting shares accounted for at a historical cost of €195 million).

        In exchange for these treasury shares, Legrand received 4,948,527 common shares of Schneider Electric (2.06% of Schneider Electric's outstanding share capital) valued at €59.36 per share (aggregate value: €294 million). The gain of the exchange, which amounted to €99 million after taxes, was accounted for directly in consolidated shareholders' equity, in compliance with French GAAP (this treatment also was in accordance with US GAAP). Subsequently, the shares of Schneider Electric were accounted for on the balance sheet as "other non-current assets" until the date of disposition.

        Under normal circumstances, the application of the accounting principles applicable to fixed investments would require that the subsequent gains or losses on the re-valuation of the investment be recognized in the statement of income. This method, however, would not be consistent with the accounting treatment applied to the treasury shares and, accordingly, would confuse the understanding of the Group's financial statements.

        In view of the unusual nature of the transaction, the Group determined that subsequent changes in fair value should also be imputed directly to shareholders' equity. Accordingly, there was no impact on the profit and loss account.

        As a consequence, as of December 31, 2001, the Schneider Electric shares were valued at €54 per share in the Group's balance sheet (aggregate value of €267 million) and the variation in the value for the period (i.e. loss of €20 million after tax) was accounted for directly in shareholders' equity.

        As of December 31, 2002, all of the shares were sold for aggregate consideration amounting to €270 million. The net gain imputed directly to shareholders' equity amounted to €2 million after tax.

b)    Consolidation

        The financial statements of subsidiaries, which Legrand controls directly or indirectly, are consolidated. Companies in which Legrand owns directly or indirectly an interest of between 20 and 50% are accounted for by the equity method. All significant intercompany transactions have been eliminated.

c)     Translation of foreign financial statements

        For all countries other than those with highly inflationary economies:

  •
  Assets and liabilities are translated using exchange rates in effect as of the balance sheet dates;

  •
  Statements of income are translated at average exchange rates for the period;

  •
  Gains or losses arising from the translation of the financial statements of foreign subsidiaries are accounted for directly in the translation reserve included in the consolidated equity, until these companies are sold or substantially liquidated.

        For countries with highly inflationary economies:

  •
  Inventories and non-monetary assets are recorded at their historical rates of exchange;

  •
  Other assets and liabilities are translated using exchange rates in effect as of the balance sheet dates;

  •
  Gains or losses arising from the translation of the financial statements of subsidiaries located in these countries are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)".

        For all countries:

  •
  Exchange differences arising from foreign currency transactions are included in the consolidated statement of income under the heading "Exchange and translation gains (losses)", except intercompany transactions having the character of a permanent investment which are directly recorded in the translation reserve.

d)    Cash and cash equivalents

        Cash and cash equivalents consist of cash, short-term deposits and all other financial assets with a maturity date not in excess of three months. Marketable securities are not considered cash and cash equivalents.

e)     Intangible assets

        Goodwill, representing the excess of cost over the fair value of net assets at the date of acquisition of purchased companies, is amortized on a straight-line basis over the estimated period of benefit not to exceed 40 years. The Group assesses whether there has been a permanent impairment in the value of goodwill by evaluating economic factors including future cash flows from operating activities, income, trends and prospects as well as competition and other economic factors. The primary financial indicator used to assess impairment is whether undiscounted cash flows from operations over the amortization period will be sufficient to recover the carrying amount of goodwill. A loss is recognized for any excess of the carrying value over the fair value of the goodwill, determined as being the present value of such cash flows from operations.

        Costs incurred by Group companies in developing computer software for their own use and in research and development are expensed in the period they are incurred; acquisition costs of externally developed software are recorded in other assets and depreciated on a straight-line basis according to their expected time of use from 3 to 8 years.

        Other intangible assets, included in "other non-current assets" in the balance sheet, are amortized on a straight-line basis over the estimated period of benefit, not in excess of 40 years, and limited to 20 years for patents and trademarks.

f)     Property, plant and equipment

        Land, buildings, machinery and equipment are carried at cost, including capitalized interest.

        Assets acquired under lease agreements that can be regarded as financing their purchase are capitalized on the basis of the present value of minimum lease payments and depreciated as described below. The French legal revaluations and foreign revaluations are not reflected in the consolidated financial statements.

        Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets; the most commonly adopted useful lives are the following:

Light buildings	25 years
Standard buildings	40 years
Machinery and equipment	8 to 10 years
Tooling	5 years
Furniture and fixtures	5 to 10 years

g)     Inventories

        Inventories are valued at the lower of cost, replacement or net realizable value. Cost is determined by the first-in, first-out (FIFO) method.

h)    Deferred income taxes

        In compliance with FASB statement No. 109, deferred income taxes are recorded based on the differences between the tax bases of assets and liabilities and their carrying value for financial reporting purposes. Tax rates applicable for future periods are used to calculate year-end deferred income taxes.

        A valuation allowance is recorded against deferred tax assets to reduce these deferred tax assets to the amount likely to be realized. The assessment of the valuation allowance is done by each tax entity, based on the tax strategy developed for the near future for each entity.

        Provisions are made for withholding and other taxes which would be payable in case of distribution of earnings of subsidiaries and affiliates, except for those considered as permanently reinvested.

        If the assets of a subsidiary are revalued for tax purposes, the tax benefit is accounted for in compliance with the enacted tax rules at the revaluation date taking into account the risk for this benefit to be challenged.

i)     Net sales

        Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. Specifically, beginning January 1, 2003, net sales are presented net of cash discounts to customers for prompt payment and cost of goods sold is presented net of cash discounts received from suppliers for prompt payment. The consolidated statement of income for the six-month period ended June 30, 2002 reflects this new presentation. For the six-month period ended June 30, 2002, cash discounts granted to customers amounted to €19.5 million and cash discounts received from suppliers amounted to €1.3 million.

j)     Fair value of financial instruments

        The carrying value of cash, short-term deposits, accounts receivable, accounts payable, accrued liabilities and short-term borrowings approximates their fair value because of the short-term maturity of these instruments.

        For short-term investments, comprised of marketable securities, fair value is determined as being the market prices of these securities.

        The fair value of long-term debt is estimated on the basis of interest rates currently available for issuance of debt with similar terms and remaining maturities.

        The fair value of interest rate swap agreements is the estimated amount that the counterparty would receive or pay to terminate the agreements. In compliance with French GAAP, the fair value of the swaps is not accounted for.

k)    Derivative financial and commodity instruments

        The Group's policy is to abstain from transactions of a speculative nature in the use of financial instruments; consequently, all operations with these financial instruments are exclusively devoted to manage and cover exchange or interest rate risks, and the prices of raw materials.

        Therefore, the Group periodically enters into contracts such as swaps, options and futures, which relate to the nature of its exposure.

        The interest rate swaps, which synthetically adjust interest rates on certain indebtedness, involve the exchange of fixed and floating rate interest payments over the life of the agreement without the exchange of the notional amount. The differential to be paid or received is accrued as adjustments to interest income or expense over the life of the agreement. Upon early termination of an interest rate swap, gains or losses are deferred and amortized as adjustments to interest expense of the related debt over the remaining period covered by the terminated swap.

        The Group periodically enters into foreign currency contracts to hedge commitments, transactions or foreign income. For foreign currency contracts acquired for the purpose of hedging identified commitments, the gain or loss is generally deferred and included in the basis of the transaction underlying the commitment. If the underlying transaction is not completed, the contract is marked to market with any realized or unrealized gains or losses reflected in income. Gains or losses on transaction hedges are recognized in income and offset the gains or losses on the related transaction. Foreign currency contracts acquired for the purpose of hedging foreign income, generally for periods not exceeding twelve months, are marked to market with any realized or unrealized gains or losses reflected in income.

        The Group also enters into raw material contracts to fully or partially hedge its purchases. Gains or losses related to transactions that qualify for hedge accounting are deferred on the balance sheet in other current liabilities or assets and reflected in cost of goods sold when the underlying transaction takes place. If future purchased raw material needs are revised lower than initially anticipated, the futures contracts associated with the reductions no longer qualify for deferral and are marked to market. Gains or losses are then recorded in other income. The effectiveness of the hedge is measured by a historical and probable future high correlation of changes in the fair value of the hedging instruments with changes in the value of the hedged item. If correlation ceases to exist, hedge accounting will be terminated and gains or losses recorded in other income.

        Cash flows from financial instruments are recognized in the statement of cash flows in a manner consistent with the underlying transactions.

l)     Environmental and product liabilities

        In accordance with FASB statement No. 5, the Group recognizes losses and accrues liabilities relating to environmental and product liability matters. Accordingly, the Group recognizes a loss if available information indicates that it is probable and reasonably estimable. In the event a loss is neither probable nor reasonably estimable but remains possible, the Group discloses this contingency in the notes to its consolidated financial statements.

        With respect to environmental liabilities, the Group estimates losses on a case-by-case basis and makes the best estimate it can, based on available information. With respect to product liabilities, the Group estimates losses on the basis of current facts and circumstances, prior experience with similar matters, the number of claims and the anticipated cost of administering, defending and, in some cases, settling such cases.

m)   Stock option plans

        In accordance with FASB statement No. 123, the Group has chosen to continue to account for stock-based compensation using the intrinsic value method as prescribed by APB No. 25. Accordingly, compensation cost is measured as the excess of the market price of the underlying shares at the date of the grant over the exercise price an employee is required to pay to acquire the shares.

n)    Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that are reflected in the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

o)    Transfers and servicing of financial assets

        FASB statement No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. According to this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished.

p)    Comprehensive income

        Comprehensive income includes all changes in equity that result from recognized transactions or other economic events other than transactions with owners. Amounts received from shareholders (capital increase), amounts paid to shareholders (reduction of capital, dividend) and treasury share transactions are excluded from the determination of comprehensive income.

        For the periods presented in the consolidated financial statements, only the translation reserve has been added to net income to compute comprehensive income.

q)    Other non-operating revenues and expenses

        Foreign currency transaction gains and losses, restructuring expenses, gains and losses on asset sales and other exceptional revenues and expenses are classified as non-operating revenues and expenses.

2)    Contingencies and commitments

        The Group is involved in a number of legal proceedings and litigations arising in the normal course of business. In the opinion of management, all such matters have been adequately provided for or are without merit, and are of such kind that if disposed of unfavorably, would not have a material adverse effect on the Group's consolidated financial position or results of operations.

Legrand's subsidiaries guarantors of FIMAF obligations related to the Senior Credit Agreement

        The acquisition of Legrand by the Consortium occurred on December 10, 2002 for an amount of €3 630 million corresponding to a value of €3 700 million for 100% of the share capital of Legrand. The investment was partially funded through a contribution by the Consortium for a total amount of €1 765 million.

        The external debt used to finance the acquisition comprised of loans granted under a Senior Credit Agreement and a Mezzanine Credit Agreement, which was repaid on February 12, 2003 with the proceeds of a high yield bond issued both in Europe and in the United States of America.

        Agreements put in place under the Senior Credit Agreement were agreed by and between:

  •
  FIMAF, which acquired Legrand, FIMEP, FIMAF's parent, Lumina Financing 1, an affiliate of FIMAF, Legrand and certain of Legrand's subsidiaries;

  •
  Various unrelated banks and other financial institutions which lent the funds; and

  •
  The credit and guarantees agent.

        As of June 30, 2003, the total Legrand debt refinanced after the acquisition amounted to €268 million.

        Under these agreements and in accordance with local laws, certain of Legrand's foreign subsidiaries (Dutch, American and Spanish), irrevocably and unconditionally and jointly and severally

  •
  guarantee to each lender and the other finance parties punctual performance by each borrower and guarantor, other than Lumina Financing 1, of all such obligor's obligations under the Senior Credit Agreement;

  •
  undertake with each lender and finance party under the Senior Credit Agreement that whenever an obligor other than Lumina Financing 1 does not pay any amount when due under or in connection with any senior finance document (other than the senior funding bonds), that guarantor shall immediately pay that amount as if it were the principal obligor; and

  •
  indemnify each finance party immediately upon demand against any cost, loss or liability suffered by that finance party as a result of the guarantee being unenforceable, invalid or illegal.

        The amounts due under the Senior Credit Agreement are guaranteed in accordance with contracts by and between FIMEP SA (FIMAF's parent) and certain of Legrand's subsidiaries (where local laws permits it), including:

  (i)
  a pledge granted by FIMAF over a securities account holding the Legrand shares;

  (ii)
  a pledge granted by certain of Legrand's subsidiaries over shares in the following subsidiaries: BTicino Mexico, BTicino SpA, Pass & Seymour, Inc., The Wiremold Company, Inc. et Legrand Holding, Inc.;

  (iii)
  a pledge over shares of EEI B.V.;

  (iv)
  a pledge granted over receivables by Legrand SA and Legrand SNC;

  (v)
  a security granted by Legrand's British subsidiaries; and

  (vi)
  a security over inventories, receivables and other assets granted by certain of Legrand's US subsidiaries.

        The foreign subsidiaries concerned by these agreements granted guarantees and pledged collateral to the lenders for a maximum amount of €2 222 million of which €1 603 million was used as of June 30, 2003 (€268 million used by Legrand and €1 335 million used by FIMAF).

        As of June 30, 2003, the following schedule summarizes future principal payments required by FIMEP and FIMAF under the Senior Credit Agreement:

As of June 30, 2003
(€ in millions)
Within one year	17
Payable in one to two years	58
Payable in two to three years	79
Payable in three to four years	111
Payable in four to five years	140
Payable beyond five years	930

1,335

3)    Consolidated statement of shareholders' equity

	Capital stock, at par value	Additional paid-in capital	Retained earnings	Translation reserve	Total shareholders' equity
	(€ in millions)
As of December 31, 2001	56	170	1,725	(174)	1,777
Net income for the period			100		100
Schneider Electric shares impact (note 1 (a))			1		1
Changes in translation reserve				(107)	(107)

As of June 30, 2002	56	170	1,826	(281)	1,771

4)    Analysis of other revenues and expenses

June 30, 2002
(€ in millions)
Exchange and translation gains (losses)	3
Restructuring expenses	(13)

(10)

        Restructuring expenses are essentially relating to optimization of production facilities announced during the first quarter of 2002.

5)    Analysis of the activity per geographic areas

	Six month period ended June 30,
	2002
	€	%
	(€ in millions, except percentages)
Net sales by subsidiaries located in:
France	467	30.7
Italy	300	19.7
Rest of Europe(1)	248	16.3
United States and Canada	338	22.2
Rest of the world(2)	170	11.1

Total	1,523	100.0

Operating income of subsidiaries located in:
France	71	41.5
Italy	53	31.0
Rest of Europe(1)	10	5.8
United States and Canada	1	0.6
Rest of the world(2)	36	21.1

Total	171	100.0

(1)
Including principally Belgium, Poland, Portugal, Spain and United Kingdom.

(2)
Including principally Brazil, Chile, Colombia and Mexico in Latin America and India, South Korea and Thailand in Asia.

6)    Reconciliation of French GAAP to US GAAP

        The table below shows the reconciliation of net income prepared in accordance U.S. GAAP.

SUMMARY RECONCILIATION OF NET INCOME

June 30, 2002
(€ in millions)
Net income in accordance with French GAAP	100
TSDI and FAS 133	0
EITF 93-16	(5)
Sale of Schneider Electric shares	2
FAS 142	24

Net income in accordance with US GAAP	121

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TABLE OF CONTENTS
MARKET AND INDUSTRY DATA
PROSPECTUS SUMMARY
SUMMARY OF THE TERMS OF THE EXCHANGE OFFER
Summary Historical and Unaudited Pro Forma Consolidated Financial Information
RISK FACTORS
FORWARD LOOKING STATEMENTS
PRESENTATION OF CURRENCY AND FINANCIAL INFORMATION; EXCHANGE RATES
EXCHANGE RATE INFORMATION
USE OF PROCEEDS
THE ACQUISITION
THE EXCHANGE OFFER
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
FIMEP SA UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT For the Year Ended December 31, 2002
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS
INTERESTS OF NAMED EXPERTS AND COUNSEL
SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
OPERATING AND FINANCIAL REVIEW AND PROSPECTS
OUR BUSINESS
OUR HISTORY AND GROUP STRUCTURE
MANAGEMENT
CORPORATE GOVERNANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SHAREHOLDERS
THE STRUCTURE OF OUR INDEBTEDNESS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
PLAN OF DISTRIBUTION
BOOK ENTRY, DELIVERY AND FORM
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
FRENCH TAX CONSEQUENCES
ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
INDEPENDENT AUDITORS
WHERE YOU CAN FIND OTHER INFORMATION
LISTING AND GENERAL INFORMATION
CLEARING SYSTEMS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES
UNDERTAKINGS
SIGNATURES
AUTHORIZED REPRESENTATIVE
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT to the Shareholders and Board of Directors of FIMEP
FIMEP SA CONSOLIDATED STATEMENTS OF INCOME
FIMEP SA CONSOLIDATED BALANCE SHEETS As of December 31
FIMEP SA CONSOLIDATED STATEMENTS OF CASH FLOWS
FIMEP SA CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FIMEP SA NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT to the Shareholders and Board of Directors of Legrand SA
LEGRAND SA CONSOLIDATED STATEMENTS OF INCOME
LEGRAND SA CONSOLIDATED BALANCE SHEETS
LEGRAND SA CONSOLIDATED STATEMENTS OF CASH FLOWS
LEGRAND SA CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
LEGRAND SA NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INDEPENDENT AUDITOR'S REPORT to the Shareholders and Board of Directors of FIMAF SAS
FIMAF SAS CONSOLIDATED STATEMENTS OF INCOME
FIMAF SAS CONSOLIDATED BALANCE SHEETS As of December 31
FIMAF SAS CONSOLIDATED STATEMENTS OF CASH FLOWS
FIMAF SAS CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FIMAF SAS NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIMEP SA UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FIMEP SA UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
FIMEP SA UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FIMEP SA NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
LEGRAND SA UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF INCOME
LEGRAND SA UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
LEGRAND SA NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS